As filed with the Securities and Exchange Commission on April 1, 2022

Registration No. 333-251825

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 8

to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALBERTON ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

British Virgin Islands*	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1001, 10/F, Capital Center

151 Gloucester Road

Wanchai, Hong Kong

+852 2117 1621

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arila Er Zhou, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 Tel: 212.451.2908 Fax: 212.451.2999	Michael Killourhy, Esq. Ogier Ritter House, 6th Floor Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands, VG 1110 Tel: 1284.852.7300	Asher S. Levitsky PC Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas 11th Floor New York, New York 10105 Tel: 212.895.7152 Fax: 646. 895.7238

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

*	The Registrant intends, subject to shareholder approval, to redomesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation.

As used in this Registration Statement, the term “Registrant” refers to (i) prior to the Redomestication, Alberton Acquisition Corporation, a British Virgin Islands company, (ii) following Redomestication but prior to the consummation of the business combination, Alberton Acquisition Corporation, a Nevada corporation and (iii) upon and following the consummation of the business combination, SolarMax Technology Holdings, Inc., a Nevada corporation.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the United States Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COMBINED PROXY STATEMENT/PROSPECTUS – SUBJECT TO COMPLETION,

DATED MARCH 25, 2022

PROXY STATEMENT FOR

A SPECIAL MEETING IN LIEU OF 2022 ANNUAL MEETING OF SHAREHOLDERS OF

ALBERTON ACQUISITION CORPORATION

A SPECIAL MEETING OF STOCKHOLDERS OF

SOLARMAX TECHNOLOGY, INC.

PROSPECTUS FOR

7,169  UNITS (EACH UNIT COMPRISING ONE SHARE OF COMMON STOCK, ONE REDEEMABLE WARRANT, EACH WARRANT ENTITLING THE HOLDER TO PURCHASE ONE-HALF OF ONE SHARE OF COMMON STOCK, AND ONE RIGHT ENTITLING THE HOLDER TO RECEIVE ONE-TENTH OF ONE SHARE OF COMMON STOCK), 1,278,411  SHARES OF COMMON STOCK (INCLUDING COMMON STOCK INCLUDED IN THE UNITS), 12,902,472 WARRANTS  (INCLUDING WARRANTS INCLUDED IN THE UNITS AND WARRANTS ISSUED IN CONNECTION WITH THE EXTENSION) AND 11,487,992  RIGHTS (INCLUDING RIGHTS INCLUDED IN THE UNITS) AND 7,600,035 SHARES OF COMMON  STOCK UNDERLYING THE WARRANTS AND RIGHTS OF ALBERTON ACQUISITION CORPORATION (AFTER ITS REDOMESTICATION AS A CORPORATION INCORPORATED IN NEVADA, WHICH WILL BE RENAMED “SOLARMAX TECHNOLOGY HOLDINGS, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN) AND A MAXIMUM OF 28,571,762 SHARES OF COMMON STOCK TO BE ISSUED TO THE STOCKHOLDERS OF SOLARMAX AS THE MERGER CONSIDERATION PURSUANT TO THE MERGER AGREEMENT AS HEREINAFTER DEFINED.

To the Shareholders of Alberton Acquisition Corporation and the Stockholders of SolarMax Technology, Inc.:

On behalf of the boards of directors of Alberton Acquisition Corporation (“Alberton”) and SolarMax Technology, Inc. (“SolarMax”), we are pleased to enclose the joint proxy statement/prospectus relating to the proposed merger of Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly owned subsidiary of Alberton (“Merger Sub”) with and into SolarMax (the “Business Combination”), pursuant to an agreement and plan of merger dated as of October 27, 2020 (as amended or supplemented from time to time, the “Merger Agreement”) among Alberton, SolarMax and Merger Sub. It is proposed that, at least one day prior to the Business Combination, Alberton will domesticate from a British Virgin Islands company to a Nevada corporation (the “Redomestication”) so as to continue as a Nevada corporation. At the closing of the Merger (the “Closing”), Alberton will change its name to “SolarMax Technology Holdings, Inc.” (the “Successor”).

In connection with the Business Combination, shareholders of Alberton are cordially invited to attend the special meeting in lieu of the 2022 annual meeting of the shareholders of Alberton (the “Alberton Special Meeting”) to be held at [●] at [●]. Only shareholders who held ordinary shares of Alberton at the close of business on March 31, 2022 will be entitled to notice of and to vote at the Alberton Special Meeting and at any adjournments and postponements thereof.

In connection with the Business Combination, stockholders of SolarMax are cordially invited to attend a special meeting of the stockholders of SolarMax (the “SolarMax Special Meeting”) to be held at 3080 12th Street, Riverside, California 92507 at [●]. Only stockholders who held common stock of SolarMax at the close of business on March 31, 2022 will be entitled to notice of and to vote at the SolarMax Special Meeting and at any adjournments and postponements thereof.

Alberton is a blank check corporation incorporated under the laws of the British Virgin Islands on February 16, 2018, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Alberton’s units, ordinary shares, warrants and rights are traded on The Nasdaq Capital Market (“Nasdaq”) under the symbols “ALACU,” “ALAC,” “ALACW” and “ALACR,” respectively. On [●], the closing sale prices of Alberton’s units, ordinary shares, warrants and rights were $[●], $[●], $[●] and $[●], respectively. Alberton has applied for the listing of the common stock of the Successor on Nasdaq following the consummation of the Business Combination, under the symbols “SMXT” and “SMXTW,” respectively. At the closing of the Business Combination, Alberton’s outstanding units will separate into their component shares of common stock, rights and warrants so that the units will no longer trade. At the closing of the Business Combination, each of Alberton’s outstanding rights (including rights separately from the units upon closing) will automatically convert into one-tenth of one share common stock and the rights will no longer trade.

Following the consummation of the Business Combination, we will not be a Chinese operating company but a Nevada holding company with operations conducted by our subsidiaries in China, in addition to operations in the United States conducted by our subsidiaries based in the United States.

SolarMax is an integrated solar energy company. It was founded in 2008 to conduct business in the United States and subsequently commenced operation in China following two acquisitions in 2015. SolarMax operates in two segments – the United States operations and the China operations. SolarMax is a holding company, with its United States operations conducted by its United States subsidiaries and its China operations by its Chinese subsidiaries, which operate separately from its United States operations. SolarMax is, and, following the merger, the surviving company will be, a Nevada corporation that operates through its subsidiaries, all of which are wholly-owned.

SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. SolarMax’ China operations, which are conducted by SolarMax’ wholly-owned subsidiaries, consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. Although SolarMax is a Nevada corporation with significant operations in the United States, through its PRC subsidiaries, SolarMax conducts business in China and its China business is subject to Chinese law. There are legal and operational risks associated with having operations in China. See “Risk Factors — Any change of regulations and rules by Chinese government may intervene or influence upon our operations in China at any time and any additional control over offerings conducted overseas and/or foreign investment in issuers with Chinese operations could result in a material change in our business operations and/or the value of our securities and could also significantly limit or completely hinder our ability to offer, or continue to offer, our securities to investors and cause the value of such securities to significantly decline or be worthless” and “Business of SolarMax – PRC Government Regulations.” Further, the only customer of SolarMax’ China segment since the middle of 2019 has been a large state-owned enterprise. As of the date of this proxy statement/prospectus, SolarMax does not have any agreement for the China segment to perform any services other than one contract with this customer for which it is completing the work. The primary business of SolarMax’ China segment is the construction of solar farms and related services. Each solar farm requires a permit from a government agency, and there are a limited number of permits. SolarMax is dependent upon its ability to generate business from a large state-owned enterprise and obtaining the necessary permit from a local government agency. Its failure or inability to obtain contracts or permits would materially impact SolarMax’ business and may result in a significant decrease in the value of our common stock.

SolarMax’ PRC operations in China are subject to certain legal and operational risks and may be impacted or influenced by the new regulations and policies by Chinese government. PRC laws and regulations governing SolarMax’ PRC operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in SolarMax’ PRC operations, significant depreciation of the value of SolarMax’ common stock, or a significantly limit or complete hindrance of SolarMax’ ability to offer, or continue to offer, securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We believe we are not subject to cybersecurity review by the Cyberspace Administration of China, or “CAC,” if the Cybersecurity Review Measures (Revised Draft for Comments) becomes effective as they are currently published, because (i) SolarMax’ PRC subsidiaries presently maintain fewer than one (1) million individual clients in their business operations as of the date of this proxy statement/prospectus. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on SolarMax’ PRC daily business operations, the ability to accept foreign investments and list on an U.S. exchange or other foreign exchange. See “Risk Factors — Risks Associated with Doing Business in China” beginning on page 100 for more information. For example, SolarMax’ PRC subsidiaries face risks associated with regulatory approvals of offshore offerings, anti-monopoly regulatory actions, oversight on cybersecurity and data privacy. Any change in foreign investment regulations, and other policies in China or related enforcement actions by China government could result in a material change in our operations and the value of our securities and could significantly limit or completely hinder our ability to offer, or continue to offer, securities to investors or cause the value of common stock to significantly decline or be worthless.

SolarMax finances its China operations and its United States operations separately. SolarMax does not use funds from either segment to provide funds for the other segment. SolarMax’s equity structure is a direct holding structure, that is, SolarMax Technology Inc., a Nevada corporation, directly controls its U.S. subsidiaries and its subsidiaries in its China segment including: (i) Golden SolarMax Finance. Co. Ltd, a PRC subsidiary, (ii) SolarMax Technology Holdings (Hong Kong) Limited, a Hong Kong subsidiary which directly holds SolarMax Technology (Shanghai) Co., Ltd, a PRC subsidiary (together with its subsidiaries thereunder, “ZHTH”); (iii) Accumulate Investment Co., Ltd, a British Virgin Islands subsidiary which then directly holds Accumulate Investment Co., Limited, a Hong Kong subsidiary that directly holds Jingsu Zhonghong Photovoltaic Electric Co., Ltd (“ZHPV”); a PRC subsidiary and (iv) SolarMax Technology Holdings, a Cayman Islands subsidiary. SolarMax’ business in China is conducted through ZHPV and ZHTH. See “Business of SolarMax- SolarMax Corporate Structure” on page 217 for additional details. Following the consummation of the Merger, post-combination entity will directly hold SolarMax Technology Inc. as its wholly owned subsidiary.

In the reporting periods presented in this proxy statement/prospectus and throughout the date of this Proxy Statement/Prospectus, no dividends, distribution or other transfers of funds have occurred between and among SolarMax and its subsidiaries, on the one hand; and SolarMax and its subsidiaries, on the other hand, have not made any dividends, distributions or other transfer of funds to investors. For the foreseeable future, SolarMax or post-combination entity intends to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends. To the extent that SolarMax or post-combination entity may in the future seek to fund the business through distribution, dividends or transfer of funds among and between holding company and subsidiaries, any such transfer of funds with PRC subsidiaries is subject to government regulations. The structure of cash flows within holding company and PRC subsidiaries and a summary of the applicable regulations, is as follows:

1. Within the direct holding structure, the cross-border transfer of funds within SolarMax and its PRC subsidiaries is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter at the consummation of the Merger, the funds can be directly transferred to its subsidiaries including ZHPV and ZHTH, and then transferred to subordinate operating entities through ZHPV and ZHTH according to the laws and regulation of the PRC.

2. If SolarMax or post-combination entity intends to distribute dividends, it will transfer the dividends from the PRC entities to ZHPV and ZHTH in accordance with the laws and regulations of the PRC, and then ZHPV and ZHTH will transfer the dividends to its parent company and then to SolarMax and ultimately the post-combination entity, and the dividends will be distributed by the post-combination entity to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. SolarMax’s PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit SolarMax’ PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Dividend Distribution” on page 232 for more information.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by SolarMax’s Hong Kong subsidiary from its PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from SolarMax’s PRC subsidiaries.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, SolarMax or post-combination entity may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if SolarMax’s subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration Regarding Direct Investment issued by SAFE on February 13, 2015, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

Pursuant to the Holding Foreign Companies Accountable Act (“HFCA Act”), the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition to the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.  Marcum LLP, SolarMax’ independent registered public accounting firm issued an audit opinion on the financial statements included in this proxy statement/prospectus. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, Marcum LLP is required by the laws of the United States to undergo regular inspections by the PCAOB and was not identified in this report as a firm subject to the PCAOB’s determination. Marcum LLP is headquartered in New York City, and has been inspected by the PCAOB on a regular basis with the most recent inspection in 2018 and is subject to an ongoing inspection that started in November 2020. However, recent developments with respect to audits of China-based companies, such as SolarMax’ China segment, create uncertainty about the ability of SolarMax’ auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities.  In the event that, in the future, either PRC regulators take steps to impair Marcum’s access to the workpapers relating to SolarMax’ China operations or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including “over-the-counter” trading, may be prohibited, under the HFCA Act. See “Risk Factor – SolarMax’ independent registered public accounting firm’s audit documentation related to their audit reports included in this joint prospectus/proxy include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the HFCA Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 101 and 102 for more details.

On December 24, 2021, the China Securities Regulatory Commission, or the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which are now open for public comments. The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in the PRC and such filing obligation shall be completed within three working days after the overseas listing application is submitted. The Measures provides that the determination as to whether a domestic company is indirectly offering and listing securities in an overseas market shall be made on a substance over form basis and if the issuer meets the following conditions, the offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) The total assets, net assets, revenues or profits of the domestic operating entity of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and/or (ii) The senior managers in charge of business operation and management of the issuer are mostly Chinese citizens or have domicile in China, and its main places of business are located in China or main business activities are conducted in China. SolarMax is a Nevada corporation founded in 2008 to provide solar power solutions in the United States and commenced its China operations in 2016 following the acquisition of two companies in 2015.  More than 50% of its revenues, gross profit and net loss for 2021 were generated from its US operations. In addition, its CEO and other executive officers and a majority of its directors are US citizens.  We believe that SolarMax is not a domestic China company as provided in the Measure, thus, the merger might not be qualified as indirect overseas offering and listing under the Administration Provisions and Measures for overseas listings. However, it is uncertain when the Administration Provision and the Measures will take effect or if they will take effect as currently drafted. If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required for the merger, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies, or these regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for the merger, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Following the consummation of the merger, if applicable PRC laws, regulations or interpretations change and we are required to obtain approval or permissions from the CSRC, the CAC or any other regulatory authority to operate our business in China and/or to offer securities being registered to foreign investors, we may have to obtain such approval or permission or seek wavier from relevant regulatory PRC agencies before we can continue our China operation and to offer securities to foreign investors, the procedures of which may be time consuming, unpredictable and costly, and there is no assurance that we can successfully obtain such approval, permission or seek waiver. Any of those interruptions, uncertainty and/or negative publicity regarding such an approval requirement either prior to the consummation of the Merger or in the future may have a material adverse effect on our business and financial condition, result of operations and prospectus, as well as the value and trading price of our securities. See “Summary-Permission required to obtain from Chinese authorities to operate and issuer securities to foreign investors” starting on page 16 for more information.

Prior to the consummation of the Business Combination, each of SolarMax and Alberton has directors and Alberton has officers located outside of the United States. Following the consummation of the Merger, all of our executive officers and directors will be located in the United States except that two directors will be located in China and one director will be located in Taiwan. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those directors or management members (prior or after the Business Combination) located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on them under United States securities laws. “Risk Factors – Risks Associated with Doing Business in China- Prior to the consummation of the Merger, certain directors of SolarMax and certain officers and directors of Alberton are located outside of the United States, and after our initial business combination, all of our executive officers and directors will be located in the United States except that two directors will be located in China and one director will be located in Taiwan; therefore, investors may not be able to enforce federal securities laws or their other legal rights upon those directors located outside the United States” on page 104 of this proxy statement/prospectus.

In this proxy statement/prospectus, we use the terms “our China segment” or our “PRC subsidiaries” or similar language to refer to SolarMax’ operations in China in the disclosure concerning SolarMax or the operation of the combined entity following the merger with SolarMax.

As provided in the current amended and restated memorandum and articles of association of Alberton (the “Current Charter”), Alberton needs to complete its initial business combination on or before April 26, 2022 (the “Outside Date”). When Alberton consummated its initial public offering in October 2018, Alberton had until October 27, 2019 (or, if extended as described in the prospectus relating to SolarMax’ initial public offering, up to April 27, 2020) to complete its initial business combination. Subsequently, Alberton has called several special shareholder meetings to seek approval from shareholders to extend the time that it needs to complete its initial business combination and provided public shareholders with redemption rights in connection with each extension: (i) at the special meeting held on April 23, 2020, Alberton’s shareholders approved an amendment to its then existing charter to allow Alberton to complete its initial business combination by October 26, 2020 (the “April 2020 Extension”), and in connection with the April 2020 Extension, 10,073,512 public shares were redeemed; (ii) at the special meeting held on October 26, 2020, Alberton’s shareholders approved an amendment to its then existing charter to allow Alberton to complete its initial business combination by April 26, 2021 (the “October 2020 Extension”), and in connection with October 2020 Extension, 1,000 public shares were redeemed; (iii) at the special meeting held on April 23, 2021, Alberton’s shareholders approved an amendment to its then existing charter to allow Alberton to complete its initial business combination by October 26, 2021 (the “April 2021 Extension”), and in connection with April 2021 Extension, 135,069 public shares were redeemed; and (iv) at the special meeting held on October 22, 2021, Alberton’s shareholders approved an amendment to its then existing charter to allow Alberton to complete its initial business combination by April 26, 2022 (the “October 2021 Extension”), and in connection with October 2021 Extension, 50 public shares were redeemed. In order to induce public shares to remain with Alberton, Alberton deposited additional cash contributions to its trust account which were sourced by loans from the sponsor, SolarMax and other parties and, in connection with the April 2020 Extension, Alberton also issued one public warrant to each public share which was not redeemed in connection with the April 2020 Extension for a total of 1,414,480 dividend warrants. If Alberton cannot complete the Merger by April 26, 2022, the current Outside Date, which is also the last day that its securities will be listed on Nasdaq without having completed a business combination, it will be forced to dissolve and liquidate. Although the Sponsor and current and former directors and officers of Alberton collectively own 69.5% of the votes of Alberton, Alberton does not expect that it will seek to secure another extension because (i) following April 26, 2022, its securities will be delisted from Nasdaq since Nasdaq cannot grant any further extensions of Alberton’s listing without having completed a business combination; (ii) SolarMax has advised Alberton that it will terminate the Merger Agreement in the event that Alberton’s securities are delisted by Nasdaq; (iii) if the Merger Agreement is terminated, Alberton will not have an agreement to consummate a business combination; (iv) since Alberton’s stock will be traded on the over-the-counter market, it is not likely that Alberton would be able to enter into a business combination agreement with an acceptable target; (v) Alberton and the Sponsor have incurred substantial indebtedness in connection with the historical extensions and payment of ongoing expenses and may not be able to afford the costs associated with holding a meeting and providing any additional cash contribution to induce its public shareholders to not to exercise their right of redemption; and (vi) it is likely that the public shares will be substantially redeemed in view of the factors discussed in clauses (i) through (v).  Accordingly, Alberton does not intend to seek another extension if it cannot complete the Merger by April 26, 2022 and will be forced to dissolve and liquidate pursuant to its Current Charter. If the Merger Agreement is terminated, Alberton will not have an agreement to consummate a business combination and Alberton will have no alternative other than liquidation and dissolution pursuant to its Current Charter. See “Risk Factors— As provided in its Current Charter, Alberton needs to complete its initial business combination by April 26, 2022. If it fails to do so, Alberton’s securities will be delisted from Nasdaq and SolarMax has advised Alberton that it will terminate the Merger Agreement if Alberton’s securities are not listed on Nasdaq, which will be very difficult for Alberton to obtain another extension to complete an alternative business combination and Alberton may be forced to dissolve and liquidate.” on page 72.

On October 28, 2021, Alberton received a notice from the staff of the Listing Qualifications Department of Nasdaq indicating that, unless Alberton timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”), Alberton’s securities (common stock, warrants, units and rights) would be subject to suspension and delisting from Nasdaq due to the Alberton’s non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Following the submission of a hearing request by Alberton, a hearing was held on December 16, 2021. On January 3, 2022, Alberton received a notice from the Nasdaq Office of General Counsel that the Panel had granted its request to continue its listing on Nasdaq through March 14, 2022 (the “Original Granted Extension Date”). On February 28, 2022, in the need of additional time necessary to include the audited financial statements for the fiscal year ended December 31, 2021 of each of Alberton and SolarMax into this proxy statement/prospectus, Alberton submitted an application to the Panel to seek additional extension to regain compliance from the Original Granted Extension Date to April 26, 2022, the Outside Date. On March 3, 2021, the Panel granted Alberton’s request. The Panel’s decision is subject to certain conditions, including that the Company will have completed Merger on or before the Outside Date and that the combined company will have demonstrated compliance with all applicable requirements for initial listing on Nasdaq. According to Nasdaq Rule 5815(c)(1), the Panel cannot grant an exception to the continued listing standards for a period exceeding 180 days from the date of the staff Delisting Determination which is April 26, 2022, the current Outside Date. If Alberton cannot complete the Merger by April 26, 2022, Alberton’s securities are delisted from Nasdaq, SolarMax has advised Alberton that it will terminate the Merger Agreement for failure to maintain the listing of its securities on Nasdaq, which is a closing condition to the Merger. Since April 26, 2022 is also the last day for Alberton to complete a business combination under its Current Charter, subsequent to April 26, 2022, Alberton will no longer be a party to a business combination agreement and Alberton may be forced to dissolve and liquidate the trust account by returning the then remaining funds in such account, less taxes payable, to the public shareholders. See “Risk Factors— If we do not complete the merger by April 26, 2022, our securities will be delisted by Nasdaq, in which event SolarMax has advised Alberton that it will terminate the Merger Agreement with the result that the Merger will not be completed and Alberton will likely be forced to dissolve and liquidate.” on page 73.

At the Alberton Special Meeting, Alberton’s shareholders will be asked to vote on the following proposals, as more fully described in the accompanying joint proxy statement/prospectus: (i) the Redomestication Proposal, (ii) the Alberton Business Combination Proposal, (iii) the Successor Charter Proposal, (iv) the Incentive Plan Proposal, (v) the Share Issuance Proposal, (vi) the Director Election Proposal and (vii) the Alberton Adjournment Proposal, if presented (collectively, the “Alberton Proposals”).

Alberton’s board of directors unanimously determined that the Alberton Proposals are advisable, fair to and in the best interests of Alberton and its shareholders and unanimously recommends that Alberton’s shareholders vote “FOR” each of the Alberton Proposals.

At the SolarMax Special Meeting, SolarMax’ stockholders will be asked to vote on the following proposals, as more fully described in the accompanying joint proxy statement/prospectus (i) the SolarMax Business Combination Proposal, and (ii) the SolarMax Adjournment Proposal, if presented (collectively, the “SolarMax Proposals”).

SolarMax’ board of directors unanimously determined that the SolarMax Proposals are advisable, fair to and in the best interests of SolarMax and its stockholders and unanimously recommends that SolarMax’ stockholders vote “FOR” each of the SolarMax Proposals.

Your vote is very important. As a condition to the completion of the Business Combination (i) with respect to Alberton Proposals, (A) approval of each of the Redomestication Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal (unless waived by SolarMax), and, if presented, the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the Alberton Special Meeting and (B) approval of the Alberton Business Combination Proposal requires the affirmative vote of a majority of outstanding Alberton Shares; and (ii) with respect to SolarMax Proposals, (A) approval of SolarMax Business Combination Proposal requires an affirmative vote of a majority of SolarMax’ outstanding voting shares and (B) approval of SolarMax Adjournment Proposal requires an affirmative vote of a majority of the stockholders present and voting at the meeting provided a quorum is present.

The obligations of Alberton and SolarMax to complete the Business Combination are subject to a number of conditions set forth in the Merger Agreement and are summarized in the accompanying joint proxy statement/prospectus. More information about Alberton and SolarMax, the Alberton Special Meeting and the SolarMax Special Meeting and the transactions contemplated by the Merger Agreement, is contained in the accompanying joint proxy statement/prospectus. You are encouraged to read the accompanying joint proxy statement/prospectus in its entirety, including the section entitled “Risk Factors” beginning on page 69.

We strongly support the Business Combination and the other transactions contemplated by the Merger Agreement and enthusiastically recommend that you vote in favor of the proposals presented to you for approval.

Very truly yours,	Very truly yours,

/s/ Guan Wang	/s/ David Hsu
Guan Wang	David Hsu
Chief Executive Officer	Chief Executive Officer
Alberton Acquisition Corporation	SolarMax Technology, Inc.

This proxy statement/prospectus provides shareholders of Alberton and SolarMax with detailed information about the Business Combination and other matters to be considered at the Alberton Special Meeting and SolarMax Special Meeting. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 69 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], and is first being mailed to Alberton’s shareholders and, if applicable, to the stockholders of SolarMax, on or about [●].

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Alberton for its special meeting in lieu of an annual meeting of its shareholders, the proxy statement of SolarMax for its special meeting of its stockholders and the prospectus of Alberton for the securities of the Nevada corporation which will be the successor of Alberton (the “Successor”) to be issued in the Redomestication and the Business Combination. The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Alberton that is not included in or delivered with this joint proxy statement/prospectus. This information is available without charge to shareholders of Alberton and SolarMax upon written or oral request. You can obtain the documents incorporated by reference into the accompanying joint proxy statement/prospectus through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone at the appropriate addresses or telephone numbers below:

Kevin Liu	Stephen Brown
Chief Financial Officer	Chief Financial Officer
Alberton Acquisition Corporation	SolarMax Technology, Inc.
Room 1001, 10/F, Capital Center	3080 12th Street
151 Gloucester Road, 151 Gloucester Road	Riverside, California 92507
Telephone: +852 2117 1621	Telephone: (951) 300-0788

In addition, if you have questions about the Business Combination or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact (with respect to Alberton) Advantage Proxy, the proxy solicitor for Alberton, toll-free at 1-877-870-8565 or collect at 1-206-870-8565, or SolarMax’ Chief Financial Officer on behalf of SolarMax at the address and telephone number set forth above. You will not be charged for any of these documents that you request.

See the section entitled “Where You Can Find More Information” beginning on page 308 of the accompanying joint proxy statement/prospectus for further information.

Information contained on, or that can be accessed through the SolarMax website or any other website is expressly not incorporated by reference into and is not a part of this joint proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable Special Meeting, or no later than [●].

ALBERTON ACQUISITION CORPORATION

Room 1001, 10/F, Capital Center

151 Gloucester Road, Wanchai, Hong Kong

NOTICE OF SPECIAL MEETING

IN LIEU OF 2021 ANNUAL MEETING

OF SHAREHOLDERS

TO BE HELD ON [●]

Dear Alberton Acquisition Corporation Shareholders:

You are cordially invited to attend the Alberton special meeting in lieu of the 2021 annual meeting (the “Alberton Special Meeting”) of shareholders of Alberton Acquisition Corporation, which we refer to as “we,” “us,” “our,” “ALAC,” “Alberton,” or the “Company,” on [●] at [●]at [●]. This proxy statement is dated [●], and is first being mailed to shareholders of Alberton on or about [●].

At the Alberton Special Meeting, Alberton shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Alberton Business Combination Proposal,” to approve an agreement and plan of merger, dated as of October 27, 2020 (as amended, the “Merger Agreement”), by and among Alberton, Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly-owned subsidiary of Alberton (“Merger Sub”), and SolarMax Technology, Inc., a Nevada corporation (“SolarMax”). Pursuant to the Merger Agreement, Merger Sub will merge with and into SolarMax, with SolarMax surviving the merger as a direct wholly-owned subsidiary of Alberton. We refer to such merger and other transactions contemplated in the Merger Agreement hereafter as the “Business Combination.”

The Merger Agreement provides for the merger of Merger Sub with and into SolarMax (the “Merger”), with SolarMax continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of SolarMax common stock (the “SolarMax Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as defined below);  (ii) each outstanding option to acquire SolarMax Stock (whether vested or unvested) shall be assumed by combined entity and automatically converted into an option to acquire shares of combined entity’s common stock, with its price and number of shares equitably adjusted based on the conversion ratio, which is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Stock (each, an “Assumed Option”) and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Alberton’s common stock determined by dividing the conversion price of such notes at the Effective Time by the applicable conversion ratio.

As consideration for the Merger, SolarMax stockholders as of immediately prior to the Effective Time (but excluding holders of SolarMax options) collectively will receive from Alberton, in the aggregate, a number of Alberton common stock equal to: (i) $300,000,000, divided by (ii) $10.50 per share (such shares of Alberton common stock is referred as the “Stockholder Merger Consideration”). The holders of SolarMax options shall receive Assumed Options to purchase the number of shares of Alberton Common Stock as described above in accordance with the terms and conditions set forth in the Merger Agreement.

The Merger Agreement also provides that, immediately prior to the Closing, Alberton will redomesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation (the “Redomestication”). At the closing of the Merger (the “Closing”), Alberton will change its name to “SolarMax Technology Holdings, Inc.” In connection with the Redomestication, the provision in Alberton’s amended and restated memorandum and articles of association which provides that Alberton have net tangible assets of at least US$5,000,001 upon such consummation of the business combination is to be amended to require that the net tangible asset test be met “prior to or upon” consummation of the business combination.

SolarMax’ directors, officers and 5% stockholders, who beneficially own approximately 41.6% of the voting common stock of SolarMax, executed Voting Agreements in favor of the Merger Agreement and the transaction contemplated thereby. The Sponsor of Alberton together with one major insider shareholder, who hold a total of approximately 58.4% of the issued and outstanding capital stock of Alberton, executed Voting Agreements in favor of the Merger Agreement and the transaction contemplated thereby.

In addition, as the date hereof, Initial Shareholders of Alberton which include our Sponsor, current and former directors and officers, who own approximately 71.5% of our issued and outstanding ordinary shares, including all of the Founder Shares and Private Shares have agreed to vote for the Business Combination. Our Sponsor and one insider shareholder, collectively representing 58.4% of our issued and outstanding ordinary shares, have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote on vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions. As a result, the approval of each proposal by our public shareholders is not needed in order to approve the Alberton Proposals.

It is anticipated that, following the completion of the Business Combination and if there are no additional redemptions in connection with the Business Combination, and assuming (i) the issuance of 28,571,762 shares of Common Stock as the Stockholder Merger Consideration, (ii) the automatic conversion of 11,817,752 rights of Alberton into 1,147,904 shares of Common Stock at the Closing; (iii) the cancellation of 800,000 shares by the Sponsor and other initial shareholders, (iv) the issuance of 44,467 shares of Common Stock in exchange for the cancelation of all private warrants, (v) the issuance of 290,000 shares of Common Stock to certain existing directors of Alberton and a consultant, (vi) the issuance of an estimated 498,754 shares of Common Stock to the PIPE investor (based on estimated redemption price of $12.03 as of the Outside Date), (vii) an estimated 3,333,334 shares to be issued to the holder of the convertible note of $10 million automatically converted with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending on the 2nd trading day before this proxy statement/prospectus is mailed to Alberton’s shareholders (assumed such average price of rights is $0.3), and (viii) that we have not issued any additional Alberton Shares., there will be 37,566,340 shares of Common Stock immediately following the Closing. Since the price at which the PIPE Investor is to purchase shares is equal to the Redemption Price, and the conversion price at which holders of convertible notes are converting their notes is equal to ten times the market price of the Alberton rights for the 25 trading days ending on the second trading day prior to the mailing of the proxy statement to the Alberton shareholders, we do not know the exact number of shares to be issued to the PIPE Investor or the holders of the convertible notes. Alberton’s existing shareholders, including its Sponsor (as defined below, but excluding the 44,467 shares being issued to the Sponsor for cancelation of the Private Warrants), will retain a collective ownership interest of approximately 12.85% of the Successor, and SolarMax stockholders collectively will own a collective ownership interest of approximately 76.06% of the Successor. The remaining 11.09% will be owned by the PIPE Investor and the holders of the convertible notes, the 44,467 Alberton shares being issued in consideration of the cancelation of the Private Warrants, and 290,000 shares of Common Stock to certain existing directors of Alberton and a consultant. The shares issuable upon conversion of the rights are included in the shares held by the present Alberton shareholders, after giving effect to the cancellation of 800,000 shares by the Sponsor and other initial shareholders. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement including any shares of Common Stock issued in any private placement. A copy of the Merger Agreement and five amendments to the Merger agreement are attached to the accompanying proxy statement as Annexes A, A-1, A-2, A-3, A-4, and A-5 respectively.

Our shareholders will also be asked to consider and vote upon the following proposals:

(1)	The Redomestication Proposal — To consider and vote upon a proposal to (a) redomicile Alberton from the British Virgin Islands to become a Nevada corporation by way of its continuation out of the British Virgin Islands under Section 184 of the Companies Act, and the applicable provisions of the Nevada Law (the “Redomestication”) so as to continue as a Nevada corporation, at least one day prior to the Closing, (b) in connection therewith to adopt upon the Redomestication taking effect the articles of incorporation, appended to this proxy statement/prospectus as Annex B (the “Interim Charter”) in place of our memorandum and articles of association (the “Current Charter”), currently registered by the Registrar of Corporate Affairs in the British Virgin Islands and which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Redomestication and to include the amendment of Article 47.4 of the Current Charter to change the words “upon such consummation” to “prior to or upon such consummation,” and (c) to file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act and in connection therewith to file the Interim Charter with the Secretary of State of the State of Nevada, under which we will be domesticated and continue as a Nevada corporation. Upon the effectiveness of the Redomestication, Alberton will become a Nevada corporation and, upon the consummation of the Business Combination (as defined below), Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.” (the “Successor”) and all outstanding securities of Alberton will be deemed to constitute outstanding securities of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. The Redomestication is expected to become effective one day prior to the consummation of the Business Combination. We refer to this proposal as the Redomestication Proposal.

(2)	The Alberton Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement, by and among Alberton Acquisition Corporation, Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly-owned subsidiary of Alberton, and SolarMax, and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Business Combination”). Pursuant to the Merger Agreement, Merger Sub will merge with and into SolarMax (the “Merger”), with SolarMax continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. Upon the consummation of the Business Combination, Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.” We refer to this proposal as the “Alberton Business Combination Proposal.”

(3)	The Successor Charter Proposal — to approve and adopt, subject to and conditioned on the Redomestication and the Closing (but with immediate effect from the Closing), amendment to Alberton’s Interim Charter, as set out in the draft amended and restated articles of incorporation (charter) appended to this proxy statement/prospectus as Annex C (the “Successor Charter”) to (a) change the name of Alberton to SolarMax Technology Holdings, Inc., (b) remove or amend those provisions of the Interim Charter which terminate or otherwise cease to be applicable following the Closing, and (c) make other changes as described in this proxy statement/prospectus.

(4)	The Incentive Plan Proposal — To consider and vote upon the approval of the 2021 Long-Term Incentive Plan. We refer to this as the “Incentive Plan Proposal.” A copy of the 2021 Long-Term Incentive Plan is attached to the accompanying joint proxy statement/prospectus as Annex D.

(5)	The Share Issuance Proposal — To approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of Alberton’s issued and outstanding common stock in connection with the Merger Agreement and PIPE Agreement. We refer to this as the “Share Issuance Proposal.”

(6)	The Director Election Proposal — To elect seven directors who, upon consummation of the Business Combination, will constitute all the members of the board of directors of the Successor. We refer to this proposal as the “Director Election Proposal.”

(7)	The Alberton Adjournment Proposal — To consider and vote upon a proposal to adjourn the Alberton Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Alberton that more time is necessary or appropriate to approve one or more proposals presented at the Alberton Special Meeting. We refer to this proposal as the “Alberton Adjournment Proposal” and, together with the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal, as the “Alberton Proposals.”

Each of these proposals is more fully described in the accompanying proxy statement, which each shareholder is encouraged to review carefully.

Our units, ordinary shares, rights, and warrants are currently listed on The Nasdaq Capital Market under the symbols “ALACU,” “ALAC,” “ALACR,” and “ALACW,” respectively. We will apply to continue the listing of Successor common stock and warrants on The Nasdaq Capital Market under the new symbols “SMXT” and “SMXTW,” respectively, upon the Closing. At the Closing, after giving effect of the Redomestication, each unit will separate into (1) one share of common stock of the Successor, par value $0.0001 per share (the “Common Stock”), (2) one warrant to purchase one-half of one share of Common Stock, and (3) one right to receive one-tenth of one share of Common Stock. Each holder of a right will at the Closing be entitled to receive one-tenth of one share of Common Stock, and both the units and the rights will cease trading at the Closing. No fractional share will be issued as a result of the issuance of shares for rights, and any right to a fractional share will be rounded up to the nearest whole share (in effect extinguishing any fractional entitlement), or the holder is entitled to hold any remaining fractional entitlement (without any share being issued) and to aggregate the same with any future fractional entitlement to receive shares of Common Stock until the holder is entitled to receive a whole number.

Pursuant to the final prospectus filed with the Securities Exchange Commission (Registration No. 333-227652) (the “Prospectus”) dated October 24, 2018, Alberton has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (collectively, with interest accrued from time to time thereon, the “Trust Fund”), for the benefit of Alberton’s public shareholders (individually a “Public Shareholder,” collectively, the “Public Shareholders”) and Alberton may disburse monies from the Trust Fund only: (i) to the Public Shareholders if Alberton fails to consummate its initial business combination (as such term is used in the Prospectus) before April 26, 2022, (ii) to the Public Shareholders in the event that they elect to redeem their ordinary shares of Alberton in connection with the business combination, (iii) with respect to any interest income earned on the Trust Fund balance, to pay taxes payable, or (iv) to Alberton after or concurrently with the Closing. As of March 31, 2022, the Record Date, the amount of the Trust Fund was $[ ] and the estimated redemption price was $[ ] per share. On October 22, 2021, Alberton held a special meeting of shareholders, pursuant to which its shareholders approved the amendments to Alberton’s Memorandum and Articles of Association to extend the last date by which Alberton must complete a business combination from October 26, 2021 to April 26, 2022 (the “Extension Amendment”). In connection with the Extension Amendment, Alberton has agreed to make a monthly extension payment of $127,836.10.

Pursuant to Current Charter, currently registered by the Registrar of Corporate Affairs in the British Virgin Islands, and our Interim Charter, as applicable, we are providing our Public Shareholders with the opportunity to redeem, upon the Closing, Alberton ordinary shares then held by them for cash equal to the aggregate amount then on deposit in the Trust Account (which was $[ ] as of March 31, 2022, the Record Date), including interest less taxes payable as permitted under the trust agreement, divided by the number of then outstanding public shares, subject to the limitation that no redemptions will take place if all of the redemptions would cause our net tangible assets to be less than $5,000,001 upon the consummation of an initial business combination (which will be replaced by “prior to or upon the consummation of an initial business combination” by the Interim Charter).

Public Shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal.

Holders of outstanding units must separate the underlying public shares, public rights, and public warrants prior to exercising redemption rights with respect to the public shares.

The holders of Alberton ordinary shares issued prior to our IPO have agreed to waive their redemption rights with respect to any capital stock they own in connection with the Closing, including their 2,871,998 shares of Alberton ordinary shares issued to our initial shareholders in a private placement prior to our IPO (the “Founder Shares”), 329,760 shares of Alberton ordinary shares included in the 329,760 units Alberton sold privately to the Sponsor in connection with the IPO (the “Private Shares” and “Private Units”), and public shares that they have purchased during or after the IPO, if any.

As the date hereof, Hong Ye Hong Kong Shareholding Co., Limited, which we refer to as the “Sponsor,” together with certain of its affiliates and our former and current officers and directors (collectively, the “Initial Shareholders”), own approximately 71.5% of our issued and outstanding ordinary shares, including all of the Founder Shares and Private Shares. In connection with Alberton IPO, Alberton entered into a letter agreement with each of the Initial Shareholders pursuant to which the Initial Shareholders agreed to vote any Alberton ordinary shares owned by them in favor of the Alberton Business Combination Proposal.

In connection with the execution of the Merger Agreement, Alberton delivered to SolarMax, Sponsor Voting Agreements signed by the Sponsor and one insider shareholder, collectively holding 2,617,278 Alberton Founder Shares and Private Shares, representing 58.4% of the voting rights of Alberton immediately prior to the Business Combination. Under the Sponsor Voting Agreements, the sponsor and the insider shareholder agree to vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such sponsor’s ability to perform its obligations under the Sponsor Voting Agreement, and provide a proxy to Alberton to vote such Alberton ordinary shares accordingly. As a result, the approval of each proposal by our public shareholders is not needed in order to approve the Alberton Proposals.

We are providing this proxy statement and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Regardless of whether you plan to attend the special meeting, we urge you to read this proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” commencing on page 69 of this proxy statement.

After careful consideration, our board of directors has unanimously approved and adopted the Merger Agreement and unanimously recommends that our shareholders vote FOR adoption and approval of the Alberton Business Combination and FOR all other proposals presented to our shareholders in the accompanying proxy statement. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of Alberton’s Directors and Officers and Others in the Business Combination.”

Approval of the Redomestication Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal, and, if presented, the Alberton Adjournment Proposal requires the affirmative vote of a majority of the votes entitled to vote thereon which are cast by shareholders present in person or represented by proxy at the special meeting (other than the Alberton Business Combination Proposal and the Successor Charter Proposal, which require the affirmative vote of a majority of outstanding Alberton Shares).

The boards of directors of Alberton, Merger Sub and SolarMax have already approved the Business Combination as well as the shareholder of Merger Sub.

Each redemption of Alberton common stock share by our Public Shareholders will decrease the amount in our Trust Account, which held $ [●] of marketable securities at a redemption price of $ [●] per share as of Record Date.

Your vote is very important. If you are a registered shareholder, please vote your shares as soon as possible by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Alberton Special Meeting. Once a valid quorum is established, a failure to vote your shares will have no effect on the outcome of any vote on the proposals to be considered at the Alberton Special Meeting. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of any vote on the proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal (unless waived by SolarMax) are approved at the Alberton Special Meeting. In addition, (i) the Alberton Business Combination is conditioned on the approval of the Redomestication Proposal, (ii) the Successor Charter Proposal and the Share Issuance Proposal is conditioned on the approval of the Redomestication Proposal, and (iii) each of the Redomestication Proposal, the Successor Charter Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal is conditioned on the approval of the Alberton Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals described in the accompanying proxy statement. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the outcome of any vote on the proposals. If you are a shareholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE TRANSACTION IN ORDER TO REDEEM THEIR SHARES FOR CASH. THIS MEANS THAT PUBLIC SHAREHOLDERS WHO HOLD PUBLIC SHARES OF ALBERTON ACQUISITION CORPORATION ON OR BEFORE [●] (TWO (2) BUSINESS DAYS BEFORE THE SPECIAL MEETING) MAY ELECT TO REDEEM THEIR SHARES WHETHER OR NOT THEY ARE HOLDERS AS OF THE RECORD DATE, AND WHETHER OR NOT THEY VOTE FOR OR AGAINST, OR ABSTAIN FROM VOTING ON, THE BUSINESS COMBINATION PROPOSAL. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND ANY SHARE CERTIFICATES DELIVERED BY YOU TO THE TRANSFER AGENT WILL BE RETURNED TO YOU. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Name:	Guan Wang
Title:	Chief Executive Officer

This proxy statement is dated [●], and is first being mailed to shareholders of Alberton on or about [●].

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

SOLARMAX TECHNOLOGY, INC.

3080 12th Street

Riverside, California 92507

NOTICE OF SPECIAL MEETING

OF STOCKHOLDERS

TO BE HELD ON [●], 2022

TO THE STOCKHOLDERS OF SOLARMAX TECHNOLOGY, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “SolarMax Special Meeting”) of SolarMax Technology, Inc. (“SolarMax”), a Nevada corporation, will be held at 7:00 a.m. Pacific Time, on [●], 2022 at the offices of SolarMax located at 3080 12th Street, Riverside, California 92507. You are cordially invited to attend the SolarMax Special Meeting, which will be held for the following purposes:

(1)	The SolarMax Business Combination Proposal — To consider and vote upon a proposal to approve the agreement and plan of merger dated as of October 27, 2020 (as amended or supplemented from time to time, the “Merger Agreement”) by and among Alberton Acquisition Corporation, a British Virgin Island corporation (together with its successors, including, following its continuation as a Nevada corporation after the Domestication (as defined below), “Alberton”), (ii) Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly-owned subsidiary of Alberton (“Merger Sub”), and (iii) SolarMax, and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Business Combination”). Pursuant to the Merger Agreement, Merger Sub will merge with and into SolarMax (the “Merger”), with SolarMax continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of Alberton, which will change its corporate name to “SolarMax Technology Holdings, Inc.” (the “Successor”), as described in more detail in the accompanying joint proxy statement/prospectus. We refer to this proposal as the “SolarMax Business Combination Proposal.” A copy of the Merger Agreement and five amendments to the Merger Agreement are attached to the accompanying joint proxy statement/prospectus as Annex A, Annex A-1, Annex A-2, Annex A-3, Annex A-4, and Annex A-5 respectively.

(2)	The SolarMax Adjournment Proposal — To consider and vote upon a proposal to adjourn the SolarMax Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by SolarMax that more time is necessary or appropriate to consummate the Business Combination. We refer to this proposal as the “SolarMax Adjournment Proposal” and, together with the SolarMax Business Combination Proposal, the “SolarMax Proposals.”

These SolarMax Proposals are described in the accompanying joint proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of voting common stock of SolarMax at the close of business on  [●], 2022 (the “SolarMax Record Date”) are entitled to notice of the SolarMax Special Meeting and to vote and have their votes counted at the SolarMax Special Meeting and any adjournments or postponements of the SolarMax Special Meeting.

After careful consideration, SolarMax’ board of directors (the “SolarMax Board”) has determined that the SolarMax Proposals are fair to and in the best interests of SolarMax and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the SolarMax Business Combination Proposal and “FOR” the SolarMax Adjournment Proposal, if presented.

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such directors between what he, she or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the SolarMax Proposals. See the section entitled “SolarMax Business Combination Proposal — Interests of SolarMax’ Directors and Officers in the Business Combination” in the accompanying joint proxy statement/prospectus for a further discussion of these interests.

In connection with entry into the Merger Agreement, SolarMax’ directors, officers and 5% stockholders, who own approximately 41.6% of SolarMax’ voting common stock, have entered into voting agreements pursuant to which they have agreed to support and vote all of their shares of voting common stock in favor of the foregoing SolarMax Proposals.

The SolarMax Proposals must be approved as follows: (A) the SolarMax Business Combination Proposal requires the affirmative vote of a majority of the shares of outstanding common stock of SolarMax, and (B) the SolarMax Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of common stock of SolarMax present and voting at the meeting.

All holders of SolarMax voting common stock as of the SolarMax Record Date are cordially invited to attend the SolarMax Special Meeting in person. To ensure your representation at the SolarMax Special Meeting, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided. You may also deliver your proxy by fax and email. If you are a holder of record of SolarMax voting common stock, you may also cast your vote in person or by proxy at the SolarMax Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the SolarMax Special Meeting or not, please mark, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided.

You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the SolarMax Special Meeting, you may vote your shares in person or by proxy even if you have previously submitted a proxy.

Whether or not you plan to attend the SolarMax Special Meeting, we urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated into the accompanying joint proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Chief Executive Officer

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “Alberton,” “ALAC” and “SolarMax” refer to Alberton Acquisition Corporation (which prior to the Redomestication is a corporation incorporated under the laws of the British Virgin Islands and thereafter a corporation incorporated under the laws of the State of Nevada) and SolarMax Technology, Inc., a Nevada corporation, as applicable.

In this document:

“AMC Sino” means Qingdao Zhongxin Huirong Distressed Asset Disposal Co., Ltd.

“Alberton” means Alberton Acquisition Corporation. (which prior to the Redomestication is a company incorporated under the laws of the British Virgin Islands and thereafter will be a corporation incorporated under the laws of the State of Nevada).

“Alberton Adjournment Proposal” means the proposal for Alberton shareholders to approve any decision by Alberton or its representatives to adjourn the Alberton Special Meeting to a later date or dates, not later than April 25, 2022, to permit further solicitation and vote of proxies if there are insufficient votes at the time of the Alberton Special Meeting to approve the Redomestication Proposal and the Alberton Business Combination Proposal.

“Alberton Board” means the board of directors of Alberton.

“Alberton Business Combination Proposal” means the proposal to be considered at the special meeting for the shareholders of Alberton to approve the Business Combination.

“Alberton Proposals” means (i) the Redomestication Proposal, (ii) the Alberton Business Combination Proposal, (iii) the Successor Charter Proposal, (iv) Incentive Plan Proposal, (v) the Share Issuance Proposal, (vi) the Director Election Proposal and (vii) the Alberton Adjournment Proposal, if presented.

“Alberton Shares” means before Redomestication, the ordinary shares, no par value, of Alberton; or after Redomestication, the shares of common stock, par value $0.0001 per share, of the Successor.

“Alberton Special Meeting” means the special meeting of the shareholders of Alberton, to be held at [●] on [●] at [●], and any adjournments or postponements thereof.

“Assumed Option” means each outstanding option to acquire SolarMax Stock (whether vested or unvested) that shall be assumed by the Successor in the Merger and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of SolarMax Stock into the Stockholder Merger Consideration.

“Backstop Agreements” mean agreements dated August 16, 2021, pursuant to which four Backstop Investors committed to purchase an aggregate of no less than $18 million of Ordinary Shares in open market or private transactions from time to time, or from holders of Alberton public shares who exercised their redemption rights.

“Backstop Investors” mean the investors to the Backstop Agreements.

“Backstop Termination Agreements” mean termination agreements entered into by and among Alberton, Grow California LLC (“Grow California”), and Quest Mark No. 9 L.P. (“Quest”), pursuant to which Alberton terminated its Backstop Agreements with Grow California and Quest.

“Business Combination” means the business combination of Alberton and SolarMax pursuant to the Merger Agreement.

“Closing” means the closing of the Business Combination.

“Closing Proceeds” means the sum of (i) the funds remaining in the Trust Account immediately prior to the Closing, after giving effect to the redemptions by Public Shareholders (but before giving effect to the payment of any expenses incurred in connection with the Merger Agreement or the Business Combination or repayment of any outstanding loans of Alberton) and (ii) the proceeds from the PIPE Subscriptions.

“Chardan” means Chardan Capital Markets LLC, the sole book-running manager in Alberton’s IPO.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Combined Company” refers to Alberton and the SolarMax together following the consummation of the Business Combination.

“Companies Act” means the British Virgin Islands Business Companies Act 2004, as amended.

“Consideration Shares” means the aggregate number of newly issued Alberton Shares to be issued to the stockholders of SolarMax which equal to the Consideration divided by $10.50, with fractional shares being rounded up to the next higher number of whole shares.

“Convertible Note Valuation Price” means the price at which the Alberton ordinary shares are to be valued in determining the number of Alberton ordinary shares being issued in respect of the convertible notes to be issued to the Note Investors pursuant to securities purchase agreements dated October 4, 2021, which price is ten (10) times the average trading price of the Alberton Rights during a period of twenty-five (25) trading days ending on the second trading day prior to mailing of the final Proxy Statement to Alberton’s shareholders in connection with the Special Meeting.

“Current Charter” means the amended and restated memorandum and articles of association of Alberton that is currently in effect.

“Director Election Proposal” means the proposal to be considered at the Alberton Special Meeting to elect the members of the board of directors of the Successor.

“DWAC” means the depository trust company’s deposit/withdrawal at custodian system.

“Effective Time” means the Merger having become effective pursuant to its terms upon the consummation of the Business Combination.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extension Amendment” means an amendment to Alberton’s Memorandum and Articles of Association to extend the last date by which Alberton must complete a business combination from October 26, 2021 to April 26, 2022, which was approved by the Alberton’s shareholders on October 22, 2021.

“Extension Loans” means the non-interest bearing loans from SolarMax to Alberton in the aggregate maximum principal amount of $1,387,780.26 at March 25, 2022, in connection with the April 2020 Extension, the October 2020 Extension, the April 2021 Extension, and the October 2021 Extension, together with any loans made subsequent to March 25, 2022.

“Extension Meetings” means, together, (A) a special meeting of shareholders of Alberton held on April 23, 2020, at which its shareholders approved an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from April 27, 20020 to October 26, 2020 or such earlier date as determined by the Alberton Board; (the “April 2020 Extension”); (B) a special meeting of shareholders of Alberton held on October 26, 2020, at which its shareholders approved an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined by the Alberton Board (the “October 2020 Extension”) and (C) a special meeting of shareholders of Alberton in lieu of the 2020 annual meeting held on April 23, 2021, at which its shareholders approved an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from April 26, 2021 to October 26, 2021 or such earlier date as determined by the Alberton Board (the “April 2021 Extension”); and (D) a special meeting of shareholders which was held on October 22, 2021 at which its shareholders approved an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from October 26, 2021 to April 26, 2022 or such earlier date as determined by the Alberton Board (the “October 2021 Extension”).

“fair market value” shall mean the average reported last sale price of Alberton’s ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Alberton’s warrants.

“Founder Shares” means the 2,871,998 shares of Alberton’s ordinary shares purchased for $25,000 in the aggregate by Sponsor and certain former and current directors and officers of Alberton.

“GAAP” means U.S. generally accepted accounting principles.

“GDPR” means the General Data Protection Regulation.

“Global Nature” means Global Nature Investment Holdings Limited.

“Incentive Plan Proposal” means the proposal to be considered at the special meeting for the shareholders to adopt and approve the 2021 Long-Term Incentive Plan of the Successor.

“Initial Shareholders” means the initial shareholders of Alberton who currently hold Founder Shares.

“Interim Charter” means the articles of Incorporation of Alberton taking effect upon the Redomestication in place of the Current Charter, which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Redomestication and to include the amendment of Article 47.4 of the Current Charter to change the words “upon such consummation” to “prior to or upon such consummation,” however will be replaced by Successor Charter upon the Closing.

“Interim Period” means the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

“IPO” means Alberton’s initial public offering of its units, common stock, rights and warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on October 23, 2018 (SEC File No. 333-227652).

“Material Adverse Effect” as used in the Merger Agreement, means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, a material adverse effect upon (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or (b) the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions.

“Merger” means the statutory merger of Merger Sub with and into SolarMax (following the Redomestication) under the applicable provisions of the Nevada Law, with SolarMax remaining as the surviving entity.

“Merger Agreement” means the agreement and plan of merger, dated as of October 27, 2020, by and among Alberton, Merger Sub and SolarMax, as it may be amended and supplemented from time to time.

“Merger Consideration” means the number of Successor securities with an aggregate value equal to $300,000,000 to be issued to the holders of SolarMax common stock.

“Merger Sub” means Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly-owned subsidiary of Alberton.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Nevada Corporate Law” means the Chapter 78 of the Nevada Revised Statutes.

“Nevada Law” means the Nevada M&A Law and Nevada Corporate Law.

“Nevada M&A Law” means the Chapter 92A of the Nevada Revised Statutes.

“New Backstop Agreements” mean agreements dated October 4, 2021 pursuant to which the New Backstop Investors committed to purchase an aggregate of no less than $10 million of Ordinary Shares in open market or private transactions from time to time, or from holders of Alberton public shares who exercised their redemption rights.

“New Backstop Investors” mean the investors of the New Backstop Agreements.

“Notes” means (i) unsecured promissory notes in the amount of $300,000 and $780,000 issued by Alberton to its Sponsors on July 6, 2018 and January 24, 2020, respectively (collectively, the “Sponsor Notes”), (ii) unsecured promissory notes in the amount of $1,148,800 and $500,000 issued by Alberton to Global Nature on September 18, 2019 and December 3, 2019, respectively (collectively, the “GN Notes”); (iii) a unsecured promissory note in the aggregate principal amount of $500,000 payable upon demands, the outstanding principal of which is $100,000 issued by Alberton to AMC Sino on April 17, 2020 (the “AMC Notes”); (iv) the Extension Loans; (v) convertible promissory note in the amount of $10,000,000 to be issued by Alberton to Notes Investors at the effectiveness of this registration statement (the “New Notes”); and (vi) unsecured promissory notes in the aggregate principal amount of $276,666 issued by Alberton to SolarMax to provide Alberton with funds to pay for Alberton’s operating costs.

“Note Investors” mean the holders of the New Notes to be issued by Alberton pursuant to certain Securities Purchase Agreements dated October 4, 2021 entered by Alberton and certain investors.

“Notes Termination Agreements” mean termination agreements dated October 4, 2021 entered by Alberton with certain Notes holders, pursuant to which the Sponsor Notes, GN Notes, and AMC Notes were terminated.

“PIPE Shares” means Alberton ordinary shares to be issued pursuant to the PIPE Subscriptions.

“PIPE Subscription” means subscription agreement pursuant to which an investor has agreed to purchase from Alberton Ordinary Shares of Alberton at the amount equal to (i) $6 million divided by (ii) a price per share equal to the price at which each share of the Company is redeemed pursuant to the redemption by Alberton of its public shareholders in connection with the Merger.

“Private Rights” means the 329,760 rights, each to receive one-tenth of one Alberton’s ordinary share (or common stock following Redomestication) upon the consummation of the Business Combination, that are included in the Private Units purchased by the Sponsor.

“Private Units” means the 329,760 private units, each unit consisting of one Alberton’s ordinary share (or common stock following Redomestication), one warrant to purchase one-half of one Alberton’s ordinary share (or common stock following Redomestication) and one right to receive one-tenth of one Alberton’s ordinary share (or common stock following Redomestication) upon the consummation of the Business Combination that the Sponsor initially purchased in connection with the closing of the IPO and the exercise of Chardan’s over-allotment option.

“Private Warrants” means the 329,760 private placement warrants, each exercisable for one-half of one Alberton’s ordinary shares (or common stock following Redomestication) at $11.50 per share, that are included in the Private Units purchased by the Sponsor, which are being cancelled pursuant to the Third Amendment to the Merger Agreement.

“Private Shares” means the 329,760 Alberton’s ordinary share (or common stock following Redomestication) that are included in the Private Units purchased by the Sponsor.

“Proposals” means the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal, the Alberton Adjournment Proposal (if presented), the SolarMax Business Combination Proposal and the SolarMax Adjournment Proposal (if presented).

“Public Shareholders” means the holders of Alberton Shares that were sold in Alberton’s IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means Alberton Shares sold in Alberton’s IPO (whether they were purchased in the IPO or thereafter in the open market).

“Record Date” means, in the case of Alberton, only holders of record of common stock of Alberton at the close of business on March 31, 2022 (the “Alberton Record Date”) and in the case of SolarMax, only holders of record of common stock of SolarMax at the close of business on [●] (the “SolarMax Record Date”).

“Redemption Price” means an amount equal to price at which each Public Share is redeemed pursuant to the Redemption Rights (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing). The Redemption Price will be calculated two days prior to the consummation of the Business Combination in accordance with Alberton’s Current Charter, or the Interim Charter, as applicable.

“Redemption Rights” means rights to demand Redemption of the Public Shares into cash.

“Redemption” means the right of the holders of Alberton Public Shares to have their shares redeemed in accordance with the procedures set forth in this joint proxy statement/prospectus.

“Redomestication” means the continuation of Alberton by way of domestication of Alberton into a Nevada corporation, with the ordinary shares of Alberton becoming an equal number of shares of common stock of the Nevada corporation under Section 184 of the Companies Act and the applicable provisions of Nevada Law and all matters and necessary or ancillary changes in order to effect such Redomestication, including the adoption of the Interim Charter.

“Redomestication Proposal” means the proposal to be considered at the Alberton Special Meeting to approve the Redomestication.

“Sarbanes Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Issuance Proposal” means the proposal to be considered at the special meeting for the shareholders of Alberton to approve, for purposes of complying with Nasdaq listing rules, the issuance of securities in excess of 20% of Alberton’s issued and outstanding common stock, including the shares of common stock issuable upon the exchange of such securities and the PIPE Shares.

“SolarMax” means SolarMax Technology, Inc., a Nevada corporation.

“SolarMax Adjournment Proposal” means the proposal to approve any decision by SolarMax or its representatives to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if there are insufficient votes at the time of the SolarMax Special Meeting to approve the SolarMax Business Combination Proposal and/or the Preferred Stock Conversion Proposal.

“SolarMax Board” means the board of directors of SolarMax.

“SolarMax Business Combination Proposal” means the proposal for SolarMax stockholders to approve the Business Combination.

“SolarMax Group” means SolarMax and the direct and indirect subsidiaries of SolarMax.

“SolarMax Proposals” means (i) the SolarMax Business Combination Proposal and (ii) the SolarMax Adjournment Proposal, if presented.

“SolarMax Special Meeting” means the special meeting of the stockholders of SolarMax, to be held at [●] on [●] at [●], and any adjournments or postponements thereof.

“SolarMax Stock” means all shares of SolarMax common stock issued and outstanding immediately prior to the Effective Time.

“Sponsor” or “Hong Ye” means Hong Ye Hong Kong Shareholding Co., Limited.

“Sponsor Notes” unsecured promissory notes in the amount of $300,000 and $780,000, issued by Alberton to its Sponsors on July 6, 2018 and January 24, 2020, respectively.

“Sponsor Voting Agreement” means those voting agreements delivered by Alberton to SolarMax and executed by the Sponsor and one insider of Alberton.

“Stockholder Merger Consideration” means the shares of Successor common stock to be received by the stockholders of SolarMax immediately prior to the Closing as consideration for the Merger.

“Successor” means Alberton as a Nevada corporation by way of continuation following the Redomestication. In connection with the consummation of the Business Combination, Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.”

“Successor Charter” means the amended and restated articles of incorporation of the Successor that, among others, changes the name of Alberton to SolarMax Technology Holdings, Inc. and removes or amend those provisions of the Interim Charter which terminate or otherwise cease to be applicable following the Closing.

“Target Companies” means SolarMax and its subsidiaries.

“Trust Account” means the trust account of Alberton, which holds the net proceeds of Alberton’s IPO and the sale of the Alberton private units, together with interest earned thereon, less amounts released to pay income or other tax obligations and to meet working capital requirements.

“U.S. Holder” means any beneficial owner of Alberton Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control the trust or (B) it has a valid election in place to be treated as a U.S. person.

“Voting Agreement” means those voting agreements delivered by SolarMax to Alberton and executed by certain of SolarMax’ stockholders who are certain holders of SolarMax.

SUMMARY OF The material terms of the proposals

This summary, together with the sections entitled “Questions and Answers for all Alberton Shareholders and SolarMax Stockholders,” “Questions and Answers about the Alberton Proposals” and “Questions and Answers about the SolarMax Proposals” summarizes certain information contained in this joint proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the Alberton Special Meeting or the SolarMax Special Meeting, as applicable.

Summary of Risk Factors

Following the Closing of the Merger, we will have no direct operations and no significant assets other than the ownership of 100% of SolarMax’ capital stock, and our business will be the business conducted by SolarMax. We will be a Nevada holding company with operations in the United States and in China. Having operations in China presents significant legal and operational risks to investors including but not limited to that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. Any actions by Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 68 and “Risk Factors — Risks Associated with Doing Business in China” beginning on page 99.

Risks Associated with Doing Business in China

●	SolarMax is subject to numerous risks in engaging in business in China. See “Risk Factors — Risks Associated with Doing Business in China—SolarMax is subject to numerous risks in engaging in business in China, including, but not limited to, changes in policies of the Chinese government, a deterioration in the relationships between the United States and China, the legal system in China which may not adequately protect our rights, change in the Chinese economy and steps taken by the government to address the changes, inflation, adverse weather conditions, fluctuations in the currency ratio between the U.S. dollar and the RMB, currency exchange restrictions, the interpretation of tax laws, tariffs and importation regulations.” on page 99 of this proxy statement/prospectus.

●	SolarMax’ China segment is subject to numerous regulations in China. See “Risk Factors— Risks Associated with Doing Business in China—SolarMax’ China segment is subject to numerous regulations in China, including but not limited to, regulations relating to investments in its China subsidiaries, labor laws and other laws relating to employee relations, the issuance of permits for solar farms, licensing, the development, construction and operation of solar power projects, and the sale of power generated from the projects, cybersecurity and the failure to comply with any such regulations may impair our ability to operate in China. ” from page 101 to 102 of this proxy statement/prospectus.

●	SolarMax’ independent accountants, Marcum LLP, is a United States accounting firm headquartered in New York City and is subject to inspection and is annually inspected by the PCAOB. Marcum LLP is not headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determinations. However, recent developments with respect to audits of China-based companies, such as SolarMax’ China segment, create uncertainty about the ability of SolarMax’ auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. Marcum LLP’s audit documentation related to their auditor reports included herein include audit documentation in China. The PCAOB has not requested Marcum LLP to provide the PCAOB with copies of SolarMax’ audit workpapers and consequently Marcum LLP has not sought permission from PRC authorities to provide copies of these materials to the PCAOB. If Marcum is unable to provide requested audit work papers located in China to the PCAOB, investors would be deprived of the benefits of PCAOB’s oversight of such auditors through such inspections. In the event that, in the future, either PRC regulators take steps to impair Marcum’s access to the workpapers relating to SolarMax’ China operations or the PCAOB expands the scope of the determinations so that post-combination entity will be subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including “over-the-counter” trading, may be prohibited, under the HFCA Act. See “Risk Factors— Risks Associated with Doing Business in China— SolarMax’ independent registered public accounting firm’s audit documentation related to their audit reports included in this joint prospectus/proxy include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or market if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” from page 102 to 103 of this proxy statement/prospectus.

●	Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business operations and financial results. See “Risk Factors— Risks Associated with Doing Business in China— Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business operations and financial results.” on page 103 of this proxy statement/prospectus and “Risk Factors – Risks Related to SolarMax— Neither SolarMax nor SolarMax’ PRC subsidiaries are required to obtain permissions from Chinese authorities for this offering to investors. However, if the Chinese Securities Regulation Commission, or CSRC, or another PRC regulatory body subsequently determines that its approval is needed for this offering, we cannot predict whether we will be able to obtain such approval. As a result, we face uncertainty about future actions by the PRC government that could significantly affect SolarMax’ ability to offer, or continue to offer, securities to investors and cause the value of SolarMax’ securities to significantly decline or be worthless.” from pages 84 to 85 of this proxy statement/prospectus.

●	Rules and regulation in China can change quickly with little advance notice, and Chinese government may intervene or influence our China Segment at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations in China as well as our operations in the U.S.; and/or the value of the securities we are registering for sale. See “Risk Factors— Risks Associated with Doing Business in China— Although we do not believe SolarMax is a China-based issuer, its business include its China Segment which is subject to the rules and regulations in China as well as China governmental intervention and influence. The rules and regulations in China can change quickly with little advance notice, and Chinese government may intervene or influence its China operation at any time, or may exert more control over offerings conducted overseas and/or foreign investment in us , which could result in a material change in SolarMax’ operations in China and SolarMax’s operations in the U.S., and could cause the value of our securities following the consummation of the Merger to significantly decline or be worthless, and limit the legal protections available to us; and any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in issuers with China operations could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless; and limit the legal protections available to us.” on page 104 of this proxy statement/prospectus.

●	Any change of regulations and rules by Chinese government may intervene or influence our operations at any time. See “Risk Factors – Risks Related to SolarMax— Although we do not believe SolarMax is a China-based issuer, because of its China Segment, any change of regulations and rules by Chinese government, such as those related to data security or anti-monopoly concerns, may intervene or influence our PRC operations at any time and any additional control over offerings conducted overseas and/or foreign investment in issuers with significant Chinese operations could result in a material change in our operations and/or the value of our common stock and could significantly limit or completely hinder our ability to offer, or continue to offer, our securities to investors and cause the value of such securities to significantly decline and possibly be worthless.” on page 83 of this proxy statement/prospectus.

●	Under Chinese law, SolarMax’ Chinese subsidiaries are limited in their ability to pay dividends to SolarMax. See “Risk Factors – Risks Associated with Doing Business in China— The transfer of funds between SolarMax’ United States and China Segment is subject to restriction.” on page 85 of this proxy statement/prospectus and “Risk Factors-- Risks Associated with Doing Business in China— Under Chinese law, SolarMax’ Chinese subsidiaries are limited in their ability to pay dividends to SolarMax, which may impair our ability to pay dividends and to fund our United States segment in the future.” on page 106 of this proxy statement/prospectus.

●	Because of SolarMax’ China Segment, if the PRC regulations change or are interpreted differently in the future, after the closing, our securities may decline in value or become worthless if SolarMax is unable to assert its control rights over the assets of its PRC subsidiaries that conduct substantially of its operations. See “Risk Factors – Risks Related to SolarMax— SolarMax’ PRC subsidiaries are wholly-owned subsidiaries of SolarMax, and SolarMax does not have any variable interest entity structure in China. SolarMax’ direct ownership in SolarMax’ PRC subsidiaries is governed by and compliance with PRC regulations. However, if the PRC regulations change or are interpreted differently in the future, SolarMax’ securities may decline in value or become worthless if SolarMax is unable to assert its control rights over the assets of its PRC subsidiaries that conduct substantially all of its operations.” on page 83 of this proxy statement/prospectus.

●	Because SolarMax must comply with the Foreign Corrupt Practices Act, it may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions. See “Risk Factors – Risks Associated with Doing Business in China— Because SolarMax must comply with the Foreign Corrupt Practices Act, it may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions.” on page 103 of this proxy statement/prospectus.

●	SolarMax’ ability to generate business from the current sole customer of our China segment, a state-owned enterprise, may be subject to government policies relating to such factors as the terms on which SolarMax’ PRC subsidiaries sell the project to SPIC and SPIC’s procurement policies. See “Risk Factors – Risks Associated with Doing Business in China— SolarMax’ ability to generate business from State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), which has been the sole customer of our China segment since the middle of 2019, may be subject to government policies relating to such factors as the terms on which SolarMax’ PRC subsidiaries sell the project to SPIC and SPIC’s procurement policies. As a state-owned enterprise, SPIC may favor Chinese companies over subsidiaries of a United States company.” on page 104 of this proxy statement/prospectus.

●	SolarMax needs to obtain project financing for its China segment on a project-by-project basis, and the inability to obtain such financing may impair SolarMax’ ability to generate contracts for solar farm projects in China. See “Risk Factors – Risks Associated with Doing Business in China— SolarMax needs to obtain project financing for its China segment on a project-by-project basis, and the inability to obtain such financing may impair SolarMax’ ability to generate contracts for solar farm projects in China.” on page 102 of this proxy statement/prospectus.

●	Prior to the consummation of the Merger, each of SolarMax and Alberton has officers and/or directors located outside of the United States. Following the consummation of the Merger, we will have three directors located outside of the United States. Investors may not be able to enforce United States federal securities laws upon those officers and directors (prior to and after the Merger) located outside of the United States. See “Risk Factors – Risks Associated with Doing Business in China- Prior to the consummation of the Merger, certain directors of SolarMax and certain officers and directors of Alberton are located outside of the United States, and after our initial business combination, all of our executive officers and directors will be located in the United States except that two directors will be located in China and one director will be located in Taiwan; therefore, investors may not be able to enforce federal securities laws or their other legal rights upon those officers and directors (prior to and after the Merger) located outside the United States. ” on page 104 of this proxy statement/prospectus.

●	Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections. See “Risk Factors – Risks Associated with Doing Business in China— Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections.” on page 111 of this proxy statement/prospectus.

●	SolarMax faces uncertainties on the reporting and consequences of private equity financing transactions, private share exchange transactions and private transfer of shares, including private transfer of public shares, in our company by non-resident investors. See “Risk Factors – Risks Associated with Doing Business in China— SolarMax faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or immovable properties located in China owned by a non-PRC company.” on page 111 of this proxy statement/prospectus.

●	The development, construction and operation of solar power projects and photovoltaic production projects are highly regulated activities. SolarMax’ operations in China are governed by various laws and regulations, including national and local regulations relating to urban and rural planning, building codes, safety, environmental protection, fire control, utility transmission, engineering and metering and related matters See “Risk Factors – Risks Associated with Doing Business in China— SolarMax may fail to comply with laws and regulations regarding the development, construction and operation of solar power projects and photovoltaic production projects in China.” on page 110 of this proxy statement/prospectus.

●	The new Enterprise Income Tax (EIT) Law, which was most recently amended on December 29, 2018, and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. See “Risk Factors – Risks Associated with Doing Business in China— Under the new Enterprise Income Tax Law, SolarMax may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC stockholders.” on page 109 of this proxy statement/prospectus.

●	SolarMax’ PRC subsidiaries are restricted in their ability to pay dividends to SolarMax and SolarMax is restricted in payments to its PRC Subsidiaries. See “Risk Factors – Risks Associated with Doing Business in China— Under Chinese law, SolarMax’ Chinese subsidiaries are limited in their ability to pay dividends to SolarMax, which may impair our ability to pay dividends and to fund our United States segment in the future,” “Risk Factors – Risks Associated with Doing Business in China— Payment by SolarMax’ PRC Subsidiaries of Dividends to SolarMax is restricted.” and “Risk Factors – Risks Associated with Doing Business in China— PRC regulation of direct investment by offshore holding companies to PRC entities may delay or prevent SolarMax from making additional capital contributions to its PRC subsidiaries and affiliated entities, which could impair its liquidity and its ability to fund and expand its business.” on page 106 of this proxy statement/prospectus.

Risks Relating to SolarMax Generally

●	SolarMax’ financial statements have a going concern paragraph. See “Risk Factors – Risks Related to SolarMax— SolarMax has sustained losses since its organization, its financial statements have a going concern footnote and we cannot assure you that SolarMax can or will operate profitably.” on page 79 of this proxy statement/prospectus.

●	For the year ended December 31, 2021, SolarMax generated a net loss of $3.3 million. In the year ended December 31, 2020, SolarMax generated net income of $1.0 million. SolarMax sustained mostly losses since its organization. SolarMax had negative cash flow from operations of $5.4 million and 23.2 million for the years ended December 31, 2021 and 2020, respectively. See “Risk Factors – Risks Related to SolarMax — SolarMax has sustained losses since its organization, its financial statements have a going concern footnote and we cannot assure you that SolarMax can or will operate profitably.” on page 79 of this proxy statement/prospectus.

●	SolarMax has a deficit in stockholders’ equity of approximately $8.4 million at December 31, 2021. As a result, in order to meet the Nasdaq stockholders’ equity requirement of $4.0 million if the market value of the listed securities is at least $50.0 million or $5.0 million if the market value of listed securities test is not met, we will need to raise in the range of $12.0 million to $13.0 million, which can come from the PIPE Subscriptions, the Convertible Notes and the Trust Account to the extent that public stockholders do not exercise their redemption right. See “Risk Factors – Risks Related to the Redomestication and the Business Combination – Alberton may not have sufficient cash, including funds in the Trust Account, to satisfy the closing condition in the Merger Agreement that Albertson have sufficient cash to enable it to meet the Nasdaq listing requirements, and there can be no assurance that Alberton will be able to obtain sufficient additional financing to satisfy this requirement, that such financing will be available on acceptable terms.” on page 126 of this proxy statement/prospectus.

●	SolarMax needs to obtain funding to expand its program to finance the sale of its solar systems in the United States. See “Risk Factors – Risks Related to SolarMax — SolarMax may require significant funds in excess of the funds available to us following the Merger to fund SolarMax’ operations following the Merger, and if the Merger is not completed, SolarMax will require funding from other sources, which may not be available on reasonable terms, if at all.” on page 80 of this proxy statement/prospectus.

●	SolarMax borrowed $55.5 million from two related party partnerships. The funding was made pursuant to the United States government’s EB-5 program, and the lenders made loans from the proceeds of capital contributions of the limited partners who made their investment in the limited partnerships as part of the EB-5 program. The loans are secured and are payable 48 months from the date of the advance and may be extended by the lender as may be necessary to meet applicable USCIS immigrant investor visa requirements, which is the date when the final step of the EB-5 visa process is completed and the limited partners of the lender can become lawful permanent residents of the United States. As of March 25, 2022, the initial four-year term of all of the loans had expired and the loans are on extension until the limited partners have met the USCIS requirements. As the loans matured, SolarMax offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a five-year term with the principal payable in installments. As of March 25, 2022, notes to the limited partnerships in the aggregate principal amount of $21.5 million were outstanding, and convertible notes payable to former limited partners in the principal amount of $20.8 million were outstanding. Of the $21.5 million notes to the limited partnerships, limited partners who made investments of $5.0 million can presently demand repayment by the limited partnership of their investment. SolarMax cannot predict when payment of the remaining $16.5 million will be due or when the limited partners will seek a return of their investment. The Successor will offer the limited partners notes that are similar to the notes issued by SolarMax. If the limited partners do not accept convertible notes, we will need to use our cash to pay the notes. The total principal amount of the note substantially exceeds the available cash that we will have at the closing of the Merger, and it will be necessary for us to raise funds to make the payment or revise the terms of the convertible notes. We can give no assurance as to whether we will be able to refinance these loans on reasonable, if any terms. Further, if the limited partners accept convertible notes, the sale of the underlying shares or the market’s perception of the effect of the sale of such shares may have a material adverse effect upon the price of our common stock. As of March 25, 2022, three limited partners who made investments of $1.5 million have pending legal proceedings against the limited partnerships, SolarMax and certain of SolarMax’ officers and directors. Although the amounts claimed in the litigation with respect to the plaintiffs’ contribution to capital of the limited partnership and subsequently lent to a subsidiary of SolarMax are treated as current liabilities on SolarMax’ balance sheet, SolarMax cannot predict the outcome of the litigation. Any settlement of the litigation which is perceived to be more favorable to the limited partners than the convertible notes that SolarMax proposes to issue may affect the ability of SolarMax to issue convertible notes to the limited partners. SolarMax settled legal proceeding commenced by three other limited partners whose capital accounts totaled $1,500,000. See “Risk Factors – Risks Related to SolarMax — SolarMax has relied on loans through the United States government’s EB-5 program, which loans need to be refinanced when they become due, and we cannot assure you that the limited partners will accept our proposed terms of the refinancing or that a substantial portion of the proceeds of this offering will not be required to pay the loans.” on page 81 of this proxy statement/prospectus and “Business of SolarMax – Legal Proceedings” starting on page 244 of this proxy statement/prospectus.

●	In addition to the notes relating to the EB-5 program, SolarMax requires substantial cash for its operations and to pay its short-term debt, and obligations due to related parties. In addition to short-term loans of approximately $2.0 million at March 25, 2022, SolarMax owes its chief executive officers and its former executive vice president and one other former employee approximately $1.3 million in connection with SolarMax’ repurchase of their stock, and at March 25, 2022, SolarMax owed its chief executive officer and former executive vice president a total of approximately $1.8 million for deferred salary and bonus due pursuant to their employment agreements, all of which are due following completion of the Merger. See “Risk Factors – Risks Related to SolarMax — SolarMax requires significant funds to pay its current debt obligations, including obligations to management.” on page 80 of this proxy statement/prospectus.

●	Because SolarMax is a privately-owned company and is not subject to the requirements relating to the establishment and maintenance of internal controls over financial accounting and reporting as required of a public company, it has not established effective internal controls over financial accounting and reporting, and it may be unable to establish effective internal controls. Any failure to establish such controls could affect the market for our stock, our stock price and our ability to continue to be listed on Nasdaq. See “Risk Factors – Risks Related to SolarMax – SolarMax does not maintain adequate internal controls over financial accounting and reporting as is required for a public company, and there are limitations on the effectiveness of such controls, and a failure of our control systems to prevent error or fraud may materially harm us and represent a material weakness in our internal controls over financial reporting.” on page 98 of this proxy statement/prospectus.

●	The effect of the COVID-19 pandemic and steps taken by California and China to address the pandemic as well as any additional steps which California may take to address the recent spike in positive tests and the Delta and Omicron variants and any other variants, increased deaths and the concern of overcrowded hospital conditions, may materially impact SolarMax’ financial condition, liquidity or results of operations. See “Risk Factors – Risks Related to SolarMax — SolarMax’ business has been affected and may in the future be affected by the COVID-19 pandemic and the steps taken by the governments in California and China to address the pandemic.” on page 79 of this proxy statement/prospectus.

●	Because SolarMax does not recognize revenue on its solar farm projects in China until its PRC subsidiaries have completed their obligations under the contract, and because it historically has performed work on a very limited number of projects at any one time on projects that require a significant time from commencement until SolarMax’ PRC subsidiaries’ obligations are complete, and presently the China segment is working on one project, SolarMax can experience significant changes from quarter to quarter in the results of operations from its China segment. See “Risk Factors – Risks Related to SolarMax — Because a small number of customers in China represents a significant percentage of SolarMax’ revenue, SolarMax needs to continue to develop new clients if it is to generate revenue from its China segment.” on page 87 of this proxy statement/prospectus.

●	SolarMax is dependent upon its chief executive officer and the head of its China segment, and, unless we are able to identify, hire and retain qualified senior and middle management personnel, we may not be able to develop our business or implement necessary internal controls. See “Risk Factors – Risks Related to SolarMax — Because SolarMax is dependent on its chief executive officer and the head of its China operations, who will continue in these capacities following the completion of the Merger, the loss of their services and our failure to hire additional qualified key personnel could harm our business.” on page 94 of this proxy statement/prospectus.

●	SolarMax’ ability to sell its systems in the United States is dependent upon tax incentives and other programs that encourage the use of solar energy. See “Risk Factors – Risks Related to SolarMax — SolarMax’ business in the United States is largely dependent upon government subsidies and incentives.” on page 83 of this proxy statement/prospectus. “Risk Factors – Risks Related to SolarMax — .SolarMax’ business in both the United States and China is dependent on the continuation of government benefits, and no assurance can be given that such benefits will be continued.” on page 88 of this proxy statement/prospectus.

●	Because of the rapid development of solar panels and other components for solar systems, SolarMax may be subject to inventory obsolescence. See page 99 of this proxy statement/prospectus.

●	Because SolarMax derives most of its United States revenue from sales of its solar energy systems in California, SolarMax depends on the economic and regulatory climate and weather and other conditions in California. See “Risk Factors – Risks Related to SolarMax — Because of the rapid development of solar panels and other components for solar systems, SolarMax may be subject to inventory obsolescence.” on page 98 of this proxy statement/prospectus.

●	Because SolarMax provides a production guarantee for some solar systems in California, it may incur additional costs if the output of its systems does not meet the required minimums. See “Risk Factors – Risks Related to SolarMax — SolarMax’ warranty costs may exceed its warranty reserve.” on page 98 of this proxy statement/prospectus.

●	Because SolarMax’ directors and executive officers may beneficially own at least approximately 24.4% of our outstanding common stock after the Merger, they may be able to significantly affect any action which requires stockholder approval. See “Risk Factors – Risks Related to SolarMax — Because SolarMax’ directors and executive officers will beneficially own approximately at least 24.4% of our outstanding common stock after the Merger, they may be able to significantly affect any action which requires stockholder approval.” on page 117 of this proxy statement/prospectus.

●	As long as we are an “emerging growth company,” our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting. See “Risk Factors – Risks Related to SolarMax — Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.” on page 114 of this proxy statement/prospectus.

●	We intend to use any cash we generate for our operations and we do not anticipate paying cash dividends on our common stock in the near future. See “Market Price and Dividend Information — Dividend Policy of the Successor Following the Business Combination” and “Risk Factors – Risks Related to the Redomestication and the Business Combination – Following the Closing, our only significant asset will be the ownership of 100% of SolarMax’ capital stock, and we do not currently intend to pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on the appreciation in the price of our Common Stock.” on page 113 of this proxy statement/prospectus.

●

We cannot assure you that a market for our common stock will develop following the closing or that, if it develops, that it will continue. See “Risk Factors – Risks Related to the Redomestication and the Business Combination – An active market for Successor’s securities may not develop, which would adversely affect the liquidity and price of the Successor’s securities.”  on page 113 of this proxy statement/prospectus.

Risks Relating to Alberton

●	Alberton has identified a material weakness in its internal control over financial reporting as of December 31, 2020. See “Risk Factors—Risks Related to Alberton—We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.” from page 70 to 71 of this proxy statement/prospectus.

●

Historical redemptions makes it difficult for Alberton to complete the Business Combination. See “Risk Factors—Risks Related to Alberton—Redemptions in connection with previous extensions and potential redemptions in connection with the proposal to approve the Extension Amendment make it more difficult for us to complete the Business Combination.” on page 72 of this proxy statement/prospectus.

●	Securities of Alberton are subject to risk of removing listing from Nasdaq. See “Risk Factors—Risks Related to Alberton— If we do not complete the merger by April 26, 2022, our securities will be delisted by Nasdaq, in which event SolarMax has advised Alberton that it will terminate the Merger Agreement with the result that the Merger will not be completed and Alberton will likely be forced to dissolve and liquidate” on page 73 of this proxy statement/prospectus and “Risk Factors—Risks Related to Alberton— Nasdaq may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.” on page 73 of this proxy statement/prospectus.

●	Because our officers and directors can approve the business combination without the approval of any other shareholders. See “Risk Factors—Risks Related to Alberton—Our officers and directors and their affiliates control a substantial interest in us and can approve the Business Combination without the vote of other shareholders.” on page 75 of this proxy statement/prospectus.

●

Certain arrangements in connection with the merger could have a material adverse impact on the market for and the price of the common stock following the merger. See “Risk Factors—Risk Related to Alberton—The ability of certain debt holders to sell shares received pursuant to certain note purchase agreements with Alberton immediately following the completion of the Merger pursuant to a registration statement, and the sale by SolarMax stockholders to sell shares received pursuant to this registration statement together with our obligation to file a registration statement for the PIPE investor could have a material adverse impact on the market for and the price of the common stock following the merger.” on page 78 of this proxy statement/prospectus.

Alberton Acquisition Corporation

Alberton were incorporated on February 16, 2018 as a British Virgin Islands company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses.

On October 26, 2018, Alberton consummated its initial public offering (the “IPO”) of 10,000,000 units. Each unit consists of one ordinary share (the “Ordinary Shares”), one redeemable warrant to purchase one-half of one Ordinary Share, and one right to receive 1/10 of an Ordinary Share upon the consummation of an initial business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $100,000,000. Alberton granted the underwriters a 45-day option to purchase up to 1,500,000 additional units to cover over-allotments. Simultaneously with the closing of the IPO, it consummated a private placement with Hong Ye Hong Kong Shareholding Co., Limited (“the “Sponsor”), of 300,000 private units at a price of $10.00 per private unit, generating gross proceeds of $3,000,000.

On November 20, 2018, the underwriters exercised the over-allotment option in part and purchased an additional 1,487,992 units, which were sold at an offering price of $10.00 per unit, generating gross proceeds of $14,879,920.

As of November 20, 2018, an additional $14,879,920 of the net proceeds from the sale of the over-allotment units and the additional units in the private placement were placed in the Trust Account established for the benefit of our public shareholders, bringing the aggregate amount placed in such Trust Account to be $114,879,920.

As of March 25, 2022, Alberton has issued promissory notes in the aggregate amount of $3,102,440 to the Sponsor and other third parties (other than SolarMax) and Extension Loans due to SolarMax in the aggregate principal amount of $1,387,780.26 as of March 25, 2022. In addition to the promissory notes, Alberton has received advances from its Sponsor and its affiliate as working capital in the aggregated amount of $651,369.01 as of March 25, 2022, which represents advances made from the proceeds of loans from SolarMax and which are treated as contributions to capital by the Sponsor and not as loans. These Extension Loans were incurred in connection with extensions of the time that Alberton needs to complete its initial business combination or in support of its operation. At the Closing, the Extension Loans made by SolarMax to Alberton will be repaid and the loans made by SolarMax to the Sponsor to provide the Sponsor with funds to enable Alberton to pay certain obligations will be settled by shares of Alberton stock being delivered by the Sponsor for cancellation. The date by which Alberton was to have completed a Business Combination initially was April 27, 2020, which date was extended to October 26, 2020 and further extended to April 26, 2021 and October 26, 2021. On October 22, 2021, Alberton held a special meeting of shareholders, pursuant to which its shareholders approved the Extension Amendment to extend the date by which Alberton must complete a business combination to April 26, 2022 (the “Outside Date”). In connection with the Extension Amendment, Alberton has agreed to make a monthly extension payment of $127,836.10. SolarMax has agreed that it will fund up to six extension payments. As a result of the foregoing and the recent extension by Nasdaq of the date by which Alberton much complete the Merger, Alberton has until April 26, 2022 to consummate the Merger.

Alberton’s units, ordinary shares, rights, and warrants are each traded on the Nasdaq Capital Market under the symbols “ALACU,” “ALAC,” “ALACR,” and “ALACW,” respectively.

The mailing address of Alberton’s principal executive office is Room 1001, 10/F, Capital Center, 151 Gloucester Road, Wanchai, Hong Kong.

The Redomestication Proposal

Alberton is proposing to redomicile from the British Virgin Islands to become a Nevada corporation by way of its continuation out of the British Virgin Islands under Section 184 of the Companies Act, and the applicable provisions of the Nevada Law so as to continue as a Nevada corporation, at least one day prior to the Closing. The Redomestication is expected to become effective one day prior to the Closing by filing a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act and in connection therewith to file the Interim Charter with the Secretary of State of the State of Nevada, under which we will be domesticated and continue as a Nevada corporation. Upon the effectiveness of the Redomestication, Alberton will become a Nevada corporation and, upon the consummation of the Business Combination, Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.” and all outstanding securities of Alberton will be deemed to constitute outstanding securities of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. For more details of Redomestication Proposal, please read the section entitled “The Redomestication Proposal.”

The Alberton Business Combination Proposal

Alberton and SolarMax have agreed to a Business Combination under the terms of the Merger Agreement dated as of October 27, 2020 by and among Alberton, Merger Sub and SolarMax as amended on November 10, 2020, March 31, 2021, August 11, 2021, September 10, 2021 and October 4, 2021. Please see the section entitled “The Alberton Business Combination Proposal.”

The Merger Agreement provides for the merger of Merger Sub with and into SolarMax (the “Merger”), with SolarMax continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of SolarMax common stock (the “SolarMax Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as defined below);  (ii) each outstanding option to acquire SolarMax Stock (whether vested or unvested) shall be assumed by combined entity and automatically converted into an option to acquire shares of combined entity’s common stock, with its price and number of shares equitably adjusted based on the conversion ratio, which is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Stock (each, an “Assumed Option”) and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Alberton’s common stock determined by dividing the conversion price of such notes at the Effective Time by the applicable conversion ratio.

Merger Consideration

As consideration for the Merger, SolarMax stockholders as of immediately prior to the Effective Time (but excluding holders of SolarMax options) collectively will receive from Alberton, in the aggregate, a number of Alberton common stock equal to: (i) $300,000,000, divided by (ii) $10.50, with fractional shares being rounded up (such shares of Alberton common stock is referred as the “Stockholder Merger Consideration”). The holders of SolarMax options shall receive Assumed Options to purchase the number of shares of Alberton Common Stock as described above in accordance with the terms and conditions set forth in the Merger Agreement.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”).

On April 23, 2020, upon shareholders’ approval, Alberton extended Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than October 26, 2020, or such an earlier date may be determined by the board of Alberton (the “April 2020 Extension”). On October 26, 2020, upon shareholders’ approval, Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than April 26, 2021, or such an earlier date may be determined by the board of Alberton (the “October 2020 Extension”). On April 23, 2021, upon shareholders’ approval, Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than October 26, 2021, or such an earlier date may be determined by the board of Alberton (the “April 2021 Extension”). On October 22, 2021, upon the shareholders’ approval, Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than April 26, 2021, or such an earlier date may be determined by the board of Alberton (the “October 2021 Extension”). The April 2020 Extension, the October 2020 Extension, the April 2021 Extension and the October 2021 Extension are collectively referred to as the Extensions. In connection with April 2020 Extension, Alberton issued, with respect to each public share that was not redeemed, a warrant, with terms identical to the public warrants, to purchase one-half ordinary share at a purchase price of $11.50 per whole share.

Pursuant to the Merger Agreement, SolarMax agreed to make the Extension Loans to Alberton, in the maximum amount of $1,771,289, of which Extension Loans in the principal amount of $1,387,780.26 had been made as of March 25, 2022. The Extension Loans will be repaid at the Closing.

The Merger Agreement and the consummation of the transactions contemplated thereby requires the approval of both Alberton shareholders and SolarMax stockholders. Alberton agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with the reasonable assistance of SolarMax, and use its commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance shares of Stockholder Merger Consideration to the SolarMax stockholders, and containing a joint proxy statement/prospectus for the purpose of (i) Alberton soliciting proxies from the shareholders of Alberton to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “Alberton Shareholder Approval”) at a special meeting of Alberton’s shareholders (the “Alberton Special Meeting”) and providing such stockholders an opportunity of Redemption, and (ii) SolarMax soliciting proxies from the stockholders of SolarMax to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “SolarMax Stockholder Approval”) at a special meeting of SolarMax’ stockholders (the “SolarMax Special Meeting”).

SolarMax’ directors, officers and 5% stockholders of SolarMax who own approximately 41.6% of the voting common stock of SolarMax, executed Voting Agreements in favor of the Merger Agreement and transaction contemplated thereby. The Sponsor of Alberton together with one major insider shareholder, constituting approximately 58.4% of the issued and outstanding capital of Alberton, executed Voting Agreement in favor of the Merger Agreement and transaction contemplated thereby.

The parties also agreed to take all necessary action, so that effective at the Closing, the entire board of directors of Alberton will consist of those individuals who are directors of SolarMax on the Effective Date plus one individual to be designated by Alberton who shall meet the Nasdaq requirement for an independent director and shall be acceptable to SolarMax.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the transactions contemplated thereby and related matters by the requisite vote of Alberton’s shareholders and SolarMax’ stockholders; (ii) receipt of requisite regulatory approvals; (iii) no law or order preventing or prohibiting the Merger or the other transactions contemplated by the Merger Agreement; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) Alberton having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption, consummation of the Merger and any private financings; (vi) the Domestication, (vii) the election or appointment of members to the Alberton’s board of directors as described above; (vii) the effectiveness of the Registration Statement, and (viii) being advised by Nasdaq that upon consummation of the Merger, Alberton shall continue to be listed on the Nasdaq Capital Market and all outstanding deficiencies have been addressed to the satisfaction of Nasdaq.

In addition, unless waived by SolarMax, the obligations of SolarMax to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Alberton being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	Alberton having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing;

●	Absence of any Material Adverse Effect with respect to Alberton since the date of the Merger Agreement which is continuing and uncured;

●	Alberton having received net proceeds of $6.0 million from the PIPE Subscription; and

●	All Private Warrants, including any right to receive Private Warrants, shall have been cancelled in exchange for 44,467 Alberton ordinary shares.

Unless waived by Alberton, the obligations of Alberton and the Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of SolarMax being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	SolarMax having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the Closing Date;

●	Absence of any Material Adverse Effect with respect to SolarMax since the date of the Merger Agreement which is continuing and uncured; and

●	Alberton having received a copy of duly executed Lock-Up agreements by certain significant SolarMax stockholders (or such SolarMax stockholders otherwise being subject to substantially similar transfer restrictions).

In the event that the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver of claims against the trust, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any fraud claims or willful breach of the Merger Agreement prior to such termination.

Sponsor Support

Pursuant to the Merger Agreement:

●	The Sponsor and other initial shareholders agreed to cancel 800,000 Alberton Ordinary Shares at the Closing.

●	The Sponsor agreed that all outstanding Private Warrants, including all rights to receive additional Private Warrants which may be issued upon conversion of any notes or other advances made to Alberton, shall be cancelled, and in consideration of such cancellation, Alberton shall issue to the holder of the Private Warrants (including any right to receive additional Private Warrants) a total of 44,467 Alberton ordinary shares, and that no additional Private Warrants or other Warrants shall be issued to the Sponsor or any other person in respect of any loans or other advances made to Alberton.

Note Offering

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The proceeds of $10,000,000 from the sale of the New Notes shall be used to pay the Alberton’s indebtedness, including, but not limited to, (a) the deferred underwriting compensation of $4,020,797, (b) promissory notes in the total amount of $1,748,800 due to Global Nature and AMC Sino, (c) extension notes issued to SolarMax in the aggregate principal amount of  $1,387,780.26 as of March 25, 2022; (d) loans made by the Sponsor from the proceeds of loans from SolarMax in the principal amount of $651,369; (e) loans made by the Sponsor in the principal amount of $1,353,640, (f) any additional loans made by the SolarMax to Alberton to fund the payment of expenses incurred by the Alberton, (g) the $50,000 payment to former executive officer of Alberton, Mr. Bin Wang, (h) any other expenses payable by the Alberton as of the closing of the Merger, and (i) working capital;

Related Agreements

The Sponsors and the officers, directors and certain stockholders of SolarMax holding at least 1% of the outstanding shares of capital stock of SolarMax have agreed that they will not, subject to certain exceptions, transfer, sell, tender or otherwise dispose of the shares of common stock of the Successor that they will receive as a result of the Merger for a certain period of time. Such stockholders will enter into lock-up agreements prior to the closing to evidence such restrictions. Please read the section entitled “The Business Combination Proposals — Lock-Up Agreement.”

In addition, at the time of entry into the Merger Agreement, SolarMax provided Alberton with the executed Voting Agreements from directors, officers and 5% stockholders of SolarMax, who collectively beneficially own approximately 41.6% of the issued and outstanding voting stock of SolarMax. Under the Voting Agreements, the SolarMax stockholders party thereto will generally agree to vote all of their SolarMax shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such SolarMax stockholder’s ability to perform its obligations under the Voting Agreement. Each Voting Agreement prevents transfers of the SolarMax shares held by the SolarMax stockholder party thereto between the date of the Voting Agreement and the date of the meeting of SolarMax stockholders.

Each of the Sponsor and one insider of Alberton, who collectively beneficially own approximately 58.4% of the issued and outstanding ordinary shares of Alberton, entered into a voting agreement (the “Sponsor Voting Agreements”) whereby they have agreed to vote all of their shares of Alberton in favor of the Merger Agreement and the related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such Sponsor’s ability to perform its obligations under the Sponsor Voting Agreements. The Sponsor Voting Agreements prevents transfers of the Alberton shares held by the Sponsors and the insider shareholder between the date of the Sponsor Voting Agreements and the date of the meeting of Alberton shareholders.

Backstop and Private Placement

On August 11, 2021, Alberton entered into certain backstop agreements (collectively, the “Backstop Agreements”) with four backstop investors (collectively, the “Backstop Investors”), pursuant to which the Backstop Investors committed to purchase an aggregate of no less than $18 million of Ordinary Shares in open market or private transactions from time to time, or from holders of public shares of Alberton who have exercised their redemption rights pursuant to Alberton’s organization documents, pursuant to the terms of the Backstop Agreements. A purchase of Alberton ordinary shares from holders of public shares who exercise their right of redemption will result in a revocation of the redemption election.

On August 11, 2021, Alberton entered into a PIPE Subscription with JSDC Investment LLC (the “PIPE Investor”) who is an affiliate of a minority existing shareholder of SolarMax, pursuant to which the PIPE Investor shall purchase Ordinary Shares of Alberton at the amount equal to (i) $6 million divided by (ii) a price per share equal to the price at which each share of the Company is redeemed pursuant to the redemption by the Company of its public shareholders in connection with the Merger.

On October 4, 2021, Alberton terminated two Backstop Agreements of a total commitment of $10,000,000 with two Backstop Investors who have not made any purchases. Contemporaneously with the termination, Alberton entered into agreements (the “New Backstop Agreements”) in the same form as Backstop Agreement with two new investors (the “New Backstop Investors”) for a total commitment of $10,000,000. The total backstop commitments remained at $18,000,000.

Note Purchase Agreement and Convertible Notes

On October 4, 2021, Alberton entered into certain securities purchase agreement (the “Note Purchase Agreement”) with Note Investors, pursuant to which Alberton shall issue New Notes in the aggregate amount of $10,000,000 with no interest to the Note Investors at the effectiveness of this proxy statement/prospectus. The New Notes shall be converted automatically into the number of fully paid and non-assessable shares of ordinary share with no par value of Alberton or, upon redomestication of the Alberton as a Nevada corporation, the common stock, par value $0.0001 per share of Alberton redomesticated as a Nevada corporation upon the closing of the Merger at a price equal to ten (10) times the average trading price of the rights of Alberton, during a period of twenty-five (25) trading days ending on the second trading day prior to mailing of the prospectus to the Company’s shareholders in connection with the special meeting to approve the Merger Agreement.

The $10,000,000 proceeds from the sale of the New Notes are to be used to pay Alberton’s indebtedness, including, but not limited to, (a) the deferred underwriting compensation of $4,020,797, (b) promissory notes in the total amount of $1,748,800 due to Global Nature and AMD), (c) extension notes issued to SolarMax in the aggregate principal amount of $1,387,780.26 as of March 25, 2022, together with any additional extension loans which Alberton may make; (d) Sponsor loans made by the Sponsor from the proceeds of loans from SolarMax (“Sponsor Loans”) in the principal amount of $651,369 as of March 25, 2022; (e) loans made by the Sponsor in the principal amount of $1,353,640, (f) any additional loans made by SolarMax to Alberton to fund the payment of expenses incurred by Alberton, (g) the $50,000 payment by Alberton to its former chief executive officer, (h) any other expenses payable by Alberton as of the Closing, and (i) working capital.

Share Forfeiture Agreement

In connection with the Third Amendment, on August 11, 2021, Alberton entered into a share forfeiture agreement (the “Forfeiture Agreement”) with SolarMax and certain initial shareholders of Alberton including Hong Ye, Bin (Ben) Wang and Keqing (Kevin) Liu (collectively, the “Initial Shareholders”), pursuant to which the Initial Shareholders have agreed to forfeit an aggregate of 800,000 Ordinary Shares upon the closing of the merger pursuant to the terms of the Forfeiture Agreement and Alberton agreed to pay Bin (Ben) Wang $50,000 immediately prior to the closing of the merger. Mr. Wang is Alberton’s former Chairman of the Board of Directors and Chief Executive Officer. Prior to execution of the Share Forfeiture Agreement, the Sponsor had the obligation to make a $50,000 payment to Mr. Wang.

Under the terms of the Merger Agreement, prior to the Third Amendment, the following Alberton obligations were to have been settled by delivery of Sponsor Shares rather than cash:

●	Deferred underwriting compensation of $4,020,797 to Chardan.

●	The notes in the principal amount of $2,828,800, which, together with a loan from the Sponsor in the amount of $273,640.

●	The amount by which Extension Loan by SolarMax exceed the amount that SolarMax had originally agreed to pay, which was $360,000. At March 25, 2022, SolarMax had made Extension Loans of $1,387,780.26.

All of these loans are to be paid at the closing from the proceeds of the convertible notes.

In addition, pursuant to loan agreements with the Sponsor, SolarMax had made loans to the Sponsor for payment of obligations of Alberton of $651,369.01 at March 25, 2022 and had made loans to Alberton in the amount of $276,666.40 as of March 25, 2022. The Sponsor used the proceeds of the loans to make loans to Alberton. The loans will be paid at the Closing. If the Merger is not completed, the notes will bear interest at 5%.

The Successor Charter Proposal

Alberton is proposing that its shareholders approve and adopt, subject to and conditional on the Redomestication and the Closing (but with immediate effect from the Closing), amendment to Alberton’s Interim Charter, as set out in the draft amended and restated articles of incorporation (charter) appended to this proxy statement/prospectus as Annex C (the “Successor Charter”) to (1) change the name of Alberton to SolarMax Technology Holdings, Inc.,  (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing, and (3) includes other provisions as described under “The Successor Charter Proposal.”

The Incentive Plan Proposal

Alberton is proposing that its shareholders approve the 2021 Long-Term Incentive Plan (the “Incentive Plan”) which will become effective at the Effective Time of the Merger and will be used by the Successor on a going-forward basis following the Closing. The Incentive Plan has the following principal features:

●	Types of Awards: The Incentive Plan provides for the following types of awards: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

●	Grant of Awards; Shares Available for Awards: Certain employees, directors and consultants will be eligible to receive grants of awards under the Incentive Plan. If the shareholders approve the Incentive Plan Proposal, the number of shares of common stock available for issuance under the Incentive Plan will be equal to 5% of the Successor’s common stock outstanding at the Effective Time after giving effect to the issuance of the Merger Consideration and any shares of Common Stock issued in a private placement or other transaction prior to or upon or in connection with the Closing, plus the number of shares of Common Stock as would be issuable upon exercise of upon all Assumed Options (regardless of whether such options have vested), plus an annual increase of 5% on the first day of each fiscal year beginning with the year beginning January 1, 2022, as discussed in more detail in the Incentive Plan Proposal. Based on the price of $10.50 used to determine the exchange ratio, the number of shares of Successor common stock subject to the Assumed Options would be 4,482,078 shares. This number is subject to adjustment and the final number will be based on the number of Assumed Options on the Closing Date.

●	Stock Options: Stock options in the form of non-qualified stock options or incentive stock options may be granted under the Incentive Plan. The exercise price of any options granted under the Incentive Plan must at least be equal to the fair market value of the Successor’s common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Successor’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

●	Stock Appreciation Rights: Stock appreciation rights may be granted under the Incentive Plan. Stock appreciation rights may not have a term exceeding ten years and the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

●	Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units may be granted under the Incentive Plan. The Incentive Plan administrator may impose whatever conditions to vesting it determines to be appropriate; provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

●	Performance Units and Performance Shares. Performance units and performance shares may be granted under the Incentive Plan. The Incentive Plan administrator may impose whatever conditions to vesting it determines to be appropriate which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants; provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

The Alberton Board has concluded that the adoption of the Incentive Plan will promote the purposes of the 2021 Long-Term Incentive Plan which are to:

●	Attract and retain the best available personnel for positions of substantial responsibility;

●	Provide additional incentive to employees, directors and consultants; and

●	Promote the success of the Successor’s business.

A summary of the Incentive Plan is set forth in the section entitled “The 2021 Long-Term Incentive Plan Proposal” of this joint proxy statement/prospectus and a complete copy of the 2021 Long-Term Incentive Plan is attached hereto as Annex D. Please see the section entitled “The Incentive Plan Proposal.”

The Share Issuance Proposal

The Nasdaq listing rules require that Alberton obtain shareholder approval for issuances of securities in excess of 20% of its issued and outstanding common stock prior to the issuance. In connection with the approval of the Alberton Business Combination Proposal, Alberton’s shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities in excess of 20% of Alberton’s issued and outstanding common stock, including the shares of Alberton’s common stock issuable upon the exchange of such securities and the Alberton ordinary shares issuable pursuant to the PIPE Subscription. Please see the section entitled “The Share Issuance Proposal.”

The Director Election Proposal

Pursuant to the Merger Agreement, Alberton is proposing the election by shareholders of the following individuals, who will take office immediately following the Closing and who will constitute all the members of the board of directors of the Successor: David Hsu, Simon Yuan, Wei Yuan Chen, Jinxi Lin, Wen-Ching (Stephen) Yang, Ph.D., Lei Zhang, Ph.D. and Lei (Stacy) Zhang. In addition, it is anticipated that David Hsu will be designated Chairman of the Successor’s board of directors. Please see the section entitled “The Director Election Proposal.”

The Alberton Adjournment Proposal

The Alberton Adjournment Proposal, if adopted, will allow its board of directors to adjourn the special meeting of shareholders to a later date or dates to permit further solicitation of proxies. The Alberton Adjournment Proposal will only be presented to Alberton’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Alberton Special Meeting to approve one or more of the proposals presented at such meeting. In no event will the board of directors adjourn the Alberton Special Meeting or consummate the Merger beyond the Outside Date. The Alberton Special Meeting will not be postponed to a date later than April 25, 2022 since Alberton’s securities will be delisted by Nasdaq if the Merger is not completed by April 26, 2022, and SolarMax has advised Alberton that it will terminate the Merger Agreement if Alberton’s securities delisted from Nasdaq. Please see the section entitled “The Alberton Adjournment Proposal.”

Permission required to obtain from Chinese authorities to operate and issuer securities to foreign investors

As of the date of this proxy statement/prospectus, there are no PRC laws and regulations (including the China Securities Regulatory Commission, or the CSRC, Cyberspace Administration of China, or the CAC, or any other government entity) in force explicitly requiring that we obtain permission from PRC authorities for this offering or to issue securities to investors, and neither SolarMax nor SolarMax’ China subsidiaries have received any inquiry, notice, warning, sanction or any regulatory objection to this offering from any relevant PRC authorities. As of the date of this proxy statement/prospectus, recent regulatory actions by China’s government related to data security or anti-monopoly have not materially impacted our ability to conduct our business, accept foreign investments or list on a U.S. or other foreign exchanges. Based on existing PRC laws and regulations, neither SolarMax nor SolarMax’ PRC subsidiaries are currently subject to any pre-approval requirement from the CAC to operate our business or conduct this offering, subject to PRC government’s interpretation and implementation of the draft measures after they take effect. SolarMax’ PRC subsidiaries have obtained business licenses for its business operation and ZHPV obtained its construction enterprise qualification certificates for its power engineering construction business.

On July 6, 2021, the relevant PRC government authorities published the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions call for strengthened regulation over illegal securities activities and supervision on overseas listings by China-based companies and propose to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As of the date of this proxy statement/prospectus, no official guidance or related implementation rules have been issued in relation to these recently issued opinions and the interpretation and implementation of these opinions remain unclear at this stage. Though we do not believe we are a China-based issuer as our management and headquarter are located in the U.S. and our major operation is the US Segment, because of our China Segment, we  could be subject to additional requirements that we obtain pre-approval of the CSRC and potentially other regulatory authorities to pursue this offering, including a cybersecurity review potentially required under the draft revised Measures for Cybersecurity Review.

On December 24, 2021, the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which are now open for public comments. The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in the PRC and such filing obligation shall be completed within three working days after the overseas listing application is submitted. The required filing materials for an initial public offering and listing shall include but not limited to: regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable). The Measures provides that the determination as to whether a domestic company is indirectly offering and listing securities in an overseas market shall be made on a substance over form basis and if the issuer meets the following conditions, the offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) The total assets, net assets, revenues or profits of the domestic operating entity of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and/or (ii) The senior managers in charge of business operation and management of the issuer are mostly Chinese citizens or have domicile in China, and its main places of business are located in China or main business activities are conducted in China. SolarMax is a Nevada corporation founded in 2008 to provide solar power solutions in the United States and commenced its China operations in 2016 following the acquisition of two companies in 2015.  More than 50% of its revenues, gross profit and net loss for 2021 were generated from its US operations. In addition, its CEO and other executive officers and a majority of its directors are US citizens.  We believe that SolarMax is not a domestic China company as provided in the Measure, thus, the merger might not be qualified as indirect overseas offering and listing under the Administration Provisions and Measures for overseas listings. However, it is still unclear if they will take effect as currently drafted and how the draft provision and measure will be explained and implemented by the CSRC and other governmental authorities.

In addition, according to Relevant Officials of the CSRC Answered Reporter Questions ("CSRC Answers”), after the Administration Provisions and Measures are implemented upon completion of public consultation and due legislative procedures, the CSRC will formulate and issue guidance for filing procedures to further specify the details of filing administration and ensure that market entities could refer to guidelines for filing, which means it still takes time to make the Administration Provisions and Measures into effect. As the Administration Provisions and Measures have not yet come into effect, we are currently unaffected.

However, it is uncertain when the Administration Provision and the Measures will take effect or if they will take effect as currently drafted. If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Following the consummation of the Merger, if applicable PRC laws, regulations or interpretations change and we are required to obtain approval or permissions from the CSRC, the CAC or any other regulatory authority to operate our business in China and/or to offer securities being registered to foreign investors, we may have to obtain such approval or permission or seek wavier from relevant regulatory PRC agencies before we can continue our China operation and to offer securities to foreign investors, the procedures of which may be time consuming, unpredictable and costly, and there is no assurance that we can successfully obtain such approval, permission or seek waiver. Any of those interruptions, uncertainty and/or negative publicity regarding such an approval requirement either prior to the consummation of the Merger or in the future may have a material adverse effect on our business and financial condition, result of operations and prospectus, as well as the value and trading price of our securities.

HFCA Act and PCAOB Determination Report

Pursuant to the Holding Foreign Companies Accountable Act (“HFCA Act”), the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition to the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.  Marcum LLP, SolarMax’ independent registered public accounting firm issued an audit opinion on the financial statements included in this proxy/prospectus filed with the SEC. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, Marcum LLP is required by the laws of the United States to undergo regular inspections by the PCAOB and was not identified in this report as a firm subject to the PCAOB’s determination. Marcum LLP is headquartered in New York City and has been inspected by the PCAOB on a regular basis with the most recent inspection in 2018 and is subject to an ongoing inspection that started in November 2020. However, recent developments with respect to audits of China-based companies, such as SolarMax’ China segment, create uncertainty about the ability of SolarMax’ auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. The audit workpapers for SolarMax’ Chinese operations are located in China. The PCAOB has not requested Marcum LLP to provide the PCAOB with copies of SolarMax’ audit workpapers and consequently Marcum LLP has not sought permission from PRC authorities to provide copies of these materials to the PCAOB. In the event that, in the future, either PRC regulators take steps to impair Marcum’s access to the workpapers relating to SolarMax’ China operations or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended,   you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including “over-the-counter” trading, may be prohibited, under the HFCA Act. See “Risk Factor – SolarMax’ independent registered public accounting firm’s audit documentation related to their audit reports included in this joint prospectus/proxy include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the HFCA Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 101 and 102 for more details.

Cash flow among SolarMax Chinese Subsidiaries and its US holdings company

SolarMax finances its China operations and its United States operations separately. SolarMax does not use funds from either segment to provide funds for the other segment. SolarMax’ equity structure is a direct holding structure, that is, SolarMax Technology Inc., a Nevada corporation, directly controls its U.S. subsidiaries and its subsidiaries in its China segment including: (i) Golden SolarMax Finance. Co. Ltd, a PRC subsidiary, (ii) SolarMax Technology Holdings (Hong Kong) Limited, a Hong Kong subsidiary which directly holds SolarMax Technology (Shanghai) Co., Ltd, a PRC subsidiary (together with its subsidiaries thereunder, “ZHTH”); (iii) Accumulate Investment Co., Ltd, a British Virgin Islands subsidiary which then directly holds Accumulate Investment Co., Limited, a Hong Kong subsidiary that directly holds Jingsu Zhonghong Photovoltaic Electric Co., Ltd (“ZHPV”); a PRC subsidiary and (iv) SolarMax Technology Holdings, a Cayman Islands subsidiary. SolarMax’ business in China is conducted through ZHPV and ZHTH. See “Business of SolarMax- SolarMax’s Corporate Structure” on page 217 for additional details. Following the consummation of the Merger, post-combination entity will directly hold SolarMax Technology Inc. as its wholly owned subsidiary.

In the reporting periods presented in this proxy statement/prospectus and throughout the date of this Proxy Statement/Prospectus, no dividends, distribution or other transfers of funds have occurred between and among SolarMax and its subsidiaries, on the one hand; and SolarMax and its subsidiaries, on the other hand, have not made any dividends, distributions or other transfer of funds to investors. For the foreseeable future, SolarMax or post-combination entity intends to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends. To the extent that SolarMax or post-combination entity may in the future seek to fund the business through distribution, dividends or transfer of funds among and between holding company and subsidiaries, any such transfer of funds with PRC subsidiaries is subject to government regulations. The structure of cash flows within holding company and PRC subsidiaries and a summary of the applicable regulations, is as follows:

1. Within the direct holding structure, the cross-border transfer of funds within SolarMax and its PRC subsidiaries is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter at the consummation of the Merger, the funds can be directly transferred to its subsidiaries including ZHPV and ZHTH, and then transferred to subordinate operating entities through ZHPV and ZHTH according to the laws and regulation of the PRC.

2. If SolarMax or post-combination entity intends to distribute dividends, it will transfer the dividends from the PRC entities to ZHPV and ZHTH in accordance with the laws and regulations of the PRC, and then ZHPV and ZHTH will transfer the dividends to its parent company and then to SolarMax and ultimately the post-combination entity, and the dividends will be distributed by the post-combination entity to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. SolarMax’s PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit SolarMax’ PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Dividend Distribution” on page 232 for more information.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by SolarMax’s Hong Kong subsidiary from its PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from SolarMax’s PRC subsidiaries.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, SolarMax or post-combination entity may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if SolarMax’s subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration Regarding Direct Investment issued by SAFE on February 13, 2015, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

Date, Time and Place of Special Meeting of Alberton’s Shareholders

The Alberton Special Meeting will be held at [●], on [●], at [●], or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Alberton Proposals.

Alberton Record Date; Outstanding Shares; Shareholders Entitled to Vote

Alberton has fixed the close of business on March 31, 2022, as the Alberton Record Date for determining Alberton shareholders entitled to notice of and to attend and vote at the Alberton Special Meeting. As of the close of business on March 31, 2022, there were 4,480,119 Alberton Ordinary Shares outstanding and entitled to vote. Each Alberton Ordinary Share is entitled to one vote per share at the Alberton Special Meeting.

In connection with our IPO, Alberton entered into a letter agreement with each of the Initial Shareholders pursuant to which the Initial Shareholders agreed to vote any Alberton ordinary shares owned by them in favor of the Alberton Business Combination Proposal. Collectively, Alberton Initial Shareholders own 71.5% of the voting rights of Alberton immediately prior to the Business Combination.

In connection with the execution of the Merger Agreement, Alberton delivered to SolarMax, Sponsor Voting Agreements signed by the Sponsor and one insider shareholder, collectively holding 2,617,278 Alberton Founder Shares and Private Shares, representing 58.4% of the voting rights of Alberton immediately prior to the Business Combination. Under the Sponsor Voting Agreements, the sponsor and the insider shareholder agree to vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such sponsor’s ability to perform its obligations under the Sponsor Voting Agreement, and provide a proxy to Alberton to vote such Alberton ordinary shares accordingly.

Proxy Solicitation

Proxies with respect to the Alberton Special Meeting may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Alberton Special Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of the Shareholders of Alberton — Revoking Your Proxy-Changing Your Vote.”

Redemption Rights

Pursuant to our Current Charter and Interim Charter which will take effect upon the Redomestication, as applicable, in connection with the Business Combination, our public shareholders may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter and the Interim Charter. As of the Record Date, this would have amounted to approximately $[●] per share. If a holder exercises its redemption rights, then such holder will be exchanging its Alberton public shares for cash and will no longer own Alberton public shares and will not participate in the future growth of Alberton, if any, other than the shares received as a result of conversion of rights and the shares to be received as a result of exercise of warrants held by the shareholder. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of Annual Meeting of Alberton Shareholders”— Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on Alberton’s Public Float

It is anticipated that, following the completion of the Business Combination and if there are no additional redemptions in connection with the Business Combination, and assuming (i) the issuance of 28,571,762 shares of Common Stock as the Stockholder Merger Consideration, (ii) the automatic conversion of 11,817,752 rights of Alberton into 1,147,904 shares of Common Stock at the Closing; (iii) the cancellation of 800,000 shares by the Sponsor and other initial shareholders, (iv) the issuance of 44,467 Alberton shares in exchange for the cancelation of all private warrants (v) the issuance of 290,000 shares of Common Stock to certain existing directors of Alberton and a consultant, (vi) the issuance of an estimated 498,754 shares to the PIPE investor and the holders of the convertible notes (based on estimated redemption price of $12.03 as of the Outside Date), (vi) an estimated 3,333,334 shares to be issued to the holder of the convertible note of $10 million automatically converted with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending on the 2nd trading day before this proxy statement/prospectus is mailed to Alberton’s shareholders (assumed such average price of rights is $0.3), and (vi) that we have not issued any additional Alberton Shares, there will be 37,566,340 shares of Common Stock immediately following the Closing. Since the price at which the PIPE Investor is to purchase shares is equal to the Redemption Price, and the conversion price at which holders of the convertible notes automatically convert their notes is equal to ten times the market price of the Alberton rights for the 25 trading days ending on the second trading day prior to the mailing of the proxy statement to the Alberton shareholders, we do not know the exact number of shares to be issued to the PIPE Investor or the holders of the convertible notes. Alberton’s present shareholders, including the Initial Shareholder and the Public Shareholders (but not including any Alberton shares to be issued to the Sponsor with respect to the note held by the Sponsor which is being converted), will retain an ownership interest of 12.85% in Alberton, post-Closing and the SolarMax stockholder will receive, in the aggregate, an ownership interest of 76.06% in Alberton post-Closing. The remaining 11.09% shares will be owned by the PIPE Investor and the holders of the convertible notes, the 44,467 Alberton shares being issued to the Sponsor for cancellation of the Private Warrants, after giving effect to the cancellation of 800,000 shares by the Sponsor and other initial shareholders, and 290,000 shares of Common Stock to certain existing directors of Alberton and a consultant. The shares held by the present Alberton shareholders include the shares issuable upon conversion of the rights. In addition, if any of our public shareholders exercises its redemption rights and such shares are redeemed, the aggregate ownership interest of our public shareholders in Alberton post-Closing will decrease and the ownership interest of our Initial Shareholders and the ownership interest of SolarMax stockholders in Alberton post-Closing, will increase.

The shares issued to the SolarMax stockholders (other than shares held by SolarMax’ affiliates and other SolarMax stockholders who have signed lock-up agreement), will be included in the public float. SolarMax is to deliver to the transfer agent the documentation necessary for the issuance of the Common Stock to be issued to the SolarMax stockholders. Based on the issuance of 28,571,762 shares, at least 50 SolarMax stockholders, who are not affiliates of SolarMax and who are not subject to a lock-up agreement, will own at least 4,456,437 shares of Common Stock, which will be included in the public float.

Upon the Closing, Alberton will own 100% of the issued and outstanding common stock of SolarMax. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Alberton’s existing shareholders in Alberton post-Closing will be different. These ownership percentages with respect to Alberton following the Business Combination do not take into account: (i) the 11,487,992 public warrants to purchase up to a total of 5,743,996 Alberton Shares, (ii) the 1,414,480 Extension Warrants to purchase up to a total of 707,240 Alberton Shares; (iii) the unit purchase option, held by the underwriters in our IPO, to purchase up to 500,500 Alberton Shares, 500,500 rights to receive 50,050 Alberton Shares, and 500,500 warrants to purchase up to a total of 250,250 Alberton Shares that will remain outstanding following the Business Combination, (iv) the issuance of any shares of Common Stock under the Assumed Options and SolarMax convertible notes at the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Alberton’s existing shareholders in Alberton will be different. See “Summary of the Material Terms of the Proposals — Impact of the Business Combination on Alberton’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Organizational Structure

The following diagrams illustrates the ownership structure of Alberton, which will be renamed SolarMax Technology Holdings, Inc., immediately following the Business Combination.

SolarMax United States Segment

SolarMax China Segment

Board of Directors of Alberton Following the Business Combination

Upon the Closing, we anticipate that the size of our board of directors will increase to seven directors, who will be voted on by our shareholders at the Alberton Special Meeting. The current members of our board have informed us that they will resign from our board of directors upon the Closing. The board of directors post-closing will consist of those individuals who are directors of SolarMax on the Closing plus one individual to be designated by Alberton who shall meet the Nasdaq requirement for an independent director and shall be acceptable by SolarMax. Therefore, if the Business Combination is consummated and the Director Election Proposal is approved, our board of directors will consist of David Hsu, Simon Yuan, Wei Yuan Chen, Jinxi Lin, Wen-Ching (Stephen) Yang, Ph.D., Lei Zhang, Ph.D. and Lei (Stacy) Zhang. Lei (Stacy) Zhang is the designee of Alberton. See the sections entitled “Director Election Proposal” and “the Business Combination.”

Appraisal Rights

Appraisal rights are not available to Alberton’s or SolarMax’ shareholders in connection with the Business Combination.

Alberton’s Board of Directors’ Reasons for the Approval of the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

The Business Combination resulted from a thorough search for a potential target, utilizing our resources along with the investment and operation experience of our management team and board of directors. The terms of the Business Combination are the result of extensive negotiations between Alberton and SolarMax.

From the date of our IPO through the execution of the Merger Agreement on October 27, 2020, we evaluated various potential target companies. We have followed the initial set of criteria and guidelines outlined in the Prospectus to assess the value and the growth of the potential target. In reviewing various aspects of SolarMax, our board has identified the following factors that underlie our assessment.

●	Integrated Solar Energy Operation. SolarMax operates in two segments, (a) its U.S. operations consist primarily of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects.

●	Business where Alberton could add value. SolarMax requires capital in order to support and further its business development. Alberton Board believes that Alberton, as a Nasdaq-listed public company, could provide a portal for SolarMax to achieve its goals within the solar energy industry, so that SolarMax could effectively conduct its business plan.;

The Alberton Board has also considered a number of factors to approve the Business Combination, including, but not limited to:

●	the business, history, and credibility of SolarMax and its affiliates;

●	the likelihood that the Business Combination will be completed;

●	the terms of the Merger Agreement and the belief that the terms of the Merger Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

●	the view of Alberton’s management as to the financial condition, results of operations, and business of SolarMax before and after the Business Combination based on due diligence;

●	the fact that consummating the Business Combination will mean Alberton cannot pursue other alternatives that potentially could result in a greater value for Alberton’s shareholders;

●	the risk that the Business Combination may not be completed in a timely manner or at all; and

●	various other risks associated with the Business Combination.

Conditions to Closing of the Business Combination

In order to close the Business Combination and assuming that a quorum is present at the Meeting, the affirmative vote of a majority of the holders of outstanding Alberton Shares voting at the Meeting in person or by proxy will need to vote in favor of the Business Combination Proposal.

The obligations of the parties to consummate the Merger is also subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the transactions contemplated thereby and related matters by the requisite vote of Alberton’s shareholders and SolarMax’ stockholders; (ii) receipt of requisite regulatory approvals; (iii) no law or order preventing or prohibiting the Merger or the other transactions contemplated by the Merger Agreement; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) Alberton having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption, consummation of the Merger and any private financings; (vi) the Domestication, (vii) the election or appointment of members to the Alberton’s board of directors as described above; (vii) the effectiveness of the Registration Statement, (viii) being advised by Nasdaq that upon consummation of the Merger, Alberton shall continue to be listed and all outstanding deficiencies have been addressed to the satisfaction of Nasdaq, (ix) the cancellation of 800,000 Alberton ordinary share by certain initial holders, and (x) the cancellation of all Private Warrants, including the right to receive Private Warrants, in exchange for 44,467 Alberton ordinary shares.

There are a number of other closing conditions in the Merger Agreement, including that both our shareholders and SolarMax stockholders have approved and adopted the Merger Agreement and that the Successor’s Common Stock continue to be listed on Nasdaq. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — Conditions to Closing of the Business Combination.”

Quorum and Required Vote for Proposals for the Alberton Special Meeting

A quorum of Alberton shareholders is necessary to hold a valid meeting. A quorum will be present at the Alberton Special Meeting if 50% of the votes of the ordinary shares outstanding and entitled to vote at the Alberton Special Meeting are represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of each of the Redomestication Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal (unless waived by SolarMax), and, if presented, the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the Alberton Special Meeting. Approval of the Alberton Business Combination Proposal and the Successor Charter Proposal each requires the affirmative vote of a majority of the outstanding Alberton Shares. Accordingly, an Alberton shareholder’s failure to vote by proxy or to vote in person at the Alberton Special Meeting or the failure of a Alberton shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of Alberton ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal (unless waived by SolarMax) are approved at the Alberton Special Meeting. In addition, (i) the Alberton Business Combination is conditioned on the approval of the Redomestication Proposal, (ii) the Successor Charter Proposal and the Share Issuance Proposal are conditioned on the approval of the Redomestication Proposal, and (iii) each of the Redomestication Proposal, the Successor Charter Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal is conditioned on the approval of the Alberton Business Combination Proposal. The Alberton Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

In addition, as the date hereof, Initial Shareholders of Alberton, who own approximately 71.5% of outstanding Alberton Shares, including all of the Founder Shares and Private Shares have agreed to vote for the Business Combination. Alberton Sponsor and one insider shareholder, collectively representing 58.4% of outstanding Alberton Shares, have agreed to vote their Founder Shares and Private Shares in favor of the Merger Agreement and related transactions. As a result, Alberton public shareholders’ approval for each Alberton Proposal is not needed in order to approve each Alberton Proposal.

It is important for you to note that if, in the event that the Alberton Proposals do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by April 22, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account, lesser taxes payable, to the public shareholders. On October 22, 2021, Alberton held a special meeting of shareholders, pursuant to which its shareholders approved the extension of the last date by which Alberton must complete a business combination from October 26, 2021 to April 26, 2022. In connection with the Extension Amendment, Alberton has agreed to make a monthly extension payment of $127,836,10 in connection with the Extension Amendment. SolarMax has agreed that it will fund up to six extension payments in this amount. These loans will be paid at the closing. Although we have obtained shareholder approval to extend the date by which we much complete the Merger to April 26, 2022, as described in this proxy statement/prospectus, because we did not complete our initial business combination within three years of our IPO, we have obtained an extension from Nasdaq pursuant to which we much complete the Merger by April 26, 2022. If we have not completed the Merger by April 26, 2022, the current Outside Date, which is also the last day that its securities will be listed on Nasdaq without having completed a business combination, it will be forced to dissolve and liquidate. Although the Sponsor and current and former directors and officers of Alberton collectively own 69.5% of the votes of Alberton, Alberton does not expect that it will seek to secure another extension because (i) following April 26, 2022, its securities will be delisted from Nasdaq since Nasdaq cannot grant any further extensions of Alberton’s listing without having completed a business combination; (ii) SolarMax has advised Alberton that it will terminate the Merger Agreement in the event that Alberton’s securities are delisted by Nasdaq; (iii) if the Merger Agreement is terminated, Alberton will not have an agreement to consummate a business combination; (iv) since Alberton’s stock will be traded on the over-the-counter market, it is not likely that Alberton would be able to enter into a business combination agreement with an acceptable target; (v) Alberton and the Sponsor have incurred substantial indebtedness in connection with the historical extensions and payment of ongoing expenses and may not be able to afford the costs associated with holding a meeting and providing any additional cash contribution to induce its public shareholders to not to exercise their right of redemption; and (vi) it is likely that the public shares will be substantially redeemed in view of the factors discussed in clauses (i) through (v).  Accordingly, Alberton does not intend to seek another extension if it cannot complete the Merger by April 26, 2022 and will be forced to dissolve and liquidate pursuant to its Current Charter.

Recommendation to Alberton Shareholders

Our board of directors and the Special Committee believe that each of the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal and, if presented, the Alberton Adjournment Proposal to be presented at the Alberton Special Meeting is in the best interests of Alberton and our shareholders and unanimously recommends that our shareholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

When you consider the recommendation of our board of directors and the Special Committee in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. These interests include, among other things:

(i)	the fact that our initial shareholders have purchased an aggregate of 2,871,998 ordinary shares for an aggregate purchase price of $19,550, or approximately $0.007 per share, which would have a value of approximately $[●] million based on the closing price of Alberton ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business by April 26, 2022; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(ii)	the fact that the Sponsor holds 329,760 private units and will continue to hold 362,736 shares of Company Common Stock and 329,760 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. The Private Warrants are being cancelled at the Closing in consideration of which Alberton is issuing 44,467 Alberton shares to the Sponsor. Those private units and securities underlying those private units are not subject to redemption and will be worthless if Alberton does not complete an initial business combination by the Outside Date;

(iii)	if Alberton is unable to complete a business combination by the Outside Date, our Sponsor will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

(iv)	the fact that (A) we issued Sponsor Notes in the aggregated amount of $1,080,000, to the Sponsor, the sole director and shareholder of which is Mrs. Guan Wang, our Chief Executive Officer and Chairman. The Sponsor Notes are non-interest bearing and payable on the consummation of our initial business combination; (B) in addition to the Sponsor Notes, the Sponsor has loaned us $651,369 for working capital, which the Sponsor borrowed from SolarMax and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the Trust Account; (C) pursuant to the Fifth Amendment to the Merger Agreement, Alberton will be issuing to two outside investors $10 million notes automatically convertible at the closing into shares of common stock of the combined entity valued at the Convertible Note Valuation Price, the proceeds of which will be used, among others, to pay off the Sponsors Notes and loans by the Sponsor and registering the sale of such underlying shares pursuant to the Securities Act, and (D) Sponsor has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the Trust Account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time, and we have agreed to pay the Sponsor $1,000 per month for these services.

(v)	the fact that the Merger Agreement provides that (A) SolarMax has agreed that the Successor shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the registration statement of which this prospectus/proxy statement is filed with the SEC (“Alberton Closing Expenses”), and (B) SolarMax made Extension Loans of $1,387,780.26 as of March 25, 2022, and agreed to make up to three additional Extension Loans of $127,836.10. The Extension Loans will be paid at the Closing.

(vi)	the fact that, in the Merger Agreement, as amended, (a) the Sponsor and certain initial shareholders have agreed to deliver 800,000 founder shares at the closing to us for cancellation; (b) Alberton assumed the Sponsor’s obligation to make a $50,000 payment to Alberton’s former chief executive officer, (c) Alberton has agreed to issue, at the closing, under the Incentive Plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of Common Stock as the compensation shares for their service as independent directors of Alberton until the Closing and (d) Alberton agreed to issue to the Sponsor 44,467 ordinary shares for the Sponsor’s agreement to cancel all of the outstanding Private Warrants including any obligation to issue private warrants.

(vii)	the fact that Sponsor issued to SolarMax the Sponsor Interim Notes in the aggregate principal amount, as of March 25, 2022 of $651,369.01 pursuant to loan agreements dated between Sponsor and SolarMax. The loans were made by SolarMax to Sponsor in order to enable Sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement and to pay certain accrued expenses. Upon consummation of the Business Combination, these notes will be paid out from the proceeds of the sale of the New Notes. If the Business Combination is not consummated, the Sponsor Interim Notes would become immediately payable and carry an annual interest of 5% from the maturity date.

(viii)	the continued indemnification of current directors and officers of Alberton and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

SolarMax Technology, Inc.

A solar energy system retains the direct current (DC) electricity from the sun and converts it to alternating current (AC) electricity that can be used to power residential homes and commercial businesses. The solar business is based on the ability of the users of solar energy systems to save on energy costs and reduce their carbon imprint as compared with power purchased from the local electricity utility company. SolarMax was founded in 2008 to engage in the solar business in the United States and, following two acquisitions in 2015, commenced operations in China.

SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users.

SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. SolarMax’ operations in China are conducted through its Chinese subsidiaries. Substantially all revenue from the China segment during the years ended December 31, 2021 and 2020 was generated from project agreements with SPIC, which is a large state-owned enterprise under the administration of the Chinese government that holds a range of energy assets. Most of SolarMax’ revenues prior to 2020 were generated from a related party and its subsidiaries. SolarMax does not have any pending projects or contracts with this related party. SolarMax is also planning to develop commercial and industry solar projects in China along with developing residential systems for the Chinese market. However, as of the date of this proxy statement/prospectus, SolarMax does not have any agreements or understandings with respect to this type of project and cannot give any assurance that it will be able to develop any significant revenue, if any, from this type of project.

Proposals for the SolarMax Special Meeting

The following is a summary of the proposals for the SolarMax Special Meeting.

SolarMax Business Combination Proposal

SolarMax and Alberton have agreed to a Business Combination under the terms of the Merger Agreement dated as of October 27, 2020 by and among Alberton, Merger Sub and SolarMax as amended. Please see the section entitled “The SolarMax Business Combination Proposal.”

The Merger Agreement provides for the Merger of Merger Sub with and into SolarMax, with SolarMax continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of SolarMax Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as defined below);  (ii) each outstanding option to acquire SolarMax Stock (whether vested or unvested) shall be assumed by combined entity and automatically converted into an option (each, an “Assumed Option”) to acquire shares of combined entity’s common stock, with its price and number of shares equitably adjusted based on the conversion ratio. The conversion ratio is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Stock and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Alberton’s common stock determined by dividing the conversion price of such notes at the Effective Time by the applicable conversion ratio.

Merger Consideration

As consideration for the Merger, SolarMax stockholders as of immediately prior to the Effective Time (but excluding holders of SolarMax options) collectively will receive from Alberton, in the aggregate, a number of Alberton common stock equal to: (i) $300,000,000, divided by (ii) $10.50 per share, such Alberton ordinary shares being referred to as the “Stockholder Merger Consideration”). The holders of SolarMax options shall receive Assumed Options to purchase the number of shares of Alberton Common Stock as described above in accordance with the terms and conditions set forth in the Merger Agreement without any action on their part.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”).

On October 22, 2021, upon shareholders’ approval of the Extension, Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than October 26, 2021, or such an earlier date may be determined by the board of Alberton. This Extension was the third extension approved by Alberton’s shareholder. On April 26, 2020, the Alberton shareholders approved the first extension, which extended the date for Alberton to complete its first business combination to October 26, 2020, and on October 23, 2020, the Alberton shareholders approved the second extension, which extended the date of Alberton to complete its first business combination to April 26, 2021. Pursuant to the Merger Agreement, SolarMax made Extension Loans of $1,387,780.26 as of March 25, 2022, and may make additional loans if the Extension Amendment is approved. The agreement by SolarMax to make these Extension Loans satisfied the obligations of the sponsor, officers, directors, affiliates of Alberton or their designees shall make such additional loans as shall be necessary for the costs and expenses of the Extension. The Extension Loans will be paid at the Closing. On October 22, 2021, Alberton held a special meeting of shareholders, pursuant to which its shareholders approved the amendments to Alberton’s Memorandum and Articles of Association to extend the last date by which Alberton must complete a business combination from October 26, 2021 to April 26, 2022. In connection with the Extension Amendment, Alberton has agreed to make up to six monthly extension payment of in the amount of $0.10 for each public share that is not redeemed in connection with the Extension Amendment as is set forth in the definitive proxy statement relating to the special meeting called for the purpose of approving the Extension Amendment. Pursuant to the Merger Agreement, SolarMax has made Extension Loans of $1,387,780.26 as of March 25, 2022 and may make three additional loans each at $127,836.10. These loans will be paid at the closing.

On November 10, 2020, Alberton, Merger Sub and SolarMax entered into an amendment (the “Amendment”) to the Merger Agreement to increase certain Extension Loans (as defined in the Merger Agreement) to be provided by SolarMax from $60,000 monthly to $70,674 monthly commencing November 10, 2020. On August 11, 2021, September 10, 2021, and October 4, 2021, Alberton, Merger Sub and SolarMax entered into a third amendment, a fourth amendment, and a fifth amendment to the Merger Agreement. Pursuant to these amendments:

●	The number of Alberton ordinary shares to be issued to the SolarMax shareholders was changed to provide that the number of shares is determined by dividing $300,000,000 by $10.50 rather than the Redemption Price.

●

SolarMax, which, as of March 25, 2022 had made Extension Loans totaling of $1,387,780.26, agreed to make up to three additional Extension Loans, each at $127,836.10, and all of the Extension Loans will be paid at the Closing.

●	The requirement that Alberton satisfy its obligation to settle Chardan’s deferred underwriting compensation, which is $4,020,797, through the delivery of Sponsor Shares was eliminated, and the deferred underwriting compensation is to be paid in cash.

●	The requirement that the notes outstanding at September 3, 2020 be settled through the delivery of Sponsor Shares was eliminated and these notes will be paid at the Closing.

●	800,000 Founder Shares will be canceled.

●	All outstanding Private Warrants, each exercisable for one-half of one Alberton ordinary shares (or Purchaser Common Stock following Redomestication), including all rights to receive additional Private Warrants which may be issued upon conversion of any notes or other advances made to Purchaser, shall be cancelled, and Alberton shall issue to the holder of the Private Warrants (including any right to receive additional Private Warrants) a total of 44,467 Alberton ordinary shares.

●

Pursuant to loan agreements with the Sponsor, SolarMax had made loans to the Sponsor for payment of obligations of Alberton of $651,369.01  and made loans to Alberton in the amount of $276,666.40 at March 25, 2022 and may make additional loans to enable Alberton to pay certain expenses relating to the offering. These loans will be paid at the closing.

●	On October 4, 2021, Alberton entered into securities purchase agreement with two investors who agreed to purchase convertible notes in the principal amount of $10 million. The notes are automatically converted at the closing into shares of common stock with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending on the 2nd trading day before the proxy statement is mailed to Alberton’s shareholders.

●	At the Closing, Alberton shall issue, under the Incentive Plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of Common Stock as the compensation shares for their service as independent directors of Alberton until the Closing and to Citiking International Limited, a company organized under the laws of Hong Kong (“Citiking”), 200,000 shares pursuant to certain consulting agreement between the Purchaser and Citiking, among which 50,000 shares shall vest immediately, 50,000 shares shall vest upon the first anniversary of the Closing, 50,000 shares shall vest on the second anniversary of the Closing and remaining 50,000 shares shall vest on the third anniversary of the Closing.

●	Alberton agreed that Alberton would assume the Sponsor’s obligation to make a $50,000 payment to Alberton’s former chief executive officer.

The Sponsor consented to these amendments.

The Merger Agreement and the consummation of the transactions contemplated thereby requires the approval of both Alberton’s shareholders and SolarMax’ stockholders. Alberton agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with the reasonable assistance of SolarMax, and use its commercially reasonable efforts to file with the SEC this registration statement on Form S-4 in connection with the registration under the Securities Act of the issuance shares of Stockholder Merger Consideration to the SolarMax stockholders, and containing a joint proxy statement/prospectus for the purpose of (i) Alberton soliciting proxies from the shareholders of Alberton to approve the Merger Agreement, the transactions contemplated thereby and related matters at the Alberton Special Meeting and providing such stockholders an opportunity of Redemption, and (ii) SolarMax soliciting proxies from the stockholders of SolarMax to approve the Merger Agreement, the transactions contemplated thereby and related matters at the SolarMax Special Meeting.

SolarMax’ directors, officers and 5% stockholders who beneficially own constituting approximately 71.5% of the voting common stock of SolarMax, executed Voting Agreements in favor of the Merger Agreement and the transaction contemplated thereby. The Sponsor of Alberton together with one major insider shareholder, constituting approximately 58.4% of the issued and outstanding capital of Alberton, executed Voting Agreement in favor of the Merger Agreement and transaction contemplated thereby.

The parties also agreed to take all necessary action, so that effective at the Closing, the entire board of directors of Alberton will consist of those individuals who are directors of SolarMax on the Effective Date plus one individual to be designated by Alberton who shall meet the Nasdaq requirement for an independent director and shall be acceptable to SolarMax.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the transactions contemplated thereby and related matters by the requisite vote of Alberton’s shareholders and SolarMax’ stockholders; (ii) receipt of requisite regulatory approvals; (iii) no law or order preventing or prohibiting the Merger or the other transactions contemplated by the Merger Agreement; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) Alberton having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption, consummation of the Merger and PIPE Financing; (vi) the Domestication, (vii) the election or appointment of members to the Alberton’s board of directors as described above; (vii) the effectiveness of the Registration Statement, and (viii) being advised by Nasdaq that upon consummation of the Merger, Alberton shall continue to be listed on the Nasdaq Capital Market and all outstanding deficiencies have been addressed to the satisfaction of Nasdaq.

In addition, unless waived by SolarMax, the obligations of SolarMax to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Alberton being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	Alberton having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing;

●	Absence of any Material Adverse Effect with respect to Alberton since the date of the Merger Agreement which is continuing and uncured;

●	Alberton having received net proceeds of $6.0 million from pursuant to the PIPE Subscription Agreements; and

●	Alberton having effected the cancellation of 800,000 founder shares for no payment by the Company or SolarMax.

●	Alberton having received the $10 million proceeds from the sale of the convertible notes.

●	All outstanding Private Warrants, including all rights to receive additional Private Warrants which may be issued upon conversion of any notes or other advances made to Alberton, shall have been cancelled, and Alberton issue to the holder of the Private Warrants (including any right to receive additional Private Warrants) a total of 44,467 Alberton ordinary shares.

Unless waived by Alberton, the obligations of Alberton and the Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of SolarMax being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	SolarMax having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the Closing Date;

●	Absence of any Material Adverse Effect with respect to SolarMax since the date of the Merger Agreement which is continuing and uncured; and

●	Alberton having received a copy of duly executed Lock-Up agreements by certain significant SolarMax stockholders (or such SolarMax stockholders otherwise being subject to substantially similar transfer restrictions).

In the event that the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver of claims against the trust, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any fraud claims or willful breach of the Merger Agreement prior to such termination.

In connection with the extensions of the date that Alberton must complete its initial business combination initially from April 26, 2020 to October 26, 2020, then from October 26, 2020 to April 26, 2021 and then from April 26, 2021 to October 26, 2021, and then from October 26, 2021 to April 26, 2022, Alberton was required to make monthly payments of $60,000 for the first extension, which increased to $70,674 for the second extension, which increased to $76,704.66 for the third extension and to $127,836.10 for the fourth extension. SolarMax has made Extension Loans in the aggregate principal amount of $1,387,780.26 as of March 25, 2022 and agreed to make up to three additional Extension Loans each in the amount of $127,836.10. In the event that the Merger is not consummated, it is unlikely that SolarMax will be able to recover on the notes or on the notes issued by the Sponsor.

Related Agreements

The Sponsor and certain of the officers, directors and stockholders of SolarMax holding at least 1% of the outstanding shares of capital stock of SolarMax prior to the Closing have agreed that they will not, subject to certain exceptions, transfer, sell, tender or otherwise dispose of the shares of common stock of the Successor that they will receive as a result of the Merger for a certain period of time. Such shareholders will enter into lock-up agreements prior to the closing to evidence such restrictions. Please read the section entitled “The Business Combination Proposals — Lock-Up Agreement.”

In addition, at the time of entry into the Merger Agreement, SolarMax provided Alberton with the executed Voting Agreements from directors, officers and 5% stockholders of SolarMax, who collectively beneficially own approximately 41.6% of the issued and outstanding voting stock of SolarMax. Under the Voting Agreements, the SolarMax stockholders party thereto will generally agree to vote all of their SolarMax shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such SolarMax stockholder’s ability to perform its obligations under the Voting Agreement. Each Voting Agreement prevents transfers of the SolarMax shares held by the SolarMax stockholder party thereto between the date of the Voting Agreement and the date of the meeting of SolarMax stockholders.

Each of the Sponsor and one insider of Alberton, who collectively beneficially own approximately 58.4% of the issued and outstanding ordinary shares of Alberton, entered into a voting agreement (the “Sponsor Voting Agreements”) whereby they have agreed to vote all of their shares of Alberton in favor of the Merger Agreement and the related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such Sponsor’s ability to perform its obligations under the Sponsor Voting Agreements. The Sponsor Voting Agreements prevents transfers of the Alberton shares held by the Sponsors and the insider shareholder between the date of the Sponsor Voting Agreements and the date of the meeting of Alberton shareholders.

Registration of the Shares

The shares of Successor Common Stock to be issued to the SolarMax stockholders will be issued pursuant to the registration statement of which this proxy statement/prospectus forms a part and therefore, will not be restricted securities, except to the extent described below. Pursuant Rule 145, any person who is an affiliate of the Successor can only sell shares received as part of the Merger Consideration under certain conditions set forth in Rule 145, which incorporate the provisions of Rule 144. The officers and directors of SolarMax will become officers and directors of the Successor at the effective time of the merger and under Rule 145, as long as they are affiliates of the Successor, they can only sell their shares of the Successor is in compliance with the public reporting requirements of Rule 144 and the sale is made in accordance with the limitation of the amount of securities which may be sold in any six month period of the greater of 1% of the outstanding shares or the average weekly trading volume, and the sale meets the manner of sale requirement of Rule 144. All other stockholders of SolarMax will not be restricted in the sale of their shares of Common Stock of the Successor except as provided in the lock-up agreements.

Lock Up Agreement

SolarMax’ officers and directors, 5% stockholders and certain other stockholders who own more than 1% of SolarMax’ stock are to sign lock-up agreements, pursuant to which they agree, with certain limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Alberton Shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Alberton Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities not to offer during the lock-up period. The lock-up period means (i) for 50% of the holder’s shares, the period ending on the earlier of (x) six months after the Closing Date, as defined in the Merger Agreement, and (y) the date on which the closing price of the Alberton Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date and (ii) for the remaining 50% of the Undersigned’s Securities, ending six months after the Closing Date.

SolarMax Adjournment Proposal

The SolarMax Adjournment Proposal, if adopted, will allow its board of directors to adjourn the SolarMax Special Meeting to a later date or dates to permit further solicitation of proxies. The SolarMax Adjournment Proposal will only be presented to SolarMax’ stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the SolarMax Special Meeting to approve the SolarMax Business Combination Proposal. Please see the section entitled “The SolarMax Adjournment Proposal.”

Date, Time and Place of Special Meeting of SolarMax’ Stockholders

The SolarMax Special Meeting will be held at 7:00 a.m. Pacific Time, on [●], 2022 at the offices of SolarMax located at 3080 12th Street, Riverside, California 92507

Voting Power; Record Date of Special Meeting of SolarMax’ Stockholders

The record date for determining stockholders entitled to notice of or vote on the SolarMax Stockholder Proposals is the close of business on [●], 2022. On the record date, there were outstanding 67,289,359 shares of SolarMax voting common stock, including 445,200 shares which were issued as restricted shares that are not treated as outstanding for accounting purposes but are voting shares because the holders of the 445,200 shares have voting rights.

Quorum and Vote of SolarMax Stockholders

SolarMax’ by-laws provide that one-third of the shares of Common Stock entitled to vote constitutes a quorum for the transaction of business at a meeting of stockholders. The SolarMax Business Combination Proposal requires the approval of a majority of the voting shares.

As of the record date, SolarMax had a total of 67,289,359 shares of voting common stock outstanding.

Proxy Solicitation for SolarMax

SolarMax has not engaged any proxy solicitation firm in connection with the SolarMax Special Meeting. The Company’s officers, principally its chief executive officer, will solicit proxies from the SolarMax stockholders.

Interests of SolarMax’ Directors and Officers in the Business Combination

None of SolarMax’ officers or directors has any equity or other interest in Alberton. However, they will benefit from the increased liquidity which will result from the completion of the Merger.

David Hsu, SolarMax’ chief executive officer, has an employment agreement pursuant to which he was to have received a salary of $655,636 for 2020. In connection with a company-wide salary reduction, Mr. Hsu took a salary cut and his salary for 2020 was $577,779. Mr. Hsu’s employment agreement provides for a salary increases of at least 3% annually and a bonus based on SolarMax’ revenues. His increase for 2021 will be based on his salary for 2020 before his salary reduction, and Mr. Hsu’s salary for 2021 is at the annual rate of $675,305. In addition, as of March 25, 2022, SolarMax owed Mr. Hsu $1,064,819, representing deferred salary from 2019, 2020, 2021 and 2022 and cash bonus deferred from 2017 and 2018.  Mr. Hsu’s employment agreement will continue in effect following the completion of the Merger. In October 2016, SolarMax granted to Mr. Hsu a restricted stock grant for 2,268,000 shares of common stock. In March 2019, SolarMax granted Mr. Hsu the right (a) to exchange 50% of these shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share exchanged and (b) to transfer to SolarMax the remaining 50% of his restricted shares for $625,000, or $0.60 per share. Mr. Hsu exercised this right and exchanged his 2,268,000 shares for an option to purchase 2,402,946 shares of common stock at $2.98 per share and a cash payment of $625,000. This payment was initially due on December 15, 2019 and has been extended until the completion of the Merger. Successor will pay this amount following completion of the Merger.

The general partner of CEF and CEF II is a limited liability company owned and managed by Mr. Hsu and Simon Yuan, a director, and the former executive vice president/director. At March 25, 2022, SolarMax owed CEF and CEF II a total of $21.5 million, of which $13.5 million was a current liability.

SolarMax has a lease for its corporate headquarters with a limited liability company in which Mr. Hsu and Mr. Yuan are owners. The current annual rent under this lease is approximately $1.0 million. Two of SolarMax’ subsidiaries have a lease for office space with a limited liability company in which Mr. Hsu is an owner. The current annual rent under this lease is approximately $236,000.

At December 31, 2021, SolarMax had a deficiency in stockholders’ equity of approximately $8.4 million. One of the conditions to completion of the Merger is that the Successor meet the Nasdaq requirements, which, among other requirements, require the Successor to have stockholders’ equity of at least $4.0 million if the market value of the listed securities is at least $50.0 million, or $5.0 million if that test is not met, and a public float of $15.0 million. Consequently, it may be necessary for Alberton to raise more than $12.0 million plus the amount of the cash expenses of the Business Combination, either from the Trust Account, to the extent that public stockholders do not exercise their redemption rights, or from the private placement of Alberton securities. As a result of the completion of the Merger, SolarMax will see a significant improvement in its stockholders’ equity and a significant cash infusion of cash, and the Successor will be in a better position to make the payments due to Mr. Hsu as well as his salary and bonus compensation pursuant to his employment agreement, and to make the payments due to CEF and CEF II and on the lease agreements than it would have it the Merger were not completed.

Recommendation to Stockholders of SolarMax

The SolarMax Board believes that the SolarMax Business Combination Proposal, and, if presented, the SolarMax Adjournment Proposal are in the best interest of SolarMax’ stockholders and recommends that its stockholders vote “FOR” the SolarMax Business Combination Proposal and, if presented, “FOR” the SolarMax Adjournment Proposal.

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “SolarMax Business Combination Proposal — Interests of SolarMax’ Directors and Officers in the Business Combination” in the accompanying joint proxy statement/prospectus for a further discussion of this.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under a reverse recapitalization, the shares of Alberton remaining after Redemptions by Public Shareholders, and the unrestricted net cash and cash equivalents of Alberton on the date that the Business Combination is consummated, will be accounted for as a capital infusion into SolarMax whereby all of the expenses incurred by SolarMax related to the Business Combination will be charged to additional paid-in capital upon consummation of the Business Combination. The historical financial statements of the Corporation will be the historical financial statement of SolarMax.

QUESTIONS AND ANSWERS FOR ALL ALBERTON SHAREHOLDERS AND

SOLARMAX STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Alberton Special Meeting and at the SolarMax Special Meeting, including questions relating to the proposed Business Combination. The following questions and answers do not include all the information that is important to our and SolarMax’ shareholders. Alberton and SolarMax urge their respective shareholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q.	Why am I receiving this joint proxy statement/prospectus?

A.	Alberton and SolarMax propose to enter into a business combination pursuant to the Merger Agreement, dated as of October 27, 2020, as may be amended or supplemented from time to time. Copies of the Merger Agreement and the five amendments are attached to this joint proxy statement/prospectus as Annexes A, A-1, A-2, A-3, A-4, and A-5 and you are encouraged to read the Merger Agreement, as amended, in its entirety. Pursuant to the Merger Agreement, and following the Redomestication of Alberton to Nevada, Merger Sub will merge with and into SolarMax, with SolarMax as the surviving corporation and the wholly-owned subsidiary of Alberton and the only business of Alberton, as the Successor, will be the business of SolarMax.

Consummation of the Business Combination requires the approval of the following:

With respect to Alberton, the following approvals of: (x) each of the Redomestication Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal (unless waived by SolarMax), and, if presented, the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the Alberton Special Meeting, and (y) the Alberton Business Combination Proposal requires vote of a majority of the outstanding Alberton Shares.

With respect to SolarMax, the following approvals of: (x) the SolarMax Business Combination Proposal requires the affirmative vote of a majority of the outstanding shares of SolarMax Common Stock, and (y) the SolarMax Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of the Common Stock of SolarMax present at the SolarMax Special Meeting.

Upon the effectiveness of the Redomestication, all outstanding securities of Alberton will be deemed to constitute outstanding securities of the continuing Nevada corporation.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS.

Q.	Why are Alberton and SolarMax proposing the Business Combination?

A.

Alberton was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

SolarMax is an integrated solar and renewable energy company. SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. SolarMax’ business is described in greater detail under “Business of SolarMax.”

Based on its due diligence investigations of SolarMax and the industry in which it operates, including the financial and other information provided by SolarMax in the course of Alberton’s due diligence investigations, Alberton believes that a business combination with SolarMax presents a unique business combination opportunity. The Alberton Board believes that, in light of the foregoing, the Business Combination with SolarMax presents an opportunity to increase shareholder value. However, there is no assurance that shareholder value will increase as a result of the Business Combination.

Q.	What will SolarMax’ stockholders receive in return for the acquisition of SolarMax by Alberton?

A.	Pursuant to the Merger Agreement (i) the shares of common stock of SolarMax issued and outstanding immediately prior to the Merger will be cancelled in exchange for the right to receive an aggregate number of shares of Successor common stock equal to the quotient of the aggregate merger consideration of $300,000,000, divided by $10.50 per share, (ii) each outstanding option to acquire SolarMax common stock (whether vested or unvested) shall be assumed by the Successor and automatically converted into an Assumed Option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the Exchange Ratio of 0.42461, which is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax common stock and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Successor common stock determined at a conversion price equal to 80% of $10.50, which is the price at which the SolarMax shares are being valued, which is $8.40, and dividing the result by the Exchange Ratio, which is 0.42461, resulting in a conversion price of $19.78.

Following the completion of the Merger, the Successor’s sole business will be the business of SolarMax and the market price of the Successor Common Stock will be based on the market’s perception of SolarMax’ financial condition, business and prospects and the risks attendant to such business. Alberton’s and SolarMax’ shareholders should review the section “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SolarMax” and SolarMax’ consolidated financial statements.

Q.	What equity stake will current Alberton shareholders and current SolarMax stockholders hold in the Successor immediately after the consummation of the Business Combination?

A.

Assuming consummation of the Business Combination, (assuming, among other things, that no Alberton shareholders exercise redemption rights with respect to their common stock upon consummation of the Merger), based on the Merger Consideration of $300,000,000, and the value of one share of Alberton Common Stock at $10.50, the current equity holders of SolarMax are expected to own 28,571,762, approximately 76.1% of the outstanding Successor common stock and the current holders of Alberton Shares are expected to own approximately 15.1% of the outstanding Successor common stock, including the shares issuable upon the automatic conversion of the rights. The remaining shares will be held by the PIPE Investors and the holders of convertible notes and the Sponsor with respect to the 44,467 shares to be issued as consideration of cancellation of the warrants, after giving effect to the cancellation of 800,000 shares by the Sponsor and other initial shareholders, These percentages are subject to change when the number of shares being redeemed is determined, the number of shares to be issued to the PIPE Investors and the holders of the convertible notes are determined and also in the event that additional Alberton Shares are issued in a private placement or other financing and do not take into account any dilution resulting from the exercise of outstanding Alberton warrants and the Assumed Options and any convertible notes issued or issuable by SolarMax.

Q.	What equity stake will Alberton hold in SolarMax after the Closing?

A.	From and after the Effective Time, Alberton will own 100% of the equity of SolarMax.

Q.	Why is Alberton proposing the Redomestication?

A.	The Alberton Board believes that, having determined that the Merger is in the best interest of Alberton and its shareholders, it is important that the Merger qualify as a “tax-fee reorganization” for the purposes of Sections 354 and 361 of the Internal Revenue Code, Alberton should effect the Redomestication in order to align the legal structure of Alberton with the nature of Alberton’s business going forward as a Nevada corporation. The Redomestication will be contingent upon the approval of the Business Combination by the Alberton shareholders and the Merger Agreement being in full force and effect prior to the Redomestication. Because the Successor will continue to operate as a corporation organized in the United States, it was the view of the Alberton Board that Alberton should also be structured as a corporation organized in the United States, thus permitted the Merger to be treated as a “tax free” reorganization under the Code. In addition, the Alberton Board believes that the Redomestication will provide a greater measure of flexibility and simplicity in corporate transactions and will reduce the costs of doing business. In addition, the Alberton Board believes Nevada provides a recognized body of corporate law that will facilitate corporate governance by Alberton’s officers and directors and that Nevada maintains a favorable legal and regulatory environment in which to operate and is the state in which a substantial number of smaller reporting companies are incorporated today. Further, the Redomestication of Alberton to a United States corporation was a condition for SolarMax’ board of directors to approve the merger in order that the Merger be treated as a “tax free reorganization” under the Code.

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.	After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise Redemption Rights, to pay transaction expenses incurred in connection with the Business Combination, and for working capital of the Successor and its subsidiaries (consisting of SolarMax and its direct and indirect subsidiaries) and general corporate purposes of the Successor. Such funds will also be used to reduce the indebtedness and certain other liabilities of the Combined Company that were incurred prior to the Merger. As of the Record Date, there was cash and marketable securities held in the Trust Account of approximately $[●] million. These funds will not be released until the earlier of the completion of our initial business combination or the Redemption of Alberton Public Shares if Alberton is unable to complete a business combination by April 26, 2022.

Q.	What happens if a substantial number of Public Shareholders vote in favor of the Alberton Business Combination Proposal and exercise their Redemption Rights?

A.	Public Shareholders may vote in favor of the Business Combination and still exercise their Redemption Rights; provided, however, that in the event that the redemptions result in Alberton having less than $5,000,001 in net tangible assets as of the Closing, or the Successor not satisfying the applicable listing requirements of Nasdaq, which include a $4.0 million stockholder’s equity if the market value of the listed securities is at least $50.0 million and $5.0 million if that test is not met, and a $15.0 million market value of unrestricted publicly held shares after giving effect to the consummation of the Merger and any private financing, then either party may terminate the Merger Agreement, and the Business Combination will not be consummated as a result of such termination. SolarMax anticipates that it would terminate the Merger if the Successor Common Stock were not listed on Nasdaq since one of the reasons the SolarMax board approved the Merger is the Nasdaq listing. See “— Risks Related to the Redomestication and the Business Combination — Alberton does not currently have sufficient cash, including funds in the Trust Account, to satisfy the closing condition in the Merger Agreement that Albertson have sufficient cash to enable it to meet the Nasdaq listing requirements, and there can be no assurance that Alberton will be able to obtain sufficient additional financing to satisfy this requirement, that such financing will be available on acceptable terms.” Subject to the foregoing, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is substantially reduced as a result of Redemptions by Public Shareholders. With fewer Public Shares and Public Shareholders, the trading market for the Successor’s securities may be less liquid and the Successor may not be able to meet the listing standards for a national securities exchange. Furthermore, the funds available from the Trust Account for working capital purposes of the Combined Company after the Business Combination may not be sufficient for its future operations and may not allow the Combined Company to reduce SolarMax’ indebtedness and/or pursue its strategy for growth.

Q.	What conditions must be satisfied to complete the Merger?

A.

Unless waived by the parties to the Merger Agreement, and subject to applicable law, the consummation of the Merger is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite shareholder approvals contemplated by this joint proxy statement/prospectus and the approval of Nasdaq to the continued listing of the Successor’s common stock after the Merger.

Among the conditions to completion of the Merger is the satisfaction of the Nasdaq initial listing requirements for the Successor. The Nasdaq requirements include a stockholders’ equity of $4.0 million, or $5.0 million if the publicly held securities test is not met, and a market value of unrestricted publicly held securities of $15.0 million. As of December 31, 2021, SolarMax had a negative stockholders’ equity of approximately $8.4 million, and Alberton had a stockholders’ equity of $5 million. As of December 31, 2021, Alberton had liabilities of approximately $9.8 million. The stockholders’ equity of the Successor upon completion of the Merger will be further decreased by any redemptions by the Public Shareholders and the expenses of the transaction. In this connection, Alberton entered into the PIPE Subscription, pursuant to which it is to receive $6.0 million at the Closing, and securities purchase agreements with two investors who agreed to purchase an aggregate of $10 million of convertible notes that are automatically converted into common stock at the closing. Alberton also entered backstop agreements with four backstop investors, pursuant to which the Backstop Investors committed to purchase an aggregate of no less than $10 million of ordinary shares in open market or private transactions from time to time, or from holders of public shares of Alberton who have exercised their redemption rights pursuant to Alberton’s organization documents.

As of the date of this proxy statement/prospectus, the market value of publicly traded shares is greater than the amount of money in the Trust Account, which is approximately $15.2 million. Any significant redemption could impair the ability of Alberton to obtain Nasdaq approval to the continued listing of the Successor’s common stock following completion of the Merger. Any money raised in a private financing would not affect the number of holders of publicly traded shares. In addition, to the present public float, at least 50 SolarMax stockholders who will not be signing lock-up agreements will receive 4,456,437 shares of Successor Common Stock which will not be subject transfer restrictions. Such shares would have an estimated value of more than $44 million and would be included in the public float. However, in order for such stockholders to receive these shares, SolarMax must deliver the necessary information to the transfer agent, and we cannot assure you that such documentation will be provided to the transfer agent in a timely manner.

After giving effect to the Merger, the Successor will need to have a stockholder base of more than 300 unrestricted round lot shareholders, of which at least 150 will own $2,500 in value upon completion of the Merger. Alberton, based on information relating to the NOBO holders of Alberton ordinary shares as of January 20, 2021, met the Nasdaq requirement for round lot holders. In the event of a change in the stockholder base such that Alberton no longer meets these requirements, Alberton, with the approval of SolarMax, may need to engage an investment banking firm to assist Alberton in meeting the minimum public stockholder and minimum public float requirements and, in this connection, in introducing investors who would purchase public stock and not seek to have their public shares redeemed.

On January 4, 2021, Nasdaq advised Alberton that it no longer complies with Nasdaq Listing Rule 5620(a) due to the Alberton’s failure to hold an annual meeting of shareholders within twelve months of the end of the Alberton’s fiscal year ended December 31, 2019 (the “Annual Meeting Requirement”). On January 19, 2021, the board of Alberton approved the issuance of 1,414,480 dividend warrants to those public shareholders who were shareholders on April 21, 2020 and who did not exercise their right of redemption in connection with the April 2020 extension. These warrants were issued on April 8, 2021.

On February 18, 2021, Alberton received a letter from Nasdaq, advising the Company that the Company had regained compliance with the Minimum Public Holders Rule based on the Company’s submissions to Nasdaq of shareholder records dated January 20, 2021.

On March 16, 2021, after Alberton’s submission of a plan to regain compliance with Annual Meeting Requirement, Nasdaq granted Alberton an extension of time through June 29, 2021 to regain compliance with the Annual Meeting Requirement.  Alberton satisfied the annual meeting requirement with the special meeting in lieu of the 2020 annual meeting on April 23, 2021.

On October 22, 2021, Alberton held a special meeting of shareholders, pursuant to which its shareholders approved the Extension Amendment to extend the last date by which Alberton must complete a business combination from October 26, 2021 to April 26, 2022. In connection with the October 2021 Extension, the holders of 50 Alberton ordinary shares redeemed their shares. As a result, an aggregate of $571.56 (or $11.43 per share) was released from our Trust Account to pay such shareholders.

On October 28, 2021, Alberton received a notice from the staff of the Listing Qualifications Department of Nasdaq indicating that, unless Alberton timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”), Alberton’s securities (common stock, warrants, units and rights) would be subject to suspension and delisting from Nasdaq due to the Alberton’s non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Following the submission of a hearing request by Alberton, a hearing was held on December 16, 2021.

On January 3, 2022, Alberton received a notice from the Nasdaq Office of General Counsel that the Panel had granted the Company’s request to continue its listing on Nasdaq through March 14, 2022 (the “Original Granted Extension Date”). On February 28, 2022, Alberton submitted a request for additional extension from the Original Granted Extension Date to April 26, 2022, the Outside Date, because it needed additional time to prepare and include the audited financial statements for the fiscal year ended December 31, 2021 of each of Alberton and SolarMax in this proxy statement/prospectus, which request was granted by the Panel on March 3, 2022. The Panel’s decision is subject to certain conditions, including that the Company will have completed the Merger SolarMax on or before the Outside Date and will have demonstrated compliance with all applicable requirements for initial listing on Nasdaq. The Panel stated that April 26, 2022 represents the full extent of the Panel’s discretion to grant continued listing while the Company is non-compliant. As a result, if the Merger is not completed and Alberton does not demonstrate compliance with the applicable Nasdaq listing requirements by April 26, 2022, the Panel will issue a final delist determination and Alberton’s securities will be suspended from trading on Nasdaq.

Q.	When do you expect the Business Combination to be completed?

A.	It is currently expected that the Business Combination will be consummated by April 26, 2022. This date depends, among other things, on the approval of the proposals to be put to Alberton shareholders at the Alberton Special Meeting and the Alberton meeting the Nasdaq initial listing requirements after the completion of the Merger. Because our securities will be delisted from Nasdaq if the Merger is not completed by April 26, 2022, we cannot adjourn the special meeting to a date which is later than April 25, 2022 to enable us to close the Merger by April 26, 2022.

Q.	Will Alberton enter into any financing arrangements in connection with the business combination that are not disclosed in this joint proxy statement/prospectus?

A.

Alberton does not believe that it is likely that it will enter into additional backstop arrangements and/or private placements other than the $6.0 million PIPE Subscription, the existing backstop agreement, and the $10.0 million Note Purchase Agreement. However, in the event that Alberton or SolarMax deems that it is necessary to raise additional equity either to meet the Nasdaq continued listing requirements or to meet SolarMax’ estimate capital requirements following the offering, Alberton may enter into additional PIPE Subscriptions, which may be on different terms than the present PIPE Subscription. As the amount of any such equity issuances is not currently known, Alberton cannot provide exact figures as to percentage ownership that may result from any such financing. If Alberton enters into an additional binding commitment in respect of any such additional equity financing, Alberton will file a Current Report on Form 8-K with the SEC to disclose details of any such equity financing. Any such arrangements that result in the issuance of additional shares of common stock of the Successor will result in dilution to both the Alberton public shareholders and the SolarMax stockholders.

QUESTIONS AND ANSWERS ABOUT THE ALBERTON PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Alberton Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our shareholders. Alberton urges shareholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this joint proxy statement/prospectus in connection with the Alberton Special Meeting. Alberton is holding the Alberton Special Meeting to consider and vote upon the following seven proposals. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this joint proxy statement/prospectus.

(1)	The Redomestication Proposal — To consider and vote upon a proposal to (a) for the Redomestication of Alberton from the British Virgin Islands to become a Nevada corporation by way of its continuation out of the British Virgin Islands under Section 184 of the Companies Act, and the applicable provisions of the Nevada Law so as to continue as a Nevada corporation, at least one day prior to the Closing, (b) in connection therewith to adopt as its articles of incorporation (in lieu of the Current Charter) as the Interim Charter, a copy of which is included as Annex B to this proxy statement/prospectus. Our Current Charter is registered by the Registrar of Corporate Affairs in the British Virgin Islands. The Interim Charter will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Redomestication and to include the amendment of Article 47.4 of the Current Charter to change the words “upon such consummation” to “prior to or upon such consummation,” and (c) to file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act and in connection therewith to file the Interim Charter with the Secretary of State of the State of Nevada, under which we will be domesticated and continue as a Nevada corporation. The effect of the change described in the preceding sentence is to require that Alberton have a net tangible book value of $5,000,001 immediately prior to the Business Combination and it need not meet that test upon consummation of the Merger. Upon the effectiveness of the Redomestication, Alberton will become a Nevada corporation and, upon the consummation of the Business Combination (as defined below), Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.” and all outstanding securities of Alberton will be deemed to constitute outstanding securities of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. The Redomestication is expected to become effective one day prior to the consummation of the Business Combination. See the section entitled “The Redomestication Proposal.”

(2)	The Alberton Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement dated as of October 27, 2020 (as amended or supplemented from time to time) by and among Alberton Acquisition Corporation, Merger Sub, and SolarMax, and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder. This transaction is the Business Combination. Pursuant to the Merger Agreement, Merger Sub will merge with and into SolarMax, with SolarMax continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. Upon the consummation of the Business Combination, SolarMax will change its corporate name to “SolarMax Technology Holdings, Inc.” See the section entitled “The Alberton Business Combination Proposal.”

(3)	The Successor Charter Proposal — to approve and adopt, subject to and conditional on the Redomestication and the Closing (but with immediate effect from the latter), amendment to Alberton’s Interim Charter, as set out in the draft amended and restated articles of incorporation (charter) appended to this proxy statement/prospectus as Annex C (the “Successor Charter”) to (1) change the name of Alberton to SolarMax Technology Holdings, Inc., (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing, and (3) include other proposals described under “The Successor Charter Proposal.”

(4)	The Incentive Plan Proposal — To consider and vote upon the approval of the 2021 Long-Term Incentive Plan. A copy of the 2021 Long-Term Incentive Plan is attached to the accompanying joint proxy statement/prospectus as Annex D. See the section entitled “The Incentive Plan Proposal.”

(5)

The Share Issuance Proposal — To approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of Alberton’s issued and outstanding common stock in connection with the Merger Agreement, the PIPE Agreement and The Note Purchase Agreement.  See the section entitled “The Share Issuance Proposal.”

(6)	The Director Election Proposal — To elect seven directors who, upon consummation of the Business Combination, will constitute all the members of the board of directors of the Successor. See the section entitled “The Director Election Proposal.”

(7)	The Alberton Adjournment Proposal — To consider and vote upon a proposal to adjourn the Alberton Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Alberton that more time is necessary or appropriate to approve one or more proposals presented at the Alberton Special Meeting. The Redomestication Proposal, the Alberton Business Combination Proposal, The Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal and the Alberton Adjournment Proposal are collectively referred to as the “Alberton Proposals.”

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be addressed at the Alberton Special Meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	When and where is the Alberton Special Meeting?

A:	The Meeting will be held on [●], 2022 at [●] p.m., Beijing Time ([●], 2022 at [●] a.m., Eastern Daylight Time), at [●].

Q:	Are the proposals conditioned on one another?

A:	(i) the Alberton Business Combination is conditioned on the approval of the Redomestication Proposal, (ii) the Successor Charter Proposal and the Share Issuance Proposal is conditioned on the approval of the Redomestication Proposal, and (iii) each of the Redomestication Proposal, the Successor Charter Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal is conditioned on the approval of the Alberton Business Combination Proposal. The Alberton Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement. It is important for you to note that in the event that any of the Alberton Proposals does not receive the requisite vote for approval (unless waived by SolarMax pursuant to the Merger Agreement), then we will not consummate the Merger. If we fail to consummate the Merger by April 26, 2022 we may be forced to dissolve and liquidate the Trust Account by returning the then remaining funds in such account, less taxes payable, to the public shareholders.

Q:	Why is Alberton proposing the Redomestication Proposal?

A:	The Alberton Board believes that, having determined that the Merger is in the best interest of Alberton and its shareholders, that it is important that the Merger qualify as a “tax-fee reorganization” for the purposes of Sections 354 and 361 of the Internal Revenue Code, Alberton should effect the Redomestication in order to align the legal structure of Alberton with the nature of Alberton’s business going forward as a Nevada corporation. The Redomestication will be contingent upon the approval of the Business Combination by the Alberton shareholders and the Merger Agreement being in full force and effect prior to the Redomestication. Because the Successor will continue to operate as a corporation organized in the United States, it was the view of the Alberton Board that Alberton should also be structured as a corporation organized in the United States, thus permitted the Merger to be treated as a “tax free” reorganization under the Code. In addition, the Alberton Board believes that the Redomestication will provide a greater measure of flexibility and simplicity in corporate transactions and will reduce the costs of doing business. In addition, the Alberton Board believes Nevada provides a recognized body of corporate law that will facilitate corporate governance by Alberton’s officers and directors and that Nevada maintains a favorable legal and regulatory environment in which to operate and is the state in which a substantial number of smaller reporting companies are incorporated today. Further, the Redomestication of Alberton to a United States corporation was a condition for SolarMax’ board of directors to approve the merger in order that the Merger be treated as a “tax free reorganization” under the Code.

Q.	What is involved with the Redomestication?

A.	The Redomestication will require Alberton to file required documents in both the British Virgin Islands and the State of Nevada. At the effective time of the Redomestication, Alberton will cease to be a corporation incorporated under the laws of the British Virgin Islands and your rights as a shareholder of Alberton will cease to be governed by the laws of the British Virgin Islands and will be governed by Nevada law. Alberton’s Current Charter will be replaced by the Interim Charter upon completion of the Redomestication. In connection with the Business Combination, Alberton will continue as a Nevada corporation and will change its corporate name to “SolarMax Technology Holdings, Inc.” and the Interim Charter will be replaced by the Successor Charter at the effective time of the Merger.

Q.	When do you expect that the Redomestication will be effective?

A.	The Redomestication is expected to become effective one business day prior to the consummation of the Business Combination.

Q.	How will the Redomestication affect my securities of Alberton?

A.	Pursuant to the Redomestication and without further action on the part of Alberton’s shareholders, each outstanding share of common stock of Alberton will be deemed to constitute one outstanding share of Successor’s common stock. Although it will not be necessary for you to exchange your certificates representing shares of common stock after the Redomestication, the Successor will, upon request, exchange your Alberton share certificates for the applicable number of shares of Successor’s common stock and all certificates for securities issued after the Redomestication will be certificates representing securities of the Successor.

Q:	What are the federal income tax consequences of the Redomestication?

A:	The Redomestication will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(F) of the Code. Upon the closing of the Redomestication, Alberton becomes a domestic corporation for federal income tax purposes, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Redomestication” below) of Alberton ordinary shares, will be subject to Section 367(b) of the Code and, as a result:

Subject to the discussion below concerning passive foreign investment companies (“PFICs”), a U.S. Holder of Alberton ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the Redomestication and does not own actually and constructively 10% or more (by vote or value) of Alberton (a “10% Shareholder”) will not recognize any gain or loss and will not be required to include any part of Alberton’s earnings in income.

Subject to the discussion below concerning PFICs, a U.S. Holder of Alberton ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% Shareholder will generally recognize gain (but not loss) on the deemed receipt of Company Ordinary Share in the Redomestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Alberton ordinary shares provided certain other requirements are satisfied.

Subject to the discussion below concerning PFICs, a U.S. Holder of Alberton ordinary shares whose ordinary shares have a fair market value of $50,000 or more, and who on the date of the Redomestication is a 10% Shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Alberton ordinary shares provided certain other requirements are satisfied.

As discussed further under “PFIC Considerations” below, Alberton believes that it has been considered a PFIC since its inception. Accordingly, subject to certain exceptions, the Redomestication will be a taxable event for any U.S. Holder under the PFIC rules. The determination of whether a foreign corporation is a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to decide. If Alberton is considered a PFIC for U.S. federal income tax purposes, proposed Treasury Regulations, if finalized in their current form, would generally require U.S. Holders of Alberton ordinary shares to recognize gain on the deemed receipt of Company Ordinary Share in the Redomestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Alberton ordinary shares. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Alberton. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Consequences of the Redomestication.”

If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Redomestication” below) of Alberton ordinary shares, you may become subject to withholding tax on any dividends paid on the ordinary shares of Alberton or Alberton Ordinary Share subsequent to the Redomestication.

For a more detailed description of the material U.S. federal income tax consequences associated with the Domestication, please read “Material U.S. Federal Income Tax Consequences of the Redomestication” of this proxy statement/prospectus. WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR.

Q:	Why is Alberton providing shareholders with the opportunity to vote on the Business Combination?

A:	Under the Current Charter and Interim Charter, as applicable, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. We are seeking to obtain the approval of our shareholders of the Business Combination Proposal in order to allow our public shareholders to effectuate redemptions of their public shares in connection with the Closing.

Q.	How will the Initial Shareholders and insiders vote in connection with the Alberton Proposals?

A:	In connection with IPO, each of the Initial Shareholders entered into a letter agreement with Alberton pursuant to which the Initial Shareholders agreed to vote any Alberton ordinary shares owned by them in favor of the Business Combination Proposal. Collectively, Alberton Initial Shareholders own 71.5% of the voting rights of Alberton immediately prior to the Business Combination. In connection with the execution of the Merger Agreement, the Sponsor and an insider shareholder, representing 58.4% of the voting rights of Alberton as of the Record Date entered into Sponsor Voting Agreements with Alberton and SolarMax pursuant to which, they agree to vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such sponsor’s ability to perform its obligations under the Sponsor Voting Agreement, and provide a proxy to Alberton to vote such Alberton ordinary shares accordingly.

Q:	May the Initial Shareholders, Alberton’s directors, executive officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:	The Initial Shareholders or Alberton’s directors, executive officers, advisors or their affiliates may purchase Alberton ordinary shares in privately negotiated transactions or in the open market either prior to or after the closing of the Business Combination, including from Alberton shareholders who would have otherwise elected to have their shares redeemed. However, they have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, any such purchases shall be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller and they will not make any such purchases if such purchases are prohibited by Regulation M under the Exchange Act. Any such purchase would include a contractual acknowledgement that the selling shareholder, although still the record holder of Alberton Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event the Initial Shareholders or Alberton’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

Q:	What will happen in the Business Combination?

A:	At the Closing, Merger Sub will be merged with and into SolarMax, following which Merger Sub shall cease existence and SolarMax shall continue as the surviving entity as our direct wholly-owned subsidiary. The Merger shall have the effects specified in the Nevada law. As the consideration for the Business Combination, all the issued and outstanding shares of SolarMax will be exchanged for the Merger Consideration.

Q:	Following the Business Combination, will Alberton’s securities continue to trade on a stock exchange?

A:	Yes. We will apply to continue the listing of the Successor’s Common Stock and warrants on The Nasdaq Capital Market under the new symbols “SMXT” and “SMXTW,” respectively, upon the Closing. Our public units will automatically separate into the component securities upon the Closing and, as a result, rights will no longer trade as a separate security. One of the conditions to closing the Merger is that we have obtained Nasdaq approval for the continued listing of the Successor Common Stock on Nasdaq. SolarMax has advised Alberton that it will terminate the Merger Agreement for failure to maintain the listing of its securities on Nasdaq, which is a closing condition to the Merger. As a result, if we cannot complete the Merger by April 26, 2022, the current Outside Date which is also the last day that its securities will be listed on Nasdaq without having completed a business combination, we will be forced to dissolve and liquidate and pay the then remaining funds in the Trust Account, less taxes payable, to the public shareholders.

Q:	What will the business of the Successor be like following the Business Combination, assuming that the Business Combination is approved?

A:	Assuming the Business Combination is approved, following the Closing, the combined company’s business will be that of SolarMax. The combined company will change its corporate name from “Alberton Acquisition Corporation” to “SolarMax Technology Holdings, Inc.” For more information about SolarMax and its business, see the sections entitled “Business of SolarMax,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SolarMax.”:

Q:	Why is Alberton proposing the Successor Charter Proposal?

A:	The Proposed Charter Amendment that we are asking our shareholders to approve in connection with the Business Combination provides, among others, (1) change the name of Alberton to “SolarMax Technology Holdings, Inc.,” and (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing, and (3) include other provisions described under “Successor Charter Proposal.”

Q:	Why is Alberton proposing the Incentive Plan Proposal?

A:	The 2021 Long-Term Incentive Plan allows us to grant equity awards (including stock options, restricted stock units, and performance share awards) to our employees, officers, directors, and advisors after the Closing and to provide for the Successor to assume the Assumed Options. We believe that our future success depends on our ability to attract and retain high caliber personnel. We compete with many companies for a limited pool of talented people. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to obtain the quality personnel we need to move our business forward. In addition, pursuant to the Merger Agreement, we are assuming the Assumed Options of SolarMax and the 2021 Long-Term Incentive Plan provides a vehicle for the assumption of such options.

Q:	Why is Alberton proposing the Share Issuance Proposal?

A:	We are proposing the Share Issuance in order to comply with Nasdaq Listing Rules 5635(a) and (b), which require shareholder approval of the issuance of shares of stock in certain transactions that result in (1) the issuance of 20% or more of the voting power outstanding or ordinary shares outstanding before such issuance of shares and (2) a change of control. Pursuant to the Merger Agreement, assuming Merger Consideration of $300 million, we will issue 28,571,762 shares of Successor common stock. We anticipate that the Consideration Shares to be issued to SolarMax stockholders together with the shares being issued pursuant to the PIPE Subscription (1) will constitute more than 20% of our outstanding Ordinary Shares and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of Alberton. As a result, we are required to obtain shareholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (b). For more information, see the section entitled “The Share Issuance Proposal.” Approval of the Share Issuance Proposal is a condition to the Closing pursuant to the Merger Agreement. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Successor Charter Proposal.

Q:	Why is Alberton proposing the Director Election Proposal?

A:	Upon the Closing, we anticipate that the size of the board of directors of the Successor will increase to seven directors, all of whom will be voted on by Alberton shareholders at the Alberton Special Meeting. See the section entitled “Director Election Proposal” for additional information. Unless waived by SolarMax, approval of the Director Election Proposal is a condition to the Closing pursuant to the Merger Agreement.

Q:	What happens if I sell my Alberton ordinary shares before the Alberton Special Meeting?

A:	The Record Date for the Alberton Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Alberton ordinary shares after the Record Date, but before the Alberton Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Alberton Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your Alberton ordinary shares prior to the Record Date, you will have no right to vote those shares at the Alberton Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What vote is required to approve the proposals presented at the Alberton Special Meeting?

A:	Approval of each Alberton Proposal requires the affirmative vote of a majority of the votes which are cast by shareholders present in person or represented by proxy at the Alberton Special Meeting (other than the Redomestication Proposal, which requires the approval of a majority of the outstanding Alberton Shares). With particular regard to the Redomestication, it is noted that not only will the Interim Charter preserve the existing rights of the Alberton ordinary shares unchanged, but also that the existing provisions of the Current Charter (including regulations which cannot be amended prior to the consummation of a Business Combination or made subject to certain restrictions on amendment) will be replicated or substantively replicated in the Current Charter except that the Interim Charter requires that the Alberton has net tangible assets of at least $5,000,001 either prior to or upon consummation of the Business Combination. The Original Charter required that Alberton have net tangible assets of at least $5,000,001 upon the consummation of the Business Combination. As a result of the change, as long as Alberton has net tangible Assets of at least $5,000,001 prior to the Business Combination, it need not meet that test upon consummation of the Business Combination.

In addition, as the date hereof, Initial Shareholders of Alberton, who own approximately 71.5% of our issued and outstanding ordinary shares, including all of the Founder Shares and Private Shares have agreed to vote for the Business Combination. Alberton Sponsor and one insider shareholder, collectively representing 58.4% of its issued and outstanding ordinary shares, have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote on vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions. As a result, the approval of each proposal by our public shareholders is not needed in order to approve the Alberton Proposals.

Alberton shareholder’s failure to vote by proxy or to vote in person at the Alberton Special Meeting or the failure of a Alberton shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of Alberton ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established and Broker non-votes will not be counted for purposes of establishing a quorum.

Additionally, you are not required to affirmatively vote for or against the Business Combination Proposal in order to exercise your redemption rights.

Currently, Initial Shareholders of Alberton, own approximately 71.5% of our issued and outstanding ordinary shares, including all of the Founder Shares and Private Shares have agreed to vote for the Business Combination. Our Sponsor and one insider shareholder, collectively representing 58.4% of our issued and outstanding ordinary shares, have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote and vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions. As a result, the approval of each proposal by our public shareholders is not needed in order to approve the Alberton Proposals.

Q:	How many votes do I have at the Alberton Special Meeting?

A:	Our shareholders are entitled to one vote at the Alberton Special Meeting for each share of Alberton ordinary shares held of record at the close of business on March 31, 2022, the Record Date for the Alberton Special Meeting.

Q:	What constitutes a quorum at the Alberton Special Meeting?

A:	Holders of 50% of the votes of Alberton’s issued and outstanding shares as of the Record Date that are entitled to vote on the Alberton Proposals at the Alberton Special Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the Chairman has the power to adjourn the Alberton Special Meeting.

Q:	What interests do Alberton’s current officers and directors have in the Business Combination?

A:	Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include, among other things:

(i)	the fact that our initial shareholders have purchased an aggregate of 2,871,998 ordinary shares for an aggregate purchase price of $19,550, or approximately $0.007 per share, which would have a value of approximately $[●] million based on the closing price of Alberton ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business by April 26, 2022; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(ii)

the fact that the Sponsor holds 329,760 private units and will continue to hold 362,736 shares of Company Common Stock and 329,760 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. The Private Warrants are being cancelled at the Closing in consideration of which Alberton is issuing 44,467 Alberton shares to the Sponsor.  Those private units and securities underlying those private units are not subject to redemption and will be worthless if Alberton does not complete an initial business combination by the Outside Date;

(iii)	if Alberton is unable to complete a business combination by the Outside Date, our Sponsor will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

(iv)

the fact that (A) we issued Sponsor Notes in the aggregated amount of $1,080,000, to the Sponsor, the sole director and shareholder of which is Mrs. Guan Wang, our Chief Executive Officer and Chairman. The Sponsor Notes are non-interest bearing and payable on the consummation of our initial business combination; (B) in addition to the Sponsor Notes, the Sponsor has loaned us $651,369 to pay expenses and borrowed the money to make the loans from SolarMax and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the Trust Account; (C) pursuant to the Fifth Amendment to the Merger Agreement, Alberton will be issuing to two outside investors $10 million notes, automatically converted at the closing into shares of common stock with a conversion price equal to ten times the average price of our rights for the 25 trading days ending two days before we commence mailing this prospectus to shareholders; and the proceeds of the notes will be used, among others, to pay off the Sponsors Notes and loans by the Sponsor, and (D) Sponsor has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the Trust Account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time, and we have agreed to pay the Sponsor $1,000 per month for these services.

(v)

the fact that the Merger Agreement provides that (A) SolarMax has agreed that the Successor shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the registration statement of which this prospectus/proxy statement is filed with the SEC (“Alberton Closing Expenses”), and (B) SolarMax made Extension Loans of $1,387,780.26 at March 25, 2022, and agreed to make up to three additional Extension Loans of $127,836.10. The Extension Loans will be paid at the Closing.

(vi)	the fact that, in the Merger Agreement, as amended, (a) the Sponsor has agreed to deliver 800,000 founder shares at the closing to us for cancellation; (b) Alberton assumed the Sponsor’s obligation to make a $50,000 payment to Alberton’s former chief executive officer, (c) Alberton has agreed to issue, at the closing, under the Incentive Plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of Common Stock as the compensation shares for their service as independent directors of Alberton until the Closing and (d) Alberton agreed to issue to the Sponsor 44,467 ordinary shares for the Sponsor’s agreement to cancel all of the outstanding Private Warrants including any obligation to issue private warrants.

(vii)	the fact that Sponsor issued to SolarMax the Sponsor Interim Notes in the aggregate principal amount, as of March 25, 2022, of $651,369.01 pursuant to loan agreements dated between Sponsor and SolarMax. The loans were made by SolarMax to Sponsor in order to enable Sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement and to pay certain accrued expenses. Upon consummation of the Business Combination, these notes will be paid out from the proceeds of the sale of the New Notes. If the Business Combination is not consummated, the Sponsor Interim Notes would become immediately payable and carry an annual interest of 5% from the maturity date.

(viii)	the continued indemnification of current directors and officers of Alberton and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:	If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination and close such transaction by April 26, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account, less taxes payable, to the public shareholders.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of our IPO as of two business days prior to the Closing, less taxes payable, upon the Closing. Our Sponsor and Initial Shareholders have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the Closing, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $[●] on the Record Date, the estimated per share redemption price would have been approximately $[●] per share. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of taxes payable and dissolution expenses) in connection with the liquidation of the Trust Account. If the Business Combination is not consummated, we will not have an agreement to consummate a business combination and will be forced to liquidate and dissolve.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your Alberton ordinary shares for or against, or abstain from voting on, the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Merger Agreement can be approved by shareholders who will redeem their shares and will no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash, and the potential inability to meet the listing standards of the Nasdaq Capital Market.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern Daylight Time on [●] (two business days before the Alberton Special Meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the federal income tax consequences of exercising my redemption rights?

A:	Alberton shareholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Alberton ordinary shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Alberton ordinary shares redeemed. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming shareholder’s percentage ownership in Alberton. It is important to note that the Section 318 of the Code attribution or constructive ownership of stock rules apply when testing redemption treatment under Section 302(b). If there is attribution sufficient to cause the redemption to be treated instead under the Section 301 distribution rules which breaks non-liquidating corporate distributions into three distinct parts: (i) dividend treatment included in shareholder’s gross income under Section 301(c)(1) (which may or may not receive “qualified dividend” treatment under Section 1(h)(11)), (ii) the portion of the distribution that is not a dividend shall be applied against and reduce the shareholder’s adjusted basis in the stock pursuant to Section 301(c)(2), and (iii) any remaining portion of the distribution shall be treated as gain from the sale or exchange of the Alberton ordinary shares under Section 301(c)(3). If the receipt of cash in exchange for the ordinary shares is treated under Section 302(b) of the Code, then such gain or loss will be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. See the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights.”

Q:	If I am an Alberton warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q.	If I redeem my Alberton Public Shares, will I retain my warrant?

A.	Regardless of whether you exercise your right to have your Alberton Public Shares redeemed, you will retain your warrants.

Q:	If I am an Alberton unit holder, can I exercise redemption rights with respect to my units?

A:	No. You can only exercise redemption rights with respect to your public shares (excluding the Alberton shares upon the automatic conversion of the rights include in the units). Holders of outstanding units must separate the underlying public shares, public rights, and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such units into public shares, public rights, and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of units to be separated and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares, public rights, and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of Alberton ordinary shares in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon the Closing?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) to Alberton shareholders who properly exercise their redemption rights, (ii) the remaining cash balance (if any) will be used to pay up to $[●] million (of which we currently estimate all to be incurred and payable) of fees, costs, and expenses of Alberton (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees, and banking fees payable to the underwriters of our IPO), and (iii) after all redemption payments and approximately $[●] million of such fees, costs, and expenses are paid, the remaining cash balance will be used as future working capital and for other general corporate purposes of the combined company.

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination and fail to complete an initial business combination by April 26, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account not previously released to us for our tax obligations, divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, seek to dissolve and liquidate subject to our obligations under BVI law to provide for claims of creditors in all cases subject to and the other requirements of applicable law. This redemption of public shares from the Trust Account shall be effected as required by function of our amended and restated Memorandum and Articles of Association and prior to any voluntary winding up, although at all times subject to the Companies Act. Even if the Redomestication Proposal is approved by the Alberton shareholders, if we do not consummate the Business Combination, we will not implement the Redomestication, and the rights of the Alberton shareholders will be governed by the Initial Charter and BVI law.

Following the redemption of public shares, we intend to enter “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that we intend to enter voluntary liquidation following the redemption of public shareholders from the Trust Account, we do not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from our Trust Account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where we have our principal place of business, and taking any other steps the liquidator considers appropriate to identify our creditors, after which our remaining assets would be distributed. As soon as our affairs are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the Registrar. We would be dissolved once the Registrar issues a Certificate of Dissolution.

Our initial shareholders, which include our independent directors, have entered into agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our initial business combination by the Outside Date. In the event of liquidation, there will be no distribution with respect to our outstanding warrants and rights. Accordingly, the warrants and rights will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the Alberton Special Meeting, provided that all other conditions to the Closing have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q:	How do I vote?

A:	If you were a holder of record of our ordinary shares at the close of business on March 31, 2022, the Record Date for the Alberton Special Meeting, you may vote with respect to the proposals in person at the Alberton Special Meeting, or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Alberton Special Meeting and vote in person, obtain a legal proxy from your broker, bank, or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Alberton Special Meeting?

A:

At the Alberton Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. A failure to vote or an abstention will have no effect on the outcome of any vote on the proposals because  the Sponsor and affiliates of the Sponsor have sufficient votes to approve all proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal described herein and in favor of all director nominees.

Q:	If I am not going to attend the Alberton Special Meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Alberton Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the shareholders at the Alberton Special Meeting will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the Alberton Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our acting secretary or our proxy solicitor so that it is received by us prior to the Alberton Special Meeting or attend the Alberton Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our acting secretary or proxy solicitor, which must be received by them prior to the Alberton Special Meeting. You can find address of our acting secretary and proxy solicitor in “Who can help answer my questions?” If your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting instruction form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend the special meeting and vote at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who bears the cost of soliciting proxies?

A:	Alberton will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, Alberton, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts. We have retained Advantage Proxy to assist us in soliciting proxies for a nominal fee plus reasonable out-of-pocket expenses.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact:

Alberton Acquisition Corporation

Room 1001, 10/F, Capital Center

151 Gloucester Road

Wanchai, Hong Kong

Attn: Guan Wang
Tel: +86-755-2532 3281

Email: wgyx@albertoncorp.com

Or

You may also contact our proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Attn: Karen Smith

Toll Free: (877) 870-8565

Collect: (206) 870-8565

Email: ksmith@advantageproxy.com

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the Alberton Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the Alberton Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

QUESTIONS AND ANSWERS ABOUT THE SOLARMAX PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the SolarMax Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our shareholders. SolarMax urges shareholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

What proposals are stockholders of SolarMax being asked to vote upon?

Under the Merger Agreement, the approval of the SolarMax Business Combination Proposal is a condition to the consummation of the Merger. If SolarMax’ stockholders do not approve SolarMax Business Combination Proposal, under Nevada law, SolarMax cannot complete the Merger. Nevada law requires that, in order for a Nevada corporation to consummate a merger, the merger be approved by a majority of its stockholders.

In addition to the foregoing proposals, the SolarMax stockholders also may be asked to consider and vote upon a proposal to adjourn the SolarMax Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by SolarMax that more time is necessary or appropriate to consummate the Business Combination.

SolarMax will hold the special meeting of its stockholders to consider and vote upon these proposals. This joint proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. Stockholders of SolarMax should read it carefully.

After careful consideration, the SolarMax Board has determined that the SolarMax Business Combination Proposal, and, if presented, the SolarMax Adjournment Proposal are in the best interests of SolarMax and its stockholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the SolarMax Proposals. See the section entitled “SolarMax Business Combination Proposal — Interests of SolarMax’ Directors and Officers in the Business Combination” for a further discussion of this.

THE VOTE OF SOLARMAX STOCKHOLDERS IS IMPORTANT. SOLARMAX STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS.

What material negative factors did the SolarMax Board consider in connection with the Business Combination?

Although the SolarMax Board believes that the Business Combination is advisable and fair to and in the best interests of, SolarMax’ stockholders, the SolarMax Board did consider certain potentially material negative factors in arriving at that conclusion. These factors include, among others, the likelihood that the Business Combination would be completed compared to the risks in executing alternatives, the risks and costs to SolarMax if the transactions contemplated by the Merger Agreement are not consummated and the fact that SolarMax entered into the Merger Agreement with a “blank check” corporation organized to effect a business combination with one or more businesses. The SolarMax Board considered the need to obtain Nasdaq approval to the transaction. In this connection, the directors recognized (i) that Alberton had, at the time of board approval, approximately $15.0 million in the Trust Account, with Alberton having paid approximately $106 million from the Trust Account to redeem shares tendered from redemption by public stockholders in connection with extensions of the date by which Alberton must complete its initial business combination (which amount was reduced to $14.9 million as a result of (x) redemptions of $1.5 million in connection with the April 23, 2021 extension of the Outside Date and (y) extension payments of $1.4 million made by SolarMax since the date of SolarMax’ board approval), (ii) the need for Alberton to amend its Original Charter to provide that Alberton have a net tangible book value of $5,000,000 prior to or upon consummation of the Merger rather than upon consummation of the Merger in view of the fact that SolarMax has, at December 31, 2021, intangible assets of approximately $8.4 million and a negative net tangible book value of $16.9 million, (iii) the need to obtain Nasdaq approval of the transaction, with the understanding that (that it may be necessary to complete a private placement or backstop arrangement in order to meet (a) the Nasdaq stockholders’ equity requirement of $4.0 million, if the market value of publicly held shares is at least $50.0 million or $5.0 million if this test is not met, and (b) a market value of public float of $15.0 million, with no assurance that Alberton can or will be able to meet these requirements. These factors and others are discussed in greater detail in the section entitled “SolarMax Business Combination Proposal — SolarMax’ Board of Directors’ Reasons for the Business Combination,” as well as in the section entitled “Risk Factors — Risks Related to SolarMax’ Business Operations and Industry.”

What happens if the Business Combination is not consummated?

If the Merger Agreement is not adopted by SolarMax stockholders or if the Business Combination is not completed for any other reason, SolarMax will remain an independent private company and it will expense all cost incurred in connection with the Business Combination. Because Alberton has no funds other than the Trust Account and SolarMax waived any claim against the Trust Account for payment of its extension notes, it is likely that, if the Business Combination is not completed, SolarMax will not receive payment of its Extension Notes or the loans made to the Sponsor or the loans made to Alberton unless Alberton enters into another Business Combination, which may be unlikely in view of the limited time until the Outside Date for completing a Business Combination.

Do I have appraisal rights in connection with the Business Combination?

No. SolarMax stockholders do not have appraisal rights with respect to the Business Combination.

What are the U.S. federal income tax consequences of the Business Combination to me?

It is intended that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Business Combination so qualifies, SolarMax stockholders generally will not recognize gain or loss on the exchange of their SolarMax capital stock solely for shares of Successor’s common stock in the Business Combination and their basis in and holding periods for their SolarMax capital stock will generally carry over to the Successor common stock received by such holder in the Business Combination.

What do I need to do now?

SolarMax urges you to read carefully and consider the information contained in this joint proxy statement/prospectus, including the annexes and to consider how the Business Combination will affect you as a stockholder of SolarMax. Stockholders should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card.

How do I vote?

If you are a holder of record of SolarMax common stock on the SolarMax Record Date, you may vote in person at the SolarMax Special Meeting or by submitting a proxy for the special meeting. You may submit a proxy to SolarMax by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope or by sending a PDF of your signed proxy to SolarMax in accordance with the instructions provided.

When and where will the SolarMax Special Meeting be held?

The SolarMax Special Meeting will be held at 7:00 A.M., Pacific time, on [●], unless the SolarMax Special Meeting is adjourned.

Who is entitled to vote at the SolarMax Special Meeting?

SolarMax has fixed [●] as the SolarMax Record Date for voting at the SolarMax Special Meeting. If you were a stockholder of SolarMax at the close of business on the SolarMax Record Date, you are entitled to notice of and to vote on matters that come before the SolarMax Special Meeting. However, a stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the SolarMax Special Meeting.

How many votes do I have?

Each share of SolarMax common stock outstanding as of the SolarMax Record Date is entitled to one vote per share at the SolarMax Special Meeting.

What constitutes a quorum at the SolarMax Special Meeting?

A quorum of SolarMax stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of a one-third of the shares of SolarMax Common Stock entitled to vote constitutes a quorum for the transaction of business. However, because, Nevada law requires the approval of a majority of the voting shares for approval of the Merger, SolarMax will need the attendance and approval by proxy or in person of a majority of the shares of voting common stock entitled to notice of and to vote at the special meeting.

As of the SolarMax Record Date for the special meeting, 22,429,786 shares are required for a quorum and the approval of 33,644,680 shares is required for the approval of the Merger.

What vote is required to approve each proposal at the SolarMax Special Meeting?

The SolarMax Proposals presented at the SolarMax Special Meeting require the following approvals: (A) the SolarMax Business Combination Proposal requires the affirmative vote of 33,644,680 shares, representing a majority of the outstanding shares of common stock entitled to vote, and (B) the SolarMax Adjournment Proposal requires the affirmative vote of a majority of the shares of common stock present and voting at the meeting provided a quorum is present.

What are the recommendations of the SolarMax Board?

The SolarMax Board believes that the SolarMax Business Combination Proposal, and, if presented, the SolarMax Adjournment Proposal are in the best interest of SolarMax’ stockholders and recommends that its stockholders vote “FOR” the SolarMax Business Combination Proposal and, if presented, “FOR” the SolarMax Adjournment Proposal.

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the SolarMax Proposals. See the section entitled “SolarMax Business Combination Proposal — Interests of SolarMax’ Directors and Officers in the Business Combination” for a further discussion of this.

How do other SolarMax stockholders intend to vote?

SolarMax’ directors, officers and 5% stockholders, representing approximately 41.6% of shares of SolarMax voting common stock at the Special Meeting, have agreed to vote in favor of the SolarMax Proposals.

What happens if I sell my shares of SolarMax capital stock before the SolarMax Special Meeting?

The SolarMax Record Date for the SolarMax Special Meeting is earlier than the date of the SolarMax Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of SolarMax common stock after the SolarMax Record Date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the SolarMax Special Meeting. You would not, however, be entitled to the Stockholder Merger Consideration.

May I change my vote after I have mailed my signed proxy card?

Yes. Stockholders may send a later-dated, signed proxy card to SolarMax Technology, Inc., Attn: Stephen Brown, Corporate Secretary, 3080 12th Street, Riverside, CA 92507 so that it is received by SolarMax’ prior to the vote at the SolarMax Special Meeting or attend the SolarMax Special Meeting in person or by proxy and vote. Stockholders also may revoke their proxy by sending a notice of revocation to SolarMax’ secretary, which must be received by SolarMax’ secretary prior to the vote at the SolarMax Special Meeting.

What happens if I fail to take any action with respect to the SolarMax Special Meeting?

If you fail to take any action with respect to the SolarMax Special Meeting and the Business Combination is approved by stockholders and the Business Combination is consummated, you will become a stockholder of the Successor. If you fail to take any action with respect to the SolarMax Special Meeting and the Business Combination is not approved, you will remain a stockholder of SolarMax.

What do I have to do to receive my stock certificates of the successor if the merger is approved

Each SolarMax stockholder shall be entitled to receive its portion of the merger consideration. SolarMax will provide the transfer agent with the name of each SolarMax stockholder and the number of shares of the Successor Corporation’s common stock to be issued to the stockholder. The transfer agent will issue the shares to the stockholders’ brokerage account. If the stockholder does not have a brokerage account, the shares will be held by the transfer agent in book entry form. The stockholder may at any time have the shares transferred to his brokerage account. All existing stock certificates will be cancelled, and SolarMax stockholder will be requested to return their old stock certificates to SolarMax.

What should I do if I receive more than one set of voting materials?

SolarMax stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of SolarMax capital stock.

Who can help answer my questions?

If you have any questions about how to vote or direct a vote in respect of your shares of SolarMax capital stock, you may contact SolarMax at SolarMax Technology, Inc., 3080 12th Street, Riverside, California 92507, Attention: Stephen Brown, Chief Financial Officer.

Will my shares of Common Stock of the Successor be registered under the Securities Act?

Alberton has filed a registration statement on Form S-4 covering the issuance of the shares of Successor Common Stock, and this proxy statement/prospectus is a part of the registration statement. Unless you are an affiliate of the Successor you will receive shares of Common Stock that are may be sold in the open market, subject to any restrictions on any lock-up agreement that you may have signed. Stockholders who are affiliates of Successor are limited to the manner of sale pursuant to Rule 145, which requires compliance with certain of the provisions of Rule 144.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ALBERTON

The following table sets forth selected historical financial information derived from Alberton’s audited financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, each of which is included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Alberton Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Alberton’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Year Ended December 31,
	2021	2020
Statements of Operations Data:
Operating costs	$(728,052)	$(545,678)
Interest earned on investment held in Trust Account	$1,472	$559,404
Other Income	$113,013	$570,980
Net Income (loss)	$(615,039)	$25,302
Weighted average number of redeemable ordinary shares outstanding	1,320,217	4,551,951
Net loss per redeemable ordinary share: basic and diluted	$(0.50)	$(0.28)
Weighted average number of non-redeemable ordinary shares outstanding	3,201,758	3,201,758
Net loss per non-redeemable ordinary share: basic and diluted	$(0.50)	$(0.28)

Cash Flow Data:
Net cash provided by (used in) operating activities	$(115,916)	$33,191
Net cash provided by investing activities	$497,279	$104,239,740
Net cash used in financing activities	$(381,632)	$(104,748,540)

	December 31, 2021	December 31, 2020
Balance Sheets Data:
Cash	$1,276	$1,545
Cash and investments held in Trust Account	$14,869,184	$15,364,991
Total assets	$14,870,460	$15,366,536
Ordinary shares subject to possible redemption	$14,869,184	$15,364,991
Total shareholders’ deficit	$(9,830,485)	$(8,215,378)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SolarMax

The following table sets forth selected historical financial information derived from SolarMax’ audited financial statements as of December 31, 2021 and 2020, each of which is included elsewhere in this proxy statement/prospectus. Dollars are in thousands, except per share amounts.

Consolidated Balance Sheet Information:

	December 31,
	2021	2020
Assets	$72,016	$96,173
Current assets	42,479	59,720
Working capital (deficit)	(6,151)	(9,636)
Accumulated deficit	(62,185)	(58,865)
Stockholders’ equity attributable to SolarMax Technology, Inc.	(8,447)	(5,219)

Consolidated Statement of Operations Information:

	Year Ended
	December 31,
	2021	2020
Solar projects (China)	$7,786	$93,892
Solar systems (US)	27,312	28,810
Finance revenue	1,176	1,776
LED	1,282	4,757
Power purchase agreements and other	185	2,347
Total revenue	37,741	131,582
Gross profit	5,946	16,450
Operating income (loss)	(6,201)	3,742
Net income (loss)	(3,320)	953
Net income (loss) attributable to SolarMax Technology, Inc.	(3,320)	974
Net income (loss) per share (basic and diluted)	$(0.05)	$0.01
Weighted average shares of common stock outstanding
Basic	66,844,159	67,289,359
Diluted	66,844,159	67,551,718

Cash Flow Information:

	Year Ended December,
	2021	2020
Net cash provided by (used in) operating activities	$(5,351)	$(23,266)
Net cash provided by (used in) investment activities	2,029	11,318
Net cash provided by financing activities	(5,065)	23,496
Net increase (decrease) in cash and cash equivalents and restricted cash	(8,446)	11,554

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In dollars except share amounts)

The following unaudited pro forma condensed combined financial statements of Alberton present the combination of the financial information of Alberton and SolarMax adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of Alberton and the historical balance sheet of SolarMax on a pro forma basis as if the Business Combination and related transactions had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combine the historical statements of operations of Alberton and SolarMax for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the earliest period presented.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on Alberton’s results following the completion of the Business Combination. Other than related transactions that have already occurred, such as the sale and issuance of Alberton ordinary shares, there are no circumstances under with the Business Combination could proceed without one or more of the related transactions also occurring.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical audited financial statements and related notes of Alberton as of and for the year ended December 31, 2021;

●	the historical audited consolidated financial statements and related notes of SolarMax as of and for the year ended December 31, 2021; and

●	other information relating to Alberton and SolarMax contained in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under “The Business Combination.”

Pursuant to Alberton’s Current Charter, Public Stockholders are being offered the opportunity to redeem, upon the closing of the Business Combination, shares of Alberton ordinary shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. For illustrative purpose, based on the fair value of cash and investments held in the Trust Account as of December 31, 2021, the estimated per share redemption price for the 1,278,361 shares subject to possible redemption would have been $11.63 per share.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

●	Assuming No Redemptions—this scenario assumes that no shares of Alberton ordinary shares are redeemed; and

●	Assuming Maximum Redemptions—this scenario assumes that 1,278,361 shares of Alberton ordinary shares are redeemed for an aggregate payment of approximately $14.9 million (based on the estimated per share redemption price of $11.63 per share, the fair value of cash and investments held in the Trust Account as of December 31, 2021) from the Trust Account.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Alberton will be treated as the acquired company and SolarMax will be treated as the acquirer for financial statement reporting purposes. SolarMax has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	SolarMax’ directors will represent six of the seven board seats for the combined company’s board of directors;

●	SolarMax’ existing shareholders will own a majority of the outstanding shares on both a no redemption and maximum redemption scenario and will have the ability to control decisions regarding election and removal of directors and officers of the combined entity’s board of directors; and

●	SolarMax’ senior management will be the senior management of the combined company.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Alberton following the completion of the Business Combination. The unaudited pro forma adjustments represent Alberton’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2021

			(Assuming No Redemptions)			(Assuming Maximum Redemptions)
	Alberton	SolarMax	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$1,276	$9,886,195	$14,869,184	A	$33,462,892	$14,869,184	A	$33,462,892
			10,000,000	B		10,000,000	B
			(4,020,797)	C		(4,020,797)	C
			(1,748,800)	D		(1,748,800)	D
			(1,375,591)	E		(1,375,591)	E
			1,375,591	E		1,375,591	E
			(651,369)	F		(651,369)	F
			651,369	F		651,369	F
			(1,080,000)	G		(1,080,000)	G
			(273,640)	G		(273,640)	G
			(270,526)	H		(270,526)	H
			-			(14,869,184)	P
			-			14,869,184	Q
			6,000,000	R		6,000,000	R
			100,000	S		100,000	S
Restricted cash, current	-	3,195,731			3,195,731			3,195,731
Accounts receivable, net	-	3,211,972			3,211,972			3,211,972
Notes receivable from SPAC and Sponsor	-	2,026,960	(1,375,591)	E	-	(1,375,591)	E	-
			(651,369)	F		(651,369)	F
Contract assets	-	2,560,921			2,560,921			2,560,921
Unbilled receivables on completed contracts	-	5,093,921			5,093,921			5,093,921
Receivable from SPIC and project companies	-	4,154,370			4,154,370			4,154,370
Customer loans receivable, current portion	-	4,935,920			4,935,920			4,935,920
Inventories, net	-	3,355,882			3,355,882			3,355,882
Other receivables and current assets	-	4,057,063			4,057,063			4,057,063
Total current assets	1,276	42,478,935	21,548,461		64,028,672	21,548,461		64,028,672
Property and equipment, net	-	650,610			650,610			650,610
Goodwill	-	8,432,901			8,432,901			8,432,901
Investments in unconsolidated solar project companies	-	9,299,274			9,299,274			9,299,274
Customer loans receivable, net, noncurrent	-	10,659,199			10,659,199			10,659,199
Deferred tax assets	-	18,612			18,612			18,612
Restricted cash, noncurrent	-	320,348			320,348			320,348
Cash and investments held in Trust Account	14,869,184	-	(14,869,184)	A	-	(14,869,184)	A	-
Other assets	-	156,619			156,619			156,619
Total assets	$14,870,460	$72,016,498	$6,679,277		$93,566,235	$6,679,277		$93,566,235

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	270,526	3,983,336	(270,526)	H	3,983,336	(270,526)	H	3,983,336
Accounts payable to related parties	925,009	-	(651,369)	F	-	(651,369)	F	-
			(273,640)	G		(273,640)	G
Bank and other unsecured loans, current	-	2,033,711			2,033,711			2,033,711
Secured loans from related parties, current	-	12,500,000			12,500,000			12,500,000
Secured convertible debt, current	-	5,900,000			5,900,000			5,900,000
Promissory note	3,124,391	-	(1,748,800)	D	-	(1,748,800)	D	-
			(1,375,591)	E		(1,375,591)	E
Promissory note from related party	1,080,000	-	(1,080,000)	G	-	(1,080,000)	G	-
Contract liabilities	-	1,386,978			1,386,978			1,386,978
Accrued expenses and other payables	-	22,826,188	1,300,000	J	24,126,188	1,300,000	J	24,126,188
Deferred tax liabilities	-	-			-			-
Total current liabilities	5,399,926	48,630,213	(4,099,926)		49,930,213	(4,099,926)		49,930,213
Bank and other unsecured loans, noncurrent	-	1,923,793			1,923,793			1,923,793
Secured loans from related parties, noncurrent	-	9,000,000			9,000,000			9,000,000
Secured convertible debt, noncurrent - net of debt discount	-	17,172,389			17,172,389			17,172,389
Warrant liabilities	411,038	-	(411,038)	K	-	(411,038)	K	-
Deferred underwriting compensation	4,020,797	-	(4,020,797)	C	-	(4,020,797)	C	-
Other liabilities	-	3,737,381			3,737,381			3,737,381
Total liabilities	9,831,761	80,463,776	(8,531,761)		81,763,776	(8,531,761)		81,763,776

Commitments and Contingencies
Ordinary shares subject to possible redemption	14,869,184		(14,869,184)	O	-	(14,869,184)	P	-

Stockholders’ deficit
Common stock - Successor			398	B	3,785	398	B	3,785
			(80)	I		(80)	I
			3,158	M		3,158	M
			115	M		115	M
			128	O		-
			-			128	Q
			52	R		52	R
			9	T		9	T
			5	U		5	U
Additional paid-in capital - Successor			9,999,602	B	74,664,681	9,999,602	B	74,664,681
			80	I		80	I
			411,038	K		411,038	K
			54,015,571	M		54,015,571	M
			(115)	M		(115)	M
			(12,358,685)	N		(12,358,685)	N
			14,869,056	O		-
			-			14,869,056	Q
			5,999,948	R		5,999,948	R
			100,000	S		100,000	S
			1,046,691	T		1,046,691	T
			581,495	U		581,495	U
Ordinary shares - Alberton	-		-	M	-	-	M	-
Common stock - SolarMax		68,944	(2,100)	L	-	(2,100)	L	-
			(66,844)	M		(66,844)	M
Additional paid-in capital - SolarMax		55,758,674	(1,806,789)	L	-	(1,806,789)	L	-
			(53,951,885)	M		(53,951,885)	M
Treasury stock - SolarMax		(1,808,889)	1,808,889	L	-	1,808,889	L	-
Accumulated deficit - Alberton	(9,830,485)		(900,000)	J	-	(900,000)	J	-
			12,358,685	N		12,358,685	N
			(1,046,700)	T		(1,046,700)	T
			(581,500)	U		(581,500)	U
Accumulated deficit - SolarMax (and Successor)		(62,185,477)	(400,000)	J	(62,585,477)	(400,000)	J	(62,585,477)
Accumulated other comprehensive income/loss	-	(280,530)			(280,530)			(280,530)
Total stockholders’ deficit	(9,830,485)	(8,447,278)	30,080,222		11,802,459	30,080,222		11,802,459
Total liabilities and stockholders’ deficit	$14,870,460	$72,016,498	$6,679,277		$93,566,235	$6,679,277		$93,566,235

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021

			(Assuming No Redemptions)			(Assuming Maximum Redemptions)
	Alberton (As Restated)	SolarMax	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue
United States operations	$-	$29,954,565	$-		$29,954,565	$-		$29,954,565
China operations	-	7,786,316			7,786,316			7,786,316
Total revenues	-	37,740,881	-		37,740,881	-		37,740,881

Cost of revenue	-	31,794,524			31,794,524			31,794,524
Gross profit	-	5,946,357	-		5,946,357	-		5,946,357

Operating expenses
General and administrative	728,052	10,936,132	1,046,700	T	25,093,223	1,046,700	T	25,093,223
			581,500	U		581,500	U
			581,500	V		581,500	V
			9,894,339	W		9,894,339	W
			1,325,000	X		1,325,000	X
Selling and marketing	-	1,210,790			1,210,790			1,210,790
Total operating expense	728,052	12,146,922	13,429,039		26,304,013	13,429,039		26,304,013

Operating income (loss)	(728,052)	(6,200,565)	(13,429,039)		(20,357,656)	(13,429,039)		(20,357,656)

Other income (expense)
Interest income	1,472	185,579	(1,472)	Y	185,579	(1,472)	Y	185,579
Interest expense	-	(1,996,500)			(1,996,500)			(1,996,500)
Equity in (loss) income of unconsolidated joint ventures	-	325,005			325,005			325,005
Equity in income of solar project companies	-	544,100			544,100			544,100
Gain on debt extinguishment	-	2,808,767			2,808,767			2,808,767
Change in fair value of warrant liabilities	111,541	-	(111,541)	K	-	(111,541)	K	-
Other income (expense), net	-	712,688			712,688			712,688
Total other income (expense)	113,013	2,579,639	(113,013)		2,579,639	(113,013)		2,579,639

Loss before income taxes	(615,039)	(3,620,926)	(13,542,052)		(17,778,017)	(13,542,052)		(17,778,017)
Income tax benefit	-	(300,661)			(300,661)			(300,661)
Net loss attributable to stockholders	$(615,039)	$(3,320,265)	$(13,542,052)		$(17,477,356)	$(13,542,052)		$(17,477,356)

Net loss per redeemable share attributable to stockholders
Basic	$(0.50)
Diluted	$(0.50)
Weighted average redeemable shares
Basic	1,320,217
Diluted	1,320,217

Net loss per non-redeemable share attributable to stockholders
Basic	$(0.50)	$(0.05)			$(0.46)			$(0.46)
Diluted	$(0.50)	$(0.05)			$(0.46)			$(0.46)
Weighted average non-redeemable shares
Basic	3,201,758	66,844,159			37,643,495			37,643,495
Diluted	3,201,758	66,844,159			37,643,495			37,643,495

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Alberton will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SolarMax issuing stock for the net assets of Alberton, accompanied by a recapitalization.

The net assets of Alberton will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2021, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

●	Alberton’s audited balance sheet as of December 31, 2021, and the related notes included in Alberton’s Annual Report on Form 10-K for the year ended December 31, 2021; and

●	SolarMax’ audited consolidated balance sheet and related notes as of December 31, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

●	Alberton’s audited statement of operations for the year ended December 31, 2021, and the related notes included in Alberton’s Annual Report on Form 10-K for the year ended December 31, 2021; and

●	SolarMax’ audited consolidated statement of operations and related notes for the year ended December 31, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Alberton believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Alberton believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Alberton and SolarMax.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. Alberton and SolarMax have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Financial statements

The adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A	Represents the reclassification of $14.9 million of cash and investments held in the Trust Account at December 31, 2021 that becomes available following the Business Combination.

B	Represents the issuance of a non-interest bearing note in the amount of $10.0 million, automatically convertible into shares of the Successor upon closing of the Business Combination, valued at 10 times the average trading price per right determined prior to the mailing of this proxy statement/prospectus. For the pro forma presentation, the price of the rights on March 18, 2022 ($0.2683 x 10 = $2.683) is used for estimating the conversion of the note into 3,727,171 shares of the Successor. In accordance with the related term sheet, the proceeds from this note will be used to pay certain outstanding indebtedness of the Company as of the Closing (see notes C and H below) and any remaining funds will be released to the Company as working capital.

C	Represents the payment of deferred underwriting costs incurred by Alberton of approximately $4.0 million in connection with its IPO that is due and payable upon consummation of a Business Combination in cash.

D	Represents payments related to promissory notes due to Global Nature Investment Holdings Limited and Qingdao Zhongxin Huirong Distressed Asset Disposal Co., Ltd.

E	Represents the payment by Alberton to SolarMax for extension loans issued to Alberton that become due and payable upon consummation of a Business Combination.

F	Represents the payment by Alberton to SolarMax for loans issued to the Sponsor of Alberton made by SolarMax.

G	Represents payments related to promissory notes due to the Sponsor of Alberton and working capital advances from Alberton’s Chief Executive Officer.

H	Represents the payment of Alberton’s accounts payable balance in conjunction with the Business Combination.

I

Represents the cancellation of 800,000 shares of Alberton ordinary shares by the Sponsor and certain initial shareholders upon execution of the Merger Agreement and prior to the redomestication of Alberton ordinary shares into Successor’s common stock.

J	Represents an accrual for preliminary estimated transaction costs to be incurred by Alberton and SolarMax of approximately $0.9 million and $0.4 million, respectively, for advisory, banking, printing, legal, and accounting fees that are not capitalized as a part of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as an increase in accrued expenses of $1.3 million with a corresponding decrease in retained earnings for Alberton and accumulated deficit for SolarMax. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

K	Represents the conversion of the warrants into ordinary shares of Alberton as the holders of these instruments are expected to exercise their warrants immediately prior to the initiation of the Business Combination. As this conversion would have taken place at the beginning of the reporting period, no gain would have been recorded in the combined statement of operations for the year ended December 31, 2021.

L	Represents the retirement of 2,100,000 shares of SolarMax treasury stock upon consummation of the Business Combination.

M	Represents the redomestication of Alberton ordinary shares and recapitalization of SolarMax common stock into Successor’s common stock. This adjustment includes the automatic conversion of 11,479,043 rights of Alberton into 1,147,904 shares of Successor’s common stock at the Closing.

N	Represents the elimination of Alberton’s historical retained earnings after recording the transaction costs to be incurred by Alberton as described in note J.

O	Represents the reclassification of $14.9 million of Alberton ordinary shares subject to possible redemption to permanent equity, assuming no redemptions.

P	Represents the redemption of the maximum number of shares of 1,278,361 shares of Alberton ordinary shares for $14.9 million at a redemption price of $11.63 per share (based on the fair value of cash and investments held in the Trust Account as of December 31, 2021).

Q	Represents the 1,278,361 shares of Alberton ordinary shares subject to redemption for $14.9 million at a redemption price of $11.63 per share which shares are to be purchased pursuant to backstop agreements between Alberton and certain investors. These investors committed to purchase all of the shares to be redeemed by other investors as described in note P, with the redemption being revoked by the backstop purchasers.

R	Represents the investment by certain accredited investors in the amount of $6.0 million from the private placement of Alberton’s ordinary shares at a purchase price of $11.63 per share immediately prior to the initiation of the Business Combination. The purchase price used for the pro forma presentation is the estimated per share redemption price, which is based on the fair value of cash and investments held in the Trust Account as of December 31, 2021, and results in the issuance of 515,907 shares of Alberton’s ordinary shares.

S	Represents an additional $100,000 contribution from the Sponsor that is being treated as a contribution to capital.

T	Represents the issuance of 90,000 shares of Alberton ordinary shares for $1.0 million at a redemption price of $11.63 per share to three independent directors of Alberton at the closing of the Business Combination. The accumulated deficit of Alberton increases by the corresponding amount for the share-based compensation expense recognized for the share issuance. As the issuance would have taken place at the beginning of the reporting period, share-based compensation expense in the same amount would have been recorded in the combined statement of operations for the year ended December 31, 2021.

U	Represents the issuance of 50,000 shares of Alberton ordinary shares for $0.6 million at a redemption price of $11.63 per share to Citiking International Limited (“Citiking”) pursuant to a consultant agreement with Alberton at the closing of the Business Combination. An additional 150,000 shares will vest upon the anniversary of the Closing over the subsequent three years, for a total of 200,000 shares. The accumulated deficit of Alberton increases by the corresponding amount for the share based compensation expense recognized for the share issuance. As the issuance would have taken place at the beginning of the reporting period, share based compensation expense in the same amount would have been recorded in the combined statements of operations for the year ended December 31, 2020.

V	Represents the recognition of share-based compensation expense for the issuance of an additional 50,000 shares of the Successor to Citiking for $0.6 million using a redemption price of $11.63 per share. The vesting of the remaining 100,000 shares to Citiking is described in note U and the related share-based compensation expense is amortized on a straight-line basis over the 36-month period subsequent to the closing of the Business Combination.

W	Represents the recognition of share-based compensation expense of SolarMax stock options that vest subsequent to the consummation of the Business Combination, half of the options vests six months after consummation and the remaining half vests one year after the initial half vests. As share based compensation expense is amortized on a straight-line basis over the 18-month period, this amount represents the remaining 12 months of share-based compensation expense for SolarMax stock options recognized for the year ended December 31, 2021.

X	Represents the recognition of share-based compensation expense of SolarMax restricted stock that vest six months subsequent to the consummation of the Business Combination.

Y	Represents the elimination of investment income related to the investment held in the Trust Account.

3. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the years ended December 31, 2021:

	Year Ended December 31, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma loss from continuing operations
Net loss from continuing operations	$(17,477,356)	$(17,477,356)
Basic and diluted weighted average non-redeemable shares outstanding	37,643,495	37,643,495
Net loss per non-redeemable share
Basic and diluted	$(0.46)	$(0.46)
Equivalent net loss per non-redeemable share
Basic and diluted	$(0.20)	$(0.20)

Pro forma loss attributable to stockholders
Net loss attributable to stockholders	$(17,477,356)	$(17,477,356)
Basic and diluted weighted average non-redeemable shares outstanding	37,643,495	37,643,495
Net loss per non-redeemable share
Basic and diluted	$(0.46)	$(0.46)
Equivalent net loss per non-redeemable share
Basic and diluted	$(0.20)	$(0.20)

Basic and diluted weighted average non-redeemable shares outstanding
Alberton public stockholder (1)	8,113,197	8,113,197
Alberton shares related to conversion of rights	1,147,904	1,147,904
Current SolarMax stockholders, as converted (2)	28,382,394	28,382,394
	37,643,495	37,643,495

Basic and diluted weighted average equivalent non-redeemable shares outstanding (3)	88,655,233	88,655,233

(1)	Includes the conversion into 3,727,171 shares of Alberton ordinary shares in connection with the issuance of a non-interest bearing note in the amount of $10.0 million as described in note B, cancellation of 800,000 shares of Alberton ordinary shares pursuant to the Merger Agreement described in note I, purchase of 1,278,361 shares of Alberton ordinary shares by certain investors from redeeming investors as part of the backstop agreement described in note Q, the issuance of 515,907 shares of Alberton ordinary shares related to the private placement investment as described in note R, the issuance of 90,000 shares of Alberton ordinary shares to board directors as described in note T, and the issuance of 50,000 shares of Alberton ordinary shares to Citiking as described in note U. For the issuance of shares to Citiking, an additional 50,000 shares of Successor shares were issued during the year ended December 31, 2021 as described in note V.
(2)	Based on the weighted average of SolarMax shares at period-end using a ratio of 0.42461 shares of Alberton ordinary shares for one share of SolarMax common stock based on outstanding shares on the balance sheet dates.
(3)	Based on the weighted average of Alberton shares at period-end as converted into equivalent shares of SolarMax shares using the inverse of the exchange ratio noted at (2) above plus the amount of shares owned by SolarMax stockholders at the respective period-ends.

4. Book Value per Share

The pro forma book value information reflects the Business Combination and related transactions as if it had been consummated on December 31, 2021. The shares outstanding and book value per share information give pro forma effect to the Business Combination and related transactions as if it had occurred on January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Alberton and SolarMax and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Alberton and SolarMax is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

			Combined Pro Forma		Equivalent Pro Forma (4)
	Alberton (Historical)	SolarMax (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of December 31, 2021
Book value per share (5)	$(2.19)	$(0.13)	$0.31	$0.31	$0.13	$0.13
Ordinary shares outstanding - Alberton (6)	4,480,119	--	--	--	--	--
Common stock outstanding - SolarMax	--	66,844,159	--	--	--	--
Common stock outstanding - Successor	--	--	37,643,495	37,643,495	--	--

(4)	Equivalent pro forma per share is based on the ratio of 0.42461 shares of Alberton ordinary shares for one share of SolarMax common stock based on the outstanding shares on the balance sheet dates.
(5)	Book value per share = Total equity / shares outstanding.
(6)	Includes 1,278,361 shares of Alberton ordinary shares subject to redemption that would become permanent capital as a result of the backstop agreement described in note Q.

MARKET PRICE AND DIVIDEND INFORMATION

Alberton

Market Price of Alberton Units, Ordinary Shares, Warrants, and Rights

Alberton’s units began to trade on the Nasdaq Capital Market, or Nasdaq, under the symbol “ALACU” on October 24, 2018. The ordinary shares, warrants and rights comprising the units began separate trading on Nasdaq on November 21, 2018, under the symbols “ALAC,” “ALACW” and “ALACR,” respectively.

In connection with the closing of the Business Combination, Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.” and Alberton’s ordinary shares, warrants, and rights will be converted into the Successor’s common stock, warrants, and rights. Alberton anticipates that, following the closing of the Business Combination, the Successor’s common stock and common stock warrants will be traded on Nasdaq under the symbols “SMXT,” and “SMXTW,” respectively. Alberton’s units will separate into their component ordinary shares, rights, and warrants and the units will no longer be listed on Nasdaq.

On [●], 2022, Alberton’s ordinary shares had a closing price of $     , its warrants had a closing price of $     , its rights had a closing price of $     , and its units had a closing price of $   .

Holders of Alberton units, ordinary shares, warrants, and rights should obtain current market quotations for their securities. The market price of Alberton units, ordinary shares, warrants, and rights could vary at any time before the business combination with SolarMax.

Holders

As of the Alberton Record Date, there was [●] holder of record of Alberton’s units, there were [●] holders of record of Alberton’s ordinary shares, [●] holder of record of Alberton’s units, [●] holder of record of Alberton’s warrants, and [●] holder of record of Alberton’s rights.

SolarMax

SolarMax’ securities are not publicly traded. As of the SolarMax Record Date, there were [●] record holders of SolarMax common stock.

Dividends

Alberton

Alberton has not paid any cash dividends on its ordinary shares to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon its revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our board of directors at such time. It is the present intention of its board of directors to retain all earnings, if any, for use in its business operations and, accordingly, its board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, its board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if it incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith. In connection with the April 2020 Extension, Alberton distributed a warrant to purchase one-half ordinary share with respect to all Public Shares that were not redeemed in connection with the extension. The issuance of such warrants is accounted for as a dividend.

SolarMax

SolarMax has never paid or declared any cash dividends on its common stock, and it does not anticipate paying any cash dividends on its common stock in the foreseeable future. SolarMax intends to retain all available funds and future earnings, if any, to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of its board of directors and will depend upon a number of factors, including the results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors its board of directors deems relevant.

Each of SolarMax’ PRC subsidiaries may only distribute dividends after making funding certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on its after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. SolarMax anticipates that its PRC subsidiaries will require any available cash for the development of their businesses. Certain of the project subsidiaries have covenants in their financing agreements that restrict the payment of dividends. These restrictions affect the ability of SolarMax to pay dividends to its stockholders.

Dividend Policy of the Successor Following the Business Combination

Following consummation of the Business Combination, the Successor intends to retain all available funds and future earnings, if any, to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of its board of directors and will depend upon a number of factors, including the results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors its board of directors deems relevant.

Each of SolarMax’ PRC subsidiaries, which will be the Successor’s subsidiaries following the Merger, may only distribute dividends after making funding certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on its after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. We anticipate that SolarMax’ PRC subsidiaries will require any available cash for the development of their businesses. Certain of the project subsidiaries have covenants in their financing agreements that restrict the payment of dividends. These restrictions affect the ability of the Successor to pay dividends to stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. The Successor’s actual results, which will be the results of SolarMax’ operations, could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Result of Operations of SolarMax,” and “Business of SolarMax” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. References to “our” and words of like import refer to the operations of Alberton prior to the Merger and the operations of Successor following the Merger, which will be the business of SolarMax. Specifically, forward-looking statements with respect to Successor and its operations following the Merger may include statements relating to:

●	Our ability to obtaining any financing we may require to enable us to finance our customer’s purchase of solar systems and to finance any solar projects in China;

●	Our ability to pay or finance SolarMax existing debt to related parties, which was $21.5 million at March 25, 2022 as well as money owned to present and former executive officer, and the potential market impact of its proposed refinancing of its EB-5 debt through the issuance of secured convertible notes and the issuance of common stock upon conversion of the $20.8 million principal amount of outstanding convertible notes at March 25, 2022 as well as any convertible notes which may be issued in the future;

●	Our ability to enter into agreements for the construction and maintenance of solar farms in China;

●	Our dependence for revenue on agreements with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), which is a large state-owned enterprise under the administration of the Chinese government and which was the sole source of revenue for SolarMax’ China segment for 2020, and a related party, which accounted for most of SolarMax’ revenue in our China segment for 2019, and our ability to attract new clients’ solar projects in China;

●	SolarMax’ ability to continue to provide services for SPIC, which is a state-owned enterprise and any government policies which may affect the procurement practices of SPIC;

●	The availability of tax incentives and other benefits sufficient to justify a customer’s purchase of a solar system;

●	The effect of the COVID-19 pandemic and the steps taken by governments in California and China to address the pandemic, including business closures;

●	The ability of the solar user to sell excess power to local utility companies on reasonable terms;

●	Assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product installations;

●	Assumptions relating to our ability to operate a public company;

●	Our ability to obtain contracts for solar systems in China;

●	The development of a market for residential and commercial photovoltaic systems, which are rooftop systems, in China and which his not now a significant market in China and our ability to obtain contracts for these systems;

●	Our ability to install solar systems in China at costs which will enable us to operate profitably;

●	Our ability to engage and retain qualified executive and management personnel;

●	Our ability to implement an effective financing program for our products that enable us to generate revenue from customers in the United States segment who meet our credit criteria;

●	Our dependence upon a small number of key executive officers, principally our chief executive officer;

●	Competition with both local utility companies and other companies offering electricity service as well as other solar energy companies;

●	The effect of changes in climate and weather patterns in the areas we serve, including the effects of increased wildfires in California;

●	Delays in our ability to purchase solar panels and other raw materials for our systems;

●	The effect that changes of government regulations affecting fossil fuel and renewable energy and trade and tariff policies have on the solar power industry;

●	Our ability to engage and retain qualified executive and management personnel as we seek to expand our operations in the United States and China;

●	Our ability to reduce our costs and expenses;

●	Our ability to operate profitably;

●	The effect of prices of raw materials, including solar panels, and our ability to source raw materials at reasonable prices;

●	Our compliance with all applicable regulations;

●	Our ability to install systems in a timely manner;

●	Our ability to develop and maintain an effective system of disclosure controls and internal control over financial reporting, and our ability to produce timely and accurate financial statements or comply with applicable regulations;

●	Risks associated with the Business Combination that may impact the Successor following the Closing;

●	our ability to operate without infringing the intellectual property rights of others;

●	The effect of general economic and financial conditions in the United States, China and the rest of the world as well as the relationship between the United States and China, including trade disputes between the United States and China, which could adversely affect our operations;

●	Other factors which affect the solar energy industry in general; and

●	Other factors which affect companies with significant operations in China.

Some other factors relating to Alberton and the Business Combination that could cause actual results to differ include:

●	the occurrence of any event, change, or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

●	the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the shareholders of Alberton, or other conditions to closing in the Merger Agreement;

●	the inability to obtain or maintain the listing of the post-combination company on Nasdaq following the Business Combination;

●	the possibility that the SEC prohibits the trading of the securities due to PCAOB’s inability to inspect or investigate completely of the audit work of the post-combination company’s auditor after the Business Combination;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things the ability of the combined company to obtain regulatory approvals, commercialize products, generate revenue, and manage growth profitably;

●	costs related to the Business Combination;

●	the ability to obtain additional funds for operations;

●	our ability to operate without infringing the intellectual property rights of others;

●	the impact of applicable laws and regulations;

●	the possibility that SolarMax or Alberton may be adversely affected by other economic, business, or competitive factors; and

●	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this proxy statement and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our or SolarMax’ views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement, or in deciding whether to exercise your redemption rights. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

Any forward-looking statement in this proxy statement/prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our business, results of operations, industry, and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This proxy statement/prospectus also contains projections and other information concerning SolarMax’ industry, business, and the markets for certain products and services, including data regarding the estimated size of those markets, their projected growth rates.

Information that is based on estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, these industry, business, market, and other data were obtained from reports, research surveys, studies, and similar data prepared by third parties, industry, medical, and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Alberton Special Meeting. The following risk factors apply to the business and operations of SolarMax and will also apply to the business and operations of the post-combination company following the completion of the Business Combination. Since the business of Alberton subsequent to completion of the Merger will be the business of SolarMax, the risks relating to SolarMax’ business, including those included under “Risks Related to SolarMax” will apply to Successor. The occurrence of one or more of the events or circumstances described in these risk factors, alone, or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition, and results of operations of the post-combination company. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Alberton

Our private warrants are accounted for as liabilities and the changes in value of our private warrants could have a material effect on our financial results.

On April 12, 2021, the SEC Staff issued the SEC Staff Statement, wherein the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Staff Statement, we reevaluated the accounting treatment of our private warrants, and pursuant to the guidance in ASC 815, Derivatives and Hedging (“ASC 815”), determined the private warrants should be classified as derivative liabilities measured at fair value on our balance sheet, with any changes in fair value to be reported each period in earnings on our statement of operations.

As a result of the recurring fair value measurement, our financial statements may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our private warrants each reporting period and that the amount of such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2021. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

As described elsewhere in this report, our management and our audit committee concluded that, in light of the prior reclassification of certain warrants from equity to liability, as well as the reclassification of our redeemable Public Shares as temporary equity, it was appropriate to restate our previously issued financial statements as of and for the periods ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 as well as restatements related to the classification of redeemable ordinary shares for the periods from March 31, 2019 to September 30, 2021 (the “Restatements”). In connection with the foregoing development and as a result of the Restatements, we identified a material weakness in our internal controls over financial reporting relating to our accounting for complex financial instruments as of December 31, 2021.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

The report of our independent registered public accounting firm expresses substantial doubt about our ability to continue as a going concern.

Our auditor, Friedman LLP, has indicated in its report on our financial statements for the fiscal year ended December 31, 2021 that conditions exist that raise substantial doubt about our ability to continue as a going concern. A “going concern” qualification could impair our ability to finance our operations through the sale of equity, to incur debt, or to pursue other financing alternatives. Our ability to continue as a going concern will depend upon the availability and terms of future funding, continued growth in services, improved operating margins and our ability to operate profitably if we complete a Business Combination. If we are unable to achieve these goals, our business would be jeopardized and may not be able to continue. If we ceased operations, it is likely that all of our investors would lose their investment.

If we are unable to consummate a business combination, our public shareholders may be forced to wait until April 26, 2022, before receiving distributions from the Trust Account.

We will have until April 26, 2022 to complete a business combination. On October 22, 2021, Alberton has held a special meeting of shareholders pursuant to which its shareholders approved the Extension Amendment to extend the last date by which Alberton must complete a business combination from October 26, 2021 to April 26, 2022. On October 28, 2021, Alberton received a notice from the staff of the Listing Qualifications Department of Nasdaq indicating that, unless Alberton timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”), Alberton’s securities (common stock, warrants, units and rights) would be subject to suspension and delisting from Nasdaq due to the Alberton’s non-compliance with Nasdaq IM-5101-2. Following the submission of a hearing request by Alberton, a hearing was held on December 16, 2021. On January 3, 2022, Alberton received a notice from the Nasdaq Office of General Counsel that the Panel had granted the Company’s request to continue its listing on Nasdaq through March 14, 2022. On February 28, 2022, Alberton submitted a request to the Panel for additional extension to regain compliance. On March 3, 2022, the Panel granted Alberton to regain compliance by April 26, 2022. The Panel’s decision is subject to certain conditions, including that the Company will have completed the Merger on or before April 26, 2022 and that the combined company will have demonstrated compliance with all applicable requirements for initial listing on Nasdaq. We cannot assure you that the Merger will be completed and Alberton will not be forced to liquidate. We have no obligation to return funds to investors prior to the outside date unless we consummate a business combination prior thereto and only then in cases where investors have sought to have their public shares redeemed or sell their shares to us. Only after the expiration of this full time period will public security holders be entitled to distributions from the Trust Account if we are unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate your investment, public security holders may be forced to sell their public shares or rights, potentially at a loss.

We will issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our shareholders and likely cause a change in control of our ownership.

As of the date of this proxy statement/prospectus, we have 4,480,119 ordinary shares issued and outstanding. Our Current Charter authorizes the issuance of up to 300,000,000 ordinary shares, no par value, and 100,000,000 preference shares, no par value. As of the date of this proxy statement/prospectus there were 295,519,881 authorized but unissued ordinary shares and all or the preference shares available for issuance (after appropriate reservation for the issuance of the shares underlying the public and private rights and the unit purchase options). Pursuant to the Merger Agreement we have agreed to issue 28,571,762 shares of common stock (after the Redomestication) valued at $300,000,000 to the SolarMax stockholders pursuant to the Merger Agreement, shares of common stock to the PIPE Investor and shares of common stock to the holders of Alberton’s convertible debt, 290,000 shares of common stock to three independent directors and a consultant, 1,147,904 shares of common stock upon the conversion of rights, 44,467 shares of common stock to the Sponsor in consideration of cancellation of the private warrants and forfeiture of 800,000 founders shares by the Sponsor and certain initial stockholders, and additional shares are to be reserved for issuance upon exercise of options and upon conversion of SolarMax convertible debt. In addition, we may issue additional shares or convertible securities in connection with any additional financing which may be necessary for us to complete the Merger. All such issuances, in addition to issuances upon exercise of outstanding warrants, will dilute the interest of the public shareholders. The issuance of additional ordinary shares or preference shares will not reduce the per-share redemption amount in the Trust Account, but:

●	may significantly reduce the equity interest of investors in the IPO who do not exercise their redemption rights;

●	may subordinate the rights of holders of ordinary shares if we issue preference shares with rights senior to those afforded to our ordinary shares;

●	will cause a change of control pursuant to the Merger Agreement, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our ordinary shares.

Similarly, if we issue debt securities, it could result in:

●	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

If we incur indebtedness, our lenders will not have a claim on the cash in the Trust Account and such indebtedness will not decrease the per-share conversion amount in the Trust Account.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares or rights, potentially at a loss.

Our public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) our completion of an initial business combination, and then only in connection with those ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our amended and restated Memorandum and Articles of Association to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by April 26, 2022 and (iii) the redemption of our public shares if we are unable to complete an initial business combination by April 26, 2022, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Holders of rights will not have any right to the proceeds held in the Trust Account with respect to the rights. Accordingly, to liquidate your investment, you may be forced to sell your public shares or rights, potentially at a loss.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.00.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors and service providers we engage and prospective target businesses we negotiate with execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with us, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our public shareholders. If we are unable to complete a business combination and distribute the proceeds held in trust to our public shareholders, has agreed (subject to certain exceptions described elsewhere in this prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. We believe Hong Ye, who is the Sponsor, has sufficient financial resources to satisfy its indemnity obligation should it arise, however we cannot assure you it will have sufficient liquid assets to satisfy such obligations if it is required to do so. Therefore, the per-share distribution from the Trust Account may be less than $10.00, plus interest, due to such claims.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return to our public shareholders at least $10.00.

Our directors may decide not to enforce the Sponsor’s indemnification obligations, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. It is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Redemptions in connection with the previous extensions and potential redemptions in connection with the proposal to approve the Extension Amendment make it more difficult for us to complete a Business Combination.

Upon completion of our IPO and a contemporaneous private placement, we placed $114,879,920 in the Trust Account. In connection with the April 2020 Extension, the October 2020 Extension, the April 2021 Extension and the October 2021 Extension, we paid $105,879,118, $10,770, $1,495,303 and $572, respectively, or a total of $107,385,763, to public shareholders who exercised their redemption rights, and made relevant cash contribution to the Trust Account. As a result, we currently have approximately $14.5 million in the Trust Account. The reduction in the funds in the Trust Account makes it more difficult for us to complete a Business Combination since it reduces the funds available upon completion of the Business Combination to provide both working capital for the combined business following the Business Combination and a public float which barely meets the Nasdaq $15 million market value of the public float requirement. It also results in a reduction of the number of stockholders that we have. In order to meet the Nasdaq listing requirement for the Business Combination, Alberton has entered into the PIPE subscription, pursuant to which it will raise $6.0 million, and the convertible notes agreements pursuant to which Alberton will raise $10 million in convertible debt which will be converted into equity at the closing. Alberton has also entered into backstop agreements with two investors for a total investment of $10 million. We can give no assurance that the financing described above will be sufficient to meet the Nasdaq listing requirements or that we will be able to obtain any additional funding which may be necessary on reasonable terms, if any.

As provided in its Current Charter, Alberton needs to complete its initial business combination by April 26, 2022. If it fails to do so, Alberton’s securities will be delisted from Nasdaq, and SolarMax has advised Alberton that it will terminate the Merger Agreement if Alberton’s securities are not listed on Nasdaq, and Alberton may be forced to dissolve and liquidate.

As provided in the Current Charter of Alberton, Alberton needs to complete its initial business combination on or before April 26, 2022 (the “Outside Date”). When Alberton consummated its initial public offering in October 2018, Alberton had until October 27, 2019 (or, if extended as described in the prospectus relating to SolarMax’ initial public offering, up to April 27, 2020) to complete its initial business combination. Subsequently, Alberton has called several special shareholder meetings to seek approval from shareholders to extend the time that it needs to complete its initial business combination and provided public shareholders with redemption rights in connection with each extension: (i) at the special meeting held on April 23, 2020, Alberton’s shareholders approved an amendment to its then existing charter to allow Alberton to complete its initial business combination by October 26, 2020 (the “April 2020 Extension”), and in connection with the April 2020 Extension, 10,073,512 public shares were redeemed; (ii) at the special meeting held on October 26, 2020, Alberton’s shareholders approved an amendment to its then existing charter to allow Alberton to complete its initial business combination by April 26, 2021 (the “October 2020 Extension”), and in connection with October 2020 Extension, 1,000 public shares were redeemed; (iii) at the special meeting held on April 23, 2021, Alberton’s shareholders approved an amendment to its then existing charter to allow Alberton to complete its initial business combination by October 26, 2021 (the “April 2021 Extension”), and in connection with April 2021 Extension, 135,069 public shares were redeemed; and (iv) at the special meeting held on October 22, 2021, Alberton’s shareholders approved an amendment to its then existing charter to allow Alberton to complete its initial business combination by April 26, 2022 (the “October 2021 Extension”), and in connection with October 2021 Extension, 50 public shares were redeemed. In order to induce public shares to remain with Alberton, Alberton deposited additional cash contributions to its Trust Account which were sourced by loans from the sponsor, SolarMax and other parties and, in connection with the April 2020 Extension, Alberton also issued one public warrant to each public share which was not redeemed in connection with the April 2020 Extension for a total of 1,414,480 dividend warrants.

If Alberton cannot complete the Merger by April 26, 2022, the current Outside Date which is also the last day that its securities will be listed on Nasdaq without having completed a business combination, it will be forced to dissolve and liquidate. Although the Sponsor and current and former directors and officers of Alberton collectively own 69.5% of the votes of Alberton, Alberton does not expect that it will seek to secure another extension because (i) following April 26, 2022, its securities will be delisted from Nasdaq since Nasdaq cannot grant any further extensions of Alberton’s listing without having completed a business combination; (ii) SolarMax has advised Alberton that it will terminate the Merger Agreement in the event that Alberton’s securities are delisted by Nasdaq; (iii) if the Merger Agreement is terminated, Alberton will not have an agreement to consummate a business combination; (iv) since Alberton’s stock will be traded on the over-the-counter market, it is not likely that Alberton would be able to enter into a business combination agreement with an acceptable target; (v) Alberton and the Sponsor have incurred substantial indebtedness in connection with the historical extensions and payment of ongoing expenses and may not be able to afford the costs associated with holding a meeting and providing any additional cash contribution to induce its public shareholders to not to exercise their right of redemption; and (vi) it is likely that the public shares will be substantially redeemed in view of the factors discussed in clauses (i) through (v).  Accordingly, Alberton does not intend to seek another extension if it cannot complete the Merger by April 26, 2022 and will be forced to dissolve and liquidate pursuant to its Current Charter.

If the Merger Agreement is terminated, Alberton will not have an agreement to consummate a business combination and Alberton will have no alternative other than liquidation and dissolution pursuant to its Current Charter.

If we do not complete the merger by April 26, 2022, our securities will be delisted by Nasdaq, in which event SolarMax has advised Alberton that it will terminate the Merger Agreement with the result that the Merger will not be completed and Alberton will likely be forced to dissolve and liquidate.

Pursuant to Nasdaq Rule IM-5101-2, a special purpose acquisition company, commonly known as a SPAC, such as Alberton, must complete one or more business combinations within 36 months of the effectiveness of the SPAC’s initial public offering. Since Alberton’s registration statement for its initial public offering became effective on October 23, 2018, it is required to complete its initial business combination by no later than October 23, 2021. Following receipt of a notice of delisting by Nasdaq for Alberton’s failure to complete a business combination by October 23, 2021 and a hearing before a Nasdaq Hearings Panel (the “Panel”), on January 3, 2022, Alberton received a notice from the Nasdaq Office of General Counsel that the Panel had granted the Company’s request to continue its listing on Nasdaq through March 14, 2022. On February 28, 2022, Alberton submitted a request to the Panel for additional extension to regain compliance. On March 3, 2022, the Panel granted Alberton until April 26, 2022, the Outside Date, to regain compliance. The Panel’s decision is subject to certain conditions, including that the Company will have completed its previously announced Business Combination with SolarMax on or before April 26, 2022 and that the combined company will have demonstrated compliance with all applicable requirements for initial listing on Nasdaq. According to Nasdaq Rule 5815(c)(1), the Panel cannot grant an exception to the continued listing standards for a period exceeding 180 days from the date of the staff Delisting Determination which is April 26, 2022, the current Outside Date of Alberton. If Alberton cannot complete the Merger by April 26, 2022, Alberton’s securities will be delisted from Nasdaq following April 26, 2022 and commence trading on over-the-counter markets. If Alberton’s securities are delisted from Nasdaq, SolarMax has advised Alberton that it will terminate the Merger Agreement for failure to maintain the listing of its securities on Nasdaq, which is a closing condition to the Merger. Since April 26, 2022 is also the last day for Alberton to complete a business combination under its current articles, subsequent to April 26, 2022, Alberton will no longer be a party to a business combination agreement and Alberton may be forced to dissolve and liquidate and pay then remaining funds in the Trust Account, less taxes payable, to the public shareholders.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our amended and restated Memorandum and Articles of Association provide that we will continue in existence only until April 26, 2022. If we have not completed a business combination by such date, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject (in the case of (ii) and (iii) above) to our obligations under BVI law to provide for claims of creditors and the requirements of other applicable law. We cannot assure you that we will properly assess all claims that may be potentially brought against us. Accordingly, we cannot assure you that third parties will not seek to recover from our shareholders amounts owed to them by us.

In connection with any voluntary liquidation, the liquidator would give notice to our creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where the company has its principal place of business, and taking any other steps he considers appropriate, after which our remaining assets would be distributed.

As soon as our affairs are fully wound-up, if we were to liquidate, the liquidator must complete his statement of account and will then notify the Registrar of Corporate Affairs in the British Virgin Islands, or the “Registrar,” that the liquidation has been completed. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with a British Virgin Islands court, which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our remaining assets.

In any liquidation proceedings of the company under British Virgin Islands law, the funds held in our Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the Trust Account we may not be able to return to our public shareholders the redemption amounts payable to them.

Our officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

Our officers and directors have waived their right to convert their founder shares or any other shares purchased in the IPO or thereafter, or to receive distributions from the Trust Account with respect to their founder shares upon our liquidation if we are unable to consummate a business combination. Accordingly, the shares acquired prior to the IPO will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

We are an emerging growth company within the meaning of the Securities Act and we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Successor’s securities less attractive to investors and may make it more difficult to compare the Successor’s performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2002 (the “JOBS Act”) and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We and the Successor may be an emerging growth company for up to five years, although circumstances could cause the loss of that status earlier, including if the market value of the common stock held by non-affiliates exceeds $700 million as of any May 31 before that time, in which case the Successor would no longer be an emerging growth company as of the following December 31 (or such other date as may be applicable were the Successor to change its fiscal year). We cannot predict whether investors will find its or the Successor’s securities less attractive because we and the Successor rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Successor’s securities may be lower than they otherwise would be, there may be a less active trading market for the Successor’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

In connection with the vote to approve the Business Combination, we offer each public shareholder the option to vote in favor of the Business Combination and still seek conversion of his, her or its shares.

In connection with any vote to approve the Business Combination, we offer each public shareholder (but not our initial shareholders, officers or directors) the right to have his, her or its ordinary shares converted to cash (subject to the limitations described elsewhere in this prospectus) regardless of whether such shareholder votes for or against. Or abstain from voting on, such Business Combination. This ability to seek conversion while voting in favor of our Business Combination may make it more likely that we will consummate the Business Combination.

In connection with Alberton Special Meeting called to approve the Business Combination, we may require shareholders who wish to redeem their shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights.

In connection with Alberton Special Meeting called to approve the Business Combination, each public shareholder will have the right, regardless of whether he is voting for or against, or abstain from voting on, such proposed business combination, to demand that we redeem his shares for a pro rata share of the Trust Account as of two business days prior to the consummation of the initial business combination. We may require public shareholders who wish to redeem their shares in connection with the Business Combination to either (i) tender their certificates (if any) to our transfer agent or (ii) deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holders’ option, in each case prior to a date set forth in the tender offer documents or proxy materials sent in connection with the proposal to approve the business combination. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than we anticipate for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their conversion rights and thus may be unable to redeem their shares.

Our officers and directors and their affiliates control a substantial interest in us and can approve the Business Combination without the vote of other shareholders.

As of the date hereof, our officers and directors and their affiliates own approximately 71.5% of our issued and outstanding ordinary shares) and have agreed to vote for the Business Combination. Our Sponsor and one insider shareholder, collectively representing 58.4% of our issued and outstanding ordinary shares, have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote on vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions. As a result, the approval of each proposal by our public shareholders is not needed in order to approve the Alberton Proposals. Since the proposals relating to the Business Combination require the approval of the holders of a majority of the ordinary shares entitled to vote at the Special Meeting, our officers and directors and their affiliates can approval the Business Combination without the vote of the other shareholders.

The Sponsor and the initial shareholders can earn a positive rate of return on their investment, even if other Alberton shareholders experience a negative rate of return in the post-business combination company.

The Sponsor and initial shareholders paid a nominal amount of $0.008 per Alberton ordinary shares that they own, which represents 19.7% of Alberton’s outstanding ordinary shares. The purchasers in Alberton’s initial public offering purchased a unit, consisting of one ordinary share, one right and a warrant to purchase one-half ordinary share of for $10.00 per Unit. The market price of Alberton ordinary shares since its IPO has been at least $10.00 since the IPO. Because the Sponsor and certain initial shareholders paid a nominal price for its shares, even after giving effect to the cancelation of 800,000 shares, if the market price of the Successor’s common stock loses most of its value, the Sponsor and certain initial shareholders would still earn a positive return on its investment while the public stockholders would experience a very significant decline in the value of their shares.

If our security holders exercise their registration rights, it may have an adverse effect on the market price of our ordinary shares and the existence of these rights may make it more difficult to effect a business combination.

Our initial shareholders are entitled to make a demand that we register the resale of the founder shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of the private units and any units our officers, directors, or their affiliates may be issued in payment of working capital loans made to us are entitled to demand that we register the resale of these units we issue to them (and the underlying securities) commencing at any time after we consummate an initial business combination. The presence of these additional securities trading in the public market may have an adverse effect on the market price of our securities. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business, as the shareholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for our ordinary shares.

If we do not conduct an adequate due diligence investigation of a target business, we may be required to subsequently take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

We must conduct a due diligence investigation of the target businesses we intend to acquire. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target business, this diligence may not reveal all material issues that may affect a particular target business, and factors outside the control of the target business and outside of our control may later arise. If our diligence fails to identify issues specific to a target business, industry or the environment in which the target business operates, we may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses or increased losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our ordinary shares. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing.

We did not obtain a fairness opinion with respect to SolarMax and therefore you may be relying solely on the judgment of our board of directors in approving the Business Combination.

We are only required to obtain a fairness opinion with respect to the target business that we seek to acquire if it is an entity that is affiliated with any of our officers, directors or initial shareholders. As SolarMax is not affiliated with any of our officers, directors or initial shareholders, we have no obligation to obtain a fairness opinion and we did not obtain a fairness option in connection with the Merger Agreement with SolarMax. Accordingly, investors will be relying solely on the judgment of our board of directors in approving the Business Combination.

Because we are incorporated under the laws of the British Virgin Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Redomestication.

We are a company incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against our directors or officers.

Until the Redomestication is effected, our corporate affairs are governed by the Memorandum and Articles of Association, the Companies Act and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are governed by the Companies Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions do exist in BVI law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available with respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The British Virgin Islands courts are also unlikely:

●	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

●	to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that the U.S. judgment:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the U.S. court;

●	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our board of directors, management or controlling shareholders than they would as public shareholders of a U.S. company.

We may qualify as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, we will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce (based on an average of the quarterly values of the assets), or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of assets that generate passive income. If we are determined to be a PFIC for U.S. federal income tax purposes for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this proxy statement/prospectus captioned “Taxation — United States Federal Income Taxation — General”) of our units, ordinary shares or rights, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Our actual PFIC status for our current taxable year may depend on whether we qualify for the PFIC start-up exception (see the section of this proxy statement/prospectus captioned “Taxation — United States Federal Income Taxation U.S. Holders — Passive Foreign Investment Company Rules”). Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year (or after the end of the start-up period, if later). Accordingly, there can be no assurance with respect to our status as a PFIC for U.S. federal income tax purposes for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules.

We may qualify as a controlled foreign corporation, which could result in adverse U.S. federal income tax consequences to certain U.S. investors.

A U.S. Holder who (directly, indirectly, or constructively) owns 10% or more of our stock (by vote or value) (a “10% U.S. Shareholder”) will be subject to the “controlled foreign corporation” (CFC) rules for U.S. federal income tax purposes if we are a CFC. Under the CFC rules, each 10% U.S. Shareholder generally must include annually certain amounts as income, including its pro rata share of the CFC’s “subpart F income” and any “global intangible low-taxed income,” even if no distributions are made by us to shareholders. In general, a foreign corporation will be treated as a CFC only if its 10% U.S. Shareholders collectively own more than 50% of its stock (by vote or value) on any day during the tax year of the foreign corporation. Although we expect, because of the dispersion of our shares, that we will not become a CFC, no assurance can be made until our ordinary shares and rights are issued.  We urge U.S. investors to consult their own tax advisors regarding the possible application of the CFC rules.

Recently enacted tax reform legislation in the U.S. could adversely affect our business and financial condition following a business combination.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law, making significant changes to the Internal Revenue Code of 1986, as amended. Changes under the Tax Act include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, a mandatory deemed repatriation of previously untaxed cumulative foreign earnings (generally applicable to 10% U.S. shareholders of a CFC and taxed at reduced rates), a limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), a limitation of the deduction for net operating losses to 80% of current year taxable income and the elimination of net operating loss carrybacks the transition to a “participation exemption system” for the taxation of earnings of foreign corporations, where a U.S. C corporation can generally deduct 100% of dividends received from the foreign source of income of a 10% owned foreign corporation, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. The overall impact of the Tax Act is uncertain, and it could make completing a business combination with us less appealing than with companies in other countries. In addition, it is uncertain if and to what extent various states will conform to the Tax Act and what effect any legal challenges will have on the Tax Act, including litigation in the U.S. and international challenges brought by organizations such as the World Trade Organization. The impact of the Tax Act on holders of our securities is also uncertain and could be adverse. Investors should consult with their legal and tax advisors with respect to the Tax Act and the potential tax consequences of investing in or holding our securities.

If our management following our initial business combination is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.

Following our initial business combination, certain members of our management team will resign from their positions as officers or directors of the company and the management of the target business at the time of the business combination will remain in place. Management of the target business may not be familiar with United States securities laws. If new management is unfamiliar with our laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues, which may adversely affect our operations.

The ability of certain debt holders to sell shares received pursuant to certain note purchase agreements with Alberton immediately following the completion of the Merger pursuant to a registration statement, and the sale by SolarMax stockholders to sell shares received pursuant to this registration statement together with our obligation to file a registration statement for the PIPE investor could have a material adverse impact on the market for and the price of the common stock following the merger.

In connection with the Merger, Alberton has entered into certain note purchase agreement with investors to issue $10,000,000 notes to pay off the Alberton’s indebtedness at the closing of the merger with any remaining released to the post-combination entity as working capital. The note will automatically convert into shares of common stock and is entitled to certain registration rights at a price of equal to ten (10) times the average trading price of the rights of Alberton, during a period of twenty-five (25) trading days ending on the second trading day prior to mailing of the prospectus to Alberton’s shareholders in connection with the special meeting to approve the merger. Within 4 business days of the closing of the Merger, the post-combination entity shall file a resale prospectus and use the commercially reasonable efforts to have such prospectus effective within 20 trading days following the closing of the merger. Alberton also entered into certain PIPE subscription agreement with an investor pursuant to which Alberton will offer and sell common stock to the investor at the closing at the redemption price for total proceeds of $6,000,000. The PIPE investor is also entitled to certain registration rights as provided in the PIPE subscription agreement.

In addition, we are registering approximately 28,571,762 shares of merger consideration (subject to change) under this joint proxy statement/prospectus, though larger portion of such shares are subject to lock-up, if holders of the rest of the merger consideration shares commence trading immediately after the closing, it would have a material adverse impact on the market and the price of the common stock after the merger.

Risks Related to SolarMax

SolarMax has sustained losses since its organization, its financial statements have a going concern footnote and we cannot assure you that SolarMax can or will operate profitably.

SolarMax reported a loss of approximately $3.3 million for the year ended December 31, 2021 and net income of approximately $1.0 million for the year ended December 31, 2020. SolarMax used approximately $5.4 million of cash from operations in the year ended December 31, 2021 and $23.3 million of cash from operations in the year ended December 31, 2020 and SolarMax’ financial statements for the years ended December 31, 2021 and 2020 have a going concern footnote. The losses in all periods resulted primarily from losses in the United States segment. Substantially all the revenues from the China segment for the years ended December 31, 2021 and 2020 were generated from projects with SPIC. Revenues from the United States operations decreased to approximately $30.0 million for the year ended December 31, 2021 from approximately $35.5 million for the year ended December 31, 2020. We incurred negative cash flows from operations of approximately $5.5 million for the year ended December 31, 2021, and negative cash flows from operations of approximately $23.2 million for 2020. SolarMax will need to increase its revenue and reduce its costs for its operations in both the United States and China in order for SolarMax to operate profitably. We cannot assure you that SolarMax will be able to operate profitably or achieve positive cash flows from operations in the future, and the failure to do so may impair our ability to continue in business.

Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations.

Global pandemics, epidemics in China or elsewhere in the world, or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our operations and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services which in turn is contributing to higher inflation in the United States and other countries across the globe with significant disruption to financial markets. SolarMax does not have any operation or business in Russia or Ukraine, however, it may potentially indirectly be adversely impacted any significant disruption it has caused and may continue to escalate. Any one or more of these events may impede our operation and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

SolarMax’ business has been affected and may in the future be affected by the COVID-19 pandemic and the steps taken by the governments in California and China to address the pandemic.

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which SolarMax operates. Further, the issuance of permits necessary for residential solar systems was affected because some local California government offices that issued permits for solar installations were closed for parts of the second quarter and, as a result of government workers working from home subsequent to the second quarter, effectively operated with reduced hours. As a result, in the United States, SolarMax experienced a lower level of residential solar energy system installations with a decline in revenue in the year ended December 31, 2021, compared to the same period in 2020. In China, the timing of final solar farm project approvals for two projects and the beginning of one new solar farm installation were delayed for approximately three months but the delays did not have a material impact on SolarMax’ China business in 2021 and 2020. SolarMax had filed a registration statement with the SEC with respect to its initial public offering. In large part because of the effects of the COVID-19 pandemic and the steps taken by the State of California and the government of the PRC to address the pandemic, SolarMax did not complete its public offering and sought to raise funds though the Merger with Alberton. Further, SolarMax’ recognition of revenue from two of its contracts with SPIC was delayed because the government office whose consent was required was closed for the pandemic.

To the extent that the government in California or China institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, SolarMax may suffer a further decline in revenue and results of operations. As a result of the COVID-19 pandemic, SolarMax’ operations in China were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, SolarMax’ United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. SolarMax obtained additional liquidity through the available government assistance programs in the form of loans and grants. As of the date of this proxy statement/prospectus, the extent to which the COVID-19 pandemic may materially impact SolarMax’ financial condition, liquidity or results of operations is uncertain.

The effects of a subvariant of the Omicron variant of COVID-19, which may spread faster than the original Omicron variant, as well as the effects of any new variants and subvariants which may develop, including any actions taken by governments, which have the effect of slowing our sales in the United States or increasing the already-existing supply chain problems. Further, China’s policy of effecting closures to avoid infections, including the recent lockdown in many provinces and municipalities in China, could affect our ability to generate revenue in China.

Because almost all of SolarMax’ revenue in China was derived from two customers, one of which is a related party, SolarMax’ inability to develop new business in China could impair its ability to grow and to operate profitably.

Since the second half of 2019, SolarMax’ business in China consisted of EPC services pursuant to agreements with SPIC, which is a large state-owned enterprise under the administration of the Chinese government that holds a range of energy assets. All of SolarMax’ China revenues for the years ended December 31, 2021 and 2020 were generated from four projects for SPIC. At December 31, 2021, SolarMax did not have any new project pending. This revenue includes revenue from the EPC services performed on the four projects of approximately $96.1 million, or 73% of total revenue, and also includes approximately $2.2 million of revenues from respective 25-year power purchase agreements between the project companies for Yilong #2 and Xingren, which was generated during the period from January 1, 2020 to April 30, 2020 prior to the sale of controlling interest of the project subsidiaries for the Yilong #2 and Xingren projects to SPIC. Prior to the second half of 2019, most of SolarMax’ revenue from its China segment was generated from subsidiaries or affiliates of Changzhou Almaden Co., Ltd., which is a related party that we refer to in this proxy statement/prospectus as AMD. Revenue from AMD accounted for 0% and 96% of the revenue of its China segment for the year ended December 31, 2020 and 2019, respectively. Revenue from AMD and its subsidiaries and affiliates accounted for approximately 0% and 11% of SolarMax’ consolidated revenue for the year ended December 31, 2020 and 2019, respectively. At March 25, 2022, SolarMax does not have any agreements or projects in its China segment other than one project for SPIC under construction known as the Hehua project which was 37% complete at December 31, 2020, and which was completed in the second quarter of 2021, with no assurance that SolarMax will enter into additional agreements with SPIC or others. SolarMax’ inability to increase its customer base may impair our ability to grow and operate profitably following completion of the Merger. Further, SolarMax’ current dependence on a state-owned enterprise for its business could materially impair its ability to operate profitably in China, and the willingness of non-related parties to enter into agreement with SolarMax and the terms of such agreements may be impacted by the trade relationship between the United States and China. In dealing with SPIC, SolarMax may be subject to government policies relating to such factors as the terms on which SolarMax sells the project and SPIC’s procurement policies. As a state-owned enterprise, SPIC may favor Chinese companies over subsidiaries of a United States company. We cannot assure you that SolarMax will be able to continue to sell solar farm projects to SPIC or that it will be able to generate an acceptable gross margin on this work. If SolarMax is unable to continue to generate revenue from SPIC and AMD and its affiliates on reasonable terms and if it fails to generate business in China from non-affiliated parties it may be necessary for us to discontinue SolarMax’ Chinese operations.

SolarMax may require significant funds in excess of the funds available to us following the Merger to fund SolarMax’ operations following the Merger, and if the Merger is not completed, SolarMax will require funding from other sources, which may not be available on reasonable terms, if at all.

The solar energy systems market is cash intensive, particularly with respect to the financing of purchases by our United States customers and the construction of solar farm projects in China. SolarMax requires the anticipated funds available upon completion of the Merger to finance its customers’ purchases of solar energy systems in the United States and to finance solar farm projects in China and for working capital purposes, including current debt obligations. SolarMax’ failure to obtain financing could materially impair its ability to expand its financing activities for solar installations in the United States.

Although SolarMax contracts with its customers generally provide for progress payments, because of the amount and timing of the receipt of progress payments, SolarMax requires project financing for its solar project in China. Because SolarMax’ revenue and cash flow from its China segment can vary significantly from quarter to quarter, following the completion of the Merger, we may need significant funds to finance SolarMax’ China operations during periods when those operations do not have significant or any revenue or cash flow from operations. Although SolarMax has obtained project funding for its four projects with SPIC, the funding is related to the specific project and is not available to SolarMax for working capital. The funds available to SolarMax upon completion of the Merger may not be sufficient to enable SolarMax to expand its financing activities and meet its requirements to develop and expand its business in China and pay its current liabilities. Furthermore, if subsequent to the closing of the Merger we need to raise additional funds, we cannot assure you as to the availability or terms of any financing. Any equity financing could result in dilution to our stockholders. Further, to the extent that we have to rely on debt rather than equity, our profit from financing operations will be impacted and changes in interest rates may further reduce our margins on the loans. If we are not able to finance the sale of SolarMax’ systems, whether through loans to customers or leases with customers, SolarMax’ failure to sell its solar energy systems will adversely affect our revenues and the results of our operations. SolarMax requires funds for its operations regardless of whether the Merger is completed. If the Merger is not completed, SolarMax will need to look for funding from other sources, with no assurance that such funding will be available on reasonable terms, if at all. Prior to entering into the Merger Agreement, SolarMax had sought to raise funds through an underwritten public offering, which it was not able to complete, largely because of the COVID-19 pandemic and the steps taken by the State of California and the government of the PRC to address the pandemic. SolarMax requires funding from other sources and the failure to obtain necessary financing may impair its ability to continue in operations.

SolarMax requires significant funds to pay its current debt obligations, including obligations to management.

SolarMax’ China segment has substantial immediate funding requirements for project construction. In 2020, SolarMax obtained construction financing of $23.0 million at 5.3% for the Ancha project. In 2019, SolarMax obtained construction financings of $31.0 million at 6.2% for the Yilong #2 and Xingren projects. The financings in 2020 and 2019 were the obligations of the project companies which were owned and consolidated by SolarMax when the financings were issued but were subsequently deconsolidated when the controlling interest in the project companies were sold to SPIC. Following the sale of the controlling interest and the deconsolidation, the financings are no longer presented in SolarMax’ financial statements. In December 2018, SolarMax borrowed $1,000,000 at an interest rate of 6% per annum from an unrelated party which has been repaid in full. In May 2020, SolarMax borrowed $2.0 million at an interest rate of 6% per annum from an unrelated party which initially matured on April 30, 2021 and which was extended to December 31, 2021 and then to March 31, 2022 and then further extended to May 31, 2022. A portion of the cash available upon completion of the Merger will be used to pay these loans. Further, to the extent that SolarMax uses funds available upon completion of the Merger to pay SolarMax’ debt obligations, including the loans through the United States government’s EB-5 program described in the following Risk Factor, we will not have funds available for other uses, including the development of SolarMax’ China segment or the expansion of our financing activities in the United States. In addition to SolarMax’ current debt, it owes its chief executive officers and its former executive vice president and one other former employee a total of $1,275,000 in connection with SolarMax’ repurchase of their stock, and, at March 25, 2022, SolarMax owed its chief executive officer and former executive vice president a total of approximately $1.8 million for deferred salary and bonus due pursuant to their employment agreements, all of which are due following completion of the Merger. We cannot assure you that we will be able to obtain funding from any sources other than the funds available following the completion of the Merger. Our inability to obtain any financing we require could materially impair our ability to develop our business and to operate profitably.

SolarMax has relied on loans through the United States government’s EB-5 program, which loans need to be refinanced when they become due, and we cannot assure you that the limited partners will accept our proposed terms of the refinancing or that a substantial portion of the proceeds of this offering will not be required to pay the loans.

Two of SolarMax’ subsidiaries borrowed a total of $55.5 million from Clean Energy Funding (“CEF”) and Clean Energy Funding II (“CEF II”), who are related parties. CEF and CEF II are limited partnerships of which the general partner is a limited liability company owned and managed by two of SolarMax’ directors, one of whom is the chief executive officer, and a former executive officer/director. The funding was made pursuant to the United States government’s EB-5 program, and the lenders made loans from the proceeds of capital contributions of the limited partners who made their investment as part of the EB-5 program. Under this program, which is administered by the United States Customs and Immigration Service, entrepreneurs (and their spouses and unmarried children under 21) are eligible to apply for a green card (permanent residence) if they make the necessary investment in a commercial enterprise in the United States and plan to create or preserve 10 permanent full-time jobs for qualified United States workers. SolarMax is a commercial enterprise that creates permanent full-time jobs in the United States. The loans are secured and are payable 48 months from the date of the advance and may be extended by the lender as may be necessary to meet applicable USCIS immigrant investor visa requirements, which is the date when the final step of the EB-5 visa process is completed and the immigrant investors, who are the limited partners of the lender, can become lawful permanent residents of the United States. As of December 31, 2020, the initial four-year term of all of the loans had expired and the loans are on extension until the limited partners have met the USCIS requirements. As the loans matured, SolarMax offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a term of five years, with 20% of the principal amount being due on each of the first, second, third fourth and fifth anniversaries of the date of issuance. The notes are secured by the same assets that secured the notes issued to the lenders. As of March 25, 2022, notes to the CEF and CEF II in the aggregate principal amount of $21.5 million were outstanding, and convertible notes in the principal amount of $32.0 million had been issued to former limited partners of CEF, of which principal payments of $8.7 million had been made on the first anniversary of the respective dates of issuance, convertible notes in the principal amount of $2.5 million had been early redeemed for $1.77 million, and the outstanding principal amount of $20.8 million was outstanding. With respect to the outstanding notes to CEF and CEF II, limited partners who made investments of $5.0 million can currently demand repayment from the lender of their investment in the partnership which made the loans to SolarMax, which can trigger a payment obligation on SolarMax’ subsidiary’s part. Because the date on which the remaining limited partners can demand repayment of their capital account is dependent upon the approval of their petition for permanent residency, SolarMax cannot predict when or whether such petition will be approved. We cannot assure you that we will have or be able to obtain the funds to pay the EB-5 loans when they mature, and our inability to pay or refinance these loans could have a material adverse effect upon SolarMax’ business and Successor’s business following the Merger. To the extent that SolarMax is unable and, following the effective time of the Merger, Successor is unable, to refinance these obligations, we will use a portion of the available funds following the Merger for such purpose or it may be necessary to modify the terms of the convertible notes. If the limited partners who have the right to demand repayment of their capital accounts exercise their right, which can trigger the maturing of loans in the total principal amount of $5.0 million, the funds available following completion of the Merger may not be sufficient to provide us with funds to pay such loans, and we can give have no assurance that we will be able to obtain funding from other sources or reasonable terms, if at all. Following the Merger, we intend to offer the limited partners who funded the loans from CEF and CEF II convertible notes, similar to the notes issued by SolarMax. We cannot assure you that the remaining limited partners or any significant number of the remaining limited partners will accept the note in lieu of cash repayment of their capital account or that we would not have to revise the terms of the notes in order to obtain the agreement of such limited partners to a refinancing. To the extent that we use these funds to pay the loans, we will have less proceeds for the development and expansion of SolarMax’ business. Three of the limited partners of CEF have commenced actions against CEF, SolarMax and others seeking repayment of the capital contribution to CEF totaling $1.5 million. See “Business of SolarMax – Legal Proceedings.” We cannot predict the outcome of the litigation, but the $1.5 million claimed by the limited partners is included in the amount of the loan due to CEF on SolarMax’ financial statements. Other limited partners may commence litigation rather than accept our convertible notes. Since SolarMax cannot predict when additional loans will become due or whether the limited partners will accept our proposed refinancing, it is possible that SolarMax may have to raise funds in additional to the funds available upon completion of the Merger to make to pay these loans. Further, to the extent that other limited partners perceive that the terms on which we settle litigation are more favorable than the terms of the convertible note we propose to offer, they may not be willing to accept the convertible notes. These loans that can become due based on the approvals of petitions for permanent resident status which have been obtained, together with other loans which may become due substantially exceed the anticipated funds available upon completion of the Merger. As a result, we would need to obtain funding from other sources. We cannot assure you that other sources of financing will be available to us on reasonable, if any, terms. Further, to the extent that the limited partners accept our proposed refinancing, the subsequent sale of their common stock issued upon conversion of their convertible notes could have a material negative effect upon the market price of our common stock. Further, the market for and the market price of our common stock at the time we seek to obtain the agreement of the remaining limited partners to accept our convertible notes in lieu of cash payments of their capital accounts may affect the willingness of the limited partners to accept our convertible debt and the terms that they would accept. Further, if the limited partners accept convertible notes, the sale of the underlying shares or the market’s perception of the effect of the sale of such shares may have a material adverse effect upon the price of our common stock.

SolarMax may not be successful in developing its solar farm project business in China.

In order to conduct the solar farm project business in China, SolarMax will need to:

●	obtain required governmental approval and permits;

●	complete any applications that may be necessary to enable SolarMax or the end user to take advantage of available government benefits;

●	identify and obtain land use rights for significant contiguous parcels of land in areas where there is sufficient sunlight to justify a solar farm;

●	resolve any problems with residents and businesses in the area where the solar farm is to be constructed;

●	negotiate an interconnection agreement with the utility company or government Electricity Bureau;

●	obtain substantial financing for each project, and the proceeds of this offering will not be sufficient to provide us with such financing;

●	identify a buyer of the project;

●	negotiate a purchase and sale contract with a project buyer, which will involve the sale of the project to the buyer and an agreement with the buyer for SolarMax to design and perform the EPC work on the project on time and within the budget;

●	receive the required interim and final payments under the purchase and sale contract;

●	complete the engineering for the project;

●	purchase the photovoltaic panels and other components of the solar farm;

●	engage qualified contractors and subcontractors to construct the solar farm;

●	accurately evaluate the cost of all aspects of the projects, including any reserve for unexpected factors;

●	accurately estimate our potential warranty liability; and

●	address any changes resulting from weather or climate conditions, earthquakes, unexpected construction difficulties, changes in the buyer’s specifications or other changes beyond our control.

In the event that we are not able to satisfy any of these conditions, we may not be able to generate income from our China operations, and it may be necessary for us to suspend or terminate these operations. Further, the development of solar projects also may be adversely affected by many other factors outside of our control, such as inclement weather, acts of God, and delays in regulatory approvals or in third parties’ delivery of equipment or other materials, shortages of skilled labor. We cannot assure you that we will be able to engage in the solar farm business successfully. Our failure to operate this business successfully will materially impair our financial condition and the results of our operations.

Delays in construction of solar farms could increase SolarMax’ costs and impair its revenue stream from our China operations.

SolarMax presently obtains permits and constructs solar farms for its end user customers to whom it sells the projects. SolarMax incurs significant costs prior to completion, and the contracts with the end user typically have a completion schedule. Any delay would delay SolarMax’ receipt of payment from the customer as well as its recognition of revenue from the project. If the delay is significant, it could result in penalties under the contract or a refusal of the customer to pay the stated purchase price or any interim payments that are due under the contract. Delays can result from a number of factors, many of which are beyond our control, and include, but are not limited to:

●	unanticipated changes in the project plans;

●	defective or late delivery of components or other quality issues with components;

●	difficulty in obtaining and maintaining required permits;

●	difficulty in receiving timely payments from the customers;

●	the COVID-19 pandemic and steps taken by the government of China to address the pandemic;

●	changes in regulatory requirements;

●	weather conditions;

●	unforeseen engineering and construction problems;

●	difficulty in obtaining sufficient land use rights for the proposed project size;

●	labor problems and work stoppages;

●	equipment problems;

●	adverse weather, environmental, and geological conditions, including floods, earthquakes, landslides, mudslides, sandstorms, fire, drought, or other inclement weather and climate conditions or natural disasters; and

●	cost overruns resulting from the foregoing factors as well as our miscalculation of the actual costs.

SolarMax’ business in the United States is largely dependent upon government subsidies and incentives.

The solar energy industry depends on the continued effectiveness of various government subsidies and tax incentive programs existing at the federal and state level to encourage the adoption of solar power. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. SolarMax and its customers benefit from these regulations in the form of federal tax incentives, state utility rebates and depreciation. Because of the high cost of installing solar energy systems, the existence of tax incentives as well as regulations requiring utility companies to purchase excess power from solar energy systems connected to the grid are important incentives to the installation of a solar energy system. Should any of the incentives be discontinued or materially reduced, SolarMax’ business and the results of its operations may be impaired.

United States trade policy affects SolarMax’ ability to purchase domestic solar panel.

One of the effects of the United States tariffs on imported solar panels, including solar panel from China, is an increased demand for products manufactured in the United States which may affect both SolarMax’ ability to purchase solar panels and the price and other terms at which solar panels are available to SolarMax. SolarMax’ inability to obtain domestically produced solar panels at a reasonable cost can impair its ability to generate revenue and maintain reasonable gross margins.

Changes in the PRC Government policies on solar power and industry conditions as well as changes in the trade relationship between the United States and China could affect SolarMax’ ability to generate business in China.

SolarMax’ ability to develop business in China is dependent upon the continuation of government policies relating to solar power and the relationship between the solar farm owner and the local utility company. Any changes in the policies or practices that affect the solar power industry could make the construction and operation of a solar farm less desirable. Although our China subsidiary is a licensed EPC contractor in China, changes in the law or regulations could make it difficult or more expensive for us to maintain our license. Delays in payments from the utility companies or difficulties in connecting with the grid could also make solar farms less attractive. Any regulations or practices that give preference to a China business rather than a subsidiary of a United States business or which would require SolarMax to devote a portion of its profit for local uses would also make it more difficult or more expensive to operate its business. We cannot assure you that changes in law or practices will not impair SolarMax’ ability to conduct its business in China. Further, any deterioration in the relationship between the United States and China on trade and related matters may impair our ability to obtain permits for solar farms and to enter into EPC and other agreements for solar farms in China.

Neither SolarMax nor SolarMax’ PRC subsidiaries are required to obtain permissions from Chinese authorities for this offering to foreign investors. However, if the Chinese Securities Regulation Commission, or CSRC, or another PRC regulatory body subsequently determines that its approval is needed for this offering, we cannot predict whether we will be able to obtain such approval. As a result, we face uncertainty about future actions by the PRC government that could significantly affect SolarMax’ ability to offer, or continue to offer, securities to investors and cause the value of SolarMax’ securities to significantly decline or be worthless.

As of the date of this proxy statement/prospectus, SolarMax’ PRC subsidiaries have not been involved in any investigations on cybersecurity review initiated by the Cyberspace Administration of China based on the draft measures, and SolarMax’ PRC subsidiaries have not received any inquiry, notice, warning, sanctions in such respect or any regulatory objections to this offering. As of the date of this proxy statement/prospectus, recent regulatory actions by China’s government related to data security or anti-monopoly have not materially impacted our ability to conduct our business, accept foreign investments or list on a U.S. or other foreign exchanges. Based on existing PRC laws and regulations, neither SolarMax nor SolarMax’ PRC subsidiaries are currently subject to any pre-approval requirement from the CAC to operate our business or conduct this offering, subject to PRC government’s interpretation and implementation of the draft measures after they take effect.

On July 6, 2021, the relevant PRC government authorities published the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions call for strengthened regulation over illegal securities activities and supervision on overseas listings by China-based companies and propose to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As of the date of this proxy statement/prospectus, no official guidance or related implementation rules have been issued in relation to these recently issued opinions and the interpretation and implementation of these opinions remain unclear at this stage. On December 24, 2021, the CSRC, issued the Administration Provisions and the Measures, which are now open for public comments. The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Although we do not believe SolarMax is a China-based issuer as its management and headquarter are located in the U.S. it conducts major operation in the United States, because of its China Segment, we  could be subject to additional requirements that we obtain pre-approval of the CSRC and potentially other regulatory authorities to pursue this offering, including a cybersecurity review potentially required under the draft revised Measures for Cybersecurity Review.

As of the date of this proxy statement/prospectus, there are no PRC laws and regulations in force explicitly requiring that we obtain any permission from PRC authorities including the CSRC to issue securities to foreign investors. Based on existing PRC laws and regulations, neither we nor our subsidiaries are required to obtain any pre-approval from the CSRC to conduct this offering, subject to interpretation of the existing PRC laws and regulations by the PRC government authorities. As of the date of this proxy statement/prospectus, we have not received any inquiry, notice, warning, sanctions or any regulatory objections to this offering from the CSRC.

However, the CSRC or other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers. We do not believe we are a China-based issuer as our management and headquarter are located in the U.S. and our major operation is the US Segment. However, if our interpretation of these laws and regulations are incorrect and the CSRC or another PRC regulatory body determines that its approval is needed for this offering and we are required to obtain any approval or permission in the future, due to the change of applicable laws, regulations, or interpretations or our conclusion that no PRC approval is required is not correct, we may incur additional costs to procure such approval or permission, and there is no guarantee that we can successfully obtain such approval or permission. Any failure to obtain such approval or permission could materially and adversely affect our business, our ability to consummate the merger, our ability to maintain our listing on Nasdaq and the market for and the value of our common stock and SolarMax or SolarMax’ PRC subsidiaries may face approval delays, adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may delay this business combination, impose fines and penalties, limit our acquisitions and operations of SolarMax’ PRC subsidiaries in China, or take other actions that could materially adversely affect SolarMax or SolarMax’ PRC subsidiaries business, financial condition, results of operations, reputation and prospects, as well as the trading price of SolarMax’ securities. As a result, both you and SolarMax face uncertainty about future actions by the PRC government that could significantly affect SolarMax’ ability to offer, or continue to offer, securities to investors and cause the value of our securities to significantly decline or be worthless.

SolarMax’ PRC subsidiaries are wholly-owned subsidiaries of SolarMax, and SolarMax does not have any variable interest entity structure in China. SolarMax’ direct ownership in SolarMax’ PRC subsidiaries is governed by and compliance with PRC regulations. However, if the PRC regulations change or are interpreted differently in the future, SolarMax’ securities may decline in value or become worthless if SolarMax is unable to assert its control rights over the assets of its PRC subsidiaries that conduct substantially of its operations.

Currently, SolarMax’ PRC subsidiaries are wholly-owned subsidiaries of SolarMax. SolarMax owns equity interests in SolarMax’ PRC subsidiaries and does not have any variable interest entity structure in China. SolarMax’ direct ownership in SolarMax’ PRC subsidiaries is governed by and compliance with PRC regulations. However, if the PRC regulations change or are interpreted differently in the future, SolarMax’ securities may decline in value or become worthless if SolarMax is unable to assert its control rights over the assets of its PRC subsidiaries that conduct substantially of its operations.

Although we do not believe SolarMax is a China-based issuer, because of its China Segment, any change of regulations and rules by Chinese government, such as those related to data security or anti-monopoly concerns, may intervene or influence our operations at any time and any additional control over offerings conducted overseas and/or foreign investment in issuers with significant Chinese operations could result in a material change in our operations and/or the value of our securities and could significantly limit or completely hinder our ability to offer, or continue to offer, our securities to investors and cause the value of such securities to significantly decline and possibly be worthless.

Although SolarMax is a Nevada corporation headquartered in the United States with management team and operations in the United States, through its subsidiaries, SolarMax conducts business in China and its China business is subject to Chinese law. Our operation in China may be impacted or influenced by the new regulations and policies by Chinese government. For example, between July 2 and July 6, 2021, Cyberspace Administration of China, or the CAC, announced cybersecurity investigations of the business operations of certain U.S.-listed Chinese companies. On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued “The Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or “the Opinions.” The Opinions emphasized the needs to strengthen the administration over illegal securities activities and the supervision over overseas listings by Chinese companies. According to the Opinion, measures, including promoting the institution of relevant regulatory systems, will be taken to control the risks and manage the incidents from overseas-listed Chinese companies. On July 10, 2021, CAC published the Cybersecurity Review Measures (Revised Draft for Public Comments), or the “Review Measures (Draft),” which provides that, Critical Information Infrastructure Operators (“CIIOs”) that intend to purchase internet products and services and Data Processing Operators (“DPOs”) engaging in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office. In addition, CIIOs and DPOs that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office, if they plan to conduct listings in foreign countries. Because the Review Measures (Draft) were published for public comment purpose, it is uncertain what the final version will be and when it will become effective, and whether there will be interpretation and implementation rules. Although we are unlikely to be a CIIO or DPO as defined in the Review Measures (Draft), it is not certain whether any future regulations will impose restrictions on the business that we are currently engaging in China. Because SolarMax’ PRC subsidiaries do not deal with the public and do not possess personal data of at least 1,000,000 users, we do not believe that we are required to apply for review by the Cybersecurity Review Office. In the event that, in the future, we possess such data or if the requirements for review are changed, we may be required to obtain such approval, the failure of which could affect our ability to have our common stock traded on Nasdaq. On July 23, 2021, General Office of the State Council promulgated “Opinions on Further Reducing Students’ Homework Burden and After-school Tutoring Burden at the Stage of Compulsory Education,” pursuant to which the institutions that offer tutoring of school curriculum shall be registered as non-profit organizations and are not allowed to make profits and raise capital. The new regulation also disallows foreign investment in these institutions through acquisitions, franchise or contractual agreements. Although we do not engage in CIIO, DPS or any education or tutoring related business and we are a United States, and not a Chinese, company, our offering and listing on Nasdaq may be negatively affected by these new regulations as they have materially negatively affected stock prices of the U.S. listed Chinese companies which are the CIIO, DPOs or in the tutoring business. Any additional restriction, scrutiny or negative publicity of the U.S.-listed Chinese companies could cause the U.S. investors less interested in our securities, or hinder our ability to offer, or continue to offer, our securities to investors and cause the value of such securities to significantly decline or be worthless.

Although we do not believe SolarMax is a China-based issuer, because of its China Segment, the Chinese government may exert substantial interventions and influences to offerings that are conducted overseas and/or foreign investment in China-based issuers at any time. Any new policies, regulations, rules, actions or laws by the PRC government may subject us to material changes in operations, may cause the value of our common stock significantly decline or be worthless, and may completely hinder our ability to offer, or continue to offer, securities to investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, The Chinese government may exert substantial interventions and influences to offerings that are conducted overseas and/or foreign investment in China-based issuers at any time. Although we do not believe we are a China-based issuer, because of our China Segment, any new policies, regulations, rules, actions or laws by the PRC government may subject us to material changes in operations, may cause the value of our common stock significantly decline or be worthless, and may completely hinder our ability to offer, or continue to offer, securities to investors.

For example, the Chinese cybersecurity regulator announced in July 2021, that it had begun an investigation of certain U.S. listed Chinese companies and later ordered that companies’ app be removed from smartphone app stores. On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

As such, offerings conducted overseas and/or foreign investment in China-based issuers may be subject to various government and regulatory interference in the provinces in which they operate at any time. Because of the China Segment, we or our post-combination entity may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. If the PRC government initiates an investigation into us at any time alleging us violation of cybersecurity laws, anti-monopoly laws, and securities offering rules in China in connection with this business combination or offering, we may have to spend additional resources and incur additional time delays to comply with the applicable rules, and any such action could cause the value of our securities to significantly decline or be worthless and may limit or completely hinder your ability to offer, or continue to offer, securities to investors.

In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, based on the nature of SolarMax’ business in China, SolarMax believes that these regulations do not apply to SolarMax’ business in China, this business combination, and the offering.

Pursuant to the PRC Cybersecurity Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. Due to the lack of further interpretations, the exact scope of “critical information infrastructure operator” remains unclear. On July 10, 2021, the CAC publicly issued the Measures for Cybersecurity Censorship (Revised Draft for Comments) aiming to, upon its enactment, replace the existing Measures for Cybersecurity Censorship. The draft measures extend the scope of cybersecurity reviews to data processing operators engaging in data processing activities that affect or may affect national security, including listing in a foreign country. The draft measures require a company holding more than one million personal information to submit its IPO materials prepared for submission for cybersecurity review before listing on a foreign exchange. On December 28, 2021, CAC published the Measures for Cybersecurity Review which will become effective on February 15, 2022, which required that any “network platform operator” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review.

Because SolarMax’ PRC subsidiaries do not deal with the public and do not possess personal data of at least 1,000,000 users, we do not believe that we are required to apply for review by the Cybersecurity Review Office. In the even that, in the future, SolarMax’ PRC subsidiaries possess such data or if the requirements for review are changed, SolarMax may be required to obtain such approval, the failure of which could affect our ability to have our common stock traded on Nasdaq.

Notwithstanding the foregoing, as of the date of this proxy statement/prospectus, there are no PRC laws and regulations in force explicitly requiring that we obtain any permission from PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction or any regulatory objection to this offering from the CAC or any other PRC authorities that have jurisdiction over our operations. As of the date of this proxy statement/prospectus, SolarMax is not required to submit an application the CAC for the approval of this business combination, the offering and the listing and trading of the securities on Nasdaq. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities. If it is determined in the future that the CAC or other approval were required for this business combination and the offering, SolarMax may face sanctions by the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on SolarMax’ operations in China, limit SolarMax’ PRC subsidiaries ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the common stock. The CAC or other PRC regulatory agencies also may take actions requiring SolarMax’ PRC subsidiaries, or to halt this offering before settlement and delivery of the common stock. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CAC or other regulatory agencies later promulgate new rules requiring that SolarMax obtain its approvals for this offering, SolarMax may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of the common stock.

The transfer of funds between SolarMax’ United States and China Segments is subject to restriction.

SolarMax’s equity structure is a direct holding structure, that is, SolarMax Technology Inc., a Nevada corporation, directly controls its U.S. subsidiaries and its subsidiaries in its China segment including: (i) Golden SolarMax Finance. Co. Ltd, a PRC subsidiary, (ii) SolarMax Technology Holdings (Hong Kong) Limited, a Hong Kong subsidiary which directly holds SolarMax Technology (Shanghai) Co., Ltd, a PRC subsidiary (together with its subsidiaries thereunder, “ZHTH”); (iii) Accumulate Investment Co., Ltd, a British Virgin Islands subsidiary which then directly holds Accumulate Investment Co., Limited, a Hong Kong subsidiary that directly holds Jingsu Zhonghong Photovoltaic Electric Co., Ltd (“ZHPV”); a PRC subsidiary and (iv) SolarMax Technology Holdings, a Cayman Islands subsidiary. SolarMax’ business in China is conducted through ZHPV and ZHTH. See “Business of SolarMax- SolarMax Corporate Structure” on page 217 for additional details. Following the consummation of the Merger, post-combination entity will directly hold SolarMax Technology Inc. as its wholly owned subsidiary.

In the reporting periods presented in this proxy statement/prospectus and throughout the date of this proxy statement/prospectus, no dividends, distribution or other transfers of funds have occurred between and among SolarMax and its subsidiaries, on the one hand; and SolarMax and its subsidiaries, on the other hand, have not made any dividends, distributions or other transfer of funds to investors. For the foreseeable future, SolarMax or post-combination entity intends to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends. To the extent that SolarMax or post-combination entity may in the future seek to fund the business through distribution, dividends or transfer of funds among and between holding company and subsidiaries, any such transfer of funds with PRC subsidiaries is subject to government regulations. The structure of cash flows within holding company and PRC subsidiaries and a summary of the applicable regulations, is as follows:

1. Within the direct holding structure, the cross-border transfer of funds within SolarMax and its PRC subsidiaries is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter at the consummation of the Merger, the funds can be directly transferred to its subsidiaries including ZHPV and ZHTH, and then transferred to subordinate operating entities through ZHPV and ZHTH according to the laws and regulation of the PRC.

2. If SolarMax or post-combination entity intends to distribute dividends, it will transfer the dividends from the PRC entities to ZHPV and ZHTH in accordance with the laws and regulations of the PRC, and then ZHPV and ZHTH will transfer the dividends to its parent company and then to SolarMax and ultimately the post-combination entity, and the dividends will be distributed by the post-combination entity to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. SolarMax’s PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit SolarMax’ PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Dividend Distribution” on page 232 for more information.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by SolarMax’s Hong Kong subsidiary from its PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from SolarMax’s PRC subsidiaries.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future.

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration Regarding Direct Investment issued by SAFE on February 13, 2015, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

Therefore, SolarMax or post-combination entity may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if SolarMax’s subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

SolarMax’ failure to control its costs could impair its financial results.

SolarMax’ cost of revenues and its operating expenses increased significantly both in U.S. dollars and as a percentage of revenues. Unless SolarMax is able to reduce both its cost of revenues and its operating costs, it will not be able to operate profitably. There are many factors beyond SolarMax’ control that may affect its costs, such as the price of components, cost of labor and the availability of warehouse and office space at reasonable rents as well as the effect of competition. Unless we are able to control our costs, we will not be able to operate profitably. We cannot assure you that we can or will ever operate profitably.

Because a small number of customers in China represents a significant percentage of SolarMax’ revenue, SolarMax needs to continue to develop new clients if it is to generate revenue from its China segment.

The nature of SolarMax’ business in China is such that a small number of customers is responsible for a significant percentage of both our revenue from the China segment and of our total revenue. Because EPC contracts are of limited duration, once SolarMax completes the construction and installation of a solar farm, there is no ongoing revenue stream from the customer. Although SolarMax offers to perform ongoing maintenance services for the solar farm once it is completed, it does not have presently have any such contracts and it may not have such contracts in the future. Accordingly, it is necessarily for SolarMax, on an ongoing basis, to continue to develop new EPC business, and its failure to develop the EPC business will impair SolarMax’ ability to operate profitably and the ability of its China segment to continue operations. Further, because SolarMax is dependent upon a small number of customers, with its only present contract being with SPIC, a state-owned enterprise, and most of its revenue in the years ended December 31, 2019 being with related parties, SolarMax’ quarterly revenues from China are affected by the timing of contracts it receives and the time during which the work is performed, which could result in significant changes in revenue and net income from the China segment from quarter to quarter.

Because SolarMax relies on its relationship with one leasing company, its failure or inability to maintain this relationship may impair our ability to operate profitably.

In order to provide customers with the ability to lease our solar systems, we have entered into a channel agreement with Sunrun, Inc. (“Sunrun”), a third-party leasing company, pursuant to which Sunrun appointed SolarMax as its sales representative to solicit orders from residential customers for Sunrun’s products in portions of southern California. SolarMax and Sunrun are currently negotiating a new agreement. In the event that SolarMax is not able to negotiate an agreement with Sunrun, SolarMax believes that it would be able to enter into a leasing agreement with another equipment leasing company, although no assurance can be given as to the ability of SolarMax to enter into an extension with Sunrun or enter into an acceptable agreement with another equipment leasing company. Sunrun was the largest customer of our United States segment and the second largest customer overall for the year ended December 31, 2021. Sunrun was the fourth largest customer of our United States segment and the fifth largest customer overall for the year ended December 31, 2020. Sales to Sunrun were $412,731, or approximately  1% of total revenue and approximately 1% of United States revenue, respectively, for the year ended December 31, 2021. Sales to Sunrun were $0.8 million, or approximately 0.6% of total revenue and approximately 2.4% of United States revenue, respectively, for the year ended December 31, 2020. Pursuant to SolarMax’ agreement with Sunrun, SolarMax introduces potential leasing customers to Sunrun, purchases the components and performs the EPC services and sells the completed system to Sunrun, which then leases the system to the customer. Sunrun may terminate the agreement if SolarMax fails to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time. In the event that our relationship with Sunrun is terminated or in the event that SolarMax’ customers are not satisfied with the products or terms provided by Sunrun, we may have difficulty finding alternative leasing companies and our revenue and our ability to generate profits would be impaired. We cannot assure you that we will be able to find alternative leasing arrangements. With respect to the systems sold to Sunrun, we are required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the years ended December 31, 2021 and 2020, Sunrun meters and panels purchased from a subsidiary of Sunrun amounted to $65,766, and $55,016, respectively. There were no accounts payable balance owed to this supplier as of December 31, 2021. The accounts payable balance owed to this supplier as of December 31, 2020 was $43,146. Other than Sunrun meters and panels, SolarMax does not make purchases from Sunrun or from any of Sunrun’s subsidiaries or affiliates for the systems sold to Sunrun or to other customers.

SolarMax’ business in both the United States and China is dependent on the continuation of government benefits, and no assurance can be given that such benefits will be continued.

Federal, state and local government laws, including tax laws, regulations and policies concerning the electric utility industry, utility rate structures, interconnection procedures, and internal policies and electric utility regulations heavily influence the market for electricity generation products and services. These regulations and policies, which, on the state and local level, differ from state to state, often relate to tax benefits, electricity pricing, net metering the interconnection of customer-owned electricity generation with the local electricity utility company. These laws, regulations and policies are constantly subject to change, and many benefit provisions have sunset clauses, which would result in a termination or reduction of the benefit unless the benefit is expressly extended. The solar power industry is heavily dependent on government incentives and subsidies that constitute an important economic factor in a user’s decision to purchase a solar energy system. We cannot assure you that these benefits will continue at their present levels, if at all. The reduction, elimination or expiration of government benefits and economic incentives for solar energy systems could substantially increase the cost of our systems to our potential customers, which would in turn reduce the demand for our solar energy systems.

The California Public Utilities Commission may consider a proposal to significantly reduce the incentives home owners receive for installing rooftop solar systems. If such a change or any significant change in the benefits provided to home owners for installing rooftop solar systems, SolarMax’ U.S. business will be materially impaired. We cannot assure you that the present benefits provided to home owners for installing solar systems will not be adopted.

In many areas in China, solar farms, particularly on-grid photovoltaic systems, would not be commercially viable without government subsidies or economic incentives. The cost of generating electricity from solar energy in these markets currently exceeds, and very likely will continue to exceed for the foreseeable future, the cost of generating electricity from conventional or other renewable energy sources. These subsidies and incentives have been primarily in the form of set electricity prices and performance incentive programs, to solar farm operators. To the extent that these incentives are not available, we may not be able to sell SolarMax’ systems to customers in these regions. Further, if SolarMax decides to operate the solar farms in these regions for our own account instead of selling the project, SolarMax may not be able to generate a profit from those operations, which would impair results of its operations and its ability to operate profitably.

Changes in utility regulations and pricing could impair the market for SolarMax’ products.

The market for alternative energy products is affected by utility regulation and pricing policies. Changes in regulations or pricing could result in a significant reduction in the demand for solar products. Depending on the region, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utility companies’ peak hour pricing policies affect the competitive nature of SolarMax’ systems. To the extent that SolarMax has to lower prices, the profitability of its systems could be impaired. In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce SolarMax’ competitiveness and cause a significant reduction in demand for its products and services.

Changes in net metering regulations could impair the market for solar products.

Net metering is a billing mechanism that credits solar energy system owners for the electricity that they add to the electricity grid. If the owner of a solar system generates more electricity than it consumes, the excess electricity is sold back to the grid. California’s first net metering policy set a “cap” for the three investor-owned utility companies in the state: Pacific Gas & Electric (PG&E), San Diego Gas & Electric (SDG&E), and Southern California Edison (SCE). All three have reached their cap where total solar installations in each utility’s territory were capped at five percent of total peak electricity demand. The California Public Utilities Commission (CPUC) created the current program known as “Net Metering 2.0” (NEM 2.0) that extends California net metering. NEM 2.0 is slightly different from the first net metering policy. Under NEM 2.0, customers will still receive the retail credit for electricity produced but will be required to pay more in Non-Bypassable Charges. NEM 2.0 also requires new solar customers to pay a one-time Interconnection Application Fee, the amount of which is dependent upon the utility company. For systems under 1MW this fee is $132 for San Diego Gas & Electric, $145 for Pacific Gas & Electric, and $75 for Southern California Edison. NEM 2.0 customers are also required to use Time of Use (ToU) rates. The California Public Utilities Commission (CPUC) has officially started on the proceedings for NEM 3.0 which will establish the successor to NEM 2.0 in California and have stated they expected to adopt the new program by 2022. The potential changes under NEM 3.0 could alter the return on investment for solar customers, and SolarMax’ pricing needs to reflect this change in order for the purchase of a solar system to be economically attractive to the customer, which may result in lower prices and reduced margins.

To the extent that utility companies are not required to purchase excess electricity from owners of solar systems or are permitted to lower the amounts paid, the market for solar systems may be impaired. Because net metering can enable the solar system owner to further reduce the cost of electricity by selling excess electricity to the utility company, any elimination or reduction of this benefit would reduce the cost savings from solar energy. We cannot assure you that net metering will not be eliminated or the benefits significantly reduced for future solar systems which may dampen the market for solar energy.

SolarMax’ business may be affected by increases in the price of solar energy products, including price increases resulting from the United States’ trade and tariff policies.

The declining cost of solar panels has been a key factor in the pricing of our solar energy systems, which, in turn affects the potential customer’s decision to use solar energy. With any stabilization or increase of solar panel and other component prices, SolarMax’ ability to market its solar energy systems could be impaired, which would affect its revenues and gross profit. The cost of solar panels and raw materials could increase in the future due to tariff penalties or other factors. The U.S. government has imposed tariffs on solar cells, solar panels and aluminum used in solar panels manufactured overseas. These tariffs have increased the price of solar panels containing foreign manufactured solar cells. At present, SolarMax purchases solar panels containing solar cells and panels manufactured overseas for our United States installations. While solar panels containing solar cells manufactured inside the United States are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using overseas solar cells, before giving effect to the tariff penalties and the tariff policies may result in an increase in prices of domestic products. If additional tariffs are imposed or other negotiated outcomes occur, SolarMax’ ability to purchase these products on competitive terms from those countries could be limited. Any of those events could impair our financial results if we incur the cost of trade penalties or purchase solar panels or other system components from alternative, higher-priced sources.

SolarMax may be subject to liability if private information that it receives is not secure or if SolarMax violates privacy laws and regulations.

SolarMax is or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to SolarMax are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

In June 2018, California adopted the California Consumer Privacy Act (“CCPA”), which becomes effective in 2020. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that a company delete the information it has on the consumer. The CCPA broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first Chinese law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. The costs of compliance with, and other burdens imposed by, CSL may limit the use and adoption of SolarMax’ products and services and could have an adverse impact on its business.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR imposes significant penalties for non-compliance. Although SolarMax does not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, SolarMax may become subject to provisions of the GDPR.

SolarMax is also subject to laws restricting disclosure of information relating to its employees. SolarMax strives to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or SolarMax’ practices. Any failure or perceived failure by SolarMax or its us third-party service-providers to comply with SolarMax’ privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. Although we maintain cybersecurity insurance, we cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

SolarMax’ business would be impaired if it loses its licenses, if more stringent government regulations are enacted or if it fails to comply with the growing number of regulations pertaining to solar energy and consumer financing industries.

SolarMax’ business is subject to numerous federal and state laws and regulations. The installation of solar energy systems performed by SolarMax is subject to oversight and regulation under local ordinances, building, zoning and fire codes, environmental protection regulation, utility interconnection requirements, and other rules and regulations. The financing transactions by SolarMax Financial are subject to numerous consumer credit and financing regulations. The consumer protection laws, among other things:

●	require SolarMax to obtain and maintain licenses and qualifications;

●	limit certain interest rates, fees and other charges it is allowed to charge;

●	limit or prescribe certain terms of the loans to its customers; and

●	require specific disclosures and the use of special contract forms.

SolarMax’ Chinese subsidiary ZHPV holds a construction enterprise qualification certificate for Level III of general contractor for power engineering constructor issued on October 27, 2017, which permits ZHPV to conduct business as a contractor in power engineering construction. The qualification certificate expired on March 4, 2021, and SolarMax has been advised that it has been renewed and expires on December 31, 2021. Although SolarMax believes that the renewal of the certificate is routine, we cannot assure you that the certificate will be renewed in a timely manner when it expires. The failure of ZHPV to hold this certificate would impair its ability to perform its obligations under its contracts with its customers. The number of laws affecting both aspects of SolarMax’ business continues to grow. SolarMax can give no assurances that it will properly and timely comply with all laws and regulations that may affect it. If SolarMax fails to comply with these laws and regulations, it may be subject to civil and criminal penalties. In addition, non-compliance with certain consumer disclosure requirements related to home solicitation sales and home improvement contract sales affords residential customers with a right to rescind such contracts in some jurisdictions.

A material decrease in the retail price of electricity from the local utility company or from other sources would affect SolarMax’ ability to generate revenues.

SolarMax believes that a customer’s decision to buy a solar energy system from it is primarily driven by a desire to pay less for electricity. Decreases in the retail prices of electricity from utility companies or other renewable energy sources would impair SolarMax’ ability to offer competitive pricing which would, in turn, affect its ability both to generate revenue and to maintain gross margins. The price of electricity from utility companies could decrease as a result of such factors as a reduction in the price of oil or natural gas as a result of new drilling techniques or a relaxation of associated regulatory standards; the development of energy conservation technologies and public initiatives to reduce electricity consumption; the construction of a significant number of new power generation plants, including nuclear, natural gas or renewable energy technologies.

Changes in regulations relating to fossil fuel can impact the market for renewable energy, including solar.

The market for renewable energy in general and solar energy in particular is affected by regulations relating to the use of fossil fuel and the encouragement of renewable energy. To the extent that changes in regulations have the effect of reducing the cost of gas, oil and coal or encouraging the use of such fuels, the market for solar systems may be impaired.

A material decline in the price of electricity charged by the local utility company to commercial users may impair our ability to attract commercial customers.

Often large commercial customers pay less for energy from utility companies than residential customers. To the extent that utility companies offer commercial customers a lower rate for electricity, they may be less willing to switch to solar energy. Under such conditions, SolarMax may be unable to offer solar energy systems in commercial markets that produce electricity at rates that are competitive with the price of retail electricity they are able to obtain from the local utility company. In such event, SolarMax would be at a competitive disadvantage compared to the local utility company and may be unable to attract new commercial customers, which would impact our revenues.

Solar energy and other forms of renewable energy compete with other forms of energy and the attractiveness of solar energy reflects the cost of electricity from the local grid.

Solar energy competes with other all other forms of energy, including, particularly local utility companies, whose pricing structure effectively determines the market for solar energy. If consumers, whether residential or commercial, believe that they are paying and will continue to pay too much for electricity from a local utility company, they may consider other alternatives, including alternative providers of electricity from local utility companies as well as forms of renewable energy. If they are in a location where, because of the climate and geography, solar energy is a possibility, they may consider solar energy as an alternative, provided they are satisfied that they will receive a net savings in their cost of electricity and their system will provide them with a constant source of energy. Further, although some customers may purchase a solar energy system because of environmental considerations, we believe that the cost of electricity is the crucial factor that influences the decision of a user, particularly a commercial user, to elect to use solar energy.

Within the solar energy market, SolarMax faces intense and increasing competition in the market of solar energy system providers, which exposes it to the risk of reduction of its market penetration and/or of its profit margins.

The solar energy system installation market is highly and increasingly competitive. The number of new solar energy installation businesses that have entered the industry in California has almost doubled since 2008 when SolarMax commenced business. SolarMax competes with major companies in the solar business, particularly in California, as well as a large number of small companies. The solar energy industry may continue to expand and possibly consolidate. As a result of increasing competition, SolarMax’ average unit price on solar systems in the United States declined from 2017 to 2018. Competitive factors were a significant cause of the decline in our gross margin in 2018 as compared with 2017. SolarMax may continue to encounter increasing competition from larger companies that have greater resources than we and which would enjoy more economies of scale and greater name recognition than it has. Further, increasing competition may also lead to an excessive supply of solar energy installation services on the market which could continue to affect both SolarMax’ ability to generate revenue as well as its gross margin. To the extent that its ability to provide financing to its customers is an important element in selling its systems, SolarMax will compete with both other solar companies that provide financing and with banks, leasing companies and other businesses that seek to offer financing alternatives to purchasers of solar systems.

In China, SolarMax competes with other companies for a limited number of available permits.

In China, SolarMax obtains permits, construct and sell solar farms to major customers who have the financial ability to purchase and operate these systems. The permits are granted by the local government agency and a list of available permits is published by the agency. There is a limited number of potential customers as well as a limited number of permits available and SolarMax competes with other firms in seeking to obtain permits and seeking to perform EPC services. In seeking both permits and customers, SolarMax competes with other companies, many of which are Chinese companies that have significantly greater financial resources and are better known in China than SolarMax is. Further, many of its competitors have or can develop relationships with both the government officials who issue the permits as well as the buyers of the projects, and SolarMax’ competition may not be subject to the restrictions imposed on us by the Foreign Corrupt Practices Act. We cannot assure you that SolarMax will be able to obtain the necessary permits for its customers or enter into agreements with end users who would operate the solar farms. As the interest in solar farms in China increases, there is increased competition for permits, and the government entities that issue the permits may prefer Chinese companies over companies that are owned by a United States parent. SolarMax’ failure to obtain the permits and enter into agreements would impair our ability to generate revenue from this business. In addition, to date, except for its agreements with SPIC, SolarMax’ China segment has generated minimal revenue in China from unrelated parties. If SolarMax is not able to develop its business with new customers or if its business with SPIC or with related party decreases, its ability to generate revenue in China will be significantly impaired. Unrelated parties may prefer to work with a Chinese company than a company owned by a United States company, particularly in view of the trade disputes between the United States and China.

Because of the cost of construction of the solar farms, we could require financing in order to complete projects in China and the inability to obtain such financing may impair SolarMax’ ability to generate contracts for solar farm projects in China.

Although SolarMax’ EPC contracts with solar farm owners provide for progress payments, we cannot assure you that SolarMax will be paid in a timely manner or that its customers will not be significantly delinquent on their payments. Because SolarMax is dependent upon a small number of customers, its cash flow at any time may be dependent upon the payment policies and practices of one customer. SolarMax’ China segment revenue for the year ended December 31, 2021 and the year ended December 31, 2020 was derived from four projects for SPIC, and SolarMax’ one pending contract under construction is also with SPIC. SolarMax’ failure both to receive timely progress payments and to obtain any necessary project financing in China would impair its ability to develop its business in China. Because of the size of the solar farms that SolarMax builds in China, it is likely to require financing for its projects. We cannot assure you that SolarMax will be able to obtain financing or that its business will not be impaired by delinquent customers. Further, SolarMax may not be able to generate business without a financing arrangement.

Because SolarMax’ business in China involves the construction of large projects for a small number of customers; SolarMax does not have an ongoing revenue base and needs to obtain new customers.

Because of the nature of SolarMax’ China operations, SolarMax construct large projects for a small number of customers, who may not require additional services from SolarMax after SolarMax has completed the projects. As a result, SolarMax needs to continually market its services to new customers who have the financial resources to purchase a solar farm or to obtain additional projects from existing customers. Thus, each year a small number of customers will be responsible for a large percentage of the revenue from the China segment and a large percentage of SolarMax’ total revenue, and the major customers in one year may not generate any significant revenue in future years. Further, to the extent that any customer fails to make timely payments to SolarMax, its business and cash flow could be impaired. If SolarMax is unable to develop new sales contracts for solar farms, it may not be able to continue its China operations which would impair its operating results and its financial condition.

Because of the amount of land required for a solar farm, it may be difficult to obtain the necessary land use rights, which may increase the cost of the land.

There is no private ownership of land in China, and the owner or operator of a solar farm must obtain the necessary land use rights from the applicable government agency. Solar farms require a substantial amount of land. It is also crucial to have a land parcel close to the grid connection point in order to control the cost for the construction of transmission lines and to avoid the electricity transmission loss. One solar farm for which SolarMax performed EPC services had to reduce the size of the project because of zoning issues and the inability to obtain land use rights to sufficient contiguous parcels of land to support the initial size of the project. The shortage of available land may also result in an increase in the cost of the land use rights as well as increased competition for the land use rights. Further, since the land is owned by the government, the government has the ability to determine what it is the best use of the limited available land and it might determine that the land could be used for purposes other than solar farms. If we or solar farm owners cannot obtain sufficient land use rights at a reasonable cost, the solar farm owner may be reluctant to make the investment in solar farms which would impair our ability to generate revenue and operate profitably in China. Further, changes in the size of a project may result in increased costs as well as construction difficulties which SolarMax may be unable to pass on to its customers, resulting in a decrease in its gross margin.

There is intense competition for a limited number of project sites that are appropriate for solar power projects. As the downstream solar power market in China continues to evolve, the number of attractive project sites available has decreased and will continue to decrease. Even if SolarMax signs agreements, it may not be able to find and secure the land use rights to suitable project sites for the relevant projects. SolarMax generally uses the land for its ground-mounted projects through land use right grants or assignment by the government or leasing from the land use right owners. Our rights to the properties used for our solar power projects may be challenged by property owners or other third parties, in case of any disputes over the ownership or lease of the properties. It is critical to maintain the land use rights on the land parcels and access and use rights on the roof tops during the life cycle of solar power projects. In the event that the relevant lease agreement is determined to be null and void by competent authorities or our land use rights and access and use rights on roof tops are recouped by the government, the solar power projects may be forced to cease operation and our results of operation, financial condition will be materially adversely affected.

The economics of a solar farm are affected by the money that solar farm owners receive from utility companies.

In China, a solar farm sells the power it generates to the electricity utility company at prices which are set by the Electricity Bureau, a government agency, at the beginning of the term of the power sales agreement between the owner and the utility company. The prices have been declining, and we cannot assure you that the price reductions will not continue or that price reductions will not increase substantially and make the ownership of a solar farm uneconomical. The cash flow that the owner receives from the utility company is critical in determining whether the project will be profitable to the owner. If the potential revenue stream is not sufficient to meet the owner’s return, taking into account the cost of the project, the cost of the land use rights and the other operating costs, the owner may be unwilling to develop a solar farm or it may be necessary for us to reduce our charges in order to generate the revenue, which could significantly reduce our gross margin on the project and could result in a negative gross margin. Decreases in the potential revenue stream may also significantly affect the terms on which we could provide maintenance services for a solar farm following its completion. Further, it is possible that the Electricity Bureau could set prices at a level which makes it uneconomical to operate a solar farm, in which event we would not be able to continue in this business. Although the rate is presently set for the duration of the contract with the utility company, we cannot assure you that the Chinese government would not change its policy and reduce the rate during the term of the agreement. We cannot assure you that SolarMax will be able to operate its EPC business or manage solar farms in China profitably, and its failure to operate profitably in China could materially impair its overall ability to operate profitably.

Changes in solar farm delivery schedules and order specifications may affect SolarMax’ revenue stream and gross margin.

Although SolarMax builds solar farms pursuant to agreements with the customers, it may experience delays in scheduling and changes in the specification of the project. These changes may result from a number of factors, including a determination by the customer that the scope of the project needs to be changed and the effects of the COVID-19 pandemic and steps taken by the government of China to address the pandemic. In the event of such changes, SolarMax may suffer a delay in the recognition of revenue from the projects and may increase its costs. We cannot assure you that SolarMax’ revenue and gross margin will not be affected by delays, changes in specifications or increased costs or that SolarMax will be able to recoup revenue lost as a result of the delays or changes. Further, if SolarMax cannot allocate its personnel to a different project, it will continue to incur expenses relating to the project, including labor and overhead. We cannot assure you that SolarMax’ income will not decline as a result of changes in customers’ orders or their requirements for their projects.

If SolarMax operates solar farms in China for its own account it will be subject to additional regulations.

Although SolarMax has no present plans to own and operate solar farms for its own account, it may consider the possibility of owning and operating solar farms for its own account in the future, either by direct ownership or by holding a majority equity interest in a company that owns solar farms. Unlike the solar systems that SolarMax sell in the United States, which are relatively small in scale and generally provide power for one home or building, the solar farms in China operate on a significantly larger scale. Thus, while a typical residential or small business installation in the United States generally generates between 6.5KW and 0.2MW of power, the solar farms in China can generate between 30MW and 100MW of power. In the event that SolarMax operates solar farms for its own account, which would involve constructing the solar farm for our own account and selling the electricity either to end users or to the local utility company, we will be subject to significant additional regulation by the applicable Chinese authorities and we will require significant additional funding for such purpose. Prior to 2013, SolarMax entered into power purchase agreements that have a term of up to 20 years. SolarMax owns and maintains the systems and sells the power generated by the systems to its commercial customers pursuant to the power purchase agreement. These power purchase agreements, which cover a solar system designed for a local commercial user, are significantly different in size and scope from the solar farms in China.

 SolarMax’ quarterly revenues may be affected by weather conditions in certain provinces of China

The construction of solar farms in China is subject to adverse weather conditions, including wind, flood, rain, typhoons, snow and temperature extremes, as well as earthquakes, mudslides and similar conditions. These weather conditions are common but difficult to predict and can slow or stop construction. The effects of climate change may increase severe adverse weather conditions. To the extent that SolarMax has EPC contracts for solar farms in the provinces affected by adverse seasonal weather, revenue generated during these months may sharply decrease. If SolarMax is not able to work on a project on a sustained basis, its ability to operate efficiently may be impaired which may result in reduced revenue, increased expenses and reduced gross margin.

The results of SolarMax’ operations may vary significantly from quarter to quarter.

In SolarMax’ experience in the United States, consumers generally, and residential customers in particular, express interest in a solar energy system during March and April, when they are preparing their tax returns, and in July and August, when they experience high electricity charges from the local utility company. Since the selling cycle is typically three to four months, SolarMax generally installs systems two to three months after the contract date, and it recognizes revenue using a cost-based input method that recognizes revenue as work is performed. If we cannot complete a sale to a customer when the customer expresses interest in a solar system, that potential customer may seek alternative sources. Factors which may cause our quarterly results to fluctuate include:

●	local weather and climate conditions and long-term projected climate developments, including the effects of wildfires in California and climate change generally;

●	expiration, initiation or reduction of tax and other rebates and utility incentives;

●	SolarMax’ revenue recognition policies, whereby significant work can be performed before SolarMax recognizes revenue;

●	SolarMax’ ability to complete installations in a timely manner;

●	SolarMax’ ability to process applications for financing;

●	SolarMax’ ability to expand its operations and the timing of any expansion;

●	changes in competitors’ pricing and financing policies and other changes in the competitive environment in the solar energy industry;

●	pricing policies of local electricity providers;

●	gas and oil prices; and

●	changes in customer demands for solar energy systems.

The results of SolarMax’ China operations may also vary significantly from quarter to quarter, since revenue from its China operations is dependent upon both the timing of contracts and the timing of its work and the completion of its obligations on projects for which it has contracts. Changes in revenue and the results of operations from SolarMax’ China segment from quarter to quarter may have a negative effect on our net income and the market for and price of our common stock.

Because SolarMax is dependent on its chief executive officer and the head of its China operations, who will continue in these capacities following the completion of the Merger, the loss of their services and our failure to hire additional qualified key personnel could harm our business.

SolarMax’ business is largely dependent upon the continued efforts of one of its founders and its chief executive officer, David Hsu. SolarMax’ operations in China are dependent upon Mr. Hsu and, who is the head of its China operations. Although SolarMax has an employment agreement with Mr. Hsu, and SolarMax Technology (Shanghai) Co., Ltd. has an employment agreement with Mr. Lu, these agreements do not guarantee that Mr. Hsu and Mr. Lu will continue to work for us. The loss of Mr. Hsu could affect our ability to operate profitably in both the United States and China and, depending upon the nature of the termination of their relationship, could result in substantial severance payments which we may have difficulty in funding. The loss of Mr. Lu could have a material adverse effect upon SolarMax’ ability to develop and operate its business in China. Because SolarMax’ senior management is based in the United States, its failure to develop senior management personnel in China may strain its management resources and make it difficult for its corporate management to monitor both the China operations and United States operations efficiently. SolarMax’ failure to have qualified executive personnel in China who can operate in accordance with and implement its business plan and who understand and can comply with applicable United States and Chinese laws and regulations may impair SolarMax’ ability to generate revenue and operating income from the China segment, which could impair SolarMax’ overall operations and financial condition.

In order to develop its business, SolarMax needs to identify, hire and retain qualified sales, installation and other personnel in both the United States and China.

To develop SolarMax’ business, it needs to hire, train, deploy, manage and retain a substantial number of skilled employees, including sales, installation and other employees and marketing and lending personnel for our financing activities. Identifying, recruiting and training qualified personnel requires significant time, expense and attention. If SolarMax is unable to hire, develop and retain qualified personnel or if its personnel are unable to achieve the desired level of productivity for a reasonable period of time, SolarMax may have difficulty in developing its business. Competition for qualified personnel in the solar industry is increasing, particularly for skilled installers and other personnel involved in the installation of solar energy systems. SolarMax also competes with the homebuilding and construction industries for skilled labor. As these industries recover and seek to hire additional workers, SolarMax’ cost of labor may increase. The unionization of SolarMax’ United States labor force could also increase its labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase costs. Because SolarMax’ profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause SolarMax to not achieve its expected margins or cover its costs for that project. In addition, SolarMax competes for a limited pool of technical and engineering resources in both the United States and China that requires SolarMax to pay wages that are competitive with relatively high regional standards for employees in these fields. SolarMax not only competes for highly qualified personnel, but it also faces other companies seeking to hire SolarMax’ personnel, particularly its highly skilled personnel. If SolarMax cannot meet its hiring, retention and efficiency goals, it may be unable to complete the customers’ projects on time, in an acceptable manner, if at all. Any significant failures in this regard would materially impair SolarMax’ growth, reputation, business and financial results. If SolarMax is required to pay higher compensation than it anticipates, the increased cost may adversely impact its financial results and its ability to develop our business.

Although SolarMax’ employees in the United States are co-employed by a professional employer organization, SolarMax may be liable for the failure of the organization to comply with its obligations under applicable law.

SolarMax contracts with a professional employer organization, or PEO, that administers its human resources, payroll and employee benefits functions for its United States employees. Although SolarMax recruits and selects its personnel, its United States employees are co-employed by the PEO and SolarMax. Pursuant to the agreement with the PEO, SolarMax’ United States personnel are compensated through the PEO, receive their W-2s from the PEO and are governed by the personnel policies of the PEO. This relationship permits management to focus on its operations rather than human resource administration, but this relationship also exposes SolarMax to some risks. Among other risks, if the PEO fails to adequately withhold or pay employer taxes or to comply with other laws, such as the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act or state and federal anti-discrimination laws, health and safety laws, sexual harassment laws and laws protecting the security of employee information, all of which are outside of our control, we would be liable for such violations, and the indemnification provisions of our agreement with the PEO, if applicable, may not be sufficient to insulate us from those liabilities. Court and administrative proceedings related to these matters could distract management from its business and cause SolarMax to incur significant expense. If SolarMax were held liable for violations by the PEO of applicable laws, such liability may adversely affect its business and the results of its operations and our cash flow.

Since SolarMax acts as a general contractor in the United States, it faces typical risks of a construction company.

SolarMax acts as the licensed contractor for its customers and is subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on its business and results of operations. For SolarMax’ residential projects, it is the general contractor, construction manager and installer. For its commercial projects, it is the general contractor and construction manager, and it typically relies on licensed subcontractors to support some of its solar panel installations. In either case SolarMax is responsible for the completion of the project and must take steps to make sure that it and its subcontractors comply with all applicable laws and regulations. SolarMax may be liable to customers for any damage it causes to their home or facility, or belongings or property during the installation of our systems. In addition, shortages of skilled labor for its commercial projects could significantly delay a project or otherwise increase costs. Because SolarMax’ profit on a particular installation is based in part on assumptions it makes as to the cost of such project, cost overruns, delays or other execution issues may impair its ability to generate the gross margins that it is seeking. In addition, the installation of solar energy systems and the evaluation and modification of buildings as part of its energy efficiency business is subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, utility interconnection and metering, and related matters. It is difficult and costly to track the requirements of every individual authority with jurisdiction over its installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to its systems may result in significant additional expenses to SolarMax and its customers and, as a result, could cause a significant reduction in demand for SolarMax’ systems.

SolarMax’ financing activities are dependent upon the continued development of a market for solar systems as well as factors that affect the lending industry generally.

SolarMax generates revenue in the United States from the sale of both residential and commercial solar systems and from financing sales of systems sold by it. SolarMax’ ability to generate financing revenue is dependent upon such factors as the market for solar systems generally, the creditworthiness of the borrowers and interest rates and loan terms available from banks and consumer lending institutions that compete vigorously for loans. We cannot assure you that SolarMax will be able to generate any significant revenue from new loans.

SolarMax’ failure to adequately assess credit risks for financing the sale of its systems in the United States could impair its ability to operate profitably.

SolarMax provides financing to its customers through SolarMax Financial. The principal amount of SolarMax’ loan portfolio was $16.1 million at December 31, 2021 and $26.5 million at December 31, 2020. For the years ended December 31, 2021 and 2020, approximately 4% and 5% of SolarMax’ United States revenues and approximately 3% and 1% of its consolidated revenues was generated from sales of solar energy systems subject to in-house financing. SolarMax does not have significant experience with loans to customers to evaluate the effectiveness of its credit criteria. If SolarMax tries to meet financing terms of competitors, it may have to reduce our financing criteria, which could increase the possibility of default by the customers. Residential customers could be more adversely impacted during economic slowdowns or recessions, which could affect their ability or willingness to pay. SolarMax’ failure to collect any significant portion of its customer loan receivables or the need to place a significant reserve against these receivables could materially impair its financial condition and the results of its operations. We cannot assure you that SolarMax will not incur significant losses on our customer loan portfolio.

SolarMax may have difficulty in collecting in the event it has to foreclose on a customer loan.

Although SolarMax files UCC-1 financing statements in connection with its loans, it may have difficulty in generating any money in the event that it forecloses on a defaulting customer. The foreclosure process could be time-consuming and collection is uncertain, particularly if the customer seeks protection under applicable bankruptcy or insolvency laws. Additionally, any defects in the filing of the financing statements could impair the validity of its security interest. Unless the subsequent owner of the building on which the solar power system is located is willing to assume the obligations with respect to the system on terms acceptable to SolarMax, it would incur substantial costs in removing and reselling the system. Further, even if SolarMax is able to remove the system, the components may not be saleable at their book value, if at all. SolarMax’ failure to collect the amount due under the customer loan agreements would materially impair its financial condition and the results of its operations.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation of solar energy systems requires employees to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of its energy efficiency business requires SolarMax’ employees to work in locations that may contain potentially dangerous levels of asbestos, lead or mold. There is substantial risk of serious injury or death if proper safety procedures are not followed. SolarMax’ operations are subject to regulation under the U.S. Occupational Safety and Health Act, or OSHA, and equivalent state laws. Changes to federal or state OSHA requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If SolarMax fails to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, it may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures, or suspend or limit operations. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject SolarMax to adverse publicity, damage our reputation and competitive position and adversely affect its business.

Because SolarMax has relied upon a limited number of suppliers for its products, problems with its suppliers could impair its ability to meet its obligations to its customers.

SolarMax has relied on two vendors to provide it with substantially all of its solar panels. SolarMax has a supply agreement with Sunspark, Inc., pursuant to which it may purchase solar panels at certain prices with no minimum purchase quantity required. SolarMax does not have a supply agreement with the second supplier, and purchases solar panels from this supplier pursuant to purchase orders at prices quoted by the supplier. Although SolarMax believes other suppliers are generally available on commercial terms, in the event that SolarMax has any quality, delivery or other problems with its existing suppliers or in the event that it is not otherwise able to purchase solar panels from either supplier, it may be more difficult for it to find alternative suppliers, particularly those with whom we do not have an existing supply relationship. If SolarMax fails to develop or maintain its relationships with these or our other suppliers, or if the suppliers are not able to meet SolarMax’ quality, quantity and delivery schedules, SolarMax may not be able to meet its delivery and installation schedules for its systems and it may be unable to enter into new contracts with potential customers, thus impairing its revenue stream. Any increases in price would affect SolarMax’ ability to market its systems or generate acceptable gross margins. We cannot assure you that Sunspark will be able to meet its quality, quantity and delivery requirements or that it will be able to find alternate suppliers that can meet its quality, quantity, deliver and price requirements. The failure to find alternate suppliers could materially affect its ability to conduct its business. Further, since suppliers may have a limited operating history and limited financial resources, SolarMax may not be able obtain an adequate remedy in the event that the suppliers are unable to meet their contractual obligations to SolarMax. Although there are a number of suppliers of solar panels, we cannot assure you that SolarMax will be able to negotiate reasonable terms for the purchase of solar panels if its existing suppliers are unable to meet its quality, delivery and price requirements. Because SolarMax does not control the manufacture of key components for its systems, it is subject to its suppliers’ ability to perform as well as the suppliers’ allocation of their own resources to SolarMax and to other customers. We cannot assure you that SolarMax will be able to purchase key components for its systems on acceptable terms, if at all, and the failure to obtain these components could materially impair its ability to generate revenue.

The availability and price of silicon raw materials may affect SolarMax’ gross margins and profitability.

Polysilicon is an essential raw material in the production of solar power products. The costs of silicon wafers and other silicon-based raw materials have accounted for a large portion of the costs associated with SolarMax’ solar panel manufacturing facility. Although the price of silicon has declined in recent years, we cannot assure you it will continue to decline or remain at its current level. Increases in the price of polysilicon in the past have resulted in increases in the price of wafers, leading to increases in production costs. Due to the volatile market prices, we cannot assure you that the price of polysilicon will remain at its current levels, especially if the global solar power market gains its growth momentum. Moreover, in the event of an industry-wide shortage of polysilicon, SolarMax may experience late or non-delivery from suppliers and it may be necessary for SolarMax to purchase silicon raw materials of lower quality that may result in lower efficiencies and reduce its average selling prices and revenues.

Because SolarMax derives most of its United States revenue from sales of its solar energy systems in California, SolarMax depends on the economic and regulatory climate and weather and other conditions in California.

SolarMax currently derives most of its United States revenue from solar energy projects in the United States from California. This geographic concentration exposes SolarMax more to government regulations, economic conditions, weather conditions, earthquakes, mudslides, fire, including wildfires, power outages, and other natural disasters and effects of climate change, and changes affecting California than if SolarMax operated in more states.

Because SolarMax provides a production guarantee for some solar systems in California, it may incur additional costs if the output of its systems does not meet the required minimums.

Commencing in 2015, SolarMax’ standard contract for residential systems provides for a production guarantee, which means that SolarMax guarantees that the system would generate a specified minimum amount of solar energy during a year. The agreements generally have a term specified in the contract, which is generally ten years. In its standard contract, SolarMax specifies a minimum annual production and provide that if the power generated by the system is less than 95% of the estimate, SolarMax will reimburse the owner for the cost of the shortfall. Because SolarMax’ obligations are not contingent upon external factors, such as sunlight, changes in weather patterns or increases in air pollution, wildfires and these factors could affect the amount of solar power that is generated and could increase SolarMax’ exposure under the production guarantee. Although SolarMax’ obligations under these agreements have not been significant through December 31, 2021, we cannot assure you that in the future any obligations SolarMax have under these agreements will not have a material adverse effect upon its revenue and the results of its operations. Although SolarMax believes that the conditions relating to those installations were unique and that it has taken corrective action, we cannot assure you that SolarMax will not have unanticipated liability in the future for the failure of systems to comply with applicable production guarantees regardless of the cause of such failure.

SolarMax does not maintain adequate internal controls over financial accounting and reporting as is required for a public company, and there are limitations on the effectiveness of such controls, and a failure of our control systems to prevent error or fraud may materially harm us and represent a material weakness in our internal controls over financial reporting.

SolarMax is a privately-owned company and is not subject to the requirements relating to the establishment and maintenance of internal controls over financial accounting and reporting as required of a public company. As a result, it has not established effective internal controls over financial accounting and reporting, and it may be unable to establish effective internal controls. The failure to establish internal controls would leave us without the ability to properly recognize revenues and account for important transactions accurately, and to reliably assimilate and compile our financial information and significantly impair our ability to prevent error and detect fraud. Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and fraud. Since SolarMax currently has few accounting employees and little, if any, segregation of duties, we may not be able to establish adequate internal controls over financial reporting. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of SolarMax’ control systems to prevent error or fraud could materially adversely impact us. Implementing any appropriate changes to SolarMax’ internal controls may require specific compliance training of its directors and employees, including the employees of its China segment, entail substantial costs in order to modify its existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in developing or maintaining internal control. If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the common stock could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our common stock may not be able to remain listed on the Nasdaq Capital Market.

SolarMax’ warranty costs may exceed its warranty reserve.

SolarMax provides warranties to the clients of its EPC services for one year in China and for ten years to the purchasers of its solar systems in the United States. Although SolarMax generally passes the warranties from its equipment suppliers to the purchasers of the systems, SolarMax provides the warranty with respect to its installation and related services. SolarMax maintains a warranty reserve on its financial statements, and its warranty claims may exceed the warranty reserve. Any significant warranty expenses could adversely affect its financial condition and results of operations. SolarMax’ warranty expenses relating to systems with a production guarantee may be affected by significant changes in weather conditions which substantially reduce sun exposure. Significant warranty problems could impair SolarMax’ reputation which could result in lower revenue and a lower gross margin. Although SolarMax believes that the problems associated with the systems installed for the leasing company do not apply to its present solar systems, we cannot assure you that SolarMax will not incur unanticipated warranty costs in the future.

Because of the rapid development of solar panels and other components for solar systems, SolarMax may be subject to inventory obsolescence.

The solar industry has seen rapid technological development. SolarMax has an inventory of raw materials that include silicon wafers and other consumables and construction materials used in solar system installations. SolarMax evaluates its inventory on a quarterly basis for excess and obsolete inventory, based on assumptions as to market demand, market conditions and technological developments. We cannot assure you that SolarMax will not incur significant inventory write-offs resulting from obsolete inventory.

If we seek to expand our business through acquisition, we may not be successful in identifying acquisition targets or integrating their businesses with its existing business.

In 2013 and 2015, SolarMax acquired three companies, LED in the United States in 2013 and two companies in China. In 2015, SolarMax incurred impairment losses in connection with the LED acquisition, resulting in impairment write-offs relating to the goodwill associated with the acquisition. There are significant risks associated with any acquisition program, including, but not limited to, the following:

●	We may incur significant expenses and devote significant management time to the acquisition and we may be unable to consummate the acquisition on acceptable terms.

●	If we identify an acquisition, we may face competition from other companies in the industry or from financial buyers in seeking to make the acquisition.

●	The integration of any acquisition with our existing business may be difficult and, if we are not able to integrate the business successfully, we may not only be unable to operate the business profitably, but management may be unable to devote the necessary time to the development of our existing business;

●	The key employees who operated the acquired business successfully prior to the acquisition may not be happy working for us and may resign, thus leaving the business without the necessary continuity of management.

●	Even if the business is successful, our two senior executive officers may need to devote significant time to the acquired business, which may distract them from their other management activities.

●	If the business does not operate as we expect, we may incur an impairment charge based on the value of the assets acquired.

●	We may have difficulty maintaining the necessary quality control over the acquired business and its products and services.

●	To the extent that an acquired company operates at a loss prior to our acquisition, we may not be able to develop profitable operations following the acquisition.

●	Problems and claims relating to the acquired business that were not disclosed at the time of the acquisition may result in increased costs and may impair our ability to operate the acquired company.

●	The acquired company may have liabilities or obligations which were not disclosed to us, or the acquired assets may not have the value we anticipated.

●	Any indemnification obligations of the seller under the purchase agreement may be inadequate to compensate us for any loss, damage or expense which we may sustain, including undisclosed claims or liabilities.

●	To the extent that the acquired company is dependent upon its management to maintain relationships with existing customers, we may have difficulty in retaining the business of these customers if there is a change in management.

●	Government agencies may seek damages after we make the acquisition for conduct which occurred prior to the acquisition and may not have adequate recourse against the seller.

●	We may require significant capital both to acquire and to operate the business, and the capital requirements of the business may be greater than we anticipated. Our failure to obtain capital on reasonable terms may impair the value of the acquisition and may impair our continuing operations.

●	The acquired company may be impacted by unanticipated events, such as a pandemic such as the COVID-19 pandemic, the effect of climate changes or social unrest or other factors over which we or it may have no control.

If any of these risks occur, our business, financial condition and prospects may be impaired.

Risks Associated with Doing Business in China

SolarMax is subject to numerous risks in engaging in business in China, including, but not limited to, changes in policies of the Chinese government, a deterioration in the relationships between the United States and China, the legal system in China which may not adequately protect our rights, change in the Chinese economy and steps taken by the government to address the changes, inflation, adverse weather conditions, fluctuations in the currency ratio between the U.S. dollar and the RMB, currency exchange restrictions, the interpretation of tax laws, tariffs and importation regulations.

Our China segment’s operations are mainly located in China. Accordingly, our business, prospects, financial condition and results of operations may be is subject to numerous risks in China, including, but not limited to, changes in policies of the Chinese government, a deterioration in the relationships between the United States and China, the legal system in China which may not adequately protect our rights, change in the Chinese economy and steps taken by the government to address the changes, inflation, adverse weather conditions, fluctuations in the currency ratio between the U.S. dollar and the RMB, currency exchange restrictions, the interpretation of tax laws, tariffs and importation regulations.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The central Chinese government or local governments having jurisdiction within China may impose new, stricter regulations, or interpretations of existing regulations, that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. As such, the Company’s subsidiaries in the PRC may be subject to governmental and regulatory interference in the provinces in which they operate. The Company could also be subject to regulation by various political and regulatory entities, including local and municipal agencies and other governmental subdivisions. Our ability to operate in China may be impaired by any such laws or regulations, or any changes in laws and regulations in the PRC. The Company may incur increased costs necessary to comply with existing and future laws and regulations or penalties for any failure to comply. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. As a result, it may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies between these two countries may affect the economic outlook both in the U.S. and in China. Our business and the price of our common stock could be adversely affected.

In addition, our China business is also subject to other risks. For example, the construction of solar farms in China is subject to adverse weather conditions, including wind, flood, rain, typhoons, snow and temperature extremes, as well as earthquakes, mudslides and similar conditions. These weather conditions are common but difficult to predict and can slow or stop construction. The change in value of the RMB against the U.S. dollar and other currencies is affected by various factors, including changes in China’s political and economic conditions.

SolarMax’ China segment is subject to numerous regulations in China, including but not limited to, regulations relating to investments in its China subsidiaries, labor laws and other laws relating to employee relations, the issuance of permits for solar farms, licensing, the development, construction and operation of solar power projects, and the sale of power generated from the projects, cybersecurity and the failure to comply with any such regulations may impair our ability to operate in China.

SolarMax’ China segment is subject to numerous regulations in China, including but not limited to, regulations relating to investments in its China subsidiaries, labor laws and other laws relating to employee relations, the issuance of permits for solar farms, licensing, the development, construction and operation of solar power projects, and the sale of power generated from the projects, cybersecurity and the failure to comply with any such regulations may impair our ability to operate in China.

As SolarMax’ China segment operating in China, we are subject to the laws and regulations of the PRC, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	Delay or impede our development,

●	Result in negative publicity or increase our operating costs,

●	Require significant management time and attention, and

●

Subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as materially decrease the value of our ordinary shares.

For example, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. In addition, on July 10, 2021, CAC published the Cybersecurity Review Measures (Revised Draft for Public Comments), or the “Review Measures (Draft)”, which provides that, Critical Information Infrastructure Operators (“CIIOs”) that intend to purchase internet products and services and Data Processing Operators (“DPOs”) engaging in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office. In addition, CIIOs and DPOs that possess personal data of at least 1,000,000 users must apply for a review by the Cybersecurity Review Office, if they plan to conduct listings in foreign countries. Because the Review Measures (Draft) were published for public comment purpose, it is uncertain what the final version will be and when it will become effective, and whether there will be interpretation and implementation rules. Because SolarMax’ PRC subsidiaries do not deal with the public and do not possess personal data of at least 1,000,000 users, we do not believe that we are required to apply for review by the Cybersecurity Review Office. In the even that, in the future, we possess such data or if the requirements for review are changed, we may be required to obtain such approval, the failure of which could affect our ability to have our common stock traded on Nasdaq.

SolarMax’ independent registered public accounting firm’s audit documentation related to their audit reports included in this joint prospectus/proxy include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or market if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

SolarMax’ independent registered public accounting firm issued an audit opinion on the financial statements included in this proxy/prospectus filed with the SEC. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, SolarMax’ auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. SolarMax’ auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in 2018 and an ongoing inspection that started in November 2020. However, recent developments with respect to audits of China-based companies, such as SolarMax’ China segment, create uncertainty about the ability of SolarMax’ auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, SolarMax’ investors may be deprived of the benefits of PCAOB’s oversight of SolarMax’ auditors through such inspections.

Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The PCAOB is currently unable to conduct inspections of audit firms located in China and Hong Kong. They are currently able to conduct inspections of U.S. audit firms where audit workpapers are located in China; however PCAOB requests for workpapers are subject to approval by Chinese authorities. The audit workpapers for SolarMax’ Chinese operations are located in China.

The PCAOB has not requested SolarMax’ auditor to provide the PCAOB with copies of SolarMax’ audit workpapers and consequently SolarMax’ auditors have not sought permission from PRC authorities to provide copies of these materials to the PCAOB. If SolarMax’ auditors are not permitted to provide requested audit workpapers located in China to the PCAOB, investors would be deprived of the benefits of PCAOB’s oversight of such auditors through such inspections.

In addition, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers and, beginning in 2025, the delisting from national securities exchanges such as Nasdaq of issuers included for three consecutive years on the SEC’s list. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the HFCA Act. The HFCA Act was approved by the U.S. House of Representatives on December 2, 2020. On December 18, 2020, the HFCA Act was signed into law. In essence, the HFCA Act requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of the HFCA ACT and any additional rulemaking efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including the surviving corporation, and the market price of the surviving corporation’s securities could be adversely affected, and the surviving corporation could be delisted if it is unable to cure the situation to meet the PCAOB inspection requirement in time. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The surviving company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021, the PCAOB issued a determination report (the “Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (ii) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the Determination Report identified the specific registered public accounting firms which are subject to these determinations.

On June 4, 2020, former U.S. President Donald J. Trump issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from non-cooperating jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, including China, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to workpapers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit workpapers and practices in non-cooperating jurisdictions may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit workpapers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. If the surviving company fails to meet the new listing standards before the deadline specified thereunder, the surviving company could face possible de-listing from Nasdaq, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, securities of the surviving company trading in the United States.

SolarMax’ independent accountants, Marcum LLP, is a United States accounting firm headquartered in New York City and is subject to inspection and is annually inspected by the PCAOB. Marcum LLP is not headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determinations. In the event that, in the future, either PRC regulators take steps to impair Marcum’s access to the workpapers relating to SolarMax’ China operations or the PCAOB expands the scope of the determinations so that post-combination entity will be subject to the HFCA Act, as the same may be amended,  you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including “over-the-counter” trading, may be prohibited, under the HFCA Act.

Changes in the policies of the PRC government could have a significant impact on SolarMax’ operations in China and the profitability of its business.

The PRC’s economy is in a transition from a planned economy to a market-oriented economy subject to five-year or ten-year plans and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions within the PRC. Although the PRC government has stated that that economic development will follow the model of a market economy, the concept of a market economy in the PRC is different from the way a market economy is understood in the United States. While we believe that this trend toward a market economy, as understood by the PRC government, will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect SolarMax’ interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Further, the availability of credit in the PRC can have a major impact on the ability of companies to purchase or otherwise acquire capital assets. While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven, both geographically and among various sectors of the economy and it has been impacted by the COVID-19 pandemic. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy but may also have a negative effect on SolarMax. For example, SolarMax’ financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to SolarMax. Accordingly, we cannot assure you that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social environment. The interpretation of some of these measures, including tax measures, is both complex and evolving and it may be difficult to ascertain, with any degree of certainty, whether SolarMax is in compliance. SolarMax’ financial condition and results of operations may be adversely affected by the effects of government control over capital investments or changes in and interpretations of tax, currency and other regulations that are applicable to it.

SolarMax needs to obtain project financing for its China segment on a project-by-project basis, and the inability to obtain such financing may impair SolarMax’ ability to generate contracts for solar farm projects in China.

Because of the size of the solar farms that SolarMax’ PRC subsidiaries build in China, it is likely to require financing for its projects and SolarMax’ PRC subsidiaries, therefore, needs to obtain project financing for its China segment on a project-by-project basis. We cannot assure you that SolarMax will be able to obtain financing or that its business will not be impaired by delinquent customers. The inability to obtain such financing may impair SolarMax’ ability to generate contracts for solar farm projects in China.

A slowdown or other adverse developments in the PRC economy may harm SolarMax’ customers and the demand for its products.

Although the PRC economy has grown significantly in the past two decades, there is no assurance that this growth will continue and there have been recent periods of declining growth. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for projects such as ours. The Chinese economy in general, and the market for solar farms, in particular, may be adversely affected by the effects of reciprocal tariffs imposed by the United States on Chinese goods and by China on United States goods.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies between these two countries may affect the economic outlook both in the U.S. and in China. Because certain of our revenue is generated in China, any political or trade controversies between the U.S. and China, whether or not directly related to our business, could adversely affect our business and the price of our common stock.

Future inflation in China may inhibit the profitability of SolarMax’ business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to inflation. Any adverse change in the terms on which SolarMax constructs solar energy projects or sells electricity generated by its China operations may impair its ability to operate profitably in China. Factors such as rapid expansion and inflation have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for SolarMax’ products and services.

The fluctuation of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar and other currencies is affected by various factors, including changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under such policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Later on, the People’s Bank of China decided to implement further reform of the RMB exchange regime to enhance the flexibility of RMB exchange rates. Such changes in policy have resulted in a significant appreciation of the Renminbi against the U.S. dollar since 2005. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the Renminbi against the U.S. dollar.

Any significant appreciation or revaluation of the RMB may have a material adverse effect on the value of, and any dividends payable on, shares of our common stock in foreign currency terms. More specifically, if we decide to convert our RMB into U.S. dollars, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to SolarMax. To the extent that we need to convert the U.S. dollar we receive from any equity or debt financing into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the RMB to the U.S. dollar could materially and adversely affect the price of our common stock in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Restrictions on currency exchange may limit SolarMax’ ability to receive and use its revenue effectively.

Revenue from SolarMax’ China operations is denominated in RMB. SolarMax’ China operations currently account for most of its revenue. Accordingly, restrictions on currency exchange may limit SolarMax’ ability to use earnings generated in China to fund its business activities in the United States and, if and when we operate profitably, to make dividend payments to our shareholders in U.S. dollar. Under current PRC laws and regulations, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions and dividend distributions. However, RMB is not freely convertible for direct investment or loans or investments in securities outside China, unless such use is approved by the PRC State Administration of Foreign Exchange (“SAFE”). For example, foreign exchange transactions under SolarMax’ subsidiaries’ capital accounts, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval requirement of SAFE. SolarMax Shanghai and ZHPV have completed all necessary filing to qualify as a foreign investment enterprise according to the requirements of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures.

SolarMax’ Chinese subsidiaries are subject to restrictions on making dividend and other payments to it.

Under the applicable requirements of PRC law, SolarMax’ PRC subsidiaries may only distribute dividends after making allowances to fund certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. SolarMax’ subsidiaries’ statutory reserves were RMB 4,589,510 (approximately $722,000) at December 31, 2021, RMB 4,255,199 (approximately $652,000) at December 31, 2020 and RMB 2,435,687 (approximately $350,000) at December 31, 2019. These reserves are not distributable as cash dividends.

In addition, if SolarMax’ PRC subsidiaries or its affiliated entity in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to SolarMax. Any such restrictions may materially affect such entities’ ability to make dividends or make payments, in service fees or otherwise, to us, which may materially and adversely affect SolarMax’ business, financial condition and results of operations.

Because SolarMax must comply with the Foreign Corrupt Practices Act, it may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies and their foreign subsidiaries and controlled entities from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of SolarMax’ competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China. If SolarMax’ competitors engage in these practices, they may receive preferential treatment from personnel of other companies or government agencies, giving competitors an advantage in securing permits or business or from government officials. Although SolarMax informs its personnel that such practices are illegal, we cannot assure you that its employees or other agents will not engage in such conduct for which we might be held responsible. If SolarMax’ employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

SolarMax’ ability to generate business from State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), which has been the sole customer of our China segment since the middle of 2019, may be subject to government policies relating to such factors as the terms on which SolarMax’ PRC subsidiaries sell the project to SPIC and SPIC’s procurement policies. As a state-owned enterprise, SPIC may favor Chinese companies over subsidiaries of a United States company.

State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”) has been the sole customer of our China segment since the middle of 2019 which SolarMax’ China segment generates business. It may be subject to government policies relating to such factors as the terms on which SolarMax’ PRC subsidiaries sell the project to SPIC and SPIC’s procurement policies. As a state-owned enterprise, SPIC may favor Chinese companies over subsidiaries of a United States company. If SPIC favor Chinese companies, the business of our China segment may be adversely affected.

Uncertainties with respect to the PRC legal system could have a material adverse effect on SolarMax.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value. Since 1979, newly introduced PRC laws and regulations have significantly enhanced the protection of interest relating to foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system is continuing to evolve, the interpretations of such laws and regulations may not always be consistent, and enforcement of these laws and regulations involves significant uncertainties, any of which could limit available legal protections.

In addition, the PRC administrative and judicial authorities have significant discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and judicial proceedings and the level of legal protection SolarMax may enjoy in the PRC than under some more developed legal systems. These uncertainties may affect SolarMax’ decisions on the policies and actions to be taken to comply with PRC laws and regulations and may affect its ability to enforce its contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from SolarMax. Such uncertainties may therefore increase its operating expenses and costs, and materially and adversely affect its business and results of operations.

The PRC’s legal and judicial system may not adequately protect SolarMax’ business and operations and the rights of our investors.

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the PRC. However, the PRC’s system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. As a result, it may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC’s legal system is based on the civil law regime, which means that it is based on written statutes. A decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes. The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC’s political, economic or social life, will not affect the PRC government’s ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on SolarMax’ business and prospects.

Prior to the consummation of the Merger, certain directors of SolarMax and certain officers and directors of Alberton are located outside of the United States, and after our initial business combination, all of our executive officers and directors will be located in the United States except that two directors will be located in China and one director will be located in Taiwan; therefore, investors may not be able to enforce federal securities laws or their other legal rights upon those officers and directors (prior to and after the merger) located outside the United States.

Prior to the consummation of the Merger, SolarMax’s management consist of two executive officers located in the United States and six directors among which three directors are located in the United States, two directors are located in China and one director is located in Taiwan; and Alberton’s management consist of two executive officers located in China who are also directors and three independent directors located in the United States. Following the consummation of the Merger, we will have seven directors and all of our executive officers and directors will be located in the United States except that two directors will be located in China and one director will be located in Taiwan. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those officers and directors (prior or after the Merger) located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on them under United States securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business operations and financial results.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation and how it may impact the viability of our current corporate governance and business operations in China and financial results of SolarMax.

Although we do not believe SolarMax is a China-based issuer, its business include its China Segment which is subject to the rules and regulations in China as well as China governmental intervention and influence. The rules and regulations in China can change quickly with little advance notice, and Chinese government may intervene or influence its China operation at any time, or may exert more control over offerings conducted overseas and/or foreign investment in us , which could result in a material change in SolarMax’ operations in China and SolarMax’s operations in the U.S., and could cause the value of our securities following the consummation of the Merger to significantly decline or be worthless, and limit the legal protections available to us; and any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in issuers with China operations could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless; and limit the legal protections available to us.

Although we do not believe that SolarMax is a China-based issuer, its business includes its China Segment. The rules and regulations in China including the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties. The rules and regulations as well as the interpretation and enforcement of laws and that rules and regulations in China can change quickly with little advance notice and the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China- based issuers, and Chinese government may intervene or influence its China operation at any time, or may exert more control over offerings conducted overseas and/or foreign investment in us , which could result in a material change in SolarMax’ operations in China and SolarMax’s operations in the U.S., and could cause the value of our securities following the consummation of the Merger to significantly decline or be worthless, and limit the legal protections available to us; and any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in issuers with China operations could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

We cannot rule out the possibility that the PRC government will institute a licensing regime or pre-approval requirement covering our industry at some point in the future. If such a licensing regime or approval requirement were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Non-compliance with labor-related laws and regulations of the PRC may have an adverse impact on our financial condition and results of operation.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and was amended in December 2012 and became effective on July 1, 2013, and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. We believe our current practice complies with the Labor Contract Law and its amendments. However, the relevant governmental authorities may take a different view and impose fines on us.

As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices could violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

PRC regulation of direct investment by offshore holding companies to PRC entities may delay or prevent SolarMax from making additional capital contributions to its PRC subsidiaries and affiliated entities, which could impair its liquidity and its ability to fund and expand its business.

SolarMax’s equity structure is a direct holding structure, that is, SolarMax directly controls its U.S. segment and China segment. In the reporting periods presented in this proxy statement/prospectus and throughout the date of this proxy statement/prospectus, no dividends, distribution or other transfers of funds have occurred between and among SolarMax and its subsidiaries, on the one hand; and SolarMax and its subsidiaries, on the other hand, have not made any dividends, distributions or other transfer of funds to investors.

To the extent that SolarMax or post-combination entity may in the future seek to fund the business through distribution, dividends or transfer of funds among and between holding company and subsidiaries, any such transfer of funds with PRC subsidiaries is subject to government regulations. The structure of cash flows within holding company and PRC subsidiaries and a summary of the applicable regulations, is as follows:

1. Within the direct holding structure, the cross-border transfer of funds within SolarMax and its PRC subsidiaries is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter at the consummation of the Merger, the funds can be directly transferred to its subsidiaries including ZHPV and ZHTH, and then transferred to subordinate operating entities through ZHPV and ZHTH according to the laws and regulation of the PRC.

2. If SolarMax or post-combination entity intends to distribute dividends, it will transfer the dividends from the PRC entities to ZHPV and ZHTH in accordance with the laws and regulations of the PRC, and then ZHPV and ZHTH will transfer the dividends to its parent company and then to SolarMax and ultimately the post-combination entity, and the dividends will be distributed by the post-combination entity to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. SolarMax’s PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit SolarMax’ PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Dividend Distribution” on page 232 for more information.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by SolarMax’s Hong Kong subsidiary from its PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from SolarMax’s PRC subsidiaries.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, SolarMax or post-combination entity may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if SolarMax’s subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

We cannot assure you that SolarMax will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by SolarMax us to its entities in China. If SolarMax fails to receive such registrations or approvals, its ability to use capital raised and to capitalize its PRC operations may be negatively affected, which could adversely affect its liquidity and its ability to fund and expand its business.

Under Chinese law, SolarMax’ Chinese subsidiaries are limited in their ability to pay dividends to SolarMax, which may impair our ability to pay dividends and to fund our United States segment in the future.

Under PRC regulations, SolarMax’ PRC subsidiaries may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, each of SolarMax’ wholly foreign-owned enterprises is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. Any limitation on the ability of SolarMax’ PRC subsidiary to pay dividends or make other distributions to SolarMax could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct SolarMax’ business.

Payment by SolarMax’ PRC Subsidiaries of Dividends to SolarMax is restricted.

Under PRC regulations, SolarMax’ PRC subsidiaries may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, each of SolarMax’ wholly foreign-owned enterprises is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital.

A failure by the beneficial owners of our common stock who are PRC residents to comply with certain PRC foreign exchange regulations may restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

SAFE has promulgated regulations, including the Notice on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular No. 37, effective on July 4, 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular No. 37 as a “special purpose vehicle.” SAFE Circular No. 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

Although SolarMax has been advised by AllBright Law Offices, its PRC counsel that these regulations are not applicable to SolarMax since it is not a special purpose vehicle under Circular 37, we cannot assure you that SAFE will not reach a different conclusion. If SolarMax is subject to these regulations, the regulations may apply to its direct and indirect stockholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations. If filings are required, we cannot assure you that these individuals or any other direct or indirect stockholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If they fail to make or update the registration, SolarMax’ PRC subsidiaries could be subject to fines and legal penalties, and SAFE could restrict SolarMax’ cross-border investment activities and our foreign exchange activities, including restricting SolarMax PRC subsidiaries’ ability to distribute dividends to, or obtain loans denominated in foreign currencies from, SolarMax, or prevent SolarMax from paying dividends. As a result, SolarMax’ business operations and its ability to make distributions to you could be materially and adversely affected.

Certain PRC regulations, including the M&A Rules and national security regulations, may require a complicated review and approval process which could make it more difficult for us to pursue growth through acquisitions in China.

On August 8, 2006, six PRC regulatory authorities, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the MOFCOM must be notified in the event a foreign investor takes control of a PRC domestic enterprise. In addition, certain acquisitions of domestic companies by offshore companies that are related to or affiliated with the same entities or individuals of the domestic companies, are subject to approval by the MOFCOM. In addition, the Implementing Rules Concerning Security Review on Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, issued by the MOFCOM in August 2011, require that mergers and acquisitions by foreign investors in “any industry with national security concerns” be subject to national security review by MOFCOM. In addition, any activities attempting to circumvent such review process, including structuring the transaction through a proxy or contractual control arrangement, are strictly prohibited.

There is significant uncertainty regarding the interpretation and implementation of these regulations relating to merger and acquisition activities in China. In addition, complying with these requirements could be time-consuming, and the required notification, review or approval process may materially delay or affect our ability to complete merger and acquisition transactions in China. As a result, our ability to seek growth through acquisitions may be materially and adversely affected.

Although we do not believe that SolarMax’ business in China is part of an industry with national security concerns, we cannot assure you that MOFCOM will not reach a different conclusion. If MOFCOM determines that SolarMax should have obtained its approval, SolarMax may be required to file for remedial approvals. There is no assurance that it would be able to obtain such approval from MOFCOM. SolarMax may also be subject to administrative fines or penalties by MOFCOM that may require SolarMax to limit its business operations in the PRC, delay or restrict the conversion and remittance of its funds in foreign currencies into the PRC or take other actions that could have material and adverse effect on its business, financial condition and results of operations.

Under the new Enterprise Income Tax Law, SolarMax may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC stockholders.

The new Enterprise Income Tax (EIT) Law, which was most recently amended on December 29, 2018, and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the new EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” It is still unclear if the PRC tax authorities would determine that SolarMax’ China operations, which are owned by its subsidiary, SolarMax Hong Kong, should be classified as a PRC “resident enterprise.”

If SolarMax is deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from SolarMax’ existing PRC subsidiaries and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to a PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income following the Merger. Furthermore, dividends, if any, paid to our stockholders may be decreased as a result of the decrease in distributable profits. In addition, if SolarMax were to be considered a PRC “resident enterprise,” dividends we pay with respect to shares of our common stock and the gains realized from the transfer of shares of our common stock may be considered income derived from sources within the PRC and be subject to PRC withholding tax. This could have a material and adverse effect on the value of your investment in us and the price of shares of our common stock.

SolarMax’ obligations under labor contract laws in China may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC which became effective on January 1, 2008 and was revised on December 28, 2012. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. In addition, it requires certain terminations be based on the mandatory requirement age. In the event SolarMax decides to significantly change or decrease its workforce, the Labor Contract Law could adversely affect its ability to enact such changes in a manner that is most advantageous to its business or in a timely and cost-effective manner, thus materially and adversely affecting SolarMax’ financial condition and results of operations.

Because SolarMax requires a license to engage in the EPC business in China, any changes in the certification or qualification requirements could impair SolarMax’ ability to operate in China.

A specific license is required to engage in the EPC business in China. SolarMax’ subsidiary ZHPV currently holds the necessary licenses, including Construction Enterprise Qualification Certificate (“Qualification”) for Level III of General Contractor for Power Engineering Constructor which permits ZHPV to conduct business as a contractor in the power engineering construction business throughout the PRC. However, any changes in the requirements for obtaining and maintaining such licensure could impair ZHPV’s ability to retain its license which could preclude SolarMax from performing EPC services in China. The qualification certificate expires on March 4, 2021. SolarMax believe that the renewal of the certificate is routine; however, we cannot assure you that the certificate will be renewed in a timely manner.

If SolarMax imports polysilicon into China from the United States or South Korea, its gross margin may be impaired.

On July 18, 2013, MOFCOM announced that it would enact preliminary tariffs on imports of solar-grade polysilicon at rates up to 57% for United States suppliers and 48.7% for South Korean suppliers. This decision was affirmed by MOFCOM in January 2014. Import tariffs and limitations imposed on foreign polysilicon suppliers may lead to price increases for products from Chinese domestic suppliers. Although SolarMax’ China segment does not source any significant amount of polysilicon from the United States or South Korea, if it imports polysilicon from these countries its cost of revenue is likely to increase, and it may not be able to pass the increased cost to its customers, which would impair its gross margin.

SolarMax may fail to comply with laws and regulations regarding the development, construction and operation of solar power projects and photovoltaic production projects in China.

The development, construction and operation of solar power projects and photovoltaic production projects are highly regulated activities. SolarMax’ operations in China are governed by various laws and regulations, including national and local regulations relating to urban and rural planning, building codes, safety, environmental protection, fire control, utility transmission, engineering and metering and related matters. For example, the establishment of a solar power project is subject to the approval of the National Development and Reform Commission (“NDRC”) or its local branches, pursuant to the Administrative Provisions on Generation of Electricity by Renewable Energy Resources promulgated by the NDRC on January 5, 2006. Pursuant to the Provisions on the Administration of Electric Power Business Permit, which became effective on December 1, 2005 and were amended on May 30, 2015, certain solar power projects may be required to obtain the electric power business permits specifically for power generation from the State Electricity Regulatory Commission, known as SERC. Pursuant to the Interim Measures for the Administration of Solar Power Projects, promulgated by the National Energy Administration, known as the NEA, on August 29, 2013, solar power projects are subject to filings with the provincial NDRC. Such filing is subject to the national development plan for solar power generation, the regional scale index and implementation plan of the year as promulgated by the competent national energy authority and is a pre-condition for connecting to the power grid. Pursuant to the Interim Measures for the Administration of Distributed Generation Projects, or the Distributed PV Interim Measures, promulgated by the NEA on November 18, 2013, distributed generation projects are subject to filings with the provincial or regional NDRC. Such filing is subject to State Council’s rules for administration of investment projects and the regional scale index and implementation plan of the year as promulgated by the competent national energy authority. Distributed generation projects in the regional scale index of the year that are not completed or put into operation within two years from their respective filing date are cancelled and disqualified from receiving national subsidies. The Distributed PV Interim Measures also provide that the filing procedures should be simplified and the electric power business permit and permits in relation to land planning, environmental impact review, energy saving evaluation and other supporting documents may be waived. Detailed requirements of the filing are also subject to local regulations, and the effects of the Distributed PV Interim Measures on our business are yet to be evaluated. Pursuant to the Standard Conditions of Photovoltaic Production Industry, or the Photovoltaic Production Rule, promulgated by the PRC’s Ministry of Industry and Information Technology (“MIIT”) and, effective on March 25, 2015, the minimum proportion of capital funds contributed by the producer for newly built, renovation and expansion photovoltaic (“PV”) production projects shall be 20%. The Photovoltaic Production Rule also provides, among other matters, requirements in relation to the production scale, cell efficiency, energy consumption and operational life span of various PV products. It also requires companies to obtain pollution discharge permits.

SolarMax’ failure to obtain or maintain any required approvals, permits, licenses or filings or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on its business, financial condition and results of operations. Any new government regulations pertaining to solar power projects may result in significant additional expenses to the development, construction and operation of solar power projects and, as a result, could cause a significant reduction in demand for our solar power projects and services. Currently, some of SolarMax’ project companies in the PRC have not obtained electric power business permits due to the delays in the governmental review or approval processes, which has impacted SolarMax with respect to one project. Failure to secure such permits may lead to monetary damages, fines or even criminal penalties.

We cannot assure you that SolarMax will be able to promptly and adequately respond to changes of laws and regulations, or that our employees and contractors will act in accordance with our internal policies and procedures. Failure to comply with laws and regulations where we develop, construct and operate solar power projects may materially adversely affect SolarMax’ business, financial condition and results of operations. SolarMax has been advised by its PRC counsel, AllBright Law Offices, that, based on their review of SolarMax’ operations materials, including its approved qualifications and PRC laws and regulations, SolarMax’ operations in the PRC, as presently conducted, comply in all material respects with applicable PRC laws and regulations.

Failure to comply with PRC regulations regarding the registration of share options held by SolarMax employees who are “domestic individuals” may subject such employee or SolarMax to fines and legal or administrative sanctions.

Pursuant to Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company issued by the SAFE in February 2012, or the Stock Incentive Plan Rules, “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding foreign diplomatic personnel and representatives of international organizations) participating in any stock incentive plan of an overseas listed company are required, through qualified PRC agents, including the PRC subsidiary of such overseas-listed company, to register with the SAFE and complete certain other procedures related to the stock incentive plan.

SolarMax and its employees who qualify as “domestic individuals” and have been granted stock options, or the PRC optionees, will become subject to the Stock Incentive Plan Rules when SolarMax becomes an overseas listed company upon the completion of the Merger. We plan to conduct and complete the registration as required under the Stock Incentive Plan Rules and other relevant SAFE registrations upon the completion of the Merger and to update the registration on an on-going basis. If SolarMax or its PRC optionees fail to comply with the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules, is and its PRC optionees may be subject to fines and other legal sanctions. SolarMax may also face regulatory uncertainties that could restrict its ability to adopt additional option plans for its directors and employees under PRC law. In addition, the General Administration of Taxation has issued circulars concerning employee stock options. Under these circulars, SolarMax’ employees working in China who exercise stock options will be subject to PRC individual income tax. Its PRC subsidiaries have obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If its employees fail to pay and SolarMax fails to withhold their income taxes, SolarMax may face sanctions imposed by tax authorities or any other PRC government authorities. Furthermore, there are substantial uncertainties regarding the interpretation and implementation of the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules.

SolarMax faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or immovable properties located in China owned by a non-PRC company.

SolarMax faces uncertainties on the reporting and consequences of private equity financing transactions, private share exchange transactions and private transfer of shares, including private transfer of public shares, in our company by non-resident investors.

On February 3, 2015, the PRC’s State Administration of Taxation (“SAT”) issued Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfers by Non-RPC Resident Enterprises, or SAT Notice No. 7, to supersede the existing tax rules in relation to the tax treatment of the Indirect Transfer. SAT Notice No. 7 introduces a new tax regime and extends the SAT’s tax jurisdiction to capture transactions involving indirect transfer of (i) real properties in China and (ii) assets of an “establishment or place” situated in China, by a non-PRC resident enterprise through a disposition of equity interests in an overseas holding company. SAT Notice No. 7 also extends the Interpretation with respect to the disposition of equity interests in an overseas holding company. In addition, SAT Notice No. 7 further clarifies how to assess reasonable commercial purposes and introduces safe harbors applicable to internal group restructurings. However, it also brings challenges to both the foreign transferors and transferees as they are required to make self-assessments of whether an Indirect Transfer or similar transaction should be subject to PRC tax and whether they should file or withhold any tax payment accordingly.

However, there is a lack of clear statutory interpretation, there are uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises, or sale or purchase of shares in other non-PRC resident companies or other taxable assets by SolarMax. SolarMax and other non-resident enterprises in its group may be subject to filing obligations or taxes if it and other non-resident enterprises in its group are transferors in such transactions and may be subject to withholding obligations if SolarMax and other non-resident enterprises in its group are transferees in such transactions. For the transfer of shares in our company by investors that are non-PRC resident enterprises, SolarMax’ PRC subsidiaries may be requested to assist in filing under the rules and notices. SolarMax may be required to expend costly resources to comply with SAT Notice No. 7, or to establish a case to be tax exempt under SAT Notice No. 7, which may cause SolarMax to incur additional costs and may have a negative impact on the value of your investment in us.

The PRC tax authorities have discretion under SAT Notice No. 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the transferred equity interests and the investment cost. SolarMax may pursue acquisitions in the future that may involve complex corporate structures. If SolarMax is considered as a non-PRC resident enterprise under the EIT Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under and SAT Notice No. 7, SolarMax’ income tax expenses associated with such potential acquisitions will be increased, which may have an adverse effect on SolarMax’ financial condition and results of operations.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, the Company may receive requests from certain US agencies to investigate or inspect the Company’s operations, or to otherwise provide information. While the Company will be compliant with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to us or with whom we associate, especially as those entities are located in China. Furthermore, an on-site inspection of our facilities in China by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by the Company and its affiliates, are subject to the unpredictability of the Chinese enforcers, and may therefore be impossible to facilitate. According to Article 177 of the PRC Securities Law which became effective in March 2020, the securities regulatory authority of the State Council may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region, to implement cross-border supervision and administration and no overseas securities regulator is allowed to directly conduct an investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties.

Risks Related to the Redomestication and the Business Combination

The ability of Alberton’s shareholders to exercise redemption rights with respect to a large number of Alberton’s shares may not allow Alberton to complete the Business Combination or optimize its capital structure.

At the time we entered into the Merger Agreement, Alberton did not know how many shareholders would exercise their redemption rights and therefore Alberton needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. Because the Merger Agreement requires Alberton to have a minimum amount of cash at closing such that it will meet Nasdaq’s listing requirements and SolarMax’ cash requirements, Alberton will need to reserve a portion of the cash in the Trust Account to meet such requirements, and plans to arrange for third party financing, including private placement or a backup financing. In addition, if a larger number of shares are submitted for redemption than Alberton initially expected, Alberton may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third party financing may not be available to Alberton. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

If the Business Combination with SolarMax is unsuccessful, you would not receive your pro rata portion of the Trust Account until Alberton liquidates the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time Alberton’s stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Alberton’s redemption until Alberton liquidates or you are able to sell your stock in the open market.

The net proceeds of Alberton’s IPO not being held in the Trust Account may be insufficient to allow Alberton to operate and pay taxes and expenses until the completion of the initial business combination or to complete the initial business combination.

The funds available to Alberton outside of the Trust Account may not be sufficient to allow Alberton to operate until the completion of its initial business combination. At December 31, 2021, Alberton’s cash outside the Trust Account was $1,276. Alberton has already incurred considerable expenses in connection with its search for a target business, in connection with its negotiation of the Merger Agreement with SolarMax and in connection with its due diligence and other activities. Alberton anticipates that further diligence on SolarMax and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. Notwithstanding the execution of the Merger Agreement, the Business Combination may not occur for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred. If Alberton is required to seek additional capital, we may be obligated to borrow funds from the Sponsors, management team or other third parties to operate or Alberton may be forced to liquidate. Neither the Sponsors, members of Alberton’s management team nor any of their respective affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of Alberton’s initial business combination.

If Alberton is unable to complete its initial business combination, Alberton’s Public Shareholders may receive only approximately $[ ] per share as of the Record Date (or such higher amount then held in trust) on the liquidation of the Trust Account, and Alberton’s warrants will expire worthless.

You may be unable to ascertain the merits or risks of SolarMax’ operations and the business of SolarMax is outside of Alberton management’s area of expertise.

To the extent Alberton completes its initial business combination, Alberton will be affected by numerous risks inherent in SolarMax’ business operations. Although Alberton’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with SolarMax, Alberton cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of our control. Alberton also cannot assure you that an investment in Alberton’s securities will not ultimately prove to be less favorable to investors in Alberton than a direct investment, if an opportunity were available, in SolarMax. Although Alberton has identified general guidelines that it believes are important in evaluating SolarMax, it cannot assure you that SolarMax’ business meets such guidelines and as a result, SolarMax’ business may not have attributes entirely consistent with Alberton’s general guidelines.

In addition, if Alberton’s shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their Redemption Rights, which may make it difficult for Alberton to meet any Closing condition with SolarMax that requires us to have a minimum net worth or a certain amount of cash. In addition, it may be more difficult for Alberton to obtain shareholder approval of the Business Combination if SolarMax does not meet Alberton’s general guidelines. If Alberton is unable to complete its initial business combination, the Public Shareholders may receive only approximately $[●] per share as of the Record Date (or such higher amount then held in trust) on the liquidation of its Trust Account and its warrants will expire worthless.

An active market for Successor’s securities may not develop, which would adversely affect the liquidity and price of the Successor’s securities.

The price of the Successor’s securities may vary significantly due factors specific to the Successor as well as to general market or economic conditions. Furthermore, an active trading market for the Successor’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained. There can be no assurance that any significant market, or any market, will ever develop in our common stock. If there is not an active market for Successor’s common stock after the Merger, you may not be able to sell any Successor stock you may own. Any reported prices may not reflect the price at which you would be able to sell shares if you want to sell any shares you own or buy shares if you wish to buy shares.

Following the Closing, our only significant asset will be the ownership of 100% of SolarMax’ capital stock, and we do not currently intend to pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on the appreciation in the price of our Common Stock.

Following the Closing, we will have no direct operations and no significant assets other than the ownership of 100% of SolarMax’ capital stock. We will depend on SolarMax for the funds necessary to meet our financial obligations, including our expenses as a publicly traded company. Legal and contractual restrictions in agreements governing the current indebtedness of SolarMax, restrictions on the ability of SolarMax’ Chinese subsidiaries to make distributions to SolarMax as well as the financial condition and operating requirements of SolarMax, may limit our ability to obtain cash from SolarMax. We do not expect to pay cash dividends on our shares. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law, and other factors that our board of directors may deem relevant.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes Oxley Act of 2002 that will be applicable to us after the Business Combination. Furthermore, if our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

As a public company, Alberton is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Following the Business Combination, the combined company will continue to be required to provide management’s attestation on internal controls commencing with Alberton’s annual report for the year ending December 31, 2020, in accordance with applicable SEC guidance. The standards required for a public company under Section 404 of the Sarbanes Oxley Act of 2002 are significantly more stringent than those required of SolarMax as a privately held company. Further, following the Merger, our historical financial statements will reflect the operations of SolarMax, with the Merger being treated as SolarMax’ acquisition of Alberton on the effective date of the Merger. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to us after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Subsequent to the Closing, Successor may be required to take write-downs or write-offs, restructuring and impairment, or other charges that could have a significant negative effect on its financial condition, results of operations, and stock price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence we conducted on SolarMax revealed all material issues that may be present in SolarMax’ business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and SolarMax’ control will not later arise. As a result, the combined company may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analyses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We will incur increased costs as a result of operating as a public company with more complex operations following the Business Combination, and our management will be required to devote substantial time to compliance initiatives.

As a public company with more complex operations, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting, and other expenses that we did not incur as a blank check company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the Securities and Exchange Commission (“SEC”) and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, public companies are required to furnish a report by their management on their internal control over financial reporting, including an attestation report on internal control over financial reporting issued by their independent registered public accounting firms, which requirement is subject to certain exceptions. While we remain an emerging growth company, however, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in a loss of confidence in the reliability of our financial statements, which could cause our stock price to decline.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Following the Business Combination, the combined company will continue to be required to provide management’s attestation on internal controls effective with respect to the year ended December 31, 2021, in accordance with applicable SEC guidance.

However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following June 23, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, (c) our non-convertible debt issued within a three year period exceeds $1 billion, or (d) if the market value of our shares that are held by non-affiliates exceeds $700 million on the last day of our second fiscal quarter.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. Such circumstances could adversely affect the value and liquidity of our securities.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for holders of our common stock.

Our stock price is likely to be volatile. As a result of this volatility, you may not be able to sell the Alberton Shares at or above the price at which you purchased it. The market price for our common stock following the completion of the Merger may be influenced by many factors, including:

●	our operating and financial performance;

●	our working capital and working capital requirements;

●	the market’s perception of the viability of companies in the solar energy business;

●	the market’s perception of companies that have significant operations in China;

●	the market’s perception of the effect of proposed or implemented changes in government regulations and public utility company pricing policies in general and in the states in which we conduct business;;

●	the market’s perception of the effect of any trade disputes between the United States and China on our China business;

●	quarterly variations in the rate of growth of our financial indicators, such as net income (loss) per share, net income (loss) and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	additions or departures of key management personnel;

●	regulatory or legal developments in the United States and other countries;

●	developments or disputes concerning patent applications, issued patents, or other proprietary rights;

●	the effect on the market price of our common stock resulting from either our inability to obtain the acceptance of our offer to issue our convertible notes in settlement of payment of their capital accounts to or otherwise refinance obligations to the limited partners who funded loans to us or from the issuance of common stock issued upon conversion of convertible debt issued to the limited partners who accepted our convertible notes in lieu of a cash payment;

●	the recruitment or departure of key personnel;

●	the level of expenses related to any of our solar farm system projects and photovoltaic and battery backup systems;

●	actual or anticipated changes in estimates as to financial results, development timelines, or recommendations by securities analysts;

●	speculation in the press or investment community as to our company, the solar industry or companies with significant operations in China;

●	the failure of research analysts to cover our common stock;

●	sales of our common stock by us or by stockholders who have registration rights, including noteholders who will be able to sell shares pursuant to registration rights immediately following completion of the Merger, or the perception that such sales, including sales of shares issued pursuant to our equity incentive plans, and sales by stockholders who are subject to lock-up agreements upon expiration of the lock-up period, may occur;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	market conditions in the solar power sectors;

●	general economic, industry, and market conditions; and

●	the other factors described in this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price and the trading volume of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

If the Business Combination’s benefits do not meet the expectations of investors, shareholders, or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Alberton’s securities prior to the Closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for SolarMax’ stock and trading in the shares of Alberton’s shares has not been active. Accordingly, the valuation ascribed to SolarMax and our shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

If we are unable to effect the Merger by April 26, 2022, we will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of our remaining shareholders and our board of directors, dissolving and liquidating. In such event, the warrants and rights will expire worthless and third parties may bring claims against Alberton and, as a result, the proceeds held in trust could be reduced and the per share liquidation price received by shareholders could be less than $10.00 per share. Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

If we do not consummate the Business Combination and fail to complete an alternative initial business combination by April 26, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account not previously released to us for our tax obligations, divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, seek to dissolve and liquidate subject to our obligations under BVI law to provide for claims of creditors in all cases subject to and the other requirements of applicable law. This redemption of public shares from the Trust Account shall be effected as required by function of our amended and restated Memorandum and Articles of Association and prior to any voluntary winding up, although at all times subject to the Companies Act.

Following the redemption of public shares, we intend to enter “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that we intend to enter voluntary liquidation following the redemption of public shareholders from the Trust Account, we do not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from our Trust Account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where we have our principal place of business, and taking any other steps the liquidator considers appropriate to identify our creditors, after which our remaining assets would be distributed. As soon as our affairs are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the Registrar. We would be dissolved once the Registrar issues a Certificate of Dissolution.

Our initial shareholders, which include our independent directors, have entered into agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our initial business combination by April 26, 2022. In the event of liquidation, there will be no distribution with respect to our outstanding warrants and rights. Accordingly, the warrants and rights will expire worthless.

In addition, third parties may bring claims against Alberton. Although Alberton has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest, or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Alberton’s public shareholders. If Alberton is unable to complete a business combination within the required time period, our Sponsor has agreed to be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or prospective target business has not executed such a waiver of claims against the Trust Account and except as to any claims under our indemnity to the underwriters. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share or (ii) other than due to the failure to obtain such waiver such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy his obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.00 per share.

Because SolarMax’ directors and executive officers will beneficially own approximately at least 24.4% of our outstanding common stock after the Merger, they may be able to significantly affect any action which requires stockholder approval.

SolarMax’ directors and executive officers beneficially own approximately 31.9% of SolarMax’ outstanding voting common stock and will beneficially own approximately at least 24.4% of our outstanding common stock upon completion of the Merger, SolarMax’ bylaws provide, and the bylaws of the Successor will provide, that one-third of the outstanding common stock constitutes a quorum for a meeting of stockholders. As a result, they may have the ability to elect all of our directors and to approve actions requiring stockholder approval as well as to prevent any action from being taken which they oppose even if such action would benefit stockholders. In addition, this concentration of ownership might adversely affect the market price of the Successor’s common stock:

●	delaying, deferring, or preventing a change of control of us;

●	impeding a merger, consolidation, takeover, or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

The 24.4% interest assumes that none of Alberton’s public shares are redeemed and assumes (i) the issuance of 28,571,762 shares of Common Stock as the Stockholder Merger Consideration, (ii) the automatic conversion of 11,817,752 rights of Alberton into 1,147,904 shares of Common Stock at the Closing; (iii) the cancellation of 800,000 shares by the Sponsor and other initial shareholders, (iv) the issuance of 44,467 Alberton shares in exchange for the cancelation of all private warrants (v) the issuance of 290,000 shares of Common Stock to certain existing directors of Alberton and a consultant, (vi) the issuance of an estimated 498,754 shares to the PIPE investor and the holders of certain promissory notes (based on estimated redemption price of $12.03 as of the Outside Date), (vii) an estimated 3,333,334 shares to be issued to the holder of the convertible note of $10 million automatically converted with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending on the 2nd trading day before this proxy statement/prospectus is mailed to Alberton’s shareholders (assumed such average price of rights is $0.3), and (viii) that we have not issued any additional Alberton Shares.. Since the price at which the PIPE Investor is to purchase shares is equal to the Redemption Price and the conversion price at which noteholders are converting their notes is equal to ten times the market price of the Alberton rights for the 25 trading days ending on the second trading day prior to the mailing of the proxy statement to the Alberton shareholders, we do not know the exact number of shares to be issued to the PIPE Investor or holders of the convertible notes, and it is based on an estimate of the number of Alberton shares to be issued to the PIPE Investor and the holders of the convertible notes. The percentage will be increased to the extent that public shares are redeemed.

Our initial shareholders have agreed to vote in favor of our initial business combination, regardless of how our unaffiliated public shareholders vote.

Our initial shareholders have agreed to vote any shares of Alberton owned by them in favor of the Merger. As of the date hereof, our initial shareholders and affiliates, own 71.5% of our issued and outstanding shares. Our Sponsor and one insider shareholder, collectively representing 58.4% of our issued and outstanding ordinary shares, have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote on vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions. Accordingly, because our initial stockholders have the right to vote their shares without regard to how a majority of the unaffiliated public shareholders vote, they have sufficient votes to approve the Business Combination without any votes from the unaffiliated public stockholders.

Your ability to affect the investment decision regarding a potential business combination may be limited to the exercise of your right to redeem your shares from us for cash.

At the time of your investment in us, you were not provided with an opportunity to evaluate the specific merits or risks of any target businesses. Since our Sponsor and other initial shareholders own 71.5% of the issued and outstanding shares of Alberton, and they have agreed to vote their shares in favor of the Business Combination, public shareholders may not have the right to affect the vote on the Business Combination. Accordingly, your ability to affect the investment decision regarding the Business Combination may be limited to exercising your redemption rights with respect to the Business Combination.

Sales of a substantial number of shares of our Common Stock in the public market could cause our stock price to fall.

SolarMax’ officers, directors, 5% stockholders and certain other stockholders who own more than 1% of SolarMax’ common stock have agreed to lock up their Consideration Shares and our Initial Shareholders have agreed to lock up their shares (i) for 50% of their shares, the period ending on the earlier of (x) six months after the Closing Date, as defined in the Merger Agreement, and (y) the date on which the closing price of the Alberton Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date and (ii) for the remaining 50% of their shares, ending six months after the Closing Date. If our Initial Shareholders or the SolarMax stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after all legal restrictions on resale lapse, the market price of our common stock may decline.

Our and SolarMax’ ability to utilize their respective net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in the ownership of its equity over a three year period), the corporation’s ability to use its pre-Merger net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income may be limited. We may have experienced such ownership changes in the past, and we and SolarMax expect to experience such ownership change as a result of the Business Combination, with SolarMax experiencing a 100% change of ownership and we will experience more than a 50% of ownership. Our ability to utilize our and SolarMax’ net operating loss carryforwards could be limited by an “ownership change,” which could result in increased tax liability to us following the completion of the Merger, potentially decreasing the value of our Common Stock. There are additional limitations found under Sections 269, 383, and 384 of the Code that may also limit the use of net operating loss carryforwards that may apply and result in increased tax liability to the Successor, potentially decreasing the value of our Common Stock. In addition, a “Separate Return Limitation Year” (“SRLY”) generally encompasses all separate return years of a member (or predecessor in a Section 381 or other transaction), including tax years in which it joins a consolidated return of another group. According to Treasury Regulation Section 1.1502-21, a net operating losses of a member that arises in a SRLY may be applied against consolidated taxable income only to the extent of the loss member’s cumulative contribution to the consolidated taxable income. As a result, this SRLY limitation may also increase the tax liability to Alberton (by reducing the carryforward of certain net operating losses that otherwise might be used to offset the amount of taxable gain), potentially decreasing the value of our Common Stock.

We will incur significant transaction expenses and costs in connection with the Business Combination, and if we fail to consummate the Business Combination, we may not have sufficient cash available to pay such costs.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Alberton’s transaction expenses that may be incurred as a result of the Business Combination are currently estimated at approximately $4.9 million, which are comprised of (i) approximately $4.0 million in deferred public offering expenses to the underwriters of Alberton’s IPO; (ii) an estimate of $0.9 million in legal fees, accounting and other expenses incurred in connection with the Business Combination. If Alberton and SolarMax do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and Alberton likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction and Alberton and the Sponsor are not likely to have the funds to pay SolarMax for the loans made by SolarMax, which, as of March 25, 2022, amounted to $1,664,446.66 owed by Alberton and $651,369.01 owed by the Sponsor. If the Merger is completed, the combined company will incur transition costs and costs relating to SolarMax’ business operating as a public company as well as SolarMax’ closing expenses, estimated at $0.6 million, which may adversely affect our results of operations and the value of the Successor’s Common Stock.

The unaudited pro forma financial information included in this proxy statement/prospectus under the heading Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of the Combined Company’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of the Combined Company and your investment decision.

Alberton and SolarMax currently operate as separate companies. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at the beginning of the periods presented, nor is it indicative of the future operating results or financial position of the Combined Company. The pro forma statement of earnings does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from Alberton’s and SolarMax’ historical financial statements and certain adjustments and assumptions have been made regarding the combined organization after giving effect to the transaction. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and the Combined Company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Combined Company’s financial condition or results of operations following the Closing. Any potential decline in the Combined Company’s financial condition or results of operations may cause significant variations in the stock price of the Combined Company.

Alberton and its shareholders will only have limited protection in the event that any of the representations and warranties made by SolarMax in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by SolarMax to Alberton in the Merger Agreement will not survive the Closing. As a result, after the Closing, Alberton and its shareholders will not have the protection of any indemnification, if any representation or warranty made by SolarMax in the Merger Agreement proves to be inaccurate or incorrect or there is a breach of a pre-closing covenant unless there is an intended fraud. Accordingly, to the extent such representations or warranties are incorrect or there is a breach of a pre-closing covenant by SolarMax, Alberton would have limited, if any, indemnification claims with respect thereto and its financial condition or results of operations could be adversely affected.

Purchases of shares of our Ordinary Share in the open market or in privately negotiated transactions by our Sponsor, directors, officers, advisors, or their affiliates may make it difficult for us to maintain the listing of our Ordinary Shares on a national securities exchange following the Closing.

If our Sponsor, directors, officers, advisors, or their affiliates purchase shares of our Ordinary Share in the open market or in privately negotiated transactions, the public “float” of our Ordinary Share and the number of beneficial holders of our securities would be reduced, possibly making it difficult to maintain the listing or trading of our securities on Nasdaq following the Closing. If Nasdaq does not approve the listing of the Successor’s common stock upon completion of the Merger, Albertson and SolarMax will have the right to terminate the Merger. Since the Nasdaq listing was important to the SolarMax board in approving the Merger, it is likely that SolarMax will terminate the Merger Agreement Nasdaq approval is not obtained.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by our Current Charter and applicable laws. For example, it is a condition to our obligations to close the Business Combination that SolarMax’ representations and warranties are true and correct in all respects as of the Closing Date, except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Merger Agreement). However, if our board of directors determines that it is in our shareholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our shareholders or SolarMax’ stockholders approve the Business Combination.

If the PIPE Investment or the purchase of convertible notes is not consummated, we may not be able to complete the Merger.

We have a subscription agreement with an affiliate of a stockholder of SolarMax to purchase for $6.0 million, the number of shares determined by dividing $6.0 million by the Redemption Price and a purchase agreement with certain investors to purchase $10 million convertible notes upon the effectiveness of this proxy statement/prospectus. While the PIPE investor has entered into the PIPE Subscription Agreements to purchase the Alberton ordinary shares immediately prior to the Closing and note investors have entered into the purchase agreement, there can be no assurance that the investor will perform its obligations under the PIPE Subscription Agreement or will not claim that Alberton did not satisfy the closing conditions. If the PIPE investment is not consummated Alberton may be unable to complete the Merger.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $11.50 per whole share, subject to certain adjustments. Warrants may be exercised only for a whole number of Alberton Shares. No fractional shares will be issued upon exercise of the warrants. There is no guarantee that the public warrants will ever be in the money prior to their expiration and they may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as the warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Alberton Shares purchasable upon exercise of a warrant.

Our Sponsor, directors, and officers have a conflict of interest in determining to pursue the merger with SolarMax, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of our shareholders.

Our Initial Shareholders, including our Sponsor and our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public shareholders, which may result in a conflict of interest. These interests include, among other things:

(i)	the fact that our initial shareholders have purchased an aggregate of 2,871,998 ordinary shares for an aggregate purchase price of $19,550, or approximately $0.007 per share, which would have a value of approximately $[●] million based on the closing price of Alberton ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business by April 26, 2022; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(ii)	the fact that the Sponsor holds 329,760 private units and will continue to hold 329,760 shares of Company Common Stock and 329,760 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. The Private Warrants are being cancelled, in consideration of which Alberton is issuing to the Sponsor, as the holder of the Private Warrants, 44,467 Alberton shares. Those private units and securities underlying those private units will be worthless if Alberton does not complete an initial business combination by the Outside Date;

(iii)	if Alberton is unable to complete a business combination by the Outside Date, our Sponsor will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

(iv)	the fact that (A) we issued Sponsor Notes in the aggregated amount of $1,080,000, the sole director and shareholder of which is Mrs. Guan Wang, our Chief Executive Officer and Chairman. The Sponsor Notes are non-interest bearing and payable on the consummation of our initial business combination; (B) in addition to the Sponsor Notes, the Sponsor loaned us $651,369 for working capital and borrowed the funds for the loans from SolarMax, and the Sponsor may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the Trust Account; (C) pursuant to the Fifth Amendment to the Merger Agreement, Alberton will be issuing to two outside investors $10 million notes, automatically converted at the closing into shares of common stock with a conversion price equal to ten times the average price of our rights for the 25 trading days ending two trading days before we commence mailing this prospectus to shareholders; and the proceeds of the notes will be used, among others, to pay off the Sponsors Notes and loans by the Sponsor, and (D) Sponsor has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the Trust Account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time, and we have agreed to pay the Sponsor $1,000 per month for these services.

(v)

the fact that the Merger Agreement provides that (A) SolarMax has agreed that the Successor shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the registration statement of which this proxy statement is filed with the SEC (“Alberton Closing Expenses”), (B) SolarMax has agreed to provide, and has provided, Extension Loans of $1,387,780.26 at March 25, 2022 and agreed to make up to three additional Extension Loans equal to $76,704.66 each. SolarMax also made loans to Alberton to pay expenses, including expenses relating to the Merger, of $276,666.40 at March 25, 2022. These loans will be paid at the Closing.

(vi)	the fact that, in the Merger Agreement, as amended, (a) the Sponsor and certain initial shareholders have agreed to deliver 800,000 founder shares at the closing to us for cancellation; (b) Alberton assumed the Sponsor’s obligation to make a $50,000 payment to Alberton’s former chief executive officer, (c) Alberton has agreed to issue, at the closing, under the Incentive Plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of Common Stock as the compensation shares for their service as independent directors of Alberton until the Closing and (d) Alberton agreed to issue to the Sponsor 44,467 ordinary shares for the Sponsor’s agreement to cancel all of the outstanding Private Warrants including any obligation to issue private warrants.

(vii)	the fact that Sponsor issued the Sponsor Interim Notes to SolarMax in the aggregate principal amount of $651,369.01 as of March 25, 2022 pursuant to loan agreements between Sponsor. The loans were made by SolarMax to Sponsor in order to enable Sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement and certain accrued expenses of Alberton. These notes will be paid at the Closing. If the Business Combination is not consummated, the Sponsor Interim Notes would become immediately payable and carry an annual interest of 5% from the maturity date.

(viii)	the continued indemnification of current directors and officers of Alberton and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in our shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Alberton to agree to amend the Merger Agreement, to consent to certain actions taken by SolarMax or to waive rights that Alberton is entitled to under the Merger Agreement. Such events could arise because of changes in the course of SolarMax’ business, a request by SolarMax to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement, or the occurrence of other events that would have a material adverse effect on SolarMax’ business and would entitle Alberton to terminate the Merger Agreement. In any of such circumstances, it would be at Alberton’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of our officers and directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Alberton and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, Alberton does not believe there will be any changes or waivers that Alberton’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Alberton will circulate a new or amended proxy statement and re-solicit Alberton’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Our public shareholders may experience immediate dilution as a consequence of, among other transactions, the Business Combination, and having a minority share position likely reduces the influence that our current shareholders have on the management of Alberton.

We anticipate that, upon the completion of the Business Combination, and assuming there are no redemptions, and assuming the issuance of 28,571,762 Alberton Shares as the Consideration Shares to SolarMax stockholders upon the Closing, Alberton’s public shareholders, who presently hold 1,278,361 ordinary shares together with the holders of the 1,147,904 ordinary shares issuable upon conversion of the Alberton rights, will retain an ownership interest of approximately 6.46% in Alberton post-Closing and our Initial Shareholders and affiliates (including the underwriters in our IPO) will retain an ownership interest of approximately 8.76% in Alberton post-Closing. These relative percentages assume (i) the automatic conversion of 11,479,043 rights of Alberton into 1,147,904 shares of Successor’s common stock at the Closing, (ii) assume the cancellation of 800,000 Alberton ordinary shares by the Sponsor and other initial stockholders, (iii) the issuance of 44,467 Alberton ordinary shares to the Sponsor for cancellation of the private warrants, (iv) the issuance of an estimated 498,754 shares to be issued to the PIPE Investor and to the holders of convertible notes (based on estimated redemption price of $12.03 as of the Outside Date), (v) an estimated 3,333,334 shares to be issued to the holder of the convertible note of $10 million automatically converted with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending on the 2nd trading day before this proxy statement/prospectus is mailed to Alberton’s shareholders (assumed such average price of rights is $0.3), and (vi) that we have not issued any additional Alberton Shares., and (vii) the issuance of 290,000 Alberton shares issued to former directors and a consultant. In addition, if any of our public shareholders exercises its redemption rights, the aggregate percentage ownership interest of our public shareholders in Successor will decrease and the percentage ownership interest of our Initial Shareholders and the ownership interest of SolarMax stockholders in Alberton post-Closing, will increase. Upon the Closing, Alberton will own 100% of the issued and outstanding shares of common stock of SolarMax. If the facts are different than these assumptions (which they are likely to be), the percentage ownership retained by our existing shareholders in Alberton post-Closing will be different. These ownership percentages with respect to Alberton following the Business Combination do not take into account: (i) the 11,487,992 public warrants to purchase up to a total of 5,743,996 Alberton Shares, (ii) the 1,414,480 Extension Warrants to purchase up to a total of 707,240 Alberton Shares; (iv) the unit purchase option, held by the underwriters in our IPO, to purchase up to 500,500 Alberton Shares, 500,500 rights to receive 50,050 Alberton Shares, and 500,500 warrants to purchase up to a total of 250,250 Alberton Shares that will remain outstanding following the Business Combination, or (v) the issuance of any shares of Common Stock under the Assumed Options and SolarMax convertible notes at the Closing. If the facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Alberton’s existing shareholders in the Successor will be different. See “Summary of the Material Terms of the Proposals — Impact of the Business Combination on Alberton’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. The existing shareholders of Alberton may be further diluted if Alberton needs to issue more shares in private placements (PIPEs) or backstop transactions in order to support the Business Combination. Contemporaneously with the Business Combination, Alberton may issue new shares to the Sponsor and/or third parties in PIPEs or backstop transactions to ensure that Alberton has at least $5,000,001 of net tangible assets remaining prior to or upon the Closing after giving effect to the redemption of any Ordinary Shares by the public shareholders in connection with the Business Combination with SolarMax and any private financings. As one of the conditions to consummate the Business Combination, if Alberton failed to fulfill, unless waived by SolarMax, the Business Combination will not be consummated. See “Potential Dilution from Proposed Financing” for further information.

Our shareholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

Because of the dilutive effect of the issuance of the Consideration Shares and potential new shares that may be issued, after giving effect to the cancelation of 800,000 Sponsor Shares, existing shareholders of Alberton may have little influence on the management of the Successor following the Business Combination. If the Successor is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, our shareholders will have experienced substantial dilution of their ownership interests in their company without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Successor is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of the key personnel of SolarMax, all of whom we expect to stay with SolarMax following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of SolarMax. Although we expect all of such key personnel to remain with SolarMax following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have performed due diligence upon SolarMax’ key employees, who we expect will stay with SolarMax following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements. Any of these occurrences could materially and adversely affect our business, financial condition, results of operations, or prospects.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination, the business of SolarMax, the shares being sold by noteholders pursuant to a registration statement which may be sold immediately following the Closing, and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition, and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Our Initial Shareholders and/or their affiliates may enter into agreements concerning our securities prior to the Alberton Special Meeting, which may have the effect of increasing the likelihood of the Closing, decreasing the value of our shares, or reducing the public “float” of our shares.

At any time prior to the Alberton Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Alberton or its securities, the initial shareholders and/or their affiliates may enter into a written plan to purchase Alberton’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the Alberton Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Alberton or its securities, the initial shareholders and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire shares of Alberton’s ordinary shares or vote their shares in favor of the Business Combination Proposal. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling public shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or warrants owned by the initial shareholders for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by the initial shareholders and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the Alberton Special Meeting vote in favor of the Business Combination Proposal, and/or (y) that Alberton will have at least $5,000,001 in net tangible assets after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on Alberton’s shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Alberton Special Meeting. In addition, if such arrangements are made, the public “float” of our shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of our securities on Nasdaq.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Alberton will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal and the Charter Amendment Proposal or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Although we expect our shares to remain listed on Nasdaq after the Business Combination, there can be no assurance that our shares will continue to be so listed or, if listed, that we will be able to comply with the continued listing standards of Nasdaq.

We have applied to continue listing our securities on Nasdaq subsequent to the Closing. To continue listing our securities on Nasdaq subsequent to the Closing, in addition to obtaining an extension by Nasdaq of the time requirement for us to complete our initial business combination, we will be required to demonstrate compliance with Nasdaq’s initial listing standards, which are more rigorous than Nasdaq’s continued listing requirements. For instance, we must maintain a minimum number of holders (300 round-lot holders), a standard that we met based on information relating to the NOBO holders of our ordinary shares as of January 20, 2021. We cannot assure you that we will be able to meet those initial listing standards at that time.

If, after the Business Combination, Nasdaq delists our shares from trading on its exchange due to our failure to meet Nasdaq’s initial and/or continued listing standards, we and our shareholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our shares are “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Following the Business Combination, Alberton’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about Alberton, its business, or its market, or if they change their recommendations regarding our shares adversely, the price and trading volume of our Ordinary Share could decline.

Prior to the completion of the Business Combination, we have been a blank check company. Alberton’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If Alberton is unable to execute its business strategy, either as a result of its inability to effectively manage its business in a public company environment or for any other reason, Alberton’s business, prospects, financial condition, and operating results may be harmed.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on Alberton. If no securities or industry analysts commence coverage of Alberton, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Alberton change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares would likely decline. If any analyst who may cover Alberton were to cease coverage of Alberton or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Warrants will become exercisable for our Alberton Shares, which would increase the number of Alberton Shares eligible for future resale in the public market and result in dilution to our shareholders.

Outstanding 12,902,272 warrants (including 11,487,992 public warrants issued in Alberton’s IPO and 1,414,480 Extension Warrants) to purchase an aggregate of 6,451,236 Alberton Shares will become exercisable commencing 30 days after the completion of the Business Combination. Each warrant entitles the holder thereof to purchase one-half of one share of Alberton’s Ordinary Shares (which will become common stock of the successor company upon completion of the merger) at a price of $11.50 per whole share, subject to adjustments. Warrants may be exercised only for a whole number of shares of Alberton’s Alberton Shares. No fractional shares will be issued upon exercise of the warrants. To the extent such warrants are exercised, additional shares will be issued, which will result in dilution to the then existing holders of Alberton Shares and increase the number of Alberton Shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Ordinary Share.

We may redeem any public warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We will have the ability to redeem the public warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that the last reported sale price of the Alberton Shares equals or exceeds $16.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and if there is a current registration statement in effect with respect to the Alberton Shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption. Redemption of the outstanding public warrants could force holders of public warrants:

●	to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

●	to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

●	to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

We may issue additional Alberton Shares to complete the business combination or under the Incentive Plan after consummation of our initial business combination, which would dilute the interest of our stockholders and likely present other risks.

Our Current Charter authorize the issuance of an unlimited amount of both Ordinary Share of no par value and preferred shares of no par value and our Interim Charter authorize the issuance of 300 million shares of Common Stock, par value $0.0001 per share, and 100 million shares of preferred stock, par value $0.0001 per share. We may issue a substantial number of additional shares of preferred stock or shares of common stock to complete our initial business combination and after the Merger, Successor may issue shares of preferred stock or common stock. In general, without stockholder approval, under the Nasdaq listing rules, we cannot issue 20% of our voting stock without stockholder approval. Although no such issuance of Company Ordinary Share or preferred stock will affect the per share amount available for redemption from the Trust Account, the issuance of additional common or preferred equity, either before or after the effectiveness of the Merger:

●	may significantly dilute the equity interest of the stockholders, who do not have pre-emption rights in respect of such an issuance;

●	could cause a change in control if a substantial number of shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards (to the extent such loss carry forwards are available in view of the restrictions resulting from the Merger), if any, and could result in the resignation or removal of our present officers and directors;

●	could cause a significant change in the nature of our business; and

●	may adversely affect prevailing market prices for stocks and/or warrants.

Our Current Charter permits the board of directors by resolution to amend our Current Charter, including to create additional classes of securities, including shares with rights, preferences, designations, and limitations as they determine which may have an anti-takeover effect.

Our Current Charter permits the board of directors by resolution to amend Current Charter including to designate rights, preferences, designations, and limitations attaching to the preferred shares as they determine in their discretion, without shareholder approval with respect the terms or the issuance. If issued, the rights, preferences, designations, and limitations of the preferred shares would be set by the board of directors and could operate to the disadvantage of the outstanding shares the holders of which would not have any pre-emption rights in respect of such an issuance of preferred shares. Such terms could include, among others, preferences as to dividends and distributions on liquidation, or could be used to prevent possible corporate takeovers. We may issue some or all of such preferred shares in connection with our initial business combination that would affect the substance or timing of our redemption obligation if we do not consummate a business combination within the relevant time period. Notwithstanding the foregoing, our initial shareholders (and/or our Sponsor’s designees), and our directors and officers have agreed to not propose, or vote in favor of, an amendment to our Current Charter that would affect the substance or timing of our obligation to redeem all public shares if we cannot complete by April 26, 2022, unless Alberton provides public shareholders an opportunity to redeem their public shares.

The Successor may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

The Successor Charter, once approved and adopted, authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to complete the Business Combination.

Our operations are dependent upon our executive officers and directors. We believe that our success in completing a Business Combination depends on the continued service of our executive officers and directors, at least until we have completed the Business Combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including assessing the potential Business Combination and monitoring the related due diligence. We do not currently have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could adversely impact our ability to complete the Business Combination. Following the Merger, the successor will be dependent upon SolarMax’ officers and directors.

Since our Sponsor, executive officers, and directors will lose their entire investment in us if the Business Combination is not completed, a conflict of interest may arise in determining whether SolarMax is appropriate for our initial business combination.

In August 2018, our initial shareholders purchased an aggregate of 2,871,998 Founder Shares for an aggregate purchase price of $19,550, or approximately $0.01 per share. The Founder Shares will be worthless if we do not consummate an initial business combination. In addition, our Sponsor and Chardan purchased an aggregate of 329,760 private units, each consisting of one Company Ordinary Share, one right, each to receive one-tenth of one Company Ordinary Share upon consummation of our initial business combination, and one warrant to purchase one-half of one Company Ordinary Share, for an aggregate purchase price of $3,297,600 that will also be worthless if we do not consummate our initial business combination. The personal and financial interests of our executive officers and directors may have influenced their motivation in identifying and selecting SolarMax for its target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

Since our Sponsor, executive officers, and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether SolarMax is appropriate for our initial business combination.

At the Closing, our Sponsor, executive officers, directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of our Sponsor, executive officers, and directors may have influenced their motivation in identifying and selecting SolarMax for the Business Combination.

We will be a holding company and will conduct all of our operations through our subsidiaries.

Upon consummation of the Business Combination, we will be a holding company and will derive all of our operating income from subsidiaries of SolarMax. Other than any cash we may retain, all of our assets will be held by our direct and indirect subsidiaries. We will rely on the earnings and cash flows of SolarMax, which will be paid to us by our subsidiaries, if and only to the extent available, in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness we or our subsidiaries incur. The laws of China restrict SolarMax’ Chinese subsidiaries from paying dividends to SolarMax.

We are attempting to consummate the Business Combination with a private company about which little information is available.

In pursuing our acquisition strategy, we have entered into the Merger Agreement with a privately held company. By definition, very little public information exists about private companies, and we were required to make our decision on whether to pursue a potential initial business combination on the basis of limited information, which may result in our initial business combination with a company that is not as profitable as we suspected, if at all.

If we are deemed to be insolvent, distributions, or part of them, may be delayed while the insolvency liquidator determines the extent of potential creditor claims. In these circumstances, prior payments made by Alberton may be deemed “voidable transactions.”

Our failure to complete our initial business combination by April 26, 2022 will trigger liquidation and dissolution by Alberton with an automatic redemption of public shareholders from the Trust Account pursuant to our Current Charter.

If at any time, however, we are deemed insolvent for the purposes of the Insolvency Act (i.e., (i) we fail to comply with the requirements of a statutory demand that has not been set aside under Section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree, or order of a British Virgin Islands Court in favor of a creditor of us is returned wholly or partly unsatisfied; or (iii) either the value of our liabilities exceeds its assets, or we are unable to pay our debts as they fall due), we are required to immediately enter insolvent liquidation. In these circumstances, a liquidator will be appointed who will give notice to our creditors, inviting them to submit their claims for payments, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where we have its principal place of business, and taking any other steps he considers appropriate, after which our assets would be distributed. Following the process of insolvent liquidation, the liquidator will complete its final report and accounts and will then notify the Registrar of Corporate Affairs in the British Virgin Islands. The liquidator may determine that he requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). In addition, a creditor or shareholder may file a petition with the British Virgin Islands Court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders. In such liquidation proceedings, the funds held in our Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the Trust Account we cannot assure you we will be able to return to our public shareholders the amounts otherwise payable to them.

If we are deemed insolvent, then there are also limited circumstances where prior payments made to shareholders or other parties may be deemed a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would be, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” Where a payment was a risk of being a voidable transaction, a liquidator appointed over an insolvent company could apply to the British Virgin Islands Court for an order, inter alia, for the transaction to be set aside as a voidable transaction in whole or in part.

Our Initial Shareholders have waived their right to participate in any liquidation distribution with respect to the initial shares. We will pay the costs of our liquidation and distribution of the Trust Account from our remaining assets outside of the Trust Account and may request the trustee to release to us any net interest earned on the Trust Account to pay dissolution expenses. In addition, our Sponsor has agreed that he will be liable to us, for all claims of creditors to the extent that we fail to obtain executed waivers from such entities in order to protect the amounts held in trust, except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we cannot assure you that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot assure you that a creditor or shareholder will not file a petition with the British Virgin Islands Court, which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders.

We believe we have been considered a PFIC since our inception, which could result in adverse U.S. federal income tax consequences to U.S. taxpayers.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined below) of Alberton Shares, warrants, or rights, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Specifically such U.S. Holder may be subject to tax at ordinary income rates on (i) any gain recognized on the sale or other disposition of its ordinary shares, rights, or warrants and (ii) any “excess distribution” (as defined in “The Business Combination Proposal—Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights” below) received by the U.S. Holder. In addition, such U.S. Holder may be subject to an interest charge on such gain or excess distribution. Consequently, our classification as a PFIC may result in adverse tax consequences for U.S. Holders. We believe that we have been considered a PFIC since our inception.

Our actual PFIC status for our 2022 taxable year, however, will not be determinable until after the end of such taxable year, which will occur upon the Redomestication.

Some elections may be available to mitigate the adverse PFIC tax consequences. However, we may not provide timely financial information that would be required for U.S. investors to make such potentially favorable qualified electing fund (“QEF”) election, and such election would be unavailable with respect to our warrants and possibly our rights. Any holder of warrants could therefore be required to recognize gain as ordinary income and subject to an interest charge. Further, because the shareholder’s holding period in the stock received upon the exercise of the warrants includes the holding period in the warrants, a QEF election made on the stock would not rid the stock of its PFIC taint absent the shareholder recognizing gain or including a deemed dividend amount in a purging election. For more information, see the discussion in “The Business Combination Proposal—Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights.” We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.

The Redomestication may result in adverse tax consequences for Alberton shareholders.

Upon the effectiveness of the Redomestication, Alberton will become a domestic corporation for federal income tax purposes as a result of the Redomestication. If you are a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Redomestication” below) of Alberton ordinary shares, you may be subject to U.S. federal income tax as a result of the Redomestication unless you made a timely election on your filing with the IRS as described below.

If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Redomestication” below) of Alberton ordinary shares, you may become subject to withholding tax on any dividends paid on the ordinary shares of Alberton or Alberton common stock subsequent to the Redomestication.

Subject to the discussion below concerning PFICs, if you are a U.S. Holder who owns $50,000 or more of Alberton ordinary shares, but are not a 10% Shareholder at the time when Alberton becomes taxable as a domestic corporation, you must generally recognize gain (but not loss) with respect to such Company common stock after the Redomestication, even if you continue to hold your stock and have not received any cash as a result of the Redomestication. As an alternative to recognizing gain under Section 367 of the Code, however, such U.S. Holder may elect to include in income the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to its ordinary shares in Alberton. The income so included pursuant to this election generally is treated as dividend income.

WE STRONGLY URGE EACH SUCH U.S. HOLDER TO READ CAREFULLY OUR DESCRIPTIONS OF THE ELECTION IN “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDOMESTICATION,” AS WELL AS TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ELECTIONS AND DOMESTICATION TO YOU.

If a U.S. Holder is a 10% Shareholder of Alberton, such U.S. Holder will be required to pay taxes on a deemed dividend equal to the “all earnings and profits amount” attributable to its ordinary shares in Alberton. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power or value of all classes of our shares for U.S. federal tax purposes.

The Company believes that it has been considered a PFIC since its inception. If Alberton is considered a PFIC for U.S. federal income tax purposes, the proposed Treasury Regulations generally require U.S. Holders of Alberton ordinary shares to recognize gain on the deemed receipt of Company common stock in the Redomestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Alberton ordinary shares. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Alberton. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted.

For a more detailed description of the material U.S. federal income tax consequences associated with the Redomestication, please read “Material U.S. Federal Income Tax Consequences of the Redomestication” of this proxy.

SolarMax may have been, and may become, subject to income tax (or an increased amount of income tax) in one or more countries, including the United States, which could materially reduce the combined entity’s after-tax returns and the value of Alberton Shares.

All or a portion of the income of SolarMax’ foreign subsidiaries may be treated in the United States as effectively connected with a U.S. trade or business. Whether SolarMax’ foreign subsidiaries have been, or will be, subject to tax in the United States is not free from doubt in light of the applicable tax law and guidance regarding activities that constitute being engaged in a trade or business in the United States for U.S. federal income tax purposes. Accordingly, Alberton cannot assure you that the IRS will not contend, perhaps successfully, that a SolarMax’ foreign subsidiary is engaged in a trade or business in the United States or is subject to more U.S. income tax than it currently incurs. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax, as well as branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under an applicable tax treaty.

The combined company could become subject to income tax in one or more countries, including the United States, as a result of activities performed by it, adverse developments or changes in law, contrary conclusions by the relevant tax authorities or other causes. The imposition of any of these income taxes could materially reduce the combined company’s post-tax returns available for distributions on, and consequently the value of, Alberton Shares.

An investor may be subject to adverse U.S. federal income tax consequences in the event the Internal Revenue Service (“IRS”) were to disagree with the U.S. federal income tax consequences described herein.

We have not sought a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or our company to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, each prospective investor is urged to consult a tax advisor with respect to the specific tax consequences of the acquisition, ownership and disposition of Alberton Shares, rights, and warrants, including the applicability and effect of state, local, or non-U.S. tax laws, as well as U.S. federal tax laws.

Currently, we are governed by British Virgin Islands law but upon effectiveness of the Redomestication, we will be governed by Nevada law, which has anti-takeover implications.

Upon effectiveness of the Redomestication, our organizational documents will change and we and our organizational documents will be governed by Nevada law rather than British Virgin Islands law. In addition, Chapter 78 of the Nevada Revised Statutes also contains provisions that may enable Alberton Board to discourage, delay or prevent a change in our ownership or in our management. The combinations with interested stockholders provisions of the Nevada Revised Statutes, subject to certain exceptions, restrict our ability to engage in any combination with an interested stockholder for three years after the date a stockholder becomes an interested stockholder, unless, prior to the stockholder becoming an interested stockholder, our board of directors gave approval for the combination or the acquisition of shares which caused the stockholder to become an interested stockholder. If the combination or acquisition was not so approved prior to the stockholder becoming an interested stockholder, the interested stockholder may effect a combination after the three-year period only if either the stockholder receives approval from a majority of the outstanding voting shares, excluding shares beneficially owned by the interested stockholder or its affiliates or associates, or the consideration to be paid by the interested stockholder exceeds certain thresholds set forth in the statute. For purposes of the foregoing provisions, “interested stockholder” means either a person, other than us or our subsidiaries, who directly or indirectly beneficially owns 10% or more of the voting power of our outstanding voting shares, or one of our affiliates or associates which at any time within three years immediately before the date in question directly or indirectly beneficially owned 10% or more of the voting power of our outstanding shares. The Successor Charter provides that certain of these provisions do not apply to Successor.

Successor’s articles of incorporation and bylaws and SolarMax’ employment agreements with its chief executive officer, as well as Nevada law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Our articles of incorporation authorize our board of directors to issue preferred stock without stockholder approval. If our board of directors issues preferred stock, such issuance could make it more difficult for a third party to acquire us. Our employment agreements with our two senior executive officers provide that, in the event of a termination of employment by David Hsu, following a change of control, we are to pay him, upon termination, a lump sum payment equal to two times the highest annual compensation for the three years preceding the date of termination, multiplied by the number of years he has been employed by us. The Merger does not constitute a change of control that results in such payments. Mr. Hsu’s employment commenced in February 2008. In addition, some provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

●	limitations on the removal of directors;

●	limitations on the ability of our stockholders to call special meetings;

●	establishing advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders;

●	providing that the board of directors is expressly authorized to adopt, or to alter or repeal our bylaws; and

●	establishing advance notice and certain information requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Provisions of Successor’s bylaws and Nevada law could deter a change of our management, which could discourage or delay offers to acquire us.

Certain provisions of Nevada law, the Restated Charter and of our bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions include:

●	requiring stockholders who wish to request a special meeting of the stockholders to disclose certain specified information in such request and to deliver such request in a specific way within a certain timeframe, which may inhibit or deter stockholders from requesting special meetings of the stockholders;

●	requiring that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

●	requiring that stockholders who wish to act by written consent request a record date from us for such action and such request must include disclosure of certain specified information, which may inhibit or deter stockholders from acting by written consent;

●	requiring that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

●	establishing the board of directors as the sole entity to fill vacancies in the board, which lengthens the time needed to elect a new majority of the board;

●	establishing a two-thirds majority vote of the stockholders to remove a director or all directors, which lengthens the time needed to elect a new majority of the board;

●	providing that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors, which limits the ability of stockholders to amend our bylaws, including amendments to provisions in the bylaws that are described in this risk factor; and

●	establishing more detailed disclosure in any stockholder’s advance notice to nominate a new member of the board, including specified information regarding such nominee, which may inhibit or deter such nomination and lengthen the time needed to elect a new majority of the board.

Because Successor’s articles of incorporation and bylaws limit the court in which you may bring an action against us, you may have difficulty enforcing any rights which you may claim.

The Successor Charter and its by-laws bylaws provide that, to the extent permitted by law, any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in state court in Clark County, Nevada, which may inhibit or deter stockholders’ actions (i) brought in the name of Successor or on its behalf; (ii) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of Successor to Successor or the Successor’s stockholders; (iii) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the articles of incorporation or bylaws of Successor; (iv) to interpret, apply, enforce or determine the validity of any provision of Successor’s articles of incorporation or bylaws; or (v) asserting a claim governed by the internal affairs doctrine. This exclusive forum provision may limit our stockholders’ ability to obtain what they believe to be a favorable judicial forum for disputes with us and our officers and directors. This provision does not apply to claims brought under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Successor or its directors, officers, or other employees, which may discourage lawsuits against the Successor and its directors, officers, and other employees. If a court were to find either exclusive-forum provision in the Successor’s bylaws to be inapplicable or unenforceable in an action, the Successor may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

The Successor Charter provide that certain anti-takeover provisions of Nevada law do not apply to Successor.

Nevada law regulates business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. The Successor Charter provide that these provision do not apply.

Nevada law also regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. An acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. The Successor Articles provide that these sections do not apply.

Risk Factors Relating to the Redemption

Because Alberton does not have a specified maximum redemption threshold, we may complete a business combination with which a substantial majority of Alberton’s shareholders do not agree.

The Successor’s certificate of incorporation (which will be in effect at the time of the Closing) does not provide a specified maximum redemption threshold, except that in no event can the repurchase in connection with the redemption result in Alberton having net tangible assets of less than $5,000,001 immediately prior to the Closing. As a result, Alberton may be able to consummate the Business Combination even if a substantial majority of the Public Shareholders do not agree with the transaction and have redeemed their shares or if we have entered into privately negotiated agreements for investors to sell their shares to the Sponsors, officers, directors, advisors or their affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for Redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to Alberton, Alberton will not consummate the Business Combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof and Alberton will be required to liquidate.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase or decrease in the price of the common stock of Successor, and may result in a value which may be higher or lower than the amount that a shareholder of Alberton might realize in the future had the shareholder not elected to redeem such shareholder’s shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a shareholder can sell its shares in the future for an amount which is equal to or greater amount than the redemption price set forth in this proxy statement. A shareholder should carefully read all of the Risk Factors and consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Any of our shareholders who fail to comply with the redemption requirements specified in this proxy statement will not be entitled to redeem their ordinary shares for a pro rata portion of the funds held in our Trust Account.

Holders of public shares are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the Alberton Special Meeting. Shareholders electing to redeem their shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated the Closing Date. See the section entitled “Special Meeting in Lieu of Annual Meeting of Alberton Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you are a non-U.S. Holder, you may be subject to U.S. withholding tax on the redemption.

Alberton shareholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Alberton Shares generally will be required to treat the transaction as a sale of such shares. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming shareholder’s percentage ownership in Alberton. It is important to note that the Section 318 of the Code attribution or constructive ownership of stock rules apply when testing redemption treatment under Section 302(b). If there is attribution sufficient to cause the redemption to be treated instead under the Section 301 distribution rules which breaks non-liquidating corporate distributions into a dividend (to the extent of our current and accumulated earnings and profits), a non-taxable return of capital, and any remaining portion treated as a gain from the sale of Alberton Shares. If you are a non-U.S. Holder, you may be subject to withholding tax on any part of the redemption treated as a dividend, which may include the full amount of the redemption.

POTENTIAL DILUTION FROM PROPOSED FINANCING

As of December 31, 2021, the balance in the Trust Account was $14.9 million. At December 31, 2021, SolarMax had a deficiency in stockholders’ equity of approximately $8.4 million, and the deficiency in stockholders’ equity may increase subsequent to December 31, 2021. At March 25, 2022, SolarMax has notes payable to CEF and CEF II, two related party limited partnerships, in the total amount of $21.5 million. These notes were issued by CEF and CEF II from investments made by investors who are limited partners in CEF and CEF II seeking to obtain permanent resident status under the federal government’s EB-5 program. The notes had an initial term of four years and are extended as necessary until the limited partner who made the investment in the partnership has complied with the requirements for permanent resident status. At March 25, 2022, SolarMax had convertible notes to the former limited partners of CEF as payment for their capital contribution in the principal amount of $32.0 million, of which principal payments of $8.7 million had been made, convertible notes in the principal amount of $2.5 million had been redeemed for $1.77 million, and convertible notes in the principal amount of $20.8 million were outstanding. Limited partners whose capital contributions totaled $5.0 million can presently request payment of their capital contribution to the limited partnerships. With respect to the remaining $16.5 million, SolarMax cannot predict when or whether the remaining limited partners will receive permanent resident status. Although we intend to offer the limited partners convertible note in respect of their capital contribution similar to those issued by SolarMax, we cannot determine whether the limited partners will accept convertible notes.

In addition to the notes relating to the EB-5 program, SolarMax requires substantial cash for its operations and to pay its short-term debt, and obligations due to related parties. In addition to short-term loans of approximately $2.0 million, SolarMax owes its chief executive officers and its former executive vice president and one other former employee approximately $1.3 million in connection with SolarMax’ repurchase of their stock, and, at March 25, 2022, SolarMax owed its chief executive officer and former executive vice president a total of approximately $1.8 million for deferred salary and bonus due pursuant to their employment agreements, all of which are due following completion of the Merger.

Based on a $10.50 price for the issuance of shares to the SolarMax shareholders, the present Alberton shareholders would incur substantial dilution, and, assuming no redemption of the public shares, the Alberton shareholders, in the aggregate would own 14.98% of the outstanding stock. This percentage reflects (i) the issuance of 28,571,762 shares of Common Stock as the Stockholder Merger Consideration, (ii) the automatic conversion of 11,817,752 rights of Alberton into 1,147,904 shares of Common Stock at the Closing; (iii) the cancellation of 800,000 shares by the Sponsor and other initial shareholders, (iv) the issuance of 44,467 Alberton shares in exchange for the cancelation of all private warrants (v) the issuance of 290,000 shares of Common Stock to certain existing directors of Alberton and a consultant, (vi) the issuance of an estimated 498,754 shares to the PIPE investor (based on estimated redemption price of $12.03 as of the Outside Date), (vii) an estimated 3,333,334 shares to be issued to the holder of the convertible note of $10 million automatically converted with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending on the 2nd trading day before this proxy statement/prospectus is mailed to Alberton’s shareholders (assumed such average price of rights is $0.3), and (viii) that we have not issued any additional Alberton Share. Since the price at which the PIPE Investor is to purchase shares is equal to the Redemption Price and the conversion price at which noteholders are converting their notes is equal to ten times the market price of the Alberton rights for the 25 trading days ending on the second trading day prior to the mailing of the proxy statement to the Alberton shareholders, we do not know the exact number of shares to be issued to the PIPE Investor or the holders of the convertible notes. The share issuable upon conversion of the rights are included in shares owned by the present Alberton shareholders. The percentage to be held by the Alberton shareholders does not include any shares issued upon conversion of a $676,820 note held by the Sponsor or the 44,467 shares being issue to the Sponsor for cancellation of the Private Warrants, the shares issuable upon automatic conversion of the rights are included in the shares owned by the Alberton shareholders.

As of the date hereof, we do not have in place any commitments for a private placement or a back-stop financing. We plan to seek to negotiate both a back stop financing and a private placement. We believe that we will require a financing to enable us to meet the Nasdaq standards for listing and to provide us with sufficient cash to fund our operations following the closing, if we do not raise adequate financing and we do not meet Nasdaq’s listing requirement, we will not be able to consummate the Merger.

To the extent that we are able to negotiate a back-stop financing, the Alberton shareholders will not suffer dilution, since the investors would purchasing public stock from shareholders who would otherwise have had their public shares redeemed. Any private placement, whether of shares of common stock or a series of preferred stock would dilute the equity interest of Alberton shareholders. Since Alberton has not negotiated any terms for either a back-stop financing or a private placement, Alberton cannot predict the extent of the dilution. Once terms are negotiated, the terms of the financing will be disclosed in an 8-K filing and the effects on the financing will be disclosed in an amendment to this proxy statement/prospectus.

SPECIAL MEETING IN LIEU OF the 2021 ANNUAL MEETING OF

ALBERTON SHAREHOLDERS (THE “ALBERTON SPECIAL MEETING”)

General

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the Alberton Special Meeting of shareholders to be held on [●] at [●], and at any adjournment or postponement thereof. This proxy statement is first being furnished to our shareholders on or about [●]. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the Alberton Special Meeting.

Date, Time and Place of the Alberton Special Meeting

The Meeting will be held on [date] at [time] at [location], or such other date, time, and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Alberton Special Meeting if you owned ordinary shares at the close of business on March 31, 2022, the Record Date for the Alberton Special Meeting. You are entitled to one vote for each share of our ordinary shares that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 4,480,119 Alberton ordinary shares outstanding, of which 1,278,361 are public shares, 3,201,758 are Founder Shares held by our Initial Shareholders, and 329,760 are ordinary shares sold as part of units in a private placement consummated simultaneously with our IPO.

Vote of Alberton Founders and Chairman and CEO

In connection with our IPO, we entered into a letter agreement with each of the Initial Shareholders pursuant to which the Initial Shareholders agreed to vote any Alberton ordinary shares owned by them in favor of the Business Combination Proposal. This letter agreement also applies to our Sponsor as it relates to its 329,760 Private Shares and the requirement to vote its Private Shares in favor of the Business Combination Proposal. Our Sponsor’s investment and voting decisions are determined by Ms. Guan Wang, the sole shareholder of our Sponsor. In addition, our initial shareholders hold 2,871,998 Founder Shares. Collectively, Alberton Initial Shareholders, representing 71.5% of the voting rights of Alberton immediately prior to the Business Combination.

In connection with the execution of the Merger Agreement, Alberton delivered to SolarMax, Sponsor Voting Agreements signed by the Sponsor and one insider shareholder, collectively holding 2,617,278 Alberton Founder Shares and Private Shares, representing 71.5% of the voting rights of Alberton immediately prior to the Business Combination. Under the Sponsor Voting Agreements, the sponsor and the insider shareholder agree to vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such sponsor’s ability to perform its obligations under the Sponsor Voting Agreement, and provide a proxy to Alberton to vote such Alberton ordinary shares accordingly. The Sponsor Voting Agreements prevent transfers of the Alberton ordinary shares held by the sponsor party thereto between the date of the Voting Agreement and the date of the Alberton Special Meeting, except for certain permitted transfers.

Quorum and Required Votes for Proposals for the Alberton Special Meeting

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the Alberton Special Meeting if a majority of the ordinary shares outstanding and entitled to vote at the Alberton Special Meeting are represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

Approval of the Redomestication Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal, and, if presented, the Alberton Adjournment Proposal requires the affirmative vote of a majority of the votes entitled to vote thereon which are cast by shareholders present in person or represented by proxy at the special meeting (other than the Alberton Business Combination Proposal, which requires the affirmative vote of a majority of outstanding Alberton Shares ). Accordingly, an Alberton shareholder’s failure to vote by proxy or to vote in person at the Alberton Special Meeting or the failure of a Alberton shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted in determining whether a quorum is present at the Special Meeting. If a quorum is established, the failure of a shareholder to give voting instructions will have no effect on the outcome of any vote on the Business Combination Proposal, the Redomestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of any vote on the proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Redomestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by SolarMax), the Incentive Plan Proposal, and the Nasdaq Proposal are approved at the Alberton Special Meeting. In addition, (i) the Alberton Business Combination is conditioned on the approval of the Redomestication Proposal, (ii) the Successor Charter Proposal and the Share Issuance Proposal is conditioned on the approval of the Redomestication Proposal, and (iii) each of the Redomestication Proposal, the Successor Charter Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal is conditioned on the approval of the Alberton Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

It is important for you to note that in the event that the Business Combination Proposal, the Redomestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by SolarMax), the Incentive Plan Proposal, and the Nasdaq Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by April 26, 2022 (unless such date is accelerated, in the board’s discretion), we will be required to dissolve and liquidate and pay the remaining funds in the Trust Account, net of taxes payable from interest on the Trust Account, to the public shareholders.

Recommendation to Alberton Shareholders

Our board of directors believes that each of the Business Combination Proposal, the Redomestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Adjournment Proposal to be presented at the Alberton Special Meeting is in the best interests of Alberton and our shareholders and unanimously recommends that its shareholders vote “FOR” each of these proposals.

Our Initial Shareholders, including our Sponsor and our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public shareholders, which may result in a conflict of interest. These interests include, among other things:

(i)

the fact that certain initial shareholders have purchased an aggregate of 2,871,998 ordinary shares for an aggregate purchase price of $19,550, or approximately $0.007 per share, which would have a value of approximately $[●] million based on the closing price of Alberton ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption taking the consideration that 800,000 Founder Shares will be cancelled at the closing. Such Founder Shares will have no value if we do not complete an initial business by April 26, 2022; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(ii)	the fact that the Sponsor holds 329,760 private units and will continue to hold 362,736 shares of Company Common Stock and 329,760 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. The Private Warrants are being cancelled at the Closing in consideration of which Alberton is issuing 44,467 Alberton shares to the Sponsor. Those private units and securities underlying those private units are not subject to redemption and will be worthless if Alberton does not complete an initial business combination by the Outside Date;

(iii)

if Alberton is unable to complete a business combination by the Outside Date, our Sponsor will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

(iv)

the fact that (A) we issued Sponsor Notes in the aggregated amount of $1,080,000, to the Sponsor, the sole director and shareholder of which is Mrs. Guan Wang, our Chief Executive Officer and Chairman. The Sponsor Notes are non-interest bearing and payable on the consummation of our initial business combination; (B) in addition to the Sponsor Notes, the Sponsor has loaned us $651,369 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the Trust Account; (C) pursuant to the Fifth Amendment to the Merger Agreement, Alberton will be issuing to two outside investors $10 million notes automatically convertible at the closing into shares of common stock of the combined entity valued at the Convertible Note Valuation Price, the proceeds of which will be used, among others, to pay off the Sponsors Notes and loans by the Sponsor and registering the sale of such underlying shares pursuant to the Securities Act, and (D) Sponsor has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the Trust Account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time, and we have agreed to pay the Sponsor $1,000 per month for these services.

(v)	the fact that the Merger Agreement provides that (A) SolarMax has agreed that the Successor shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the registration statement of which this prospectus/proxy statement is filed with the SEC (“Alberton Closing Expenses”), and (B) SolarMax has agreed to provide, and has provided, Extension Loans of $927,567.30, as of October 8, 2021, and SolarMax agreed to make additional Extension Loans of $0.10 for each public share which is not redeemed in connection with the approval of the Extension Amendment. The Extension Loans will be paid at the Closing.

(vi)	the fact that, in the Merger Agreement, as amended, (a) the Sponsor has agreed to deliver 800,000 founder shares at the closing to us for cancellation; (b) Alberton assumed the Sponsor’s obligation to make a $50,000 payment to Alberton’s former chief executive officer, (c) Alberton has agreed to issue, at the closing, under the Incentive Plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of Common Stock as the compensation shares for their service as independent directors of Alberton until the Closing and (d) Alberton agreed to issue to the Sponsor 44,467 ordinary shares for the Sponsor’s agreement to cancel all of the outstanding Private Warrants including any obligation to issue private warrants.

(vii)	the fact that Sponsor issued to SolarMax the Sponsor Interim Notes in the aggregate principal amount, as of March 25, 2022, of $651,369.01 pursuant to loan agreements dated between Sponsor and SolarMax. The loans were made by SolarMax to Sponsor in order to enable Sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement and to pay certain accrued expenses. Upon consummation of the Business Combination, these notes will be paid out from the proceeds of the sale of the New Notes. If the Business Combination is not consummated, the Sponsor Interim Notes would become immediately payable and carry an annual interest of 5% from the maturity date.

(viii)	the continued indemnification of current directors and officers of Alberton and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to our shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instructions. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions will be counted in connection with the determination of whether a quorum is established and broker non-votes will not be counted for purposes of establishing a quorum. Assuming a quorum is otherwise validly established, broker non-votes and abstentions will have no effect on the proposals to be considered at the Alberton Special Meeting.

Voting Your Shares

Each share of our ordinary shares that you own in your name entitles you to one vote on each of the proposals for the Alberton Special Meeting. Your one or more proxy cards show the number of ordinary shares that you own.

●	You can vote your shares in advance of the Alberton Special Meeting by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Alberton Special Meeting. If you vote by the proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Redomestication Proposal, “FOR” the Alberton Business Combination Proposal, “FOR” the Successor Charter Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Share Issuance Proposal, “FOR” the Director Election Proposal, and, if presented, “FOR” the Adjournment Proposal.

●	You can attend the Alberton Special Meeting and vote in person even if you have previously voted by submitting a proxy. You will be given a ballot when you arrive. However, if your ordinary shares are held in the name of your broker, bank, or other nominee, you must get a legal proxy from the broker, bank, or other nominee. That is the only way we can be sure that the broker, bank, or nominee has not already voted your ordinary shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Alberton Special Meeting or at such meeting by doing any one of the following:

●	You may send another proxy card with a later date;

●	You may notify Karen Smith, Alberton’s proxy solicitor, by telephone at (877) 870-8565, by email at ksmith@advantageproxy.com, or in writing to c/o Alberton Acquisition Corp., Guan Wang before the special meeting that you have revoked your proxy; or

●	You may attend the Alberton Special Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Alberton Special Meeting

The Meeting has been called only to consider the approval of the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal, and, if presented, the Adjournment Proposal. Under our Memorandum and Articles of Association, other than procedural matters incident to the conduct of the Alberton Special Meeting, no other matters may be considered at the Alberton Special Meeting if they are not included in this proxy statement, which serves as the notice of the Alberton Special Meeting.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Karen Smith, Alberton’s proxy solicitor, by telephone at (877) 870-8565, by email at ksmith@advantageproxy.com, or in writing to c/o Alberton Acquisition Corp., Guan Wang.

Redemption Rights

Pursuant to our Current Charter and Interim Charter immediately following Redomestication, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the Closing. If redemption demand is properly and timely made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of our IPO (calculated as of two business days prior to the Closing, less taxes payable or amounts released to us for working capital). For illustrative purposes, based on funds in the Trust Account of approximately $[●] on the Record Date, the estimated per share redemption price would have been approximately $[●] per share.

In order to exercise your redemption rights, you must:

●	submit a request in writing prior to 5:00 p.m., Eastern Daylight Time on [●] (two business days before the Alberton Special Meeting) that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor

New York, NY 10004-1561

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com;

and

●	deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the Alberton Special Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker, or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Each redemption of Alberton ordinary shares by our public shareholders will decrease the amount in our Trust Account, which held $[●] of marketable securities as of the Record Date and the estimated redemption price was $[●] per share.

Prior to exercising redemption rights, shareholders should verify the market price of our ordinary shares, as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our ordinary shares when you wish to sell your shares.

If you exercise your redemption rights, your ordinary shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Alberton, if any other than shares received as a result of automatic conversion of rights at the Closing and the shares to be received upon the exercise of warrants. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by April 26, 2022 (unless such date is accelerated, in the board’s discretion, as described in this proxy statement/prospectus), we will be required to dissolve and liquidate and pay the then remaining funds in our Trust Account, less taxes payable, to the public shareholders and our warrants and rights will expire worthless.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company, or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be separated and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

Appraisal rights are not available to Alberton holders of ordinary shares in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Alberton will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on SolarMax comprising the ongoing operations of the combined company, SolarMax’ senior management comprising the senior management of the combined company, and SolarMax stockholders having a majority of the voting power of the combined company. For accounting purposes, SolarMax will be deemed the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SolarMax (i.e., a capital transaction involving the issuance of stock by Alberton for the stock of SolarMax). Accordingly, the consolidated assets, liabilities, and results of operations of SolarMax will become the historical financial statements of the combined company, and Alberton’s assets, liabilities, and results of operations will be consolidated with SolarMax beginning on the acquisition date, and the shares of Successor common stock issued to the SolarMax stockholders will be treated as the issued and outstanding shares for fiscal periods prior to the effective time of the Merger and the Successor shares that are outstanding at the effective time, other than shares that are redeemed, will be deemed to have been issued at the effective time of the Merger.

ALBERTON PROPOSAL 1:

THE REDOMESTICATION PROPOSAL

Overview

Pursuant to the terms and conditions of the Merger Agreement, Alberton, a British Virgin Islands business company, will continue out of the British Virgin Islands and re-domicile as a Nevada corporation and will no longer be considered a company incorporated in the British Virgin Islands. Alberton was formed in February 2018 for the purposes of effectuating the Business Combination. The ability to redomicile Alberton out of the British Virgin Islands to another jurisdiction is expressly provided for in our Current Charter (subject to obtaining the requisite approval).

The Alberton Board believes that it would be in the best interests of the shareholders of Alberton to effect the Redomestication in order to align the legal structure of Alberton with the nature of Alberton’s business going forward. The Redomestication will be contingent upon the approval of the Business Combination by the Alberton shareholders and the Merger Agreement being in full force and effect prior to the Redomestication. Because the Successor will continue to operate as a corporation organized in the United States, it was the view of the Alberton Board that Alberton should also be structured as a corporation organized in the United States. In addition, the Alberton Board believes that the Redomestication will provide a greater measure of flexibility and simplicity in corporate transactions and will reduce the costs of doing business. Further, the Redomestication of Alberton to a United States corporation was a condition for SolarMax’ board of directors to approve the merger in order that the Merger be treated as a “tax free reorganization” under the Code and avoid the tax treatment that SolarMax’ United States stockholders would suffer if the transaction were not treated as a “tax free” reorganization.

The Merger Agreement requires the completion of the Redomestication.

In connection with the Redomestication, we will adopt the Interim Charter which will replace or remove certain provisions of our Current Charter which are no longer valid or otherwise applicable as a result of the Redomestication (but without substantively changing such ongoing rights) and file the same with the Secretary of State of the State of Nevada. The following table sets forth a summary of the principal changes proposed to be made between our Current Charter and the Interim. This summary is qualified by reference to the complete text of the Interim Charter, a copy of which is attached to this proxy statement as Annex B. All shareholders are encouraged to read the Interim Charter in its entirety for a more complete description of its terms.

	Current Charter	Interim Charter

Name of Alberton	Alberton Acquisition Corporation	Alberton Acquisition Corporation

Provisions Specific to a British Virgin Islands Company

At any time after the consummation of a Business Combination, the Company may by Resolution of Members or Resolution of Directors remove any Director whether with or without cause.

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

Not applicable.

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director or so contracting or being so interested be liable to account to the Company for any profit realized by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

Any notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that holders of a majority of the Ordinary Shares have voted for the approval of a Business Combination, the Company shall be authorized to consummate a Business Combination, provided that the Company has net tangible assets of at least US$5,000,001 upon such consummation or any greater net tangible asset or cash requirement that may be contained in the agreement relating to a Business Combination.

Capitalization

Alberton is authorized to issue a total of 300,000,000 ordinary shares, no par value and 100,000,000 preference shares, no par value. Immediately prior to the Redomestication, an aggregate of 4,615,238 ordinary shares of Alberton will be issued and outstanding. No preferred shares have been issued.

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

The total number of shares of all classes of capital stock which the Company is authorized to issue is 400,000,000 shares, consisting of (a) 300,000,000 shares of common stock, par value $0.0001 per share, and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share.

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

The Company may also issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

Provisions Specific to Nevada Corporation	Not applicable.

Prior to consummation of a Business Combination, any one or all of the directors of the Company may be removed by the holders of not less than two-thirds of the voting power of the Company’s issued and outstanding Shares.

No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if: (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or their committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Others	At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that holders of a majority of the Ordinary Shares have voted for the approval of a Business Combination, the Company shall be authorized to consummate a Business Combination, provided that the Company has net tangible assets of at least US$5,000,001 upon such consummation or any greater net tangible asset or cash requirement that may be contained in the agreement relating to a Business Combination.	At a meeting of stockholders called for the purposes of approving a Business Combination pursuant to this Article, in the event that holders of a majority of the Ordinary Shares have voted for the approval of a Business Combination, the Company shall be authorized to consummate a Business Combination, provided that the Company has net tangible assets of at least US$5,000,001 prior to or upon such consummation or any greater net tangible asset or cash requirement that may be contained in the agreement relating to a Business Combination.

You should note that also that not only will the Interim Charter preserve the existing rights of the Alberton ordinary shares unchanged, but also that the existing provisions of the Current Charter (including those regulations which cannot be amended prior to the consummation of a Business Combination or made subject to certain restrictions on amendment) will be replicated or substantively replicated in the Interim Charter.

Material U.S. Federal Income Tax Consequences of the Redomestication

The following is a discussion of the material U.S. federal income tax consequences for holders of Alberton ordinary shares if the Redomestication is completed. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

●	certain U.S. expatriates;

●	a dealer in securities;

●	traders in securities that elect mark-to-market treatment;

●	S corporations;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	financial institutions or financial services entities;

●	a person that received Ordinary Shares as compensation for services;

●	mutual funds;

●	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies (or RICs);

●	real estate investment trusts (or REITs);

●	persons holding Alberton ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment or similar transaction;

●	persons subject to the alternative minimum tax provisions of the Code;

●	tax-exempt organizations;

●	persons that actually or constructively own five percent or more of Alberton ordinary shares;

●	redeeming non-U.S. Holders (as defined below, and except as otherwise discussed below);

●	a controlled foreign corporation;

●	a passive foreign investment company;

●	governments or agencies or instrumentalities thereof; and/or

●	persons whose functional currency is not the U.S. dollar;

●	certain former U.S. citizens or long-term residents.

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Alberton ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Alberton ordinary shares, you should consult your tax advisor. This summary assumes that shareholders hold Alberton ordinary shares as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the shareholder’s trade or business.

WE URGE HOLDERS OF ALBERTON ORDINARY SHARES TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Consequences to U.S. Holders

This section is addressed to U.S. holders of Alberton ordinary shares. For purposes of this discussion, a “U.S. Holder” is a beneficial owner that is, for U.S. federal income tax purposes:

●	a citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” To qualify as an F reorganization, a transaction must satisfy certain requirements. More specifically, it must involve only one corporation, there must be no change in the shareholders of the corporation, there must be no change in the assets of a corporation, and certain other conditions must be met. Based upon the foregoing, the requirements for an F reorganization will be satisfied, and the Redomestication will constitute an F reorganization. Therefore, certain U.S. Holders will not recognize taxable gain or loss as a result of the Redomestication for U.S. federal income tax purposes, except as explained in the discussion related to Section 367 of the Code and the PFIC rules below.

It is in the opinion of Messina Madrid Law P.A. (“MML”), the tax counsel of Alberton, the Redomestication will qualify as an F Reorganization. This opinion is based on customary assumptions and representations, warranties as set forth in MML’s opinion letter, which is filed as Exhibit 8.1 to the registration statement on Form S-4 of which this proxy statement/prospectus is a part. If any of the assumptions, representations, warranties or covenants is incorrect, incomplete, or inaccurate or is violated, the validity of the opinion described above may be affected and the tax consequences of the Merger could differ substantially from those described in this joint proxy statement/prospectus. There can be no assurances that such opinion will be accepted by the IRS or, if challenged, by a court. Treasury Regulations indicate that while there are special circumstances whereby the step-transaction doctrine may apply to events within the context of an F reorganization in relation to events that either precede or occur subsequent to an F reorganization, the F reorganization generally will not be integrated under the step-transaction doctrine to prevent the transaction from qualifying as an F reorganization. No ruling has been sought from the IRS with respect to the tax consequences of the Redomestication of Alberton from the British Virgin Islands to Nevada and be treated as a domestic corporation for U.S. federal income tax purposes. Subject to the PFIC discussion below, the tax basis of a Company common stock, warrants, or rights received by a U.S. Holder in the Redomestication will equal the U.S. Holder’s tax basis in the Alberton ordinary share, warrants, or rights surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code. The holding period for the Alberton common stock, warrants or rights received by a U.S. Holder in the Redomestication will include such holder’s holding period for the Alberton ordinary share surrendered in exchange therefor.

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. When it applies, Section 367 imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) would apply to the Redomestication.

A. U.S. Holders of More Than 10% or More of the Alberton Ordinary Shares

A U.S. Holder who on the day of the Redomestication beneficially owns (directly, indirectly, or constructively, taking into account a U.S. holder’s ownership of our warrants or rights) 10% or more of the total combined voting power or value of all classes of Alberton shares entitled to vote (a “10% Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to Alberton common stock it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of the shares entitled to vote for U.S. federal income tax purposes.

The amount of “all earnings and profits amount” of a 10% Shareholder with respect to its Alberton ordinary shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a 10% Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Company common stock. If Alberton’s cumulative earnings and profits through the date of the Redomestication are not greater than zero, then a U.S. Shareholder will not be required to include in gross income an all earnings and profits amount with respect to its Alberton ordinary shares. However, it is possible that the amount of Alberton’s earnings and profits could be greater than expected through the date of the Redomestication or could be adjusted as a result of an IRS examination. The determination of Alberton’s earnings and profits is a complex determination and may be impacted by numerous factors, including the change of its functional currency in connection with the Redomestication. Therefore, it is possible that one or more of these factors may cause Alberton to have positive earnings and profits through the date of the Redomestication. As a result, depending upon the period in which such a U.S. Shareholder held its Alberton ordinary shares, such U.S. Shareholder could be required to include its earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Redomestication.

B. U.S. Holders that Own Less Than 10% of Alberton

A U.S. Holder who on the date of the Redomestication beneficially owns (directly, indirectly, or constructively) Alberton ordinary shares with a fair market value of $50,000 or more but who is not a 10% Shareholder may elect to recognize gain with respect to the deemed receipt of Alberton ordinary shares in the Redomestication or, in the alternative, recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to the deemed receipt of Alberton common stock in the Redomestication. Any such gain will be equal to the excess of the fair market value of Alberton common shares received over the U.S. Holder’s adjusted basis in the Alberton ordinary shares deemed to be surrendered in exchange therefor. Such gain will be capital gain, and will be long-term capital gain if the holder held the Alberton ordinary shares for longer than one year. Long-term capital gains of non-corporate taxpayers are subject to a maximum U.S. federal income tax rate of 20% (plus any tax on net investment income).

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Alberton ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the transaction is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations); (ii) a complete description of the transaction, (iii) a description of any stock, securities, or other consideration transferred or received in the transaction, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Alberton establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Alberton ordinary shares, and (B) a representation that the U.S. Holder has notified Alberton (or the combined company) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Redomestication and the U.S. Holder must send notice to Alberton of the election no later than the date such tax return is filed.

If Alberton’s cumulative earnings and profits are not greater than zero through the date of the Redomestication, U.S. Holders who make this election will generally not have an income inclusion under Section 367(b) provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. If it were determined that Alberton had positive earnings and profits through the date of the Redomestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Alberton ordinary shares, warrants or rights, and thus could be required to include that amount in income as a deemed dividend as a result of the Redomestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.

C. U.S. Holders that Own Alberton Ordinary Shares with a Fair Market Value Less Than $50,000

Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the Redomestication owns (or is considered to own) ordinary shares of Alberton with a fair market value less than $50,000 and is not a 10% Shareholder will not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Redomestication, and generally will not be required to include any part of the all earnings and profits amount in income (the “de minimis exception”).

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TIMING OF THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(b) IN THE CASE OF THE REDOMESTICATION.

PFIC Considerations

In addition to the discussion above regarding Section 367(b) of the Code, the Redomestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code (Section 1291(f)) if Alberton is or ever was a PFIC under Section 1297 of the Code.

A. Definition of a PFIC

In general, Alberton will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held Alberton ordinary shares, (a) at least 75% or more of Alberton’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of Alberton’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties that are derived in the active conduct of a trade or business), and gains from the disposition of passive assets.

B. PFIC Status of Alberton

Alberton believes that it has been considered a PFIC since its inception. The determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination.

C. Effects of PFIC Rules on the Redomestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f). However, proposed Treasury Regulations under Section 1291(f) have been promulgated and may be applied with a retroactive effective date. If finalized in their current form, those regulations would generally require taxable gain recognition to U.S. Holders of Alberton ordinary shares, warrants or rights in the Redomestication if the Corporation were classified as a PFIC at any time during such U.S. Holder’s holding period in such shares, warrants or rights and the U.S. Holder had not made a QEF election under Section 1295 of the Code for the first taxable year in which the U.S. Holder owned Alberton ordinary shares or in which Alberton was a PFIC, whichever is later. The tax on any such recognized gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Alberton. Under these rules:

●	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such holder’s Alberton ordinary shares, warrants or rights;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Alberton was a PFIC, would be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such holder’s holding period would be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any amount of the “all earnings and profits amount” included in income by a U.S. Holder as a result of the Redomestication generally would be treated as gain subject to these rules. It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted.

Although some elections may be able to mitigate the adverse PFIC tax consequences upon a disposition of shares, such as a QEF election, no such elections are available for warrants or rights. Any holder of warrants or rights could therefore be required to recognize gain as ordinary income and subject to an interest charge. Further, because the shareholder’s holding period in the stock received upon the exercise of the warrants or rights includes the holding period in the warrants or rights, a QEF election made on the stock would not rid the stock of its PFIC taint absent the shareholder recognizing gain or including a deemed dividend amount in a purging election.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

This section is addressed to non-U.S. holders of Alberton ordinary shares, warrants or rights. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner (other than any entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

As discussed under the section entitled “Risk Factors” above, the combined company does not anticipate to pay any dividends. In the event that Alberton or the combined company does make a distribution of cash or property with respect to Alberton ordinary shares or Company common stock, respectively, any such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent paid from Alberton’s or the combined company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder generally will be required to provide to Alberton or the combined company an IRS Form W-8BEN (or other applicable documentation) certifying its entitlement to benefits under the treaty.

The withholding tax does not apply to dividends paid to a non-U.S. Holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax treaty providing otherwise). A foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). If a non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If the amount of a distribution paid by Alberton or the combined company on a Alberton ordinary share, warrants or rights or a share of Company common stock, a warrant, or right to a non-U.S. Holder exceeds Alberton or the combined company’s current and accumulated earnings and profits, as the case may be, such excess will be treated first as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in such share, warrants or right, and thereafter as capital gain from a sale or other disposition of such share that is taxed as described below.

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of an Alberton ordinary share or a Company common share unless:

●	the non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and other requirements are met, in which case any gain realized would generally be subject to a flat 30% U.S. federal income tax.

●	the gain is effectively connected with a trade or business of the non-U.S. Holder in the U.S., subject to an applicable treaty providing otherwise (namely if the gain is attributable to the conduct of a trade or business through a permanent establishment of fixed base in the United States). In this case, the gain will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise) and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) may also apply), or

●	Alberton or the combined company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the Alberton ordinary shares, warrants or rights or Successor common stock, warrants or rights have ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of Alberton common stock.

Alberton has not been and is not, and Alberton does not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, the determination of whether a corporation is a U.S. real property holding corporation is primarily factual and there can be no assurance whether such facts will not change or whether the IRS or a court will agree with our determination. If Alberton is classified as a U.S. real property holding corporation for U.S. federal income tax purposes, then gain recognized by a non-U.S. Holder on the sale, exchange, or other disposition of Company common shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such stock from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition pursuant to the Foreign Investment in Real Property Tax Act (FIRPTA).

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Alberton ordinary shares or Alberton common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Under U.S. federal income tax and U.S. Treasury Regulations, certain categories of U.S. holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. U.S. Holders are urged to consult with their own tax advisors concerning such reporting requirements.

Foreign Account Tax Compliance Act (Withholding on Payments to Foreign Financial Institutions and Foreign Non-financial Institutions)

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, securities (including Alberton ordinary shares) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Alberton ordinary shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Alberton ordinary shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders of Alberton ordinary shares should consult their tax advisors regarding the possible implications of FATCA on their investment in Alberton ordinary shares.

SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

A U.S. Holder who on the day of the Redomestication beneficially owns (directly, indirectly, or constructively) 10% or more of the total combined voting power or value of all classes of Alberton shares entitled to vote (a “10% Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to Alberton

Vote Required for Approval

The Redomestication Proposal (as it is in conjunction with the Closing) requires the affirmative vote of a majority of the votes cast by shareholders present in person or by proxy at the Alberton Special Meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Redomestication Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the Business Combination. Additionally, if the Redomestication Proposal is not approved, unless waived by SolarMax, and Alberton does not expect SolarMax to waive this condition, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Alberton Special Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

Recommendation of the Board

ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE REDOMESTICATION PROPOSAL.

ALBERTON PROPOSAL 2:

ALBERTON BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to approve and adopt the Merger Agreement and the other transactions contemplated thereby in the Business Combination. Our shareholders should read carefully this proxy statement in its entirety as well as the Merger Agreement for more detailed information concerning the Merger Agreement and the Business Combination. Please see the subsections below for additional information and a summary of the material provisions of the Merger Agreement, which is qualified in its entirety by reference to the complete text of the Merger Agreement and five amendments, which are is attached as Annex A, Annex A-1, Annex A-2, Annex A-3, Annex A-4, and Annex A-5 respectively, to this proxy statement.

Because we are holding a shareholder vote on the Business Combination, our Current Charter provides that we may consummate the Business Combination only if it is approved by the affirmative vote of a majority of the outstanding Alberton Shares.

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties, and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties, and covenants in the Merger Agreement are also modified in important parts by the disclosure letters and annexes attached thereto which are not filed publicly and which may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that differ from what may be viewed as material to investors. The representations and warranties in the Merger Agreement and the items listed in the disclosure schedules were used for the purpose of allocating risks among the parties rather than establishing matters as facts. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this proxy statement. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

General Description of the Merger Agreement

On October 27, 2020, Alberton entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Alberton, Merger Sub, and SolarMax.

SolarMax is an integrated solar and renewable energy company. SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. SolarMax’ business is described in greater detail under “Business of SolarMax.”

The Merger Agreement provides for the merger of Merger Sub with and into SolarMax, with SolarMax continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of SolarMax common stock (the “SolarMax Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as defined below);  (ii) each outstanding option to acquire SolarMax Stock (whether vested or unvested) shall be assumed by combined entity and automatically converted into an option to acquire shares of combined entity’s common stock, with its price and number of shares equitably adjusted based on the conversion ratio, which is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Stock (each, an “Assumed Option”) and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Alberton’s common stock determined by dividing the conversion price of such notes at the Effective Time by the applicable conversion ratio.

The Merger Agreement also provides that, immediately prior to the Closing, Alberton will re-domesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation (the “Redomestication”). At the Closing of the Merger, Alberton will change its name to “SolarMax Technology Holdings, Inc.” In connection with the Redomestication, the provision in Alberton’s amended and restated memorandum and articles of association which provides that Alberton have net tangible assets of at least US$5,000,001 upon such consummation of the business combination. This provision is to be amended in the Interim Charter to require that the net tangible asset test be met “prior to or upon” consummation of the business combination.

Merger Consideration

As consideration for the Merger, SolarMax stockholders as of immediately prior to the Effective Time (but excluding holders of SolarMax options) collectively will receive from Alberton, the Stockholder Merger Consideration, consisting of, in the aggregate, a number of Alberton common stock equal to: (i) $300,000,000, divided by (ii) $10.50. The holders of SolarMax options shall receive Assumed Options to purchase the number of shares of Alberton Common Stock as described above in accordance with the terms and conditions set forth in the Merger Agreement.

The following is a calculation detailing the per share Stockholder Merger Consideration of $10.50, to be received by holders of SolarMax common stock in such a scenario is provided in the table below.

Merger Consideration	$300,000,000
Per Share Price	$10.50
Total Number of Alberton Shares to be Issued	28,571,762
Shares of SolarMax Common Stock Outstanding[1]	67,289,359
Exchange Ratio[2]	0.42461 shares of Alberton per share of SolarMax Common Stock

[1]	This number includes 445,200 share of common stock which are restricted shares which have not vested and are not treated as outstanding shares in SolarMax’ financial statements.
[2]	The Exchange Ratio is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Common Stock, with fractional shares being rounded to the next higher number of shares.

As of the date of this proxy statement/prospectus, SolarMax had outstanding options to purchase 10,780,829 shares of common stock at an average exercise price of $2.95, of which options to purchase 336,000 have an exercise price of $2.08 and 10,444,829 have an exercise price of $2.98. Pursuant to the Merger Agreement, the number of shares of Successor Common Stock would issuable upon exercise of the options would be determined by multiplying the number of shares subject to the SolarMax option by the Exchange Ratio and dividing the exercise price by the Exchange Ratio, which is 0.42461. Based on the Exchange Ratio, these options would become options to purchase a total 4,577,685 shares of Successor Common Stock at an average exercise price of $6.95 with options to purchase 142,670 shares having an exercise price of $4.90 and options to purchase 4,435,015 shares having an exercise price of $7.02.

SolarMax has outstanding as of March 25, 2022, convertible notes in the principal amount of $20.8 million at a conversion price equal to 80% of SolarMax’ proposed initial public offering price. These notes will become convertible at 80% of the price at which the Alberton Shares are issued to the SolarMax stockholders, which is the $10.50, resulting in a conversion price of $8.40 divided by the Exchange Ratio.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Alberton, SolarMax and Merger Sub. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement. The representations and warranties made by the parties do not survive the Closing and there are no indemnification rights for another party’s breach.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”).

On April 23, 2020, upon shareholders’ approval, Alberton extended Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than October 26, 2020, or such an earlier date may be determined by the board of Alberton (the “April 2020 Extension”). On October 26, 2020, upon shareholders’ approval, Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than April 26, 2021, or such an earlier date may be determined by the board of Alberton (the “October 2020 Extension”). On April 23, 2021, upon shareholders’ approval, Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than October 26, 2021, or such an earlier date may be determined by the board of Alberton (the “April 2021 Extension”). On October 22, 2021, upon the shareholders’ approval, Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than April 26, 2022, or such an earlier date may be determined by the board of Alberton (the “October 2021 Extension”). The April 2020 Extension, the October 2020 Extension, the April 2021 Extension and the October 2021 Extension are collectively referred to as the Extensions. As provided in the Merger Agreement, SolarMax has agreed to provide extension loans to cover certain extension payments that Alberton has committed to deposit into the Trust Account in connection with the Extensions. These loans will be paid at the closing. Pursuant to the Merger Agreement, SolarMax made Extension Loans of $1,387,780.26 as of March 25, 2022. All of these Extension Loans will be paid at the Closing.

On March 19, 2021, Alberton, Merger Sub and SolarMax entered into a second amendment to provide that SolarMax will make two additional loans in the amount of $70,674 on the same terms as the prior loans.

On August 11, 2021, September 10, 2021, and October 4, 2021, Alberton, Merger Sub and SolarMax entered into a third amendment, a fourth amendment, and a fifth amendment to the Merger Agreement. Pursuant to these amendments:

●	The number of Alberton ordinary shares to be issued to the SolarMax shareholders was changed to provide that the number of shares is determined by dividing $300,000,000 by $10.50 rather than the Redemption Price.

●	SolarMax, which, as of March 25, 2022 had made Extension Loans totaling of $1,387,780.26 and agreed to make up to three additional Extension Loans of $127,836.10 each. SolarMax made additional loans to Alberton to provide Alberton to pay current and outstanding expenses, which totaled $276,666.40 at March 25, 2022. All of the loans to Alberton will be paid at the Closing

●	The requirement that Alberton satisfy its obligation to settle Chardan’s deferred underwriting compensation, which is $4,020,797, through the delivery of Sponsor Shares was eliminated, and the deferred underwriting compensation is to be paid in cash.

●	The requirement that the notes outstanding at September 3, 2020 be settled through the delivery of Sponsor Shares was eliminated and these notes will be paid at the Closing.

●	800,000 Sponsor Shares will be canceled.

●	All outstanding Private Warrants, each exercisable for one-half of one Alberton ordinary shares (or Purchaser Common Stock following Redomestication), including all rights to receive additional Private Warrants which may be issued upon conversion of any notes or other advances made to Purchaser, shall be cancelled, and Alberton shall issue to the holder of the Private Warrants (including any right to receive additional Private Warrants) a total of 44,467 Alberton ordinary shares.

●	Pursuant to loan agreements with the Sponsor, SolarMax had made loans to the Sponsor for payment of obligations of Alberton of $651,369.01 as of March 25, 2022. These loans will be paid at the closing.

●	On October 4, 2021, Alberton entered into securities purchase agreement with two investors who agreed to purchase convertible notes in the principal amount of $10 million. The notes are automatically converted at the closing into shares of common stock with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending on the 2nd trading day before the proxy statement is mailed to Alberton’s shareholders.

●	At the Closing, Alberton shall issue, under the Incentive Plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of Common Stock as the compensation shares for their service as independent directors of Alberton until the Closing and to Citiking International Limited, a company organized under the laws of Hong Kong (“Citiking”), 200,000 shares pursuant to certain consulting agreement between the Purchaser and Citiking, among which 50,000 shares shall vest immediately, 50,000 shares shall vest upon the first anniversary of the Closing, 50,000 shares shall vest on the second anniversary of the Closing and remaining 50,000 shares shall vest on the third anniversary of the Closing.

●	Alberton agreed that Alberton would assume the Sponsor’s obligation to make a $50,000 payment to Alberton’s former chief executive officer.

The Merger Agreement and the consummation of the transactions contemplated thereby requires the approval of both Alberton’s shareholders and SolarMax’ stockholders. Alberton agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with the reasonable assistance of SolarMax, and use its commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance shares of Stockholder Merger Consideration to the SolarMax stockholders, and containing a joint proxy statement/prospectus for the purpose of (i) Alberton soliciting proxies from the shareholders of Alberton to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “Alberton Shareholder Approval”) at a special meeting of Alberton’s shareholders (the “Alberton Special Meeting”) and providing such stockholders an opportunity of Redemption, and (ii) SolarMax soliciting proxies from the stockholders of SolarMax to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “SolarMax Stockholder Approval”) at a special meeting of SolarMax’ stockholders (the “SolarMax Special Meeting”).

SolarMax’ officers, directors and 5% stockholders who beneficially own approximately 41.6% of the voting common stock of SolarMax, executed Voting Agreements in favor of the Merger Agreement and transaction contemplated thereby. Sponsor of Alberton together with one major insider shareholder, constituting approximately 58.4% of the issued and outstanding capital of Alberton, executed Voting Agreement in favor of the Merger Agreement and transaction contemplated thereby.

The parties also agreed to take all necessary action, so that effective at the Closing, the entire board of directors of Alberton will consist of those individuals who are directors of SolarMax on the Effective Date plus one individual to be designated by Alberton who shall meet the Nasdaq requirement for an independent director and shall be acceptable to SolarMax.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the transactions contemplated thereby and related matters by the requisite vote of Alberton’s shareholders and SolarMax’ stockholders; (ii) receipt of requisite regulatory approvals; (iii) no law or order preventing or prohibiting the Merger or the other transactions contemplated by the Merger Agreement; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) Alberton having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption, consummation of the Merger and any private financings; (vi) the Domestication, (vii) the election or appointment of members to the Alberton’s board of directors as described above; (vii) the effectiveness of the Registration Statement, and (viii) being advised by Nasdaq that upon consummation of the Merger, Alberton shall continue to be listed and all outstanding deficiencies have been addressed to the satisfaction of Nasdaq.

In addition, unless waived by SolarMax, the obligations of SolarMax to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Alberton being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	Alberton having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing;

●	Absence of any Material Adverse Effect with respect to Alberton since the date of the Merger Agreement which is continuing and uncured;

●	Alberton having received net proceeds of $6.0 million from pursuant to the PIPE Subscription Agreements;

●	Alberton having effected the cancellation of 800,000 Sponsor Shares for no payment by the Company or SolarMax; and

●	All outstanding Private Warrants, including all rights to receive additional Private Warrants which may be issued upon conversion of any notes or other advances made to Alberton, shall have been cancelled, and Alberton issue to the holder of the Private Warrants (including any right to receive additional Private Warrants) a total of 44,467 Alberton ordinary shares.

Unless waived by Alberton, the obligations of Alberton and the Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of SolarMax being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	SolarMax having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the Closing Date;

●	Absence of any Material Adverse Effect with respect to SolarMax since the date of the Merger Agreement which is continuing and uncured;

●	Alberton having received a copy of duly executed Lock-Up agreements by certain significant SolarMax stockholders (or such SolarMax stockholders otherwise being subject to substantially similar transfer restrictions);

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

●	by mutual written consent of Alberton and SolarMax;

●	by written notice by either Alberton or SolarMax if the Closing has not occurred on or prior to April 26, 2022 (provided, that if the right to terminate under this clause shall not be available to a Party if the breach or violation by such Party or its affiliates of any representations, warranty, covenant or obligation under the Merger Agreement was the principal cause of, or resulted in, the failure of the Closing to occur on or before April 26, 2022);

●	by written notice by either Alberton or SolarMax if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable;

●	by written notice by either party of the other party’s uncured breach (subject to certain materiality qualifiers);

●	by written notice by either Party if there has been a Material Adverse Effect on the other Party since the date of the Merger Agreement which is continuing and incapable of being cured or, if capable of cure, is uncured after 20 days after the date that written notice of such Material Adverse Effect is provided by the Party not having a Material Adverse Effect;

●	by written notice by either Party if Alberton holds the Alberton Special Meeting and it does not receive the Alberton Shareholder Approval;

●	by written notice by either Party if SolarMax holds the SolarMax Special Meeting and it does not receive the SolarMax Stockholder Approval; or

●	by written notice by Alberton or SolarMax if twenty (20) business days elapsed after the Alberton Special Meeting and the Financing Requirement is not satisfied or waived by SolarMax.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver of claims against the trust, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any fraud claims or willful breach of the Merger Agreement prior to such termination.

Sponsor Support

●	The Sponsor agreed to cancel 800,000 Alberton Ordinary Shares at the Closing.

●	The Sponsor agreed that all outstanding Private Warrants, including all rights to receive additional Private Warrants which may be issued upon conversion of any notes or other advances made to Alberton, shall be cancelled, and in consideration of such cancellation, Alberton shall issue to the holder of the Private Warrants (including any right to receive additional Private Warrants) a total of 44,467 Alberton ordinary shares, and that no additional Private Warrants or other Warrants shall be issued to the Sponsor or any other person in respect of any loans or other advances made to Alberton.

Note Offering

●	The proceeds of $10,000,000 from the sale of the New Notes shall be used to pay the Alberton’s indebtedness, including, but not limited to, (a) the deferred underwriting compensation of $4,020,797, (b) promissory notes in the total amount of $1,748,000 due to Global Nature and AMC Sino, (c) extension notes issued to SolarMax in the aggregate principal amount of $1,387,780.26 as of March 25, 2022 and any additional extension notes which Alberton may issue to SolarMax and loans from SolarMax to enable Alberton to pay expenses, which were $276,666.40 at March 25, 2022 ; (d) loans made by the Sponsor from the proceeds of loans from SolarMax in the principal amount of $651,369; (e) loans made by the Sponsor in the principal amount of $1,353,640, (f) any additional loans made by the SolarMax to Alberton to fund the payment of expenses incurred by the Alberton, (g) the $50,000 payment to former executive officer of Alberton Mr. Bin Wang, (h) any other expenses payable by the Alberton as of the closing of the Merger, and (i) working capital;

Fees and Expenses

SolarMax has agreed that the surviving entity shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the Registration Statement in connection with the Merger is initially filed with the SEC (“Alberton Closing Expenses”). In addition, SolarMax has agreed to provide multiple loans in the amount of no more than $60,000 per month to support Alberton’s Extension up to six months (including the two months’ extension contribution previously provided), repayable upon the earlier of the closing of the Merger or liquidation or the Outside Date. Pursuant to an amendment to the Merger Agreement dated November 10, 2020, the monthly extension payment was increased to $70,674 for payments made on or after November 10, 2020. Pursuant to an amendment dated March 19, 2021, SolarMax agreed to make two additional monthly payments of $70,674. On October 22, 2021, Alberton held a special meeting of shareholders, pursuant to which its shareholders approved the amendments to Alberton’s Memorandum and Articles of Association to extend the last date by which Alberton must complete a business combination from October 26, 2021 to April 26, 2022. In connection with the Extension Amendment, Alberton has agreed to make a monthly extension payment of $0.10 for each public share that is not redeemed in connection with the Extension Amendment. SolarMax has agreed that it will fund up to six extension payments in the amount payable pursuant to the preceding sentence. Pursuant to the Extension Amendment and an amendment to the Merger Agreement dated October 4, 2021, SolarMax agreed to make six additional monthly payments of $127,836. As of March 25, 2022, SolarMax had made total extension loans of $1,387,780.26 together with additional loans for expenses which were $276,666.40. These loans will be paid at the closing.

Except Alberton Closing Expenses, all expenses incurred in connection with the Merger Agreement and the transaction contemplated thereby shall be paid the Party incurring such expenses, subject to Sponsor Expenses Support.

Trust Account Waiver

SolarMax has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Alberton’s Trust Account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Related Agreements

Backstop and Private Placement

On August 11, 2021, Alberton entered into certain Backstop Agreements with four Backstop Investors, pursuant to which the Backstop Investors committed to purchase an aggregate of no less than $18 million of Ordinary Shares in open market or private transactions from time to time, or from holders of public shares of Alberton who have exercised their redemption rights pursuant to Alberton’s organization documents, pursuant to the terms of the Backstop Agreements. A purchase of Alberton ordinary shares from holders of public shares who exercise their right of redemption will result in a revocation of the redemption election.

On August 11, 2021, Alberton entered into a PIPE Subscription with JSDC Investment LLC (the “PIPE Investor”) who is an affiliate of a minority existing shareholder of SolarMax, pursuant to which the PIPE Investor shall purchase Ordinary Shares of Alberton at the amount equal to (i) $6 million divided by (ii) a price per share equal to the price at which each share of the Company is redeemed pursuant to the redemption by the Company of its public shareholders in connection with the Merger.

On October 4, 2021, Alberton terminated two Backstop Agreements of a total commitment of $10,000,000 with two Backstop Investors who have not made any purchases. Contemporaneously with the termination, Alberton entered into agreements (the “New Backstop Agreements”) in the same form as Backstop Agreement with two new investors (the “New Backstop Investors”) for a total commitment of $10,000,000. The total backstop commitments remained at $18,000,000.

Note Purchase Agreement and Convertible Notes

On October 4, 2021, Alberton entered into certain Note Purchase Agreement with Note Investors, pursuant to which Alberton shall issue New Notes in the aggregate amount of $10,000,000 with no interest to the Note Investors at the effectiveness of this proxy statement/prospectus. The New Notes shall be converted automatically into the number of fully paid and non-assessable shares of ordinary share with no par value of Alberton or, upon redomestication of the Alberton as a Nevada corporation, the common stock, par value $0.0001 per share of Alberton redomesticated as a Nevada corporation upon the closing of the Merger at a price equal to ten (10) times the average trading price of the rights of Alberton, during a period of twenty-five (25) trading days ending on the second trading day prior to mailing of the prospectus to the Company’s shareholders in connection with the special meeting to approve the Merger Agreement. The proceeds of $10,000,000 of the sale of the New Notes shall be used to pay off the indebtedness of Alberton as of the closing and any remaining shall be released to the company as working capital.

Voting Agreements

Simultaneously with the execution of the Merger Agreement, SolarMax’ directors, officers, directors and 5% shareholders, who own approximately 41.6% of SolarMax’ voting common stock, entered into the Voting Agreements with Alberton and SolarMax pursuant to which they agreed to vote all of their shares of SolarMax Stock in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such SolarMax Stockholder’s ability to perform its obligations under the Voting Agreement, and provide a proxy to SolarMax to vote such SolarMax Stock accordingly. The Voting Agreements prevent transfers of the SolarMax Stock held by the SolarMax stockholder party thereto between the date of the Voting Agreement and the date of the SolarMax Special Meeting, except for certain permitted transfers.

Simultaneously with the execution of the Merger Agreement, Alberton’s sponsor and one major insider shareholder, who own approximately 58.4% entered into the Sponsor Voting Agreements with Alberton and SolarMax pursuant to which Sponsor and the insider shareholder agreed to vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such sponsor’s ability to perform its obligations under the Sponsor Voting Agreement, and provide a proxy to Alberton to vote such Alberton ordinary shares accordingly. The Sponsor Voting Agreements prevent transfers of the Alberton ordinary shares held by the sponsor party thereto between the date of the Voting Agreement and the date of the Alberton Special Meeting, except for certain permitted transfers.

Lock-Up Agreements

At the Closing, the officers and directors and 5% stockholders of SolarMax and certain SolarMax stockholders owning more than 1% of the outstanding SolarMax stock immediately prior to the Effective Time (each, a “Significant Stockholder”) will each either enter into a Lock-Up Agreement with combined entity in substantially the form attached to the Merger Agreement (each, a “Lock-Up Agreement”) or such Significant Stockholder shall otherwise be subject to substantially similar transfer restrictions that are in favor of the combined entity. In such Lock-Up Agreement, each such holder will agree not to (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Alberton Shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Alberton Shares (including Alberton Shares which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Covered Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Alberton Shares or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Alberton Shares or any security convertible into or exercisable or exchangeable for Alberton Shares; or (4) publicly disclose the intention to do any of the foregoing during the lock-up period. For the purpose of Lock-Up Agreement, the “Lock-Up Period” means (i) for 50% of each Significant Stockholder’s Securities, the period ending on the earlier of (x) six months after the closing of the Merger, and (y) the date on which the closing price of the Alberton Shares equals or exceeds $12.50 per for any 20 trading days within any 30-trading day period commencing after the closing of the Merger and (ii) for the remaining 50% of such Significant Stockholder’s Securities, ending six months after the closing of the Merger.

Background of the Business Combination

IPO

Alberton was incorporated as a blank check company on February 16, 2018, under the laws of British Virgin Islands for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.” Alberton’s efforts to identify a prospective target business were not limited to any particular industry or geographic location.

On October 26, 2018, we consummated the initial public offering of 10,000,000 Units (the “IPO”). The Units sold in the IPO were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $100,000,000. Chardan acted as sole book-running manager of the Initial Public Offering. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-227652). Simultaneously with the closing of the IPO, Alberton consummated the sale of 300,000 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to Alberton’s sponsor (the “Sponsor”), generating gross proceeds of $3,000,000. The SEC declared the registration statement effective on October 23, 2018. We granted the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments at the IPO price, less the underwriting discounts and commissions. On November 20, 2018, the underwriters exercised the over-allotment option in part and purchased 1,487,992 Public Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $14,879,920. Simultaneously, Alberton consummated the private placement of an additional 29,760 Private Units at a price of $10.00 per Unit, generating total additional gross proceeds of $297,600.

After deducting the underwriting discounts, offering expenses, and commissions from the Initial Public Offering and the sale of the Private Units, a total of $114,879,920 was deposited into a Trust Account established for the benefit of Alberton’s public shareholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

In accordance with the Current Charter, the amount held in the Trust Account may only be used by Alberton upon the consummation of a business combination, except that there can be released to Alberton, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and Alberton’s liquidation.

Historical Extensions and Redemptions

Immediately following the consummation of the IPO, Alberton had until October 26, 2019 to consummate its initial business combination which might be extended by additional two three months conditioned on certain extension payment funded to the Trust Account.

On September 18, 2019, Alberton extended its initial deadline to consummate the business combination by three months with a deposit of $1,148,799 into the Trust Account which was sourced by an unsecured promissory note issued to Global Nature. The note is non-interest bearing and is payable on the date on which we consummate its initial business combination with Global Nature or another qualified target company (a “Qualified Business Combination” and such date, the “Maturity Date”), subject to certain mandatory repayment arrangement set forth in the Note. The principal balance may be prepaid at any time without penalty. Pursuant to the Merger Agreement, this note is to be paid by the transfer of Sponsor Shares to the holder.

On January 23, 2020, Alberton deposited $1,148,800 into the Trust Account to extend the time available for it to complete a business combination from to April 27, 2020. The extension deposit was partially funded from a $780,000 loan provided by the Sponsor and partially from a $368,800 from Alberton’s working capital. In connection with the loan provided by the Sponsor, Alberton issued a promissory to the Sponsor in the aggregate principal amount of $780,000, which is non-interest bearing and is payable on the date on which Alberton consummates its initial business combination. Pursuant to the Merger Agreement, this Note is to be settled by delivery of Sponsor Shares.

On April 23, 2020, Alberton held a special meeting, at which its shareholders approved (i) an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from April 27, 2020 to October 26, 2020 or such earlier date as determined by the Alberton Board; (the “April 2020 Extension”). In connection with the April 2020 Extension, public stockholders owning 10,073,512 ordinary shares of Alberton exercised their right to have their public shares redeemed, and those shareholders received $105,879,118 (or $10.51 per share) from the trust fund.

In connection with the April 2020 Extension, Alberton committed to deposit into the Trust Account six monthly cash contribution of $60,000 per month in the aggregate amount of $360,000, which was partially funded by the Sponsor Note and Alberton’s working capital ($300,000) and partially funded by the SolarMax Extension Loans ($60,000), and issue public shareholders who did not redeem their public shares in connection with the April 2020 Extension certain amount of the Extension Warrants. On January 19, 2021, the board of Alberton approved the issuance of 1,414,480 warrants (the “Extension Warrants”) to those public shareholders who were shareholders on April 21, 2020 and did not exercise their right of redemption in connection with the April 2020 extension, and Alberton instructed the transfer agent to issue the Extension Warrants. The Extension Warrants were issued on April 8, 2021.

On October 26, 2020, Alberton held another special meeting, at which its shareholders approved an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined by the Alberton Board (the “October 2020 Extension”). In connection with the October 2020 Extension, the holders of an additional 1,000 ordinary shares exercised their right to have their public shares redeemed, and those shareholders received $10,770.13 (or $10.77 per share) from the Trust Account.

In connection with October 2020 Extension, Alberton committed that, for each remaining public shares that did not redeem, for each monthly period, or portion thereof during the October 2020 Extension, it would deposit $0.05 per share per month, of $70,674, into the Trust Account as additional interest on the proceeds in the Trust Account.

On April 23, 2021, Alberton held another special meeting, at which its shareholders approved an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from April 26, 2021 to October 26, 2021 or such earlier date as determined by the Board (the “April 2021 Extension”). In connection with the approval of the April 2021 Extension, shareholders elected to redeem an aggregate of 135,069 of our ordinary shares. As a result, an aggregate of $1,495,303.45 (or $11.07 per share) was released from our Trust Account to pay such shareholders. In connection with this vote, Alberton agreed to make monthly payments of $76,704.66 which payment were funded by extension loans from SolarMax.

On October 22, 2021, Alberton held a special meeting of shareholders, pursuant to which its shareholders approved the Extension Amendment to extend the last date by which Alberton must complete a business combination from October 26, 2021 to April 26, 2022 (the “October 2021 Extension”). In connection with the Extension Amendment, Alberton has agreed to make a monthly extension payment of $127,836.10. SolarMax has agreed that it will fund up to six extension payments in such amount. These loans will be paid at the closing.

The per-share pro rata portion of the Trust Account on March 31, 2022, the Record Date, (after taking into account taxes owed but not paid by such date (which is expected to be the same approximate amount two business days prior to the meeting)) was approximately $[●].

The April 2020 Extension, October 2020 Extension, the April 2021 Extension, and the October 2021 Extension (collectively, the “Extensions”) resulted in a reduction of $[●] from the trust fund. Significant reduction in the amount available in the Trust Account is not uncommon among special purpose acquisition companies. A large number of Alberton’s public shareholders elected to redeem their shares in connection with the Extensions, especially in connection with April 2020 Extension, regardless of how such public shareholders vote in regard to the amendments to Alberton’s charter to extend the date that it must complete its initial business combination. Alberton believed that such redemption right protects public shareholders from having to sustain their investments for an unreasonably long period if Alberton failed to find a suitable acquisition in the contemplated timeframe, especially during the unprecedented coronavirus (COVID-19) outbreak.

If Alberton is unable to consummate the Business Combination by April 26, 2022, Alberton will, as promptly as possible but not more than ten business days thereafter, redeem 100% of its outstanding public shares for a pro rata portion of the funds held in the Trust Account and then seek to dissolve and liquidate.

Target Search

Immediately after closing the IPO on October 26, 2018, the officers and directors of Alberton began to contact potential candidates for a business combination. In addition, we were contacted by a number of individuals and entities with respect to business combination opportunities.

Alberton viewed the potential acquisition targets based on the same criteria discussed below and used in evaluating the Business Combination. These criteria included established middle-market businesses with proven track records, experienced management teams and strong competitive positions with, or with the potential for, revenue and earnings growth, and attractive free cash flow generation. Alberton focused on sectors exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, focused only on companies that Alberton management believed would benefit from being a publicly traded company

Between October 29, 2018 and the date hereof, Alberton reviewed in varying degrees approximately 50 potential business combination candidates and submitted preliminary proposals to eleven of them, including SolarMax. Alberton management team held frequent discussion regarding the various targets both internally and with a wide range of management teams of the potential targets.

The ten potential targets with which Alberton did not pursue a business combination:

Candidate One: On October 29, 2018, Bin Wang, our former CEO, was introduced to an executive director of a candidate by a third party. The candidate was a major discounted airline in Asia, whose parent company intended to divest this subsidiary or go public. After reviewing its information, Bin Wang, Kevin Liu, our CFO, and Howard Jiang, our former independent director, visited the candidate’s headquarters and met with its senior management team on November 1, 2018. An initial proposal was presented to the candidate’s management on November 8, 2018. The proposal included a proposed valuation range of the candidate and an earnout arrangement. Alberton and the candidate had extensive discussion and discovery in the following two months until December 2018, when Alberton was informed by the candidate that they decided to pursue a transaction with a different entity.

Candidate Two: On November 3, 2018, Alberton was introduced to a candidate by a third party in China. It is engaged in production and distribution of fruit juice and canned fruits in Asia. Four directors of Alberton held a series of calls, emails and a meeting at the candidate’s head office, and two other directors conducted background check and financial analysis on the candidate’s audited financials. In November 2018, Alberton submitted an initial proposal to the candidate. The proposal provided a proposed valuation range and deal structure for the merger including certain earnout arrangement. The parties had a series of conference calls and personal meeting at the candidate’s head office through the first half of 2019. Discussion with the candidate came to an end on August 19, 2019 when both parties could not reach an agreement on certain material terms and timeline of the transaction.

Candidate Three: On November 28, 2018, Alberton was introduced to the CEO of a candidate in person by a third party. It is a major financial asset exchange platform in China. From November 28, 2018 to January 6, 2019, Alberton and the candidate held a series of meetings regarding its restructuring, business consolidation and management team. On January 6, 2019, Alberton and the candidate signed a memorandum of understanding with a transaction proposal. Between January 6, 2019 and early March 2019, Alberton management held a series of meetings with the CEO and the legal counsel of the candidate regarding its preparation for the proposed business combination with Alberton. Subsequently, its CEO informed Alberton that one of its major shareholders disagreed with the restructuring and listing plan and therefore the candidate decided not to proceed with the business combination with Alberton.

Candidate Four: On January 17, 2019, Alberton was introduced to the CEO of a candidate by a third party. It is engaged in the oil and gas production in Texas. In the following three weeks, Alberton and the candidate continued discussions through conference calls and two Alberton directors met the CEO and CFO of the candidate in New York. The parties discussed general terms of a potential roll-up transaction and the resulting ranges of ownership based on a range of potential valuations. Based on this dialogue, Alberton sent an initial presentation to the candidate’s controlling party on January 24, 2019. No substantive response was received thereafter, so Alberton ended substantive discussions with the candidate.

Candidate Five: On January 22, 2019, Alberton was introduced by its legal counsel at that time to a candidate engaged in production and distribution of short video programs and mobile e-commerce in China. Alberton and the candidate entered into a nondisclosure agreement enabling Alberton to evaluate its certain proprietary cultural products and online platform. Between February 16, 2019 and May 2, 2019, Alberton team had a series of meetings with its CEO and its major shareholders. Subsequently, the parties signed a memorandum of understanding with a transaction proposal and a 4-week mutual exclusive restriction. In mid-May 2019, as discussions advanced, Alberton had its independent board members and financial and banking experts visited the candidate to further interaction with its management team. Because the two parties could not reach an agreement within the exclusive period as defined in the memorandum of understanding, the memorandum of understanding was voided on May 31, 2019.

Candidate Six: In early February 2019, Alberton was introduced to a Singapore-based investment company whose sole asset is its controlling equity stake in a major oil and gas rail transportation company in Central Asia. Because of its strong balance sheets and growing revenue, the candidate emerged as a priority target for a potential business combination. On March 30, 2019, Alberton received the audit reports of the transportation company from the candidate. Kevin Liu, the CFO, was assigned to follow-up with the candidate’s CEO with the initial proposal suggesting the candidate discuss with its partner in that Central Asian country to put the remaining equity interest together to structure a business combination between the transportation company in its entirety with Alberton. Subsequently, Alberton received the feedback as to the partner’s unwillingness to proceed, so discussions with this candidate were discontinued.

Candidate Seven: On March 6, 2019, Alberton was introduced by a third party to a well-established pharmaceutical company in China focusing on R&D and commercializing vaccine and immunologic therapy products. From a series of conference calls and meetings with the candidate’s senior management team, Alberton learned that the candidate had suffered serious setbacks in its operations but it was close to the turning point with the support from its investors and employees. On the base of these interactions, a memorandum of understanding with a transaction proposal was sent to the candidate on June 5, 2019. During subsequent meetings, Alberton and the candidate discussed general terms of a potential transaction and the resulting ranges of ownership based on a range of potential valuations. As Alberton did not receive a reply from the candidate, Alberton management ended substantive discussions with this candidate in early July 2019.

Candidate Eight: In early May 2019, Alberton met a newly organized BVI venture for merging a “hot” agricultural product, sponsored by a Hong Kong-headquartered leading international financial institution, and a major pharmaceutical company in China. Given the popularity of its farm products and its sponsors’ strength, after a series of discussions and meetings with its sponsors, Alberton signed a letter of intent with the candidate on July 9, 2019, and a second letter of intent on September 13, 2019. In connection with the letter of intent, Alberton issued a $1,148,800.00 promissory note to the candidate to support Alberton’s cash contribution to the Trust Account for an extension, followed by another promissory note dated November 20, 2019 for $500,000 for Alberton’s working capital. Funds under the two promissory notes were received in full by Alberton. In September 2019, certain management members together with Alberton’s PRC legal counsel and auditor visited project sites of the candidate to conduct onsite due diligence. As the candidate was not able to timely provide documents requested by Alberton including its financial statements, the parties terminated the discussion.

Candidate Nine: In late February 2020, Alberton was introduced by a third party to a BVI incorporated firm specializing in distressed asset disposal in China with a subsidiary in the United States. Alberton considered it attractive due to its counter-economic cycle especially when economy is suffering during the pandemic of COVID-19. After extensive discussion, the parties signed a letter of intent on March 20, 2020 and amended the letter of intent on April 17, 2020. In connection with the amendment to the letter of intent, Alberton issued a promissory note for $500,000 to the candidate to support the transaction and Alberton’s operation. As of the date hereof, only $100,000 under the note was funded to Alberton, with the result that the principal amount of the note is $100,000. Subsequently, the parties continued the discussion and arrangement of the timeline of the audited financial statements of the candidate and the settlement of existing indebtedness of Alberton. As the candidate failed to deliver the requested financial statements within the timeline and the parties did not reach agreements on the settlement of indebtedness and other terms, they subsequently discontinued conversation.

Candidate Ten: In June 2020, Alberton was connected through its advisor to a company specializes in R&D, production and sales of integrated thermal energy storage systems in China with the “energy storage + multi-energy complementary + smart energy” system as its core business. The parties engaged in a series of meetings and conference calls. Kevin Liu, Mr. Liu’s assistant and the PRC counsel also visited one of candidate’s project sites as part of the due diligence process. During the discussion, the parties were not able to agree and commit to certain requests from both sides and did not proceed beyond a signed non-disclosure agreement.

Timeline of the Business Combination

On May 19, 2020, SolarMax was referred to Alberton management by a third party. After a preliminary review of the business of SolarMax, Alberton management selected SolarMax as a potential target.

On June 7, 2020, Alberton and SolarMax signed a non-disclosure agreement, giving Alberton an opportunity to evaluate SolarMax’ detailed business and financial information

On June 15, 2020, Luke Liu, Wang Guan’s assistant, and Jim Fei, the partner of the Sponsor, visited SolarMax’ office based in Riverside County, California, and met with David Hsu, the CEO of SolarMax, and Stephen Brown, the CFO of SolarMax. Subsequently, Luke Liu reported in writing to Guan Wang and Kevin Liu the basic situation of SolarMax and his review of SolarMax’ filings with the SEC.

From June 18 to June 28, 2020, Alberton management had several conference calls with SolarMax’ management team to discuss the potential business combination.

In order to further investigate the operation and position of SolarMax, on June 30, 2020, Alberton engaged QuestMark Capital Inc., as a financial advisor of Alberton to conduct due diligence on SolarMax and assist with Alberton’s negotiations with SolarMax in connection with the potential business combination.

On July 3, 2020, Alberton Board held a meeting to discuss the potential business combination with SolarMax on the base of the available information. Alberton also invited the CEO and CFO of SolarMax to attend a conference to get a better understanding of its business operations and financial status.

From August 15 to September 5, 2020, Alberton continued its negotiation with SolarMax for the business combination. Alberton’s former legal counsel, Hunter Taubman Fischer and Li LLC (“HTFL”) and SolarMax’ legal counsel, Ellenoff Grossman & Schole LLP (“EGS”), started to draft and negotiate a letter of intent in connection with the proposed business combination, pursuant to the instructions and comments from their respective clients.

On September 1, 2020, Alberton received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that Alberton was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires Alberton to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of Alberton’s securities on the Nasdaq Capital Market. The Notice states that Alberton has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule.  On October 15, 2020, Alberton submitted its plan of compliance to Nasdaq and, based on the review of the materials submitted by Alberton, Nasdaq determined to grant the Company an extension until March 1, 2021 to regain compliance with the Public Holder Rule.

On September 3, 2020, Alberton and SolarMax entered into a certain letter of intent for the business combination (the “SolarMax LOI”) and formally started to discuss the related matters for the business combination. EGS started to prepare the draft of the merger agreement. On the same day, SolarMax loaned Alberton US$60,000 to make its payment for the April Cash Contribution, for which Alberton issued its promissory note in the principal amount of $60,000.

On September 11, 2020, QuestMark Capital Inc. generated a due diligence report on SolarMax for Alberton.

On September 18, 2020, EGS sent an initial draft of the Merger Agreement to HTFL, based on the terms of the executed letter of intent.

On September 23, 2020, HTFL sent a revised draft of the Merger Agreement to EGS containing comments from Alberton and HTFL, which reflected certain key terms of the agreement, including terms regarding convertible debt of SolarMax, the funding obligations of the Merger, changes to certain representations and warranties and covenants, and additional provisions.

On September 24, 2020, HTFL sent an initial draft of the Alberton preliminary proxy in connection with Alberton’s special meeting of shareholders to extend the deadline of Alberton’s initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined.

Between September 24, 2020 and September 29, 2020, representatives of Alberton and SolarMax and their respective legal counsel and financial advisors held numerous conference calls to negotiate the terms of the Merger Agreement and related documentation, including representations and covenants, the components and determination of the merger consideration, and voting agreements. They also corresponded regarding the Alberton preliminary proxy statement/prospectus.

On October 1, 2020, EGS sent a revised draft of the Merger Agreement to HTFL regarding the matters contained in September 23 draft and the indemnifications, expense arrangement in connection with the merger, and other provisions.

On October 5, 2020, Alberton filed its definitive proxy in connection with Alberton’s special meeting of shareholders to be held on October 26, 2020 to extend the deadline of Alberton’s initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined.

On October 6, 2020, HTFL sent a further revised draft of the Merger Agreement to EGS reflecting, among others, the outstanding issues, including but not limited to Alberton’s fees and expenses in connection with the merger, the draft of voting agreement and lock-up agreement as exhibits attached to the Merger Agreement.

Between October 6, 2020 and October 16, 2020, representatives of Alberton and SolarMax and their respective legal counsel and financial advisors held certain conference calls to finalize the terms of the Merger Agreement and related documentation, including the lock-up agreement and the voting agreement.

On October 7, 2020, Alberton’s Board and SolarMax’ management had another discussion about SolarMax’ development plan for the next five years in connection with the potential business combination. SolarMax also made its unaudited financial statements for the quarter ended June 30, 2020 available to Alberton and subsequently made its financial statements for the nine months ended September 30, 2020 available to Alberton.

On October 8, 2020, Alberton engaged Donohoe Advisory for preparing of the compliance plan with Nasdaq.

On October 9, 2020, Alberton held a board meeting to update the status of SolarMax business combination.

On October 12, 2020, a meeting of the board of directors were called to discuss and approve the business combination with SolarMax.

On the same day, Donohoe Advisory started to coordinate with EGS and the representative of SolarMax to collect supporting documents for the preparation of the plan of compliance to Nasdaq.

On October 16, 2020, Ogier, the BVI counsel of Alberton sent a further revised draft of the Merger Agreement to HTFL and EGS.

Later on October 16, 2020, HTFL assisted to establish the Merger Sub in connection with the Business Combination.

On the same day, Donohoe Advisory, on behalf of Alberton, submitted its plan of compliance to Nasdaq to regain compliance with Minimum Public Holders Rule.

On October 19, Alberton and SolarMax entered into an amendment to SolarMax LOI, pursuant to which, Alberton and SolarMax agreed to amend and restate some paragraphs of SolarMax LOI, including the exclusivity provisions which were extended to October 30, 2020 and related provisions.

On the same day, Mr. John W. Allen resigned from his positions as an independent director and the chairman of the compensation committee of Alberton and Mr. Harry Edelson resigned from his positions as an independent director and the chairman of audit committee of Alberton. Their resignation did not result from a disagreement with Alberton on any matter relating to Alberton’s operations, policies or practices.

On October 20, 2020, the Board appointed Mr. William Walter Young as an independent director and the chairman of the compensation committee and Mr. Qing S. Huang as an independent director and the chairman of the audit committee of the Board of Alberton to fill the vacancies created by Mr. Allen and Mr. Edelson, effective immediately. Immediately after the appointment, Alberton management team and HTFL sent over the documents and information regarding the business combination with SolarMax to the new board members for them to review and digest.

On October 22, 2020, a meeting of the board of directors were called to introduce the new independent directors to the Alberton Board and update them the current status of business combination with SolarMax.

On October 23, 2020, EGS sent a further revised draft of the Merger Agreement to HTFL to reflect that SolarMax’ financial statements ended June 30, 2020 were delivered.

On October 24, 2020, HTFL sent a further revised draft of the Merger Agreement to EGS.

On October 26, 2020, Alberton held a special shareholder meeting, at which the proposal to extend the date by which Alberton must complete its initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined by the Board was voted on and approved.

October 27, 2020, a meeting of the board of directors were called to discuss and approve the Merger Agreement and related transactions. HTFL submitted a draft of the Merger Agreement substantially the same in the final form of the Merger Agreement to Alberton Board. After considering the proposed terms of the Merger Agreement and other related transaction agreements and taking into account the other factors described below under the caption “Alberton’s Board of Directors’ Reasons for the Approval of the Business Combination,” Alberton Board unanimously approved the Merger Agreement and related agreements and determined that it was advisable and in the best interests of Alberton to consummate the Business Combination and other transactions contemplated by the Merger Agreement and related agreements, directed that the Merger Agreement and the other proposals described in this proxy statement/prospectus be submitted to Alberton’s shareholders for approval and adoption, and recommended that Alberton’s shareholders approve and adopt the Merger Agreement and such other proposals.

Later on October 27, 2020, Alberton and SolarMax entered into the Merger Agreement.

On October 28, 2020, a press release was issued announcing the execution of the Merger Agreement and the Business Combination. On the same day, Alberton filed with the SEC a Current Report on Form 8-K attaching the press release.

On October 29, 2020, Alberton received a notification letter from the Listing Qualifications Department of The Nasdaq stating that the Nasdaq Staff had determined to grant Alberton an extension of time through March 1, 2021 to regain compliance with Minimum Public Holders Rule.

On November 1, 2020, HTFL circulated the initial draft of the Alberton preliminary proxy statement/prospectus to EGS.

On November 3, 2020, Alberton filed with the SEC a Current Report on Form 8-K to disclose such granted extension.

On November 15, 2020, EGS circulated the SolarMax’ related disclosure to update Alberton preliminary proxy statement/prospectus.

On November 10, 2020, Alberton, Merger Sub and SolarMax entered into an amendment (the “Amendment”) to the Merger Agreement to increase certain Extension Loans (as defined in the Merger Agreement) to be provided by SolarMax from $60,000 monthly to $70,674 monthly. As a result, the Amendment increases the monthly payments due on or after November 10, 2020 to $70,674 and provides that, to the extent that the payments made by SolarMax exceed the $60,000 amount provided in the Merger Agreement, Alberton shall, at the Closing, cause to be delivered to the Successor for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to such excess.

On December 18, 2020 and December 28, 2020, SolarMax made non-interest bearing loans to Sponsor in the aggregate principal amount of $128,465.66, to enable the sponsor to provide Alberton with funds to pay currently due expenses ($91,854) and the filing fee for the registration statement of which this proxy statement/prospectus is a part ($36,611.66). At the Closing, these notes are to be satisfied by the delivery of Sponsor Shares having a value equal to the principal amount of the notes, which shares will be cancelled. These provisions were amended in the Third Amendment, described below.

On January 4, 2021, Nasdaq advised Alberton that it no longer complies with Nasdaq Listing Rule 5620(a) due to the Alberton’s failure to hold an annual meeting of shareholders within twelve months of the end of the Alberton’s fiscal year ended December 31, 2019 (the “Annual Meeting Requirement”). Under Nasdaq Listing Rule 5810(c)(2)(G), Alberton has 45 calendar days from January 5, 2021, or until February 19, 2021, to submit to Nasdaq a plan to regain compliance with the Annual Meeting Requirement. Alberton submitted a plan and Nasdaq accepted the plan. Pursuant to the plan, Alberton scheduled and held a special meeting in lieu of the 2020 annual meeting, at which directors were elected. This meeting satisfied the Annual Meeting Requirement.

On January 19, 2021, the board of Alberton approved the issuance of 1,414,480 warrants (the “Extension Warrants”) to those public shareholders who were shareholders on April 21, 2020 and did not exercise their right of redemption in connection with the April 2020 extension. The Extension Warrants were issued on April 8, 2021.

On February 18, 2021, Alberton received a letter from Nasdaq, advising Alberton that Alberton had regained compliance with the Minimum Public Holders Rule based on its submissions to Nasdaq of shareholder records dated January 20, 2021.

On March 16, 2021, after Alberton’s submission of a plan to regain compliance with Annual Meeting Requirement, it received a notification letter from Nasdaq stating that the Nasdaq Staff had determined to grant Alberton an extension of time through June 29, 2021 to regain compliance with the Annual Meeting Requirement.

On March 19, 2021, Alberton, Merger Sub and SolarMax entered into an amendment (the “Second Amendment”) to the Merger Agreement. Pursuant to the Second Amendment, Alberton agreed to make up to two additional Extension Loans (“Additional Loans”) in the amount $70,674 per month, but no more than two Additional Loans. These Additional Loan were made in March and April 2021. At the Closing, Alberton shall cause to be delivered to the Successor for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to the amount of these loans. These provisions were amended in the Third Amendment, described below.

On March 26, 2021, Alberton filed a definitive proxy statement in Form 14A for the purposes of seeking our shareholder approval to extend the date before which we must complete an initial business combination until October 26, 2021 or such earlier date as determined and related matters at a special meeting in lieu of the 2020 Annual Meeting in order to be compliance with Annual Meeting Requirement.

On April 23, 2021, Alberton held its special meeting in lieu of the 2020 annual meeting of the shareholders. At the meeting, Alberton’s shareholders approved an extension of the date that Alberton need to complete its business combination from April 26, 2021 to October 26, 2021, elected directors and ratified the selection of Friedman LLP as its independent registered certified public accounting firm.

On June 9, 2021, Alberton received a notice from Nasdaq notifying the Company that, because its Form 10-Q for the period ended March 31, 2021 was not filed with the SEC by the required due date of May 17, 2021, the Company is therefore not in compliance with the periodic filing requirements for continued listing set forth in NASDAQ Listing Rule 5250(c)(1). Alberton satisfied the periodic filing requirement with the filing of its Form 10-Q for the period ended March 31, 2021 on June 22, 2021.

On August 11, 2021, September 10, 2021, and October 4, 2021, Alberton, Merger Sub and SolarMax entered into a third amendment, a fourth amendment and a fifth amendment to the Merger Agreement. Pursuant to these amendments:

●	The number of Alberton ordinary shares to be issued to the SolarMax shareholders was changed to provide that the number of shares is determined by dividing $300,000,000 by $10.50 rather than the Redemption Price.

●

SolarMax, which, as of March 25, 2022 had made Extension Loans totaling of  $1,387,780.26, agreed, if the Extension Amendment is approved by SolarMax’ shareholders, to make up to additional six Extension Loans, and all of the Extension Loans will be paid at the Closing. In addition, SolarMax made a loan to Alberton to pay expenses of 276,666.40, which loan will also be paid at the Closing.

●	The requirement that Alberton satisfy its obligation to settle Chardan’s deferred underwriting compensation, which is $4,020,797, through the delivery of Sponsor Shares was eliminated, and the deferred underwriting compensation is to be paid in cash.

●	The requirement that the notes outstanding at September 3, 2020 be settled through the delivery of Sponsor Shares was eliminated and these notes will be paid at the Closing.

●	800,000 Sponsor Shares will be canceled.

●	All outstanding Private Warrants, each exercisable for one-half of one Alberton ordinary shares (or Purchaser Common Stock following Redomestication), including all rights to receive additional Private Warrants which may be issued upon conversion of any notes or other advances made to Purchaser, shall be cancelled, and Alberton shall issue to the holder of the Private Warrants (including any right to receive additional Private Warrants) a total of 44,467 Alberton ordinary shares.

●	Pursuant to loan agreements with the Sponsor, SolarMax had made loans to the Sponsor for payment of obligations of Alberton of $651,369.01 and agreed to make additional advances of up to $12,233.61. These loans will be paid at the closing.

●	On October 4, 2021, Alberton entered into securities purchase agreement with two investors who agreed to purchase convertible notes in the principal amount of $10 million. The notes are automatically converted at the closing into shares of common stock with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending on the 2nd trading day before the proxy statement is mailed to Alberton’s shareholders.

●	At the Closing, Alberton shall issue, under the Incentive Plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of Common Stock as the compensation shares for their service as independent directors of Alberton until the Closing and to Citiking International Limited, a company organized under the laws of Hong Kong (“Citiking”), 200,000 shares pursuant to certain consulting agreement between the Purchaser and Citiking, among which 50,000 shares shall vest immediately, 50,000 shares shall vest upon the first anniversary of the Closing, 50,000 shares shall vest on the second anniversary of the Closing and remaining 50,000 shares shall vest on the third anniversary of the Closing.

●	Alberton agreed that Alberton would assume the Sponsor’s obligation to make a $50,000 payment to Alberton’s former chief executive officer.

On August 11, 2021, Alberton also entered into the following agreements.

●	A PIPE Subscription for Alberton ordinary shares at a purchase price of $6.0 million with a purchase price per share equal to the Redemption Price per share.

●	Backstop agreements with four investors pursuant to which the Backstop Investors committed to purchase an aggregate of no less than $18 million of Ordinary Shares in open market or private transactions from time to time, or from holders of public shares of Alberton who have exercised their redemption rights pursuant to Alberton’s organization documents. These agreements were terminated in October 2021, and Alberton entered into backstop agreements with two other investors for a total of $10 million.

●	Share Forfeiture Agreement pursuant to which the Sponsor and two other initial investors agreed to cancel a total of 800,000 ordinary shares.

●	Note Conversion Agreements with the Sponsor, Global Nature and AMC Sino respectively, pursuant to which, Alberton shall convert 50% of the balance ($1,551,220) of the notes into shares of Alberton immediately prior to the closing at a conversion price equal to 10 times the average trading price of the rights of Alberton, during a period of 25 trading days ending on the second trading day prior to the mailing of this proxy statement/prospectus.

On October 4, 2021, Alberton also entered into the following agreements

●	Note Purchase Agreements with two investors pursuant to which Alberton shall issue New Notes in the aggregate amount of $10,000,000 with no interest to the Note Investors at the effectiveness of this proxy statement/prospectus. The New Notes shall be converted automatically into the number of fully paid and non-assessable shares of ordinary share with no par value of Alberton or, upon redomestication of the Alberton as a Nevada corporation, the common stock, par value $0.0001 per share of Alberton redomesticated as a Nevada corporation upon the closing of the Merger at a price equal to ten (10) times the average trading price of the rights of Alberton, during a period of twenty-five (25) trading days ending on the second trading day prior to mailing of the prospectus to the Company’s shareholders in connection with the special meeting to approve the Merger Agreement. The proceeds of the sale of the Notes shall be used to pay off the indebtedness of Alberton as of the Closing, including the Extension Loans and the Sponsor Loans, and the working capital of the company after the closing.

●	Termination agreements with two Backstop Investors who have not commenced purchase under their Backstop Agreement for a total commitment of $10 million and New Backstop Agreements with two New Backstop Investors for a total commitment of $10 million

●	Termination agreements with the Sponsor, Global Nature and AMC Sino for the note conversion and the outstanding notes held by these holders will be paid out from the proceeds of the New Notes.

On October 22, 2021, Alberton held a special meeting of shareholders, pursuant to which its shareholders approved the Extension Amendment to extend the date by which Alberton must complete a business combination to April 26, 2022. In connection with the Extension Amendment, public shareholders of 50 Alberton ordinary shares redeemed their shares for a pro rata portion of the Trust Account.

On October 28, 2021, Alberton received a notice from the staff of the Listing Qualifications Department of Nasdaq indicating that, unless Alberton timely requests a hearing before the Panel, Alberton’s securities (common stock, warrants, units and rights) would be subject to suspension and delisting from Nasdaq due to the Alberton’s non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Following the submission of a hearing request by Alberton, a hearing was held on December 16, 2021.

On January 3, 2022, Alberton received a notice from Nasdaq Office of General Counsel that the Panel had granted the Company’s request to continue its listing on Nasdaq through March 14, 2022.

On February 28, 2022, Alberton submitted a request to the Panel for additional extension to regain compliance until April 26, 2022 which requested was granted by the Panel on March 3, 2022. The Panel’s decision is subject to certain conditions, including that the Company will have completed its Merger on or before April 26, 2022, and that the combined company will have demonstrated compliance with all applicable requirements for initial listing on Nasdaq. According to Nasdaq Rule 5815(c)(1), the Panel cannot grant an exception to the continued listing standards for a period exceeding 180 days from the date of the staff Delisting Determination which is April 26, 2022, the current Outside Date. If Alberton cannot complete the Merger by April 26, 2022, Alberton’s securities will be delisted from Nasdaq following April 26, 2022 and commence trading on over-the-counter markets.

From November 1, 2020 through the date of this proxy statement/prospectus, Alberton and SolarMax and their representatives continued to correspond regarding updates to the registration statement of which this proxy statement/prospectus is a part.

Alberton’s Board of Directors’ Reasons for the Approval of the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

The Business Combination resulted from a thorough search for a potential target, utilizing our resources along with the investment and operation experience of our management team and board of directors. The terms of the Business Combination are the result of extensive negotiations between Alberton and SolarMax.

From the date of our IPO through the execution of the Merger Agreement on October 27, 2020, we evaluated various potential target companies. We have followed the initial set of criteria and guidelines outlined in the Prospectus to assess the value and the growth of the potential target. In reviewing various aspects of SolarMax, our board has identified the following factors that underlie our assessment.

●	Integrated Solar Energy Operation. SolarMax operates in two segments, (a) its U.S. operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems, (ii) financing the sale of our photovoltaic and battery backup systems, and (iii) sales of LED systems; and (b) its China operations primarily consist of (i) identifying and procuring solar farm projects for resale to third parties and (ii) performing EPC services for solar farm projects. Alberton’s Board considers such integrated operations in solar energy provide a lot of potential opportunities for collaboration, expansion and self-growth to bring future profit to its investors;

●	Experienced and Proven Management Team. Alberton’s management and the Alberton Board believe that SolarMax has a strong management team which is expected to remain with the Successor to seek to execute the strategic and growth goals of the combined business; and

●	Business where Alberton could add value. SolarMax requires capital in order to support and further its business development. Alberton Board believes that Alberton, as a Nasdaq-listed public company, could provide a portal for SolarMax to achieve its goals within the solar energy industry, so that SolarMax could effectively conduct its business plan.

The board has also considered a number of factors to approve the Business Combination, including, but not limited to:

●	the business, history, and credibility of SolarMax and its affiliates;

●	the likelihood that the Business Combination will be completed;

●	the terms of the Merger Agreement and the belief that the terms of the Merger Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

●	the view of Alberton’s management as to the financial condition, results of operations, and business of SolarMax before and after the Business Combination based on due diligence;

●	the fact that consummating the Business Combination will mean Alberton cannot pursue other alternatives that potentially could result in a greater value for Alberton;

●	the risk that the Business Combination may not be completed in a timely manner or at all; and

●	various other risks associated with the Business Combination.

Satisfaction of 80% Test

It is a requirement under both the Current Charter and the Interim Charter that any business acquired by Alberton has a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. The Alberton Board considered that the fair market value of SolarMax was equal to at least 80% of the amount of funds held by Alberton in trust for the benefit of its public shareholders. At the date the Alberton Board approved the Merger Agreement, the balance of funds in the Trust Account was approximately $[●] million. As a result, Alberton Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the funds held in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account).

Certain Benefits of Alberton’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

(i)	the fact that certain initial shareholders have purchased an aggregate of 2,871,998 ordinary shares for an aggregate purchase price of $19,550, or approximately $0.007 per share, which would have a value of approximately $[●] million based on the closing price of Alberton ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption, taking the consideration that 800,000 Founder Shares will be cancelled at the closing. Such Founder Shares will have no value if we do not complete an initial business by April 26, 2022; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(ii)	the fact that the Sponsor holds 329,760 private units and will continue to hold 362,736 shares of Company Common Stock and 329,760 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. The Private Warrants are being cancelled at the Closing in consideration of which Alberton is issuing 44,467 Alberton shares to the Sponsor. Those private units and securities underlying those private units are not subject to redemption and will be worthless if Alberton does not complete an initial business combination by the Outside Date;

(iii)	if Alberton is unable to complete a business combination by the Outside Date, our Sponsor will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

(iv)	the fact that (A) we issued Sponsor Notes in the aggregated amount of $1,080,000, to the Sponsor, the sole director and shareholder of which is Mrs. Guan Wang, our Chief Executive Officer and Chairman. The Sponsor Notes are non-interest bearing and payable on the consummation of our initial business combination; (B) in addition to the Sponsor Notes, the Sponsor has loaned us $651,369 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the Trust Account; (C) pursuant to the Fifth Amendment to the Merger Agreement, Alberton will be issuing to two outside investors $10 million notes automatically convertible at the closing into shares of common stock of the company at a conversion price equal to 10 times the average trading price of the rights of Alberton, during a period of 25 trading days ending on the second trading day prior to mailing of this proxy statement/prospectus and the proceeds of the notes will be used, among others, to pay off the Sponsors Notes and loans by the Sponsor, and (D) Sponsor has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the Trust Account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time, and we have agreed to pay the Sponsor $1,000 per month for these services.

(v)

the fact that the Merger Agreement provides that (A) SolarMax has agreed that the Successor shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the registration statement of which this prospectus/proxy statement is filed with the SEC (“Alberton Closing Expenses”), and (B) SolarMax has agreed to provide, and provided Extension Loans of  $1,387,780.26 as of March 25, 2022 and agreed to provide up to three additional Extension Loans of $127,836.10.  In addition, SolarMax made loans to Alberton for payment of Alberton’s expenses which totaled $276,666.40 at March 25, 2022. These loans will be paid at the Closing.

(vi)	the fact that, in the Merger Agreement, as amended, (a) the Sponsor has agreed to deliver 800,000 founder shares at the closing to us for cancellation; (b) Alberton assumed the Sponsor’s obligation to make a $50,000 payment to Alberton’s former chief executive officer, (c) Alberton has agreed to issue, at the closing, under the Incentive Plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of Common Stock as the compensation shares for their service as independent directors of Alberton until the Closing and (d) Alberton agreed to issue to the Sponsor 44,467 ordinary shares for the Sponsor’s agreement to cancel all of the outstanding Private Warrants including any obligation to issue private warrants.

(vii)	the fact that Sponsor issued to SolarMax the Sponsor Interim Notes in the aggregate principal amount, as of March 25, 2022, of $651,369.01 pursuant to loan agreements dated between Sponsor and SolarMax. The loans were made by SolarMax to Sponsor in order to enable Sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement and to pay certain accrued expenses. Upon consummation of the Business Combination, these notes will be paid out from the proceeds of the sale of the New Notes. If the Business Combination is not consummated, the Sponsor Interim Notes would become immediately payable and carry an annual interest of 5% from the maturity date.

(viii)	the continued indemnification of current directors and officers of Alberton and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the Business Combination, our directors, officers, advisors, or their respective affiliates may (i) purchase shares of Alberton Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Alberton Shares or vote their shares in favor of the Business Combination Proposal. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against a potential loss in value of their shares, including the granting of put options and the transfer of shares or warrants owned by the Initial Shareholders for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by the Initial Shareholders and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the Meeting vote in favor of the Business Combination Proposal, and/or (y) that Alberton will satisfy the closing condition that it will have at least $5,000,001 prior to the Closing and will meet the Nasdaq requirements relating to stockholders’ equity (at least $4.0 million if the market value of the listed securities is at least $50.0 million or $5.0 million if the market value of listed securities test is not met), public float of at least $15.0 million, and the minimum stockholder requirement of at least 300 round lot holders with at least 50% having positions of at least $2,500, after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when it appears that such requirements would otherwise not be met.

None of our directors, officers, advisors, or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that our directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

Total Alberton Shares to Be Issued in the Business Combination

We anticipate that, upon the completion of the Business Combination, and assuming there are no redemptions, and assuming the issuance of 28,571,762 Alberton Shares as the Consideration Shares to SolarMax stockholders upon the Closing, Alberton’s public shareholders will retain an ownership interest of  [ ]% in Alberton post-Closing and our Initial Shareholders and affiliates (including the underwriters in our IPO) will retain an ownership interest of 9.3% in Alberton post-Closing. These relative percentages assume (i) the automatic conversion of 11,479,043 rights of Alberton into 1,147,904 shares of Successor’s common stock, (ii) the issuance of 28,571,762 shares of Common Stock as the Stockholder Merger Consideration, (iii) the cancellation of 800,000 Alberton shares held by the Sponsor and/or other initial shareholder, (v) the issuance of 44,467 Albertson shares in cancellation of the private warrants and (vi) the issuance of an estimated 868,574  Alberton shares to the PIPE Investor and conversion of $10 million New Notes and (v) the issuance of 290,000 shares of Alberton Stock to certain existing directors of Alberton and a consultant. In addition, if any of our public shareholders exercises its redemption rights, the aggregate ownership interest of our public shareholders in Alberton post-Closing will decrease and the ownership interest of our Initial Shareholders and the ownership interest of SolarMax stockholders in Alberton post-Closing, will increase. Upon the Closing, Alberton will own 100% of the issued and outstanding Ordinary Shares of SolarMax. The relative percentages will also be increased to reflect the cancellation of Sponsor Shares returned to Successor in satisfaction of certain obligations as provided in the Merger Agreement. These ownership percentages with respect to Alberton following the Business Combination do not take into account: : (i) the 11,487,992 public warrants to purchase up to a total of 5,743,996 Alberton Shares, (ii) the 329,760 private warrants to purchase up to a total of 164,880 Alberton Shares which shall be forfeited by holder of private warrants upon the closing, (iii) the 1,414,480 Extension Warrants to purchase up to a total of 707,240 Alberton Shares; (iv) the unit purchase option, held by the underwriters in our IPO, to purchase up to 500,500 shares of Common Stock, 500,500 rights to receive 50,050 shares of Common Stock, and 500,500 warrants to purchase up to a total of 250,250 shares of Common Stock that will remain outstanding following the Business Combination, (v) the issuance of any shares of Common Stock under the Assumed Options and SolarMax convertible notes at the Closing, See “Summary of the Material Terms of the Proposals — Impact of the Business Combination on Alberton’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. As a result, the existing Alberton shareholders will be diluted by approximately [●]% as a consequence of the issuance of the Consideration Shares.

Board of Directors of Alberton Following the Business Combination

Upon the Closing, we anticipate that the size of our board of directors will increase to seven directors, who will be voted on by our shareholders at the Special Meeting. Successor’s board of directors will be comprised of six of SolarMax’ directors and an independent director designated by Alberton. Therefore, if the Business Combination is consummated, our board of directors will consist of: David Hsu, Simon Yuan, Wei Yuan Chen, Jinxi Lin, Wen-Ching (Stephen) Yang, Ph.D., Lei Zhang, Ph.D. and Lei (Stacy) Zhang. See the sections entitled “Director Election Proposal” and “Management after the Business Combination.”

Redomestication

Pursuant to the terms of the Merger Agreement, prior to the Closing, we will continue out of the British Virgin Islands and domesticate as a Nevada corporation and will no longer be considered a company incorporated in the British Virgin Islands. We will file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs, and file the Interim Charter and a certificate of corporate domestication with the Nevada Secretary of State, under which we will be domesticated and continue as a Nevada corporation.

Current Charter and Charter Amendment

Pursuant to the terms of the Merger Agreement, prior to the Closing, the Interim Charter will be filed, which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Redomestication; upon the Closing, and approval of the Charter Amendment Proposal, our Interim Charter will be amended to:

●	change our name to SolarMax Technology Holdings, Inc.;

●	remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing including all provisions relating to the redemption of shares;

●	remove proposals that relate to the conduct of meetings of stockholders;

●	provide that, to the extent permitted by law, unless Successor otherwise consents, actions against the corporation must be brought in the Nevada state court sitting in Clark County, Nevada, although this provision does not apply to claims brought under the Securities Act or the Securities Exchange Act;

●	provide that at such time, if any, as Successor becomes a “resident domestic corporation” (as defined in the Nevada law), Successor shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes, which relate to restrictions on business combinations with interested stockholders; and

●	provide that the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in Successor, shall not apply to Successor or to any acquisition of any shares of the Successor’s capital stock.

Name; Headquarters

The name of Alberton after the Business Combination will be SolarMax Technology Holdings, Inc. and our headquarters will be located at 3080 12th Street, Riverside, California 92507, which is SolarMax’ headquarters.

Redemption Rights

Pursuant to our Current Charter and Interim Charter, our public shareholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Current Charter. As of [●], this would have amounted to approximately $[●] per share. If a holder exercises its redemption rights, then such holder will be exchanging its ordinary shares for cash and will no longer own shares of Alberton. Such a holder will be entitled to receive cash for its public shares only if it properly and timely demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of public shares by our public shareholders will decrease the amount in our Trust Account, which held $[●] of marketable securities in Alberton’s Trust Account as of [●]. Currently, the Trust Account held $[●] of marketable securities as of the date of this proxy statement/prospectus and the estimated per share redemption price would be $[●]. See the section entitled “Special Meeting in Lieu of Annual Meeting of Alberton Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of outstanding units must separate the underlying public shares, public rights, and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares, public rights, and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company, or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be separated and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

There are no appraisal rights available to our shareholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Alberton will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on SolarMax comprising the ongoing operations of the combined company, SolarMax’ directors constituting six of the seven directors, SolarMax’ senior management comprising the senior management of the combined company, and SolarMax stockholders having a majority of the voting power of the combined company. For accounting purposes, SolarMax will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SolarMax (i.e., a capital transaction involving the issuance of stock by Alberton for the stock of SolarMax). Accordingly, the consolidated assets, liabilities, and results of operations of SolarMax will become the historical financial statements of the combined company, and Alberton’s assets, liabilities, and results of operations will be consolidated with SolarMax beginning on the acquisition date. The shares of Successor’s common stock being issued to the SolarMax stockholders shall be deemed the outstanding shares on a historical basis for financial period to the closing date and the issued and outstanding share of Alberton which are not either (i) redeemed pursuant to the redemption provisions or (ii) transferred to the Successor for cancelation with in payment of debt obligation or begin transferred to Successor for Alberton expenses paid by the Successor, shall be deemed to be issued on the Closing Date.

Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights

The following is a discussion of the material U.S. federal income tax considerations for holders of Alberton ordinary shares that elect to have their Alberton ordinary shares redeemed for cash if the acquisition is completed. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

●	certain U.S. expatriates;

●	traders in securities that elect mark-to-market treatment;

●	S corporations;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	financial institutions;

●	mutual funds;

●	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies (or RICs);

●	real estate investment trusts (or REITs);

●	persons holding Alberton ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code;

●	tax-exempt organizations;

●	persons that actually or constructively own 5 percent or more of Alberton ordinary shares; and

●	Redeeming non-U.S. Holders (as defined below, and except as otherwise discussed below).

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Alberton ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Alberton ordinary shares, you should consult your tax advisor. This summary assumes that shareholders hold Alberton ordinary shares as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the shareholder’s trade or business.

WE URGE HOLDERS OF ALBERTON ORDINARY SHARES CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Alberton Shareholders

This section is addressed to Redeeming U.S. Holders (as defined below) of Alberton ordinary shares that elect to have their Alberton ordinary shares redeemed for cash as described in the section entitled “Special Meeting in Lieu of Annual Meeting of Alberton Shareholders — Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner that so redeems its Alberton common shares and is, for U.S. federal income tax purposes:

●	a citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate if the income of the estate is subject to U.S. federal income taxation regardless of its source; or

●	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such shareholder’s adjusted basis in the Alberton common shares exchanged therefore if the Redeeming U.S. Holder’s ownership of stock in Alberton is completely terminated or if the redemption meets certain other tests described below. Special constructive ownership rules under Section 318 of the Code apply in determining whether a Redeeming U.S. Holder’s ownership of stock in Alberton is treated as completely terminated. Pursuant to these constructive ownership rules, a Redeeming U.S. Holder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren, and parents) and other related parties including, for example, certain entities in which such Redeeming U.S. Holder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such Redeeming U.S. Holder (or a related person) has the right to acquire upon exercise of an option or conversion right. In addition, if a shareholder lives in a community property state, the community property laws of that state may have an effect on the constructive ownership rules. Certain exceptions to the family attribution rules apply for the purpose of determining a complete termination. If a Redeeming U.S. Holder intends to rely upon these exceptions, the Redeeming U.S. Holder must file a “waiver of family attribution” statement with the shareholder’s tax return and must comply with certain other requirements set forth in the Code and the income tax regulations promulgated thereunder. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Shareholders who hold different blocks of Alberton ordinary shares (generally, Alberton ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeemed U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock he, she, or it actually owned but also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain other affiliated entities.

Generally, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Alberton is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding ordinary shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Alberton entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Alberton.

The IRS has ruled that any reduction in a shareholder’s proportionate interest generally is a “meaningful reduction” if the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation. (See, Rev. Rules. 75-512 and 76-385)

If none of the redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the shareholder’s “holding period” as part of the Redeeming U.S. Holder’s determination as to whether such gain or loss would be treated as short term or long term for U.S. federal income tax purposes. Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the Alberton ordinary shares (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the Alberton ordinary shares.

These rules are complex and U.S. holders of Alberton ordinary shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Certain Redeeming U.S. Holders who are individuals, estates, or trusts pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of Alberton ordinary shares. Redeeming U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

U.S. Federal Income Tax Considerations to Non-U.S. Alberton Shareholders

This section is addressed to Redeeming non-U.S. holders of Alberton ordinary shares that elect to have their Alberton ordinary shares redeemed for cash as described in the section entitled “Special Meeting in Lieu of Annual Meeting of Alberton Shareholders — Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its Alberton ordinary shares and is not a Redeeming U.S. Holder.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its Alberton ordinary shares redeemed will generally be treated in the same manner as a U.S. Holder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. Alberton Shareholders.”

Any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless:

●	such shareholder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met, in which case the Redeeming Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

●	such shareholder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States), in which case the Redeeming Non-U.S. Holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a corporate Redeeming Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. Dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividends are attributable to a permanent establishment maintained by the Redeeming Non-U.S. Holder in the United States), are includible in the Redeeming Non-U.S. Holder’s gross income in the taxable year received. Although generally not subject to withholding tax, such dividends are taxed at the same graduated rates applicable to Redeeming U.S. Holders, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, dividends received by a corporate Redeeming Non-U.S. Holder that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders of Alberton ordinary shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Alberton ordinary shares will be treated as a sale or as a distribution under the Code.

Under the Foreign Account Tax Compliance Act (“FATCA”) and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report, and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In many cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules under the terms of an intergovernmental agreement between their home country and the United States. Redeeming Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their disposition of Alberton ordinary shares, rights or warrants.

Backup Withholding

In general, proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate U.S. shareholder that:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. shareholder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the U.S. shareholder’s or non-U.S. shareholder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Approval of the Alberton Business Combination Proposal is a condition to the completion of the Business Combination. If the Alberton Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Alberton Business Combination Proposal is also a condition to the Redomestication Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal (unless waived by SolarMax). If the Redomestication Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal (unless waived by SolarMax) are not approved, the Alberton Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

This Alberton Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of a majority of the outstanding Alberton Shares vote “FOR” the Business Combination Proposal.

Our Initial Shareholders have agreed to vote any Alberton Shares owned by them in favor of the Alberton Business Combination. As of the Record Date, such shareholders beneficially owned 3,201,758 ordinary shares, excluding shares issuable upon the exercise of warrants. As of the date hereof, our Initial Shareholders have not purchased any public shares. Since the Initial Shareholders hold more than a majority of the outstanding ordinary shares, they have sufficient votes to approve all proposals without the vote of other shareholders.

Recommendation of the Board

ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ALBERTON BUSINESS COMBINATION PROPOSAL.

ALBERTON PROPOSAL 3:

THE SUCCESSOR CHARTER PROPOSAL

Overview

Alberton’s Current Charter, which will be in large part replicated in the Interim Charter, includes certain provisions applicable to the rights of shareholders (such as the right to have their shares redeemed if Alberton fails to consummate a business combination by a particular date or if Alberton seeks to amend its memorandum and articles to extend that date) and the conduct of Alberton’s management and affairs prior to a business combination. Upon the Closing, such provisions will terminate or cease to be applicable.

The following table sets forth a summary of the principal changes proposed to be made between our Interim Charter and the Successor Charter. This summary is qualified by reference to the complete text of the Successor Charter, a copy of which is attached to this proxy statement as Annex C. All shareholders are encouraged to read the Proposed Amended and Restated Charter in its entirety for a more complete description of its terms.

	Interim Charter	Successor Charter
Name of Alberton	Alberton Acquisition Corporation	SolarMax Technology Holdings, Inc.

Provisions Specific to a Blank Check Company	Section 2.01 The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the NRS. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Company including, but not limited to, effecting a Business Combination.	3. The purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized.

Directors

Section 5.02 Appointment and Removal of Directors.

(a) There shall be a board of Directors consisting of not less than one person provided however that the Company may by Resolution of the Stockholders or Resolution of the Director, amend these articles to increase or reduce the limits in the number of Directors.

(b) The Company may by Resolution of Stockholders appoint any person to be a Director either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by Articles of Incorporation as the maximum number of Directors.

(c) Except as the NRS or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in Articles of Incorporation), or by the sole remaining Director. All such Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

None. However, Nevada law, NRS 778.335, provides that, unless the articles of incorporation provide for a greater percentage, incumbent directors may be removed as a director only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

(d) Prior to consummation of a Business Combination, any one or all of the directors of the Company may be removed by the holders of not less than two-thirds of the voting power of the Company’s issued and outstanding Shares.

(e) At any time after the consummation of a Business Combination, the Company may by Resolution of Stockholders or Resolution of Directors remove any Director whether with or without cause.

Amendment to Charter

Section 6.01 Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board and the stockholders shall have the power to adopt, amend, alter or repeal the Bylaws as set out at Article XXI below.

ARTICLE XXI. AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

Subject to the provisions of the NRS and Article IX, the Company may from time to time amend the Articles of Incorporation by Resolution of Stockholders or Resolution of the Directors.

5. Subject to the other provisions of these Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

Provisions specific to business combination	Article IX. BUSINESS COMBINATION	None.

Exclusive Forum Provisions	None.	9. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the state court located in the Clark County, Nevada shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”): (1) brought in the name or right of the Corporation or on its behalf; (2) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (3) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the articles of incorporation or bylaws of the Corporation; (4) to interpret, apply, enforce or determine the validity of any provision of the articles of incorporation or bylaws of the Corporation; or (5) asserting a claim governed by the internal affairs doctrine. This provision does not apply to claims brought under the Securities Act or the Securities Exchange Act.

Election to Not be Governed by Certain Provisions of Nevada Law	None.

At such time, if any, as Successor becomes a “resident domestic corporation” (as defined in the Nevada law), Successor shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes. These sections which relate to restrictions on business combinations with interested stockholders

That the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, shall not apply to Successor or to any acquisition of any shares of the Successor’s capital stock. These sections relate to acquisitions of a controlling interest in Successor. See “Description of Successor Capital Stock.”

Amended and Restated Charter

Change of the Name of Alberton

The Proposed Amended and Restated Charter would change our name to “SolarMax Technology Holdings, Inc.”

Approval of Additional Amendments to Interim Charter in Connection with the Business Combination

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Alberton and allow it to continue as a corporate entity with perpetual existence following the Closing. Perpetual existence is the usual period of existence for corporations and Alberton’s board of directors believes it is the most appropriate period for Alberton following the Business Combination. In addition, certain other provisions in our Current Charter require that proceeds from Alberton’s IPO be held in the Trust Account until a business combination or liquidation of Alberton has occurred. These provisions cease to apply once the Business Combination is consummated.

Furthermore, we have included certain provisions that, in our opinion, are appropriate for a company such as the combined entity and in compliance with the Nevada Law. One such provision is the exclusive forum provision, which provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the state court located in the Clark County, Nevada will be the sole and exclusive forum for certain claims brought against us or on our behalf by our shareholders. This provision does not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or rules and regulations of the SEC thereunder. We believe this provision provides increased consistency in the application of the applicable laws, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation.

Vote Required for Approval

The approval of the Successor Charter Proposal (as it is in conjunction with the Closing) requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Alberton Special Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Successor Charter Proposal is conditioned upon the approval of the Redomestication Proposal and Alberton Business Combination Proposal and completion of the Business Combination. Additionally, if the Successor Charter Proposal is not approved, or if the Business Combination is not approved, the Alberton Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Alberton Special Meeting or any adjournment or postponement thereof) and the Business Combination will not occur. Even if all approvals are obtained, if the Business Combination is not completed for any reason, the Successor Charter will not become effective.

Recommendation of the Board

ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE SUCCESSOR CHARTER PROPOSAL.

ALBERTON PROPOSAL 4:

INCENTIVE PLAN PROPOSAL

Overview

Pursuant to the Merger Agreement, we have agreed to approve and adopt a new equity incentive plan, referred to as the Incentive Plan, the effectiveness of which is subject to the approval by our shareholders, which this proposal seeks to solicit and subject to the Closing occurring.

Once the Incentive Plan goes effective, we will reserve for issuance under the plan (i) such number of shares of Successor Common Stock equal to the sum of (x) five percent (5.0%) of the aggregate number of shares of Successor common stock issued and outstanding immediately after the Closing (giving effect to the Redemption, the issuance of any shares issued in any private financing, and the cancelation of any shares of Successor common stock being cancelled pursuant to the Merger Agreement plus (y) such number of shares of Successor common stock as may be issuable pursuant to the Assumed Options.

In addition, the number of shares reserved for issuance under the Incentive Plan will increase automatically on January 1 of each of 2022 through 2026 by the greater of (i) 5% of the number of shares of Successor common stock then issued or issuable pursuant to the Incentive Plan or (ii) 5% of the number of shares of Successor common stock that were issued, including shares issued pursuant to the Incentive Plan and awards granted pursuant to the Incentive Plan, during the year ended on December 31 of the immediately preceding calendar year.

In addition, to the extent that Successor common stock subject to an outstanding option, share appreciation right, or awards granted under the Incentive Plan, are not issued or delivered by reason of (i) the expiration, termination, cancellation or certain other forfeiture of such award (except in certain circumstances upon settlement of certain tandem awards) or (ii) the settlement of such award in cash, then such Successor common stock shall again be available under the Incentive Plan. Furthermore, Successor common stock subject to an award under the Incentive Plan shall again be available for issuance under the Incentive Plan if such shares are (x) shares that were subject to an option or stock-settled share appreciation right and were not issued or delivered upon the net settlement or net exercise of such option or share appreciation right or (y) shares delivered to or withheld by Successor to pay the purchase price or the withholding taxes related to an outstanding award.

Eligibility. The Incentive Plan provides for the grant of awards to our officers, other employees, non-employee directors, consultants, independent contractors, agents, and persons expected to become officers, other employees, non-employee directors, consultants, independent contractors and agents of Alberton and its subsidiaries as the committee administering the Incentive Plan in its sole discretion may select from time to time. We anticipate that the Incentive Plan will be administered by the Compensation Committee of the Board of Directors.

Administration. The Incentive Plan will be administered by a committee of independent directors, which we anticipate will be our Compensation Committee, which, in this plan description, we refer to as the plan administrator, except to the extent delegated in accordance with the Incentive Plan. The plan administrator determines the terms of all awards. Also, the plan administrator shall, subject to the terms of the Incentive Plan, interpret the Incentive Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of the Incentive Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities.

Types of Awards. The Incentive Plan allows for the grant of options, stock awards, share appreciation rights, cash-based awards, and performance awards.

Options. The plan administrator will be authorized to grant options to purchase Company Ordinary Shares that are either “incentive,” meaning they are intended to satisfy the requirements of Code Section 422 for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Incentive Plan will be subject to the terms and conditions established by the plan administrator. Under the terms of the Incentive Plan, the exercise price of the options will be set forth in the applicable Award agreement. Options granted under the Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the plan administrator and specified in the applicable award agreement. The maximum term of an option granted under the Incentive Plan will be 10 years from the date of grant (or five years in the case of a qualified option granted to a 10% shareholder). Incentive stock options will only be granted to employees who are United States residents.

Stock Appreciation Rights. The plan administrator will be authorized to award stock appreciation rights (or “SARs”) under the Incentive Plan. SARs will be subject to the terms and conditions established by the plan administrator. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, as set forth in the award, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an Option shall be subject to terms similar to the option corresponding to such SARs. SARs shall be subject to terms established by the plan administrator and reflected in the award agreement.

Stock Awards. The plan administrator will be authorized to award Successor common stock under the Incentive Plan. The plan administrator will determine the terms of such stock awards. Stock awards are Successor common stock that generally are non-transferable and may be subject to other restrictions determined by the plan administrator for a specified period. Unless the plan administrator determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested Restricted Stock unless the award expressly provides for vesting in the event that the termination is a result of the participant’s death or disability (as defined in the plan or in the award).

Restricted Stock Unit Awards. The plan administrator will be authorized to award restricted stock unit awards. The Plan Administrator will determine the terms of such restricted stock units. Unless the plan administrator determines otherwise or specifies otherwise in an Award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited.

Performance Awards. The plan administrator will be authorized to grant performance awards under the Incentive Plan. The method of determining the value of the performance award, performance measures and performance period shall be determined by the plan administrator and it can be settled in common stock of Successor or cash or a combination thereof. All of the terms relating to the satisfaction of performance measures and the termination of the performance period relating to a performance award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to Alberton of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the plan administrator and set forth in the applicable award agreement.

Cash-Based Awards. The plan administrator may grant cash-based awards which shall be subject to the terms and conditions determined by the plan administrator and set forth in the applicable award agreement.

Award Agreements. All awards under the Incentive Plan will be evidenced by an award agreement which shall set forth the number of shares subject to the award and the terms and conditions of the award, which shall be consistent with the Incentive Plan.

Transferability. Unless the plan administrator provides otherwise, the Incentive Plan does not allow for the transfer of awards other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by Alberton or, to the extent expressly permitted in the award agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a qualified domestic relations order, or to the participant’s legal representative in the event of a the participant’s incompetence, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the award agreement relating to such award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person.

Changes in Capitalization. In the event there is a specified type of change in our capital structure that causes the per share value of the Successor Common Stock to change, such as a stock distribution, dividend or split, a reverse split or combination of shares or a recapitalization, or if required by applicable law, appropriate adjustments will be made to the terms of each outstanding award under the Incentive Plan, as applicable, and as to the number of shares subject to the Incentive Plan.

Change in Control Transactions. In the event of specified types of mergers or consolidations, a sale, lease, or other disposition of all or substantially all of our assets or a corporate transaction, the board of directors or the plan administrator, as constituted prior to the change in control, may, in its discretion (i) require that some or all outstanding options and share appreciation rights shall become exercisable in full or in part and the vesting periods applicable to some or all outstanding awards shall lapse in full or in part; (ii) require that shares of capital stock of the corporation resulting from or succeeding to the business of Alberton pursuant to such event of change in control, or a parent corporation thereof, be substituted for some or all of the Ordinary Shares subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by our board of directors; and (iii) require outstanding awards, in whole or in part, to be surrendered to Alberton by the holder, and to be immediately cancelled by Alberton, and to provide for the holder to receive a cash payment or securities (or a combination of both).

Amendment. The Incentive Plan will have a term of 10 years from the date the Incentive Plan is approved by Alberton’s shareholders. The Successor’s Board may amend, suspend, or terminate the Incentive Plan at any time; however, shareholder approval to amend the Incentive Plan may be necessary if the law or the rules of the national exchange so requires, or the prohibition on repricing as set forth in the Incentive Plan. No amendment, suspension, or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Governing Law and Compliance with Law. The Incentive Plan and awards granted under it is governed by and construed in accordance with the Nevada law, without giving effect to principles of conflicts of laws. Shares will not be issued under an award unless the issuance is permitted by applicable law.

Foreign Employees. Without amending the Incentive Plan, the plan administrator may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in the Incentive Plan as the plan administrator consider necessary or desirable to foster and promote achievement of the purposes of the Incentive Plan. The plan administrator may make such modifications, amendments, procedures, subplans, and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Successor or its subsidiaries operates or has employees.

Alberton had no incentive plan. SolarMax’ incentive plan is described under “Management of SolarMax – Long Term Incentive Plan.”

As of the date of this proxy statement/prospectus, there are outstanding options to purchase 10,780,829 shares of common stock at an average exercise price of $2.95.

Assumed Options

Pursuant to the Merger Agreement, at the Closing, each outstanding SolarMax option (whether vested or unvested) shall be assumed by the combined entity and automatically converted into an option to purchase Common Stock (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in Incentive Plan as described in the Incentive Plan Proposal below, and shall (i) constitute the right to acquire a number of shares of Successor Common Stock equal to (as rounded up to the nearest whole number) the number of shares of SolarMax issuable upon exercise of the Assumed Option immediately prior to the Effective Time, multiplied by the Exchange Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of the exercise price of the SolarMax Option (in U.S. Dollars), divided by the Exchange Ratio; and (iii) be subject to the same vesting schedule as the applicable Company Option. The Exchange Ratio is the number of shares of Successor common stock issuable with respect to one share of SolarMax common stock.

As of the date of this proxy statement/prospectus, there are outstanding options to purchase a total of 10,780,829 shares of SolarMax common stock at an average exercise price of $2.95 per share, of which options to purchase 336,000 shares have an exercise price of $2.08 and options to purchase 10,444,829 have an exercise price of $2.98. Based on the price of $10.50, the conversion rate is 0.42461 shares of Successor common stock for each share of SolarMax common stock. These options, which are the Assumed Options, would become options to purchase a total 4,577,685 shares of Successor common stock at an average exercise price of $6.95, with options to purchase 142,670 shares having an exercise price of $4.90 and options to purchase 4,435,015 shares having an exercise price of $7.02.

Following the effectiveness of the Merger, Successor plans to file a Form S-8 to cover the shares issuable pursuant to the Incentive Plan, although the initial filing may cover the issuance of common stock to employees and consultants who are not directors, executive officers or affiliates of Successor.

The following table sets forth information as to the outstanding stock options held by SolarMax’ officers, directors, 5% stockholders and all other option holders:

	SolarMax Shares Subject to Option			Successor Shares Subject to Option[1]
Option Holder	Shares	Exercise Price		Shares	Exercise Price
David Hsu	2,402,946	$2.98		1,020,315	$7.02
Simon Yuan	2,135,952	$2.98		906,947	$7.02
Ching Liu	1,779,960	$2.98		755,789	$7.02
Stephen Brown	336,000	$2.98		142,669	$7.02
All other employees and consultants	4,125,971	$2.907	[2]	1,751,965	$6.846	[2]
Total	10,780,829	$2.952	[2]	4,577,685	$6.952	[1]

[1]	These number of shares is based on a price of $10.50 per share in determining the number of Alberton shares being issued to the SolarMax stockholders.

[2]	These numbers represent the average exercise price.

U.S. Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences relating to the grant and exercise of awards under the Incentive Plan and the subsequent sale of our ordinary shares that will be acquired under the Incentive Plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently. This summary is general in nature, does not discuss state, local or non-U.S. tax consequences and does not purport to be a complete statement of all federal income tax consequences.

Nonqualified Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, he or she will recognize ordinary income (and subject to tax withholding) in an amount equal to the excess of the fair market value of the shares of common stock issued upon exercise of the option on the date of exercise over the exercise price, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Code Section 162(m). Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option will result in taxable income to a participant for regular federal income tax purposes. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted and one year after the exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income (and subject to tax withholding with respect to an employee) in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m). Any amount received by the participant in excess of the fair market value on the exercise date will be taxed to the participant as capital gain, and we will receive no corresponding deduction. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will count as income that could subject a participant to alternative minimum tax in the year of exercise.

Stock Appreciation Rights. The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the cash or fair market value of any of our ordinary shares received will be taxable to the participant as ordinary income (and may be subject to tax withholding with respect to an employee), and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m).

Stock Grant. Unless a participant makes an election to accelerate recognition of income to the grant date as described below, the participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time stock is granted if the grant is subject to restrictions. When the restrictions lapse, the participant will recognize ordinary income (and subject to tax withholding) equal to the fair market value of the ordinary shares as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Code Section 162(m). If the participant files a valid election under Code Section 83(b) within 30 days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock grant is not subject to restrictions and vests immediately, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Restricted Stock Units, Performance Awards, and Incentive Bonus Awards. A participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time a restricted stock unit, performance award, or incentive bonus award is granted. When a participant receives payment under a restricted stock unit, performance award, or incentive bonus award, the amount of cash received and the fair market value of any shares of stock received will be ordinary income to the participant (and may be subject to tax withholding), and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement/prospectus as a result of their total compensation, subject to certain exceptions. The Incentive Plan is intended to satisfy an exception with respect to grants of options to covered employees. In addition, the Incentive Plan is designed to permit certain awards of options, stock appreciation right, restricted stock, restricted stock units, cash bonus awards, and other awards to be awarded as performance compensation awards intended to qualify under the “performance-based compensation”

Section 409A. The Incentive Plan and all awards granted hereunder are intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Code. Section 409A generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. The Incentive Plan and all awards granted under this Incentive Plan shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B) of the Code. Notwithstanding anything in the Incentive Plan to the contrary, in no event shall the plan administrator exercise its discretion to accelerate the payment or settlement of an award where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Code unless, and solely to the extent that, such accelerated payment or settlement is permissible under Section 1.409A-3(j)(4) of the Treasury Regulations. If a participant is a “specified employee” (within the meaning of Section 1.409A-1(i) of the Treasury Regulations) at any time during the 12-month period ending on the date of his termination of employment, and any award hereunder subject to the requirements of Section 409A of the Code is to be satisfied on account of the participant’s termination of employment, satisfaction of such award shall be suspended until the date that is six months after the date of such termination of employment.

Tax Withholding. As and when appropriate, we shall have the right to require each optionee purchasing ordinary shares and each grantee receiving an award of ordinary shares under the Incentive Plan to pay applicable income and withholding taxes.

Option Grants and Stock Awards

The grant of options and other awards under the Incentive Plan is discretionary, and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group. Any such grants of options or other awards will be made in the sole discretion of the plan administrator in such amounts and to such persons as it deems appropriate.

Assuming the Incentive Plan Proposal is approved at the Alberton Special Meeting and the Business Combination is consummated, we intend to grant, following the Closing, stock options, restricted stock units, and/or restricted stock under the Incentive Plan to our directors, executive officers, and certain other employees. No determination has been made to date with respect to specific grants. Any such grants will be made by the plan administrator, which will initially be the Compensation Committee, as it is constituted upon the Closing.

Vote Required

The approval of the Incentive Plan Proposal and the Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Alberton Special Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

ALBERTON PROPOSAL 5:

THE SHARE ISSUANCE PROPOSAL

Overview

At the Alberton Special Meeting, Alberton will ask its shareholders to vote upon and approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities that exceed 20% of Alberton’s issued and outstanding ordinary shares.

Nasdaq Listing Rule 5635(a) requires stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction. Alberton currently has 4,480,119 ordinary shares outstanding.

In connection with the Business Combination, Alberton may issue additional shares of common stock (i) issuable to stockholders of SolarMax as Merger Consideration pursuant to the Merger Agreement, (ii) issuable pursuant to the PIPE Subscription, (iii) issuable upon conversion of the New Notes, (iv) issuable upon conversion of any SolarMax convertible notes outstanding at the Effective Time and any SolarMax convertible notes which may be issued subsequent to the Effective Time to former limited partners of CEF and CEF II in respect of loans made by CEF and CEF II to subsidiaries of SolarMax, (iv) issuable upon exercise or conversion of Alberton warrants issued to the Alberton public shareholders in connection with the April 2020 Extension, and (v) issued or issuable in one or more private placements subsequent to the date of the Merger Agreement, including shares issuable upon convertible securities issued in connection with such private placements.

Since the issuance of securities mentioned above will exceed 20% of Alberton’s currently outstanding shares of common stock, Alberton is required to obtain approval of its shareholders under Nasdaq Listing Rule 5635(a).

Vote Required

The approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Alberton Special Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Share Issuance Proposal will not be submitted if the Redomestication Proposal or the Alberton Business Combination Proposal is not approved. Approval of the Share Issuance Proposal may be necessary to enable Alberton to meet its obligations under the Merger Agreement.

Recommendation of the Board

THE ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT Alberton SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE share issuance PROPOSAL.

ALBERTON PROPOSAL 6:

DIRECTOR ELECTION PROPOSAL

Overview

Pursuant to the Merger Agreement, Alberton and SolarMax shall take all necessary action, including causing the directors of the Alberton to resign, so that effective as of the Closing, the Successor’s s board of directors will consist of those individuals who are directors of SolarMax on the Closing Date plus one individual to be designated by Alberton who shall meet the Nasdaq requirement for an independent director and shall be acceptable to the Company. The Successor shall not have any obligation to include such designee as a designee for election at the next annual meeting following the Closing Date, it being understood that the Successor’s nominees for directors shall be recommended by the Nominating Committee of the Board of Directors. At or prior to the Closing, each Director will enter into a customary director indemnification agreement.

Alberton is proposing the election by shareholders of the following seven individuals, who will take office immediately following the Closing and who will constitute all the members of the board of directors of the Successor:

Pursuant to the Merger Agreement, the Successor’s board of directors shall consist of the six present SolarMax directors and one director designated by Alberton. Alberton has nominated Lei (Stacy) Zhang to serve on the board of directors of the Successor. Each director serves for a term of one year until the next annual meeting of stockholders and until his or her successor is elected and qualified.

If the director election is approved, the seven director nominees, David Hsu, Simon Yuan, Wei Yuan Chen, Jinxi Lin, Wen-Ching (Stephen) Yang, Ph.D., Lei Zhang, Ph.D. and Lei (Stacy) Zhang, will constitute the Successor’s board of directors.

Set forth below is information concerning directors and executive officers of Successor upon completion of the Merger, assuming the director nominees are all elected as directors.

Name	Age	Position
David Hsu	58	Chief executive officer and director
Stephen Brown	62	Chief financial officer
Simon Yuan	67	Director
Wei Yuan Chen	63	Director
Jinxi Lin	62	Director
Wen-Ching (Stephen) Yang, Ph.D.	59	Director
Lei Zhang, Ph.D.	39	Director
Lei (Stacy) Zhang	39	Director

David Hsu, together with Simon Yuan and Ching Liu, who was formerly an executive officer and director and is a 5% stockholder, are SolarMax’ founders. Mr. Hsu has served as SolarMax’ chief executive officer and a director since its organization in February 2008. Mr. Hsu has more than 20 years of experience in sales, international business development and management in the automotive and energy industries. Before starting SolarMax in 2008, Mr. Hsu served as a consultant to China Sunergy a leading photovoltaic panel manufacturer and solar energy company. Mr. Hsu received a bachelor’s degree in electrical engineering from Shanghai Jiao Tong University School of Engineering. Mr. Hsu’s solar energy industry experience and his relationships with industry experts qualify him to serve as a director.

Stephen Brown has served as SolarMax’ chief financial officer since May 2017. From 2013 until April 2017, he was chief financial officer of STAAR Surgical Company. Mr. Brown was vice president, global finance of Bausch & Lomb from 2008 until 2013 and chief financial officer of Hoya Surgical Optics from 2007 to 2008. He served in various capacities over a 13-year period with Johnson & Johnson including chief financial officer of the Advanced Sterilization Products division. His 35-year business career also includes the founding of Degree Baby Products, a privately held company that was sold after six years of operations to Johnson & Johnson. Mr. Brown holds a M.B.A. degree from University of California, Los Angeles Anderson School of Management and earned a B.A. degree in Business Administration from California State University, Fullerton.

Simon Yuan, one of SolarMax’ founders, served as a director since February 2008 and chief financial officer from February 2008 until May 2017. In 1989, Mr. Yuan founded Simon & Edward, LLP, a PCAOB registered public accounting firm of which he has been managing partner since its founding. Prior to founding Simon & Edward, Mr. Yuan was employed by Wells Fargo Bank as a senior internal auditor and by the State of California as a tax auditor. Mr. Yuan was also a supervising senior auditor with the international accounting firm of Moore Stephens. Mr. Yuan’s professional experience encompasses more than 30 years of public accounting, with expertise in a broad range of business accounting and auditing, and international taxation, estate planning, business merger and acquisition, and general business consulting. Mr. Yuan is an active leader, officer and participant of many professional and charitable organizations. He is a director of the Sino-American Certified Public Accountants Association and also served as its president in 1998. Mr. Yuan received a Masters of Accountancy from Ohio State University. Mr. Yuan’s accounting and business background qualify him to serve as a director.

Wei Yuan Chen has served as a director since April 2010. Mr. Chen, who is semi-retired, was the chief designer and director for Xing Rong Project Management Company, Shanghai, China, a position he held from 1990 to 2010. In 2002, Mr. Chen received the “Design and Build” of the year award for designing the headquarters of Applied Material, Shanghai, China. Mr. Chen earned his bachelor degree from Tsinghua University. Mr. Chen brings to us his project management knowledge and 20 years of experience of implementation and integration of renewable sources into his architectural designs.

Jinxi Lin has served as a director since 2014. Mr. Lin serves as the chairman of AMD, a publicly traded solar panel manufacturer in Asia and the Middle East and one of our major stockholders. Mr. Lin founded AMD in 2006 and has served as its chairman since its formation. Mr. Lin received his undergraduate degree in business administration from Northwest Polytechnic University. Mr. Lin’s background and his familiarity with the solar industry in China qualify him to serve as a director.

Dr. Wen-Ching (Stephen) Yang has been a director since December 2020. Dr. Yang is the founder of Grand Trust International Law Offices and has been the partner-in-charge since 2008. He has also been the chief executive officer of Taoyuan Enterprise Chamber since 2016. Dr. Yang received his bachelor and master degrees from National Taiwan University and his PhD in economics in law from the law school at Peking University. Dr. Yang was also a research fellow at the John F. Kennedy School of Government at Harvard University. Dr. Yang’s background in economics qualify him as a director.

Dr. Lei Zhang, has been a director since December 2020. She has been associate professor, which is a tenured position, in the Department of Mechanical Engineering at the University of Alaska, Fairbanks since July 2018, having been an assistant professor in that department from August 2013 to June 2018. She is co-author of a number of annual books on energy technology and is co-author of a number of articles in her field in peer reviewed journals. Dr. Zhang received her B.Eng. and M.S. in Material Science and Engineering from China University of Mining & Technology, Beijing, and her Ph.D. from Michigan Technological University. Dr. Zhang’s knowledge of the energy industry qualify her as a director.

Lei (Stacy) Zhang is the designee of the Alberton board of directors. Ms. Zhang has been the chief executive officer of Multipoint Resource Management Corp. since June 2014. She joined Multipoint Resource Management Corp. in 2014 through its acquisition of Stone Computer Inc., where she has served as an executive director since October 2010. From October 2012 until May 2014, she served in various capacities with Guizhou Yangyang Mining Investment Co., Ltd. including department manager and vice president. She worked as a director of the international trade department of Guizhou Guochuang Energy Holding Group Co., Ltd. from 2011 to 2012. She was an assistant manager and international trade specialist of Jiangsu Jinfeida Clothing Co., Ltd. from July 2004 to May 2011. Additionally, Ms. Zhang has served as an independent director of the China-U.S. Cultural Exchange Foundation since March 2018 and was named as “The Most Attractive Female Entrepreneur of the Year” by the China-U.S. Cultural Exchange Foundation In December 2016. In February 2018, she was named as the “Innovator of the Year” by the Hurun Report’s Annual Conference in Los Angles, U.S. Ms. Zhang receives a bachelor’s degree in Economics in Nantong University, China.

There are no family relationships among any of the Successor’s directors and executive officers. Dr. Lei Zhang and Lei (Stacy) Zhang are not related.

There are no arrangements or understandings between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Under the Successor’s by-laws, the number of directors which shall constitute the whole Board of Directors shall be not less than one and not more than nine, with the number of the directors to be determined solely in the discretion of the Board of Directors.

Under Nevada law, any director or one or more of the incumbent directors may be removed as a director only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, and the articles of incorporation may provide for a percentage greater than two-thirds. The Alberton Amended Charter does not provide for any change to the statutory requirement.

If the Alberton Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting. The appointments of directors resulting from the election will only become effective if the Alberton Business Combination is consummated.

The Alberton Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Alberton Record Date and is based in part on information furnished by the nominees and in part from the Successor’s and SolarMax’ records.

After consummation of the Merger, all of our executive officers and directors will be located in the United States except that two directors (Wei Yuan Chen and Jinxi Lin) will be located in China and one director (Wen-Ching (Stephen) Yang) will be located in Taiwan. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those directors located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on our directors under United States securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Director Independence

We believe that four of our proposed directors, Mr. Chen, Dr. Yang, Dr. Zhang and Ms. Lei (Stacy) Zhang, are independent directors using the Nasdaq definition of independence.

Committee Appointments

There will be three standing committees of the board of directors of the Successor: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. It is expected that the following appointments will be made:

Audit Committee: Wen-Ching (Stephen) Yang, Ph.D. (chairperson), Wei Yuan Chen and Lei (Stacy) Zhang.

Compensation Committee: Lei Zhang, Ph.D. (chairperson), Wei Yuan Chen Jinxi Lin.

Nominating and Corporate Governance Committee: Wen-Ching (Stephen) Yang, Ph.D. (chairperson), Wei Yuan Chen and Jinxi Lin.

All the committee members are “independent” under the listing standards of Nasdaq. Dr. Yang is also a “financial expert” under the listing requirements of Nasdaq.

Vote Required for Approval

This Director Election Proposal (as it is in conjunction with the Closing) requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Alberton Special Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Director Election Proposal is conditioned upon the approval of the Alberton Business Combination Proposal and completion of the Business Combination. Additionally, if the Director Election Proposal is not approved, unless waived by SolarMax, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Alberton Special Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

Recommendation of the Board

ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

ALBERTON PROPOSAL 7:

THE ALBERTON ADJOURNMENT PROPOSAL

The Adjournment Proposal, if presented, will direct the Chairman of the Alberton Special Meeting to use his powers under our Current Charter to adjourn the Alberton Special Meeting to a later date to permit further solicitation of proxies. The later date will not be later than April 25, 2022, since, if the Merger is not completed by April 26, 2022 Alberton’s securities will be delisted by Nasdaq and SolarMax has advised Alberton that it will terminate the Merger Agreement if Alberton’s securities are delisted by Nasdaq. The Adjournment Proposal will only be presented to our shareholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the Alberton Special Meeting to approve the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal or the Director Election Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our shareholders, and the Chairman of the Alberton Special Meeting will have no obligation to exercise his discretion to adjourn the meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Alberton Special Meeting to approve the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal (albeit that the Chairman may still exercise that discretion if he wishes). It is important for you to note that in the event that the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business by April 26, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account, less taxes payable, to the public shareholders.

Vote Required for Approval

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Alberton Special Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

ALBERTON UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE SOLARMAX SPECIAL MEETING

General

SolarMax is furnishing this joint proxy statement/prospectus to SolarMax’ stockholders as part of the solicitation of proxies by SolarMax’ board of directors for use at the SolarMax Special Meeting to be held on [●], 2022 and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to SolarMax’ stockholders on or about [●], 2022 in connection with the vote on the proposals described in this joint proxy statement/prospectus. This joint proxy statement/prospectus provides SolarMax’ stockholders with information they need to know to be able to vote or instruct their vote to be cast at the SolarMax Special Meeting.

Date, Time and Place

The SolarMax Special Meeting will be held at 7:00 a.m. Pacific Time, on [●], 2022 at the offices of SolarMax located at 3080 12th Street, Riverside, California 92507. In lieu of a meeting of its stockholders, SolarMax reserves the right to solicit consents from its stockholders in accordance with Nevada law and SolarMax’ organizational documents.

Purpose of the SolarMax Special Meeting

At the SolarMax Special Meeting, SolarMax is asking holders of SolarMax common stock:

●	to consider and vote upon a proposal to approve and adopt the Merger Agreement, as may be amended or supplemented by time to time, which, among other things, provides for the merger of Merger Sub into SolarMax with SolarMax becoming a wholly-owned subsidiary of Alberton and in connection with which the holders of SolarMax common stock, which is the only class of SolarMax capital stock outstanding, which proposal we refer to as the SolarMax Business Combination Proposal;

●	to consider and vote upon a proposal to adjourn the SolarMax Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by SolarMax that more time is necessary or appropriate to consummate the Business Combination and/or the Preferred Stock Conversion, which proposal we refer to as the SolarMax Adjournment Proposal

Recommendation of SolarMax Board of Directors

SolarMax’ board of directors has determined that the SolarMax Business Combination Proposal and the SolarMax Adjournment Proposal, if presented, are in the best interests of SolarMax and its stockholders; has approved the SolarMax Business Combination Proposal and the SolarMax Adjournment Proposal; and recommends that stockholders vote “FOR” the SolarMax Business Combination Proposal and “FOR” the SolarMax Adjournment Proposal, in each case, if presented to the SolarMax Special Meeting.

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “SolarMax Business Combination Proposal — Interests of SolarMax’ Directors and Officers in the Business Combination” for a further discussion of this.

Record Date; Who is Entitled to Vote

SolarMax has fixed the close of business on [●], 2022, as the SolarMax Record Date for determining SolarMax stockholders entitled to notice of and to attend and vote at the SolarMax Special Meeting.

As of the close of business on the SolarMax Record Date, there were 67,289,358 shares of common stock outstanding and entitled to vote. This number includes 445,200 shares issued as restricted shares that are not treated as outstanding shares for accounting purposes but are entitled to vote.

Quorum

A quorum of SolarMax stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of one-third of the votes which could be cast by the holders of all shares of common stock entitled to vote at the meeting constitutes a quorum at the SolarMax Special Meeting. Since under Nevada law, the SolarMax Business Combination Proposal requires the approval of a majority of the shares of common stock entitled to vote, the SolarMax Business Combination Proposal cannot be approved unless a majority of the voting shares of common stock vote, in person or by proxy, in favor of the SolarMax Business Combination at the SolarMax Special Meeting.

Abstentions

Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. They will not be treated as shares voted on the matter but will have the effect of a vote against the matter.

Vote Required for Approval

The SolarMax Proposals presented at the SolarMax Special Meeting require the following approvals:

●	the SolarMax Business Combination Proposal requires the approval of a majority of shares of common stock entitled to vote;

●	the SolarMax Adjournment Proposal requires the approval of a majority of the votes cast provided that there is a quorum.

In each case, abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the SolarMax Special Meeting.

Voting Your Shares

Each share of SolarMax common stock that you own in your name as of the SolarMax Record Date entitles you one vote.

There are two ways to vote your shares of SolarMax common stock at the SolarMax Special Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by SolarMax’ board “FOR” the SolarMax Business Combination Proposal and “FOR” the SolarMax Adjournment Proposal, in each case, if presented at the SolarMax Special Meeting. Votes received after a matter has been voted upon at the SolarMax Special Meeting will not be counted.

●	You Can Attend the SolarMax Special Meeting and Vote in Person or by Proxy. You will receive a ballot when you arrive.

Revoking Your Proxy

If you are a SolarMax stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify SolarMax in writing at 3080 12th Street, Riverside, California 92507, Attention: Stephen Brown, Chief Financial Officer before the SolarMax Special Meeting that you have revoked your proxy; or

●	you may attend the SolarMax Special Meeting, revoke your proxy and vote in person or by Proxy, as indicated above.

How do I vote my shares if I want to send in a proxy.

In order to vote your shares by proxy, you need to complete the proxy card which is being sent to you along with this proxy statement/prospectus. You need to sign your name in the same manner as your name is shown on the proxy card. If the shares are held in joint name, both holders must sign the proxy. If the shares are held by a corporation, partnership, limited liability company, trust or other entity, the proxy needs to be signed by an authorized signatory for the entity.

How can I deliver my proxy?

You may delivery your proxy to vote your shares in any of the following manners:

●	you may mail the proxy in the enclosed, preaddressed envelope, which requires no postage if mailed in the United States;

●	you may mail the proxy, with postage prepaid, to SolarMax, 3080 12th Street, Riverside, California 92507, Attention: Stephen Brown, Chief Financial Officer

●	you may send a PDF of your signed proxy by email to sbrown@solarmaxtech.com

●	you may fax your signed proxy to SolarMax at (951) 530-5840

Who Can Answer Your Questions About Voting Your Shares?

If you have any questions about how to vote or direct a vote in respect of your shares of SolarMax capital stock, you may contact SolarMax at 3080 12th Street, Riverside, California 92507, Attention: Stephen Brown, CFO, or by email to sbrown@solarmaxtech.com.

Appraisal Rights

SolarMax stockholders do not have appraisal rights with respect to the Business Combination.

Proxy Solicitation Costs

SolarMax is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. SolarMax and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SolarMax will bear the cost of the solicitation.

SOLARMAX BUSINESS COMBINATION PROPOSAL

We are asking SolarMax stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby. SolarMax stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, including the five amendments, which are attached as Annex A, Annex A-1, Annex A-2, Annex A-3, Annex A-4, and Annex A-5 to this joint proxy statement/prospectus.

Pursuant to the Merger Agreement, as consideration for the Merger, SolarMax stockholders immediately prior to the Effective Time collectively will receive from Alberton, in the aggregate, a number of shares of Alberton common stock equal to $300,000,000, divided by $10.50. Pursuant to the Merger Agreement, at the Closing, each outstanding SolarMax option (whether vested or unvested) shall be assumed by the combined entity and automatically converted into an option to purchase Common Stock of Successor. Each Assumed Option will be subject to the terms and conditions set forth in Incentive Plan as described under “Alberton Proposal 4: The Incentive Plan Proposal.” SolarMax has outstanding as of the date of this proxy statement/prospectus, convertible notes in the principal amount of $20.1 million at a conversion price equal to 80% of SolarMax’ proposed initial public offering price. Since SolarMax did not complete a public offering, SolarMax has determined that the initial public offering price will be the price at which SolarMax’ common stock is valued in the Merger, which is $10.50 per share, and the conversion price of the convertible notes will become 80% of the $10.50, which is $8.40, divided by the Exchange Ratio, which would be $19.78.

The terms of, and other aspects of the Merger Agreement and the business combination are described in detail in the other sections in this joint proxy statement/prospectus. SolarMax stockholders are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

SolarMax’ Board of Directors’ Reasons for the Business Combination

The board of directors of SolarMax approved the Merger Agreement and the transactions contemplated thereby and determined the business combination, on the terms and conditions set forth in the Merger Agreement and other related documents, is advisable and fair to and in the best interests of, SolarMax’ stockholders. The reasons for its determination include the following, among others, not listed in any relative order of importance:

●	Merging with Alberton offers SolarMax a route to the public markets. SolarMax had filed a registration statement with the SEC but was unable to complete the offering, in large part because of the COVID 19 pandemic and steps taken by the State of California and China to address the pandemic. The Business Combination could create a path to liquidity for SolarMax stockholders in the public market and a public currency SolarMax can potentially use for inorganic growth via mergers and acquisitions to supplement its core organic growth initiatives.

●	Merging with Alberton addresses SolarMax’ immediate financing needs, assuming that there is sufficient funds available, either in Trust Fund or through a private placement. At December 31, 2021, SolarMax had a deficiency in stockholders’ equity of approximately $8.4 million, which deficiency may increase between December 31, 2021 and the closing date. The Nasdaq listing requirements include a $4.0 million stockholders’ equity. In order to meet this Nasdaq listing requirement, Alberton will require funds, in addition to the amount of closing expenses, of at least $12.5 million, which would be available for SolarMax after the closing. Alberton has entered into a PIPE Subscription Agreement pursuant to which one investor agreement to purchase Alberton ordinary shares at a purchase price $6.0 million based on a purchase price equal to the Redemption Price. Based on the redemption Price at September 30, 2021 of $11.37 without given effect of last monthly cash contribution of $0.06 per share for April 2021 extension, Alberton would issue 536,194 ordinary shares. Alberton entered into securities purchase agreements with two investors who agreed to purchase $10 million of convertible notes, with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending two trading days before this proxy statement/prospectus is mailed to Alberton’s stockholders. Based on the market price of Alberton’s rights of $[ ] on March 31, 2022, Alberton would issue [ ] shares of common stock. Alberton also entered into Backstock Agreement with four Backstop Investors who committed to purchase an aggregate of no less than $18 million of Ordinary Shares in open market or private transactions from time to time, or from holders of public shares of Alberton who have exercised their redemption rights. Based on discussions between SolarMax’ management and with Alberton’s management, the board believed that, as a result of the PIPE Subscription Agreement, the securities purchase agreements for $10 million in convertible notes, and the Back-Stop Agreements, Alberton would be able to raise the necessary funding to the extent that Alberton’s public shareholders elect to have their public shares redeemed.

●	The transaction, including the Nasdaq listing, which was an important consideration in approving the merger, would also provide a path for SolarMax to raise funds in the equity market.

●	SolarMax has significant debt to two limited partnerships that are related parties. SolarMax has issued its convertible notes to the limited partners who invested in the limited partnerships pursuant to the United States’ EB-5 program. As the limited partners receive their green cards, they may demand payment of their limited partnership interest. SolarMax has issued its 4% convertible notes in respect of limited partnership interests. As of March 25, 2022, notes to the limited partnership in the principal amount of $21.5 million were outstanding. The board believes that, with a Nasdaq listed stock, the convertible notes could be a more attractive alternative than the convertible note of a private company that may or may not complete a public offering. However, we cannot assure you that the limited partners will accept the convertible notes on the proposed terms, if at all, for reasons described in the Risk Factors.

●	With a valuation of the outstanding SolarMax common stock of $300 million, the transaction is structured to be attractive to SolarMax stockholders relative to past financings in the private markets.

●	The agreement of Alberton to have Sponsor Shares delivered to Successor for cancellation increases the equity held by the former SolarMax stockholders.

In reaching its conclusion regarding the fairness of the business combination to SolarMax’ stockholders and its decision to approve the Merger Agreement, the board of directors of SolarMax also considered the following factors, among others (not listed in any relative order of importance):

●	SolarMax’ business, financial condition, results of operations, assets, management, competitive position, operating performance and prospects, including SolarMax’ prospects and risks to the business if it were to continue development of its business as a private company;

●	SolarMax’ internal forecasts of operating performance and financial condition;

●	current industry, market and economic conditions, including the state of the financial markets;

●	SolarMax’ anticipated requirements for additional capital if it continued development of its business as an independent company, including the prospects of raising such capital in the public markets, in view of its inability to complete a public offering in 2020, or from private sources;

●	the potential for SolarMax to access additional capital from the public markets as a Nasdaq listed company;

●	SolarMax’ experience and previous attempt to consummate an initial public offering;

●	the valuations at which SolarMax might raise additional capital (and the potential sources of such capital), compared to the consideration being paid by Alberton pursuant to the Merger Agreement;

●	the potential dilution to the existing equity interests of SolarMax in connection with alternative strategic transactions, compared to anticipated dilution to the existing equity interests of SolarMax that would result from the consummation of the business combination (including the closing of any third party equity financing contingent upon the closing of the business combination);

●	the opportunity for liquidity for SolarMax stockholders;

●	the terms and conditions of the merger agreement and the transactions contemplated thereby;

●	the determination by the board of directors of SolarMax that the aggregate merger consideration represents a fair value for SolarMax and its stockholders as a whole, including a consideration of the likelihood of securing an alternative transaction and the risks that SolarMax’ prospects could become less attractive to potential buyers or that macroeconomic changes would result in potential buyers not being interested in any strategic transaction with SolarMax;

●	the likelihood that the business combination will be consummated in light of the conditions to Alberton’s obligations to consummate the transactions contemplated by the Merger Agreement and the likelihood of obtaining any necessary regulatory approvals.

The board of directors of SolarMax also considered a variety of risks and other potentially negative factors concerning the merger agreement and the business combination, including the following:

●	the likelihood that the business combination would be completed compared to the risks in executing alternatives;

●	the risk that the business combination may not be completed in a timely manner, or at all;

●	the risk that Nasdaq will not approve the continued listing of Alberton following completion of the Merger, including its failure to meet specific criteria, including the minimum stockholders’ equity of $4.0 million if the market value of listed securities is at least $50.0 million or $5.0 million if that test is not met, and public float of at least $15.0 million, and the minimum stockholder requirement of at least 300 round lot holders with at least 50% having positions of at least $2,500, after taking into account holders of public shares that properly demanded redemption of their public shares into cash, as well as other standards that Nasdaq may implement from time to time;

●	the risks and costs to SolarMax if transactions contemplated by the Merger Agreement are not consummated, including the diversion of management and employee attention, the potential effect on business and customer relationships and the transaction costs including legal fees incurred in connection with the business combination, and the Extension Loans of $1,387,780.26 were outstanding at March 25, 2022, together with any Extension Loans which SolarMax makes in connection with the Extension Amendment, loans to the Sponsor of $651,369.01 at March 25, 2022, a loan to Alberton in the amount of $276,666.40 at March 25, 2022 and any additional loans which SolarMax makes to Alberton for the payment of expenses are likely to not be recovered if the Business Combination is not completed;

●	the fact that SolarMax entered into the merger agreement with a “blank check” corporation organized to effect a business combination with one or more businesses;

●	the restrictions on the conduct of SolarMax’ business prior to the consummation of the business combination, including a requirement that SolarMax conduct its business only in the ordinary course, subject to specific limitations or Alberton consent, which may delay or prevent SolarMax from undertaking business opportunities that may arise pending completion of the business combination.

The foregoing discussion of the information and factors considered by the board of directors of SolarMax is not intended to be exhaustive but includes a number of the material factors considered by it, some of which factors changed since the Merger Agreement was signed, in part because of the inability of Alberton to obtain agreements of third parties to accept shares in lieu of cash payments. The board of directors of SolarMax approved the Merger Agreement, the merger and the other transactions contemplated thereby. In arriving at their decision, the members of the board of directors of SolarMax also considered the interests that certain executive officers of SolarMax may have with respect to the business combination that differ from, or are in addition to, their interests as stockholders generally, as described below under “Interests of SolarMax Directors and Officers in the Business Combination.”

Background of the Business Combination Transaction

On December 24, 2018, SolarMax filed a registration statement on Form S-1 for a public offering of its common stock, having previously submitted a draft registration statement with the SEC. The initial filing contemplated an offering of 3,000,000 shares at a proposed initial public offering price between $5.00 and $7.00. SolarMax filed 8 amendments to the registration statement, the last amendment, which was filed on January 16, 2020. The registration statement contemplated an offering of 4,000,000 shares at $4.00 per share. In large part as a result of the COVID-19 pandemic and the actions taken by the State of California and China, SolarMax was not able to complete the offering and it looked to other financing sources.

On May 19, 2020, SolarMax was introduced to Alberton management. After a preliminary review of Alberton’s SEC filings, SolarMax’ management, considered a merger with Alberton as a potential source of financing.

On June 7, 2020, Alberton and SolarMax signed a non-disclosure agreement, giving each party an opportunity to evaluate the other’s business and financial information

On June 15, 2020, Luke Liu, the assistant to CEO Wang Guan, and Jim Fei, the partner of the Sponsor, visited SolarMax’ office in Riverside County, California, and met with David Hsu, the CEO of SolarMax, and Stephen Brown, the CFO of SolarMax.

From June 18 to June 28, 2020, SolarMax’ management had several conference calls with Mr. Fei to discuss the potential business combination.

From August 15 to September 5, 2020, Alberton and SolarMax continued their negotiation for the business combination. Alberton’s legal counsel, HTFL, and SolarMax’ legal counsel, EGS, started to draft and negotiate a letter of intent in connection with the proposed business combination, pursuant to the instructions and comments from their respective clients.

On September 3, 2020, Alberton and SolarMax entered into the SolarMax LOI and formally started to discuss the related matters for the business combination. EGS started to prepare the draft of the merger agreement. On the same day, SolarMax made a $60,000 loan to Alberton to provide funds for Alberton to make its payment for the April Cash Contribution, for which Alberton issued its promissory note in the principal amount of $60,000.

On September 18, 2020, EGS sent an initial draft of the Merger Agreement to HTFL, based on the terms of the executed letter of intent.

On September 23, 2020, HTFL sent a revised draft of the Merger Agreement to EGS containing comments from Alberton and HTFL, which reflected certain key terms of the agreement, including terms regarding convertible debt of SolarMax, the funding obligations of the Merger, changes to certain representations and warranties and covenants, and additional provisions.

On September 24, 2020, HTFL sent an initial draft of the Alberton preliminary proxy in connection with Alberton’s special meeting of shareholders to extend the deadline of Alberton’s initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined.

Between September 24, 2020 and September 29, 2020, representatives of Alberton and SolarMax and their respective legal counsel and financial advisors held numerous conference calls to negotiate the terms of the Merger Agreement and related documentation, including representations and covenants, the components and determination of the merger consideration, and voting agreements. They also corresponded regarding the Alberton preliminary proxy statement/prospectus.

On October 1, 2020, EGS sent a revised draft of the Merger Agreement to HTFL regarding the matters contained in September 23 draft and the indemnifications, expense arrangement in connection with the merger, and other provisions.

 On October 6, 2020, HTFL sent a further revised draft of the Merger Agreement to EGS reflecting, among others, the outstanding issues, including but not limited to Alberton’s fees and expenses in connection with the merger, the draft of voting agreement and lock-up agreement as exhibits attached to the Merger Agreement.

Between October 6, 2020 and October 16, 2020, representatives of Alberton and SolarMax and their respective legal counsel and financial advisors held certain conference calls to finalize the terms of the Merger Agreement and related documentation, including the lock-up agreement and the voting agreement.

On October 7, 2020, Alberton’s Board and SolarMax’ management had another discussion about SolarMax’ development plan for the next five years in connection with the potential business combination. SolarMax also made its unaudited financial statements for the six months ended June 30, 2020 available to Alberton. SolarMax subsequently made its unaudited financial statements for the nine months ended September 30, 2020 available to Alberton.

On October 13, 2020, SolarMax held a board meeting to discuss and approve the business combination with Alberton.

On October 19, Alberton and SolarMax entered into an amendment to SolarMax LOI, pursuant to which, Alberton and SolarMax agreed to amend and restate some paragraphs of SolarMax LOI, including the exclusivity provisions which were extended to October 30, 2020 and related provisions.

On October 23, 2020, EGS sent a further revised draft of the Merger Agreement to HTFL to reflect that SolarMax’ financial statements ended June 30, 2020 were delivered.

On October 24, 2020, HTFL sent a further revised draft of the Merger Agreement to EGS.

On October 27, 2020, Alberton and SolarMax entered into the Merger Agreement.

On October 28, 2020, a press release was issued announcing the execution of the Merger Agreement and the Business Combination. On the same day, Alberton filed with the SEC a Current Report on Form 8-K attaching the press release.

On November 1, 2020, HTFL circulated the initial draft of the Alberton preliminary proxy statement/prospectus to EGS.

On November 10, 2020, Alberton, Merger Sub and SolarMax entered into an amendment (the “Amendment”) to the Merger Agreement to increase certain Extension Loans (as defined in the Merger Agreement) to be provided by SolarMax from $60,000 monthly to $70,674 monthly. As a result, the Amendment increases the monthly payments due on or after November 10, 2020 to $70,674 and provides that, to the extent that the payments made by SolarMax exceed the $60,000 amount provided in the Merger Agreement, Alberton shall, at the Closing, cause to be delivered to the Successor for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to such excess. As a result of subsequent amendments to the Merger Agreement, as of March 25, 2022, SolarMax made extension loans to Alberton in the amount of $1,387,780.26, and loans to Alberton to enable Alberton to pay expenses totaling $276,666.40. These loans are to be paid at the Closing.

On December 18, 2020, SolarMax made a non-interest bearing loan to the Sponsor in the principal amount of $91,854, to enable the sponsor to provide Alberton with funds to pay currently due expenses. Through December 10, 2022, SolarMax has made non-interest bearing loan to the Sponsor in the principal amount of $651,369.01 to enable the sponsor to provide Alberton with funds to pay the Alberton expenses. At the Closing, these notes are to be paid in full.

On March 19, 2020, Alberton, Merger Sub and SolarMax entered into an amendment (the “Second Amendment”) to the Merger Agreement. Pursuant to the Second Amendment, Alberton agrees to make up to two additional Extension Loans (“Additional Loans”) in the amount $70,674 per month, but no more than two Additional Loans. These loans were made in March and April 2021. At the Closing, Alberton shall cause to be delivered to the Successor for cancellation, such number of sponsor shares as have a value, determined as provided in the Merger Agreement, equal to the amount of these loans, which was the amount Alberton had initially agreed to pay.

On March 26, 2021, Alberton filed a definitive proxy statement in Form 14A for the purposes of seeking shareholder approval to extend the date before which we must complete an initial business combination until October 26, 2021 or such earlier date as determined and related matters at a special meeting in lieu of the 2020 Annual Meeting in order to be compliance with Annual Meeting Requirement.

On April 23, 2021, Alberton’s shareholders approved the extension of the date by which Alberton must compete its initial Business Combination, elected the board of directors and ratified the selection of Friedman LLP as independent registered certified public accounting firm. In connection with the extension, the holders of [●] Alberton Ordinary Shares redeemed their shares, which reduced the number of outstanding Alberton ordinary shares to [●] and reduced the Trust Fund to $[●].

On August 11, 2021, September 10, 2021, and October 4, 2021, Alberton, Merger Sub and SolarMax entered into a third amendment and a fifth amendment to the Merger Agreement. Pursuant to these amendments:

●	The number of Alberton ordinary shares to be issued to the SolarMax shareholders was changed to provide that the number of shares is determined by dividing $300,000,000 by $10.50 rather than the Redemption Price.

●	SolarMax, has already made Extension Loans totaling $1,387,780.26 as of March 25, 2022, agreed to make up to three additional advances of $127,836.10, all of which loans will be paid at the Closing. SolarMax also made a loan to Alberton to pay expenses, in the principal amount of $276,666.40 at March 25, 2022.

●	The requirement that Alberton satisfy is obligation to Chardan’s deferred underwriting compensation, which is $4,020,797, through the delivery of Sponsor Shares was eliminated, and the deferred underwriting compensation is to be paid in cash.

●	The requirement that the notes outstanding at September 3, 2020 be settled through the delivery of Sponsor Shares was eliminated and these notes, as well as an additional loan from the Sponsor in the amount of $273,640, will be paid at the closing.

●	800,000 Sponsor Shares will be canceled.

●	All outstanding Private Warrants, each exercisable for one-half of one Alberton ordinary shares (or Purchaser Common Stock following Redomestication), including all rights to receive additional Private Warrants which may be issued upon conversion of any notes or other advances made to Purchaser, shall be cancelled, and Alberton shall issue to the holder of the Private Warrants (including any right to receive additional Private Warrants) a total of 44,467 Alberton ordinary shares.

●	Pursuant to loan agreements with the Sponsor, SolarMax had made loans to the Sponsor for payment of obligations of Alberton of $651,369.01 at March 25, 2022. These loans will be paid at closing.

●	Alberton entered into convertible note agreements with two investors who agreed to purchase convertible notes in the principal amount of $10 million, which notes are automatically converted at the closing at a conversion price equal to the average of ten times the market price for Alberton’s rights for the 25 trading days ending two days prior to the date on which Alberton mails the proxy material to its shareholders.

●	At the Closing, Alberton shall issue, under the Incentive Plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of Common Stock as the compensation shares for their service as independent directors of Alberton until the Closing and to Citiking International Limited, a company organized under the laws of Hong Kong (“Citiking”), 200,000 shares pursuant to certain consulting agreement between the Purchaser and Citiking, among which 50,000 shares shall vest immediately, 50,000 shares shall vest upon the first anniversary of the Closing, 50,000 shares shall vest on the second anniversary of the Closing and remaining 50,000 shares shall vest on the third anniversary of the Closing.

●	Alberton agreed that Alberton would assume the Sponsor’s obligation to make a $50,000 payment to Alberton’s former chief executive officer

On August 11, 2021, Alberton also entered into the following agreements.

●	A PIPE Subscription for Alberton ordinary shares at a purchase price of $6,000,000 $6.0 million with a purchase price per share equal to the Redemption Price per share.

●	Backstop agreements with four investors pursuant to which the Backstop Investors committed to purchase an aggregate of no less than $18 million of Ordinary Shares in open market or private transactions from time to time, or from holders of public shares of Alberton who have exercised their redemption rights pursuant to Alberton’s organization documents. These agreements were terminated in October 2021, and Alberton entered into backstop agreements with two other investors for a total of $10 million.

●	Share Forfeiture Agreement pursuant to which the Sponsor and two other initial investors agreed to cancel a total of 800,000 ordinary shares.

●	Note Conversion Agreements with the Sponsor, Global Nature and AMC Sino respectively, pursuant to which, Alberton shall convert 50% of the balance ($1,551,220) of the notes into shares of Alberton immediately prior to the closing at a conversion price equal to 10 times the average trading price of the rights of Alberton, during a period of 25 trading days ending on the second trading day prior to the mailing of this proxy statement/prospectus.

On October 4, 2021, Alberton also entered into the following agreements

●	Note Purchase Agreements with two investors pursuant to which Alberton shall issue New Notes in the aggregate amount of $10,000,000 with no interest to the Note Investors at the effectiveness of this proxy statement/prospectus. The New Notes shall be converted automatically into the number of fully paid and non-assessable shares of ordinary share with no par value of Alberton or, upon redomestication of the Alberton as a Nevada corporation, the common stock, par value $0.0001 per share of Alberton redomesticated as a Nevada corporation upon the closing of the Merger at a price equal to ten (10) times the average trading price of the rights of Alberton, during a period of twenty-five (25) trading days ending on the second trading day prior to mailing of the prospectus to the Company’s shareholders in connection with the special meeting to approve the Merger Agreement. The proceeds of the sale of the Notes shall be used to pay off the indebtedness of Alberton as of the Closing and working capital of the company after the closing.

●	Termination agreements with two Backstop Investors who have not commenced purchase under their Backstop Agreement for a total commitment of $10 million and New Backstop Agreements with two New Backstop Investors for a total commitment of $10 million.

●	Termination agreements with the Sponsor, Global Nature and AMC Sino for the note conversion and the outstanding notes held by these holders will be paid out from the proceeds of the New Notes.

On October 22, 2021, Alberton held a special meeting of shareholders, pursuant to which its shareholders approved the Extension Amendment to extend the last date by which Alberton must complete a business combination from October 26, 2021 to April 26, 2022. In connection with the October 2021 Extension, the holders of 50 Alberton ordinary shares redeemed their shares.

From November 1, 2020 through the date of this proxy statement/prospectus, Alberton and SolarMax and their representatives continued to correspond regarding updates to the registration statement of which this proxy statement/prospectus is a part.

Interests of SolarMax’ Directors and Officers in the Business Combination

When you consider the recommendation of SolarMax’ board of directors in favor of approval of the SolarMax Business Combination Proposal and SolarMax Adjournment Proposal, you should keep in mind that SolarMax’ directors and executive officers may be argued to have interests in such proposal that are different from, or in addition to those of, SolarMax’ stockholders generally. None of SolarMax’ officers or directors has any equity or other interest in Alberton. However, they will benefit from the increased liquidity which will result from the completion of the Merger. The boards of directors of both companies were aware of these interests and considered them in approving the business combination and the Merger Agreement. These interests include, among other things:

●	The fact that certain of SolarMax’ directors and officers will continue to be directors and executive officers of the Successor after the consummation of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Successor board of directors determines to pay to its directors and officers.

●	Upon completion of the Business Combination and the issuance of Successor common stock to the SolarMax stockholders in the Business Combination, the directors and officers of SolarMax will collectively beneficially own at least approximately 24.4% of the outstanding stock of the Successor.

●	David Hsu, SolarMax’ chief executive officer, has an employment agreement pursuant to which he was to have received a salary of $655,636 for 2020. In connection with a company-wide salary reduction, Mr. Hsu took a salary cut and his salary for 2020 was $577,779. Mr. Hsu’s employment agreement provides for a salary increases of at least 3% annually and a bonus based on SolarMax’ revenues. His increase for 2021 will be based on his salary for 2020 before his salary reduction. In addition, at March 25, 2022, SolarMax owed Mr. Hsu approximately $1.1 million, representing deferred salary from 2019, 2020, 2021 and 2022 and cash bonus deferred from 2017 and 2018. Mr. Hsu’s employment agreement will continue in effect following completion of the Merger. Mr. Hsu’s employment agreement is described under “Management of SolarMax – Executive Compensation.”

●	In October 2016, SolarMax granted to Mr. Hsu a restricted stock grant for 2,268,000 shares of common stock. In March 2019, SolarMax granted Mr. Hsu the right (a) to exchange 50% of these shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share exchanged and (b) to transfer to SolarMax the remaining 50% of his restricted shares for $625,000, or $0.60 per share. This payment was initially due on December 15, 2019 and has been extended until the completion of the Merger. Successor will pay this amount following completion of the Merger.

●	The general partner of CEF and CEF II is a limited liability company owned and managed by Mr. Hsu and Simon Yuan, a director, and Ching Liu, the former executive vice president/director and a 5% stockholder of SolarMax. At March 25, 2022, SolarMax owed CEF and CEF II a total of $21.5 million, of which $13.5 million is a current liability.

●	SolarMax has a lease for its corporate headquarters with a limited liability company in which Mr. Hsu and Mr. Yuan are owners. The current annual rent under this lease is approximately $1.0 million. Two of SolarMax’ subsidiaries have a lease for office space with a limited liability company in which Mr. Hsu is an owner. The current annual rent under this lease is approximately $236,000.

●	At December 31, 2021, SolarMax had a deficiency in stockholders’ equity of approximately $8.4 million. One of the conditions to completion of the Merger is that the Successor meet the Nasdaq requirements, which, among other requirements, require the Successor to have stockholders’ equity of at least $4.0 million if the market value of listed securities is at least $50 million, or $5.0 million if such test is not met. Consequently, it may be necessary for Alberton to raise more than $12.5 million plus the amount of the cash expenses of the Business Combination, either from the Trust Account, to the extent that public stockholders do not exercise their redemption rights, or from the PIPE Subscription or the purchase of the New Notes, or as a result of back-up purchases by investors who will purchase Alberton public shares from shareholders seeking to redeem their shares, which would result in a revocation of the demand for redemption. As a result of the completion of the Merger, SolarMax will see a significant improvement in its stockholders’ equity and a significant cash infusion. As a result of the Merger, the Successor will be in a better position to make the deferred salary and other payments due to Mr. Hsu as well pay Mr. Hsu his salary and bonus compensation pursuant to his employment agreement and to make the payments due to CEF and CEF II and to pay the rent on the office space leased from related parties, than it would have it the merger were not completed.

Recommendations of the SolarMax Board of Directors

THE SOLARMAX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SOLARMAX STOCKHOLDERS VOTE “FOR” THE SOLARMAX BUSINESS COMBINATION PROPOSAL

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of SolarMax’ Directors and Officers in the Business Combination.”

SOLARMAX ADJOURNMENT PROPOSAL

At the SolarMax Special Meeting, SolarMax will ask its stockholders to consider and vote upon a proposal to adjourn the SolarMax Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote or elections to convert at the time of the SolarMax Special Meeting, SolarMax is not authorized to consummate the Business Combination. In no event will SolarMax solicit proxies to adjourn the SolarMax Special Meeting or consummate the Business Combination beyond the date by which it may properly do so.

Purpose of the SolarMax Adjournment Proposal

The purpose of the SolarMax Adjournment Proposal is to provide more time for the SolarMax stockholders to make arrangements that would increase the likelihood of obtaining a favorable vote on the SolarMax Business Combination Proposal and to approve the Business Combination.

Consequences if the SolarMax Adjournment Proposal is Not Approved

If a SolarMax Adjournment Proposal is presented to the meeting and is not approved by the SolarMax stockholders, the Board may not be able to adjourn the SolarMax Special Meeting to a later date in the event that, based on the tabulated votes at the time of the SolarMax Special Meeting, there are not sufficient votes to approve the consummation of the Business Combination. At the adjourned meeting, SolarMax may transact only business which might have been transacted at the original meeting.

SolarMax’ bylaws provide that at any annual or special meeting of stockholders, whether or not a quorum is present, the Chairman of the Board or the person presiding as Chairman of the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, whether or not a quorum shall be present or represented. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

As a result, if the SolarMax Business Combination Proposal and the SolarMax Adjournment Proposal is not approved, the Chairman or the Board or the presiding officer at the SolarMax special meeting may, but is not required to, adjourn the meeting in order to enable the Board to seek to obtain the required approval for the SolarMax Business Combination.

Recommendation and Vote Required

The SolarMax Adjournment Proposal must be approved by the affirmative vote of the holders of a majority of the shares of SolarMax stock entitled to vote and voting in person or by proxy on such proposal at the SolarMax Special Meeting.

The SolarMax Adjournment Proposal will not be submitted if the SolarMax Business Combination Proposal is approved.

THE SOLARMAX BOARD UNANIMOUSLY RECOMMENDS THAT SOLARMAX STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SOLARMAX ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ALBERTON

General

Alberton Acquisition Corporation (“Alberton”) is a blank check company incorporated in the British Virgin Islands on February 16, 2018. We were formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities.

The registration statements for our IPO were declared effective on October 24, 2018. On October 26, 2018, we consummated the IPO of 10,000,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per unit, generating gross proceeds of $100,000,000.

Simultaneously with the closing of the IPO, we consummated the sale of 300,000 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to the Sponsor, generating gross proceeds of $3,000,000.

Subsequently, the underwriters exercised the over-allotment option in part and, on November 20, 2018, the underwriters purchased 1,487,992 over-allotment option Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $14,879,920. On November 20, 2018, simultaneously with the sale of the over-allotment units, Alberton consummated the private sale of an additional 29,760 Private Units, generating gross proceeds of $297,600. In addition, the underwriters canceled the remainder of the over-allotment option. In connection with the cancellation of the remainder of the over-allotment option, Alberton has canceled an aggregate of 3,002 ordinary shares issued to the founders, prior to the IPO and Private Placement.

A total of $114,879,920 of the net proceeds from the sale of Units in the initial public offering (including the over-allotment option units) and the private placements on October 26, 2018 and November 20, 2018, were placed in a Trust Account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3), and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $7,081,721 consisting of $6,318,396 of underwriting fees and $763,325 of other costs.

As a result of redemptions in connection with the three extensions of the Outside Date, a total of $107,385,763 was paid to shareholders who redeemed their shares. As a result of such redemptions, together with interest earned on the Trust Account and payments made by Alberton in connection with the extensions, the balance in the Trust Account at December 31, 2021 was approximately $14.9 million.

As of December 31, 2021 and December 31, 2020, $1,276 and $1,545 of cash was held outside of the Trust Account and was available for working capital purposes, respectively. Interest earned on the Trust Account balance through December 31, 2021 and December 31, 2020 available to be released to us for the payment of tax obligations amounted to $3,577,370 and $3,575,898, respectively.

Restatements of Financial Statements

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. Since their issuance on October 26, 2018 at the time of our initial public offering, our warrants were accounted for as equity within our balance sheet, and after discussion and evaluation, we have concluded that our warrants issued in the private placement in conjunction with our initial public offering, or private warrants, should be presented as liabilities with subsequent fair value remeasurement.

Therefore, Alberton, in consultation with its audit committee of the board of directors (the “Audit Committee”), concluded that its previously issued financial statements for the periods ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 should be restated because of a misapplication in the guidance around accounting for our outstanding private warrants to purchase common stock should no longer be relied upon.

Historically, the private warrants were reflected as a component of equity as opposed to liabilities on the balance sheet and the statement of operations did not include the subsequent non-cash changes in estimated fair value of the private warrants, based on our application of Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreements and the Company’s application of ASC 815-40 to the warrant agreement. We reassessed our accounting for the private warrants issued on October 26, 2018 and November 20, 2018, in light of the SEC Staff Statement. Based on this reassessment, we determined that the private warrants should be classified as liabilities measured at fair value upon issuance, with any subsequent changes in fair value reported in our Statement of Operations in each reporting period.

The change in accounting for the private warrants did not have any impact on our liquidity, cash flows, revenues or costs of operating our business and the other non-cash adjustments to the previously reported Financial Statements or in any of the periods included in this filing. The change in accounting for the private warrants does not impact the amounts previously reported for Alberton’s cash and cash equivalents, investments held in Trust Account, operating expenses or total cash flows from operations.

In addition, Alberton recently re-evaluated the Company’s application of ASC 480-10-S99-3A to its accounting classification of the redeemable ordinary shares, no par value, issued as part of the units sold in the IPO on October 26, 2018 and in connection with the partial exercise of the over-allotment option on November 20, 2018. Historically, a portion of the Public Shares was classified as permanent equity to maintain shareholders’ equity greater than $5 million on the basis that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in its amended and restated memorandum and articles of association. Pursuant to such re-evaluation, Alberton management has determined that the Public Shares include certain provisions that require classification of all of the Public Shares as temporary equity regardless of the net tangible assets redemption limitation contained in the Charter. This has resulted in a restatement of the initial carrying value of the Public Shares subject to possible redemption, with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and shares of Public Shares.

Therefore, Alberton, in consultation with the audit committee of its board of directors, concluded that its previously issued financial statements for the periods ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020, March 31, 2021, June 30, 2021 and September 30, 2021 should be restated because of a misapplication in the guidance around accounting for Public Shares should no longer be relied upon. As such, Alberton restated its financial statements in Form 10-K/A2 for the periods from March 31, 2019 to December 31, 2020 and amendment to each Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021 to report all Public Shares as temporary equity on December 6, 2021. The restatements do not have an impact on its cash position and cash held in the Trust Account established in connection with the IPO.

Redemption Rights for Holders of Public Shares

We are providing our public shareholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable and amounts released to us for working capital purposes, divided by the number of then outstanding public shares, upon the Closing, subject to the limitations described herein. As of December 31, 2021 and December 31, 2020, the amount in the Trust Account, net of taxes payable, is approximately $11.63 and $10.87 per public share, respectively. Our Initial Shareholders, officers, and directors have agreed to waive their redemption rights with respect to the Founder Shares and any public shares they may hold in connection with the Closing. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. For more information about how to separate the underlying public shares from units, see the section entitled “The Business Combination Proposal — Redemption Rights.”

Submission of Our Initial Business Combination to a Shareholder Vote

Public shareholders will be able to redeem their public shares in connection with the expected shareholder vote to approve the proposed business combination with SolarMax, which shall be consummated by April 26, 2022.

The amount in the Trust Account, net of taxes payable, was approximately $[   ] per public share as of the Record Date. Our Initial Shareholders, officers, and directors have agreed to waive their redemption rights with respect to the Founder Shares, Private Shares and any Public Shares they may hold in connection with the Closing. The Founder Shares and Private Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. For more information about how to separate the underlying Public Shares from units, see the section entitled “The Business Combination Proposal — Redemption Rights.”

Employees

As of the date hereof, we currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period varies based on the stage of the business combination process the company is in. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any other employees prior to the consummation of a business combination.

Legal Proceedings

From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. When we become aware of a claim or potential claim, we assess the likelihood of any loss or exposure. On October 22, 2021, we received one demand letter from a putative stockholder alleging that this proxy statement/prospectus omits certain material information with respect to the Merger and seeking the issuance of corrective disclosure in an amendment or supplement to this proxy statement/prospectus.  We believe that the disclosure set forth in this proxy statement/prospectus complies fully with applicable law. We specifically deny all allegations that any additional disclosure is required and reserve all defenses in connection with the demand.

Nasdaq Marketplace Rules and Home Country Practices

Prior to the Redomestication and as long as we remain a foreign private issuer, we are permitted to follow home country practice in lieu of certain of Nasdaq’s corporate governance requirements that are applicable to U.S. companies listed on Nasdaq. We have certified to Nasdaq that our corporate governance practices are in compliance with, and are not prohibited by, British Virgin Islands law. The significant ways in which our corporate governance practices differ from those followed by U.S. companies listed on Nasdaq are that, for so long as we remain a foreign private issuer:

●	in lieu of obtaining shareholder approval prior to the issuance of securities (including adoption of any equity incentive plan or issuance of shares relating to a business combination), we may comply with provisions of British Virgin Islands law, which allow the board of directors to approve all share issuances, and

●	in lieu of holding regularly scheduled meetings of the board of directors at which only independent directors are present, we may decide not to hold such regularly scheduled meetings.

Prior to the Redomestication and as long as we remain a foreign private issuer, we are not required to solicit proxies or provide proxy statement to Nasdaq pursuant to Nasdaq corporate governance rules or British Virgin Islands law. Consistent with British Virgin Islands law as applicable to us under our current Charter, we will notify our shareholders of meetings no less than 10 days and no more than 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting.

Other than the home country practices described above, we are not aware of any significant ways in which our corporate governance practices differ from those followed by U.S. domestic companies under the Nasdaq rules.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE
GOVERNANCE OF ALBERTON

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Guan Wang	44	Chairwoman of the Board, Chief Executive Officer, and Treasurer
Keqing (Kevin) Liu	62	Chief Financial Officer, Director, and Secretary of the Board
William Walter Young	75	Independent Director
Qing S. Huang	38	Independent Director
Peng Gao	54	Independent Director

Below is a summary of the business experience of each of our executive officers and directors:

Guan Wang, 44, Executive Director, Sinobay (Hong Kong) Commercial Real Estate & Management Co, Ltd, Shenzhen, China, since 2005. She has been in charge of Sinobay’s major investments for 13 years since its inception in 2005. From 2003 to 2005, she served as Director of Human Resources at Union Economic and Trading Investment Co. Ltd, Shenzhen, China, where she was responsible for Alberton’s human resource development, designing and improving Alberton’s organizational structure, and cultivating its corporate culture. From 1999 to 2002, she was an assistant in the Human Resources Division at CR Vanguard, a large national supermarket chain in China, a subsidiary of China Resources, a Fortune Global 500 company. Guan received her Bachelor of Science in Computer Application from Shenyang Aerospace University in China in 1999. Guan’s qualifications to serve as Chairwoman, Chief Executive Officer and Treasurer of Alberton include her work and investment management experience and her experience in human resources management in terms of evaluating top management of companies.

Keqing (Kevin) Liu, 62, a former partner of ACL Equity from June 2018 to October 2018, a financial services company in Beijing, China, where he focuses on deal origination and cross-border mergers and acquisitions. He began his career in 1983 at Agricultural Bank of China Jiangxi Provincial Branch as a project manager in a portfolio co-funded by the World Bank, until 1993; from 1993 to 2001, a Senior Manager and Senior Economist at China Merchants Bank head office, Shenzhen, he led a project finance team to manage a portfolio exceeding US$1 billion; a member of the bank’s Mid-Term Development Strategies Working Group from 1997 to 2000, he represented the bank at the World Bank and International Monetary Fund annual meetings in Washington D.C.; from 2002 to 2004, he co-headed the International Department, Shenzhen Commercial Bank (now Ping An Bank) head office, to fund cross-border transactions and collaborate with more than 600 prime financial institutions worldwide; from 2005 to 2007, he was Consultant, CITIC Capital, Hong Kong, an investment banking arm of CITIC Group, one of China’s largest finance holding conglomerates, active in investment due diligence; in 2007, he founded Nanchang GlobeVision Investment, a company investing in carbon-dioxide emission reduction projects that generate saleable certified emission reduction credits, and served as Chief Executive Officer of such company from 2007 to 2010; from 2010 to June 2018, he was Partner, Wealth Assets and Capital (formerly Wealth Business Consultancy), Hong Kong, engaged in deal sourcing and due diligence. He has served as Adjunct Researcher, European Studies Center, Zhejiang University, one of China’s top institutions of higher learning. He holds a Bachelor of Economics in Statistics from Jiangxi University of Finance and Economics, China, in 1983. Kevin’s qualifications to serve as Chief Financial Officer, a Director and the Secretary of the Board include his 38-year international finance management and due diligence experience and deal-sourcing capability due to his high-level and extensive relationships with banks. His deal sourcing capability and extensive due diligence experience will greatly benefit Alberton.

William Walter Young, 75, Director and Chairman of Compensation Committee. Since April 1999, Mr. Young has been the chief executive officer of JBY enterprise Inc., a company based in Los Angeles operating import and export business of large electrical equipment, mechanical equipment, aircraft parts and automobile and special vehicles. From September 1985 to May 1998, Mr. Young served as the electrical maintenance engineer and the electrical maintenance supervisor in McDonald Douglas in Shenyang, China and the Chief Electrical Maintenance Engineer of Boeing Company based in Shenyang, China. From January 1970 to June 1985, Mr. Young served as the technician, associate engineer and electrical engineer in Motorola in Oklahoma. Mr. Young received his bachelor degree in mechanics from Oklahoma Central State University in 1965 and his bachelor degree in business administration from Embry University in 1997. Mr. Young’s qualifications to serve as a director and the chairman of the compensation committee include decades of experience as a chief executive officer of a private company.

Qing S. Huang, 38, Director and Chairman of Audit Committee. Since January 2008, Mr. Huang has been serving as the principal of Boulder Accounting Service, a company based in El Monte, California, providing accounting and bookkeeping services. From May 2017 to November 2018, Mr. Huang served as vice president branch manager of CTBC Bank in Monterey Park, California, responsible for branch administration and daily operation of a full-service branch office and assistance with the retail planning department on developing new residential and commercial lending program. From May 2012 to May 2017, Mr. Huang served as the assistant vice president branch manager of East West Bank in Rancho Cucamonga, California, responsible for branch administration and daily operation and the development of new deposit and loan business by providing a superior level of customer relations. From December 2010 to April 2012, Mr. Huang served as a licensed banker in JPMorgan Chase Bank in Montebello, California, responsible for maintaining client’s relationship and cross-selling the banks financial products and services and analysis of financial information obtained from clients to determine strategies for meeting clients’ financial objectives. From January 2008 to November 2010, Mr. Huang served as a financial advisor in Ameriprise Financial in Glendale, California, responsible for providing comprehensive financial advice and services to its clients including brokerage and investment advisory. Mr. Huang currently holds several professional licenses, including Series 7 license, Series 66 license, and Chartered Financial Consultant, or ChFC®. Mr. Huang received his bachelor degree in business from University of Southern California in 2007. Mr. Huang’s qualifications to serve as a director and chairman of the audit committee include his accounting experience as well as his finance experience.

Peng Gao, 54, has been the chief attorney of Law Offices of Gao Peng, a law firm since June 2006. Mr. Gao received a Bachelor of Science from Fudan University China in 1988, his Master of Science from Georgia Institute of Technology in 1995, and his Juris Doctor degree from Pepperdine Law School in 2005. Mr. Gao has been admitted to State Bar of Los Angeles, CA, since 2006. Mr. Gao’s qualifications to serve as a director include his 15-year experience in the legal industry. His extensive legal experience will greatly benefit the Company.

Ms. Guan Wang was appointed to serve as the sole director of Alberton at inception. Each other aforementioned director was appointed to serve as a member of the board of directors of Alberton in July 2018.

On April 23, 2021, Alberton held its special meeting in lieu of the 2020 annual meeting of the shareholders. At this special meeting, Alberton’s current five directors were reelected, with such directors to serve until the 2021 annual meeting of shareholders.

Our directors and officers will play a key role in identifying, evaluating, and selecting target businesses, and structuring, negotiating and consummating our initial acquisition transaction. Except as described below and under “Directors, Executive Officers and Corporate Governance — Conflicts of Interest,” none of these individuals is currently a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan. We believe that the skills and experience of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to identify successfully and effect an acquisition transaction, although we cannot assure you that they will, in fact, be able to do so.

Our management consist of two executive officers (Guan Wang and Kevin Liu) located in China who are also directors and three independent directors located in the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those officers and directors located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on our officers and directors in China under United States securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Director Independence

Our board of directors has determined that each of Peng Gao, William Walter Young and Qing S. Huang is an “independent director” under Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Audit Committee

We have established an audit committee of the board of directors, which consists of William Walter Young, Qing S. Huang, and Peng Gao. Mr. Qing S. Huang serves as chairman of the Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the Audit Committee all of whom must be independent. Messrs. William Walter Young, Qing S. Huang, and Peng Gao are independent.

Each member of the Audit Committee is financially literate and our board of directors has determined that Mr. Qing S. Huang qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Nominating Committee

We have established a nominations committee of the board of directors, which consists of Messrs. William Walter Young, Qing S. Huang, and Peng Gao. Mr. Peng Gao serves as the chairman of the Nominating Committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We have established a compensation committee of the board of directors, which consists of William Walter Young, Qing S. Huang, and Peng Gao. Mr. William Walter Young serves as chairman of the Compensation Committee.

The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ compensation, evaluating our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our executive officers’ based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering any of our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

●	None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management has pre-existing fiduciary duties and contractual obligations to such entities (as well as to us) and may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

●	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

●	The founder shares owned by our officers and directors, like the founder shares owned by our other initial shareholders, will be released from escrow only if a business combination is successfully completed and subject to certain other limitations. Additionally, our officers and directors will not receive distributions from the Trust Account with respect to any of their founder shares whether or not we complete a business combination. Furthermore, our initial shareholders have agreed that the private units will not be sold or transferred by them until after we have completed our initial business combination. In addition, our officers and directors may loan funds to us after the IPO and may be owed reimbursement for expenses incurred in connection with certain activities on our behalf which may only be repaid from the Trust Account if we complete an initial business combination. For the foregoing reasons, the personal and financial interests of our directors and executive officers may influence their motivation in identifying and selecting a target business, completing a business combination in a timely manner and securing the release of their shares.

Under British Virgin Islands law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to Alberton’s best interests. When exercising powers or performing duties as a director, the director shall exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation the nature of Alberton; the nature of the decision; and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors shall exercise their powers for a proper purpose and shall not act or agree to Alberton acting in a manner that contravenes our Memorandum and Articles of Association or the Companies Act.

In certain circumstances, a shareholder has the right to seek various remedies against Alberton in the event the directors are in breach of their duties under the Companies Act. Pursuant to Section 184B of the Companies Act, if a company or director of a company engages in, or proposes to engage in or has engaged in, conduct that contravenes the provisions of the Companies Act or the Memorandum or Articles of Association of Alberton, a British Virgin Islands court may, on application of a shareholder or director of Alberton, make an order directing Alberton or director to comply with, or restraining Alberton or director from engaging in conduct that contravenes the Companies Act or the Memorandum or Articles of Association. Furthermore, pursuant to Section 184(I)(1) of the Companies Act, a shareholder of a company who considers that the affairs of Alberton have been, are being or likely to be, conducted in a manner that is, or any acts of Alberton have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to a British Virgin Islands court for an order under Section 184(I)(1) of the Companies Act. If the court considers it just and equitable to do so, it can make an order which, inter alia, can require Alberton or any other person to pay compensation to the shareholders.

As a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary or contractual obligations to other businesses of which they are officers or directors. To the extent they identify business opportunities which may be suitable for the entities to which they owe pre-existing fiduciary or contractual obligations, our officers and directors will honor those fiduciary or contractual obligations subject to his fiduciary duties under the laws of the British Virgin Islands. Accordingly, it is possible they may not present opportunities to us that otherwise may be attractive to us unless the entities to which they owe pre-existing fiduciary or contractual obligations and any successors to such entities have declined to accept such opportunities subject to his fiduciary duties under the laws of the British Virgin Islands.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has contractually agreed, pursuant to a written agreement with us, until the earlier of a business combination or our liquidation, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us, subject to any pre-existing fiduciary or contractual obligations he might have and his fiduciary duties under the laws of the British Virgin Islands. Notwithstanding the foregoing, our amended and restated Memorandum and Articles of Association provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company subject to his fiduciary duties under the laws of the British Virgin Islands and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. Our officers and directors have also agreed not to participate in the formation of, or become an officer or director of, any other special purpose acquisition company with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within the required time period.

The following table summarizes the other relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual	Name of Affiliated Entity	Position at Affiliated Entity
Guan Wang	Sinobay Hong Ye Hong Kong Shareholding Co., Limited	Executive Director Sole Shareholder and Sole Director
Keqing (Kevin) Liu	ACL Capital	Partner
William Walter Young	JBY enterprise Inc.	Chief Executive Officer
Qing S. Huang	Boulder Accounting Service CTBC Bank East West Bank	Principal Vice President Branch Manager Assistant Vice President Branch Manager
Peng Gao	Law Offices of Gao Peng	Chief Attorney

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our initial shareholders, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of our disinterested independent directors that the business combination is fair to our unaffiliated shareholders from a financial point of view. Furthermore, in no event will any of our initial shareholders, members of our management team or their respective affiliates be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, an initial business combination (regardless of the type of transaction that it is) other than the $1,000 monthly administrative services fee, the $290,000 payment to White and Williams LLP (an affiliate of our former director) for its legal services to Alberton in connection with the IPO and other payments to such firm for legal services (including with respect to periodic filings) prior to the initial business combination, the repayment of $300,000  of non-interest bearing loans and reimbursement of any out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our ordinary shares and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that, during 2021, our directors, executive officers, and ten percent shareholders complied with all Section 16(a) filing requirements.

Employment Agreements

We have not entered into any employment agreements with our executive officers, and have not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

No executive officer has received any cash compensation for services rendered to us. Commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the Trust Account to our public shareholders, we will pay the Sponsor, an entity solely owned to Guan Wang, a fee of $1,000 per month for providing us with general and administrative services, including office space and utilities services. However, this arrangement is solely for our benefit and is not intended to provide our executive officers or directors compensation in lieu of a salary.

Other than the $1,000 per month administrative fee, the $290,000 payment to White and Williams LLP (an affiliate of one of our directors) for its legal services to Alberton in connection with the IPO and other payments to such firm for legal services (including with respect to periodic filings) prior to the initial business combination and the repayment of $300,000 of non-interest bearing loans made to us by Guan Wang, no compensation or fees of any kind, including finder’s fee, consulting fees and other similar fees, will be paid to our initial shareholders, members of our management team or their respective affiliates, for services rendered prior to, or in order to effectuate the consummation of, our initial business combination (regardless of the type of transaction that it is).

Directors, officers and initial shareholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. The amount of such compensation may not be known at the time of a shareholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

ALBERTON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Alberton included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates, and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Special Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this proxy statement including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding Alberton’s financial position, business strategy, and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to us or Alberton’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, Alberton’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Restatements

In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on October 26, 2018, our warrants were accounted for as equity within our balance sheet, and after discussion and evaluation, including with our independent auditors, we have concluded that our private warrants should be presented as liabilities with subsequent fair value remeasurement.

Therefore, Alberton, in consultation with its Audit Committee, concluded that its previously issued financial statements for the periods ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 should be restated because of a misapplication in the guidance around accounting for the private warrants and should no longer be relied upon.

Historically, the private warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the warrants, based on our application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. We reassessed our accounting for private warrants issued on October 26, 2018 and November 20, 2018, in light of the SEC Staff’s published views. Based on this reassessment, we determined that the private warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our statement of operations each reporting period. Accordingly, our financial statements as of, and for the periods ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 have been restated.

The restatement is more fully described in Note 2 of the notes to Alberton’s financial statements included in the amendment No. 1 of Form 10-K for the fiscal year ended December 31, filed on June 22, 2021.

In addition, Alberton recently re-evaluated the Company’s application of ASC 480-10-S99-3A to its accounting classification of the redeemable ordinary shares, no par value, issued as part of the units sold in the IPO on October 26, 2018 and in connection with the partial exercise of the over-allotment option on November 20, 2018. Historically, a portion of the Public Shares was classified as permanent equity to maintain shareholders’ equity greater than $5 million on the basis that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in its amended and restated memorandum and articles of association. Pursuant to such re-evaluation, Alberton management has determined that the Public Shares include certain provisions that require classification of all of the Public Shares as temporary equity regardless of the net tangible assets redemption limitation contained in the Charter. This has resulted in a restatement of the initial carrying value of the Public Shares subject to possible redemption, with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and shares of Public Shares.

Therefore, Alberton, in consultation with the audit committee of its board of directors, concluded that its previously issued financial statements for the periods ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020, March 31, 2021, June 30, 2021 and September 30, 2021 should be restated because of a misapplication in the guidance around accounting for Public Shares should no longer be relied upon. As such, Alberton restated its financial statements in Form 10-K/A2 for the periods from March 31, 2019 to December 31, 2020 and amendment to each Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021 to report all Public Shares as temporary equity on December 6, 2021. The restatements do not have an impact on its cash position and cash held in the Trust Account established in connection with the IPO.

The restatements is more fully described in Note 2 of the notes to Alberton’s financial statements included in the amendment No. 2 of Form 10-K for the fiscal year ended December 31 included herein.

Overview

Alberton Acquisition Corporation (the “Company,” “we,” “our,” “us,” or “Alberton”) was incorporated on February 16, 2018 under the laws of British Virgin Islands for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Alberton’s efforts to identify a prospective target business are not limited to a particular industry or geographic location. We have not selected any target business for our initial business combination.

We presently have no revenue, have had losses since inception from incurring formation and operating costs and have had no operations other than identifying and evaluating suitable acquisition transaction candidates. We have relied upon the sale of our securities and loans from Hong Ye Hong Kong Shareholding Co., Limited (our “Sponsor”) to fund our operations.

On October 26, 2018, we consummated our initial public offering of 10,000,000 units. Each unit consists of one ordinary share, one redeemable warrant to purchase one-half of one ordinary share and one right to receive 1/10 of an ordinary share upon the consummation of our initial business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $100,000,000. On October 26, 2018, simultaneously with the consummation of the initial public offering, we consummated a private placement with our Sponsor of 300,000 private units at a price of $10.00 per private unit, each unit consisting of one ordinary share, one warrant to purchase one-half of one ordinary share (each, a “Private Warrant”) and one right to receive 1/10 of an ordinary share upon the consummation of our initial business combination, generating total proceeds of $3,000,000. On November 20, 2018, the underwriters exercised the over-allotment option in part and purchased 1,487,992 over-allotment option units at an offering price of $10.00 per unit, generating gross proceeds of $14,879,920. On November 20, 2018, simultaneously with the sale of the over-allotment units, Alberton consummated the private sale of an additional 29,760 private units to our Sponsor, generating gross proceeds of $297,600. On November 20, 2018, the underwriters waived their right to exercise the reminder of the over-allotment option. In connection with such waiver, an aggregate of 3,002 founder shares held by our initial shareholders were forfeited.

A total of $114,879,920 of the net proceeds from the initial public offering (including the partial exercise of the over-allotment option) and the private placements were deposited in a Trust Account established for the benefit of Alberton’s public shareholders.

Our management had broad discretion with respect to the specific application of the net proceeds of initial public offering and the private placements (other than funds placed in the Trust Account), although substantially all of the remaining net proceeds were intended to be applied generally towards consummating a business combination. We currently have nominal funds other than the funds in the Trust Account and we have relied on loans from SolarMax to the Sponsor to pay certain expenses relating to the Merger and certain accrued expenses.

Our Sponsor

Our sponsor, Hong Ye Hong Kong Shareholding Co., Limited, founded in Hong Kong (the “Sponsor”), is a limited liability company

Historical Extensions and Redemptions

Immediately following the consummation of the IPO, Alberton had until October 26, 2019 to consummate its initial business combination which might be extended by additional two three months conditioned on certain extension payment funded to the Trust Account.

On September 18, 2019, Alberton extended its initial deadline to consummate the business combination by three months with a deposit of $1,148,799 into the Trust Account which was sourced by an unsecured promissory note issued to Global Nature. The note is non-interest bearing and is payable on the date on which we consummate a Qualified Business Combination, subject to certain mandatory repayment arrangement set forth in the Note. The principal balance may be prepaid at any time without penalty. Pursuant to the Merger Agreement, payment of the Note is to be satisfied by delivery of Sponsor Shares.

On January 23, 2020, Alberton deposited $1,148,800 into the Trust Account to extend the time available for it to complete a business combination from to April 27, 2020. The extension deposit was partially funded from a $780,000 loan provided by the Sponsor and partially from a $368,800 from Alberton’s working capital. In connection with the loan provided by the Sponsor, Alberton issued a promissory to the Sponsor in the aggregate principal amount of $780,000, which is non-interest bearing and is payable on the date on which Alberton consummates its initial business combination. Pursuant to the Merger Agreement, payment of this Note is to be satisfied by delivery of Sponsor Shares.

On April 23, 2020, Alberton held a special meeting, at which its shareholders approved (i) an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from April 27, 2020 to October 26, 2020 or such earlier date as determined by the Alberton Board; (the “April 2020 Extension”). In connection with the April 2020 Extension, public stockholders owning 10,073,512 ordinary shares of Alberton exercised their right to have their public shares redeemed, and those shareholders received $105,879,118 (or $10.51 per share) from the trust fund.

In connection with the April 2020 Extension, Alberton committed to deposit into the Trust Account six monthly cash contribution of $60,000 per month in the aggregate amount of $360,000, which was partially funded from an $140,000 advance from the Sponsor, $100,000 from the AMC Note (defined below) and $120,000 from the SolarMax Extension Loans., and issue public shareholders who did not redeem their public shares in connection with the April 2020 Extension certain amount of the Extension Warrants. On January 19, 2021, the board of Alberton approved the issuance of 1,414,480 dividend warrants (the “Extension Warrants”) to those public shareholders who were shareholders on April 21, 2020 and did not exercise their right of redemption in connection with the April 2020 extension, and Alberton instructed such issuance. Alberton was advised the Extension Warrants were processed on or about February 5, 2021, although the date of delivery may be delayed as a result of processing time by DTC, broker and dealer, and other relevant parties.

On October 26, 2020, Alberton held another special meeting, at which its shareholders approved (i) an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined by the Alberton Board (the “October 2020 Extension”). In connection with the October 2020 Extension, the holders of an additional 1,000 ordinary shares exercised their right to have their public shares redeemed, and those shareholders received $10,770.13 (or $10.77 per share) from the Trust Account.

In connection with October 2020 Extension, Alberton committed that, for each remaining public share that did not redeem, for each monthly period, or portion thereof during the October 2020 Extension, it would deposit $0.05 per share per month, into the Trust Account as additional interest on the proceeds in the Trust Account.

On April 23, 2021, we held a special meeting in lieu of the 2020 annual meeting of the shareholders pursuant to which our shareholders approved an amendment to Alberton’s then current Memorandum and Articles of Association, extending the date by which Alberton must consummate its initial business combination from April 26, 2021 to October 26, 2021 or such earlier date as determined by the board of directors of Alberton (the “April 2021 Extension”). In connection with the April 2021 Extension, shareholders elected to redeem an aggregate of 135,069 of our ordinary shares. As a result, an aggregate of $1,495,303.45 (or $11.07 per share) was released from our Trust Account to pay such shareholders.

In connection with the April 2021 Extension, Alberton committed that, for each remaining public share that did not redeem, for each monthly period, or portion thereof during the April 2021 Extension, it would deposit $0.06 per share per month, into the Trust Account as additional interest on the proceeds in the Trust Account.

On October 22, 2021, Alberton held a special meeting of shareholders, pursuant to which its shareholders approved the Extension Amendment to extend the last date by which Alberton must complete a business combination from October 26, 2021 to April 26, 2022. In connection with the October 2021 Extension, shareholders elected to redeem an aggregate of 50 of our ordinary shares. As a result, an aggregate of $571.56 (or $11.43 per share) was released from our Trust Account to pay such shareholders.

Proposed Business Combination with SolarMax

During Alberton’s search for a suitable target for a business combination, Alberton had looked at more than 50 potential target companies and signed letter of intent or memo mutual understanding with three of them, including its initial proposal to SolarMax. The Alberton management team held frequent discussion regarding the various targets during this period both internally and with a wide range of management teams at potential targets. Alberton learned about SolarMax in May 2020 when Wang Guan, the CEO and Chairman of the Board of Directors, received a letter from a partner of a BDO accounting firm’s member firm in Los Angeles, California. The letter recommended a solar energy company named “SolarMax Technology Inc.” In October 2020, we selected SolarMax as a potential target for a SPAC transaction.

SolarMax is an integrated solar energy company. It was founded in 2008 to conduct business in the United States and subsequently commenced operation in China following two acquisitions in 2015. SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. For more information regarding the Merger Agreement, see section entitled “General Description of the Merger Agreement.”

Merger Agreement

On October 27, 2020, Alberton entered into the Merger Agreement, by and among Alberton, Merger Sub, and SolarMax. The Merger Agreement provides for the Merger of Merger Sub with and into SolarMax, with SolarMax continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of SolarMax common stock (the “SolarMax Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as defined below); (ii) each outstanding option to acquire SolarMax Stock (whether vested or unvested) shall be assumed by combined entity and automatically converted into an option to acquire shares of Successor’s common stock, with its price and number of shares adjusted based on the Exchange Ratio, which is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Stock (each, an “Assumed Option”) and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Successor’s common stock determined by dividing the conversion price of such notes at the Effective Time by 80% of price used to determine the conversion ratio.

The Merger Agreement also provides that, immediately prior to the Closing, Alberton will re-domesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation (the “Redomestication”). At the closing of the Merger (the “Closing”), Alberton will change its name to “SolarMax Technology Holdings, Inc.” In connection with the Redomestication, the provision in Alberton’s amended and restated memorandum and articles of association which provides that Alberton have net tangible assets of at least US$5,000,001 upon such consummation of the business combination is to be amended to require that the net tangible asset test be met “prior to or upon” consummation of the business combination. This means that the net tangible asset test does not have to be made upon completion of the Business Combination as long as the test is met before the consummation of the Business Combination.

Prior to the Closing, Alberton will continue out of the British Virgin Islands and domesticate as a Nevada corporation and will no longer be considered a company incorporated in the British Virgin Islands.

Outstanding Promissory Notes and Loans

The GN Notes

On September 18, 2019, Alberton issued an unsecured promissory note in the amount of $1,148,800 (the “GN Note 1”) to Global Nature to fund a three-month extension payment and, accordingly, $1,148,799 was deposited into the Trust Account. GN Note 1 was issued in connection with a non-binding letter of intent entered into by and between Global Nature and Alberton on September 13, 2019, to consummate a potential business combination with Global Nature (the “LOI”).

The GN Note 1 is non-interest bearing and is payable on the date on which Alberton consummates its initial business combination with Global Nature or another qualified target company (a “Qualified Business Combination” and such date, the “Maturity Date”), subject to certain mandatory repayment arrangement set forth in the GN Note 1. The principal balance may be prepaid at any time without penalty. Pursuant to the GN Note 1, in the event that the Global Nature notifies Alberton in written that it does not wish to proceed with the Qualified Business Combination (the “Withdrawal Request”), Alberton shall only be obligated to repay the Note, as follows: (i) the full principal amount of the GN Note 1 within 5 business days of such Withdrawal Request if such Withdrawal Request is given on or before September 24, 2019; (ii) 50% of the principal amount of the GN Note 1 within 5 business days of such Withdrawal Request if the Withdrawal Request is given from after September 24, 2019 and on or before October 15, 2019 or the date the subscription amount of this GN Note 1 is transferred into the Trust Account (whichever is later); (iii) 50% of the principal amount of the GN Note 1 as soon as possible with best efforts but no later than 5 business days after Alberton’s business combination if the Withdrawal Request is given from after October 15, 2019 or the date the subscription amount of this Note is transferred into the Trust Account (whichever is later); or (iv) the full principal amount of the Note as soon as possible with best efforts but no later than 5 business days after Alberton’s business combination or the date of expiry of the term of Alberton (whichever is earlier), if the parties have not entered into a definitive agreement with regard to the Qualified Business Combination within 45 days from the date of the GN Note 1 as a result of the disagreement on the valuation of the Qualified Business Combination. On March 12, 2020, Alberton received the Withdrawal Request from Global Nature that it did not wish to proceed with the Qualified Business Combination. The parties are in discussion of the repayment of the GN Note 1 which shall be repaid as soon as possible with best efforts but no later than 5 business days after Alberton’s business combination or the date of expiry of the term of us (whichever is earlier).

On December 3, 2019, Alberton, upon receipt of the principal, issued an unsecured promissory note in the aggregate principal amount of $500,000 (the “GN Note 2,” together with GN Note 1, the “GN Notes”) to Global Nature, its registered assignees or successor in interest as working capital.

The GN Note 2 is non-interest bearing and is payable on the earlier date of (i) that Alberton consummates a Qualified Business Combination, and (ii) expiry of the term of us. The principal balance may be prepaid prior to the Maturity Date without penalty. Pursuant to the GN Note 2, in the event that (i) the parties do not agree with the valuation of the Qualified Business Combination; (ii) a definitive agreement with regard to the Qualified Business Combination with the Payee is not entered into within 45 days from the date of this GN Note 2; or (iii) the Qualified Business Combination is not consummated for any reason prior to the date of expiry of the term of us, Alberton shall repay the principal amount of the GN Note 2 no later than 5 business days after Alberton’s initial business combination or the date of expiry of the term of Alberton, whichever is earlier. As a result that the parties did not enter into a definitive agreement within 45 days from the GN Note 2, such note becomes payable no later than 5 business days after our initial business combination or the date of expiry of the term of Alberton.

The Sponsor Notes

On July 6, 2018, the Sponsor loaned us $300,000 under a promissory note (the “Sponsor Note 1”), a portion of which was used to pay for costs associated with the Initial Public Offering.

On January 24, 2020, wWe, upon receipt of the principal, issued an unsecured promissory note (the “Sponsor Note 2”, together with the Sponsor Note 1, the “Sponsor Notes”) in the aggregate principal amount of $780,000 on January 24, 2020 to our Sponsor and its registered assignees or successors in interest (collectively the “Sponsor Notes”).

The Sponsor Notes are non-interest bearing and is payable on the date on which we consummate our initial business combination. The Sponsor, however, has the right to convert the Sponsor Notes, in whole or in part, into our private units, as described in the public offering prospectus we filed with the Securities and Exchange Commission on October 24, 2018, file No. 333-227652. As of the date hereof, there was $1,080,000 outstanding under the Sponsor Notes.

The AMC Note

On April 17, 2020, Alberton issued an unsecured promissory note in the aggregate principal amount of $500,000 (the “AMC Note”) to Qingdao Zhongxin Huirong Distressed Asset Disposal Co, Ltd. (“AMC Sino”), a PRC company based in Qingdao, China, its registered assignees or successor in interest (the “Payee”). The AMC Note was issued in connection with a non-binding letter of intent entered into by and between us and Zhongxin AmcAsset Limited (“AmcAsset”), a holding company incorporated in the British Virgin Islands, to consummate a potential business combination with AmcAsset. AmcAsset is a transnational distressed asset management company with foothold in the U.S. and China, and undergoing global expansion. AmcAsset holds 100% equity interest of Quest Mark Capital Inc., a California corporation located in Los Angeles, and Qingdao Zhongbiao Distressed Asset Management Co., Ltd (“Zhongbiao”), to which AMC Sino is related. The principle of the AMC Note of $500,000 will be paid in installments according to the needs of Alberton, with the first payment of no less than $100,000 to be made within one business day after execution of the AMC Note. The AMC Note is non-interest bearing and is payable on the date on which we consummate its initial business combination with Payee or another qualified target company, subject to certain mandatory repayment arrangement set forth in the AMC Note. The principal balance may be prepaid at any time without penalty. As of the date hereof, AMC Sino advanced only $100,000 to Alberton, which is the current principal amount due on the AMC Note.

The SolarMax Notes

Pursuant to the Merger Agreement, as amended, through March 25, 2022, SolarMax made extension loans to Alberton in the aggregate principal amount of $1,387,780.26 in connection with the extension of the date that Alberton must complete its initial business combination, of which two loans were in the amount of $60,000, six loans were in the amount of $70,674, six loans were in the amount of $76,704.66 each, and three loans were in the amount of $127,836.10 each. In connection with these loans, Alberton issued its non-interest bearing promissory notes which are payable on the earlier of the consummation of a business combination or the termination of the merger agreement.

Under the terms of the Merger Agreement, all the loans are to be paid at the closing of the Merger from the proceeds of the convertible notes of $10 million.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2020, Mr. John W. Allen resigned from his positions as an independent director and the chairman of the compensation committee of Alberton and Mr. Harry Edelson resigned from his positions as an independent director and the chairman of audit committee of Alberton. Their resignation did not result from a disagreement with Alberton on any matter relating to Alberton’s operations, policies or practices.

On October 20, 2020, the Board appointed Mr. William Walter Young as an independent director and the chairman of the compensation committee and Mr. Qing S. Huang as an independent director and the chairman of the audit committee of the Board of Alberton to fill the vacancies created by Mr. Allen and Mr. Edelson, effective immediately.

As a result, the Board currently have two executive directors and three independent directors.

Issuance of the Extension Warrants

On April 8, 2021, Alberton issued Extension Warrants to those public shareholders who were shareholders on April 21, 2020 and who did not exercise their right of redemption in connection with the April 2020 extension. These warrants are treated as a dividend and are identical with the Public Warrant, with each Extension Warrant entitling the holder to purchase one-half ordinary share at an exercise price of $11.50 per whole share.

Results of Operations

Our entire activity from inception up to October 26, 2018 was related to the Company’s formation, the Initial Public Offering and general and administrative activities. Since the Initial Public Offering, our activity has been limited to the evaluation of Business Combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial Business Combination. We generate non-operating income in the form of interest income on investments. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2021, we had net loss of $615,039, consisting of $1,472 of interest income from investments in our Trust Account, and $111,541 gain on change in fair value of warrants liabilities, offset by $728,052 of operating costs, consisting mostly of general and administrative expenses.

For the year ended December 31, 2020, we had net income of $25,302, consisting of $559,404 of interest income from investments in our Trust Account, $10,740 gain on change in fair value of warrant liabilities, and $836 of interest income from deposits in our corporate bank account, offset by $545,678 of operating costs, consisting mostly of general and administrative expenses.

Liquidity and Capital Resources

As of December 31, 2021, we had cash outside the Trust Account of $1,276 available for working capital needs. All remaining cash is held in the Trust Account and is generally unavailable for our use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem ordinary shares. As of December 31, 2021, none of the amount on deposit in the Trust Account was available to be withdrawn as described above.

As of December 31, 2021 and December 31, 2020, we had cash outside the Trust Account of $1,276 and $1,545, respectively, available for working capital needs. All remaining cash is held in the Trust Account and is generally unavailable for our use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem ordinary shares. As of December 31, 2021 and December 31, 2020, none of the amount on deposit in the Trust Account was available to be withdrawn as described above.

If our estimates of the costs of undertaking in-depth due diligence and negotiating Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate its business prior to the Business Combination and will need to raise additional capital. In this event, our officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we consummate an initial Business Combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us upon consummation of the Business Combination, or, at the lender’s discretion, up to $1,500,000 of such loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. The terms of such loans by our initial shareholders, officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Moreover, we may need to obtain additional financing either to consummate our initial Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial Business Combination. Following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Going Concern

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after April 26, 2022.

Off-Balance Sheet Arrangements

As of December 31, 2021 and December 31, 2020, we did not have any off-balance sheet arrangements. We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $1,000 for general and administrative services including office space, utilities and secretarial support. We began incurring these fees on August 1, 2018 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination or our liquidation.

The underwriters are entitled to a deferred underwriting discounts and commissions equal to 3.5% of the gross proceeds of the Initial Public Offering. Upon completion of the Business Combination, $4,020,797 (with consideration of the underwriters’ exercise of their over-allotment option on November 20, 2018) will be paid to the underwriters from the funds held in the Trust Account. No discounts or commissions will be paid with respect to the purchase of the Private Units. Pursuant to the Merger Agreement, Alberton agreed that these fees would be settled by delivery of Sponsor Shares.

On August 11, 2021, September 10, 2021, and October 4, 2021, Alberton, Merger Sub and SolarMax entered into a third amendment, a fourth amendment, and a fifth amendment to the Merger Agreement. Pursuant to these amendments:

●	The number of Alberton ordinary shares to be issued to the SolarMax shareholders was changed to provide that the number of shares is determined by dividing $300,000,000 by $10.50 rather than the Redemption Price.

●	SolarMax, which, as of March 25, 2022 had made Extension Loans totaling of $1,387,780.26, agreed, if the Extension Amendment is approved by SolarMax’ shareholders, to make up to additional six Extension Loans, and all of the Extension Loans will be paid at the Closing.

●	The requirement that Alberton satisfy its obligation to settle Chardan’s deferred underwriting compensation, which is $4,020,797, through the delivery of Sponsor Shares was eliminated, and the deferred underwriting compensation is to be paid in cash.

●	The requirement that the notes outstanding at September 3, 2020 be settled through the delivery of Sponsor Shares was eliminated and these notes will be paid at the Closing.

●	800,000 Sponsor Shares will be canceled.

●	All outstanding Private Warrants, each exercisable for one-half of one Alberton ordinary shares (or Purchaser Common Stock following Redomestication), including all rights to receive additional Private Warrants which may be issued upon conversion of any notes or other advances made to Purchaser, shall be cancelled, and Alberton shall issue to the holder of the Private Warrants (including any right to receive additional Private Warrants) a total of 44,467 Alberton ordinary shares.

●	Pursuant to loan agreements with the Sponsor, SolarMax had made loans to the Sponsor for payment of obligations of Alberton of $651,369.01 and agreed to make additional advances of up to $12,233.61. These loans will be paid at the closing.

●	On October 4, 2021, Alberton entered into securities purchase agreement with two investors who agreed to purchase convertible notes in the principal amount of $10 million. The notes are automatically converted at the closing into shares of common stock with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending on the 2nd trading day before the proxy statement is mailed to Alberton’s shareholders.

●	At the Closing, Alberton shall issue, under the Incentive Plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of Common Stock as the compensation shares for their service as independent directors of Alberton until the Closing and to Citiking International Limited, a company organized under the laws of Hong Kong (“Citiking”), 200,000 shares pursuant to certain consulting agreement between the Purchaser and Citiking, among which 50,000 shares shall vest immediately, 50,000 shares shall vest upon the first anniversary of the Closing, 50,000 shares shall vest on the second anniversary of the Closing and remaining 50,000 shares shall vest on the third anniversary of the Closing.

●	Alberton agreed that Alberton would assume the Sponsor’s obligation to make a $50,000 payment to Alberton’s former chief executive officer.

On August 11, 2021, Alberton also entered into the following agreements.

●	A PIPE Subscription for Alberton ordinary shares at a purchase price of $6,000,000 $6.0 million with a purchase price per share equal to the Redemption Price per share.

●	Backstop agreements with four investors pursuant to which the Backstop Investors committed to purchase an aggregate of no less than $18 million of Ordinary Shares in open market or private transactions from time to time, or from holders of public shares of Alberton who have exercised their redemption rights pursuant to Alberton’s organization documents. These agreements were terminated in October 2021, and Alberton entered into backstop agreements with two other investors for a total of $10 million.

●	Share Forfeiture Agreement pursuant to which the Sponsor and two other initial investors agreed to cancel a total of 800,000 ordinary shares.

●	Note Conversion Agreements with the Sponsor, Global Nature and AMC Sino respectively, pursuant to which, Alberton shall convert 50% of the balance ($1,551,220) of the notes into shares of Alberton immediately prior to the closing at a conversion price equal to 10 times the average trading price of the rights of Alberton, during a period of 25 trading days ending on the second trading day prior to the mailing of this proxy statement/prospectus.

On October 4, 2021, Alberton also entered into the following agreements

●	Note Purchase Agreements with two investors pursuant to which Alberton shall issue New Notes in the aggregate amount of $10,000,000 with no interest to the Note Investors at the effectiveness of this proxy statement/prospectus. The New Notes shall be converted automatically into the number of fully paid and non-assessable shares of ordinary share with no par value of Alberton or, upon redomestication of the Alberton as a Nevada corporation, the common stock, par value $0.0001 per share of Alberton redomesticated as a Nevada corporation upon the closing of the Merger at a price equal to ten (10) times the average trading price of the rights of Alberton, during a period of twenty-five (25) trading days ending on the second trading day prior to mailing of the prospectus to the Company’s shareholders in connection with the special meeting to approve the Merger Agreement. The proceeds of the sale of the Notes shall be used to pay off the indebtedness of Alberton as of the Closing and the working capital of the company after the closing.

●	Termination agreements with two Backstop Investors who have not commenced purchase under their Backstop Agreement for a total commitment of $10 million and New Backstop Agreements with two New Backstop Investors for a total commitment of $10 million

●	Termination agreements with the Sponsor, Global Nature and AMC Sino for the note conversion and the outstanding notes held by these holders will be paid out from the proceeds of the New Notes.

Critical Accounting Policies

The preparation of the condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

BUSINESS OF solarmax

Introduction

SolarMax is an integrated solar and renewable energy company. A solar energy system retains the direct current (DC) electricity from the sun and converts it to alternating current (AC) electricity that can be used to power residential homes and commercial businesses. The solar business is based on the ability of the users of solar energy systems to save on energy costs and reduce their carbon imprint as compared with power purchased from the local electricity utility company. SolarMax was founded in 2008 to engage in the solar business in the United States and, following the acquisition in 2015 of Chengdu Zhonghong Tianhao Technology Co., Ltd. (“Chengdu ZHTH”), which is a subsidiary of Solarmax Technology (Shanhai) Co. Ltd. (together with its subsidiaries thereunder, “ZHTH”), and Jiangsu Zhonghong Photovoltaic Electric Co., Ltd., or ZHPV, commenced operations in China. SolarMax’ business in China is primarily conducted through ZHTH and ZHPV, and their subsidiaries.

SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users.

SolarMax’ China operations consist of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. SolarMax’ operations in China are conducted through its principal Chinese subsidiaries. All revenue for the year ended December 31, 2021 and the year ended December 31, 2020 was generated during the second quarter from two project agreements with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), which is a large state-owned enterprise under the administration of the Chinese government that holds a range of energy assets. SolarMax is also planning to develop commercial and industry solar projects in China along with developing residential systems for the Chinese market. However, as of the date of this proxy statement, SolarMax does not have any agreements or understandings with respect to this type of project and cannot give any assurance that it will be able to develop any significant revenue, if any, from this type of project.

SolarMax’ China operations generated revenue of $7.8 million for the year ended December 31, 2021, and revenue of $96.1 million in the year ended December 31, 2020, substantially all of which was generated pursuant to agreements with SPIC on four projects.

SolarMax’ United States operations generated revenue of $30.0 million for the year ended December 31, 2021, consisting of solar and battery revenue of $27.5 million, LED revenue of $1.3 million and financing revenue of $1.2 million. For the year ended December 31, 2020, revenue from United States operations was approximately $35.5 million, consisting of solar and battery storage revenue of approximately $28.9 million, LED revenue of approximately $4.8 million and financing revenue of approximately $1.8 million.

Effects of COVID-19 Pandemic

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which SolarMax operates. Further, the issuance of permits necessary for residential solar systems was affected because some local California government offices that issued permits for solar installations were closed for part of the second quarter and, as a result of government workers working from home subsequent to the second quarter, effectively operated with reduced hours. As a result, in the United States, SolarMax experienced a lower level of residential solar energy system installations compared to the same periods in 2020 and 2019. In China, the timing of final solar farm project approvals for two projects and the beginning of one new solar farm installation were delayed for approximately three months but the delays did not have a material impact on SolarMax’ China business in 2020 as the projects that SolarMax expected to complete in 2020 were completed, and SolarMax commenced and completed work on two additional projects, known as the Ancha and Hehua projects. The Ancha project was completed in December 2020 and the Hehua project was completed in June 2021. As of December 31, 2021, SolarMax did not have any new contracts for its China segment.

To the extent that the government in California or China institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, SolarMax may suffer a further decline in revenue and results of operations. As a result of the COVID-19 pandemic, SolarMax’ operations in China were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, SolarMax’ United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. SolarMax obtained additional liquidity through the available government assistance programs in the form of loans and grants. As of the date of this proxy statement the extent to which the COVID-19 pandemic may materially impact SolarMax’ financial condition, liquidity or results of operations is uncertain.

On December 24, 2018, SolarMax filed a registration statement on Form S-1 for a public offering of its common stock, having previously submitted a draft registration statement with the SEC. SolarMax filed eight amendments to the registration statement, the last amendment of which was filed on January 16, 2020. The registration statement contemplated an offering of 4,000,000 shares at $4.00 per share. In large part as a result of the COVID-19 pandemic and the actions taken by the State of California and China, SolarMax was not able to complete the offering and it looked to other financing sources, which resulted in the commencement of negotiations with Alberton and the execution of Merger Agreement.

SolarMax’ Corporate Structure

SolarMax is a Nevada corporation formed in January 2008. SolarMax has four wholly-owned subsidiaries in the United States: SolarMax Renewable Energy Provider, Inc., SolarMax Financial, Inc. (“SolarMax Financial”), SolarMax LED, Inc. (“LED”) and SMX Capital, Inc. (“SMX Capital”). Prior to September 10, 2021, SMX Capital was a 93.75% owned subsidiary, and its financial statements were consolidated with its consolidated financial statements. The 6.25% minority interest was held by a former executive of SolarMax’ PRC operations and was acquired by SolarMax.

SolarMax’ wholly-owned subsidiaries outside the United States are Accumulate Investment Co. Ltd. (BVI), a British Virgin Islands corporation (“Accumulate’), SolarMax Technology Holdings (Hong Kong) Limited, a Hong Kong corporation (“SolarMax Hong Kong”), Golden SolarMax Finance Co., Ltd, a Chinese corporation (“Golden SolarMax”) and SolarMax Technology Holdings (Cayman) Limited, a Cayman Islands corporation (“SolarMax Cayman”).

Accumulate has one wholly-owned subsidiary, Accumulate Investment Hong Kong, a Hong Kong corporation, which has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Shanghai. SolarMax Shanghai is a wholly foreign-owned entity, which is referred to as a WFOE. SolarMax Shanghai currently has subsidiaries that are not significant, but forms subsidiaries which acquire permits for solar farms with a view to selling the project subsidiaries pursuant to the terms of agreements with the ultimate buyer, which during 2020 and 2021 was SPIC. We refer to SolarMax Shanghai and its subsidiaries collectively as ZHTH.

The following charts show SolarMax’ corporate structure for its United States and China segments. The chart for the China segment does not include the subsidiaries of ZHPV, which are either project subsidiaries or subsidiaries which are formed to perform services for a specific contract; or subsidiaries of SolarMax Shanghai.

United States Segment

China Segment

SolarMax’ principal executive offices are located at 3080 12th Street, Riverside, California 92507. Its telephone number is (951) 300-0788. SolarMax’ website is http://www.solarmaxtech.com. The information contained on, or that can be accessed through, SolarMax’ website or any other website is not a part of this proxy statement/prospectus.

Operations in China

General

SolarMax’ business in China is conducted through ZHTH and ZHPV and their subsidiaries. Unlike systems that SolarMax sells in the United States, which are installations for residential and small business users, the projects in China are generally solar farms, which are constructed on large land areas where multiple ground-mount solar tracking towers are installed. While a typical residential or small business installation in the United States generally generates between 6.5KW and 0.2MW of power, the solar farms can generate in the range of 30MW to more than 100MW of power. To comply with the local requirements to own and operate the EPC business in China, ZHTH and ZHPV establish subsidiaries for different purposes. These special purpose subsidiaries include project subsidiaries which were formed by ZHTH or ZHPV to own the solar farms and the permits to construct and operate solar farms and the equity in the subsidiaries, or, in the case of the agreements with SPIC, are sold to the buyer of the projects upon completion. ZHTH was primarily engaged in the business of identifying and procuring solar system projects for resale to third party developers and related services in China. ZHPV’s core business is to provide EPC services.

SolarMax’ business in China initially consisted primarily of identifying and procuring solar farm system projects for resale to third party developers and related services in China, identifying potential buyers of solar farms, and providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and, to a significantly lesser extent, rooftop solar systems in China. Approximately 95% of China revenue in 2019 was generated from Changzhou Almaden Co., Ltd., which is a related party that we refer to in this proxy statement as AMD. SolarMax did not generate any revenue from AMD in 2020. See “Business of SolarMax – EPC Services.” Since the second half of 2019, SolarMax’ business in China consisted of EPC services pursuant to agreements with SPIC. All of SolarMax’ China revenues for the year ended December 31, 2021 and the year ended December 31, 2020 were generated from projects for SPIC, and substantially all of such revenues were generated during the second quarter from two of the projects for SPIC. See “Business of SolarMax – Agreements with SPIC.”

Based on the effective light resource and available land use, SolarMax is focusing on provinces with large tracts of available land and solar resources sufficient for the development of solar farms. SolarMax looks to work with local entities on the project development. As part of this process SolarMax needs to discuss the potential development with local government agencies, which may involve discussions with several departments. The local government agencies publish the availability of permits for solar farms, and SolarMax needs to obtain the permit for the solar farm from the applicable government agency. SolarMax may also find the buyer who will own the solar farm. If SolarMax finds a buyer to operate the solar farm, it would transfer the equity of the project subsidiary related to the solar farm to the buyer. If SolarMax identifies the buyer, it seeks to both obtain the contract to perform the EPC work as well as to operate and maintain the project after completion. For its contracts with SPIC, SolarMax and SPIC jointly select the location of the project and the project subsidiary is formed pursuant to a co-development agreement.

SolarMax does not operate any solar farms as an owner, and it has no present plans to operate solar farms for its own account. To the extent that, in the future, it proposes to construct and operate a solar farm for its own account, any decision would be subject to obtaining sufficient financing to enable it to construct and operate the project and complying with government regulations relating to the ownership of a solar farm.

Acquisitions in China

On April 28, 2015, SolarMax acquired the ownership of Chengdu Zhonghong Tianhao Technology Co., Ltd. (“Chengdu ZHTH”), which is currently a subsidiary of ZHTH, and Jiangsu Zhonghong Photovoltaic Electric Co., Ltd., or ZHPV through share exchange agreements with the equity owners of these companies. The purchase price for Chengdu Zhonghong Tianhao Technology Co., Ltd. consisted of cash of RMB 200,000 (approximately $32,786) and 4,032,000 shares of common stock. The purchase price for ZHPV consisted of 1,680,000 shares of common stock. The ZHPV share exchange agreement, as amended, also includes a contingency for SolarMax to pay the sellers’ liquidated damages of RMB 10,000,000 (approximately $1.6 million) in the event that SolarMax fails to take specified action with respect to a public offering by May 12, 2017, which is one year from the effective date of the amendment. SolarMax believes that it satisfied this condition with the confidential submission of a registration statement on Form S-1.

Effective on May 12, 2016, in connection with the execution of the amendment to the share exchange agreement for ZHPV, ZHPV entered into a debt settlement agreement with Uonone Group Co., Ltd., one of the former owners of ZHPV. Pursuant to the debt settlement agreement, ZHPV and Uonone agreed to settle a list of pending business transactions entered by them during the period from December 31, 2012 to December 31, 2015. The financial impact of the debt settlement agreement was retroactively adjusted to the acquisition date of April 28, 2015 which reflects a receivable balance from Uonone Group in the amount of $1,570,000. As of December 31, 2021, the Uonone Group has repaid all amounts agreed to under the debt settlement agreement except for the RMB 3.0 million contingent receivable, which does not arise until and unless SolarMax becomes obligated under a contingent liability. SolarMax has not become obligated under the contingent liability. Additionally, under the debt settlement agreement, to the extent ZHPV receives settlement proceeds on matters that relate to events prior to the acquisition, ZHPV shall repay to Uonone the amount received less taxes, fees and expenses in connection with such settlement. As of December 31, 2021, SolarMax received a total of $6.3 million in legal settlement proceeds and paid Uonone $4.3 million. As of December 31, 2021, the payable balance due to Uonone Group related to the legal settlement received by ZHPV was $3.5 million.

ZHPV holds a construction enterprise qualification certificate for Level III of general contractor for power engineering constructor issued on October 27, 2017, which permits ZHPV to conduct business as a contractor in power engineering construction. The qualification certificate expired on March 4, 2021, and SolarMax has been advised that the certificate has been renewed and will expire on December 31, 2021. Although SolarMax believes that the renewal of the certificate is routine, we cannot assure you that the certificate will be renewed in a timely manner when it expires. The certificate is granted by the local government and enables ZHPV to perform its services throughout China. SolarMax engages local licensed engineering firms to perform the initial design work through a bidding process. When the engineering firm completes its design proposal, SolarMax obtains owner approval prior to procurement and construction. Following the acquisition of Chengdu ZHTH, the business of Chengdu ZHTH was assumed and developed by its parent company SolarMax Shanghai. Chengdu ZHTH has since ceased to be active and SolarMax is the in the process of deregistering Chengdu ZHTH with local authorities in China. We refer to SolarMax Shanghai and its subsidiaries collectively as ZHTH.

Agreements with SPIC

Substantially all of SolarMax’ China revenue for the year ended December 31, 2021 of $7.8 million and for the year ended December 31, 2020, of $96.1 million, was generated from four contracts with SPIC, and included revenue from SPIC and revenue from the sale of power by the project subsidiaries for Yilong #2 and Xingren from January 1, 2020 to April 30, 2020, the period prior to the sale of the controlling interests of such project subsidiaries to SPIC. We refer the four SolarMax projects with SPIC that generated revenue in the year ended December 31, 2020 as Yilong #2, Xingren, Ancha and Hehua, which was 37% complete at December 31, 2020 and 100% complete at December 31, 2021. The Yilong #2 project is a 70 MW project, the Xingren project is a 35 MW project, the Ancha project is a 59 MW project, and the Hehua project is a 25 MW project. The agreements relating to these four projects are with SolarMax’ PRC subsidiaries.

Yilong #2 and Xingren Projects

In August 2019, SolarMax, through its PRC subsidiaries, entered into MA Agreements with SPIC, pursuant to which SolarMax agreed to construct and sell to SPIC the ownership and control of 70% of SolarMax’ project subsidiaries that own the 30MW solar farm project in Xingren (the “Xingren” project) and the 70MW project in Yilong (the “Yilong #2” project) when the projects are completed and accepted by SPIC and the completion of the equity transfer has occurred. Pursuant to the MA agreements, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interests in either or both of the project subsidiaries one year after each of the projects is completed and operational. The construction on both projects were completed and connected to the grids as of December 31, 2019. On January 1, 2020, the project subsidiaries began power production and earning revenue from selling power to the PRC utility company,

In March 2020 the equity transfer agreement to sell 70% controlling interest to SPIC was executed and in April 2020, the government approval of the equity transfer was registered. The consideration for the sale of the 70% interest is RMB 50.9 million (approximately $7.3 million) for Yilong #2 which was fully paid as of December 31, 2020, and RMB 27.5 million (approximately $3.9 million) for Xingren, which has an unpaid balance of RMB 54,352 ($7,765) as of December 31, 2020. SolarMax recognized a loss on the sale of the Yilong #2 project company of RMB 1.7 million ($244,000), and a gain on sale of the Xingren project company of RMB 801,000 ($116,000). In general, SolarMax does not generate a significant gain or loss from the sale of the equity in the project subsidiary. The revenue is generated from the EPC work on the project and, during the period when SolarMax owns the project subsidiary, sale of power by the project subsidiary.

For the year ended December 31, 2020, SolarMax’ consolidated results of operations included the project subsidiaries’ results of operations from January 1, 2020 to April 30, 2020. Beginning on May 1, 2020, SolarMax no longer consolidated the project subsidiaries and reports its 30% noncontrolling interest in the project subsidiaries under the equity method of accounting. As a result of the completion of the sale of the 70% controlling interest of the project subsidiaries to SPIC in April 2020, SolarMax met all the conditions under the MA Agreements and recognized the EPC revenue for the Yilong #2 and Xingren projects.

In October 2019, the SolarMax project subsidiaries that owned the Yilong #2 and Xingren projects entered into lease finance agreements with Huaxia Financial Leasing Co., Ltd. (“Huaxia”). The financings were structured as lease finance transactions secured by the respective project companies’ revenue stream and accounts receivable. The principal amounts of the loans were RMB 217.0 million (approximately $31.0 million) for Yilong #2 and RMB 93.0 million (approximately $13.3 million) for Xingren. The interest rate was 130 basis point above certain benchmark RMB loan interest rate as announced by the People’s Bank of China on the lease commencement date. The respective project subsidiaries which are 70% owned by SPIC starting on April 30, 2020, are the obligors on the loan which is guaranteed by SPIC. The loans were deconsolidated by SolarMax on May 1, 2020 when it deconsolidated the project subsidiaries on May 1, 2020 because the loans were no longer the obligations of SolarMax.

Ancha Project

In February 2020, SolarMax, through its PRC subsidiaries, entered into a M&A (Cooperative Development) Agreement (the “Ancha MA Agreement”) with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which SolarMax would sell the ownership and control of 70% of SolarMax’ project subsidiary that owns the 59 MW solar farm project in Guizhou (the “Ancha Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the Ancha MA Agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest in the project subsidiary one year after the project is completed and operational. The total value of the project including VAT with 100% ownership at completion is RMB 233.6 million (approximately $33.4 million). The construction began in March 2020 and the construction was completed in December 2020 with the project acceptance received on January 14, 2021. In December 2020, the equity transfer agreement between SolarMax and SPIC was signed to affect the transfer of 70% ownership interest of the project company to SPIC for an initial consideration of RMB 35.6 million ($5.1 million) based on the project company’s paid-in capital at September 30, 2020, such consideration will be adjusted when the final asset appraisal is completed in April 2021. The equity transfer agreement effectively transferred control of the project to SPIC.  As a result, SolarMax deconsolidated the project subsidiary as of December 31, 2020 and reported the EPC revenue for the Ancha project for the year ended December 31, 2020.

In May 2020, the project subsidiary for the Ancha project entered into project lease financing agreement with CSPG Financial Lease Co., Ltd., an unrelated PRC lender, for RMB 163.5 million (approximately $23 million) to finance the construction of the Ancha project. The financing was structured as a lease finance transaction secured by the project companies’ revenue stream and accounts receivable. The interest rate was based on a stipulated benchmark of approximately 5.311% per year. The financing was secured by the Ancha solar farm project. The project subsidiary which is 70% owned by SPIC starting on December 31, 2020, is the obligor on the loan. The loans were no longer the obligations of SolarMax when SolarMax deconsolidated the project subsidiaries on December 31, 2020.

Hehua Project

In August 2020, SolarMax, through its PRC subsidiaries, commenced the 25 MW EPC work on the Hehua Project pursuant to an EPC contract between ZHPV and the then wholly-owned project subsidiary. The EPC contract value including VAT is RMB 89.1 million (approximately $12.7 million). Pursuant to the negotiations with SPIC relating to the Hehua Project during 2020, SPIC has agreed to purchase a 100% interest in the project subsidiary. On December 29, 2020, SPIC executed an equity transfer agreement to purchase from SolarMax 100% equity interest in the project company that owns the Hehua Project for a consideration of RMB 4.9 million (approximately $706,000) which was determined based on the project company’s paid-in capital at November 30, 2020. A loss from sale of RMB 880,000 ($128,000) was recognized by SolarMax. As a result of the sale, SolarMax deconsolidated the project company for the Hehua project as of December 31, 2020. In connection with the sale of the 100% equity interest of the project company to SPIC and the deconsolidation of the project company by SolarMax, SolarMax’ EPC contract with the project company became the obligation of SPIC. The EPC construction was approximately 37% complete at December 31, 2020 and accordingly, the revenue and cost attributed to the 37% project completion status were recognized on an over time basis based on the cost input method. The project was 100% complete at December 31, 2021 and the remaining revenue and cost of the EPC project was recognized during the year ended December 31, 2021.

On January 20, 2021, SolarMax, through its PRC subsidiaries, entered into an agreement with SPIC, pursuant to which SolarMax sold 100% of its project subsidiary to SPIC in December 2020 which has already occurred prior to year-end.

Other EPC Service Agreements

From the time SolarMax commenced business in China, through 2019, most of SolarMax’ revenue was derived from contracts with subsidiaries or affiliates of Changzhou Almaden Co., Ltd., which is a related party that we refer to in this proxy statement as AMD. Subsidiaries of AMD accounted for approximately $4.7 million, or 95% of China revenue in 2019, $30.9 million, or 53% of China revenue, in 2018, and $55.0 million, or 99.7% of China revenue in 2017. SolarMax does not presently have any agreements with AMD, and it cannot assure you that SolarMax will have agreements with AMD in the future.

During 2019, SolarMax’ PRC subsidiaries performed EPC services for AMD on one solar farm project. SolarMax did not perform EPC services for AMD during 2020 or 2021.

In December 2017, ZHPV and ZHTH, entered into contracts with Yilong AMD New Energy Co., Ltd., an affiliate of AMD, for EPC services on a 30MW solar farm project in Guizhou Yilong province. In January 2018, an additional 5MW was added to the project pursuant to a separate agreement. The total contract value, excluding VAT, for the 35MW project is approximately RMB 202.3 million (approximately $30.6 million). Construction work on the project started in January 2018. The project was completed during the year ended December 31, 2018.

In December 2018, ZHPV entered into a supplemental contract with an AMD subsidiary to construct a 10MW solar farm project in Guizhou, China, which was increased to a 10.5MW project for a contract price of RMB 35.9 million (approximately $5.1 million). This contract is supplemental to a prior project agreement which had been completed in 2017. Construction work on this project began in May 2019 and the project was completed during 2019.

During 2018 and 2019, SolarMax, through its PRC subsidiaries, also performed EPC services for unrelated parties. Substantially all of the China revenue from unrelated parties was from a contract which ZHPV entered into in August 2018 with Ningxia MCC Meili Cloud Energy Co., Ltd., a non-affiliate, to construct a 50MW photovoltaic power station for a total contract price excluding VAT, of RMB 179.2 million (approximately $27 million) or $0.63 per watt. Construction work on the project started in August 2018, and the project was completed in 2018.

In these projects, the SolarMax PRC subsidiary transfers the equity in the project subsidiary to the owner of the solar farm for a price that is approximately the net worth of the project subsidiary. As a result, it does not generate any significant gain or loss on the sale.

Seasonal weather patterns affect SolarMax’ PRC subsidiaries’ construction of large-scale solar projects. Northern provinces often experience below zero temperatures along with snowstorms which could cause a closure of transportation options along with frozen ground which needs to be cleared for solar equipment, all of which can cause slowdowns in construction and increase our cost. SolarMax’ EPC contracts to date have been in the southern provinces where cold weather does not have the same effect although the southern provinces may be subject to other adverse weather conditions.

Operation and Maintenance

Prior to 2020, SolarMax, through its PRC subsidiaries, offered to perform operation and maintenance services for solar form projects that it constructed. If a SolarMax PRC subsidiary entered into a maintenance agreement with the solar farm owner, once the project is fully connected to the grid, it would operate and maintain the project at a price and for a term to be agreed upon. In performing these services, SolarMax’ PRC subsidiaries would work with a local maintenance team who is responsible for the daily maintenance work, including one stationmaster and several workers depending on the plant size, subject to SolarMax’ PRC subsidiaries’ overall supervision, and SolarMax’ PRC subsidiaries may engage a subcontractor with specialized experience for certain maintenance services. SolarMax’ PRC subsidiaries had operations and maintenance contracts with subsidiaries of AMD, and, when these companies sold the projects, the operations and maintenance contracts were terminated by the purchaser. SolarMax’ PRC subsidiaries do not presently have any operations and maintenance contracts and it cannot give any assurance that it will be able to negotiate operations and maintenance agreements with non-related parties. SolarMax’ PRC subsidiaries do not have maintenance agreements with respect to any of its agreements with SPIC.

Source of Supply

SolarMax’ PRC subsidiaries purchase the equipment for the project from local suppliers pursuant to a bidding process. The construction team will remain on site to perform the EPC services, using local licensed subcontractor as needed. The EPC services include continuing negotiations with local government and utility companies to resolve any issues that may occur on-site until the project is fully connected to the grid.

Solar panels and other components are available from a number of suppliers. SolarMax’ PRC subsidiaries purchase solar panels and other components for its China operations from a number of suppliers, including AMD. The following table sets forth information with respect to each supplier of SolarMax’ China operations that accounted for 10% or more of SolarMax’ total purchases for the years ended December 31, 2020 and 2019. There were no purchases of panels and other components for SolarMax’ China operations that accounted for 10% or more of SolarMax’ total purchases for the year ended December 31, 2021.

	Year Ended December 31, 2020
Name	Purchases	Percent
Longii Green Energy Technology Co., Ltd	$14,237,662	24%
Gui Zhou Wujian Engineering Construction Co. LTD	6,963,826	12%

SolarMax’ PRC subsidiaries purchased solar panels from AMD for certain of its solar farm projects. The amount due to AMD was $1.5 million and $1.5 million at December 31, 2021 and 2020, respectively. Pursuant to offset agreements with AMD in June 2019, December 2019 and December 2020, SolarMax’ PRC subsidiaries partially satisfied their obligations to AMD with respect to the balance due for the solar panels, by offsetting the balance of the unpaid project receivables due to the SolarMax’ PRC subsidiaries from the AMD subsidiary on three completed projects for AMD subsidiaries or affiliates.

Competition

Within the solar farm industry in China, SolarMax China segment faces increasing competition from other project developers and EPC companies. The solar energy industry is very competitive, consisting of state-owned enterprises and a large number of private companies. Because China’s central government has announced a policy in favor of renewable energy sources, solar companies worldwide seek to develop and expand their business in China. SolarMax believes the number of new solar farm installation companies entering the industry in China has increased significantly since 2015 when SolarMax commenced business through its PRC subsidiaries in China. This increased competition has caused some price erosion, which has affected its margins and could result in further reductions in its margins as SolarMax’ PRC subsidiaries may reduce prices to generate new business and could impair their ability to enter into EPC agreements with non-related parties. As the interest in solar farms in China increases, there is increased competition for permits, and the government entities that issue the permits may prefer Chinese companies over companies that are owned by a United State company. Since all of SolarMax’ PRC contracts are currently with SPIC, SolarMax’ PRC subsidiaries are dependent upon SPIC’s policies in engaging contractors for the development of solar farm projects. Since SPIC is state-owned enterprise, its procurement policies may be subject to government policies which may favor a Chinese company rather than a subsidiary of a United States company.

Rooftop solar systems for commercial, industrial and residential user are relatively new in the Chinese market. SolarMax believes its China segment can leverage the expertise gained from SolarMax’ United States experience in this sector to market its services in China. The market for this type of system is currently small compared to SolarMax’ solar farm business, and SolarMax’ China segment is seeking to explore, develop and market these services. To the extent that SolarMax’ China segment seeks to enter this market, it will be subject to government regulations that apply to that market. We cannot assure you that SolarMax’ China segment will seek to enter this market or, if it enters the market, that it will be able operate profitably in this market.

Government Subsidies

The solar investment and the development of the solar industry in China depend on continued government subsidies. Government policies have, and will continue to have, a significant impact on the solar industry in general. Government agencies set the rates that the utility company pays the solar farm owner. In general, the rate set at the beginning of the contract period remains the same during the period, although there is a risk that the rate will be changed. The rate varies from province to province. The government has announced that there will be a yearly decrease in the payment. After 2016, all the solar projects in China are required to be involved with the local government to help alleviate poverty in the region. In addition, solar farm construction needs to be integrated with local agriculture, tourism or animal husbandry, which leads to increases in the cost of our EPC services.

PRC Government Regulations

Renewable Energy Law and Other Government Directive

The Renewable Energy Law of PRC, which originally became effective on January 1, 2006 and was amended on December 26, 2009, sets forth policies to encourage the development and on-grid application of renewable energy, including solar energy. Renewable energy under this law refers to non-fossil fuel energy, including wind energy, solar energy, water energy, biomass energy, geothermal energy, ocean energy and other forms of renewable energy. The law also sets forth a national policy to encourage the installation and use of solar energy water heating systems, solar energy heating and cooling systems, photovoltaic systems and other systems that use solar energy. It also provides economic incentives, such as the establishment of national funding, preferential loans provided by financial institutions with financial interest subsidies to certain renewable energy development and utilization projects, and tax preferential treatment for the development of certain renewable energy projects.

The PRC Energy Conservation Law, which was amended on October 28, 2007, July 2, 2016 and October 26, 2018, encourages utilization of energy-saving building materials like new wall materials and energy-saving equipment, and encourage the installation and application of renewable energy use systems such as solar energy. The law also encourages and supports the vigorous development of methane in rural areas, promotes the utilization of renewable energy resources such as biomass energy, solar energy and wind power, develops small-scale hydropower generation based on the principles of scientific planning and orderly development, promotes energy-saving-type rural houses and furnaces, encourages the utilization of non-cultivated lands for energy plants, and energetically develops energy forests such as firewood forests.

On September 4, 2006, the Ministry of Finance, or MOF, and Ministry of Construction jointly promulgated the Interim Measures for Administration of Special Funds for Application of Renewable Energy in Building Construction, pursuant to which the MOF will arrange special funds to support the application of Building Integrated Photovoltaics systems, or BIPV applications, to enhance building energy efficiency, protect the environment and reduce consumption of fossil fuel energy. Under these measures, applications to provide hot water supply, refrigeration, heating and lighting are eligible for such special funds.

On October 10, 2010, the State Council of the PRC promulgated a decision to accelerate the development of seven strategic new industries. Pursuant to this decision, the PRC government will promote the popularization and application of solar thermal technologies by increasing tax and financial policy support, encouraging investment and providing other forms of beneficial support.

In March 2011, the National People’s Congress approved the Outline of the Twelfth Five-Year Plan for National Economic and Social Development of the PRC, which includes a national commitment to promoting the development of renewable energy and enhancing the competitiveness of the renewable energy industry. Accordingly, in January 2012, the Ministry of Industry and Information Technology and the Ministry of Science and Technology respectively promulgated the Twelfth Five-Year Special Plans Regarding the New Materials Industry and the High-tech Industrialization to support the development of the PRC solar power industry.

On March 8, 2011, the MOF and the Ministry of Housing and Urban-Rural Development jointly promulgated the Circular on Further Application of Renewable Energy in Building Construction to increase the utilization of renewable energy in buildings.

On March 27, 2011, the NDRC promulgated the revised Guideline Catalogue for Industrial Restructuring which categorizes the solar power industry as an encouraged item. This Guideline Catalogue was revised on February 16, 2013 (effective on May 1, 2013) and on October 30, 2019 (effective on January 1, 2020). The solar power industry is still categorized as an encouraged item.

In March 2016, the National People’s Congress approved the Outline of the Thirteenth Five-Year Plan for National Economic and Social Development of the PRC, which mentions a national commitment to continuing to support the development of PV generation industry.

On February 14, 2019, the NDRC issued the Green Industry Guidance Catalogue (2019 Edition) to include solar power equipment manufacturing into the green industry guidance catalogue, to further encourage the development of solar industry.

On January 20, 2020, the NEA, the NDRC, and the Ministry of Finance jointly issued Opinions on Promoting the Healthy Development of Non-hydroelectric Renewable Energy Power Generation, aiming at (i) improving the current subsidy method, (ii) improving market allocation of resources and subsidy decline mechanism, and (iii) optimizing subsidy redemption process.

On March 5, 2020, the NEA issued Notice on Matters Related to the Construction of Wind Power and Photovoltaic Power Generation Projects in 2020, in order to adjust and improve the specific plans for the construction and management of wind power and photovoltaic power generation projects.

On September 29, 2020, the NDRC, the NEA and the MOF jointly issued Supplementary Notice on Matters Relating to Several Opinions on Promoting the Sound Development of Non-Hydro-Renewable Energy Power Generation, in order to further clarify relevant policies of additional subsidy funds for renewable energy electricity prices and stabilize industry expectations.

On February 2, 2021, the State Council issued Guiding Opinions on Accelerating the Establishment and Improvement of the Green and Low-Carbon Circular Development Economic System, in order to accelerate the establishment of a robust economic system of green and low-carbon circular development.

On February 24, 2021, the NDRC, the MOF, the People’s Bank of China, the China Banking and Insurance Regulatory Commission and the NEA issued Notice on Guiding to Increase Financial Support to Promote the Healthy and Orderly Development of Wind Power and Photovoltaic Power Generation Industries, in order to help solving the problems of renewable energy companies such as tight cash flow and difficulties in production and operation.

Laws and Regulations Concerning the Electric Power Industry

The regulatory framework of the PRC power industry consists primarily of the Electric Power Law of the PRC, which became effective on April 1, 1996, and was most recently amended on December 29, 2018, and the Electric Power Regulatory Ordinance, which became effective on May 1, 2005. One of the stated purposes of the Electric Power Law is to protect the legitimate interests of investors, operators and users and to ensure the safety of power operations. According to the Electric Power Law, the PRC government encourages PRC and foreign investment in the power industry. The Electric Power Regulatory Ordinance sets forth regulatory requirements for many aspects of the power industry, including, among others, the issuance of electric power business permits, the regulatory inspections of power generators and grid companies and the legal liabilities for violations of the regulatory requirements.

Electric Power Business Permit

On January 5, 2006, the NDRC promulgated the Administrative Provisions on Renewable Energy Power Generation which set forth specific measures for setting the price of electricity generated from renewable energy sources, including solar, and for allocating the costs associated with renewable power generation. The Administrative Provisions on Renewable Energy Power Generation also delegate administrative and supervisory authority among government agencies at the national and provincial levels and assign partial responsibility to electricity grid companies and power generation companies for implementing the Renewable Energy Law.

Pursuant to the Provisions on the Administration of the Electric Power Business Permit, which were issued by the State Electricity Regulatory Commission, known as SERC, and became effective on December 1, 2005, unless otherwise provided by the SERC, no company or individual in the PRC may engage in any aspect of electric power business (including power generation, transmission, dispatch and sales) without first obtaining an electric power business permit from the SERC. These provisions also require that if an applicant seeks an electric power business permit to engage in power generation, it must also obtain in advance all relevant government approvals for the project including construction, generation capacity and environmental compliance.

However, there are exceptions pursuant to which certain of our photovoltaic power generation projects may not need to obtain an electric power business permit from the SERC. On July 18, 2013, the NDRC issued the Interim Measures for the Administration of Distributed PV Power Generation, which waived the previous requirement to obtain an Electric Power Business Permit for distributed generation projects. On April 9, 2014, the NEA issued the Circular on Clarifying Issues concerning the Administration of Electric Power Business Permit, which was replaced by Circular on Improving the Administration of Electric Power Business Permit by Implementing the Inspiration of the Reforms on Administration, Delegate Powers, and Services issued by NEA on March 23, 2020, which waived requirement to obtain an Electric Power Business Permit for those solar power generation projects with installed capacity less than 6MW and any distributed generation projects approved by or filed with the NDRC or its local branches, and required the local NEA to simplify the Electric Power Business Permit application procedure for the solar power generation companies.

Grid Connection and Dispatchment

All electric power generated in China is distributed through power grids, except for electric power generated by facilities not connected to a grid. The distribution of power to each grid is administered by dispatch centers, which administer and dispatch planned output by power plants connected to the grid. The Regulations on the Administration of Electric Power Dispatch to Networks and Grids, promulgated by the State Council and the former Ministry of Electric Power Industry, effective on November 1, 1993, as amended on January 8, 2011, and its implementation measures, regulate the operation of dispatch centers.

Feed-in Tariff (FIT) Payments

The Renewable Energy Law of the PRC, as amended on December 26, 2009 and effective on April 1, 2010, sets forth policies to encourage the development and utilization of solar power and other renewable energy. The Renewable Energy Law authorizes the relevant pricing authorities to set favorable prices for electricity generated from solar and other renewable energy sources.

The NDRC further issued the Circular on Promoting the Healthy Development of PV Industry by Price Leverage on August 26, 2013, or the 2013 Circular. Under this circular, the feed-in tariff (“FIT”) (including VAT) for solar power projects approved or filed after September 1, 2013 or beginning operation after January 1, 2014 would be RMB0.90 per kilowatt hour (“kWh”), RMB0.95 per kWh or RMB1.00 per kWh, depending on the locations of the projects (excluding on-grid solar power projects located in Tibet).

In addition, the 2013 Circular sets forth special rules that entitle distributed generation projects (excluding the projects that have received an investment subsidy from the central budget) to a national subsidy of RMB0.42 per kWh. According to the Circular on Further Implementing Polices Relating to Distributed Generation issued by the NEA on September 2, 2014 and the Circular on Implementation Plans of PV Generation Construction for 2015 issued by the NEA on March 16, 2015, rooftop distributed generation projects that sell electricity directly to consumers or to both consumers and grid enterprises receive a national subsidy of RMB0.42 per kWh plus the local desulphurized coal benchmark electricity price for the electricity sold to the State Grid or a negotiated electricity purchase price for electricity sold directly to consumers. Ground-mounted projects and rooftop distributed generation projects which sell all electricity to grid enterprises are entitled to the FIT of RMB0.90 per kWh, RMB0.95 per kWh or RMB1.00 per kWh, depending on where the project is located (excluding on-grid solar power projects located in Tibet).

On December 22, 2015, the NDRC issued the Circular on Improving the Policies on the On-grid Tariffs of Onshore Wind Power Generation and PV Generation, effective on January 1, 2016, which provides that ground mounted projects, as well as rooftop distributed generation projects that sell all electricity generated to the local grid companies, are entitled to FIT of RMB0.80 per kWh, RMB0.88 per kWh or RMB0.98 per kWh, depending on where the project is located (excluding on grid solar power projects located in Tibet), provided that these projects are filed after January 1, 2016 and fall within the regional scale index of the year, or these projects are filed prior to January 1, 2016 and fall within regional scale index of the year, but do not commence operations prior to June 30, 2016.

The difference between the FIT for solar power projects and the desulphurized coal benchmark electricity price, or the subsidies paid to distributed generation projects, are funded by the renewable energy development funds. The above FIT and subsidy policies are valid for 20 years for each power generation project since its formal operation, in principle.

On December 30, 2016, the MIIT, NDRC, the Ministry of Science and Technology and MOF jointly promulgated the Development Guide Regarding the New Materials Industry to support and provide details for the development of the PRC solar power industry.

On February 10, 2017, the NEA promulgated the Circular on Printing and Distributing the Guidance on Energy Work in 2017, which promotes the construction of PV and thermal power projects. According to this circular, the PRC government planned to add the new construction scale of 20 million kilowatts and the new installed capacity of 18 million kilowatts in 2017. Although it is the PRC government’s policy to encourage such construction, it is not clear what specific targets have been fulfilled.

On May 31, 2018, the NEA, Ministry of Finance and NDRC of the PRC jointly promulgated a Notice regarding the Matters of Photovoltaic Power Generation in 2018 (“2018 PV Power Generation Notice”). The 2018 PV Power Generation Notice set forth new policies on general and distributed PV power stations. For example, based on the industry practice, no scale for the construction of general photovoltaic power station will be arranged in 2018. Before the issuance of any new rules in respect of the construction of general photovoltaic power stations, no national government subsidies were provided to general photovoltaic power station. There will be a scale of 10 gigawatts for the construction of distributed photovoltaic power station. In general, the feed-in tariff for general photovoltaic power stations will be reduced by RMB 0.05 per kWh.

On April 28, 2019, the NDRC issued a Notice Regarding Issues of Improvement on Mechanism for Grid Price of Photovoltaic Power Generation, effective on July 1, 2019. The benchmark solar PV tariff has been changed into guiding solar PV tariff. For utility-scale solar PV projects that fully feed electricity into grids after July 1, 2019, the FIT will be RMB 0.4 per kWh, RMB 0.45 per kWh, or RMB 0.55 per kWh depending on where the project is located. Commercial and industrial distributed PV that deliver 100% of output to the grid will apply utility-scale PV FITs, others can receive a subsidy of RMB 0.1/kWh.

On January 7, 2019, NDRC and the NEA jointly promulgated the Circular on Actively Promoting Subsidy-free Grid Price Parity for Wind Power and PV Power, which set forth several measures regarding project organization, construction, operation and supervision to promote PV power generation power projects with grid price equivalent to or below the benchmark grid price of coal-fired power units.

On March 31, 2020, NDRC issued Notice Regarding Issues of Grid Price of Photovoltaic Power Generation in 2020, effective on June 1, 2020, pursuant to which the guidance price of the new centralized photovoltaic power station in the I~III resource area, which will be included in the scope of state financial subsidy, is 0.35 per kWh (including tax, the same below), RMB 0.4 per kWh and RMB 0.49 per kWh, respectively. In principle, the feed-in electricity price of the new centralized photovoltaic power station shall be determined by means of market competition and shall not exceed the guidance price in the resource area where it is located. The Circular also makes it clear that commercial and industrial distributed PV that deliver 100% of output to the grid will apply utility-scale PV FITs, others can receive a subsidy of RMB 0.05/kWh.

On June 7, 2021, NDRC issued Notice Regarding Issues of Grid Price of New Energy Generation in 2021, effective on August 1, 2021, pursuant to which no subsidy will be provided to the new centralized photovoltaic power station and distributed PV project and onshore wind power project from central government budget in 2021 and achieve grid parity.

SolarMax has been advised by AllBright Law Offices, its PRC counsel, that, based on their review of SolarMax’ operations material provided by SolarMax and their review PRC laws and regulations, SolarMax’ operations in the PRC, as presently conducted, based on our approved qualifications, comply in all material respects with applicable PRC laws and regulations.

Subsidy Catalog

On November 29, 2011, the MOF, NDRC and NEA jointly issued the Interim Measures for the Administration of Levy and Use of Renewable Energy Development Fund, which provides that development funds for renewable energy include designated funds arranged by the public budget of national finance, and renewable energy tariff surcharge collected from electricity consumers. Solar power projects can only receive government subsidies after completing certain administrative and perfunctory procedures with the relevant authorities of finance, price and energy to be listed in the Subsidy Catalog issued by the MOF, NDRC and NEA. These subsidies represent the difference between the FIT for solar power projects and the desulphurized coal benchmark electricity price. In January 2016, the NEA announced that there would be a nation-wide inspection on all solar power projects in operation and under construction, and that fall within the regional scale index of the year would be included in and managed via the Platform for Renewable Energy Power Generation Projects for the purpose of government subsidies application and payment.

In order to be listed in the Subsidy Catalog, ground-mounted projects submit applications to the relevant provincial authorities; and in accordance with the Circular on Issues Concerning Implementing Electric Quantity-based Subsidy Policy for Distributed Generation Projects issued by the MOF on July 24, 2013, rooftop distributed generation projects submit applications to the grid enterprises in the area where the projects are located. After preliminary review of the applications, the provincial authorities will jointly report to the MOF, NDRC and NEA, and the MOF, NDRC and NEA has final review of such applications to decide whether to list in the Subsidy Catalog.

Development Funds of Renewable Energy

The Renewable Energy Law provides financial incentives, including national funding for the development of renewable energy projects.

Pursuant to the Interim Measures for the Administration of Designated Funds for the Development of Renewable Energy issued by the MOF and effective on April 2, 2015, the MOF sets up designated funds to support the development and utilization of renewable energy in accordance with the national fiscal budget.

According to the Implementing Measures for the Administration of Price of Renewable Energy and Cost Sharing Program and the Interim Measures for Adjustment to Additional On-grid Tariff for Renewable Energy issued by the NDRC, the gap between the FIT for solar power projects and the desulphurized coal benchmark electricity price is subsidized by collecting tariff surcharge from the electricity consumers within the service coverage of grid enterprises at or above provincial level.

Mandatory Purchase of Renewable Energy

The Renewable Energy Law, which was most recently revised by the Standing Committee of the NPC on December 26, 2009, imposes mandatory obligations on grid enterprises to purchase the full amount of on-grid electricity generated by approved renewable energy plants whose power generation projects meet the grid connection technical standards in the areas covered by the grid enterprises’ power grids. Grid enterprises must improve the power grid construction in order to better absorb electricity generated from renewable energy.

Pursuant to the Measures for the Supervision and the Administration of Purchase of Full Amount of Renewable Energy by Grid Companies issued by the SERC in July 2007, the SERC and its local branches supervise the purchase of the full amount of renewable energy by the grid enterprises. If the grid enterprises do not purchase the full volume of the electricity generated from the renewable energy due to the circumstances such as force majeure or any other circumstance endangering the safety and stability of the power grids, the grid enterprises must promptly notify the renewable energy power generation companies of the details in writing and also submit detailed facts to the competent local branches of the SERC.

The Several Opinions on Promoting the Healthy Development of PV Industry also requires the grid enterprises to ensure PV power generation projects’ timely connection to the power grid and purchase the full amount of electricity generated by the PV power generation projects.

On March 20, 2015, the NDRC and NEA issued the Guidance Opinion on Improvement of Electric Power Operation and Adjustment and Promotion of Full Utilization of Clean Energy that emphasizes that the competent provincial authorities must strengthen the implementation of the provisions with regard to the purchase of the full amount of electricity generated by renewable energy and avoid any curtailment of solar power projects. In addition, it also stated that electricity generated by clean energy is encouraged to be sold directly to the consumers in the regions where there is an ample supply of clean energy, and the relevant parities must coordinate the trans-provincial supply of electricity and power transmission capability, in order to maximize the utilization of clean energy. Local governments also announced their intentions to efficiently implement the system regarding the purchase of the full amount of renewable energy, such as the Inner Mongolian Autonomous Government.

On March 24, 2016, the NDRC issued the Measures for the Administration of Guaranteed Purchase of Full Amount of Renewable Energy, to strengthen the administration of, and provide details for, the implementation of the purchase of the full amount of renewable energy by the grid enterprises.

On May 10, 2019, NDRC and NEA jointly released Notice on Establishing a Mandatory Renewable Electricity Consumption Mechanism, pursuant to which, the government will set renewable electricity consumption quotas in electricity power consumption. The renewable consumption quotas will be determined at the provincial level and the provincial energy administrations will lead the implementation process.

Environmental Protection

The construction processes of the solar power projects may generate noise, waste water, gaseous emissions and other industrial wastes. Therefore, SolarMax is subject to a variety of government regulations related to the storage, use and disposal of hazardous materials and to the protection of the environment of the community. The major environmental regulations applicable to our business activities in the PRC include the Environmental Protection Law of the PRC, the Law on the Prevention and Control of Noise Pollution, the Law on the Prevention and Control of Air Pollution, the Law on the Prevention and Control of Water Pollution, the Law on the Prevention and Control of Solid Waste Pollution, the Environmental Impact Evaluation of Law, and the Regulations on the Administration of Environmental Protection in Construction Projects.

Foreign Investment in Solar Power Business

The principal regulation governing foreign ownership of solar power businesses in the PRC is the Foreign Investment Industrial Guidance Catalog. Under the current catalog, which was amended in 2017 and effective on July 28, 2017, the construction and operation of new energy power stations (including solar power, wind power, etc.) is classified as an “encouraged foreign investment industry.” Foreign-invested enterprises in the encouraged foreign investment industry may be entitled to certain preferential treatment, such as exemption from tariffs on equipment imported for their operations, after obtaining approval from the PRC government authorities.

On March 15, 2019, the National People’s Congress adopted the Foreign Investment Law, or new FIL which became effective on January 1, 2020, and replaced the previous fragmented foreign investment regime: three separate foreign investment laws previously enacted, which are the Wholly Foreign-Owned Enterprises Law, the Chinese-Foreign Equity Joint Ventures Law, and the Chinese-Foreign Contractual Joint Ventures Law. On December 26, 2019, State Counsel of PRC issued Regulation on the Implementation of the Foreign Investment Law of PRC, or Implementation of new FIL, effective on January 1, 2020. The new FIL sets forth a few definitions and guiding principles vis-à-vis foreign investment. It defines “foreign investors” as any “natural person, enterprise, or other organization of a foreign country” and “foreign-invested enterprises” as any enterprise established under Chinese law that is wholly or partially invested by foreign investors. The new FIL further defines “foreign investment” as any foreign investor’s direct or indirect investment in mainland China, including (a) establishing FIEs either individually or jointly with other investors; (b) acquiring shares, equity, property shares, other similar rights and interests in Chinese domestic enterprises; (c) investing in new projects either individually or jointly with other investors; and (d) making investments through other means provided by laws, administrative regulations, or the State Council. The new FIL also reaffirms that the State supports the policy of opening up and encourages foreign investment made by foreign investors in mainland China, and implements policies in high level freedom and convenience in investment to build a market environment of stability, transparency, predictability, and fair competition. In addition, the State established pre-establishment national treatment plus negative list. National treatment means foreign investment will be treated no less favorably than domestic investment during the investment access stage unless otherwise stipulated under negative list which impose special administrative measures in foreign investment access. The negative list will be approved or published by the State Council. The new FIL also sets out a list of policy measures for promoting foreign investment, such as equal treatment of foreign and domestic with respect to the application of business development policies, formulation of standards and application of compulsory standards, and government procurement. Furthermore, the new FIL lists protective measures and regulating provisions foreign investment. For example, in general foreign investors’ investments are not subject to governmental expropriation; forced technology transfer by administrative measures will be prohibited; the laws including the Company Law and the Partnership Enterprise will govern FIEs’ organizational forms, institutional frameworks and standard of conduct. The new FIL sets forth certain legal responsibilities. For example, if a foreign investor invests in a prohibited industry, it will be ordered to cease investment activities, restore the conditions that existed prior to the activities by, for instance, disposing of its shares or assets, and forfeiting any illegal proceeds. If a foreign investor investing in a restricted industry violates the conditions specified by the negative list, it will be ordered to make corrections to satisfy the conditions within a certain period. As a matching regulation to new FIL, the regulation highlights the promotion and protection of foreign investment and details measures to ensure the effective implementation of new FIL.

On June 23, 2020, the NDRC and the MOFCOM jointly issued the Special Administrative Measures for the Access of Foreign Investment (2020 Edition) (the “Negative List”), which came into force on July 23, 2019. In December 2021, the MOFCOM and the NDRC promulgated the Special Administrative Measures for Foreign Investment Access (2021 Version), which became effective on January 1, 2022. The 2021 version of the Negative list replaced the 2020 version of the Negative list. “Negative list” means a special administrative measure for access of foreign investment in specific fields as imposed by the PRC. Foreign investors are not allowed to invest in the forbidden investment as specified in the negative list. Foreign investors must comply with the special equity management requirements, senior management requirements and other restrictive access special management measures when making investments in the restricted investments as specified in the negative list. The Negative List provides that sectors that are not specified in the Negative List shall be subject to administration under the principle of treating domestic investments and foreign investments equally. The NDRC and the MOFCOM jointly also issued the Industrial Catalogue to Encourage Foreign Investment, or the Encourage Catalogue, which sets forth the industries and economic activities that foreign investment in China is encouraged to be engaged in. According to the Encouraged Catalogue amended on June 30, 2019, the construction and operation of new energy power stations (including solar power, wind power, etc.) is within the scope of industries that encourage foreign investment.

Work Safety

The Work Safety Law of the PRC, which became effective on November 1, 2002 and was amended on August 31, 2014, is the principal law governing the supervision and administration of work safety for solar power projects. In accordance with the Measures for the Supervision and the Administration of Work Safety of Electricity Industry promulgated by the NDRC, which became effective on March 1, 2015, power plants are responsible for maintaining their safety operations in accordance with the relevant laws, regulations, rules and standards regarding the work safety. The NEA and its local branches supervise and administer the work safety of electricity industry at the national and local level. On April 20, 2015, the NEA and the State Administration of Work Safety jointly promulgated the Circular on Standardizing Safe Production Process for PV Generation Enterprises, which detailed the standards of production process for PV generation enterprises for work safety purpose.

Labor Laws and Social Insurance

Pursuant to the PRC Labor Law, which first took effect on January 1, 1995 and was most recently amended on December 29, 2019 (also the effective date), a written labor contract is required when an employment relationship is established between an employer and an employee. On June 29, 2007, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the Labor Contract Law, as amended on December 28, 2012 (effective as of July 1, 2013), which formalizes employees’ rights concerning employment contracts, overtime hours, layoffs and the role of trade unions and provides for specific standards and procedures for the termination of an employment contract. In addition, the Labor Contract Law requires the payment of a statutory severance payment upon the termination of an employment contract in most cases, including in cases of the expiration of a fixed-term employment contract. In addition, under the Regulations on Paid Annual Leave for Employees and its implementation rules, which became effective on January 1, 2008 and on September 18, 2008 respectively, employees are entitled to a paid vacation ranging from 5 to 15 days, depending on their length of service and to enjoy compensation of three times their regular salaries for each such vacation day in case such vacation days are deprived by employers, unless the employees waive such vacation days in writing. Although SolarMax is currently in compliance with the relevant legal requirements for terminating employment contracts with employees in our business operation, in the event that SolarMax decides to lay off a large number of employees or otherwise change its employment or labor practices, provisions of the Labor Contract Law may limit its ability to effect these changes in a manner that SolarMax believes to be cost-effective or desirable, which could adversely affect SolarMax’ business and results of operations.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, without force majeure reasons, employers must not suspend or reduce their payment of social insurance for employees, otherwise the employer may be ordered to pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% of the amount overdue per day from the original due date by the relevant authority. If the employer still fails to rectify the failure to make social insurance contributions within such stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to Regulations on Management of Housing Fund, employers must not suspend or reduce the payment of house provident funds for their employees. Under the circumstances where financial difficulties do exist due to which an employer is unable to pay or pay up house provident funds, permission of labor union of the employer and approval of the local house provident funds commission must first be obtained before the employer can suspend or reduce their payment of house provident funds. An enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, a fine of over RMB 10,000 and up to RMB 50,000 may be imposed on the employer, and an application may be made to a local court for compulsory enforcement.

Taxation

PRC Enterprise Income Tax

The PRC enterprise income tax is calculated based on the taxable income determined under PRC laws and accounting standards. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, which became effective on January 1, 2008 and was later amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council promulgated the Implementation Rules to the PRC Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the PRC Enterprise Income Tax Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the PRC Enterprise Income Tax Law. The PRC Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all domestic enterprises, including foreign-invested enterprises unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations.

Moreover, under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, the Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation (Circular 82) promulgated by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) at least half of the enterprise’s directors or senior management with voting rights reside in China. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

PRC VAT and Business Tax

Pursuant to the Interim Regulation of the People’s Republic of China on Value-Added Tax (the “VAT Regulation”), which was amended on November 10, 2008, February 6, 2016 and November 19, 2017 and its implementation rules, any entity or individual engaged in the sales of goods, provision of specified services and importation of goods into China is generally required to pay a VAT, at the rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by such entity.

Pursuant to the PRC Provisional Regulations on Business Tax, which was eliminated on November 9, 2017, taxpayers falling under the category of service industry in China are required to pay a business tax at a normal tax rate of 5% of their revenues. In November 2011, the MOF and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. Pursuant to this plan and relevant notices, from January 1, 2012, the value-added tax has been imposed to replace the business tax in the transport and shipping industry and some of the modern service industries in certain pilot regions, of which Shanghai is the first one. A VAT rate of 6% applies to revenue derived from the provision of some modern services.

On December 12, 2013, the MOF and SAT issued Notice of the Ministry of Finance and the State Administration of Taxation on Including the Railway Transportation and Postal Industries in the Pilot Program of Replacing Business Tax with Value-Added Tax (2013 Amendment), which was most recently amended in May 2016, along with Pilot Implemental Rules of Replacing Business Tax with VAT, which was effective on January 1, 2014 and was most recently revised on March 23, 2016 (“Pilot Rules”). Pursuant to the Pilot Rules, the entity and individual who provide service in transportation, postal and other modern service industrial shall be obligated to pay VAT. Taxpayers who provide taxable service shall pay VAT instead of the Business Tax. The tax rate for provision of modern service industry (exclusive of leasing of tangible chattel) is 6%.

In March 2016, the MOF and the SAT jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, or Circular 36, which took effect in May 2016. Pursuant to the Circular 36, all of the companies operating in construction, real estate, finance, modern service or other sectors which were required to pay business tax are required to pay VAT, in lieu of business tax. In November 2017, PRC State Counsel issued the amendment to Interim Regulations of PRC Value Added Taxes, or the VAT Regulation, pursuant to which entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the PRC are taxpayers of VAT, and shall pay VAT. The tax rate for VAT shall be, among others, (1) 17% for taxpayers engaged in sale of goods, services, lease of tangible movables or importation of goods, unless otherwise stipulated in VAT Regulation; (2) 11% for taxpayers engaged in sale of transportation, postal, basic telecommunications, construction, lease of immovables, sale of immovable, transfer of land use rights, sale or importation of certain types of goods; (3) 6% for taxpayers engaged in sale of services and intangible assets, unless otherwise stipulated in VAT Regulation. Pursuant to the Circular of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates promulgated on April 4, 2018 and effective on May 1, 2018, by the Ministry of Finance and State Administration of Taxation, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% and 11% tax rates are adjusted to 16% and 10%, respectively. Pursuant to Announcement on Policies for Deepening the VAT Reform issued by the PRC Ministry of Finance, PRC State Taxation Administration and the General Administration of Customs on May 20, 2019 and effective on April 1, 2019, the previous rate of 16% or 10% are adjusted to be 13% or 9%, respectively, for taxpayer’s general sale activities or imports.

Dividend Withholding Tax

Pursuant to the PRC Enterprise Income Tax Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

Foreign Currency Exchange

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration Regarding Direct Investment issued by SAFE on February 13, 2015, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

In August 2008, the SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or the SAFE Circular No. 142, regulating the conversion by a foreign invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. Pursuant to the SAFE Circular No. 142, the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, the SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without the SAFE’s approval, and such RMB capital may not in any case be used to repay RMB-denominated loans if the proceeds of such loans have not been used. Violations may result in severe monetary or other penalties. Furthermore, on March 30, 2015, the SAFE issued the Circular on Reforming the Administration Approach Regarding the Foreign Exchange Capital Settlement of Foreign-invested Enterprises, or SAFE Circular No. 19, which became effective on June 1, 2015 and replaced Circular 142. SAFE Circular No. 19 provides that, the conversion from foreign currency registered capital of foreign-invested enterprises into the Renminbi capital may be at foreign-invested enterprises’ discretion, which means that the foreign currency registered capital of foreign-invested enterprises for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry of monetary contribution has been registered) can be settled at the banks based on the actual operational needs of the enterprises. However, SAFE Circular No. 19 does not materially change the restrictions on the use of foreign currency registered capital of foreign-invested enterprises. For instance, it still prohibits foreign-invested enterprises from, among other things, spending RMB capital converted from its foreign currency registered capital on expenditures beyond its business scope.

In February 2012, the SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice. Under the Stock Option Notice, domestic individuals who participate in equity incentive plans of an overseas listed company are required, through a PRC agent or PRC subsidiary of such listed company, to register with SAFE and complete certain other bank and reporting procedures. The Stock Option Notice simplifies the requirements and procedures for the registration of stock incentive plan participants, especially in respect of the required application documents and the absence of strict requirements on offshore and onshore custodian banks.

The Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment issued by the SAFE on November 19, 2012 and amended on May 4, 2015 substantially amends and simplifies the foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts (e.g. pre-establishment expense accounts, foreign exchange capital accounts, guarantee accounts), the reinvestment of lawful incomes derived by foreign investors in the PRC (e.g. profit, proceeds of equity transfer, capital reduction, liquidation and early repatriation of investment), and purchase and remittance of foreign exchange as a result of capital reduction, liquidation, early repatriation or share transfer in a foreign-invested enterprise no longer require the SAFE’s approval, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible before. In addition, the SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by the SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by the SAFE and its branches.

On February 13, 2015, the SAFE promulgated the Circular on Further Simplification and Improvement of Foreign Currency Administration Policies on Direct Investment, which became effective on June 1, 2015. This circular aims to further remove or simplify the approval requirements of SAFE upon the direct investment by foreign investors.

Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned enterprises include:

●	the Company Law (2018 Revision);

●	the Foreign Investment Law

●	the Regulations on the Implementation of Foreign Investment Law

Under these regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations.  In addition, each of our wholly foreign-owned enterprises is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital.

Regulations Relating to Internet Information Security and Privacy Protection

Internet information in China is regulated from a national security standpoint. The National People’s Congress, or the NPC, enacted the Decisions on Preserving Internet Security in December 2000, as amended in August 2009, which subject violators to potential criminal punishment in China for any attempt to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security of the PRC, or the MPS, has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leak of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the MPS and its local branches may revoke its operating license and shut down its websites.

The Standing Committee of China’s National People’s Congress passed the Cybersecurity Law (the “CSL”), China’s first cybersecurity law, in November 2016, which took effect in June 2017. The CSL is the first Chinese law that systematically lays out the regulatory requirements for cybersecurity and data protection, and any individual or organization using the network must comply with the PRC constitution and applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. Usually, a network is broadly defined and includes, but is not limited to, the Internet. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. The costs of compliance with, and other burdens imposed by, CSL may limit the use and adoption of our products and services and could have an adverse impact on our business.

On July 10, 2021, CAC published the Cybersecurity Review Measures (Revised Draft for Public Comments), or the “Review Measures (Draft)”, which provides that, Critical Information Infrastructure Operators (“CIIOs”) that intend to purchase internet products and services and Data Processing Operators (“DPOs”) engaging in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office. In addition, CIIOs and DPOs that possess personal data of at least 1,000,000 users must apply for a review by the Cybersecurity Review Office, if they plan to conduct listings in foreign countries. On December 28, 2021, CAC published the Measures for Cybersecurity Review which will become effective on February 15, 2022, which required that any “network platform operator” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. Because SolarMax’ PRC subsidiaries do not deal with the public and do not possess personal data of at least 1,000,000 users, we do not believe that we are required to apply for review by the Cybersecurity Review Office. In the even that, in the future, we possess such data or if the requirements for review are changed, we may be required to obtain such approval, the failure of which could affect our ability to have our common stock traded on Nasdaq.

PRC Civil Code passed by China’s National People’s Congress on May 22, 2020, effective on January 1, 2021, also stipulates that the personal information of a natural person shall be protected by the law. Furthermore, the Data Security Law of the PRC (Draft) was published on July 3, 2020 by the National People’s Congress for public comment. The draft law consists of seven chapters, namely General Provisions, Data Security and Development, Data Security System, Data Security Protection Obligation, Security and Openness of Government Data, Legal Liability and Supplementary Provisions. However, the relationship between the Data Security Law of the PRC and the implemented National Security Law of the PRC, the Cyber Security Law of the PRC, PRC Civil Code, the Confidentiality Law of the PRC and the ongoing Personal Information Protection Law of the PRC needs to be carefully clarified.

Qualification of Construction Enterprise

According to the Construction Law of the PRC issued by the Standing Committee of the National People’s Congress on November 1, 1997, effective on March 1, 1998, and as amended on April 22, 2011 and most recently on April 23, 2019 (effective on the same day), building construction enterprises, survey enterprises, design enterprises and construction supervision enterprises that engage in construction activities shall meet the following conditions: (1) having registered capital conforming to state provisions; (2) having specialized technical personnel with legally required qualifications who are commensurate with the construction activities being engaged in; (3) having technical equipment for engaging in related construction activities; and (4) other conditions as may be prescribed by laws and administrative regulations. In addition, building construction enterprises, survey enterprises, design enterprises and project supervision enterprises that engage in construction activities shall be classified into different grades of qualifications in accordance with their registered capital, specialized technical personnel, technical equipment in their possession and previous performance in construction projects completed, and may engage in construction activities within the scope permitted under their respective qualifications only after acquirement of the corresponding grade of qualification certificates upon passing qualification examination. Under circumstances where a construction enterprise undertakes projects out of the scope permitted under its level of qualification, the relevant governing authorities will have the power to demand such enterprise to cease its illegal conduct, and impose on such enterprise administrative penalties which include fines, suspension of operation for rectification, lowering its grade of qualification, revocation of qualification certificates and confiscation of illegal income.

Pursuant to the Administration Rules Regarding Qualification of Construction Enterprise issued by the Ministry of Housing and Urban-Rural Development of the PRC on September 13, 2016, which was most recently modified by the Decisions of the Ministry of Housing and Urban-Rural Development on the Modification of the Administration Rules Regarding Qualification of Construction Enterprise and Other Regulations on December 22, 2018 (effective on the same day), a construction enterprise may conduct its construction business after the receipt of a qualification which is classified into three categories, named as General Construction Contractor Qualification, Professional Contractor Qualification, and Construction Labor Service Qualification, with each category having several grades. In addition, construction enterprises must maintain their assets, major personnel, technical equipment, etc., at the level required by their respective grades of construction qualifications, otherwise, the relevant local authorities will have the power to demand the enterprises to rectify within a prescribed time limit, the longest of which shall not exceed three months. During the period in which the enterprises are rectifying in regard to its qualifications, the enterprises cannot apply to upgrade their construction qualifications or add items into their current construction qualifications, and cannot undertake new construction projects. Provided that the enterprises have failed to rectify to reach the standards of their construction qualifications within the prescribed time limit, the authorities which grant such enterprises the qualifications will have the power to revoke the qualification certificates.

Regulations on Overseas Listing

On December 24, 2021, the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which are now open for public comments.

The Administration Provisions and Measures for overseas listings lay out requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Domestic companies seeking to list abroad must carry out relevant security screening procedures if their businesses involve such supervision. Companies endangering national security are among those off-limits for overseas listings.

According to Relevant Officials of the CSRC Answered Reporter Questions ("CSRC Answers”), after the Administration Provisions and Measures are implemented upon completion of public consultation and due legislative procedures, the CSRC will formulate and issue guidance for filing procedures to further specify the details of filing administration and ensure that market entities could refer to guidelines for filing, which means it will still take time to put the Administration Provisions and Measures into effect. As the Administration Provisions and Measures have not yet come into effect, the Company is currently unaffected by them.

In August 2006, six PRC regulatory agencies jointly adopted the Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rule. As amended in 2009, this rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the CSRC prior to listing its securities on an overseas stock exchange.

While the application of the M&A Rule remains unclear, based on our understanding of current PRC laws, regulations, and the Provisions on Indirect Issuance of Securities Overseas by a Domestic Enterprise or Overseas Listing of Its Securities for Trading announced by the CSRC on September 21, 2006 (effective the same day), SolarMax believes it is not applicable to SolarMax since SolarMax is not and we are not overseas company controlled by PRC domestic companies or natural persons.

If, conversely, it is determined that CSRC approval is required for this offering, SolarMax may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, delays or restrictions on the repatriation into the PRC of the proceeds from this offering, restrictions on or prohibition of the payments or remittance of dividends by SolarMax’ PRC subsidiaries, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

Regulations on Stock Incentive Plans

On December 25, 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. Additionally, individuals shall not evade foreign exchange supervisions by partitioning the intended amount of foreign exchange into separate transactions.

On February 15, 2012, SAFE issued the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, or the Stock Incentive Plan Rules. The purpose of the Stock Incentive Plan Rules is to regulate foreign exchange administration of PRC domestic individuals who participate in employee stock holding plans and stock option plans of overseas listed companies. According to the Stock Incentive Plan Rules, if PRC “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding the foreign diplomatic personnel and representatives of international organizations) that participate in any stock incentive plan of an overseas listed company, a PRC domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, shall, among others things, file, on behalf of such individual, an application with SAFE to conduct the SAFE registration with respect to such stock incentive plan, and obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises. In addition, the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles promulgated by SAFE in July 2014 (SAFE Circular No. 37) also provides certain requirements and procedures for foreign exchange registration in relation to an equity incentive plan of a special purpose vehicle before listing. In this regard, if a non-listed special purpose vehicle grants equity incentives to its directors, supervisors, senior officers and employees in its domestic subsidiaries, the relevant domestic individual residents may register with SAFE before exercising their rights.

The Stock Incentive Plan Rules and SAFE Circular 37 were promulgated only recently and many issues require further interpretation. Although, based on advice of AllBright Law offices, SolarMax’ PRC counsel SolarMax does not believe that it is subject to these rules, we cannot assure you that SAFE will not come to a different conclusion. If we or SolarMax are subject to these rules and we or SolarMax’ PRC employees fail to comply with the Stock Incentive Plan Rules, we and SolarMax’ PRC employees may be subject to fines and other legal sanctions. In addition, the General Administration of Taxation has issued several circulars concerning employee stock options, and, under these circulars, SolarMax’ employees working in China who exercise stock options would be subject to PRC individual income tax. SolarMax’ PRC subsidiary would have obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or other PRC government authorities

United States Operations

Solar Energy Systems

SolarMax designs, installs and sells or finances high performance photovoltaic solar energy systems and, commencing in the third quarter of 2016, backup battery systems. A photovoltaic system generates electricity directly from sunlight via an electric process that occurs naturally in certain types of materials. A system consists of one or more photovoltaic modules and an inverter. Photovoltaic modules, which are manufactured in different sizes and shapes, generate direct current (DC) electricity. The electricity current is then fed through an inverter to produce the alternating current (AC) electricity that can be used to power residences and commercial businesses. The major components of our solar energy systems include solar panels that convert sunlight into electrical current, inverters that convert the DC electrical output from the panels to AC current compatible with the electric grid, racking that attaches the solar panels to the roof or ground and electrical hardware that connects the solar energy system to the electric grid. The backup battery system is an optional system that is used by some of our clients who want to store solar power and use it when there is a disruption in electricity power for any reason. SolarMax currently installs solar systems only in California.

SolarMax provides and installs both grid-tied and off-grid systems. Grid-tied systems remain connected to the electric grid, so that the energy generated by the system is sent back to the grid during the day and power is drawn back at night. The electric grid thus serves as a “storage device” for photovoltaic-generated power. If consumers use more power than is generated by their solar energy system, they can purchase power from the regional utility company. If consumers use less power than the system generates, they can sell the electricity back to their local utility companies and receive a credit on their electric bills. In order to sell power back to the utility company, the owners need to make an application to the utility company and the utility company then gives the owners a standard agreement covering the purchase of the excess power. Grid-tied systems generally represent the most common, affordable and feasible option for urban and suburban residences.

Off-grid systems are not connected to the utility grid and therefore require battery backup. Off-grid solutions are less common and are mostly employed for residences that do not have the option of connecting to the utility grid. Almost all of SolarMax’ installations are grid-tied systems.

Sale and Installation Process

SolarMax’ system sale and installation process consists of five stages - feasibility, design, permitting, procurement and installation. In addition, when a customer requests additional services, SolarMax will enter into post-installation maintenance agreements with customers who own the systems.

SolarMax markets to its customers using print ad, internet, radio and television adverting along with customer referrals. SolarMax is in the process of shifting its focus from traditional radio advertisements to sponsorships and other public relation initiatives. After the initial contact with a prospective customer, SolarMax’ construction and solar engineers visit the customer to conduct an on-site evaluation and assess the customer’s electricity needs. The site assessment includes a shading analysis, roof inspection and review of any existing mechanical systems. Additionally, SolarMax reviews the customer’s recent utility bills so that it can present a proposal designed to meet the customer’s energy requirements and answer the customer’s questions. At this stage, the customer has not made any commitment to purchase a system from SolarMax.

At the design stage, SolarMax analyzes the information obtained during the feasibility stage to design a proposed solar energy solution, based on the customer’s stated energy needs, financial means and the specifics of the building location. Upon completion of the design stage, SolarMax present the customer with a detailed written proposal outlining the components of the system, the proposed timeline of the system implementation, the estimated price and estimated energy savings as well as the expected return on the investment based on existing rate information. Approved customers who purchase SolarMax’ systems sign a purchase agreement and tender to SolarMax a down payment equal to the lesser of 10% of the overall cost or $1,000, which can be refunded within three days.

The period of time between the initial customer contact at the feasibility stage and the signing of the contract upon the completion of the design stage (the negotiation period) may range from less than a month to more than a year, with six to nine months being the average negotiation period for larger commercial projects.

Before installing any solar or backup battery system, SolarMax must obtain required permits and approvals from the local fire department and the department of building and safety and other applicable state and local agencies, as well as from utility companies. SolarMax prepares a full permitting package and apply for these permits on behalf of the customer. SolarMax may also assist the customer with necessary paperwork to apply for and obtain the tax rebates and incentives. The permitting process typically takes four to eight weeks. Upon completion of this stage, SolarMax requires customers paying to pay 40% of the total purchase price.

Once the customer orders the system, SolarMax orders products, parts and materials necessary to implement the project. Upon delivery of the materials to the customer’s site, SolarMax requires an additional 40% of the purchase price.

Finally, SolarMax assembles and installs the system at the customer’s site. Once installation is complete, SolarMax meets with the customer to conduct a final walk-through of the system and review its components. Upon the final walk-through and sign-off by the city inspector, the system becomes fully operational, and SolarMax requires the remaining 20% of the purchase price. The payment schedules do not apply to customers for whom SolarMax is providing financing.

Source of Supply

SolarMax has a supply agreement dated March 2020 with Sunspark Technology, Inc. (“Sunspark”) to provide SolarMax with the right but not the obligation to purchase panels from Sunspark at certain pricings stipulated in the agreement.

Battery back-up systems are available from a number of suppliers.

One supplier, Consolidated Electrical Distributors, accounted for 10% or more of the purchases for SolarMax’ United States operations. This supplier accounted for purchases of approximately $4.9 million, or 12% of purchases for the year ended December 31, 2021, and $6.7 million, or 11% of purchases, for the year ended December 31, 2020.

Warranty Obligations; Production Guarantee

All parts of the system provided by SolarMax are under manufacturers’ warranties, typically for 25 years for the panels and inverters. The manufacturer’s warranty on the solar energy systems’ components, which is typically passed-through to the customers, ranges from one to ten years. SolarMax provides a limited installation services warranty that warrants the installation services related to the system owner’s photovoltaic modules and inverters to be free from defects in the installation services under normal application, use and service conditions for a period of 10 years from the first date of the original installation services. Our agreement with our customers provides that SolarMax is not responsible for damage resulting from natural disasters, such as hurricanes, or other weather conditions. For leased systems SolarMax requires the customer to maintain insurance covering these risks.

Prior to 2015, SolarMax entered into power purchase agreements that have a term of up to 20 years. SolarMax owns and maintains the systems and sells the power generated by the systems to commercial customers pursuant to the power purchase agreement. Revenue from power purchase agreements is not material.

Commencing in 2015, SolarMax’ standard contract for residential systems provides for a production guarantee, which means that SolarMax guarantees that the system will generate a specified minimum solar energy during a given year. The agreements generally have a ten-year term. In the standard form of contract, SolarMax specifies a minimum annual production and provide that if the power generated by the system is less than 95% of the estimate, SolarMax will reimburse the owner for the cost of the shortfall. Because SolarMax’ obligations are not contingent upon external factors, such as sunlight, changes in weather patterns, forest fires, or increases in air pollution, these factors could affect the amount of solar power that is generated and could increase our exposure under the production guarantee. The contract also provides that the purchasers of these systems shall not be entitled to reimbursement for shortfalls caused by overshadowing, shading or other interference not attributable to the design of the system and the accompanying equipment.

SolarMax no longer sells and installs systems for Sunpower. All of its systems for leasing customers are sold to Sunrun. Sunrun establishes its own production guarantees, conducts its own reviews of those guarantees in conjunction with system design, and modifies its contracts accordingly.

Although SolarMax believes it has taken steps designed to prevent a misalignment of system designs and production guarantees, SolarMax cannot assure you that it will not be subject to unanticipated liability based on the failure of its systems to meet production guarantees or otherwise perform in accordance with SolarMax’ warranty.

SolarMax’ only production guarantees are pursuant to agreements with its customers, and SolarMax believes that its current procedures are designed to enable it to correct the deficiencies that resulted in the unanticipated liability under the Sunpower contract.

SolarMax’ warranty for the LED products sold and services rendered ranges from one year for labor and up to seven years for certain products sold to governmental municipalities,

For the EPC services in the PRC, SolarMax generally provides a one-year quality warranty on its EPC services from the date of completion of the EPC work.

Leasing Agreements with SolarMax as the Lessor

Prior to 2014, SolarMax leased systems primarily to commercial and not-for-profit customers through its subsidiaries and three entities in which it has a 30% interest. These leases are operating leases and SolarMax owns the systems, which it leases primarily to commercial and not-for-profit customers. Although SolarMax no longer leases new systems, it continues to own the equipment subject to the existing leases. The leases do not include a production guarantee. At the end of the lease, the customer has an option to purchase the equipment at its then fair market value for commercial customers. For not-for-profit customers, SolarMax generally has agreed up front to donate the system to the customers at the end of the lease

SolarMax has not leased systems for its account after 2014. Instead, it uses a third-party leasing company. In January 2015, SolarMax entered into a channel agreement with Sunrun pursuant to which Sunrun appointed us as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, SolarMax introduces potential leasing customers to Sunrun. Sunrun pays SolarMax for its services in connection with the projects. Upon a customer signing a Sunrun lease, SolarMax purchases the equipment from Sunrun or another vendor from a list of preapproved equipment suppliers provided by Sunrun. SolarMax then performs the design and EPC work until the system receives the permit to operate. Sunrun pays SolarMax 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Similar to the solar systems that SolarMax sells directly to residential and commercial customers, SolarMax recognizes the revenue on the solar systems sold to Sunrun when the permit to operate is received. Sunrun owns the equipment, leases the equipment and services the lease. When SolarMax completes the installation of the system, Sunrun performs an inspection to ensure the system meets Sunrun’s quality standards, and SolarMax is required to fix any issues identified by Sunrun that are caused by SolarMax.

Sunrun may terminate the agreement if SolarMax fails to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time. Sunrun was the largest customer of SolarMax’ United States segment during the year ended December 31, 2021 and the fourth largest customer for the United States segment for the years ended December 31, 2020. Revenue from Sunrun was less than 10% of total revenues for all periods. The channel agreement had an initial term that expired January 2018 and, by its terms, was automatically extended for 36 months, and now expires in January 2021 and was further extended to May 2021. SolarMax is currently negotiating an extension of the agreement. In the event that SolarMax is not able to negotiate an agreement with Sunrun, SolarMax believes that it could enter into a leasing agreement with another equipment leasing company, although no assurance can be given as to the ability of SolarMax to enter into an extension with Sunrun or enter into an acceptable agreement with another equipment leasing company.

SolarMax’ relationship with Sunrun’s residential customers is only during the sales and installation process, although SolarMax continues to have obligations under its ten-year warranty that relates to the EPC services that it performs. SolarMax have no warranty obligation with respect to the equipment, which is provided by the equipment manufacturer, or any production guarantee.

Power Purchase Agreements

Prior to 2015, SolarMax entered into solar power purchase agreements with some commercial customers, and many of these agreements remain in effect. Pursuant to these agreements, SolarMax was responsible for the design, permitting, financing and installation of a solar energy system on a customer’s property after which SolarMax sells the power generated by the system to the customer at an agreed upon rate. To the extent that the system does not generate sufficient power to meet its obligations, SolarMax may have to purchase power from a local utility company, which will be a cost of revenues. SolarMax receives the income from the sales of electricity pursuant to these agreements as well as any tax credits and other incentives generated from the system, and SolarMax is responsible for the operation and maintenance of the system for the duration of the agreement. At the end of the term, a customer may extend the agreement, have SolarMax remove the system or buy the solar energy system from SolarMax. SolarMax has generated nominal revenue from power purchase agreements. From 2015 until March 2019, SolarMax did not offer power purchase agreements.

In March 2019, SolarMax entered into a 10-year power purchase agreement with a not-for-profit entity in California pursuant to which SolarMax constructed a commercial-grade photovoltaic system with a battery storage system on the customer’s premise. The contract value over the 10-year term is estimated at approximately $1.6 million. On December 26, 2019, SolarMax executed an agreement with a third-party purchaser pursuant to which SolarMax would complete construction, including utility connection, and would transfer ownership of the system described above. Additionally, SolarMax would assign the 10-year power purchase agreement to the purchaser for a purchase price of approximately $1.6 million. During the year ended December 31, 2020, SolarMax completed construction of the system and fulfilled all of the performance obligations under the agreement including the transfer of the power purchase agreement to the purchaser. SolarMax also was entitled to receive $167,250 of self-generation incentive rebate from the utility company which SolarMax used to offset the construction cost. SolarMax received 50% of the rebate in early 2021 and the remaining rebate will be payable by the utility company to SolarMax over five years.

Seasonality

Since the inception of our business in 2008, SolarMax has experienced different levels of seasonality for its residential sales, small commercial and large commercial projects.

SolarMax’ residential sales are prone to seasonal fluctuations. It has been SolarMax’ experience that it generates a larger percentage of sales in March and April, when residential customers focus on possible tax advantages of solar energy, and in the summer months of July and August, when utility rates and bills typically increase. SolarMax believes that the increase in residential sales during March and April results from consumers’ increased awareness of the tax benefits of solar energy system systems. SolarMax believes that the higher volume of sales in the summer months results from typically higher electrical bills in the summer, when electricity use is highest, which SolarMax thinks heightens consumers’ awareness of the opportunity to reduce their energy costs in the future through the use of solar energy.

SolarMax has historically experienced a slight increase for small commercial projects during the summer season. As with residential sales, SolarMax attributes higher volume in small commercial sales to small business owners’ reaction to the generally higher electricity bills during the summer months. The effect of the COVID-19 pandemic and actions taken by the State of California to address the pandemic have affected the timing and willingness of residential and commercial user to purchase solar energy systems.

SolarMax has generally not experienced any significant seasonal fluctuations for its large commercial projects in the United States. SolarMax suspects that customers committing to large commercial purchases or leases of solar energy systems have generally made more studied decisions and are therefore less sensitive to seasonal variations or immediate market conditions. The negotiation period for larger projects may range from a couple of months to a year or more. SolarMax therefore believes that the timing of the execution of large commercial deals depends largely on the progress of contract negotiations.

Financing Activities

Because SolarMax believes the high cost of buying and installing solar energy systems remains a major barrier for a typical residential customer, SolarMax has developed financing programs to enable customers who meet its credit standards to finance the purchase of its solar energy systems through SolarMax Financial.

Before providing financing to potential customers, SolarMax evaluates the suitability of customers for participation in its financing program based on its assessment of the customer’s ability to make payments, a verification of the customers’ income, the likelihood that the customer will continue to make payments, the customer’s credit history, the amount of the down payment and security SolarMax will receive and such other factors as it may deem appropriate. Since SolarMax has recently developed its financing business, and does not have a history of successful financing operations, SolarMax anticipates that, on an ongoing basis it will refine its procedures and criteria to reflect its experience.

Based on SolarMax evaluation of the customer’s response, SolarMax either approves the application, conditionally approves the application, rejects the application or defers a decision pending receipt of additional information.

●	If SolarMax approves the application, it will notify the applicant and send the applicant a financing contract for signature.

●	If SolarMax approves the application conditionally (that is, on terms different from the terms of requested by the applicant), it will send the applicant a proposal amortization table as well as an Adverse Action Notice and Risk Based Pricing Disclosure, as required by the Fair and Accurate Credit Transactions Act.

●	If SolarMax reject the application, it will notify the applicant within ten days of the decision.

●	If additional information is required to make a decision on an application, SolarMax will defer the application. The decision process will be completed if and when the additional information is received. If SolarMax does do not receive the information within a reasonable time, it will treat the application as abandoned by the applicant.

Finally, SolarMax prepares the contract and payment schedule based on the anticipated completion date. The first contract payment would usually be due on the first of the month following 30 days after the completion date.

To manage its financial risks, SolarMax has developed a pricing matrix for setting the interest rate percentages based on the applicant’s FICO score and the down payment percentage.

SolarMax generates financing revenue from the interest on loans that were made to its customers by SolarMax Financial to assist them in the purchase of SolarMax’ solar systems, and from installment sale contracts, financing sales of solar systems, backup battery systems and LED systems. SolarMax Financial is licensed in California as a finance lender pursuant to the California Finance Lenders Law.

SolarMax’ ability to generate revenue from its financing activities is dependent upon its ability to generate installment sales contracts and its ability to provide either debt or equity financing for SolarMax Financial.

The following table sets forth customer loan receivables at December 31, 2021 and December 31, 2020 (in thousands):

	December 31,	December 31,
	2021	2020
Customer loan receivable, gross	$16,156	$26,486
Less: unamortized loan discounts	(203)	(478)
Less, allowance for loan losses	(358)	(694)
Customer loans receivable, net	15,595	25,314
Less, current portion, net	(4,936)	(6,984)
Customer loans receivable, long-term	10,659	18,330

Financing Program

In addition to financing our solar systems directly, SolarMax has financing programs with third-party financing companies, the most significant of which is a storage financing program agreement executed on January 9, 2020, with Loanpal, LLC (“Loanpal”), pursuant to which Loanpal provides financing to its customers who meet Loanpal’s credit criteria. This agreement replaces an agreement dated April 3, 2019. SolarMax sells the systems to its customers, and Loanpal pays SolarMax the purchase price, less a program fee. The financing agreement is between the customer and Loanpal, and SolarMax is not a party to the agreement.

LED Projects

SolarMax provides LED products that help commercial customers save money by lowering electricity costs through the advanced technology of LED light bulbs. The energy-saving incandescent bulbs use approximately 25% less energy than traditional varieties, while the LED light bulbs use approximately 75% less energy, last 40 times longer, and are considered safer to use.

SolarMax has relationships with a number of LED system manufacturers that provide it with access to a variety of high-performance products and ultimately enables SolarMax to meet customers’ energy needs and budgets. Its LED streetlight system has an exclusive ETL Mark under our company name, which is evidence that our product complies with North American safety standards and is a requirement for contracts with municipal customers.

There are several steps to completing an LED installation with a customer. The first step is to review the customer’s previous year’s power bill and to look at its financial statements for the last three years. The next step is to conduct a lighting survey to effectively present an energy saving proposal to the potential customer. SolarMax typically offers financing services similar to its solar system financing. Some commercial projects require SolarMax to engage a third-party vendor to help install the LED lighting systems for its clients while other projects customers choose to be responsible for the installation of the system.

On June 24, 2019, SolarMax was informed that it was awarded a contract for a $3.8 million project from a California municipality to provide 3,000 units of LED Luminaires products to be used in its street light conversion project. Pursuant to the award, the municipality can place purchase orders through 2021. Revenue from this award were approximately $38,507 for the year ended December 31, 2019 and $3.7 million for the year ended December 31, 2020. No revenues were earned on this contract for the year ended December 31, 2021.

In September 2020, SolarMax was awarded an LED contract of $4.5 million with the California Department of General Services, a state agency, to provide traffic control modules. The contract is effective through September 2023 and gives the state agency the right to extend for up to two years and increase or decrease the order quantities. SolarMax anticipates that it will begin to receive the first purchase order under this contract in the first quarter of 2021. SolarMax cannot give assurance that the state agency will purchase any significant amount of SolarMax’ products. Recent steps taken by California to address to COVID-19 pandemic may affect the timing and amount of purchases pursuant to this contract.

During the year ended December 31, 2020, SolarMax’ LED subsidiary paid $110,000 to a company owned by SolarMax’ former executive vice president and one of its current 5% stockholders. The payment represented 80% of the gross profit (computed prior to making the payment) on an LED government project which had been introduced to SolarMax by the former executive. As a result of this payment, SolarMax incurred and accrued approximately $110,000 of additional cost of revenue related to the project as of December 31, 2020. Such accrued amount was fully paid in February 2021.

Marketing

SolarMax has an in-house sales and marketing staff of 32, of which 28 market solar and battery backup projects and four market LED products and systems. While SolarMax uses a variety of marketing and advertising tools, it believes that word of mouth is one of our most effective marketing strategies. SolarMax estimates that approximately 40% of its sales are generated through referrals by its customers.

SolarMax also participates in industry trade shows, use telemarketing, radio, television, and Internet advertising as well as participating in local community events such as local festivals and door-to-door sales. It is in the process of shifting its focus from traditional radio advertisements to sponsorships and other public relation initiatives.

Personal meetings with prospective customers and site visits at the feasibility stage are also part of its advertising budget. In SolarMax’ experience, on average, SolarMax makes three to four visits at the feasibility stage before it can generate a contract from the customer. As SolarMax expand the breadth of its operations, SolarMax plans to hire additional professionals and general sales personnel to market its systems to a larger number of prospective customers.

SolarMax’ marketing effort includes its ability to offer financing in connection with purchases of its systems. SolarMax does not have a separate marketing staff for its financing activities.

Competition

Solar energy systems in general compete with both the local or regional providers of electricity as well as a number of independent companies that offer to provide electricity at prices that are lower than the regional utility company. SolarMax’ primary competition is with the local utility companies that supply power to its potential customers.

Within the solar energy industry, SolarMax faces intense and increasing competition from other solar energy system providers. The solar energy industry is highly fragmented, consisting of many small, privately-held companies with limited resources and operating histories, and SolarMax believes that no solar energy provider has a significant percentage of the California market. SolarMax also competes with major companies, as well as a large number of smaller companies. SolarMax has experienced price erosion as a result of increased competition which has affected its gross margin. Because California has much sun and little rain, solar power companies seek to market in California rather than in states with less sun and more rain. SolarMax believes that the number of new solar energy installation companies that have entered the industry in California has increased significantly since 2008 when SolarMax commenced business, and the increased competition is reflected in lower margins as SolarMax may have to reduce our prices to generate business. SolarMax expects additional companies to enter the business in the future, considering that the entry barrier in this industry is relatively low and the government incentives currently remain high.

SolarMax believes that competition is primarily based on price and, if financing is required, the availability and terms of financing, and, to a lesser extent, the ability to schedule installation to meet the customer’s schedule. Some of SolarMax’ competitors may offer financing with payments over a longer period and with either a lower down payment or no down payments, which may make them more attractive to potential customers. Although SolarMax intends to offer terms which it believes are competitive, if it maintains its proposed underwriting criteria, it may lose business to companies whose standards are less strict. If SolarMax reduces its underwriting criteria to meet competition it may suffer an increase in the reserve for loan losses.

Government Regulation

Although SolarMax is not a regulated utility company, its operations are subject to regulation, supervision and licensing under various federal, state and local statutes, regulations and ordinances. Additionally, its business is materially affected by federal and state programs and policies related to financial incentives for solar energy users and providers. Local utility companies work with all solar companies to connect their systems to the grid. Title 24 of the California Code of Regulations governs energy savings and efficiency standards for new and remodeled construction for indoor and outdoor lighting requirements.

Construction Licenses and Permits

As a company performing general contractor and design work, SolarMax must takes steps such that its employees obtain and timely renew appropriate general contractor and other required licenses. In connection with each installation, SolarMax is required to obtain building permits and comply with local ordinances and building codes for each project. SolarMax’ operations are also subject to generally applicable laws and regulations relating to discharge of materials into the environment and protection of the environment. It is are also subject to federal and state occupational health and safety regulations. SolarMax may also be subject to federal or state wage requirements, at least in connection with any solar projects on government land or buildings or other public works projects.

Consumer Protection Laws

In negotiating and entering into contracts with its residential customers, SolarMax must comply with state and federal consumer protection laws. In conducting its marketing campaigns, SolarMax must comply with the federal Telemarketing and Consumer Fraud and Abuse Prevention Act, and Telemarketing Sales Rule promulgated by the Federal Trade Commission, as well as state regulations governing telemarketing and door-to-door sales practices. In negotiating and entering into contracts with its residential customers, SolarMax must comply with a number of state regulations governing home solicitation sales, home improvement contracts and installment sales contracts.

Consumer Financing Regulations

SolarMax Financial operates in California as a California finance lender pursuant to a license issued by the California Department of Corporations, which regulates and enforces laws relating to consumer finance companies. SolarMax Financial must comply with regulations pertaining to consumer financing. Such rules and regulations generally provide for licensing of consumer finance companies, limitations on the amount of financing provided, duration and charges, including finance charge rates, for various categories of contracts, requirements as to the form and content of the loans and other documentation, and restrictions on collection practices and creditors’ rights. As a licensed finance lender, SolarMax Financial will be subject to periodic examination by state regulatory authorities.

SolarMax Financial is also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act, Fair Debt Collection Practices Act and the Fair Credit Reporting Act. These laws require SolarMax Financial to provide certain disclosures to prospective customers and protect against discriminatory lending practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age, or marital status, among other things. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, lenders are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires SolarMax Financial to provide certain information to consumers whose applications were not approved or were conditionally approved on terms materially less favorable than the most favorable terms normally offered on the basis of a report obtained from a consumer-reporting agency.

In addition, SolarMax Financial is subject to the provisions of the federal Gramm-Leach-Bliley financial reform legislation, which imposes additional privacy obligations on SolarMax Financial with respect to our applicants and our customers. SolarMax Financial has appropriate policies in place to comply with these additional obligations.

Government Subsidies and Incentives

The solar energy industry depends on the continued effectiveness of various government subsidies and tax incentive programs existing at the federal and state level to encourage the adoption of solar power. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. SolarMax and its customers benefit from these regulations in the form of federal tax incentives, state utility rebates and depreciation. Because of the high cost of installing solar energy systems, the existence of tax incentives as well as regulations requiring utility companies to purchase excess power from solar energy systems connected to the grid are important incentives to the installation of a solar energy system.

Federal Tax Incentive. The American Recovery and Reinvestment Act gives effect to the Residential Renewable Energy Tax Credit and the Business Energy Investment Tax Credit programs. The Residential Renewable Energy Tax Credit is described as a personal tax credit, whereas the Business Energy Investment Tax Credit is identified as a corporate tax credit. These programs may allow the owner of the system a federal income tax credit of up to 30% of the approved cost of the installation of a solar energy system. This tax credit is now available to homeowners in some form through 2021. The tax credit remains at 30% of the cost of the system for 2016 through 2019. Owners of new residential and commercial solar can deduct 26% of the cost of the system from their taxes in 2020. This percentage decreases to 22% in 2021 and 10% in 2022.

State Incentives and Utility Company Rebates. In addition to federal income tax credit, utility companies in California and other states offer various incentives and rebate programs. Capital cost rebates provide funds to customers based on the cost and size of a customer’s solar energy system. The value of the rebate is subtracted from the total purchase price, resulting in a net adjusted cost for the purpose of determining the value of the federal tax credit. Performance-based rebates provide funding to customers based on the energy produced by their systems. Under a feed-in tariff subsidy, the government sets prices that regulated utility companies are required to pay for renewable electricity generated by end-users. Under that subsidy program, prices are set above market rates and may be differentiated based on system size or application.

The building standard approved by the California Energy Commission in May 2018 mandates the installation of solar arrays on new single-family residences and on multi-family buildings of up to three stories starting in 2020. This new standard will be reviewed by the California Building Standards Commission, which is expected in the fall of 2018. Although the Building Standards Commission traditionally accepts California Energy Commission recommendations without change, we cannot assure you that the Building Standards Commission will approve this standard or that the standard will survive any legal challenges which may be brought in opposition to the standard.

The California Public Utilities Commission may consider a proposal to significantly reduce the incentives home owners receive for installing rooftop solar systems. If such a change or any significant change in the benefits provided to home owners for installing rooftop solar systems, SolarMax’ U.S. business will be materially impaired. We cannot assure you that the present benefits provided to home owners for installing solar systems will not be adopted.

Depreciation. Solar projects typically qualify for a five-year accelerated depreciation, which provides a major financial incentive for our commercial customers. The depreciation of these systems can be up to 50% of the purchase price in the first year and 12.5% in each of the succeeding four years. In December 2015, Congress passed a five-year extension of bonus depreciation, including a phase-out that is structured as follows: 2015-2017: 50% bonus depreciation; 2018: 40%; 2019: 30%, 2020 and beyond: 0%.

Tariffs and Trade Policies. The solar energy industry has recently experienced decreasing prices in solar panels, a principal component in any solar energy system. Most solar panels are imported and the price of the solar panels is impacted by trade policies, such as tariffs and quotas. The U.S. government has imposed tariffs on solar cells, solar panels and aluminum that is used in solar panels manufactured overseas. Based on determinations by the U.S. government under the 2012 solar trade case, the anti-dumping and countervailing tariff rates range from approximately 33%-255%. Such anti-dumping and countervailing tariffs are subject to annual review and may be increased or decreased. These tariffs have increased the price of solar panels containing China-manufactured solar cells. SolarMax does not purchase panels from China or Taiwan for its United States operations. The purchase price of solar panels containing solar cells manufactured in China reflects these tariff penalties. While solar panels containing solar cells manufactured outside of China are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using Chinese solar cells, before giving effect to the tariff penalties.

On January 23, 2018, the United States placed tariffs on imported solar cells and modules for a period of four years with an effective date of February 7, 2018. The tariff level was set at 30%, with a 5% declining rate per year for the four- year term of the tariff. The tariff includes a 2.5 GW exemption for cells per year, which does not include any sub quotas for individual countries. Additionally, the only countries excluded from the tariff are those that the U.S. government deems as developing nations, with the exception of the Philippines and Thailand that are eligible for the U.S. Generalized System of Preferences program.

While the state and federal incentives benefit the industry by making solar energy systems more affordable and attractive to consumers, they also expose the industry to the risk of negative consequences should these incentives be discontinued or reduced. The market for solar energy products is, and will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue. Decreases in the level of rebates, incentives or other governmental support for solar energy would materially and adversely affect the demand for solar energy products, including our business.

California Consumer Privacy Act

In June 2018, California passed the CCPA, which became effective in 2020. As a practical matter, companies needed to have their data tracking systems in place by the start of 2019, since the law gives consumers the right to request all the data a company has collected on them over the previous 12 months. This law covers all companies that serve California residents and have at least $25 million in annual revenue. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that the company delete the information it has on the resident. The CCPA broadly defined broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. For example, the law specifies that companies must have a clear and conspicuous link on their websites to a page from which consumers may exercise their right to opt out of data sharing. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits. Because the law was recently adopted, SolarMax has not been able to determine the extent to which the law applies to us, our website and our privacy policies.

Employment Regulations

California labor law is more pro-employee than the laws of other states, and the damages and penalties an employee can recover are higher under California labor law than under federal labor law. California has numerous laws and regulations relating to the relationship between an employer and its employees, including wage and hour laws, laws relating to anti-discrimination, and laws mandating expanded training to employees to prevent sexual harassment. In 2004, California passed a law requiring employers with 50 or more employees to provide two hours of sexual-harassment-prevention training to supervisors every two years. A recently passed law requires that by January 1, 2020, employers with five or more employees provide at least two hours of sexual-harassment-prevention training to supervisory employees and one hour of training to nonsupervisory employees. The law also requires that, beginning January 1, 2020, seasonal, temporary and other employees hired to work for less than six months need to be trained within the earlier of 30 calendar days of hire or within 100 hours worked. SolarMax’ professional employer organization has implemented its sexual harassment prevention program.

Intellectual Property

SolarMax does not have any intellectual property that is material to our business.

Legal Proceedings

In October 2019, Jiangsu Zhongxinbo New Energy Technology Co., Ltd. commenced a court hearing in the Shanghai Pudong New District People’s Court in Shanghai, PRC against SolarMax’ subsidiary, Shanghai Zhongzhao Technology Development Ltd., seeking RMB 13 million (approximately $1.9 million) representing the unpaid portion of the purchase price of steel structure supporting products for the Company’s Ningxia Meili Cloud project. SolarMax’ subsidiary filed a pleading objecting to the court’s jurisdiction and believes that the products were delivered late and were defective. In February 2021, the court judgment was received awarding SolarMax the liquidated damage of RMB 2.4 million. After netting out the legal fees and other costs, SolarMax recorded a gain of RMB 493,723 (approximately $76,000) for the year ended December 31, 2021.

On July 1, 2020, a legal action was filed in the Los Angeles Superior Court by Haijing Lin against various defendants which include SolarMax, SolarMax Renewable Energy Provider, Inc. (“SREP”), CEF, Inland Empire Renewable Energy Regional Center, LLC, David Hsu, Ching Liu and Simon Yuan. At the time of the filing, the plaintiff is a limited partner in CEF and seeks to have his $500,000 investment returned. SolarMax is currently preparing its response to the legal action and a case management conference has been scheduled by the court for March 19, 2021. The plaintiff’s $500,000 capital contribution to CEF, which was used in part to fund CEF’s loan to a SolarMax subsidiary is reflected as a current liability on SolarMax’ consolidated balance sheet.

On or about February 4, 2021, an amended complaint was filed and Mian Cai and Xing Zhang were added to Haijing Lin as plaintiffs in the action initially commenced by Mr. Lin. The total capital contribution by the three plaintiffs was $1.5 million, including the $500,000 contributed by Mr. Lin as described in the previous paragraph. The plaintiffs are seeking return of their capital contributions and other relief, including costs, punitive and exemplary damages and a declaration that the $45.0 million loan by CEF to SREP is due. The Company has prepared its response to the legal action and a case management conference and hearing had been scheduled for September 15, 2021. Currently, the Company is in settlement discussions with the plaintiffs. The plaintiffs’ $1.5 million capital contribution to CEF, which was used in part to fund CEF’s loan to a SREP is reflected as a current liability on SolarMax’ consolidated balance sheet.

On September 23, 2021, the complaints filed by Haijing Lin, Mian Cai and Xing Zhang were settled for $1.29 million, and $1.5 million of debt was extinguished, resulting in a gain of $210,000 for SolarMax.

On November 10, 2020, a legal action was filed in the Los Angeles Superior Court by Carmelia Chiang against and various defendants which include SolarMax, SREP, CEF, Inland Empire Renewable Energy Regional Center, LLC, David Hsu and Ching Liu. At the time of the filing, the plaintiff is a limited partner in CEF and seeks to have her $500,000 investment returned. SolarMax is currently preparing its response to the legal action, and a case management conference is scheduled for December 14, 2021. SolarMax cannot predict the outcome of the legal action. The plaintiff’s $500,000 capital contribution to CEF, which was used in part to fund CEF’s loan to a SolarMax subsidiary is reflected as a current liability on SolarMax’ consolidated balance sheet.

On February 23, 2022, the Los Angeles Superior Court granted and sustained the demurrer by SolarMax without leave to amend in the legal action by Carmelia Chiang. As a result, subject to any appeal by Carmelia Chiang, the case will be dismissed upon the court’s entry of the orders and judgement.

If other limited partners of CEF or CEF II do not accept the convertible note in lieu of a cash payment, they may commence litigation against SolarMax for the amount of their investment, all of which is included in liabilities on the balance sheet and any settlement of litigation may affect the willingness of limited partners to accept the terms of the convertible notes that SolarMax proposes to issue.

On June 1, 2021, a legal action was filed in the Los Angeles Superior Court by Pu Dong against various defendants which include SolarMax, David Hsu and one other SolarMax stockholder. At the time of the filing, the plaintiff was a SolarMax shareholder and seeks to have shares that are issued in the name of the other SolarMax stockholder defendant reissued in the name of the plaintiff. SolarMax believes that this is a dispute between two stockholders and will comply with any final court order as to the ownership of the shares.

On November 19, 2021, a first amended complaint to a legal action was filed in the Los Angeles Superior Court by Qian Liu and Qingfeng He against various defendants which include SolarMax, SREP, Inland Empire Renewable Energy Regional Center, LLC (“IERERC”), SolarMax’ chief executive officer, one of SolarMax’ directors and a former officer/director who are members of IERERC, the general partner of CEF. The original complaint was filed on September 7, 2021, but never served on SolarMax. At the time of the filing, the plaintiffs were limited partners in CEF and seek to have their $500,000 investments returned. Currently there is not enough information for SolarMax to determine an outcome; however, the plaintiff’s capital contribution to CEF was used to fund part of CEF’s loan to SREP, which is reflected in the Company’s current liabilities.

In the ordinary course of its business, SolarMax and its subsidiaries are involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. SolarMax does not believe there are any such pending legal proceedings that will have a material impact on our financial position or results of operations.

Employees

On March 25, 2022, SolarMax had 95 employees in the United States, of which five are executive, 28 are in sales and marketing, 47 are in operations and installation and 15 are in accounting and administrative, and it had 26 employees in China, of which three are executives, four are in sales and marketing, seven are in operations and engineering and 12 are in accounting and administrative. None of SolarMax’ employees are represented by a labor union. SolarMax considers its employee relations to be good. SolarMax has agreements with a professional employer organization, Insperity PEO Services, L.P., under which the professional employer organization administers SolarMax’ human resources, payroll and employee benefits functions for its United States employees, who are co-employed by SolarMax or a SolarMax subsidiary and Insperity. On July 1, 2021, SolarMax began a 401(k) plan through Insperity PEO Services, L.P.

Property

SolarMax does not own any real property. The following table sets forth information as to the real property leased by SolarMax:

Location	Square Feet	Current Annual Rent	Expiration date
3080 12th Street, Riverside, CA (1)	101,556	$1,101,072	12/31/26
3230 Fallow Field Dr., Diamond Bar, CA (2)	9,928	259,238	10/31/26
Room 1108 Cheng Xin Building No. 885 Cheng Xin Rd., Nanjing, China	4,800	45,291	10/14/22
Room 402, Floor 4, No. 558 Tongxie Rd., Shanghai, China	5,920	96,403	12/31/22

1	This property is owned by SMX Property, LLC (“SMX”). The owners and principal management group of SMX Property. LLC consist of David Hsu, our chief executive officer and a director, Simon Yuan, a director, and Ching Liu, our executive vice president, chief strategy officer and treasurer and a director. The lease is subject to an annual 2.99% increase in the base rent and provides us with one option to renew the lease for a five-year term at the then current base rent with a 2.99% escalation in each year.

2	This property is owned by Fallow Field, LLC, which is owned and managed by Mr. Hsu and Ms. Liu and one other stockholder who is not a 5% stockholder. The lease provides for annual increase of 2.99%. SolarMax has the right to renew the lease for one five-year period upon the expiration of the current term.

MANAGEMENT OF SOLARMAX

Executive Officers and Directors

Set forth below is certain information with respect to SolarMax’ directors and executive officers:

Name	Age	Title
David Hsu	58	Chief executive officer and director
Stephen Brown	62	Chief financial officer
Simon Yuan	67	Director
Wei Yuan Chen	63	Director
Jinxi Lin	62	Director
Wen-Ching (Stephen) Yang, Ph.D.	59	Director
Lei Zhang, Ph.D.	39	Director

David Hsu, together with Simon Yuan and Ching Liu, who was formerly an executive officer and director and is a 5% stockholder, are our founders. Mr. Hsu has served as our chief executive officer and a director since our organization in February 2008. Mr. Hsu has more than 20 years of experience in sales, international business development and management in the automotive and energy industries. Before starting SolarMax in 2008, Mr. Hsu served as a consultant to China Sunergy a leading photovoltaic panel manufacturer and solar energy company. Mr. Hsu received a bachelor’s degree in electrical engineering from Shanghai Jiao Tong University School of Engineering. Mr. Hsu’s solar energy industry experience and his relationships with industry experts qualify him to serve as a director.

Stephen Brown has served as our chief financial officer since May 2017. From 2013 until April 2017, he was chief financial officer of STAAR Surgical Company. Mr. Brown was vice president, global finance of Bausch & Lomb from 2008 until 2013 and chief financial officer of Hoya Surgical Optics from 2007 to 2008. He served in various capacities over a 13-year period with Johnson & Johnson including chief financial officer of the Advanced Sterilization Products division. His 35-year business career also includes the founding of Degree Baby Products, a privately held company that was sold after six years of operations to Johnson & Johnson. Mr. Brown holds a M.B.A. degree from University of California, Los Angeles Anderson School of Management and earned a B.A. degree in Business Administration from California State University, Fullerton.

Simon Yuan, one of our founders, served as a director since February 2008 and chief financial officer from February 2008 until May 2017. In 1989, Mr. Yuan founded Simon& Edward, LLP, a PCAOB registered public accounting firm of which he has been managing partner since its founding. Prior to founding Simon & Edward, Mr. Yuan was employed by Wells Fargo Bank as a senior internal auditor and by the State of California as a tax auditor. Mr. Yuan was also a supervising senior auditor with the international accounting firm of Moore Stephens. Mr. Yuan’s professional experience encompasses more than 30 years of public accounting, with expertise in a broad range of business accounting and auditing, and international taxation, estate planning, business merger and acquisition, and general business consulting. Mr. Yuan is an active leader, officer and participant of many professional and charitable organizations. He is a director of the Sino-American Certified Public Accountants Association and also served as its president in 1998. Mr. Yuan received a Masters of Accountancy from Ohio State University.

Wei Yuan Chen has served as a director since April 2010. Mr. Chen, who is semi-retired, was the chief designer and director for Xing Rong Project Management Company, Shanghai, China, a position he held from 1990 to 2010. In 2002, Mr. Chen received the “Design and Build” of the year award for designing the headquarters of Applied Material, Shanghai, China. Mr. Chen earned his bachelor degree from Tsinghua University. Mr. Chen brings to us his project management knowledge and 20 years of experience of implementation and integration of renewable sources into his architectural designs.

Jinxi Lin has served as a director since 2014. Mr. Lin serves as the chairman of AMD, a publicly traded solar panel manufacturer in Asia and the Middle East and one of our major stockholders. Mr. Lin founded AMD in 2006 and has served as its chairman since its formation. Mr. Lin received his undergraduate degree in business administration from Northwest Polytechnic University.

Dr. Wen-Ching (Stephen) Yang has been a director since December 2020. Dr. Yang is the founder of Grand Trust International Law Offices and has been the partner-in-charge since 2008. He has also been the chief executive officer of Taoyuan Enterprise Chamber since 2016. Dr. Yang received his bachelor and master degrees from National Taiwan University and his PhD in economics in law from the law school at Peking University. Dr. Yang was also a research fellow at the John F. Kennedy School of Government at Harvard University. Dr. Yang’s background in economics qualify him as a director.

Dr. Lei Zhang, has been a director since November 2020. She has been associate professor, which is a tenured position, in the Department of Mechanical Engineering at the University of Alaska, Fairbanks since July 2018, having been an assistant professor in that department from August 2013 to June 2018. She is co-author of a number of annual books on energy technology and is co-author of a number of articles in her field in peer reviewed journals. Dr. Zhang received her B.Eng. and M.S. in Material Science and Engineering from China University of Mining & Technology, Beijing, and her Ph.D. from Michigan Technological University.

All of SolarMax’s executive officers and directors are located in the United States except that two directors (Wei Yuan Chen and Jinxi Lin) are located in China and one director (Wen-Ching (Stephen) Yang) is located in Taiwan. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those directors located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on our directors under United States securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Key Employee

Bin Lu, age 52, is the head of the China segment.  Mr. Lu has been employed by in SolarMax’ China segment since SolarMax we acquired ZHPV in 2015.  Mr. Lu was employed with ZHPV prior to our acquisition of ZHPV.   Mr. Lu received a bachelor’s degree from Shanxi University.

Information about the Board of Directors

SolarMax’ board of directors oversees its business and affairs and monitors the performance of management. In accordance with corporate governance principles, the board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with our chief executive officer, other key executives, by reading the reports and other materials that SolarMax sends them, and by participating in board and committee meetings. Directors hold office for a term of one year and until their successors have been elected and qualified unless the director resigns or by reasons of death or other cause is unable to serve in the capacity of director.

Director Independence

SolarMax believes that three of its directors, Mr. Chen, Dr. Yang and Dr. Zhang, are independent directors using the Nasdaq definition of independence.

SOLARMAX EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation awarded to, earned by, or paid during the years ended December 31, 2021 and 2020 to our chief executive officer and the two most highly paid executive officers other than the chief executive officer. These three officers are referred to as our “Named Executive Officers.”

Summary Compensation Table

							Non-qualified
						Non-Equity	Deferred
			Cash	Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Bonus	Awards	Compensation	Earnings	Compensation[2]	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
David Hsu,	2021	$675,305	$-	$-	$-	$-	$-	$51,895	$727,200
Chief executive officer[1]	2020	577,779	-	-	-	-	-	44,400	622,179

Stephen Brown,	2021	350,000	-	-	-	-	-	26,896	376,896
Chief financial officer	2020	308,437	-	-	-	-	-	5,932	314,369

[1]	Pursuant to his employment agreement, Mr. Hsu is eligible for an annual bonus in which 70% is payable in stock and 30% is payable in cash. Mr. Hsu waived his bonus for 2019, 2020, and 2021 in connection with the suspension of incentive programs for our key employees.

[2]	All other compensation represents the value of paid time off accrued during 2020 and 2021.

Employment Agreements

On October 7, 2016, SolarMax entered into an employment agreement with David Hsu-pursuant to which it agreed to employ Mr. Hsu as its chief executive officer for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by SolarMax or Mr. Hsu on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. SolarMax agreed to include Mr. Hsu as a nominee of the board of directors for election as a director during the term of his agreement, and, upon his election as a director, Mr. Hsu is to serve as chairman of the board. The agreement provides for an annual salary, commencing January 1, 2017 of $600,000, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018. Pursuant to his employment agreement, he was to have received a salary of $655,636 for 2020. In connection with a company-wide salary reduction, Mr. Hsu took a salary cut and his salary for 2020 will be $577,779. Mr. Hsu’s employment agreement provides for a salary increases of at least 3% annually and a bonus based on SolarMax’ revenues. His increase for 2021 was be based on his salary for 2020 before his salary reduction. Mr. Hsu’s compensation for 2021 was at the annual rate of $675,305. His increase is based on his salary for 2021 before his salary reduction. Mr. Hsu’s compensation for 2022 is at the annual rate of $695,564. Mr. Hsu is entitled to an annual bonus, commencing with the year ending December 31, 2017, based on consolidated revenues for the year in accordance with the following table:

Revenue	Bonus in Dollars or Percentage of Revenues
Less than $30 million	$0
More than $30 million but less than $50 million	$250,000
More than $50 million but less than $100 million	0.55%
More than $100 million but less than $200 million	0.60%
More than $200 million but less than $300 million	0.75%
More than $300 million	1.00%

70% of the bonus payable for any calendar year shall be paid in restricted stock and 30% shall be paid in cash and shall be paid no later than the earlier of (i) 30 days following the issuance of SolarMax’ audited financial statements for the calendar year in which the bonus is earned or (ii) the last business day of December of such next following calendar year. Our audited financial statements shall be deemed to be issued on the date SolarMax files its annual report on Form 10-K; provided, that if SolarMax is not a reporting company, its financial statements are deemed issued on the date of the auditors’ report. The equity component of the bonus shall be based on the average closing market price of the common stock on the principal exchange or market on which the common stock is traded for the period beginning on the first day of the quarter in which the bonus is payable and ending on the third trading day prior to the date payment is made; except that, if the common stock is not publicly traded, the common stock shall be valued at the most recent price at which the common stock was sold in a private placement to non-affiliated investors. The restricted stock will vest immediately on issuance. Mr. Hsu waived his cash and equity bonus for 2019. For 2018, Mr. Hsu’s bonus was composed of 116,201 shares of common stock valued at $345,835 and cash of $148,218. Mr. Hsu is eligible for restricted stock grants or stock options, which shall not exceed 1.5% of our outstanding common stock prior to the grant. The agreement also provides Mr. Hsu with $2 million of life insurance, medical and dental insurance and long-term disability insurance providing monthly benefits of not less than $25,000. In the event of Mr. Hsu’s termination in the event of his disability or death, SolarMax will pay Mr. Hsu or his beneficiary severance payments or death benefits equal to his highest compensation, which is his salary plus bonus, during the three calendar years prior to the year in which the termination of employment for disability or death occurs, multiplied by the number of full years Mr. Hsu has been employed by us. Mr. Hsu’s employment commenced in February 2008. These termination payments shall be made in annual installments each equal to one year’s total compensation. In the event of a termination not for cause, by Mr. Hsu for good cause or termination of employment within 18 months of a change of control, SolarMax shall pay Mr. Hsu, a lump sum termination payment equal to two times his highest annual compensation for the three years preceding the year in which the termination of employment occurs multiplied by the number of full years that Mr. Hsu was employed by SolarMax. SolarMax owes Mr. Hsu $675,000 in connection with his exchange of 1,134,000 restricted shares for options to purchase 2,402,946 shares of common stock at $2.98 per share and 1,134,000 restricted shares for a cash payment of $675,000, which was initially payable by December 15, 2019 and has been extended and is due within three business days of the effective time of the Merger. In addition, SolarMax owes Mr. Hsu $1,064,819, representing deferred salary from 2019, 2020, 2021 and 2022 of and cash bonus deferred from 2017 and 2018.

On October 7, 2016, SolarMax entered into an employment agreement with Ching Liu pursuant to which SolarMax agreed to employ Ms. Liu as its executive vice president, chief strategy officer and treasurer for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by us or Ms. Liu on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. Ms. Liu resigned as an executive officer and director on February 24, 2020. Pursuant to a release and separation agreement dated October 1, 2020, with certain limited exceptions, the Company and Ms. Liu released each other from their obligations under the employment agreement, and SolarMax paid Ms. Liu $25,497, and agreed to pay her $803,095, representing the outstanding balance due her for her deferred salary from 2019 and 2020, cash bonus deferred from 2017 and 2018 and accrued medical and dental benefits. This amount is payable at the rate of $15,000 per month (less applicable deductions and withholding), commencing with the month of April 2020, until the completion by SolarMax of its initial public offering, and any unpaid balance then outstanding shall be paid within three business days after the Company receives the proceeds of its initial public offering. SolarMax also owes Ms. Liu $500,000 in respect of her exchange of 840,000 restricted shares for options to purchase 1,779,960 shares of common stock at $2.98 and $500,000 restricted shares for a cash payment of $500,000 which was initially payable by December 15, 2019 and has been subsequently extended to three business days from the effective time of the Merger. SolarMax entered into a consulting agreement dated October 1, 2020 with Ms. Liu to which SolarMax engaged her as a consultant for a term which is currently on a month-to-month basis for monthly compensation of $3,000.

SolarMax has an employment agreement dated March 23, 2017 with Stephen Brown pursuant to which SolarMax pays Mr. Brown an annual salary of $350,000 and, on May 1, 2017, SolarMax granted him an option to purchase 336,000 shares at $2.98 per share. Mr. Brown’s agreement provides that his employment is at will.

Employee Benefit Plans

In October 2016, SolarMax’ board of directors adopted, and in November 2016, its stockholders approved, the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 10,920,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. In March 2019, the board and stockholders approved an increase in the number of shares subject to the plan to 15,120,000.

In October 2016, the board of directors granted 6,410,880 shares, of which 5,124,000 shares were granted to officers and directors. The following table set forth information relating to the restricted stock grants.

Name	No. of Restricted Shares
David Hsu	2,268,000
Ching Liu[1]	1,680,000
Simon Yuan	1,008,000
Others	1,454,880
Total	6,410,880

[1]	Ms. Liu resigned as a director and officer on February 20, 2020.

See “Management - Outstanding Equity Awards” for information with respect to the exchange by Mr. Hsu and Ms. Liu of their restricted shares for options and cash payments and the exchange by Mr. Yuan and Mr. Tsai of their restricted shares for options.

The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event, which is the vesting date with respect to the shares. The definition of a public stock event includes the effectiveness of the Merger. The shares are forfeited and are to be conveyed to us for no consideration if a public stock event has not occurred by April 30, 2022, although the board of directors has the right to extend that date.

In October 2016, the board of directors also granted non-qualified stock options to purchase 3,276,000 shares and incentive stock options to purchase 546,840 shares at an exercise price of $2.98 per share.

Outstanding Equity Awards

On March 23, 2019, the board of directors:

●	Extended to April 30, 2019 the date by which a public stock event must occur failing which a forfeiture would occur with respect to the restricted shares, which date was subsequently extended to December 31, 2020 and has been subsequently extended to April 20, 2021;

●	Granted to the holders of 1,992,480 restricted shares the right to exchange their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged;

●	Granted to Mr. Hsu, Ms. Liu and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share and (b) transfer to us 50% of their restricted shares for $1,275,000, or $0.60 per share;

●	Granted seven-year options to purchase 609,840 shares of common stock at $2.98 per share to employees;

The holders of 1,656,480 restricted shares, including Simon Yuan, a director, and Mr. Tsai, a former director, exchanged their restricted shares for options to purchase 3,510,083 shares of common stock; Mr. Hsu, Ms. Liu and one other employee converted 2,142,000 of their restricted shares for options to purchase 4,538,898 shares and transferred 2,142,000 shares to us for cash payments of $1,275,000 which were initially payable by December 15, 2019, which date was extended to the effective time of the Merger, and 445,200 restricted shares remain outstanding. The board of directors provided that the rights to these restricted shares will vest on the effective time of the Merger.

The following table sets forth information as to outstanding equity awards at the December 31, 2021 for the Named Executive Officers:

	Option awards						Stock awards
	Shares underlying unexercised option # exercisable	Shares underlying unexercised option # unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date		Number of shares that have not vested	Market value of shares that have not vested	Equity incentive plan awards: number of unearned shares or other rights that have not vested
David Hsu		2,402,946	-	$2.98		[1]	-	-	-
Stephen Brown	168,000	168,000	-	2.98	04/30/27		-	-	-

[1]	These options will become exercisable in two installments, commencing six months from the effective date of the Merger, and will expire ten years from such effective date.

Director Compensation

The following table sets forth information as to the compensation paid to our directors in 2021, other than those named in the Summary Compensation Table:

Name	Cash Compensation	Stock Awards	Total
Wei Yuan Chen	-	-	-
Jinxi Lin	-	-	-
Simon Yuan[1]	-	-	-

[1]	Mr. Yuan exchanged 1,008,000 shares of restricted common stock for a ten-year option to purchase 2,135,952 shares of common stock at $2.98 per share. The option becomes exercisable six months from the date of this proxy statement/prospectus, provided that the registration statement of which this proxy statement/prospectus is a part is declared effective by March 31, 2020, which date may be extended by the board of directors. The exchange did not result in compensation to Mr. Yuan.

PRINCIPAL STOCKHOLDERS OF SOLARMAX

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 25, 2022 and as adjusted to give effect to the Merger by:

●	each person known to SolarMax to beneficially own more than 5% of common stock;

●	each member of SolarMax’ board of directors and each person who is nominated to become a director following the completion of the Merger;

●	each of SolarMax’ Named Executive Officers; and

●	all of SolarMax’ directors and executive officers as a group.

All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 3080 12th Street, Riverside, California 92507.

Name of Beneficial Owner	Shares Beneficially Owned	Percent Owned[1]	Percent As Adjusted[2]
David Hsu	6,783,241	10.1%	7.7%
Jinxi Lin[3]	6,000,000	8.9%	6.8%
Changzhou Almaden Co. Ltd.[3]	6,000,000	8.9%	6.8%
Ching Liu	4,221,199	6.3%	4.8%
Simon Yuan	3,696,000	5.5%	4.2%
Bin Lu4	3,662,400	5.4%	4.1%
Wei Yuan Chen	2,956,800	4.4%	3.3%
Dr. Wen-Ching (Stephen) Yang[5]	1,848,000	2.7%	2.1%
Lei Zhang, Ph.D.	0	0%	0%
Lei (Stacy) Zhang	0	0%	0%
Stephen Brown[6]	252,000	*	*
All officers and directors as a group[3,5,6] (six individuals beneficially owning stock)	21,536,041	31.9%	24.2	4%

*	Less than 1%

[1]	The percentages are based on 67,289,359 shares of SolarMax common stock outstanding, which includes the 445,200 restricted shares held subject to forfeiture under certain conditions as described under “Management of SolarMax – Employee Benefit Plans” and an option to purchase 252,000 shares of common stock for one officer.

[2]	The percent as adjusted assumes no redemption and is based on a price of $10.50 per share. The percentage assumes (i) the issuance of 28,571,762 shares of Common Stock as the Stockholder Merger Consideration, (ii) the automatic conversion of 11,817,752 rights of Alberton into 1,147,904 shares of Common Stock at the Closing; (iii) the cancellation of 800,000 shares by the Sponsor and other initial shareholders, (iv) the issuance of 44,467 Alberton shares in exchange for the cancelation of all private warrants (v) the issuance of 290,000 shares of Common Stock to certain existing directors of Alberton and a consultant, (vi) the issuance of an estimated 498,754 shares to the PIPE investor and the holders of the New Notes in the principal amount of $1 million, (vii) an estimated 3,333,334 shares to be issued to the holder of the convertible note of $10 million automatically converted with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending on the 2nd trading day before this proxy statement/prospectus is mailed to Alberton’s shareholders (assumed such average price of rights is $0.3), and (viii) that we have not issued any additional Alberton Shares. Since the price at which the PIPE Investor is to purchase shares is equal to the Redemption Price and the conversion price at which noteholders are converting their notes is equal to ten times the market price of the Alberton rights for the 25 trading days ending on the second trading day prior to the mailing of the proxy statement to the Alberton shareholders, we do not know the exact number of shares to be issued to the PIPE Investor or the holders of the New Notes.

[3]	The shares beneficially owned by Jinxi Lin represent the 6,000,000 shares owned by AMD, of which Mr. Lin is chairman and chief executive officer and has the right to vote and dispose of the shares. The address for Mr. Lin and AMD is No. 639, Qinglong East Road, Changzhou, Jiangsu, China.

[4]	The address for Bin Lu is Room 402, Floor 4, No. 558 Tongxie Rd., Shanghai, China.

[5]	Includes 588,000 shares of common stock owned by Dr. Yang’s wife, as to which he disclaims beneficial interest.

[6]	Represents an option to purchase 252,000 shares of common stock.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock that are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of March 25, 2021. Options held by Mr. Hsu, Ms. Liu and Mr. Yuan are not reflected in the table since they are not exercisable within 60 days of March 25, 2021, and are described under “SolarMax Executive Compensation – Outstanding Equity Awards.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF SOLARMAX

Related Party EB-5 Notes

On January 3, 2012, CEF entered into a loan agreement with SREP, one of SolarMax’ United States subsidiaries, pursuant to which CEF agreed to make loans to the subsidiary in an amount not to exceed $45 million. CEF advanced $45 million pursuant to the agreement. On August 26, 2014, CEF II entered into a loan agreement with LED, another United States subsidiary, for up to $13,000,000. CEF II advanced $10.5 million pursuant to the agreement. The proceeds of the loans were used by SolarMax’ subsidiaries for their operations. The loans from CEF and CEF II accrue interest at 3% per annum, payable quarterly in arrears. The loans are secured by a security interest in the accounts and inventory of the borrowing subsidiary. CEF and CEF II are limited partnerships, the general partner of which is Inland Empire Renewable Energy Regional Center, LLC (“Inland Empire”). Inland Empire is owned by David Hsu, our chief executive officer and a director, Ching Liu, SolarMax’ former executive vice president and director and a 5% stockholder of SolarMax, and Simon Yuan, a director. The limited partners of both CEF and CEF II are investors who made a capital contribution to CEF or CEF II pursuant to the United States EB-5 immigration program and are not related parties. The EB-5 immigrant investor visa is a federal program that grants green cards and a path to citizenship to foreign investors who invest at least $500,000 toward job-creating projects. Under this program, which is administered by the United States Customs and Immigration Service, entrepreneurs (and their spouses and unmarried children under 21) are eligible to apply for a green card (permanent residence) if they make the necessary investment in a commercial enterprise in the United States and plan to create or preserve 10 permanent full-time jobs for qualified United States workers. SolarMax is a commercial enterprise that creates permanent full-time jobs in the United States.

The loans from CEF and CEF II become due, as to the investment of each limited partner, four years from the date of the loan and may be extended as may be necessary to meet applicable USCIS immigrant investor visa requirements, which will be the date that the limited partner is eligible for a green card. Under the limited partnership agreements for CEF and CEF II, the limited partners have the right to demand repayment of their capital account when the petition is approved, which demand may trigger a maturity of the loan from CEF or CEF II in the amount of the limited partner’s investment. The initial four-year term of notes in the principal amount of $55.5 million, which were issued to CEF and CEF II, and had expired prior to September 30, 2019, and are on extension until the limited partner meets applicable immigrant investor visa requirements. SolarMax cannot determine the period of the extensions. As of March 25, 2022, limited partners whose capital contributions funded loans of $38.5 million had received their green card approval and their extensions expired and one limited partner whose capital contribution funded $500,000 had withdrawn from CEF II and the capital contribution was returned. The petitions of limited partners of CEF whose capital contribution funded loans of $6.5 million are pending.

As the loans matured and the limited partners requested return of their capital contribution, SolarMax offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a term of five years, with 20% of the principal amount being due on each of the first, second, third, fourth and fifth anniversaries of the date of issuance. The notes are secured by the same assets that secured the notes issued to CEF. As of March 25, 2022, SolarMax had issued convertible notes in the principal amount of $32.0 million to former limited partners of CEF, of which principal payments of $8.7 million had been made on the first anniversary of the respective dates of issuance, and convertible notes in the principal amount of $2.5 million had been purchased by SolarMax for $1.77 million, leaving convertible notes in the principal amount of $20.8 million outstanding. As of March 25, 2022, notes to CEF and CEF II in the aggregate principal amount of $21.5 million were outstanding. Following the completion of the Merger, Successor will offer the limited partners of CEF and CEF II convertible notes similar to the notes issued by SolarMax.

Six of the limited partners commenced an action against CEF, SolarMax and others, including Mr. Hsu and Mr. Yuan, seeking cash payment of their capital contribution to CEF totaling $3.0 million and other relief, including a declaration that the $45.0 million note to CEF is due and payable. Three of these limited partners settled their actions and the action by the fourth, fifth and sixth limited partners, whose capital account is $1.5 million is pending. The $1.5 million claimed by these plaintiffs, along with the outstanding principal amount of the loan to CEF, is included in the note payable to CEF. See “Business of SolarMax – Legal Proceedings.”

Interest expense on the loans from CEF and CEF II were $825,822 and $1,130,178 for the years ended December 31, 2021 and 2020, respectively.

Other Related Party Loan

On October 25, 2019, SolarMax borrowed $250,000 from SMX Property, LLC, a related party and the lessor of SolarMax’ headquarter facility. The loan bears interest at 6% per annum and was originally due on January 24, 2020. SolarMax paid this loan in March 2020 ($100,000) and April 2020 ($150,000).

Related Party Leases

In September 2016, SolarMax executed a ten-year lease, commencing January 1, 2017 with SMXP, a related party, to lease its headquarters in Riverside, California. This lease effectively extends a prior lease with SMXP which ended on December 31, 2016 with an increase in the rental rate. The new lease is for ten years and has a five-year renewal option. The annual base rent under the lease is initially $978,672 plus SolarMax’ share of the utilities. The base rent is subject to an annual escalation of 2.99%.  David Hsu, SolarMax’ chief executive officer and a director, Ching Liu, SolarMax’ former executive vice president and director and a 5% stockholder, and Simon Yuan, a director are the principal management group of SMXP.

In September 2016, SolarMax amended two lease agreements for its Diamond Bar, California office with Fallow Field, LLC. Fallow Field, LLC, a related party. The amended lease commenced on November 1, 2016 and has a ten year term with one five-year renewal option. The initial annual base rent is $229,272 plus the Company’s share of utilities.  Fallow Field is owned by Mr. Hsu, Ms. Liu and a minority stockholder.

For the years ended December 31, 2021 and 2020, total related party rental expenses included in general and administrative expenses for the Riverside, California corporate headquarters and the Diamond Bar, California office, were $1,497,067 and $1,553,693, respectively.

Transactions with AMD

In its PRC segment, SolarMax had earned revenues from AMD or its subsidiaries related to EPC contracts and the operation and maintenance contracts on the solar projects prior to the year ended December 31, 2020. The Company had historically purchased solar panels from AMD or its subsidiaries to be used on certain solar project. AMD is a related party because its chairman and chief executive officer is a director of SolarMax.

Revenue from subsidiaries or affiliates of AMD accounted for 0% and 0% for the years ended December 31, 2021 and 2020, and 0% and 95% of the revenue of SolarMax’ China segment for the years ended December 31, 2021 and 2020, respectively. SolarMax did not generate any revenue from AMD during the years ended December 31, 2021 and 2020. The affiliates of AMD, which had maintenance contracts with our China segment, sold the projects and the transferee terminated the maintenance contracts with us.

In June 2019, December 2019 and December 2020, SolarMax entered into offset agreements with AMD to offset certain unpaid project receivables (including unpaid retainage) due from AMD with certain accounts payable due from SolarMax related to solar panels purchased from AMD. In connection with the December 2020 agreement, AMD agreed to pay the balance of the project receivable on the Qingshuihe #3 project of RMB 3.8 million (approximately $545,000), which was fully paid at December 31, 2020.

Payables to AMD or its subsidiaries at December 31, 2021 and December 31, 2020 are RMB 9.9 million ($1.5 million) for both periods and will be repaid upon the conclusion of the legal matters related to the Yilong #1.

Asset Management Services

Prior to August 31, 2020, SolarMax provided asset management and accounting services to three unconsolidated joint ventures, Alliance Capital 1, LLC, Alliance Capital 2, LLC and Alliance Capital 3, LLC (the “Alliance entities”) in which SolarMax had a 30% equity interest pursuant to management contract and business services agreement dated January 20, 2011 between SolarMax and one of these entities, pursuant to which SolarMax received 3% of revenues collected from Solar Renewable Energy Certificate (SREC) and payments from public utility companies received by the three entities. The 70% interest in these entities was held by a Chinese public company that is not affiliated with SolarMax. The agreement covered services rendered for all three entities, although there is no written agreement executed by two of these entities. Effective August 31, 2020, the management service agreement was terminated for the Alliance entities and during the year ended December 31, 2021, SolarMax incurred expense associated with unreimbursed fees and expense of $25,736. Total fees earned by SolarMax included in other income was $5,776 for the year ended December 31, 2020 and $29,073 for the year ended December 31, 2020, respectively.

Receivable from related party

SolarMax’ PRC subsidiary provided a loan of RMB 5.1 million ($784,000 at December 31, 2021) to Changzhou Yifu Co., Ltd, a PRC company owned by a stockholder of SolarMax, to purchase inventory on behalf of SolarMax. The loan was made to fund Changzhou Yifu Co., Ltd. to purchase inventory on behalf of SolarMax and a loan agreement was signed in March 2018 stipulating the terms for the payment. However, the inventory was ultimately not received and the advances to the supplier were not returned. Accordingly, the loan was not repaid and SolarMax provided a full reserve for the unpaid receivable since December 31, 2018.

Equity Transactions with Officers and Directors

In October 2016, the board of directors granted 6,410,880 shares, of which 5,124,000 shares were granted to officers and directors. The following table set forth information relating to the restricted stock grants to officers and directors.

Name	No. of Restricted Shares
David Hsu	2,268,000
Ching Liu	1,680,000
Simon Yuan	1,008,000
ChungJen Tsai	168,000
Total	5,124,000

On March 23, 2019, the board of directors:

●	Granted to the holders of 1,992,480 restricted shares, including Mr. Yuan and Mr. Tsai, the right to exchange their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged; and

●	Granted to Mr. Hsu, Ms. Liu and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share exchanged and (b) transfer to SolarMax 50% of their restricted shares for $1,275,000, or $0.60 per share. These payments were initially due in December 2019, and was extended until three business days following completion of the Merger.

Pursuant to their exchange agreements with us, SolarMax granted Mr. Yuan, a director, an option to purchase 2,135,952 shares and Mr. Tsai, who was a director, an option to purchase 355,992 shares in exchange for their restricted shares.

Pursuant to their exchange agreements with SolarMax, Mr. Hsu converted 1,134,000 shares of common stock into options to purchase 2,402,946 shares of common stock and transferred 1,134,000 of his restricted shares stock to us for $675,000, and Ms. Liu converted 840,000 of common stock into options to purchase 1,779,960 shares of common stock and transferred 840,000 shares of common stock to us for $500,000. The payments to Mr. Hsu and Ms. Liu were initially to have been paid by December 15, 2019, which date has been extended several times and is due upon completion of the Merger.

See “SolarMax Executive Compensation – Employment Agreements” for information with respect to SolarMax’ employment agreement with Mr. Hsu and Ms. Liu, who was an executive officer and director and is a 5% stockholder of SolarMax, and a separation and release agreement with Ms. Liu.

Payment to Company owned by Principal Stockholder and Former Executive

During the year ended December 31, 2020, SolarMax’ LED subsidiary paid a company owned by Ching Liu, SolarMax’ former executive vice president and a 5% stockholder, $110,000, representing 80% of the gross profit, earned by SolarMax on an LED government project, determined prior to the payment to the company owned by Ms. Liu. The payment was made for introducing the project to SolarMax. As a result, SolarMax incurred and accrued approximately $110,000 of additional cost of revenue related to the project as of December 31, 2020.

DESCRIPTION OF SOLARMAX CAPITAL STOCK

SolarMax’ authorized capital stock consists of 15,000,000 shares of preferred stock, par value $0.001 per share, and 500,000,000 shares of common stock, par value $0.001 per share. As of the date of this proxy statement/prospectus there were no shares of preferred stock and 67,189,359 shares of common stock outstanding, including 445,200 shares which were issued as restricted stock grants but are not treated as outstanding for accounting purposes.

The following summary of the capital stock and our articles of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to SolarMax’ articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this proxy statement is a part.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Our bylaws provide that one-third of the outstanding shares constitutes a quorum.

Dividend Rights. Holders of shares of common stock are entitled to ratably receive dividends when and if declared by the board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. No redemption or sinking fund provisions are applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

SolarMax’ articles of incorporation give the board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. SolarMax has no present plans to issue any shares of preferred stock.

Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. Our articles of incorporation provides that these sections do not apply.

Articles of Incorporation and Bylaw Provisions

Provisions of our articles of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our articles of incorporation or bylaws:

●	permit our board of directors to issue up to 15,000,000 shares of preferred stock, with such rights, preferences and privileges as the board may designate;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, and not by the stockholders;

●	eliminate the personal liability of our directors for damages as a result of any act or failure to act in his or her capacity as a director or officer except as described below;

●	provide that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

●	provide that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

●	provide that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

●	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election if they should so choose.

Our bylaws also provide that any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in state count in Clark County, Nevada. This provision does not apply to claims brought under the Securities Act or the Securities Exchange Act.

Further, NRS Section 78.335 provides that any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. SolarMax’ bylaws have a similar provision.

Limitation of Liability and Indemnification

SolarMax’ articles of incorporation provide that, except as otherwise provided by law, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that, (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our articles of incorporation provide that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. SolarMax shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. SolarMax’ bylaws also provide for indemnification of its directors and officers.

Pursuant to Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

SolarMax intends to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, SolarMax has have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SOLARMAX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of SolarMax’ financial condition and results of operations together with “Selected Consolidated Financial Data” and SolarMax’ consolidated financial statements and the related notes and the pro forma financial information appearing elsewhere in this proxy statement. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Concerning Forward-Looking Statements.” SolarMax’ actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in “Risk Factors” included elsewhere in this proxy statement/prospectus. All amounts in this prospectus are in U.S. dollars, unless otherwise noted.

Agreement of Merger with Alberton

On October 27, 2020, SolarMax entered into an Agreement and Plan of Merger (the “Merger Agreement”) among SolarMax; the Alberton Acquisition Corporation, as the Purchaser; and Alberton Merger Subsidiary, Inc., a wholly-owned subsidiary of Alberton, as Merger Sub. Merger Sub was formed for the sole purpose of the merger. Under the Merger Agreement, Merger Sub and SolarMax shall consummate the merger, pursuant to which Merger Sub shall be merged with and into SolarMax, following which the separate corporate existence of Merger Sub shall cease and SolarMax shall continue as the surviving corporation and as a wholly-owned subsidiary of Alberton. As consideration for the merger, SolarMax stockholders collectively shall be entitled to receive from Alberton, in the aggregate, a number of Alberton ordinary shares equal to $300,000,000 divided by $10.50. Consummation of the merger is subject to customary closing conditions including approval by the stockholders of SolarMax and Alberton, regulatory approvals, a registration statement declared effective by the United States Securities and Exchange Commission and NASDAQ approval and other closing conditions described in the proxy statement/prospectus.

The Merger Agreement also provided that SolarMax would lend Alberton $60,000 per month for up to six months in connection with Alberton’s obligation to make payments in connection with the extension of the date by which Alberton must complete a business combination, failing which it is to be dissolved. These loans are referred to as the Extension Loan. The first Extension Loans were made prior to the execution of the Merger Agreement pursuant to a letter of intent. Pursuant to five amendments to the Merger Agreement, which are described in this proxy statement/prospectus, the principal amount of the Extension Loans was increased and, as of March 25, 2022, SolarMax had made Extension Loans of $1,387,780.26. The Extension Notes are non-interest bearing; provided, that if the notes are not paid in full when due, the notes will bear interest at the annual rate of 5% from the due date until the day on which all sums due are received by SolarMax. If the Merger is completed, the notes will be paid at Closing, and will be eliminated in consolidation. If the Merger is not completed, it is likely that SolarMax will have to write-off the loans receivables.

SolarMax entered into loan agreements with the Sponsor, pursuant to which SolarMax made non-interest bearing loans to the Sponsor for a total of $651,369.01 at March 25, 2022. The outstanding balance at March 25, 2022 was $651,369.01. These loans were made to enable the Sponsor to provide funds to Alberton to pay expenses incurred in connection with the Merger Agreement, and to pay certain accrued expenses of Alberton. These loans are to be paid at Closing. If the Merger is not completed, it is likely that SolarMax will have to write-off the loan receivables.

SolarMax entered into a loan agreement with Alberton, pursuant to which SolarMax made non-interest bearing loans to Alberton for a total of $276,666.40 in order to pay expenses incurred by Alberton including expenses in connection with the Merger Agreement.

Overview

SolarMax is an integrated solar and renewable energy company. A solar energy system retains the direct current (DC) electricity from the sun and converts it to alternating current (AC) electricity that can be used to power residential homes and commercial businesses. SolarMax was founded in 2008 to engage in the solar business in the United States and, following the acquisition in 2015 of Chengdu ZHTH. and ZHPV, commenced operations in China in 2016. Following the acquisition of Chengdu ZHTH, the business of Chengdu ZHTH was assumed and developed by its parent company SolarMax Shanghai. Chengdu ZHTH has since ceased to be active and SolarMax is the in the process of deregistering Chengdu ZHTH with local authorities in China. We refer to SolarMax Shanghai and its subsidiaries collectively as ZHTH.

SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations consists primarily of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, (iii) sales of LED systems and services to government and commercial users.

SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing the EPC services primarily for solar farm projects. Substantially all revenue from the China segment during the year ended December 31, 2021 and 2020 was generated from four projects for SPIC. All of the revenue for the year ended December 31, 2021 was generated during the second quarter. At December 31, 2021, SolarMax did not have any new project pending. SolarMax’ China revenue for the year ended December 31, 2021 was $7.8 million, all from an unrelated party.

SolarMax’ business in China is conducted through its principal subsidiaries, ZHPV and ZHTH, and their subsidiaries. ZHTH is engaged in the business of identifying and procuring solar system projects for resale to third party developers and related services in China. After the project subsidiary acquires the permits for a solar project and obtain a contract for the sale of the project, ZHPV builds the projects pursuant to an EPC contract. The subsidiary that owns the equity in the project subsidiary transfers the equity in the project subsidiary to the project owner. In the case of SolarMax’ present contracts with SPIC, upon completion and acceptance of the project by SPIC, SolarMax transfers 70% of the equity in the project subsidiary to SPIC, retaining a 30% interest, and SPIC has a first right of refusal to purchase the 30% interest in the project subsidiary from SolarMax after the project has been in operation at its full capacity for one year, which will be one year from the transfer of the 70% interest in the project.

Unlike systems in the United States, which are installations for residential and small business users, the projects in China are generally solar farms, which are large land areas where multiple ground-mount solar tracking towers are installed.

ZHPV also performs EPC services on a contract basis for solar farm owners who obtained their permits independent of SolarMax. SolarMax did not generate revenues from this line of business in the years ended December 31, 2021 and 2020 and since it began its operations in 2015.

In December 2018, ZHPV entered into a supplemental contract with an AMD subsidiary to construct a 10MW solar farm project in Guizhou, China. This contract is supplemental to a prior EPC contract and was increased to a 10.5MW project. The contract price for the 10.5MW supplemental contract including VAT is RMB 35.9 million (approximately $5.1 million). Construction work on this project began in May 2019 and the project was completed and revenue recognized during 2019.

In December 2017, ZHPV and ZHTH, entered into contracts with an affiliate of AMD for EPC services on a 30MW solar farm project in the Guizhou province. In January 2018, an additional 5MW was added to the project pursuant to a separate agreement. The total value, excluding VAT, for the 35MW project was approximately RMB 202.3 million (approximately $30.6 million), or $0.87 per watt. The project was completed during 2018.

In August 2018, ZHPV entered into a contract with an unrelated party to construct a 50MW photovoltaic power station for a total contract price excluding VAT of RMB 179.2 million (approximately $27.0 million), or $0.63 per watt. The project was completed during 2018.

Transfer of Funds between SolarMax’ United States and China Segments.

SolarMax’s equity structure is a direct holding structure, that is, SolarMax Technology Inc., a Nevada corporation, directly controls its U.S. subsidiaries and its subsidiaries in its China segment including: (i) Golden SolarMax Finance. Co. Ltd, a PRC subsidiary, (ii) SolarMax Technology Holdings (Hong Kong) Limited, a Hong Kong subsidiary which directly holds SolarMax Technology (Shanghai) Co., Ltd, a PRC subsidiary (together with its subsidiaries thereunder, “ZHTH”); (iii) Accumulate Investment Co., Ltd, a British Virgin Islands subsidiary which then directly holds Accumulate Investment Co., Limited, a Hong Kong subsidiary that directly holds Jingsu Zhonghong Photovoltaic Electric Co., Ltd (“ZHPV”); a PRC subsidiary and (iv) SolarMax Technology Holdings, a Cayman Islands subsidiary. SolarMax’ business in China is conducted through ZHPV and ZHTH. See “Business of SolarMax- SolarMax Corporate Structure” on page 217 for additional details. Following the consummation of the Merger, post-combination entity will directly hold SolarMax Technology Inc. as its wholly owned subsidiary.

In the reporting periods presented in this proxy statement/prospectus and throughout the date of this proxy statement/prospectus, no dividends, distribution or other transfers of funds have occurred between and among SolarMax and its subsidiaries, on the one hand; and SolarMax and its subsidiaries, on the other hand, have not made any dividends, distributions or other transfer of funds to investors. For the foreseeable future, SolarMax or post-combination entity intends to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends. To the extent that SolarMax or post-combination entity may in the future seek to fund the business through distribution, dividends or transfer of funds among and between holding company and subsidiaries, any such transfer of funds with PRC subsidiaries is subject to government regulations. The structure of cash flows within holding company and PRC subsidiaries and a summary of the applicable regulations, is as follows:

1. Within the direct holding structure, the cross-border transfer of funds within SolarMax and its PRC subsidiaries is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter at the consummation of the Merger, the funds can be directly transferred to its subsidiaries including ZHPV and ZHTH, and then transferred to subordinate operating entities through ZHPV and ZHTH according to the laws and regulation of the PRC.

2. If SolarMax or post-combination entity intends to distribute dividends, it will transfer the dividends from the PRC entities to ZHPV and ZHTH in accordance with the laws and regulations of the PRC, and then ZHPV and ZHTH will transfer the dividends to its parent company and then to SolarMax and ultimately the post-combination entity, and the dividends will be distributed by the post-combination entity to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. SolarMax’s PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit SolarMax’ PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Dividend Distribution” on page 232 for more information.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by SolarMax’s Hong Kong subsidiary from its PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from SolarMax’s PRC subsidiaries.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future.

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration Regarding Direct Investment issued by SAFE on February 13, 2015, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

Therefore, SolarMax or post-combination entity may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if SolarMax’s subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Agreements with SPIC

Yilong #2 and Xingren Projects

In August 2019, SolarMax, through its PRC subsidiaries, entered into MA Agreements with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which SolarMax agreed to construct and sell to SPIC the ownership and control of 70% of SolarMax’ project subsidiaries that own the 30MW solar farm project in Xingren (the “Xingren” project) and the 70MW project in Yilong (the “Yilong #2” project) when the projects are completed and accepted by SPIC and the completion of the equity transfer has occurred. Pursuant to the MA agreements, SPIC shall have the first right of refusal to purchase either or both remaining 30% ownership interests in each of the project subsidiaries one year after each of the projects is completed and operational. The construction on both projects were completed and connected to the grids as of December 31, 2019. On January 1, 2020, the projects began power production and earning revenue from selling power to the PRC utility company, In March 2020 the equity transfer agreement to sell 70% controlling interest to SPIC was executed and in April 2020, the government approval of the equity transfer was registered. SolarMax consolidated the project subsidiaries and reported the project subsidiaries’ results of operations through April 2020. Beginning in May 2020, SolarMax no longer consolidated the project subsidiaries because 70% of the controlling interest of the project subsidiaries was sold to SPIC in April 2020. Beginning in May 2020, SolarMax reports its 30% noncontrolling interest in the project subsidiaries under the equity method of accounting As a result of the completion of the sale of the 70% controlling interest of the project subsidiaries to SPIC in April 2020, SolarMax met all the conditions under the MA Agreements and recognized the EPC revenue for the Yilong #2 and Xingren projects.

In October 2019, the SolarMax project subsidiaries that owned the Yilong #2 and Xingren projects entered into lease finance agreements with Huaxia Financial Leasing Co., Ltd. (“Huaxia”). The financings were structured as lease finance transactions secured by the respective project companies’ revenue stream and accounts receivable. The principal amounts of the loans were RMB 217.0 million (approximately $31.0 million) for Yilong #2 and RMB 93.0 million (approximately $13.3 million) for Xingren. The interest rate was 130 basis point above certain benchmark RMB loan interest rate as announced by the People’s Bank of China on the lease commencement date. The respective project subsidiaries which are 70% owned by SPIC starting on April 30, 2020, are the obligors on the loan which is guaranteed by SPIC. The loans are deconsolidated by SolarMax on May 1, 2020 when it deconsolidated the project subsidiaries on May 1, 2020 since the loans are no longer the obligations of SolarMax.

Ancha Project

In February 2020, SolarMax, through its PRC subsidiaries, entered into a M&A (Cooperative Development) Agreement (the “Ancha MA Agreement”) with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which SolarMax would sell the ownership and control of 70% of SolarMax’ project subsidiary that owns the 59 MW solar farm project in Guizhou (the “Ancha Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the Ancha MA Agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest in the project subsidiary one year after the project is completed and operational. The total value of the project including VAT with 100% ownership at completion is RMB 233.6 million (approximately $33.4 million). The construction began in March 2020 and the construction was completed in December 2020 with the project acceptance was received on January 14, 2021. In December 2020, the equity transfer agreement between SolarMax and SPIC was signed to effect the transfer of 70% ownership interest of the project company to SPIC for an initial consideration of RMB 35.6 million ($5.1 million) based on the project company’s paid-in capital at September 30, 2020, such consideration will be adjusted when the final asset appraisal is completed in April 2021. See Note 10.

Because the Ancha MA Agreement stipulates that SPIC would purchase the 70% ownership interest when the project was completed and accepted by SPIC, the fact that SPIC completed the equity transfer prior to the acceptance of the project seems to indicate that SPIC has accepted the project since SPIC became the legal owner and has taken legal control of the project as of December 21, 2020. As a result, SolarMax deconsolidated the project subsidiary as of December 31, 2020 and reported the EPC revenue for the Ancha project for the year ended December 31, 2020.

In May 2020, the project subsidiary for the Ancha project entered into project lease financing agreement with CSPG Financial Lease Co., Ltd., an unrelated PRC lender, for RMB 163.5 million (approximately $23 million) to finance the construction of the Ancha project. The financing was structured as a lease finance transaction secured by the project companies’ revenue stream and accounts receivable. The interest rate was based on a stipulated benchmark of approximately 5.311% per year. The financing was secured by the Ancha solar farm project. The project subsidiary which is 70% owned by SPIC starting on December 31, 2020, is the obligor on the loan. The loan was deconsolidated by SolarMax as of December 31, 2020 when it deconsolidated the project subsidiary on December 31, 2020 since as of that date the loan is no longer the obligation of SolarMax.

On January 14, 2021, the project acceptance was received on the Ancha project.

Hehua Project

In August 2020, SolarMax, through its PRC subsidiaries, commenced the 25 MW EPC work on a the Hehua Project pursuant to an EPC contract between ZHPV and the then wholly-owned project subsidiary. The EPC contract value including VAT is RMB 89.1 million ($12.7 million). Pursuant to the negotiations with SPIC relating to the Hehua Project during 2020, SPIC has agreed to purchase a 100% interest in the project subsidiary. On December 29, 2020, SPIC executed an equity transfer agreement to purchase from SolarMax 100% equity interest in the project company that owns the Hehua Project for a consideration of RMB 4.9 million ($706,000) which was determined based on the project company’s paid-in capital at November 30, 2020. Consequently, SolarMax deconsolidated the project company for the Hehua project as of December 31, 2020. In connection with the sale of the 100% equity interest of the project company to SPIC and the deconsolidation of the project company by SolarMax, SolarMax’ EPC contract with the project company became the obligation of SPIC. The EPC construction was 37% complete at December 31, 2020 and 100% complete at December 31, 2021.

During the year ended December 31, 2021, SolarMax’ revenue in the United States was derived from the sale of solar systems, which accounted $27.5 million, or 73% of consolidated revenue. During the years ended December 31, 2020, SolarMax’ revenue in the United States accounted for $28.9 million, or 30% of consolidated revenue. Financing revenue, which includes principally interest revenue from loans to purchasers of its solar systems, accounted for $1.2 million, or 3% of consolidated revenue for the year ended December 31, 2021, $1.8 million, or 1.8% of consolidated revenue for the year ended December 31, 2020. The decrease in revenue in the United States segment resulted in part from the effects of the COVID-19 pandemic and the steps taken by the government of California to address the pandemic. The average selling prices per watt increased from $3.28 for the year ended December 31, 2020 to $3.35 for the year ended December 31, 2021. Some of the increase in average selling prices per watt is due to offsetting some of the increase in costs of materials resulting partly from the interruption of the supply chain.

Substantially all of SolarMax’ China revenue for the year ended December 31, 2021 of $7.8 million, and the year ended December 31, 2020, which was $96.1 million, was generated from four contracts with SPIC, and included revenue from SPIC and revenue from the sale of power by two of the four project subsidiaries through April 2020, prior to the sale of the project subsidiaries to SPIC. We refer to the four SolarMax projects with SPIC that generated revenue in the year ended December 31, 2020 as Yilong #2, Xingren, Ancha and Hehua. The Yilong #2 project is a 70 MW project, the Xingren project is a 35 MW project, the Ancha project is a 59 MW project, and the Hehua project is a 25 MW project. Revenues earned from the Yilong #2 project and the Xingren project from the EPC and revenues earned on the power purchase agreements for the Yilong #2 and the Xingren projects were earned at a point in time during the year ended December 31, 2020. Revenues earned on the Ancha project were earned over time during the fourth quarter of 2020. Revenues on the Hehua project were earned over time beginning in the fourth quarter of 2020. At December 31, 2020, the Ancha EPC project was 100% completed and the Hehua EPC project was 37% completed. SPIC purchased the 70% controlling interest in the Ancha project subsidiary in December 2020 and a 100% ownership interest in the Hehua project subsidiary also in December 2020. The Hehua project was 37% complete at December 31, 2020 and 100% complete at December 31, 2021.

SolarMax had a consolidated net loss of $3.3 million and a net income of $1.0 million for the years ended December 31, 2021 and 2020, respectively, and cash flow used by operations was $5.5 million and $23.2 million in the years ended December 31, 2021 and 2020, respectively.

On July 16, 2019, SolarMax received a purchase order for a $3.8 million LED project from a California municipality pursuant to which it is to provide 3,000 units of LED luminaires products to be used in its street light conversion project. The contract gives the municipality the right to cancel all or part of the order prior to delivery. SolarMax fulfilled this purchase order and recognized $3.7 million of revenue as a result during 2020.

In September 2020, SolarMax was awarded an LED contract of $4.5 million with the California Department of General Services, a state agency, to provide traffic control modules. The contract is effective through September 2023 and gives the state agency the right to extend for up to two years and increase or decrease the order quantities. SolarMax received the first purchase order under this contract in the third quarter of 2021. SolarMax cannot give assurance that the state agency will purchase any significant amount of SolarMax’ products. Recent steps taken by California to address to COVID-19 pandemic may affect the timing and amount of purchases pursuant to this contract.

Historically, SolarMax purchased solar panels from AMD for certain of its solar farm projects.  AMD is a related party because it owns more than 5% of SolarMax’ common stock and its chairman and chief executive officer is a director of SolarMax. There were no new purchases of solar panels from AMD during 2021 and 2020. In June 2019, December 2019 and December 2020, SolarMax entered into offset agreements with AMD to offset certain unpaid project receivables due from AMD with certain accounts payable due to AMD related to solar panels purchased from AMD. In connection with the December 2020 agreement, AMD also agreed to pay the balance of the project receivable owed on Qingshuihe #3 project of RMB 3.8 million (approximately $545,000) which was fully paid at December 31, 2020.

Although SolarMax’ business plan contemplates positive cash flows in its United States segment, we cannot assure you that SolarMax will generate positive cash flow from its United States segment or that any cash flow it may generate, together with its available credit facilities and the cash available following completion of the Merger will be sufficient to enable SolarMax to meet either its debt service requirement, including debt due to related parties. SolarMax is continuing to explore alternatives for additional sources of financing to fund its United States operations including secured borrowing facilities from a bank in the PRC and disposing of a portion of its loan portfolio to financial institutions based in the United States. SolarMax cannot assure you that positive cash flows will be achieved or that alternative sources of financing will be available to us if and when needed and under favorable terms, if any.

 As a result of SolarMax’ employment agreements with David Hsu, its chief executive officer, which will continue after consummation of the Merger, and the grant of options and restricted stock grants pursuant to its 2016 Long-Term Incentive Plan, as well as the costs associated with the Merger and costs associated with being a public corporation, SolarMax’ general and administrative expense will increase. For 2018, Mr. Hsu, SolarMax’ chief executive officer, and Ching Liu, SolarMax’ executive vice president, who resigned in March 2020, received salaries totaling $1.19 million and cash and stock bonuses of $898,279 in 2018 and $1.2 million in 2019. They waived their cash and stock bonuses for 2019. In March 2019, the board of directors granted Mr. Hsu and Ms. Liu the right to exchange their 3,948,000 restricted shares for options to purchase 4,182,906 shares of common stock and cash payments of $1,175,000, which were initially to be paid by December 15, 2019 and the payment date has been extended to three business days after the effectiveness of the Merger. Pursuant to his employment agreement, Mr. Hsu was to have received a salary of $655,636 for 2020. In connection with a company-wide salary reduction, Mr. Hsu took a salary cut and his salary for 2020 will be $577,779. Mr. Hsu’s employment agreement provides for a salary increases of at least 3% annually, and his base for his 2021 compensation will be $655,636. In addition, he is to receive an annual bonus based upon a percentage of revenue in excess of $30 million, which range from a total of $450,000 for revenue between $30 million and $50 million, to a total of 1.9% of revenue if revenue is at least $300 million.

SolarMax’ United States operations are continuing to operate at a loss resulting from the decrease in both gross profit and gross margin from solar systems in the United States, as well as the write-off of capitalized expenses relating to SolarMax’ proposed initial public offering, which was terminated.

Effects of COVID-19 Pandemic

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which SolarMax operates. Further, the issuance of permits necessary for residential solar systems was affected because some local California government offices that issued permits for solar installations were closed for part of the second quarter and, as a result of government workers working from home subsequent to the second quarter, effectively operated with reduced hours. As a result, in the United States, SolarMax experienced a lower level of residential solar energy system installations compared to the same periods in 2019. In China, the timing of final solar farm project approvals for two projects and the beginning of one new solar farm installation were delayed for approximately three months but the delays are not expected to have a material impact on SolarMax’ China business in 2020 as the two projects that SolarMax expected to complete in 2020 were completed, and SolarMax completed two other projects, the Ancha and Hehua projects, with SPIC for a total of four projects completed with SPIC through December 31, 2021. SolarMax did not enter into any other new contracts for its China segment. As a result of the effect of the steps taken by the government of China to address the COVID-19 pandemic, one of our non-related customers requested and received an extension of its payment terms for the work performed on the customer’s solar farm project. In addition, SolarMax believes that the steps taken by the State of California and the government of China significantly contributed to the failure of SolarMax to complete its proposed initial public offering.

To the extent that the government in California or China institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, SolarMax may suffer a further decline in revenue and results of operations. As a result of the COVID-19 pandemic, SolarMax’ operations in China were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, SolarMax’ United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. SolarMax obtained additional liquidity through the available government assistance programs in the form of loans and grants. As of the date of this proxy statement the extent to which the COVID-19 pandemic, including any steps taken by the State of California and China to address the recent spike in positive tests, increased deaths and the concern of overcrowded hospital conditions, including the recent lockdowns in a number of Chinese provinces and municipalities may materially impact SolarMax’ financial condition, liquidity or results of operations is uncertain.

Stock Distribution

On April 25, 2019, SolarMax effected a 1.68-for-one stock distribution pursuant to which it issued 0.68 share of common stock with respect to each share outstanding on April 25, 2019. All share and per share information in this proxy statement/prospectus that relates to SolarMax retroactively reflects the stock distribution.

Results of Operations

The following tables set forth information relating to SolarMax’ operating results for the years ended December 31, 2021 and 2020 (dollars in thousands) and as a percentage of revenue:

	Year Ended December 31
	2021		2020
	Dollars	%	Dollars	%
Revenue:
Solar energy sales (US)	27,497	72.9%	28,918	22.0%
LED sales (US)	1,282	3.4%	4,757	3.6%
Financing (US)	1,176	3.1%	1,776	1.3%
Solar farm EPC (China)	7,786	20.6%	93,892	71.4%
Power purchase agreements and other	-	0.0%	2,239	1.7%
Total revenues	37,741	100.0%	131,582	100.0%
Cost of revenue:
Solar energy sales	23,536	62.4%	23,807	18.1%
LED sales	476	1.2%	4,270	3.2%
Financing	-	0.0%	-	0.0%
Solar farm EPC (China)	7,783	20.6%	86,006	65.4%
Power purchase agreements and other	-	0.0%	1,049	0.8%
Total cost of revenues	31,795	84.2%	115,132	87.5%
Gross profit	5,946	15.8%	16,450	12.5%
Operating expenses:
Sales and marketing (US)	1,211	3.2%	1,255	1.0%
Sales and marketing (China)	-	0.0%	-	0.0%
General and administrative (US)	9,066	24.0%	8,929	6.8%
General and administrative (China)	1,870	5.0%	2,524	1.9%
Impairment	-	0.0%	-	0.0%
Total operating expenses	12,147	32.2%	12,708	9.7%

Income (loss) from operations (US)	(4,334)	-11.4%	(2,810)	-2.2%
Income (loss) from operations (China)	(1,867)	-5.0%	6,552	5.0%
Equity in income (loss) from unconsolidated ventures	325	0.9%	12	0.0%
Equity in income of solar project companies	544	1.4%	468	0.4%
Gain on debt extinguishment	2,809	7.4%	720	0.5%
(Loss) on partial sale of equity in solar project company	-	0.0%	(255)	-0.2%
Interest (expenses), net	(1,811)	-4.8%	(3,090)	-2.3%
Other income (expenses), net	713	1.9%	844	0.6%
Income (loss) before income taxes	(3,621)	-9.6%	2,441	1.8%
Income tax benefit (provision)	301	0.8%	(1,488)	-1.1%
Net income (loss)	(3,320)	-8.8%	953	0.7%
Net income (loss) attributable to noncontrolling interests	-	0.0%	(21)	0.0%
Net income (loss) attributable to stockholders	(3,320)	-8.8%	974	0.7%
Currency translation adjustment	311	0.8%	721	0.6%
Comprehensive income (loss) attributable to stockholders	(3,009)	-8.0%	1,695	1.3%

Years Ended December 31, 2021 and 2020

Revenues

Revenues for the year ended December 31, 2021 were $37.7 million, a decrease of $93.8 million or 71%, from $131.6 million in the year ended December 31, 2020. The decrease resulted primarily from a $86.1 million decrease in EPC solar revenues in the China segment, a $1.4 million decrease in solar energy revenues in the United States segment, a $3.5 million decrease in LED sales in the United States segment, a $0.6 million decrease in financing revenue in the United States segment, and a $2.2 million decrease in power purchase agreements revenue from the China segment related to the power purchase agreements on the Yilong #2 and Xingren solar farm projects which were completed in December 2019, began generating power in January 2020, and 70% of ownership sold to SPIC in April 2020. From January 1, 2020 to April 30, 2020, SolarMax owned 100% of the Yilong #2 and Xingren solar farm projects and accordingly SolarMax recognized 100% of the power purchase agreement revenue earned on these projects during the period. The decrease in the solar energy revenues in the United States segment in the year ended December 31, 2021 is attributed to larger commercial projects in the prior period compared to the current period, namely a 473KW photovoltaic and battery project known as the Woodcrest project, a 607 KW project known as Pulp Studio, and a 238KW project known as The Crossings at Redlands. Revenue in the prior period also benefited from residential projects that were signed during the 0% loan promotion in 2019 that were installed and completed during 2020. Additionally, the 2021 decrease is attributed to the lower revenue in LED sales resulting from the lack of large projects during the period.

During the year ended December 31, 2021, SolarMax’ EPC solar revenue in the China segment was generated from one solar farm project with SPIC known as the Hehua project which was 100% complete during the year ended December 31, 2021. The Hehua project is 100% owned by SPIC since December 31, 2020.

In the United States segment, revenue decreased $5.5 million or 15.5% to $30.0 million in the year ended December 31, 2021 from $35.5 million in the prior period. SolarMax deployed 7.8 MW on 977 completed systems during the year ended December 31, 2021, compared with 8.8 MW on 1,079 systems in the comparative prior period, a decrease of 12% in wattages. The decrease in wattages is primarily the result of the completion in the prior period of the Woodcrest project, the Pulp Studio project and The Crossings at Redlands project, and the completion of systems that were sold during the 0% interest rate loan promotion that began in 2019. On average, solar revenue per watt was $3.35 in the year ended December 31, 2021, a 2% increase from $3.28 in the comparable period of 2020. Solar revenue per watt represents the revenue generated during the period from sales of solar systems divided by the wattage installed during the period. SolarMax’ LED revenue decreased by $3.5 million, or 73%, to $1.3 million for the year ended December 31, 2021 as a result of a large LED purchase contract for LED luminaires products with a California municipality that was awarded in the prior period that did not recur in the current period. LED revenues are expected to fluctuate based on the number of LED projects awarded which may fluctuate based on the bidding process and specific customer purchase requirements and timing. The revenue trend from SolarMax’ LED business is therefore not as consistent as its solar business and revenue tends to fluctuate period to period. SolarMax’ revenue for the years ended December 31, 2021 and 2020 includes finance-related revenues of $1.2 million and $1.8 million, respectively, from its portfolio of solar loans provided to its customers.

Cost of revenue and gross profit

Cost of revenue for SolarMax’ China segment decreased 91% from $87.1 million in the year ended December 31, 2020 to $7.8 million in the year ended December 31, 2021, reflecting the corresponding decrease in revenue in the China segment. For the year ended December 31, 2021, cost of revenue for SolarMax’ China segment substantially relates to the construction project cost incurred on the Hehua project, which was 100% complete at December 31, 2021. SPIC has a 100% ownership of the Hehua project since December 31, 2020. For the year ended December 31, 2020, cost of revenue for SolarMax’ China segment substantially relates to the construction project cost incurred on the Yilong #2, the Xingren, and the Ancha projects, for which the revenue was recognized during the year ended December 31, 2020. These projects were completed in the year ended December 31, 2020 and the controlling interests of these projects were sold to SPIC in the year ended December 31, 2020.

For the year ended December 31, 2020, cost of revenue also includes $1.0 million of depreciation expense related to the Yilong #2 and Xingren projects prior to the transfer of 70% of the equity to SPIC in April 2020. From January 1, 2020 to April 30, 2020, SolarMax consolidated the project subsidiaries that own the Yilong #2 and Xingren projects which were owned by a SolarMax subsidiary, and recognized revenues related to the 25-year power purchase agreements that the Yilong #2 and Xingren project subsidiaries signed with the utility companies, and accordingly SolarMax recognized the depreciation expense as the cost of revenue associated with operating the two solar farm projects during that period. Effective May 1, 2020, as a result of the transfer of 70% of the equity in the two project subsidiaries to SPIC, the two project subsidiaries are no longer consolidated, and, accordingly, SolarMax no longer recognizes the revenue from the power purchase agreements and the related cost of revenue associated with the power purchase agreements. SolarMax’ 30% non-controlling interest in the project subsidiaries is accounted for on the equity basis.

The gross margin for SolarMax’ China operations for the year ended December 31, 2021 was 0% and relates to the Hehua project with SPIC that was 100% complete at December 31, 2021. During the year ended December 31, 2021, SolarMax’ cost of revenue for the Hehua project was significantly adjusted as a result of the unanticipated increase in costs particularly the panel costs which resulted in a significant adjustment in cost during the period which essentially reverses out the profit that was recognized in 2020 for the project. The gross margin for SolarMax’ China operations for the year ended December 31, 2020 was 9.4% and relates to the gross margin on revenue earned on the EPC completion for the Yilong #2, Xingren, Ancha and Hehua projects, as well as from the power purchase agreements earned on the Yilong #2 and Xingren projects from January 1, 2020 to April 30, 2020. The 70% equity interest of both projects was sold to SPIC in April 2020 and effective May 1, 2020, SolarMax no longer consolidated the projects and no power purchase agreement revenues would be reported by SolarMax on these projects.

Cost of revenue for SolarMax’ United States segment decreased 14% from $28.1 million in the year ended December 31, 2020 to $24.0 million in the year ended December 31, 2021, partially as a result of the corresponding decrease in revenue related to the large commercial projects completed in the year ended December 31, 2020 and did not recur in 2021. Additionally, the decrease in wattages from the year ended December 31, 2020 to the year ended December 31, 2021 is contributed by the completion of systems that were sold during the 0% interest rate loan promotion that began in 2019. There were no 0% interest rate loan promotions offered by SolarMax in 2020 or 2021 which contributed to the decrease in the wattages from 2020 to 2021. Gross margin for the United States segment decreased to 20% for the year ended December 31, 2021 from 21% for 2020, primarily as result of the disproportional decrease in the cost versus the decrease in revenue resulting from pricing competition as well as increased sale incentives. SolarMax has no cost of revenue with respect to its interest income on customer loans receivable.

SolarMax’ overall gross margin for the year ended December 31, 2021 was 15.8% compared to 12.5% for the prior period as a result of the lower gross margin contributed by both its United States and China segment in 2021. China operations tend to yield a lower gross margin than United States operations. SolarMax expects that the China segment will continue to generate both higher revenue and a lower gross margin than the United States segment in the future, resulting in the China segment continuing to have a negative impact on SolarMax’ consolidated gross margin.

Operating expenses

Sales and marketing expenses for the year ended December 31, 2021 decreased for SolarMax’ United States segment to $1.21 million, a decrease of $44,000, or 4%, from $1.26 million in the comparable period of 2020. Sales and marketing expenses in the United States were 4.0% of United States revenue for the year ended December 31, 2021 compared to 3.5% for the year ended December 31, 2020. SolarMax’ sales and marketing expenses in the United States may fluctuate from time to time based on the types of marketing and promotion initiatives SolarMax deploys. Due to the nature of SolarMax’ EPC business in its China segment, the EPC contracts for solar farm projects are generally obtained through customer relationship with just a few corporate customers. Accordingly, SolarMax’ China segment did not incur sales and marketing expenses for the years ended December 31, 2021 and 2020.

General and administrative expenses for the United States segment for the year ended December 31, 2021 was $9.1 million, an increase of $137,000, or 2%, from $8.9 million for the comparable period of 2020, primarily as a result of the increases in legal fees and insurance costs due to the increase in rates. General and administrative expenses were 25% of United States revenue for the prior period, compared to 30% for the current period. General and administrative expenses included compensation and benefits, depreciation and amortization (excluding auto depreciation), provision for losses, rental and leasing expense, and other corporate overhead expenses. Although SolarMax expects corporate overhead expense to decrease for ongoing expenses, SolarMax expects an overall increase in compensation expenses in 2022 and 2023 as a result of the expected vesting of stock and options that become vested upon a public stock offering event, which includes the consummation of the Merger, and the cost of compliance and other regulatory costs associated with being a public reporting company. All of SolarMax’ corporate overhead, other than overhead directly related to the China segment, is allocated to the United States segment.

General and administrative expenses relating to the China segment decreased by $654,000, or 26%, from $2.5 million in the prior year to $1.9 million in the year ended December 31, 2021, as a result of pre-development costs expensed in the prior period. General and administrative expenses relate to the corporate and overhead expenses specifically connected with the China segment and include personnel costs, facilities rental and leasing and other general overhead expenses and certain pre-development project costs that are expensed prior to the execution of the EPC agreements. All of the corporate headquarter overhead is currently allocated entirely to the United States segment.

Income (loss) from operations

SolarMax’ consolidated loss from operations was $6.2 million for the year ended December 31, 2021 compared to income from operations of $3.7 million in the prior period, a decrease in income of $9.9 million, or 266%, from the comparable period of 2020. SolarMax’ loss from operations for United States segment was $4.3 million, an increase in loss of $1.5 million, or 54%, from a loss from operations of $2.8 million in the prior period. SolarMax’ loss from operations for its China segment was $1.9 million, compared to an income from operations from its China segment in the prior period of $6.6 million, primarily because its China segment generated significantly higher revenue during the prior period as a result of the EPC revenue earned on the four large projects, Yilong #2,Xingren, Ancha and Hehua, with SPIC, and the power purchase agreement revenue related to the Yilong #2 and Xingren projects that was earned in the prior period. The operating results of SolarMax’ China segment fluctuate based on the timing of awards for EPC projects, the construction contracts in progress and completed as well as the underlying timing of the related performance obligations.

Equity in income (loss) from unconsolidated entities and (loss) on sale of controlling interest in project companies

Equity in income (loss) from unconsolidated entities for SolarMax’ United States segment was $325,000 for the year ended December 31, 2021, compared to equity in income (loss) of $12,000 in the prior period of 2020. The equity in income in the current period is generated primarily from the cash distribution SolarMax received from the Alliance entities during the year ended December 31, 2021. SolarMax’ losses on its United States joint ventures are limited to the remaining balance of its investment because SolarMax has no obligation to make any additional funding to these joint ventures. Accordingly, the decrease in losses in the year ended December 31, 2021 from its United States joint ventures is attributed to the losses being recognized only to the extent of the remaining balance on its investment in the joint ventures.

Equity in income from unconsolidated entities for SolarMax’ China segment relates to the equity in income from unconsolidated project companies for Yilong #2, Xingren and Ancha for the year ended December 31, 2021and for Yilong #2 and Xingren for the prior period. SolarMax deconsolidated the Yilong #2 and Xingren project companies on May 1, 2020 as a result of the sale of 70% controlling interest to SPIC in April 2020 and deconsolidated the Ancha project company as of December 31, 2020 as a result of the sale of 70% controlling interest to SPIC in December 2020. Equity in income of solar project companies was $544,100 for the year ended December 31, 2021, compared to equity in income of $467,960 for the year ended December 31, 2020, an increase of $76,140 or 16% as a result of the addition of the Ancha project in the current period. SolarMax records its 30% noncontrolling interest under the equity method of accounting.

Gain on debt extinguishment

Gain on debt extinguishment consists of gains associated with the exchange of the 3% matured related party debt with CEF into 4% secured subordinated convertible notes with the former limited partners of CEF, gains related to the early redemption of such convertible notes, gains related to forgiveness of the paycheck protection program loans, and a gain from the settlement of a legal action against SolarMax by three limited partners of CEF. During the year ended December 31, 2021, SolarMax converted a total of $11.0 million 3% matured related party notes with CEF of $500,000 each into the same principal amount of 4% convertible notes, resulting in a total gain on debt extinguishment from the exchange of $137,478 related to the debt discount on the conversion. The debt discount relates to the new convertible notes would be amortized to interest expense over the term of the convertible notes which is typically five years. In addition, during the year ended December 31, 2021, SolarMax reached agreements to early redeem four convertible notes with the principal of $500,000 each, at various discounted redemption amounts, resulting in a total gain on debt extinguishment from the early redemption of $777,851. In July and September 2021, the paycheck protection program loans were forgiven and SolarMax recognized a gain of $1,820,916 for the principal amount of the loans and accrued interest for the year ended December 31, 2021. In September 2021, the complaints filed by Haijing Lin, Mian Cai and Xing Zhang were settled for $1.29 million, and $1.5 million of debt was extinguished, resulting in a gain of $210,000 for SolarMax.

During the year ended December 31, 2020, SolarMax converted a total of $15.5 million 3% matured related party notes with CEF into 4% convertible notes in the same principal amount and redeemed one $500,000 convertible note at a discount prior to its maturity date, resulting in a total gain on debt extinguishment from the exchange and early redemption of $720,276 related to the debt discount on the conversion. The debt discount relates to the new convertible notes would be amortized to interest expense over the term of the convertible notes which is typically five years.

Interest expense, net

Interest expense, net, for the year ended December 31, 2021 was $1.8 million, a decrease of $1.3 million, or 41%, from the comparable period of 2020 of $3.1 million. The $1.3 million decrease in interest expense is as a result of the prior period interest expense related to the solar farm construction financing in the China segment, prior to the sale to SPIC of the 70% controlling interest in the project companies that own the solar farm projects. Such construction financings along with the project companies were no longer consolidated by SolarMax subsequent to the disposition of the controlling interest. SolarMax’ interest expense in the year ended December 31, 2021 includes interest at 3% on two loans from affiliated entities in the United States with a total principal balance of $21.5 million at December 31, 2021, interest at 4% on convertible notes issued to former limited partners of CEF in transactions in which the former limited partners of CEF accepted a 4% convertible note issued by SolarMax and the subsidiary that borrowed the funds from CEF with an aggregate principal balance of $23.6 million at December 31, 2021, interest at 6% on a $2.0 million loan from an individual, and interest at 1% on forgivable COVID-19 government loans of $3,711,629, of which one loan representing 50% of the balance was substantially forgiven in September 2021. SolarMax’ interest expense in the year ended December 31, 2020 includes interest at 3% on two loans from affiliated entities in the United States with a total principal balance of $34.5 million at December 31, 2020, interest at 4% on convertible notes issued to former limited partners of CEF in transactions in which the former limited partners of CEF accepted a 4% convertible note issued by SolarMax and the subsidiary that borrowed the funds from CEF with an aggregate principal balance of $19.4 million at December 31, 2020, interest at 6% on a $2.0 million loan from an individual, and interest at 1% on forgivable COVID-19 government loans of $1,855,816. The convertible notes issued to the former limited partners of CEF were issued as payment of the former limited partner’s capital account in CEF and replace debt of an equal amount that had been due to CEF. The notes are secured by the same collateral as the notes to CEF.

Other income (expenses), net

During the year ended December 31, 2021, other income was $713,000, consisting primarily of $231,000 of sublease income in the United States segment, approximately $300,000 of income related to the foreign currency transaction gain for SolarMax’ United States segment intercompany receivable denominated in the Chinese currency, and RMB 494,000 ($76,000) of legal settlement gain in the China segment with a construction supplier resulting in the reversal of the accrued payable.

During the year ended December 31, 2020, other income was $844,000 and includes approximately $713,000 of income related to the foreign currency transaction gain for SolarMax’ United States segment intercompany receivable denominated in the Chinese currency.

Income tax benefit (provision)

Income tax expense for SolarMax’ United States segment for the year ended December 31, 2021 and 2020 was $3,250 and $6,000, respectively, primarily related to minimum California state franchise taxes and other state taxes. A full valuation allowance was provided because the United States segment is still experiencing recurring net losses. Deferred tax assets primarily consist of net operating losses carryover, investment tax credits, stock compensation expenses, and deferred charges.

The income tax benefit for SolarMax’ China segment was $303,911 in the year ended December 31, 2021 as compared with a tax provision of $1,482,090 for the year ended December 31, 2020, primarily due to the taxable loss or income during the periods.  Taxable income was generated in the prior period as a result of the completion and billings for the two large projects, Yilong #2 and Xingren.

Net loss

As a result of the foregoing, SolarMax had a consolidated net loss of $3.3 million for the year ended December 31, 2021, as compared with a consolidated net income of $952,893 for the year ended December 31, 2020.

Prior to January 1, 2021, SolarMax had a 93.75%-owned subsidiary. During the year ended December 31, 2021, SolarMax purchased the non-controlling interest for $500,000. There was no gain or loss recognized associated with this transaction. For the year ended December 31, 2020, the net income (loss) attributable to non-controlling interests represents the allocation of the minority interest in the subsidiary’s net income (loss) to non-controlling interests.

After giving effect to the non-controlling interest, SolarMax had a net loss attributed to its stockholders of $3.3 million, or ($0.05) per share (basic and diluted), for the year ended December 31, 2021, as compared with a net income of $974,054, or ($0.01) per share (basic and diluted), for the year ended December 31, 2020.

Currency translation adjustment

Although SolarMax’ functional currency is the U.S. dollar, the functional currency of SolarMax’ China subsidiaries is the Renminbi (“RMB”). The financial statements of SolarMax’ subsidiaries are translated to U.S. dollars using period end exchange rates for assets and liabilities, and average exchange rates for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and reflects changes in the exchange rates between U.S. dollars and RMB.

As a result of foreign currency translations, which are non-cash adjustments, SolarMax reported net foreign currency translation gains of $311,000 for the year ended December 31, 2021 and net foreign currency translation gains of $721,000 for the year ended December 31, 2020.

 Liquidity and Capital Resources

The following tables show consolidated cash flow information for the years ended December 31, 2021 and 2020 (dollars in thousands):

	Year Ended
	December 31,		$ Increase
	2021	2020	(Decrease)

Consolidated cash flow data:
Net cash provided by (used in) operating activities	$(5,351)	$(23,266)	$17,915
Net cash provided by (used in) investing activities	2,029	11,318	(9,289)
Net cash provided by (used in) financing activities	(5,065)	23,496	(28,561)
Net increase (decrease) in cash and cash equivalents and restricted cash	(8,446)	11,544	(20,000)
Net increase (decrease) in cash and cash equivalents and restricted cash excluding foreign exchange effect	(8,387)	11,548	(19,935)

Operating Activities

December 31, 2021 and 2020

Net cash used by operating activities for the year ended December 31, 2021 was $5.4 million, compared to net cash used in operating activities for the year ended December 31, 2020 of $23.3 million, a decrease in cash used of $17.9 million, resulting from an increase in cash of $28.8 million from SolarMax’ overall change in operating assets and liabilities, a decrease in non-cash expense of $6.6 million and an increase in net loss of $4.3 million. During the year ended December 31, 2021, SolarMax’ operating assets and liabilities provided $1.3 million in cash, compared to cash used of $27.5 million for the year ended December 31, 2020, resulting in a decrease of cash used of $28.8 million in operating assets and liabilities. The decrease in cash used from SolarMax’ operating assets and liabilities during the year ended December 31, 2021 is primarily due to a $0.9 million increase in cash from bankers’ acceptance, a $23.5 million increase in cash from receivables, a $7.6 million increase in cash from unbilled receivables, a $8.0 million increase in cash from costs and estimated earnings in excess of billings on uncompleted contracts, a $0.1 million increase in cash from other assets, a $11.7 million increase in cash from accrued expenses, a $0.3 million increase in cash from other liabilities, offset by a $1.3 million decrease in cash from contract assets, a $2.0 million in cash decrease from inventories, a $0.3 million net cash decrease from customer loans receivable, a $19.6 million decrease in cash from accounts payable, and a $0.3 million decrease in cash from contract liabilities. SolarMax expects the fluctuations of working capital over time to vary based on the construction status and the related contractual billings of the EPC projects which could vary from project to project. Non-cash charges for the year ended December 31, 2021 was a non-cash expense of $3.3 million compared to a non-cash income of $3.3 million, a year ago, a decrease in non-cash expense of $6.6 million which was caused by a $255,000 decrease in loss on sale of equity in solar project companies in the China segment, a $2.1 million increase in gain of debt extinguishment primarily from the paycheck protection program loan forgiveness, a $72,000 increase in equity in income from unconsolidated entities, a $0.9 million net decrease in depreciation and amortization expense, a $360,000 decrease in the write-off related to certain LED project costs, a $567,000 net decrease from provisions for bad debts, loan losses, inventories and warranty, a $1.7 million decrease from deferred income taxes, a $23,000 decrease from stock-based compensation expense, and a $607,000 decrease resulting from transaction costs written off, currency exchanges and other.

Non-cash adjustments changes:

●	$255,000 decrease resulting from a net decrease in losses related to the sale of equity in solar project companies in the China segment.

●	$2.1 million increased gain resulting from gains from debt extinguishment primarily from the paycheck protection program loan forgiveness during the period.

●	$914,000 decrease in depreciation and amortization expense which includes loan and debt discounts amortization.

●	$360,000 decrease in the write-off related to certain LED project costs.

●	$23,000 decrease in stock compensation expense.

●	$567,000 decrease in expenses associated with loss provisions for bad debts, loan losses, inventories, warranty, customer care and production guaranty.

●	$1.7 million decrease in deferred income taxes.

●	$607,000 decrease resulting from the impact of the write-off of certain transaction costs, non-cash currency exchange and other adjustments.

Changes in operating assets and liabilities:

●	$898,000 increase in cash inflow from bankers’ acceptances. Bankers’ acceptances are accepted by SolarMax in the China segment for customer payments of project billings, which generally have maturities not to exceed twelve months. SolarMax has the ability to negotiate such bankers’ acceptances to cash at the bank at discount.

●	$31.2 million increase in net cash inflow primarily attributable to the net increases in receivables and current assets and unbilled.

●	$8.0 million increase in net cash inflow related costs and estimated earnings in excess of billings on uncompleted contracts.

●	$2.0 million decrease in net cash inflow from inventories.

●	$301,000 decrease in net cash inflow from customer loans receivable.

●	$7.6 million net decrease in cash inflows from accounts payable, accrued expenses and other payables and other liabilities.

●	$302,000 decrease in net cash outflow from contract liabilities related to projects for which the performance obligations have not been satisfied under the revenue recognition standard which became effective January 1, 2019.

●	$1.3 million decrease in net cash inflow from contract assets related to projects for which the performance obligations have not been satisfied under the revenue recognition standard which became effective January 1, 2019.

Investing Activities

Year ended December 31, 2021 and 2020

Net cash provided by investing activities for the year ended December 31, 2021 was $2.1 million, consisting of $3.5 million of proceeds from the sale of project companies in the China segment, a $107,000 distribution of capital from SolarMax’ unconsolidated ventures in the United States segment, $40,000 from the disposal of property and equipment, and offset by $1.6 million of cash used to fund promissory notes due from SPAC and its sponsor in connection with the pending merger. Net cash provided by investing activities for the year ended December 31, 2020 was $11.3 million, consisting of $11.4 million of cash received for the sale of 70% controlling interest in the project companies for Yilong #2 and Xingren projects, representing partial return of SolarMax’ investment in the two project companies., $338,000 of return of capital from cash distributions from the unconsolidated entities in the United States segment, $20,000 proceeds from disposal of property and equipment, partially offset with cash used of $390,000 to fund multiple loans to Alberton Acquisition Corporation and its Sponsor in connection with the Agreement and Plan of Merger.

Financing Activities

Year ended December 31, 2021 and 2020

Net cash used in financing activities for the year ended December 31, 2021 was $5.1 million, consisting of $1.9 million proceeds from the second paycheck protection program loans at 1% fixed interest rates and $406,000 legal settlement proceeds received in the China segment on behalf of the Uonone Group, offset by $6.2 million cash used for principal payments on various debts and early redemptions on convertible notes, $947,000 in repayment of loans and capital leases, and a repayment of $139,000 of vendor bid deposits in the China segment. Net cash provided by financing activities for the year ended December 31, 2020 was $23.5 million. During the year ended December 31, 2020, the project subsidiary for the Ancha project in the China segment borrowed and received $23.7 million of solar financing proceeds to finance the construction of the Ancha project at 5.3% in October 2020, SolarMax’ United States subsidiary borrowed $1,855,816 of forgivable loans under the federal government’s payroll protection program at 1%, SolarMax received $348,000 of vendor bid deposits in its China segment, SolarMax received legal settlement proceeds related to the pre-merger period on behalf of the Uonone Group of $1.4 million which will be reimbursed to the Uonone Group, SolarMax repaid borrowings (loans, convertible notes and capital lease payments) in the United States segment totaling $3.5 million, and refunded vendor bid deposits in its China segment of $283,000.

Cash and Cash Equivalents and Restricted Cash

The following table sets forth, SolarMax’ cash and cash equivalents and restricted cash held by its United States and China segments at December 31, 2021 and December 31, 2020 (dollars in thousands):

	December 30,	December 31,
	2021	2020
US Segment
Insured cash	$1,634	$1,867
Uninsured cash	4,816	7,153
	6,450	9,020
China Segment
Insured cash	767	656
Uninsured cash	6,186	12,174
	6,953	12,830
Total cash and cash equivalents & restricted cash	13,402	21,849
Cash and cash equivalents	9,886	17,010
Restricted cash	$3,516	$4,838

SolarMax currently does not plan to repatriate any cash or earnings from any of its non-United States operations because it intends to utilize such funds to expand its China operations. Therefore, SolarMax does not accrue any China exit taxes related to the repatriation.

Under applicable PRC law and regulations, SolarMax’ PRC subsidiaries are required to set aside at least 10% of their respective accumulated after-tax profits, if any, each year, to fund certain reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital before they may pay dividends. SolarMax does not believe that this restriction will impair its operations since it does anticipate that it will use the cash generated from its PRC operations in those operations and it does not plan to repatriate such funds to the United States.

Borrowings

On December 11, 2018, SolarMax received a short-term loan of $1,000,000 from Sunco Investments, LLC, an unrelated company. The loan, which bears interest at 6% per annum, was due on April 12, 2019. The maturity date of the loan was extended on a month-to-month basis, most recently to March 12, 2020 and the interest had been paid through February 12, 2020. On July 27, 2020, SolarMax entered into an amended and restated promissory note to pay interest from February 12, 2019 to July 27, 2020 along with principal of $250,000 and pay principal of $150,000 plus interest on each of August 31, 2020, September 20, 2020, October 31, 2020, November 30, 2020 and December 31, 2020. At December 31, 2020, these notes had been paid in full.

On January 29, 2019 and January 31, 2019, SolarMax received six-month loans totaling $2,000,000 from a minority stockholder for which SolarMax issued its promissory note dated January 29, 2019. Interest at 10% for six months in the amount of $100,000, was prepaid through deduction from the loan proceeds. The due date of the loans have been extended on a month-to-month basis, most recently to January 30, 2020 and February 1, 2020. On May 4, 2020, the minority stockholder assigned the note to a PRC individual unrelated to SolarMax and an amended and restated promissory note was executed at an interest rate of 6%, with interest payable quarterly and the due date of the note was extended from April 20, 2021 to October 31, 2021, and further extended from December 31, 2021 and then to March 31, 2022 was further extended to May 31, 2022. SolarMax will use a portion of the funds available following completion of the Merger to pay these loans.

On September 29, 2019, SolarMax’ PRC subsidiary entered into a loan agreement with an unrelated individual for RMB 5.0 million (approximately $735,000), for interim financing on the Yilong #2 Project and the Xingren Project pending the completion of long-term financing for these projects which was completed in 2019. The loan bears interest at 10% per annum and the loan principal and interest was due on December 31, 2019. On December 28, 2019, the loan was extended to March 31, 2020, and, on March 31, 2020, the due date was further extended to December 31, 2020 and was repaid in full on the due date.

On October 25, 2019, SolarMax borrowed $250,000 from SMX Property, LLC, a related party. The loan bears interest at 6% per annum that was due on January 24, 2020 which was extended to February 24, 2020. On February 24, 2020, SolarMax repaid $100,000 of this loan, and the due date of the remaining balance was extended to March 24, 2020. SolarMax repaid this loan in March and April 2020.

During the year ended December 31, 2020 and 2019, SolarMax issued 4% secured convertible notes due over 5 years from issuance at 1/5 per year of $500,000 each, totaling $15.5 million and $5.5 million, respectively to limited partners of CEF who made capital contributions of the same amounts and accepted SolarMax’ convertible notes. As a result of the issuance of the convertible notes, SolarMax’ note payable to CEF, the related party, was reduced by an equal amount. During the year ended December 31, 2020, SolarMax made principal payments of $1.1 million and early redeemed one $500,000 convertible note for $330,000. From January 1, 2021 to March 25, 2022, SolarMax issued additional convertible notes of $500,000 each to twenty-two limited partners of CEF for an aggregate of $11.0 million in exchange of CEF related party loans of the same principal balance. During the year ended December 31, 2021, SolarMax entered into agreements with four convertible noteholders to redeem a total of $2.0 million in convertible note principal for cash payments totaling $1.44 million.

On April 15 and April 16, 2020, SolarMax received forgivable government loans totaling $1,855,816 pursuant to the paycheck protection program under the CARES Act. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents and utilities, over the subsequent 24 weeks from the loan origination date, and SolarMax maintained the required number of full time employee equivalents by September 30, 2020. For the non-forgivable portion, the loan would be due in two years at a fixed interest rate of one percent with the first payment due in six months. In July and September 2021, $1,798,539 of the paycheck protection program loans were forgiven and in September 2021 the remaining $57,277 of the loans were repaid.

On April 21, 2020 and May 13, 2020, SolarMax received advances totaling $24,000 under the EIDL program. The advances will reduce the amount that will ultimately be forgiven under the PPP program.

In 2020, SolarMax redeemed early one of the convertible notes with a principal amount of $500,000 due July 2, 2025 for a cash payment of $330,000.

In 2021, SolarMax redeemed early convertible notes in the aggregate principal amount of $2.0 million for cash payments of $1.44 million.

On February 1, 2021, SolarMax received loans pursuant to the Paycheck Protection Program Second Draw totaling $1,855,813. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents, utilities and other eligible costs allowed by the Small Business Administration, during the 24-week period beginning on the date of the first disbursement of the loans. For the non-forgivable portion, the loans would be due in five years at a fixed interest rate of one percent per annum with the first payment due 16 months from the date of the first disbursement of the loans.

PRC Solar Farm Project Financings

On May 21, 2020, SolarMax’ PRC project subsidiary for the Ancha project entered into project financings with an unrelated PRC lender in an aggregate amount of RMB 163.5 million (approximately $24 million) to finance the construction of the Ancha project. The interest rate is based on a stipulated benchmark which is currently at 5.311% per year. The financing is secured by the Ancha solar farm project. As a result of the sale and transfer of 70% of the controlling interests in the Ancha project company in December 2020, the project company is no longer consolidated by SolarMax and accordingly, the financing obtained by the project company is no longer presented in the accompany consolidated financial statements effective on December 31, 2020.

On October 29, 2019, SolarMax’ PRC project subsidiaries for the Yilong #2 and Xingren projects entered into project financings with an unrelated PRC lender in an aggregate amount of RMB 310 million (approximately $44.5 million) to finance the construction of the Yilong #2 and Xingren projects. The interest rate is based on a stipulated benchmark which is currently at 6.2% per year with interest only payment until April 2020 and interest and principal payments thereafter, due quarterly until October 29, 2034. The financing for each project is are secured by of the solar farm’s assets and are also guaranteed by SPIC. As a result of the sale and transfer of 70% of the controlling interests in Yilong #2 and Xingren project subsidiaries to SPIC on April 30, 2020, the project companies are no longer consolidated by SolarMax and accordingly, commencing May 1, 2020, the financing obtained by the two project companies is not presented in the accompanying condensed consolidated financial statements.

Affiliate Borrowings

SolarMax, through one of its subsidiaries, SREP, entered into a loan agreement on January 3, 2012 with CEF, to borrow up to $45.0 million and, through another subsidiary, SolarMax LED, Inc. (“LED”) entered into a loan agreement on August 26, 2014 with CEF II, to borrow up to $13.0 million. SREP borrowed $45.0 million from CEF and LED borrowed $10.5 million from CEF II. CEF and CEF II are limited partnerships, the general partner of which is Inland Empire. Inland Empire is owned by David Hsu, SolarMax’ chief executive officer and a director, Ching Liu, its former executive vice president and director, and Simon Yuan, a director. The limited partners of both CEF and CEF II are investors who are unrelated parties and who made a capital contribution to CEF or CEF II pursuant to the United States EB-5 immigration program. The EB-5 immigrant investor visa is a federal program that grants green cards and a path to citizenship to foreign investors who invest at least $500,000 toward job-creating projects. The loans from CEF and CEF II become due, as to the investment of each limited partner, four years from the date of the loan and can be extended by the lender to the date when the conditions to the limited partner’s permanent residency status have been satisfied, which means that the limited partner is eligible for a green card. Under the limited partnership agreements for CEF and CEF II, the limited partners have the right to demand repayment of their capital account when the petition is approved. As of December 31, 2020, the initial four-year term of all of the loans has expired and the loans are on extension until the limited partners have met the USCIS requirements. As the loans matured, SolarMax and SREP offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a term of five years, with 20% of the principal amount being due on each of the first, second, third fourth and fifth anniversaries of the date of issuance. The notes are secured by the same assets that secured the notes issued to CEF. As of March 25, 2022, notes to the CEF and CEF II in the aggregate principal amount of $21.5 million were outstanding, and convertible notes in the principal amount of $32.0 million had been issued to former limited partners of CEF, of which principal payments of $8.7 million had been made on the first anniversary of the respective dates of issuance, convertible notes in the principal amount of $2.5 million had been early redeemed for $1.77 million, and the notes in the outstanding principal amount was $20.8 million were outstanding.

With respect to the outstanding notes to CEF and CEF II, limited partners who made investments of $5.0 million and who have completed the USCIS requirements can demand repayment from the lending limited partnership of their investment in the partnership which made the loans to SolarMax, which can trigger a payment obligation on SolarMax’ subsidiary’s part. Because the date on which the remaining limited partners can demand repayment of their capital account is dependent upon the approval of their petition for permanent residency, SolarMax cannot predict when or whether such petitions will be approved. We cannot assure you that we will have or be able to obtain the funds to pay the EB-5 loans when they mature, and our inability to pay or refinance these loans could have a material adverse effect upon SolarMax’ business and Successor’s business following the Merger. To the extent that SolarMax is unable and, following the effective time of the Merger, Successor is unable, to refinance these obligations, we will use a portion of the available funds following the Merger for such purpose. If the limited partners who have the right to demand repayment of their capital accounts exercise their right, which can trigger the outstanding loans from CEF and CEF II loans as they mature, the funds available following completion of the Merger may not be sufficient to provide us with funds to pay such loans, and we can give have no assurance that we will be able to obtain funding from other sources or reasonable terms, if at all. Following the Merger, we intend to offer the limited partners who funded the loans from CEF and CEF II convertible notes, similar to the notes issued by SolarMax. We cannot assure you that the remaining limited partners or any significant number of the remaining limited partners will accept the note in lieu of cash repayment of their capital account or that we would not have to revise the terms of the notes in order to obtain the agreement of such limited partners to a refinancing. To the extent that we use these funds to pay the loans, we will have less proceeds for the development and expansion of SolarMax’ business. Three of the limited partners of CEF have commenced actions against CEF, SolarMax and others, including David Hsu, SolarMax’ chief executive officers, and Simon Yuan, a director, seeking repayment of their capital contribution to CEF totaling $1.5 million. We cannot predict the outcome of the litigation, but the $1.5 million claimed by the limited partners is included in the amount of the loan due to CEF on SolarMax’ financial statements. Since SolarMax cannot predict when additional loans will become due or whether the limited partners will accept our proposed refinancing or commence litigation seeking payment of their investment in CEF or CEF II, it is possible that SolarMax may have to raise funds in additional to the funds available upon completion of the Merger to make to pay these loans. As a result, we would need to obtain funding from other sources. We cannot assure you that other sources of financing will be available to us on reasonable, if any, terms. Further, to the extent that the limited partners accept our proposed refinancing, the subsequent sale of their common stock issued upon conversion of their convertible notes could have a material negative effect upon the market price of our common stock. Further, the market for and the market price of our common stock at the time we seek to obtain the agreement of the remaining limited partners to accept our convertible notes in lieu of cash payments of their capital accounts may affect the willingness of the limited partners to accept our convertible debt and the terms that they would accept.

Contractual Obligations

Borrowings

Principal maturities for the financing arrangements as of December 31, 2021 are as follows (dollars in thousands):

Period ending December 31,	Auto Loans	Bank and Other Unsecured Loans	EB5 Related Party Loans	Convertible Notes	Total
2022	67	2,000	12,500	5,900	20,467
2023	34	-	9,000	5,900	14,934
2024	-	-	-	5,900	5,900
2025	-	-	-	4,600	4,600
2026	-	1,856	-	1,300	3,156
Thereafter	-	-	-	-	-
Total	$101	$3,856	$21,500	$23,600	$49,057

Operating Leases

Future minimum lease commitments for office facilities and equipment for each of the next five years as of December 31, 2021, are as follows (dollars in thousands):

Period ending December 31,	Related Parties	Others	Total
2022	1,212	180	1,392
2023	1,248	28	1,276
2024	1,286	12	1,298
2025	1,324	-	1,324
2026	1,312	-	1,312
Thereafter	-	-	-
Total	$6,382	$220	$6,602

Employment Agreements

On October 7, 2016, SolarMax entered into employment agreements with its chief executive officer, David Hsu, and its former executive vice president, chief strategy officer and treasurer, Ching Liu, each for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by SolarMax or the executives on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an annual salary with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, an annual bonus in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. Their annual salaries were $636,540 and $594,104, respectively, for 2019. The annual salary for Mr. Hsu for 2020 is $577,779, which reflects a voluntary reduction in salary as part of a company-wide compensation reduction in view of the COVID 19 pandemic. His compensation for 2020 pursuant to his employment agreement would have been $655,636, which was the base for his compensation in 2021 which is $675,305. SolarMax owes Mr. Hsu $675,000 as the cash payment in connection with his exchange of 2,268,000 restricted shares of common stock for options to purchase 2,402,946 shares of common stock at $2.98 per share and a cash payment of $675,000, which was initially payable by December 15, 2019 and has been extended and is now due within three business days of the effective time of the Merger. In addition, at March 25, 2022, SolarMax owed Mr. Hsu $1,064,819, representing deferred salary from 2019, 2020, 2021 and 2022 and cash bonus deferred from 2017 and 2018.

Effective February 24, 2020, Ching Liu resigned from all her positions with SolarMax and her employment agreement with was terminated. She continues to provide services to SolarMax pursuant to a consulting agreement consulting agreement which provides for compensation at the rate of $15,000 per month. Pursuant to a release and separation agreement dated October 1, 2020, with certain limited exceptions, SolarMax and Ms. Liu released each other from their obligations under the employment agreement, and SolarMax paid Ms. Liu $25,497, and agreed to pay her $803,095, representing the outstanding balance due her for her deferred salary from 2019 and 2020, cash bonus deferred from 2017 and 2018 and accrued medical and dental benefits. SolarMax also owes Ms. Liu $500,000 in connection with her exchange of 1,680,000 restricted shares for options to purchase 1,779,960 shares of common stock at $2.98 per share a cash payment of $500,000, which was initially payable by December 15, 2019 and has been extended and is now due within three business days of the effective time of the Merger. See “SolarMax Executive Compensation – Employment Agreements” for information as to the terms of these agreements. Both officers waived their cash and equity bonuses for 2019 as part of the suspension of incentive programs for key employees.

Cash Requirements

SolarMax requires substantial funds for its business and SolarMax believes that the anticipated cash available at the effective time of the Merger, together with cash generated by its operations and available credit facilities should enable SolarMax to meet its cash requirements for at least the twelve months from the effective time of the Merger. However, we cannot assure you that SolarMax will not require additional funds to meet its commitments or that funds will be available on reasonable terms, if at all. SolarMax has significant debt obligations which mature or may mature within three months from the date of this offering. SolarMax is seeking to negotiate extensions to its loan obligations and, with respect to the loans made under the EB-5 program, it is seeking to refinance the loans through the issuance of secured subordinated convertible notes to the limited partner of the lender. SolarMax has obligations to its Mr. Hsu and Ms. Liu described above, which are payable within three business days after the effective time of the Merger. We cannot assure you that SolarMax will be able to negotiate extensions to its loans or refinancing of SolarMax’ EB-5 debt. The willingness of the limited partners of CEF and CEF II to accept convertible notes rather than a cash payment of their investment in the limited partnership may be affected by their perception of the performance of Successor and its common stock as well as their perception that they could get a more favorable result with litigation. To the extent that any settlements of pending litigation provide the plaintiffs with what is perceived to be a more favorable result than acceptance of the convertible notes it may be necessary for us to provide more favorable terms to the limited partners. To the extent that SolarMax is not able to extend or refinance its current debt obligations, it will use funds available upon completion of the Merger for that purpose, which will reduce the funds available for the expansion of its business. If SolarMax’ current liabilities exceed the available cash, SolarMax will need to obtain alternative financing. We cannot assure you that such financing will be available on acceptable, if any terms, which would impair SolarMax’ ability to develop its business. SolarMax’ financial statements for the year ended December 31, 2020 have a going concern paragraph.

Critical Accounting Policies

SolarMax and we are emerging growth company within the meaning of the Securities Act, and, as such, will utilize certain exemptions from various public company reporting requirements. For example, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. SolarMax’ financial statements and, following the Merger our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies.

SolarMax’ consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires SolarMax to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. SolarMax bases these estimates, judgments, and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances. SolarMax continually evaluates the policies and estimates it uses to prepare its consolidated financial statements. Changes in estimates or policies applied could affect SolarMax’ financial position and specific items in the results of operations that are used by its stockholders, potential investors, industry analysts, and lenders in their evaluation SolarMax’ performance.

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC, including the instructions to Form 10-K and Regulation S-X. The consolidated financial statements include the accounts of SolarMax, its direct and indirect owned subsidiaries, and the accounts of joint ventures that are determined to be variable interest entities for which SolarMax is the primary beneficiary. All significant intercompany balances and transactions are eliminated in consolidation. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly SolarMax’ consolidated financial position, results of operations and cash flows have been included.

SolarMax evaluates the need to consolidate joint ventures and variable interest entities based on standards set forth in ASC Topic 810, Consolidation (“ASC 810”). In determining whether SolarMax has a controlling interest in a joint venture or a variable interest entity and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the partners/members, as well as whether the entity is a variable interest entity for which SolarMax is the primary beneficiary. As of December 31, 2020 and 2019, SolarMax’ United States segment held non-controlling interests in Alliance Solar Capital 1, LLC (“A#1”), Alliance Solar Capital 2, LLC (“A#2”), and Alliance Solar Capital 3, LLC (“A#3”) and an investment in a PRC-based panel manufacturer, Changzhou Holysolar Technology, Co., Ltd, which was renamed to “Changzhou Hongyi New Energy Technology Co., Ltd” on March 10, 2017 (“Changzhou”). At December 31, 2020, SolarMax has three unconsolidated investments in the PRC related to its 30% non-controlling interests in the previously-consolidated project companies for Yilong #2, Xingren and Ancha.

During 2020, SolarMax sold its controlling interests in the three project companies that hold Yilong #2, Xingren and Ancha projects, and sold 100% ownership interest in the project company that holds the Hehua project. Beginning on May 1, 2020, SolarMax’ 30% non-controlling interests in the Yilong #2 and Xingren project companies are accounted for under the equity method of accounting. Because the controlling interests for the project companies for the Ancha and Hehua projects were sold on December 29, 2020, SolarMax’ non-controlling interests in the Ancha and Hehua project companies of 30% and 0%, respectively, are accounted for under the equity method of accounting as of December 31, 2020.

As of December 31, 2021 and 2020, SolarMax did not hold variable interests in any variable interest entities (“VIEs”) and did not consolidate any variable interest entities. SolarMax has determined that it is not the primary beneficiary in the only operational VIE, SMX Property LLC (“SMXP”) and therefore, did not consolidate the financial information of SMXP. SolarMax is the lessee under an operating lease of its Riverside, CA headquarters facility with SMXP. SMXP is a private entity owned by SolarMax’ founders, one of whom is the chief executive officer and a director of SolarMax, another who is a director of SolarMax, and another who is a former officer and director of SolarMax. The lease dated September 16, 2016 has a ten-year term, with one five-year renewal option. SolarMax does not have any ownership interest in SMXP. In October 2019, SolarMax borrowed $250,000 from SMXP at 6%, repaid $100,000 in March 2020 and $150,000 in April 2020. Other than the common ownership, the operating lease and the unsecured loan which was paid off in 2020, SolarMax does not have any economic arrangements with SMXP such that SolarMax will have an obligation to support the operations of SMXP. Further, SolarMax does not have the power to direct and control the activities of SMXP as such power to direct and control resides with SMXP’s principals. Accordingly, SolarMax is not considered to be the primary beneficiary of SMXP and has not consolidated SMXP.

Prior to September 10, 2021, SolarMax’ non-controlling interest was comprised of the 6.25% minority interest in SMX Capital, a consolidated subsidiary, held by a former executive of SolarMax’ China segment and a current stockholder. Prior to 2021, the minority interest is reflected as non-controlling interests in the accompanying consolidated financial statements. On September 10, 2021, SolarMax purchased the minority interest.

COVID-19, Liquidity and Going Concern

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which SolarMax operates. Further, the issuance of permits necessary for solar installations was affected because of reduced operations and closure of some local California government offices that issued permits for solar installations. As a result, in the United States, SolarMax experienced a lower level of residential solar energy system installations compared to the same periods in 2019. In China, the timing of final solar farm project approvals and the beginning of one new solar farm installation were delayed for approximately three months but the delays did not have a material impact on SolarMax’ China business in 2020 as the project that SolarMax expected to complete in 2020 was completed and SolarMax continued its negotiations with respect to a new project for SPIC on which SolarMax commenced work during 2020. To the extent that the government institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, SolarMax may suffer a further decline in revenue and results of operations.

As a result of the COVID-19 pandemic, SolarMax’ operations in the PRC were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, SolarMax’ United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. SolarMax also was able to successfully obtain additional liquidity through the available government assistance programs in the form of loans and grants. As of the date these consolidated financial statements were available to be issued, the extent to which the COVID-19 pandemic may materially impact SolarMax’ financial condition, liquidity or results of operations is uncertain.

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of SolarMax as a going concern. SolarMax’ recurring net losses, increased accumulated deficit and stockholders’ deficit, raise substantial doubt about its ability to continue as a going concern. During the year ended December 31, 2021, SolarMax incurred a net loss of approximately $3.3 million and reported negative cash provided by operations of approximately $5.4 million. At December 31, 2021, the accumulated deficit was approximately $62.2 million, the working capital deficiency was $6.2 million and the stockholders’ deficiency was approximately $8.4 million. In connection with these consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about SolarMax’ ability to meet its obligations as they become due within one year from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, negative cash flows from operating activities, and significant current debt.

As of December 31, 2021, SolarMax’ principal sources of liquidity consisted of approximately $9.9 million, of cash and cash equivalents, as well as anticipated cash flow from operations.  SolarMax believes its current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying consolidated financial statements, including approximately $20.4 million of debt that is due in the next twelve months. Management is focused on expanding SolarMax’ existing business, as well as its customer base, including its continuing efforts to generate revenue from non-related parties for its China operations and to continue to increase its revenues. SolarMax is looking to continue to negotiate an exchange of a large portion of the approximately $12.5 million of the current portion of long term related party loans for convertible notes that mature in periods beyond one year. Though SolarMax has successfully exchanged a substantial portion of the related party loans that already matured into convertible notes in 2020 and 2021, it cannot predict whether it will be successful in these continued efforts. SolarMax is also looking to raise additional funds through the proposed Merger.

As a result of the above, there is substantial doubt regarding SolarMax’ ability to continue as a going concern within one year from the date of issuance of these financial statements. SolarMax cannot give assurance that it can increase its cash balances or limit its cash consumption, complete a public offering or other alternative offering or obtain the exchange of any of its current debt and thus maintain sufficient cash balances for its planned operations or complete the planned merger with Alberton. Future business demands may lead to cash utilization at levels greater than recently experienced. Revenue and cash flow from SolarMax’ China segment is irregular because of the timing of solar projects and SolarMax requires significant funds for its operations, particularly during periods when there is little or no revenue or cash flow from the projects. SolarMax may need to raise additional capital in the future. However, SolarMax cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

Revenue Recognition

Effective on January 1, 2019, SolarMax adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and its various updates (“Topic 606”) for interim periods within the year ended December 31, 2019 using the modified retrospective method with a cumulative reduction adjustment to retained earnings as of January 1, 2019 of $580,867, which represents the net impact of recognizing solar energy revenue in the United States over time rather than at a point in time, which resulted in $397,226 of gross profit, and writing off $978,093 in deferred project costs in the PRC. SolarMax has applied Topic 606 to all customer contracts not completed by the initial date of application.

Revenue is measured based on the considerations specified in a contract with a customer and excludes any sales incentives and amounts collected on behalf of third parties. SolarMax recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.

Taxes assessed by government authorities that are imposed on, or concurrent with, a specific revenue-producing transaction are collected by SolarMax from the customer and excluded from revenue.

SolarMax’ principal activities from which SolarMax generates its revenue are described below.

Revenue from Engineering, Procurement and Construction (“EPC”) Services

For energy generation assets owned and controlled by the customer, SolarMax recognizes revenue for sales of EPC services over time as SolarMax’ performance creates or enhances an energy generation asset controlled by the customer. Furthermore, the sale of EPC services represents a single performance obligation for the development and construction of a single generation asset, which is a complete solar energy project. For such sale arrangements, SolarMax recognizes revenue using cost-based input methods, which recognize revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated costs of the contract after consideration of the customer’s commitment to perform its obligations under the contract, which is typically measured through the receipt of cash deposits or other forms of financial security issued by creditworthy financial institutions or parent entities.

Payment for EPC services is made by the customer pursuant to the billing schedule stipulated in the EPC contract which is generally based on the progress of the construction. Once the bills are issued to the customer, the customer generally has 30 days to make the payment on the amount billed less a retainage provision which is approximately 3% to 5%, depending on the contract. The retainage amount is withheld by the customer and is paid at the conclusion of the 12-month warranty period.

In applying cost-based input methods of revenue recognition, SolarMax uses the actual costs incurred relative to the total estimated costs (including solar module costs) to determine the progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost based input methods of revenue recognition are considered a faithful depiction of SolarMax’ efforts to satisfy long-term construction contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred that do not contribute to satisfying SolarMax’ performance obligations (“inefficient costs”) are excluded from SolarMax’ input methods of revenue recognition as the amounts are not reflective of SolarMax’ transferring control of the solar energy system to the customer. Costs incurred towards contract completion may include costs associated with solar modules, direct materials, labor, subcontractors, and other indirect costs related to contract performance. SolarMax recognizes solar module and direct material costs as incurred when such items have been installed in a system.

Cost-based input methods of revenue recognition require SolarMax to make estimates of net contract revenues and costs to complete its projects. In making such estimates, significant judgment is required to evaluate assumptions related to the amount of net contract revenues, including the impact of any performance incentives, liquidated damages, and other payments to customers. Significant judgment is also required to evaluate assumptions related to the costs to complete its projects, including materials, labor, contingencies, and other system costs. If the estimated total costs on any contract, including any inefficient costs, are greater than the net contract revenues, SolarMax recognizes the entire estimated loss in the period the loss becomes known. The cumulative effect of revisions to estimates related to net contract revenues or costs to complete contracts are recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated. The effect of the changes on future periods are recognized as if the revised estimates had been used since revenue was initially recognized under the contract. Such revisions could occur in any reporting period, and the effects may be material depending on the size of the contracts or the changes in estimates.

SolarMax’ arrangements may contain clauses such as contingent repurchase options, delay liquidated damages, rebates, penalties or early performance bonus, most favorably pricing or other provisions, if applicable, that can either increase or decrease the transaction price. SolarMax has historically estimated variable considerations that decrease the transaction price (e.g. penalties) and recorded such amounts as an offset to revenue, consistent with requirements under Topic 606. Variable considerations that increase the transaction price (e.g., performance bonuses) were historically recognized under Topic 605 on a cash basis as such amounts were not fixed and determinable and collectability was not reasonably assured until paid.  However, under Topic 606, SolarMax will need to estimate and apply a constraint on such variable considerations and include that amount in the transaction price. Because SolarMax’ historical policies on estimating variable considerations that would decrease the transaction price have largely mirrored the requirements under Topic 606, and because variable considerations that would increase the transaction price have historically been immaterial or would likely be constrained under Topic 606, there is no cumulative effect adjustment. SolarMax estimates variable considerations for amounts to which SolarMax expects to be entitled and for which it is not probable that a significant reversal of cumulative revenue recognized will occur.

For energy generation assets not owned and controlled by the customer during the duration of the construction as well as contracts with customers that do not require progress payments during construction and whereby the contracts include restrictive acceptance provisions before any progress payments are made by the customers, SolarMax recognizes revenues at a point in time when SolarMax determines it has sufficient evidence of acceptance, an indicator that obliges the customers to make payments to SolarMax pursuant to the contracts. Under this situation, SolarMax believes it has the control of the projects until they are accepted by the customers and that all the applicable performance obligations under the customer contract are met, which is the point in time when all the required performance obligations under the customer contract are fully met.

Sale of Controlling Interests in Project Companies

SolarMax accounts for the sale of the controlling interest in the solar project companies in its China segment under ASC 610-20, Gains and Losses from Derecognition of Nonfinancial Assets, (“ASC 610-20”). ASC 610-20 provided guidance for recognizing gains and losses from the transfer of nonfinancial assets, which includes the sale of real estate. ASU 2017-05 issued in February 2017, amends the guidance on nonfinancial assets in ASC 610-20. The amendments clarify that (i) a financial asset is within the scope of ASC 610-20 if it meets the definition of an in-substance nonfinancial asset and may include nonfinancial assets transferred within a legal entity to a counter-party, (ii) an entity should identify each distinct nonfinancial asset or in substance nonfinancial asset promised to a counter-party and de-recognize each asset when a counter-party obtains control of it, and (iii) an entity should allocate consideration to each distinct asset by applying the guidance in ASC 606 on allocating the transaction price to performance obligations. Further, ASU 2017-05 provides guidance on accounting for partial sales of nonfinancial assets. SolarMax applied the provisions of ASC 610-20, for gains or losses on sale of real estate, and recognizes any gains or losses at the time control of a property is transferred and when it is probable that substantially all of the related consideration will be collected.

During the year ended December 31, 2020, SolarMax sold controlling interests in two project companies for the Ancha and Hehua projects in the PRC segment that met the requirements for recognition under ASC 610-20. During the year ended December 31, 2020, SolarMax also sold controlling interests in two other project companies for the Yilong #2 and Xingren projects in the PRC segment that met the requirements for recognition under ASC 810 because the project companies for the Yilong #2 and Xingren projects met the definition of a business at the time of the sale and therefore the revenue recognition under ASC 810 was therefore applied for the sale of the project companies for the Yilong #2 and Xingren projects.

PRC Power Purchase Agreements Revenue

Revenues under certain power purchase agreements are recognized based on the output delivered at an agreed upon rate over the contract term. SolarMax records the revenue under such power purchase agreements during the period under which it has controlling interest in the project subsidiary. Revenue recognition ceases upon the sale and transfer of controlling interest in the project subsidiary to a third party.

Solar Energy and Battery Storage Systems and Components Sales

SolarMax has analyzed the impact of Topic 606 on the sales of solar energy systems, battery storage systems, and other products and has concluded that the revenue recognition associated with these sales should be recognized over time (instead of a point in time prior to the accounting change resulting from the adoption of Topic 606 on January 1, 2019) as SolarMax’ performance creates or enhances the property controlled by the customer (the asset is being constructed on a customer’s premises that the customer controls). Such accounting change has been made effective upon the adoption of Topic 606 on January 1, 2019 with a cumulative adjustment to increase retained earnings of $397,226. The new accounting is reflected in the accompanying consolidated financial statements for the years ended December 31, 2021 and 2020.

SolarMax’ principal performance obligation is to design and install a solar energy system that is interconnected to the local power grid and for which permission to operate has been granted by a utility company to the customer. SolarMax recognizes revenue over time as control of the solar energy system transfers to the customer which begins at installation and concludes when the utility company has granted the permission to operate.

All costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

For solar energy and battery storage system sales, SolarMax recognizes revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract. In applying cost-based input methods of revenue recognition, SolarMax uses the actual costs incurred for installation and obtaining the permission to operate, each relative to the total estimated cost of the solar energy and battery storage system, to determine SolarMax’ progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost-based input methods of revenue recognition are considered a faithful depiction of our efforts to satisfy solar energy and battery system contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred towards contract completion may include costs associated with solar modules, battery components, direct materials, labor, subcontractors, and other indirect costs related to contract performance.

In the United States, SolarMax sells solar energy and battery storage systems to residential and commercial customers and recognizes revenue net of sales taxes. Customers may pay for these sales in cash or by financing with SolarMax. Cash sales include direct payments from the customer (including financing obtained directly by the customer), third-party financing arranged by SolarMax for the customer, and leasing arranged by SolarMax for the customer through Sunrun, Inc. (“Sunrun”).

For a system sale paid by a customer by direct payments, the payments are made by the customer as stipulated in the underlying home improvement or commercial contract which generally includes an upfront down payment at contract signing, payments at delivery of materials and installation ranging from 70% to 85% of the contract price, and the payment of the final balance at the time of the city signoff or when the permission to operate the solar system is granted by a utility company.

For a system sale paid by a customer with third-party financing arranged by SolarMax for the customer, direct payments are made by the financing company to SolarMax based on an agreement between the financing company and SolarMax, with the majority of the payments made by the time of completion of installation but not later than the date on which the permission to operate the solar system is granted by the utility company.

For a system sale paid by a customer with a lease through Sunrun, direct payments are made by Sunrun to SolarMax based on an agreement between Sunrun and SolarMax, which is generally 80% upon the completion of installation and 20% upon the permission to operate is granted.

For a system sale to a customer by financing with SolarMax, the customer receivable, less any down payments, becomes a loan receivable following the grant of the permission to operate the solar system by a utility company, at which time the loan is recorded and the loan interest begins to accrue.  Financing terms for sales with financing by SolarMax are generally made for terms up to 60 months.

LED Product Sales and Service Sales

For product sales, SolarMax recognizes revenue at a point in time following the transfer of control of the products to the customer, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. For contracts involving both products and services (i.e., multiple performance obligations), SolarMax allocates the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product is transferred to the customer, in satisfaction of the corresponding performance obligations. Revenue from services is recognized when services are completed which is upon acceptance by the customer.  The standalone selling price of the warranty is not material and, therefore, SolarMax has not allocated any portion of the transaction price to any performance obligation associated with the warranty.

Payment of products is generally made upon delivery or with a 30 day term. Extended payment terms are provided on a limited basis not to exceed twelve months. Payment of services is due when the services are completed and accepted by the customer. For certain LED product sales, SolarMax provides the customers with a right of return subject to restocking fees. SolarMax assessed such rights of return as variable consideration and recognizes revenue based on the amount of consideration SolarMax expects to receive after returns are made. Based on SolarMax’ historical experience, SolarMax has determined the likelihood and magnitude of a future returns to be immaterial and currently has not provided for a liability for such returns on the LED product sales.

For contracts where SolarMax agreed to provide the customer with rooftop solar energy systems (including design, materials, and installation of the system) in addition to providing LED products and LED installation, these agreements may contain multiple performance obligations: 1) the combined performance obligation to design and install rooftop solar energy system; 2) the performance obligation to deliver the LED products; and, 3) the performance obligation to install the LED products.  Topic 606 permits goods and services that are deemed to be immaterial in the context of a contract to be disregarded when considering performance obligations within an agreement. SolarMax will compare the standalone selling price of the installations and products to the total contract value to determine whether the value of these installations and products is quantitatively immaterial within the context of the contract. Similarly, these services may be qualitatively immaterial in the eyes of the customer. While the customer ordered these products and has received a separate quote for them, they may not be a material driving factor within the agreement for a solar energy system. Further, a reasonable person may not consider providing and installing LED products to be a material part of the arrangement to design and construct a large solar facility. If these products and services are determined to be immaterial within the context of the contract, they will be combined with the performance obligation to design and install the rooftop solar energy system. If management determines that the products and services are determined to be material to the overall project, they would represent a separate performance obligation.

Operating Leases and Power Purchase Agreements (PPAs) in United States

From 2010 to 2014, SolarMax constructed and offered built-to-suit commercial-grade photovoltaic systems for certain commercial and not-for-profit customers in California, Hawaii, Colorado and New Jersey; under long-term leases and PPAs, with terms of up to 20 years. Under these arrangements, SolarMax owns the systems and receives the 30% upfront federal grant or investment tax credits, as well as any applicable state and utility company rebates on the systems it owns. Upfront grants, rebates and incentives were applied to reduce the cost of the systems. All other annual rebates and performance-based incentive rebates constitute variable consideration and are recognized in revenue when received because, at that point, it becomes probable that a significant reversal in the cumulative amount of revenue recognized will not occur. In connection with its ownership of solar systems primarily in New Jersey, SolarMax owns a number of Solar Renewable Energy Certificates (“SREC”). There is currently no assigned monetary value to an SREC and the prices are ultimately determined by market forces within the parameters set forth by the state. SolarMax recognizes the revenue of the SREC when it is sold.

SolarMax sells energy generated by PV solar power systems under PPAs. For energy sold under PPAs, which may qualify as a lease, SolarMax recognizes revenue each period based on the volume of energy delivered to the customer and the price stated in the PPA.

For leases, SolarMax is the lessor of solar energy systems, which are accounted for as operating leases in accordance with ASC 840, Leases, since the lease does not provide for the ownership transfer to the lessee at the end of lease, the lease does not contain a bargain purchase option, the lease term does not exceed 75% of the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the lease payments does not exceed 90% of the original investment.

Revenue from all of SolarMax’ operating leases is currently recognized on a straight-line basis over the contractual term.

Loan Interest Income

In the United States, SolarMax provides installment financing to qualified customers to purchase residential or commercial photovoltaic systems, energy storage systems, as well as LED products and services. Customer loans receivable are classified as held-for-investment based on management’s intent and ability to hold the loans for the foreseeable future or to maturity. Loans held-for-investment are carried at amortized cost and are reduced by an allowance for estimated credit losses as necessary. SolarMax recognizes interest income on loans, including the amortization of discounts and premiums, using the interest method. The interest method is applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Interest on loans generally continues to accrue until the loans are charged off. Premiums and discounts are recognized as yield adjustments over the term of the related loans. Loans are transferred from held-for-investment to held-for-sale when management’s intent is not to hold the loans for the foreseeable future. Loans held-for-sale are recorded at the lower of cost or fair value. There were no loans held-for-sale at December 31, 2021 and 2020.

Impairment of Long-Lived Assets and Goodwill

SolarMax assesses the carrying value of its long-lived assets and related intangibles for impairment whenever events or changes in circumstances indicate that the carrying value of the long-lived asset, or group of assets, may not be recoverable, but at least annually. Recoverability of long-lived assets is measured by comparing the carrying amount of the long-lived assets to the respective estimated future undiscounted cash flows. The estimated future undiscounted cash flows are calculated utilizing the lowest level of identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If SolarMax’ analysis indicates that the carrying value of the long-lived assets is not recoverable on an undiscounted cash flow basis, it recognizes an impairment charge for the amount by which the carrying value exceeds the fair value of the long-lived asset.

Goodwill is tested for impairment at least annually based on certain qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. When assessing goodwill for impairment, SolarMax considers the enterprise value and if necessary, the discounted cash flow model, which involves assumptions and estimates, including its future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require SolarMax to perform a quantitative impairment test include a significant decline in the financial results, a significant decline in the enterprise value relative to its net book value, an unanticipated change in competition or the market share and a significant change in the strategic plans. Based on its annual impairment testing, SolarMax determined the estimated fair value of its PRC reporting unit substantially exceeds its carrying value.

Income Taxes

SolarMax accounts for income taxes pursuant to the FASB ASC Topic 740. SolarMax recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. SolarMax accounts for the investment tax credits under the flow-through method which treats the credits as a reduction of federal income taxes of the year in which the credit arises or is utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

SolarMax records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, SolarMax considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. SolarMax has determined it is more likely than not that its deferred tax assets related to its United States operation will not be realizable and has recorded a full valuation allowance against its deferred tax assets. In the event SolarMax is able to realize such deferred income tax assets in the future in excess of the net recorded amount SolarMax would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in SolarMax’ consolidated financial statements in accordance with GAAP. The calculation of its tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. SolarMax’ tax liabilities include estimates for all income-related taxes that it believes are probable and that can be reasonably estimated. To the extent that SolarMax’ estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which it determines such understatement. If SolarMax’ income tax estimates are overstated, income tax benefits will be recognized when realized.

SolarMax recognizes interest and penalties related to unrecognized tax positions as income tax expense. For the years ended December 31, 2021 and 2020, SolarMax did not incur any related interest and penalties.

SolarMax does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon its intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. As of December 31, 2020 and 2019, SolarMax’ foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event SolarMax is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

On March 27, 2020, in response to COVID-19 the United States enacted the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact SolarMax’ financial statements include removal of certain limitations on the utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enact Tax Cuts and Jobs Act. As SolarMax has not generated taxable income in the previous years, the CARES Act feature allowing federal net operating losses originating in 2018, 2019 or 2020 to be carried back five years has no impact on SolarMax. In addition, the California net operating losses utilization will be suspended for the year 2020-2022 which is not expected to have any impact as well due to SolarMax not having generated any California taxable income.

Effect of Merger on Tax Loss and Investment Credit Carryforwards

SolarMax has historically filed United States federal, California, Colorado, Hawaii, and New Jersey corporate income tax returns. As of December 31, 2020, SolarMax’ federal and state income tax net operating loss (“NOL”) carryforwards were $37.5 million and $47.0 million, respectively. These NOLs will expire at various years from 2031 through 2037. SolarMax’ US federal NOL generated post-2017 of $12.6 million can be carried forward indefinitely. Additionally, SolarMax has investment tax credits of $1.0 million as of December 31, 2020, for building qualifying energy properties and projects under IRC Section 48, which will expire at various dates from 2033 through 2034.

SolarMax also had unused net operating loss carryforwards from its Chinese subsidiaries in the amount of approximately $0.3 million as of December 31, 2020, which may be applied against future taxable income and which expired at the end of 2020.

As of December 31, 2020, SolarMax has US federal investment tax credits of $1.0 million for building qualifying energy properties and projects under Internal Revenue Code (the “Code”) Section 48, which will expire at various dates from 2033 through 2034.

The above NOL and investment tax credit carryforwards are subject to limitation under Sections 382 and 383 of the Code. Similar state provisions limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income as well. In general, as defined by Sections 382 and 383, an ownership change results from transactions increasing ownership of more than 5 percent stockholders or public groups in the stock of the corporation by more than 50 percentage points within three years of the ownership change event. SolarMax has not completed a Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. If a change in ownership occurred, SolarMax’ NOL and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

Pursuant to the Merger Agreement, the Successor’s board of directors shall consist of the six present SolarMax directors and one director designated by Alberton. Alberton has nominated [●] to serve on the board of directors of the Successor. Each director serves for a term of one year until the next annual meeting of stockholders and until his or her successor is elected and qualified.

If the director election is approved, David Hsu, Simon Yuan, Wei Yuan Chen, Jinxi Lin, Wen-Ching (Stephen) Yang, Ph.D., Lei Zhang, Ph.D. and Lei (Stacy) Zhang will constitute the Successor’s board of directors.

Set forth below is information concerning directors and executive officers of Successor upon completion of the Merger.

Name	Age	Position
David Hsu	58	Chief executive officer and director
Stephen Brown	62	Chief financial officer
Simon Yuan	67	Director
Wei Yuan Chen	63	Director
Jinxi Lin	62	Director
Wen-Ching (Stephen) Yang, Ph.D.	59	Director
Lei Zhang, Ph.D.	39	Director
Lei (Stacy) Zhang	39	Director

Information concerning the directors and officers upon the effectiveness of the Merger is included under “Alberton Proposal 6: Director Election Proposal,” “Management of SolarMax,” and “SolarMax Executive Compensation.”

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent directors. We believe that a majority of our board of directors will be independent as of the Closing. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of Successor or its subsidiaries or any other individual having a relationship which in the opinion of Successor’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We believe that four of our proposed directors, Mr. Chen, Dr. Yang, Dr. Zhang, and Ms. Lei (Stacy) Zhang, are independent directors using the Nasdaq definition of independence. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

Committees of the Board of Directors

The standing committees of our board of directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

After the Closing, assuming the approval of the Director Election Proposal, we will have an audit committee of the board of directors. Wen-Ching (Stephen) Yang, Ph.D. (chairperson), Wei Yuan Chen, and Lei (Stacy) Zhang will serve as members of our audit committee. Dr. Yang will serve as chairperson of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. All members of SolarMax’ audit committee are independent.

Each member of the audit committee is financially literate and our board of directors has determined that Dr. Yang qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

After the Closing, assuming the approval of the Director Election Proposal, we will have a compensation committee of the board of directors. The members of our Compensation Committee are Lei Zhang, Ph.D., Wei Yuan Chen, Jinxi Lin. Dr. Zhang serves as chairperson of the Compensation Committee.

Corporate Governance and Nominating Committee

Upon the Closing, assuming the approval of the Director Election Proposal, our Corporate Governance and Nominating Committee will consist of Wen-Ching (Stephen) Yang, Ph.D., Wei Yuan Chen, and Jinxi Lin, with Dr. Yang serving as the chairman of the Corporate Governance and Nominating Committee.

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers, and employees in accordance with applicable federal securities laws.

Director Compensation

Following the completion of the Business Combination, our Compensation Committee will determine the annual compensation to be paid to the members of our board of directors.

Executive Compensation

Overview

Following the Closing, Alberton intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which is designed to align compensation with our business objectives and the creation of shareholder value, while enabling us to attract, motivate, and retain individuals who contribute to the long-term success of Alberton. Two of the officers of the Successor, David Hsu and Stephen Brown, have employment agreements with SolarMax and these agreements will continue to be in force following the Merger. Their employment agreements are described under “SolarMax Executive Compensation – Employment Agreements.”

Decisions on the executive compensation program will be made by the Compensation Committee following the Closing. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus, and long-term incentive compensation in the form of stock-based awards.

Base Salary

It has been our historical practice to assure that base salary is fair to the executive officers, competitive within the industry, and reasonable in light of our cost structure. Upon the completion of the Business Combination, our Compensation Committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

Successor intends to use annual cash incentive and equity bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Successor expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities, and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers; provided, that any officer with an employment agreement that provides for bonus compensation shall be entitled to such compensation.

Stock-Based Awards

The Compensation Committee will administer the Incentive Plan and may grant equity-based incentives under the plan, based on such criteria as it determines from time to time. Awards under the Incentive Plan may be issued to employees of both the United States and China segments, subject to any regulations that may be applicable to employees based in China.

Other Compensation

Successor expects to continue to offer country-specific employee benefit plans that are customary in the countries where the employee are based, including medical, dental, 401(k) plans, unemployment benefits, and house funding, in which the executive officers will participate.

DESCRIPTION OF SECURITIES OF ALBERTON AND THE SUCCESSOR

The following summary of the material terms of Alberton’s securities and the Successor’s following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed Successor Charter in its entirety for a complete description of the rights and preferences of the Successor’s securities following the Business Combination. The Successor Charter is described in “The Successor Charter Proposal,” and the full text of the Successor Charter is attached as Annex C to this proxy statement.

Alberton

Authorized and Outstanding Stock

Pursuant to the Current Charter, Alberton is authorized to issue 300,000,000 ordinary shares, no par value and 100,000,000 preference shares, no par value. The Interim Charter which will be our governing document from the Redomestication until the consummation of the Business Combination, allows us to issue up to 300,000,000 shares of common stock, par value $0.0001 per share, and up to 100,000,000 million shares of preferred stock, par value $0.0001 per share. The outstanding ordinary shares are, and shares of Successor common stock issuable to the SolarMax stockholders pursuant to the Business Combination will be, duly authorized, validly issued, fully paid, and non-assessable. As of the Record Date for the Alberton Special Meeting, there were [●] Alberton ordinary shares outstanding held by [●] holders of record. As of the Record Date for the Alberton Special Meeting, Alberton’s units were held by [●] holders of record, Alberton’s warrants were held by [●] holder of record and Alberton’s rights were held by [●] holder of record. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Units and Private Units

Each unit consists of one ordinary share, one right and one warrant. Each right entitles the holder to receive one-tenth of one ordinary share upon consummation of our initial business combination. Each whole warrant entitles the holder to one-half ordinary share exercisable at $11.50 per whole share. No fractional warrants will be issued and only whole warrants will trade. Accordingly, unless you hold at least two units, you will not be able to trade a full warrant.

With certain limited exceptions, the private units (including the warrants or ordinary shares issuable upon exercise of the warrants) will not be transferable, assignable or salable by our initial shareholders until after the completion of our initial business combination and the private warrants will not be redeemable by us so long as they are held by shareholders of the sponsor or their permitted transferees. Otherwise, the private units have terms and provisions that are identical the units sold in the IPO except that (1) the private units are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the private units is registered under the Securities Act, and (2) the private warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. If the private warrants are held by holders other than the holders who purchased private units or their permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants being sold in the IPO. The price of the private units was determined in negotiations between our sponsor and the underwriter for the IPO, with reference to the prices paid by sponsors for such warrants in special purpose acquisition companies, which have recently consummated their initial public offerings.

With certain limited exceptions, the private units will not be transferable, assignable or salable by our initial shareholders until after the completion of our initial business combination.

Ordinary Shares/Common Stock following the Redomestication but prior to the Business Combination

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Company ordinary shares possess, and upon the filing of the Interim Articles upon approval of the Redomestication, the holders of the common stock, all voting power for the election of our directors and all other matters requiring shareholder action. Holders of Company ordinary shares and, after the Redomestication, common stock, are entitled to one vote per share on matters to be voted on by shareholders.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness in connection with our business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Liquidation, Dissolution, and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up, the holders of Alberton ordinary shares will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to shareholders, after the rights of creditors and the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), upon the completion of the Business Combination, subject to the limitations described herein.

Right of Redemption

We are providing our public shareholders with the opportunity to redeem their shares upon the Closing at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. Our Initial Shareholders, officers, and directors have agreed to waive their redemption rights with respect to the Founder Shares and any public shares they may hold in connection with the Closing.

We will consummate the Business Combination only if the affirmative vote of the holders of a majority the outstanding Alberton Shares vote in favor of the Business Combination Proposal in person or by proxy at the Alberton Special Meeting and the other conditions under the Merger Agreement to the parties’ obligations to close, as described above under “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination,” are satisfied or, where permitted, waived. However, the participation of our Sponsor, officers, directors, advisors, or their affiliates could result in the approval of the Business Combination even if holders who currently own a majority of the outstanding public shares indicate their intention to vote against the Business Combination.

Our Initial Shareholders have agreed to vote any Alberton ordinary shares owned by them in favor of the Business Combination. As of the date of filing this proxy statement, our Initial Shareholders do not currently hold any public shares. Public shareholders may elect to redeem their public shares whether they vote for or against, or abstain from voting on, the Business Combination.

Pursuant to our Current Charter, if we are unable to consummate an initial business combination by April 26, 2022, we will, as promptly as reasonably possible but not more than five business days thereafter, subject to the BVI Business Companies Act, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of public shareholders from the Trust Account will be effected as required by and by function of our memorandum and articles of association and prior to any formal voluntary liquidation of Alberton. Our sponsor has agreed to waive its right to receive liquidating distributions with respect to its founder shares and private shares if we fail to consummate our initial business combination by the Outside Date. However, if our sponsor or any of our officers, directors or affiliates acquire public shares in or after the IPO, they will be entitled to receive liquidating distributions with respect to such public shares if we fail to consummate our initial business combination within the required time period.

Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of legally available funds. In the event of a liquidation or winding up of Alberton after our initial business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the redemption rights set forth above.

Founder Shares

The Founder Shares are identical to the public shares sold in the IPO, except that (1) the Founder Shares are subject to certain transfer restrictions as set forth in certain share escrow agreement, (2) the Founder Shares were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the Founder Shares is registered under the Securities Act, in addition to in accordance with the terms of the share escrow agreement, and (3) the Initial Shareholders have agreed (i) to waive their redemption rights with respect to any shares in connection with the consummation of business combination and (ii) to waive their liquidation rights with respect to their Founder Shares and private shares if Alberton fails to complete a Business Combination within the Combination Period.

Additionally, subject to certain limited exceptions, the Initial Shareholders have agreed not to transfer, assign, or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) one year after the date of the consummation of a business combination, or (ii) the date on which the closing price of Alberton’s ordinary shares equals or exceeds $[●] per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a business combination, and with respect to the remaining 50% of the Founder Shares, upon one year after the date of the consummation of a business combination, or earlier, in each case, if, subsequent to a Business Combination, Alberton consummates a subsequent liquidation, merger, stock exchange, or other similar transaction which results in all of Alberton’s shareholders having the right to exchange their ordinary shares for cash, securities, or other property.

Registration Rights

The holders of the Founder Shares, Private Units (and underlying securities) and Working Capital Units will be entitled to registration rights pursuant to a registration rights agreement dated October 23, 2018. The holders of a majority-in-interest of these securities are entitled to make up to two demands that Alberton register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. However, the registration rights agreement provides that Alberton will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Alberton will bear the expenses incurred in connection with the filing of any such registration statements.

Rights

There are currently 11,487,992 public rights of Alberton outstanding, which were originally sold as part of units in Alberton’s IPO and 329,760 private rights of Alberton outstanding, which were original sold as part of private units in Alberton’s private placement in conjunction with the IPO. Each holder of a right will receive one-tenth (1/10) of a Company common share upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares upon consummation of the Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors. The shares issuable upon exchange of the rights will either be registered under an effective registration statement on Form S-4 or Form S-1, whichever is applicable (in the case where we are not the surviving entity) or be exempt from registration pursuant to an applicable exemption such as the exemption provided by Section 3(a)(9) (in the case where we are the surviving entity).

The number of Company common shares that the holders of rights are entitled to receive upon consummation of the Business Combination shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the ordinary shares occurring on or after the date hereof and prior to the consummation of the Business Combination.

The rights will be issued in registered form under a rights agreement between Continental Stock Transfer & Trust Company, as rights agent, and us. The rights agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding rights in order to make any change that adversely affects the interests of the registered holders.

If we are unable to complete the Business Combination within the required time period and we liquidate the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Because we will only issue a whole number of shares, you will not receive any fractional shares to the extent the number of rights held by you upon consummation of our initial business combination is not divisible by ten.

The rights included in the private units will be identical to the rights included in the units being offered by this proxy statement/prospectus except that the shares issuable upon the exchange of such rights will become tradable only after certain conditions are met or the resale of such rights (including underlying securities) is registered under the Securities Act and shares of Successor common stock, rather than Alberton ordinary shares, will be issued.

Warrants

There are currently 11,487,992 public warrants of Alberton outstanding which were originally sold as part of units in Alberton’s IPO and 329,760 private warrants of Alberton outstanding where were originally sold as part of private units in a private place in conjunction with the IPO. Each whole warrant entitles the registered holder to purchase one-half of one Company common share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the consummation of the Business Combination. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering Alberton common shares issuable upon exercise of the warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering Alberton common shares issuable upon exercise of the public warrants is not effective within 120 days from the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of the Business Combination at 5:00 p.m., New York City time.

The private warrants will be identical to the public warrants underlying the units being offered issued in the initial public offering except that such private warrants will be exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

On January 19, 2021, the board of Alberton approved the issuance of 1,414,480 dividend warrants to those public shareholders who were shareholders on April 21, 2020 and did not exercise their right of redemption in connection with the April 2020 Extension, and Alberton instructed such issuance. The dividend warrants were issued on April 8, 2021. The dividend warrants are identical to the warrants included in the units being offered in the initial public offering, for which one dividend warrant has the right to purchase one-half of one ordinary share at an exercise price of $11.50 per whole share. Alberton accounted for the fair value of the dividend warrants using the closing market price of the public warrants on April 8, 2021 and determined the aggregate fair value of $636,375. The dividend warrants were recorded as a reduction of retained earnings and an additional to ordinary shares capital of the Company.

We may call the outstanding warrants for redemption (excluding the private warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $12.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our ordinary shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable for cash and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

The rights of the warrant holders will not be affected by the Redomestication or the Merger, except that shares of Successor common stock rather than Alberton ordinary shares will be issued on exercise of the warrants.

Purchase Option

We sold Chardan (and/or its designees) an option to purchase up to 500,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to units, if the purchase option is exercised, will be purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the units is registered under the Securities Act. The holders of the warrants will have substantially the same rights after the Merger as they presently have except that Successor common stock, instead of Alberton common stock, will be issued upon exercise of the option.

Transfer Agent and Right and Warrant Agent

The transfer agent for our ordinary shares, units and right and warrant agent for our warrants is Continental Stock Transfer & Trust Company, One State Street. 30th floor, New York, NY 10004. Following the Merger, Continental Stock Transfer & Trust Company will continue to serve as the transfer agent for Successor’s common stock and warrant agent for its warrants. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Capital Stock of the Successor after the Merger

Immediately prior to the effective time of the Merger, Alberton will be redomesticated into a Nevada corporation and the material terms of the Successor’s capital stock and the provisions of Successor’s Articles of Incorporation and Bylaws will be governed by Nevada law. See the section entitled “The Redomestication Proposal — Comparison of Shareholder Rights Before and After the Redomestication.” Upon the effectiveness of the Merger, the Successor’s articles of incorporation will be the Amended Articles.

The following summary of our capital stock and our articles of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to Amended Articles and bylaws, which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

General

The Interim Charter will become effective on or about the day prior to the Closing, at which time the Amended Articles will become the Successor’s articles of incorporation. The purpose of the Interim Charter is to enable Alberton to complete the Merger and amend its articles of incorporation to the Succesor Articles. The Successor’s authorized capital stock will consist of 300,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Our bylaws provide that one-third of the outstanding shares constitutes a quorum.

Dividend Rights. Holders of shares of common stock are entitled to ratably receive dividends when and if declared by the board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. No redemption or sinking fund provisions are applicable to the common stock. All outstanding shares of common stock are, and all shares of Successor common stock issued as Merger Consideration, will be, fully paid and non-assessable.

Preferred Stock

Successor’s articles of incorporation give the board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. SolarMax has no present plans to issue any shares of preferred stock.

Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. Our articles of incorporation provides that, if Successor is a resident domestic corporation, as defined in the Nevada statutes, these sections do not apply.

Articles of Incorporation and Bylaw Provisions

Provisions of the Successor’s articles of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our articles of incorporation or bylaws:

●	permit our board of directors to issue up to 100,000,000 shares of preferred stock, with such rights, preferences and privileges as the board may designate;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, and not by the stockholders;

●	eliminate the personal liability of our directors for damages as a result of any act or failure to act in his or her capacity as a director or officer except as described below;

●	provide that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

●	provide that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

●	provide that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

●	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election if they should so choose.

Successor’s bylaws also provide that, except as required by law, any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in state count in Clark County, Nevada. This provision does not apply to claims brought under the Securities Act or the Securities Exchange Act.

Further, NRS Section 78.335 provides that any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. SolarMax’ bylaws have a similar provision.

Limitation of Liability and Indemnification

Successor’s articles of incorporation provide that, except as otherwise provided by law, a director or officer is not individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. If the NRS is amended to further permit the further elimination or limitation or authorization of corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time. Any amendment to or repeal of this provision shall not adversely affect any right or protection of a director occurring prior to such amendment or repeal.

Our articles of incorporation provide that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. SolarMax’ bylaws also provide for indemnification of its directors and officers.

Pursuant to Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, SolarMax has have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Company Ordinary Shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

The shares of common stock issued as Merger Consideration to the SolarMax stockholders are registered pursuant to the registration statement of which this proxy statement/prospectus is a part and therefor, may be sold without compliance with the provisions of Rule 144, except that any Successor stockholder who is an affiliate of Successor, including all of Successor’s officers and directors, are subject to the volume limitations of Rule 144. Similarly, persons who have beneficially owned restricted Successor common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be subject to the volume limitation of Rule 144. Under these volume restrictions, a holder who is subject to the volume restrictions is entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Successor shares then outstanding; or

●	the average weekly reported trading volume of Successor common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

For purposes of the volume requirements, sales of Alberton ordinary shares and sales of Successor common stock shall be treated as of the same security. Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted Successor common stock, will be deemed to have acquired the Successor common stock when the person acquired the Alberton ordinary shares, and a person who owned restricted Successor common stock which was issued pursuant to a cashless exercise of a warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced, on the date the warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company, which, in our case, the Form 10 type information is likely to occur one year after the filing of the definitive proxy statement relating to the Merger).

As of the date of this proxy statement/prospectus, we had 4,480,119 ordinary shares outstanding. Of these shares, 1,278,361 shares sold in our IPO that were not redeemed in connection with Albertson’s extensions in April 2020, October 2020 and April 2021 are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 2,871,998 Founder Shares owned by our Sponsor, officers, independent directors, and advisor are restricted securities under Rule 144, since they were issued in private transactions not involving a public offering.

The shares of Successor common stock issued to the holders of SolarMax common stock as the Merger Consideration, other than share issued to officers, directors and affiliates of SolarMax are freely transferable upon issuance. Based on a price of $10.50 per share, a total of 28,571,762 shares of Successor common stock will be issued to SolarMax stockholders who are not affiliates of Successor.

As of the date of this proxy statement, there are 13,232,232 warrants of Alberton outstanding, consisting of 11,487,992 public warrants originally sold as part of units in Alberton’s IPO,329,760 private warrants that were issued to our Sponsor in a private sale concurrently with the consummation of Alberton’s IPO, and 1,414,480 dividend warrants to those public shareholders who were shareholders on April 21, 2020 and did not exercise their right of redemption in connection with the April 2020 Extension. Each warrant is exercisable for one share of our Company Ordinary Shares and upon the effectiveness of the Merger, will be exercised for one share of Successor common stock, all in accordance with the terms of the warrant agreement governing the warrants.

Lock-up Agreements

At closing, the officers, directors, affiliates, 5% stockholders of SolarMax and certain holders of more than 1% of SolarMax’ common stock and the Initial Shareholders of Alberton are to have, at the closing, in effect a lock-up agreement for a period of pursuant to which they each agree not to (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Successor shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Successor shares (including Successor shares which may be deemed to be beneficially owned) by whether now owned or hereafter acquired; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the signatory’ securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Successor common stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Successor common stock or any security convertible into or exercisable or exchangeable for Successor common stock; or (4) publicly disclose the intention to do any of the foregoing during the lock-up period. The “Lock-Up Period” means (i) for 50% of each signatory’s securities, the period ending on the earlier of (x) six months after the closing of the Merger, and (y) the date on which the closing price of the Alberton Shares equals or exceeds $12.50 per for any 20 trading days within any 30-trading day period commencing after the closing of the Merger and (ii) for the remaining 50% of such Significant Stockholder’s Securities, ending six months after the closing of the Merger.

Listing of Securities

Alberton’s units, common stock, warrants and rights are listed on Nasdaq under the symbols “ALACU,” “ALAC,” “ALACR” and “ALACR,” respectively. At the Closing of the Business Combination, Alberton’s units will separate into their component shares of common stock and warrants so that the units and rights will no longer trade separately and the Successor common stock and Successor warrants will trade under the symbols “SMXT” for the common stock and “SMXTW” for the warrants.

BENEFICIAL OWNERSHIP OF SECURITIES of ALBERTON

The following table sets forth information known to Alberton as of January 10, 2022, regarding (i) the actual beneficial ownership of our ordinary shares as of the Record Date (pre-Business Combination) and (ii) expected beneficial ownership of our Company Ordinary Shares immediately following the Closing (post-Business Combination), assuming (for illustrative purposes) that none of the public shares of Alberton is redeemed and alternatively, assuming (for illustrative purposes) that 33% of the public shares of Alberton are redeemed and that 67% of the public shares of Alberton are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding ordinary shares;

●	each of our current executive officers and directors;

●	each person who will (or is expected to) become a named executive officer or director of Alberton post-Business Combination; and

●	all executive officers and directors of Alberton as a group pre-Business Combination and post-Business Combination.

At any time prior to the Alberton Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Alberton or its securities, the Initial Shareholders and/or their affiliates may enter into a written plan to purchase Alberton’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. See “Risk Factors — Risks Factors Related to the Redomestication and the Business Combination — Our Initial Shareholders and/or their affiliates may enter into agreements concerning our securities prior to the Alberton Special Meeting, which may have the effect of increasing the likelihood of the Closing, decreasing the value of our ordinary shares or reducing the public “float” of our ordinary shares.” The ownership percentages listed below do not include any such shares that may be purchased after the Record Date.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. As of March 25, 2022, there are 4,480,169 Alberton shares outstanding.

The expected beneficial ownership of our ordinary shares pre-Business Combination is based on 4,615,238 Alberton Shares issued and outstanding as of the Record Date and do not take into account : (i) the 11,487,992 public warrants to purchase up to a total of 5,743,996 Alberton Shares, (ii) the 329,760 private warrants to purchase up to a total of 164,880 Alberton Shares, (iii) the 1,414,480 Extension Warrants to purchase up to a total of 707,240 Alberton Shares; (iv) the unit purchase option, held by the underwriters in our IPO, to purchase up to 500,500 shares of Common Stock, 500,500 rights to receive 50,050 shares of Common Stock, and 500,500 warrants to purchase up to a total of 250,250 shares of Common Stock that will remain outstanding following the Business Combination, (v) the issuance of any shares of Common Stock under the Assumed Options and SolarMax convertible notes at the Closing, (vi) any Common Stock or convertible securities issued in a private placement in connection with the Merger, or (vii) cancellation and forfeiture of certain Founder Shares and/or Private Shares owned by the Sponsor. The expected beneficial ownership with respect to the SolarMax stockholders following the Business Combination assumes that the number of the Consideration Shares that will be issued to the SolarMax stockholders is 28,571,762 (based on a price of $10.50 per share).

The expected beneficial ownership of Company Ordinary Shares post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no Alberton public shareholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its Alberton Shares, (ii) 1,147,904 Alberton shares are issued upon conversion of the rights; (iii) 28,571,762 Alberton shares are issued to the SolarMax stockholders as the Merger Consideration, (iv) 800,000 Alberton shares held by the Sponsor and other initial shareholder are cancelled, (v) 44,467 Albertson shares are issued in cancellation of the private warrants; (vi) an estimated 498,754 shares to be issued to the PIPE Investor (based on estimated redemption price of $12.03 as of the Outside Date),(v) an estimated 3,333,334 shares to be issued to the holder of the convertible note of $10 million automatically converted with a conversion price equal to ten times the average price of Alberton’s rights for the 25 trading days ending on the 2nd trading day before this proxy statement/prospectus is mailed to Alberton’s shareholders (assumed such average price of rights is $0.3), (vi) 90,000 shares issued to three independent directors of Alberton, (vii) 200,000 shares issued to Citiking pursuant to certain consulting agreement, and (viii) that we have not issued any additional  Alberton Shares. As a result, based on the foregoing, assuming no redemption, the will be an aggregate of 37,566,340 Alberton shares issued and outstanding immediately following the Closing.

The expected beneficial ownership of Successor common stock post-Business Combination based on a 33% redemption has been determined based on the same assumptions set forth in the above paragraph except a redemption of approximately 33% of Alberton Public Shares outstanding, or 421,860 public shares, resulting in an aggregate of 37,144,480 Alberton Shares issued and outstanding immediately following the Closing.

The expected beneficial ownership of Successor common stock post-Business Combination based on a 67% redemption has been determined based on the same assumptions set forth in the above paragraph except a redemption of approximately 67% of Alberton Public Shares outstanding, or 856,502 public shares, resulting in an aggregate of 36,709,838 Alberton Shares issued and outstanding immediately following the Closing.

Information concerning the stock ownership of SolarMax’ officers, directors and 5% stockholders is set forth under “Principal Stockholders of SolarMax.”

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them before and immediately following the Business Combination.

Name and Address of Beneficial Owners (1)	Number of Shares Prior to Merger	% Prior to Merger	Number of Shares Post Merger		% No Redemption	33% Redemption	67% Redemption
Hong Ye Hong Kong Shareholding Co., Limited(2)	1,658,319	37.0%	1,435,762	(4)	3.8%	3.9%	3.9%
Guan Wang(3)	1,658,319	37.0%	1,435,762	(4)	3.8%	3.9%	3.9%
Keqing (Kevin) Liu	958,959	21.4%	558,959	(5)	1.5%	1.5%	1.5%
Bin (Ben) Wang	494,480	11.0%	394,480	(6)	1.1%	1.1%	1.1%
William Walter Young	0	-	30,000		* %	*	*
Qing S. Huang	0	-	30,000		*	*	*
Peng Gao	0	-	30,000		*	*	*
All directors and executive officers as a group (six individuals)	3,111,758	69.5%	2,479,201		6.6%	6.7%	6.8%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the individuals is Room 1001, 10/F, Capital Center, 151 Gloucester Road, Wanchai, Hong Kong.
(2)	Guan Wang, the sole shareholder and director of Hong Ye Hong Kong Shareholding Co., Limited, has voting and dispositive power over the shares held by Hong Ye Hong Kong Shareholding Co., Limited.
(3)	Represents shares held by Hong Ye Hong Kong Shareholding Co., Limited. Guan Wang has voting and dispositive power over the shares held by such entity.
(4)	Reflecting 32,976 shares upon conversion of rights, cancellation of 300,000 founder shares and issuance of 44,467 shares for cancellation of private warrants.
(5)	Reflecting cancellation of 400,000 founder shares
(6)	Reflecting cancellation of 100,000 founder shares.

The following table sets forth information as of SolarMax Record Date as to the percentage ownership of Alberton common stock by the directors, officers and 5% stockholders of SolarMax and the Alberton designee for director after giving effect to the issuance of Merger Consideration to the SolarMax stockholders.

Name and Address of Beneficial Owners (1)	Number of Shares	% No Redemption	33% Redemption	67% Redemption
David Hsu	2,880,232	7.7%	7.8%	7.8%
Stephen Brown(2)	142,669	0.4%	0.4%	0.4%
Jinxi Lin(3)	2,547,660	6.8%	6.9%	6.9%
Simon Yuan	1,569,359	4.2%	4.2%	4.3%
Wei Yuan Chen	1,255,487	3.3%	3.4%	3.4%
Wen-Ching (Stephen) Yang, Ph.D.(4)	784,680	2.1%	2.1%	2.1%
Lei Zhang, Ph.D.	0	-%	-	-
Lei (Stacy) Zhang(5)	0	-	-	-
Changzhou Almaden Co. Ltd.(3)	2,547,660	6.8%	6.9%	6.9%
Ching Liu	1,792,364	4.8%	4.8%	4.9%
Bin Lu7	1,555,092	4.1%	4.2%	4.2%
All directors and executive officers as a group (six individuals owning stock)(2,3,4)	9,180,087	24.4%	24.7%	25.0%

*	Less than 1%

[1]	The percentages are based on 37,566,340 shares for no redemption, 37,144,480 for 33% redemption and 36,709,838 shares for 67% redemption.

[2]	Represents an option to purchase 142,669 shares of common stock.

[3]	The shares beneficially owned by Jinxi Lin represent the 2,547,660 shares owned by AMD, of which Mr. Lin is chairman and chief executive officer and has the right to vote and dispose of the shares. The address for Mr. Lin and AMD is No. 639, Qinglong East Road, Changzhou, Jiangsu, China.

[4]	Includes 249,671 shares of common stock owned by Dr. Yang’s wife, as to which he disclaims beneficial interest.

[5]	Lei (Stacy) Zhang is Alberton’s designee as a director upon completion of the Merger, and is not a stockholder of SolarMax prior to the Merger.

[6]	The address for Bin Lu is Room 402, Floor 4, No. 558 Tongxie Rd., Shanghai, China

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his or her name. Each person is deemed to own beneficially shares of common stock that are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of August 10, 2021. Options held by Mr. Hsu, Ms. Liu and Mr. Yuan are not reflected in the table since they are not exercisable within 60 days of January 10, 2022, and are described under “SolarMax Executive Compensation – Outstanding Equity Awards.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS of alberton

Alberton Related Person Transactions

In August 2018, in connection with our organization we issued 1,725,000 Class B ordinary shares to our initial shareholders, of which an aggregate of 1,650,000 Class B ordinary shares were issued for an aggregate purchase price of $17,250 or 0.010454545 per share, and an aggregate of 75,000 Class B ordinary shares were issued for services rendered. On September 10, 2018, we issued an additional 1,150,000 Class B ordinary shares to our initial shareholders, of which an aggregate of 1,135,000 Class B ordinary shares were issued for an aggregate purchase price of $2,300 or approximately 0.00202643 per share, and an aggregate of 15,000 Class B ordinary shares were issued for services rendered. On September 14, 2018, our initial shareholders converted all of their Class B ordinary shares, constituting all of the outstanding Class B ordinary shares of Alberton, into Class A ordinary shares and, immediately thereafter, Alberton amended and restated its Memorandum and Articles of Association to eliminate the Class B ordinary shares and re-designate the Class A ordinary shares as “ordinary shares.” As a result, Alberton currently has only one class of ordinary shares. As a result, as of September 14, 2018, our initial shareholders held 2,875,000 founder shares (up to 375,000 of which were subject to forfeiture if the underwriters’ over-allotment option was not exercised in full). On November 20, 2018, the underwriters partially exercised the over-allotment option (as described in detail below), and therefore, an aggregate of 3,002 founder shares held by our initial shareholders were forfeited.

The founder shares are identical to the ordinary shares included in the units being sold in the IPO. However, the holders of founder shares have agreed (A) to vote their founder shares (as well as any public shares acquired in or after the IPO) in favor of the Business Combination, (B) not to propose, or vote in favor of, an amendment to the Memorandum and Articles of Association, prior to a business combination, to affect the substance or timing of Alberton’s obligation to redeem all public shares if it cannot complete an business combination by April 26, 2022, unless Alberton provides public shareholders an opportunity to redeem their public shares, (C) not to convert any shares in connection with a shareholder vote to approve the Business Combination or any amendment to our charter documents prior to consummation of an initial business combination or sell any shares to us in a tender offer in connection with the Business Combination and (D) that the founder shares shall not participate in any liquidating distribution from the Trust Account upon winding up if a business combination is not consummated. Additionally, all of the founder shares outstanding prior to the IPO will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (1) with respect to 50% of the founder shares, the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (2) with respect to the remaining 50% of the founder shares, six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their shares for cash, securities or other property. The limited exceptions include transfers, assignments or sales (i) to our initial shareholders, officers, directors, consultants or their affiliates, (ii) to an initial shareholder’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial business combination, or (vii) in connection with the consummation of our initial business combination, by private sales at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions.

Simultaneously with the closing of the IPO, Hong Ye purchased, pursuant to written subscription agreements with us, 300,000 private units (for a total purchase price of $ 3,000,000) from us. In addition, simultaneously with the sale of the over-allotment units, Hong Ye purchased from us at a price of $10.00 per private unit an additional 29,760 private units (for a total purchase price of $297,600).

The private units are identical to the units sold in the IPO except that the private warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by our sponsor or its permitted transferees. Additionally, because the private units will be issued in a private transaction, our sponsor and its permitted transferees will be allowed to exercise the private warrants for cash even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective and receive unregistered ordinary shares. The purchasers of the private units have agreed (a) to vote their private shares (representing the ordinary shares underlying the private units) and any public shares in favor of a business combination, (b) not to propose, or vote in favor of, an amendment to the Memorandum and Articles of Association, prior to a business combination, to affect the substance or timing of Alberton’s obligation to redeem all public shares if it cannot complete an business combination by April 26, 2022, unless Alberton provides public shareholders an opportunity to redeem their public shares, (c) not to redeem any private shares into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a business combination or sell their shares to Alberton in a tender offer in connection with a business combination, and (d) that the private shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchasers of the private units also agreed not to transfer, assign or sell any of the private units or underlying securities (except to the same permitted transferees as the founder shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the founder shares must agree to, each as described above) until the completion of our initial business combination.

If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. In the event of a liquidation prior to our initial business combination, all of our warrants and rights, including the private warrants and rights will be worthless.

As of the date hereof, our initial shareholders own an aggregate of 3,201,758 ordinary shares of Alberton.

In order to meet our working capital needs following the consummation of the initial public offering, our initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note. The working capital notes would either be paid upon consummation of our initial business combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. These units would be identical to the private units. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment.

The holders of our founder shares issued and outstanding prior to the initial public offering, as well as the holders of the private units and the units our initial shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), will be entitled to certain registration rights. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these founder shares are to be released from escrow. The holders of a majority of the private units and units issued in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Prior to June 30, 2018, Hong Ye advanced HK$22,000, (equivalent to US$2,818) to pay for the legal expenses associated with the business registration. On September 5, 2018, Hong Ye advanced Alberton an additional HK$ 1,985 (equivalent to US$256) for bank service charge. Alberton has repaid the Sponsor $2,818 and $256 on July 6, 2018 and December 28, 2018, respectively. On October 19, 2018, Hong Ye advanced Alberton an additional $71,000 for costs associated with the initial public offering. Such advances were non-interest bearing and have been repaid by Alberton on November 15, 2018.

On July 6, 2018, we issued an unsecured promissory note to Guan Wang, a member of our board of directors, pursuant to which we borrowed aggregate principal amount of $300,000. The note is non-interest bearing and payable on the consummation of our initial business combination.

As of December 31, 2021, $2,379, which represents the amount in excess of the aggregate private units purchase price, has not been returned to Hong Ye.

Hong Ye, an entity solely owned by Guan Wang, has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the Trust Account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time. We have agreed to pay Hong Ye $1,000 per month for these services. We believe, based on rents and fees for similar services, that the fee charged by Hong Ye is at least as favorable as we could have obtained from an unaffiliated person.

Other than the $1,000 per month administrative fee, the $290,000 payment to White and Williams LLP (an affiliate of our director) for its legal services to Alberton in connection with the IPO and other payments to such firm for legal services (including with respect to periodic filings) prior to the initial business combination and the repayment of $300,000 of non-interest bearing loans described above, no compensation or fees of any kind, including finder’s fee, consulting fees and other similar fees, will be paid to our initial shareholders, members of our management team or their respective affiliates, for services rendered prior to, or in order to effectuate the consummation of, our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

On September 18, 2019, we issued an unsecured promissory note in the aggregate principal amount of $1,148,800 to Global Nature, pursuant to which the period of time Alberton has to consummate an initial business combination has been extended by three months from October 25, 2019 to January 24, 2020. The note is non-interest bearing and is subject to certain repayment schedule as set forth therein.

On December 3, 2019, we issued an unsecured promissory note in the aggregate principal amount of $500,000 to Global Nature in connection with the Business Combination as working capital. The note is non-interest bearing and is subject to certain repayment schedule as set forth therein.

On January 23, 2020, we deposited $1,148,800 into the Trust Account to extend the time available for us to complete a business combination from January 24, 2020 to April 27, 2020. The extension deposit was partially funded from a $780,000 loan provided by the Sponsor and partially from a $368,800 from Alberton’s working capital. In connection with the loan provided by the Sponsor, Alberton issued a promissory note (the “Sponsor Note”) to the Sponsor in the aggregate principal amount of $780,000. The Sponsor Note is non-interest bearing and is payable on the date on which Alberton consummates its initial business combination. The sponsor, however, has the right to convert the Sponsor Note, in whole or in part, into Alberton’s private units, as described in the public offering prospectus we filed with the Securities and Exchange Commission on October 24, 2018, file No. 333-227652.

On April 17, 2020, Alberton issued an unsecured promissory note in the aggregate principal amount of $500,000 (the “AMC Note”) to Qingdao Zhongxin Huirong Distressed Asset Disposal Co, Ltd. (“AMC Sino”), a PRC company based in Qingdao, China, its registered assignees or successor in interest (the “Payee”). The AMC Note was issued in connection with a non-binding letter of intent entered into by and between us and Zhongxin AmcAsset Limited (“AmcAsset”), a holding company incorporated in the British Virgin Islands, to consummate a potential business combination with AmcAsset. The AMC Note is non-interest bearing and is payable on the date on which we consummate its initial business combination with Payee or another qualified target company, subject to certain mandatory repayment arrangement set forth in the AMC Note. The principal balance may be prepaid at any time without penalty. As of the date hereof, AMC Sino effected only $100,000 to Alberton.

During the year ended December 31, 2020, the Company received an aggregate of $273,640 in advances from the Company’s Chief Executive Officer for working capital purposes, of which $140,000 was used to partially fund the Extension. The advances are non-interest bearing and due on demand. At December 31, 2021 and December 31, 2020, advances of $273,640  were outstanding which are included in due to related parties in the accompanying unaudited condensed balance sheets.

During the year ended December 31, 2021, SolarMax made a series of non-interest bearing loans to the Sponsor in the aggregate principal amount of $651,369, to enable the Sponsor to provide the Company with funds to pay for the Company’s operating costs. These notes shall be paid off in cash upon the closing of the Merger. Otherwise, the due date will be upon the earlier of the date on which the Merger Agreement is terminated or the date an Event of Default shall occur. At December 31, 2021 and December 31, 2020, advances of $651,369 and $128,466 were outstanding and included in due to related parties in the accompanying unaudited condensed balance sheets.

SolarMax Related Person Transactions

See “Certain Relationships and Related Party Transactions of SolarMax”

Policies and Procedures for Related Person Transactions

Effective upon the Closing, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether to approve or ratify a related person transaction, although such determinations will be made in accordance with Nevada Restated Statues.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Alberton

Price Range of Alberton Securities

Our units, ordinary shares, rights, and warrants are each traded on the Nasdaq Capital Market under the symbols “ALACU,” “ALAC,” “ALACR,” and “ALACW,” respectively. Our units commenced public trading on October 24, 2018, and our ordinary shares, rights, and warrants commenced public trading on November 21, 2018.

On March 31, 2022, our units had a closing price of $[●] per unit, our ordinary shares had a closing price of $[●] per share, our warrants had a closing price of $[●] per warrant, and our rights had a closing price of $[●] per right.

Dividend Policy of Alberton

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to a business combination will be within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SolarMax

Price Range of SolarMax Securities

Historical market price information regarding SolarMax is not provided because there is no public market for SolarMax’ capital stock.

SolarMax has not paid any cash dividends during the past three years.

As of the date of this proxy statement/prospectus, SolarMax has 46 stockholders.

Combined Company

Dividend Policy

Neither Alberton nor SolarMax has paid or declared any cash dividends on its common stock, and we do not anticipate that Successor will pay any cash dividends on its common stock in the foreseeable future. Successor intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the board of directors and will depend upon a number of factors, including results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and lenders and other factors our board of directors deems relevant.

Each of SolarMax’ China subsidiaries may only distribute dividends after making funding certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on their after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. We anticipate that SolarMax’ PRC subsidiaries will require any available cash for the development of their businesses. Certain of our project subsidiaries have covenants in their financing agreements that restrict the payment of dividends.

LEGAL MATTERS

The validity of the securities of the Successor to be issued in connection with the Redomestication and the Business Combination will be passed upon for the Registrant by Robinson + Cole LLP (“R+C”). R+C is acting as U.S. securities counsel to Alberton in connection with the Redomestication and the Business Combination and Ogier, is acting as the British Virgin Islands counsel to Alberton in connection with the Redomestication and the Business Combination. Messina Madrid Law P.A. is acting as U.S. tax counsel to Alberton in connection with Redomestication. AllBright Law Offices is acting as PRC counsel to SolarMax in connection with PRC laws and regulation regarding SolarMax.

EXPERTS

Friedman LLP, an independent registered public accounting firm, has audited Alberton’s financial statements as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020 as set forth in its report included in this proxy statement/prospectus. Alberton’s financial statements as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, included in this proxy statement/prospectus have been so included in reliance on the report of Friedman LLP, given on the authority of said firm as experts in auditing and accounting.

Marcum LLP, an independent registered public accounting firm, has audited SolarMax’ consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 as set forth in its report included in this proxy statement/prospectus. SolarMax’ consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended, included in this proxy statement/prospectus have been so included in reliance on the report of Marcum LLP, given on the authority of said firm as experts in auditing and accounting.

Certain information concerning the laws of the PRC is included in this prospectus in reliance of the opinion of AllBright Law Offices, Shanghai, China, who are licensed attorneys in the PRC.

APPRAISAL RIGHTS

Appraisal rights are not available to the holders of Alberton ordinary shares or SolarMax common stock in connection with the Business Combination.

ENFORCEABILITY OF CIVIL LIABILITY

Prior to the consummation of the Merger, SolarMax’s management consist of two executive officers located in the United States and six directors among which three directors are located in the United States, two directors are located in China and one director is located in Taiwan; and Alberton’s management consist of two executive officers located in China who are also directors and three independent directors located in the United States. Following the consummation of the Merger, we will have seven directors and all of our executive officers and directors will be located in the United States except that two directors will be located in China and one director will be located in Taiwan. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those officers and directors (prior or after the Merger) located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on them under United States securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Alberton and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Alberton’s annual report to shareholders and Alberton’s joint proxy statement/prospectus. Upon written or oral request, Alberton will deliver a separate copy of the annual report to shareholder and/or joint proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Alberton deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Alberton deliver single copies of such documents in the future. Shareholders may notify Alberton of their requests by calling or writing Alberton at Room 1001, 10/F, Capital Center 151 Gloucester Road, Wanchai, Hong Kong. (if before the Business Combination) or SolarMax at 3080 12th Street, Riverside, California 92507 (if after the Business Combination).

TRANSFER AGENT

The transfer agent for Alberton’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS of ALBERTON

Our board of directors is aware of no other matter that may be brought before the Alberton Special Meeting. Under British Virgin Islands law, only business that is specified in the notice of Meeting to shareholders may be transacted at the Alberton Special Meeting.

FUTURE SHAREHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in Successor’s annual meetings of shareholders. If we hold a 2021 annual meeting of shareholders, we will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual meeting of shareholders is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Company’s 2021 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC as required by the Exchange Act. You can read Alberton’s SEC filings, including this proxy statement as well as our Annual Report on Form 10-K for the year ended December 31, 2020, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the Alberton Special Meeting, you should contact us by telephone or in writing:

Alberton Acquisition Corporation

Room 1001, 10/F, Capital Center

151 Gloucester Road, Wanchai, Hong Kong

Attn: [●]
Email: [●]

If you are a shareholder of Alberton and would like to request documents, please do so by contacting Alberton’s transfer agent: Continental Stock Transfer& Trust Company, by calling (212)-845-3240, or by forwarding a written request addressed to Continental Stock Transfer& Trust Company, 1 State Street 30th Floor, New York, NY 10004-1561, in order to receive them before the Alberton Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

If you are a stockholder of SolarMax and would like to request documents, please do so by contacting:

Stephen Brown, Chief Financial Officer

SolarMax Technology, Inc.

3080 12th Street

Riverside, California 92507

Email: sbrown@solarmaxtech.com

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Alberton has been supplied by Alberton, and all such information relating to SolarMax has been supplied by SolarMax. Information provided by either Alberton or SolarMax does not constitute any representation, estimate, or projection of any other party.

This document is a proxy statement of Alberton for the Alberton Special Meeting. And a proxy statement for SolarMax for the SolarMax Special Meeting. Neither Alberton nor SolarMax has authorized anyone to give any information or make any representation about the Business Combination, Alberton, or SolarMax that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Alberton Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Alberton Acquisition Corporation (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, changes in shareholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2018.

New York, New York

March 17, 2022

ALBERTON ACQUISITION CORPORATION

BALANCE SHEETS

	December 31,	December 31,
	2021	2020
Assets
Cash	$1,276	$1,545
Total Current Assets	1,276	1,545

Cash and investments held in Trust Account	14,869,184	15,364,991
Total Assets	$14,870,460	$15,366,536

Liabilities, Temporary Equity, and Shareholders’ Deficit
Accounts payable and accrued expenses	$270,526	$181,293
Due to related parties	925,009	402,106
Promissory notes	3,124,391	2,010,148
Promissory notes - related party	1,080,000	1,080,000
Total Current Liabilities	5,399,926	3,673,547

Warrants liabilities	411,038	522,579
Deferred underwriting compensation	4,020,797	4,020,797
Total Liabilities	9,831,761	8,216,923

Commitments and Contingencies

Ordinary shares subject to possible redemption, 1,278,361 and 1,413,480 shares at December 31, 2021 and 2020 (at conversion value of $11.63 and $10.87 per share), respectively	14,869,184	15,364,991

Shareholders’ Deficit:
Preference shares, no par value, 100,000,000 shares authorized, none issued and outstanding	-	-
Ordinary shares, no par value; 300,000,000 shares authorized; 3,201,758 and 3,201,758 shares (excluding 1,278,361 and 1,413,480 shares subject to possible redemption) at December 31, 2021 and 2020, respectively	-	-
Accumulated deficit	(9,830,485)	(8,215,378)
Total Shareholders’ Deficit	(9,830,485)	(8,215,378)

Total Liabilities, Temporary Equity, and Shareholders’ Deficit	$14,870,460	$15,366,536

The accompanying notes are an integral part of these financial statements.

ALBERTON ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2021	2020
Operating costs	$728,052	$545,678
Loss from operations	(728,052)	(545,678)

Other income:
Interest income - bank	-	836
Interest income	1,472	559,404
Change in fair value of warrants liabilities	111,541	10,740
Total other income	113,013	570,980

Net (loss) income	$(615,039)	$25,302

Basic and diluted weighted average redeemable shares outstanding	1,320,217	4,551,951
Basic and diluted net loss per redeemable ordinary share	$(0.50)	$(0.28)
Basic and diluted weighted average non-redeemable shares outstanding	3,201,758	3,201,758
Basic and diluted net loss per non-redeemable ordinary share	$(0.50)	$(0.28)

The accompanying notes are an integral part of these financial statements.

ALBERTON ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Ordinary Shares		Accumulated	Shareholders’
	Shares	Capital	Deficit	Deficit
Balance - December 31, 2019	3,201,758	$-	$(6,031,128)	$(6,031,128)
Accretion of carrying value to redemption value	-	-	(2,209,552)	(2,209,552)
Net income	-	-	25,302	25,302
Balance - December 31, 2020	3,201,758	-	(8,215,378)	(8,215,378)
Distribution of dividend warrants	-	636,375	(636,375)	-
Accretion of carrying value to redemption value	-	(636,375)	(363,693)	(1,000,068)
Net loss	-	-	(615,039)	(615,039)
Balance - December 31, 2021	3,201,758	$-	$(9,830,485)	$(9,830,485)

The accompanying notes are an integral part of these financial statements.

ALBERTON ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net (loss) income	$(615,039)	$25,302
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Interest earned on investment held in Trust Account	(1,472)	(559,404)
Change in fair value of warrants liabilities	(111,541)	(10,740)
Changes in current assets and current liabilities:
Prepaid assets	-	8,333
Accounts payable and accrued expense	89,233	167,594
Due to related parties	522,903	402,106
Net Cash (Used in) Provided by Operating Activities	(115,916)	33,191

Cash Flows from Investing Activities:
Purchase of investment held in Trust Account	(998,596)	(1,650,148)
Cash withdrawn from Trust Account to pay redeeming shareholders	1,495,875	105,889,888
Net Cash Provided by Investing Activities	497,279	104,239,740

Cash Flows from Financing Activities:
Proceeds from promissory notes	1,114,243	361,348
Proceeds from promissory note – related party	-	780,000
Redemption of ordinary shares	(1,495,875)	(105,889,888)
Net Cash Used in Financing Activities	(381,632)	(104,748,540)

Net Decrease in Cash	(269)	(475,609)
Cash – Beginning of year	1,545	477,154
Cash – End of year	$1,276	$1,545

Supplemental Disclosure of Non-cash Financing Activities:
Distribution of dividend warrants	$636,375	$-
Accretion of carrying value to redemption value	$1,000,068	$2,209,552

The accompanying notes are an integral part of these financial statements.

ALBERTON ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 1 — Organization and Business Operations

Organization and General

Alberton Acquisition Corporation (the “Company” or “Alberton”) is a blank check company incorporated on February 16, 2018, under the laws of British Virgin Islands for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business are not limited to an industry or geographic location.

As of December 31, 2021, the Company had not yet commenced any operations. The Company previously had until October 26, 2021 to consummate a Business Combination. On October 22, 2021, the Company held a special meeting of the shareholders pursuant to which its shareholders approved extending the Extension from October 26, 2021 to April 26, 2022 (the “October 2021 Extension”).

The Company has one subsidiary, Alberton Merger Subsidiary Inc., a wholly owned subsidiary of the Company incorporated in Nevada on October 16, 2020 (“Merger Sub”). The Merger Sub was established for the purpose of the potential Business Combination with SolarMax Technology, Inc. (“SolarMax”), a Nevada corporation. Alberton will re-domesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation immediately prior to the closing of the Business Combination with SolarMax, if consummated by April 26, 2022.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 26, 2022.

Financing

The registration statement for the Company’s initial public offering (the “Initial Public Offering” as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on October 23, 2018. On October 26, 2018, the Company consummated the Initial Public Offering of 10,000,000 units at $10.00 per unit (“Units” or “Public Units” and, with respect to the ordinary shares included in the Public Units offered, the “Public Shares”), generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 300,000 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor, Hong Ye Hong Kong Shareholding Co., Limited (the “Sponsor”), generating gross proceeds of $3,000,000, which is described in Note 4.

On November 20, 2018, the underwriters exercised the over-allotment option in part and purchased 1,487,992 Public Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $14,879,920. Simultaneously with the sale of the over-allotment Public Units, the Company consummated the private placement of an additional 29,760 Private Units at a price of $10.00 per Unit, generating total additional gross proceeds of $297,600.

Trust Account

Following the closing of the Initial Public Offering on October 26, 2018, an amount of $100,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the Private Units was placed in a trust account (“Trust Account”). Following the closing of underwriters’ exercise of over-allotment option on November 20, 2018, an additional $14,879,920 of net proceeds ($10.00 per Unit) was placed in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $114,879,920.

On April 23, 2020, the Company filed an amendment to its Articles of Association with the Registrar of the British Virgin Islands to extend the time that it needs to complete an initial Business Combination from April 27, 2020 to October 26, 2020 or such an earlier date as determined by its board of directors (the “Extension”). In connection with the Extension, shareholders holding 10,073,512 public shares exercised their right to redeem such shares for a pro rata portion of fund held in the Trust Account. As a result, an aggregate of $105,879,118 (or $10.51 per share) was removed from the Trust Account to pay such shareholders.

On October 26, 2020, the Company filed an amendment to its Articles of Association with the Registrar of the British Virgin Islands to extend the time that it needs to complete an initial Business Combination from October 26, 2020 to April 26, 2021 or such an earlier date as determined by its board of directors (the “Second Extension”). In connection with the Second Extension, shareholders holding 1,000 public shares exercised their right to redeem such shares for a pro rata portion of fund held in the Trust Account. As a result, an aggregate of $10,770 (or $10.77013 per share) was removed from the Trust Account to pay such shareholders.

On April 23, 2021, at the 2020 Annual Meeting, the Company’s shareholders approved to amend the Company’s memorandum and articles of association to extend the date before which the Company must complete a Business Combination from April 26, 2021 to October 26, 2021 or such earlier date as determined by the Board (the “Third Extension). In connection with the Third Extension, shareholders holding 135,069 public shares exercised their right to redeem such shares for a pro rata portion of fund held in the Trust Account. As a result, an aggregate of $1,495,303.45 (or $11.07 per share) was released from the Trust Account to pay such shareholders.

On October 22, 2021, the Company held a special meeting of the shareholders pursuant to which its shareholders approved extending the Extension from October 26, 2021 to April 26, 2022 (the “October 2021 Extension”). In connection with the approval of the October 2021 Extension, shareholders elected to redeem an aggregate of 50 of the Company’s ordinary shares. As a result, an aggregate of $571.56 (or $11.43 per share) was released from the Trust Account to pay such shareholders.

The funds in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the Company’s failure to consummate a Business Combination by April 27, 2020 (the “Combination Period”), and extended to April 26, 2022. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek all vendors, service providers, prospective target businesses or other entities it engages, to execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Units, although substantially all the net proceeds are intended to be generally applied toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding any deferred underwriter’s fees and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the signing of an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (defined in Note 5 - Related Party Transactions) have agreed to vote their initial shares and private shares, as well as any Public Shares acquired in or after the Initial Public Offering, in favor of any proposed Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against, or abstain from voting on, the proposed transaction.

The amount in the Trust Account (less the aggregate nominal par value of the shares of the Company’s public shareholders) under the Companies Law will be treated as share premium which is distributable under the Companies Law provided that immediately following the date on which the proposed distribution is proposed to be made, the Company is able to pay the debts as they fall due in the ordinary course of business. If the Company is forced to liquidate the Trust Account, the public shareholders would be distributed the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest).

The Initial Shareholders have agreed to (i) vote their insider shares (as well as any Public Shares acquired in or after the Initial Public Offering) in favor of any proposed Business Combination, (ii) waive their conversion rights with respect to their initial share (as well as any other shares acquired in or after the Initial Public Offering) in connection with the consummation of a Business Combination, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their initial shares if the Company fails to consummate a Business Combination within the Combination Period, and (iv) not propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their shares in conjunction with any such amendment.

Agreement and Plan of Merger with SolarMax

On October 27, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub and SolarMax. SolarMax is an integrated solar energy company. It was founded in 2008 to conduct business in the U.S. and subsequently commenced operation in China following two acquisitions in 2015. Through its subsidiaries, it is primarily engaged selling and installing integrated photovoltaic systems for residential and commercial customers in the United States which is its original business, identifying and procuring solar farm system projects for resale to third party developers and related services in China; providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms in China, financing the sale of its photovoltaic systems and servicing installment sales by its customers in the United States and providing exterior and interior light-emitting diodes, known as LED, lighting sales and retrofitting services for governmental and commercial applications.

Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into SolarMax, with SolarMax continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”). The Merger will become effective at such time on the date of closing, pursuant to the Merger Agreement, as the articles of merger is duly filed with the Secretary of State of the State of Nevada or such later time as may be specified in the articles of merger (the “Effective Time”). The transactions contemplated in the Merger Agreement are referred to as “Business Combination”. The closing of the Merger Agreement shall be upon the consummation of the Business Combination (the “Closing”). At the Closing, the Company will change its name to “SolarMax Technology Holdings, Inc.” (the “Successor”). The Closing is contingent upon shareholder approval and other customary Closing conditions.

On April 23, 2021, the Company’s shareholders approved to amend the Company’s memorandum and articles of association to extend the date before which the Company must complete a Business Combination from April 26, 2021 to October 26, 2021 or such earlier date as determined by the Board. If the Company is unable to complete its initial Business Combination by October 26, 2021 or such longer period that its shareholders may approve, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account not previously released to the Company for its tax obligations, divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, seek to dissolve and liquidate subject to its obligations under British Virgin Islands law to provide for claims of creditors in all cases subject to and the other requirements of applicable law. This redemption of public shares from the Trust Account shall be effected as required by function of its amended and restated memorandum and articles of association and prior to any voluntary winding up, although at all times subject to the Companies Act.

On October 22, 2021, the Company held a special meeting of the shareholders pursuant to which its shareholders approved extending the Extension from October 26, 2021to April 26, 2022. In connection with the extension, the Company adopted the amended and restated memorandum and articles of association providing the same with regards to the date by which the Company must complete its initial Business Combination.

Following the redemption of public shares, the Company intends to enter “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that the Company intends to enter voluntary liquidation following the redemption of public shareholders from the Trust Account, the Company does not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from its Trust Account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where the Company has its principal place of business, and taking any other steps the liquidator considers appropriate to identify its creditors, after which its remaining assets would be distributed. As soon as its affairs are fully wound-up, the liquidator must complete his statement of account and make a notice filing with the registrar. The Company would be dissolved once the registrar issues a Certificate of Dissolution.

Amendments to the Merger Agreement

On August 11, 2021, September 10, 2021, and October 4, 2021, the Company, Merger Sub and SolarMax entered into a third amendment, a fourth amendment, and a fifth amendment to the Merger Agreement. Pursuant to these amendments: (i) the number of ordinary shares of the Company to be issued to the SolarMax shareholders was changed to provide that the number of shares is determined by dividing $300,000,000 by $10.50 rather than the Redemption Price; (ii) SolarMax, which, as of October 4, 2021 had made the non-interest bearing loans to Alberton in connection with the Extension, Second Extension, and Third Extension (the “Extension Loan”), totaling of $927,567, agreed, if the amendment to Alberton’s Amended and Restated Memorandum and Articles of Association in connection with the October 2021 Extension (the “Extension Amendment”) is approved by SolarMax’ shareholders, to make up to additional six Extension Loans, and all of the Extension Loans will be paid at the closing of the Business Combination with SolarMax; (iii) the requirement that the Company satisfy its obligation to settle the deferred underwriting compensation paid to Chardan Capital Markets LLC, which is $4,020,797, through the delivery of Sponsor Shares was eliminated, and the deferred underwriting compensation is to be paid in cash; (iv) the requirement that the notes outstanding at September 3, 2020 be settled through the delivery of Founder Shares was eliminated and these notes will be paid at the closing, (v) 800,000 Founder Shares will be canceled  immediately prior to the closing, (vi) all outstanding Private Warrants, each exercisable for one-half of one ordinary shares of the Company (or common stock of the Company following redomestication), including all rights to receive additional Private Warrants which may be issued upon conversion of any notes or other advances made to Purchaser, shall be cancelled, and the Company shall issue to the holder of the Private Warrants (including any right to receive additional Private Warrants) a total of 44,467 ordinary shares of the Company  immediately prior to the closing, (vii) pursuant to loan agreements with the Sponsor, SolarMax had made loans to the Sponsor for payment of obligations of the Company of $651,369 and agreed to make additional advances of up to $12,233. These loans will be paid at the closing; (viii) on October 4, 2021, the Company entered into securities purchase agreement with two investors who agreed to purchase convertible notes in the principal amount of $10 million.  The notes are automatically converted at the closing into shares of common stock with a conversion price equal to ten times the average price of the Company’s rights for the 25 trading days ending on the 2nd trading day before the proxy statement is mailed to the Company’s shareholders, (ix) at the closing, the Company shall issue, under the incentive plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of common stock as the compensation shares for their service as independent directors of the Company until the closing and to Citiking International Limited, a company organized under the laws of Hong Kong (“Citiking”), 200,000 shares pursuant to certain consulting agreement between the Company and Citiking, among which 50,000 shares shall vest immediately upon the closing, 50,000 shares shall vest upon the first anniversary of the closing, 50,000 shares shall vest on the second anniversary of the Closing and remaining 50,000 shares shall vest on the third anniversary of the closing; and (x) the Company agreed that the Company would assume the Sponsor’s obligation to make a $50,000 payment to the Company’s former chief executive officer  immediately prior to the closing.

The Sponsor consented to these amendments.

In conjunction with the Merger Agreement including its amendments, the Company currently have the following agreements with various parties:

Share Forfeiture Agreement

On August 11, 2021, the Company entered into a certain share forfeiture agreement (the “Forfeiture Agreement”) with SolarMax and certain initial shareholders of the Company including Hong Ye, Bin (Ben) Wang and Keqing (Kevin) Liu (collectively, the “Initial Shareholders”), pursuant to which the Initial Shareholders have agreed to forfeit an aggregate of 800,000 Ordinary Shares upon the closing of the merger pursuant to the terms of the Forfeiture Agreement and the Company shall pay Bin (Ben) Wang $50,000 immediately prior to the closing of the merger.

Backstop and Private Placement

On August 11, 2021 and on October 4, 2021, the Company entered into certain backstop agreements (collectively, the “Backstop Agreements”) with four backstop investors (collectively, the “Backstop Investors”), pursuant to which the Backstop Investors shall commit to purchase an aggregate of no less than $18 million of Ordinary Shares in open market or private transactions from time to time, or from holders of public shares of the Company who have exercised their redemption rights pursuant to the Company’s organization documents, pursuant to the terms of the Backstop Agreements.

On August 11, 2021, the Company also entered into certain stock purchase agreement (the “PIPE SPA”) with JSDC Investment LLC (the “PIPE Investor”) who is a minority existing shareholder of SolarMax, pursuant to which the PIPE Investor shall purchase immediately prior to the closing, ordinary shares of the Company (or common stock of the Company following redomestication) at the amount equal to (i) $6 million divided by (ii) a price per share equal to the price at which each share of the Company is redeemed pursuant to the redemption by public shareholders in connection with the merger.

Note Purchase Agreement and Convertible Notes

On October 4, 2021, the Company entered into certain securities purchase agreement (the “Note Purchase Agreement”) with certain investors (“Note Investors”), pursuant to which the Company shall issue notes (the “New Notes”) in the aggregate amount of $10,000,000 with no interest to the Note Investors at the effectiveness of Form S-4. The New Notes shall be converted automatically into the number of fully paid and non-assessable common stock of the Company after redomestication, upon the closing of the Merger at a price equal to ten (10) times the average trading price of the rights of the Company, during a period of twenty-five (25) trading days ending on the second trading day prior to mailing of the Proxy Statement/Prospectus to the Company’s shareholders in connection with the special meeting to approve the Merger Agreement. The proceeds of $10,000,000 of the sale of the New Notes shall be used to pay off the indebtedness of the Company as of the closing and any remaining shall be released to the company as working capital. The proceeds from the sale of the New Notes are to be used to pay off the outstanding indebtedness of the Company as of the closing of the Merger and as working capital if there is any remaining fund.

Investor Relations Consulting Agreement

On August 11, 2021, the Company entered into a certain letter agreement (the “IR Agreement”) with Citiking, pursuant to which Citiking shall render investor relations services to the Company and to generally act as its investor relations consultant for the Asian market pursuant to the terms of the IR Agreement upon and following the closing of the Merger. Under the terms of the IR Agreement, the Company has agreed to issue an aggregate of 200,000 Ordinary Shares or Common Stock to Citiking as consideration for its services, of which first 50,000 shares shall vest at the closing of the Merger, 50,000 shares shall vest at the first anniversary of the closing of the Merger, 50,000 shares shall vest at the second anniversary and last 50,000 shares shall vest on the third anniversary of the closing of the Merger, provided that Citiking remains as advisor to the Company at each vesting date.

Liquidation

The Company initially had until October 26, 2019 to consummate a Business Combination, however, if the Company anticipated that it would not be able to consummate a Business Combination by such deadline, it could extend the period to consummate a Business Combination by an additional six months (for a total of up to 18 months to complete a Business Combination). Pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order to extend the time available for the Company to consummate the Business Combination, the Company’s insiders or their affiliates or designees, upon five days advance notice prior to each applicable deadline, must deposit into the Trust Account $1,148,799 on or prior to the date of such applicable deadline.

On October 18, 2019, the Company deposited $1,148,799 into its Trust Account (the “Extension Funds”) to extend the period to consummate a Business Combination until January 24, 2020. The Extension Funds were proceeds of a note in the principal amount of $1,148,800 (the “GN Note 1”) the Company issued to Global Nature Investment Holdings Limited (“Global Nature”), a company incorporated under the laws of the Cayman Islands, its registered assignees or successor in interest (the “Payee”). The GN Note 1 was issued in connection with a non-binding letter of intent entered into by and between Alberton and Global Nature on September 13, 2019, to consummate a potential Business Combination with Global Nature (the “GN LOI”) (see Note 6).

On January 23, 2020, the Company deposited an additional $1,148,800 into the Trust Account to further extend the time available for the Company to complete a Business Combination from January 24, 2020 to April 27, 2020 (the “Extension”). The Extension was partially funded from a $780,000 loan provided by the Sponsor and $368,800 from the Company’s working capital. In connection with the loan provided by the Sponsor, the Company issued a promissory note (the “Sponsor Note”) to the Sponsor in the aggregate principal amount of $780,000 (see Note 5).

On April 23, 2020, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the Extension from April 27, 2020 to October 26, 2020 (the “Extended Date”). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,073,512 of the Company’s ordinary shares. As a result, an aggregate of $105,879,118 (or $10.51 per share) was released from the Company’s Trust Account to pay such shareholders. On the same day, in connection with the Extension, the Company filed with the Registrar of the British Virgin Islands an amendment to Regulation 47 of its Articles of Association., and entered into an amendment to the trust agreement with the trust agent to extend the final liquidation date of the Trust Account to the 24-month anniversary of the closing of its Initial Public Offering, which is October 26, 2020.

The Company agreed to contribute, or cause to be contributed on its behalf (the “Cash Contribution”), $60,000 for the aggregate number of Public Shares that did not convert in connection with the Extension (the “Remaining Public Shares”) for each monthly period or portion thereof that is needed to complete a Business Combination (commencing on April 27, 2020 until the earlier of the consummation of a Business Combination and the expiry of the Extension). The Cash Contribution will be deposited as additional interest on the proceeds in the Trust Account and will be distributed pro rata as a part of the redemption amount to each Remaining Public Share in connection with a future redemption. In addition, at the earlier date (the “Issuance Date”) of the consummation of its initial Business Combination and the expiry of the Extension, the Company will issue a dividend of one warrant to purchase one-half of one ordinary share for each Remaining Public Share. Each such warrant will be identical to the warrants included in the Units sold in the Company’s Initial Public Offering (the “Dividend”, collectively with the Cash Contribution, the “Contribution”).

On October 26, 2020, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the Extended Date from October 26, 2020 to April 26, 2021 or such earlier date as determined by the Board was voted on and approved (the “Second Extended Date”). In connection with the approval of the Second Extension, shareholders elected to redeem an aggregate of 1,000 of the Company’s ordinary shares. As a result, an aggregate of $10,770 (or $10.77013 per share) was released from the Company’s Trust Account to pay such shareholders. On the same day, in connection with the Second Extension, the Company filed with the Registrar of the British Virgin Islands another amendment to Regulation 47 of its Articles of Association and entered into another amendment to the trust agreement with the trust agent to extend the final liquidation date of the Trust Account to the 30-month anniversary of the closing of its Initial Public Offering, which is April 26, 2021.

The Company agreed to contribute, or cause to be contributed on its behalf (the “Second Cash Contribution”), $0.05 per share for the aggregate number of Public Shares that did not convert in connection with the Second Extension (the “Remaining Public Shares Post Second Extension”) for each monthly period or portion thereof that is needed to complete a Business Combination (commencing on October 26, 2020 until the earlier of the consummation of a Business Combination and the expiry of the Second Extension). The Second Cash Contribution will be deposited as additional interest on the proceeds in the Trust Account and will be distributed pro rata as a part of the redemption amount to each Remaining Public Share in connection with a future redemption.

On April 15, 2021, the Company announced that it has agreed that if the Extension is approved, for the aggregate public shares that are not redeemed by the Company’s shareholders in connection with the Extension (collectively, the “Remaining Shares”, each, a “Remaining Share”), for each monthly period, or portion thereof, that is needed by the Company to complete an initial Business Combination during the Extension, it will deposit $0.06 per Remaining Share. If no shares are redeemed, the monthly payment to the Trust Account as additional interest will be $84,808.80, based on a commitment from its sponsor (the “Cash Contribution”).

The per-share pro rata portion of the Trust Account on March 18, 2021 (the “Record Date”) after taking into account taxes owed but not paid by such date (which is expected to be the same approximate amount two business days prior to the meeting) was approximately $10.97. If the Extension is approved and the Company takes the full six months to complete its initial Business Combination, the redemption amount per share at the meeting for such Business Combination or the Company’s subsequent liquidation will be approximately $11.33, in comparison to the current redemption amount of $10.97 (solely based on redemption price as of the current Record Date).

On April 23, 2021, the Company held its special meeting in lieu of the 2020 annual meeting of the shareholders. At such special meeting, the Company’s shareholders approved to amend the Company’s memorandum and articles of association to extend the date before which the Company must complete a Business Combination from April 26, 2021 to October 26, 2021.

On October 22, 2021, the Company held a special meeting of the shareholders pursuant to which the Company’s shareholders approved extending the Extension from October 26, 2021 to April 26, 2022. In connection with October 2021 Extension, the Company has committed to deposit $0.10 per share per month into the Trust Account as additional interests on the proceeds in the trust account based on a commitment from SolarMax as provided in the Merger Agreement.

Any additional loans that may be made to the Company to fund the Contribution will not bear interest and will be repayable by the Company upon consummation of a Business Combination. The Company’s officers, directors or affiliates will have the sole discretion whether to continue extending additional loans for additional calendar months until the Extended Date and if the officers, directors or affiliates determine not to continue extending additional loans for additional calendar months, their obligation to extend additional loans following such determination will terminate.

Through December 31, 2021, the Company deposited an aggregate of $1,499,944 into the Trust Account to fund the Extension. The Extension was partially funded from a $140,000 advance provided by the Sponsor (see Note 5), $100,000 from the AMC Note (defined below) and $1,259,944 from the SolarMax Notes (see Note 6).

NASDAQ Delisting Notification

On October 28, 2021, the Company received notice from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”), the Company’s securities (ordinary shares, warrants, units and rights) would be subject to suspension and delisting from The Nasdaq Capital Market due to the Company’s non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more Business Combinations within 36 months of the effectiveness of its IPO registration statement. Following the submission of a hearing request by the Company, a hearing was held on December 16, 2021. On January 3, 2022, Alberton received notice from the Nasdaq Office of General Counsel that the Panel had granted the Company’s request to continue its listing on Nasdaq through March 14, 2022.

On February 28, 2022, the Company submitted a request for additional extension through April 26, 2022 because it needed additional time to prepare and include the audited financial statements for the year ended December 31, 2021 for the Company and SolarMax in the registration statement on Form S-4 and the related proxy statement/prospectus in connection with the merger, which request was granted by the Panel on March 3, 2022. The Panel stated that April 26, 2022 represents the full extent of its discretion to grant continued listing while the Company is non-compliant. As a result, if the merger is not completed and the Company does not demonstrate compliance with the applicable Nasdaq listing requirements by April 26, 2022, the Panel will issue a final delist determination and the Company will be suspended from trading on Nasdaq.

While the Company is working toward regaining compliance with all applicable requirements for continued listing on Nasdaq, there can be no assurance that the Company will be able to demonstrate compliance by the deadlines set forth above or that the Panel will grant the Company an extension in the event compliance is not timely achieved.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Investments Held in Trust Account

At December 31, 2021 and 2020, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.

Warrants Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2021 and 2020 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted British Virgin Islands Company and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States. As such, the Company’s tax provision is zero for the periods presented.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings per Share.” In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed income (loss) is calculated using the total net income (loss) less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be deemed dividends and to reduce from net income (loss) in arriving at income (loss) available to common shareholders. At December 31, 2021 and 2020, the Company has not considered the effect of the warrants sold in the Initial Public Offering and the dividend warrants issued in April 2021 to purchase an aggregate of 6,616,116 shares and 5,908,876 shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive for the years ended December 31 2021 and 2020, respectively. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2021	December 31, 2020
Warrants liabilities – Private Warrants	3	$411,038	$522,579

The change in the fair value of warrant liabilities regarding Level 3 fair value measurements is summarized as follows

Warrants liabilities at December 31, 2019	$533,319
Change in fair value of warrants liabilities for the year ended December 31, 2020	(10,740)
Warrants liabilities at December 31, 2020	522,579
Change in fair value of warrants liabilities for the year ended December 31, 2021	(111,541)
Warrants liabilities at December 31, 2021	$411,038

The Private Warrants are accounted for as liabilities in accordance with ASC 815-40 as the Company concluded that its Private Warrants are not indexed to the Company’s ordinary shares because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares and are presented within warrant liabilities on the Company’s accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The fair value of the Private Warrants was estimated using the Black-Scholes option-pricing model. The application of the Black-Scholes option-pricing model requires the use of a number of inputs and significant assumptions including volatility. Significant judgment is required in determining the expected volatility of the ordinary shares. Due to the limited history of trading of the Company’s ordinary shares, the Company determined expected volatility based on a peer group of publicly traded companies. The following reflects the inputs and assumptions used:

	December 31, 2021	December 31, 2020
Stock price	$11.69	$11.41
Exercise price	$11.50	$11.50
Risk-free interest rate	1.28%	0.40%
Expected term (in years)	5.25	5.25
Expected dividend yield	0.00%	0.00%
Expected volatility	40.92%	41.59%
Merger probability adjustment	55.00%	75.00%

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Public Unit

Pursuant to the Initial Public Offering on October 26, 2018, the Company sold 10,000,000 Units at a purchase price of $10.00 per Unit. On November 20, 2018, in connection with the underwriters’ exercise of their over-allotment option, the Company consummated the sale of an additional 1,487,992 Public Units at $10.00 per Unit. Each Unit consists of one ordinary share, one redeemable warrant (“Public Warrant”), and one right (“Public Right”). Each whole redeemable warrant entitles the holder to purchase one half of one ordinary share at an exercise price of $11.50 (see Note 10). Every 10 Public Rights will convert automatically into one ordinary share upon consummation of a Business Combination (see Note 10).

If the Company does not complete its Business Combination within the necessary time period described in Note 1, the Public Warrants and Public Rights will expire and be worthless. Since the Company is not required to net cash settle the Public Warrants and Public Rights, and the Public Warrants and Public Rights are convertible upon the consummation of the Business Combination, management determined that the Public Warrants and Public Rights are classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with ASC 815-40. The proceeds from the sale are allocated to Public Shares and Public Warrants and Public Rights based on the relative fair value of the securities in accordance with ASC 470-20-30. The value of the Public Shares, Public Warrants and Public Rights was based on the closing price paid by investors.

At the closing of the Initial Public Offering and over-allotment option, the Company paid an upfront underwriting discount of $2,000,000 and $297,598, 2.0% of the per unit offering price to the underwriter, respectively, with an additional fee of $3,500,000 and $520,797 (the “Deferred Discount”), 3.5% of the gross offering proceeds payable upon the completion of the Business Combination, respectively. The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. In the event that the Company does not close a Business Combination, the underwriter has waived its right to receive the Deferred Discount. The underwriter is not entitled to any interest accrued on the Deferred Discount. Total offering costs were $3,060,924, which consisted of $2,297,598 of underwriter’s commissions and $763,326 of other offering costs.

Purchase Option

On October 26, 2018, the Company sold the underwriter (and its designees), for $100, an option to purchase up to 500,000 Units exercisable at $11.50 per Unit (or an aggregate exercise price of $5,750,000) commencing on the consummation of a Business Combination. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the effective date of the registration statement related to the Initial Public Offering. The Units issuable upon exercise of this option are identical to those offered in the Initial Public Offering, with 500,000 ordinary shares, warrants to purchase 250,000 shares and rights to receive 50,000 ordinary shares that may be issued upon exercise of the option.

The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated the fair value of this unit purchase option to be approximately $1,603,060 (or $3.206 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 38%, (2) risk-free interest rate of 2.29% (the interest rate on a three-month US Treasury Bill on October 26, 2018) and (3) expected life of five years.

Note 4 — Private Placements

Simultaneously with the Initial Public Offering, the Company’s Sponsor purchased an aggregate of 300,000 Private Units at $10.00 per Unit (for a total purchase price of $3,000,000). On November 20, 2018, in connection with the underwriters’ partial exercise of their over-allotment option, the Company consummated the sale of additional 29,760 Private Units, generating gross proceeds of $297,600. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account.

The Private Units are identical to the units sold in the Initial Public Offering except the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor or its permitted transferees. The purchasers of the Private Units have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the founder shares) until the completion of the Business Combination.

If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Note 5 — Related Party Transactions

Founder Shares

In August 2018, the Company issued 1,725,000 Class B ordinary shares to its initial shareholders as founder shares, of which an aggregate of 1,650,000 Class B ordinary shares were issued for an aggregate purchase price of $17,250 or $0.010454545 per share, and an aggregate of 75,000 Class B ordinary shares were issued for services rendered. On September 10, 2018, the Company issued an additional 1,150,000 Class B ordinary shares to its initial shareholders as founder shares, of which an aggregate of 1,135,000 Class B ordinary shares were issued for an aggregate purchase price of $2,300 or approximately $0.00202643 per share, and an aggregate of 15,000 Class B ordinary shares were issued for services rendered. On September 14, 2018, the Company’s initial shareholders converted all of their Class B ordinary shares, constituting all of the outstanding Class B ordinary shares of the Company, into Class A ordinary shares and, immediately thereafter, the Company amended and restated its Memorandum and Articles of Association to eliminate the Class B ordinary shares and re-designate the Class A ordinary shares as “ordinary shares.” As a result, prior to the Initial Public Offering, the Company’s initial shareholders held 2,875,000 founder shares. The 2,875,000 founder shares included an aggregate of up to 375,000 ordinary shares subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriters in full or in part. On November 20, 2018, as a result of the underwriters’ partial exercise of their over-allotment option, 3,002 founder shares were forfeited.

The founder shares are identical to the ordinary shares included in the units sold in the Initial Public Offering. However, the Initial Shareholders have agreed to (A) to vote any shares owned by them in favor of any proposed Business Combination, (B) not to convert any shares in connection with a shareholder vote to approve a proposed initial Business Combination or any amendment to the Company’s charter documents prior to consummation of an initial Business Combination, or sell any shares to the Company in a tender offer in connection with a proposed initial Business Combination and (C) that the founder shares shall not participate in any liquidating distribution from the Trust Account upon winding up if a Business Combination is not consummated.

Additionally, subject to certain limited exceptions, the Initial Shareholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until, with respect to 50% of the founder shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, and with respect to the remaining 50% of the founder shares, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Advances

During the year ended December 31, 2020, the Company received an aggregate of $273,640 in advances from the Company’s Chief Executive Officer for working capital purposes, of which $140,000 was used to partially fund the Extension. The advances are non-interest bearing and due on demand. At December 31, 2021 and 2020, advances of $273,640 were outstanding which are included in due to related parties in the accompanying balance sheets.

During the year ended December 31, 2021, SolarMax made a series of non-interest bearing loans to the Sponsor in the aggregate principal amount of $651,369, to enable the Sponsor to provide the Company with funds to pay for the Company’s operating costs. These notes shall be paid off in cash upon the closing of the Merger. Otherwise, the due date will be upon the earlier of the date on which the Merger Agreement is terminated or the date an Event of Default shall occur. At December 31, 2021 and 2020, advances of $651,369 and $128,466 were outstanding and included in due to related parties in the accompanying balance sheets.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. As provided in the Merger Agreement, as amended, the Working Capital Loans would be repaid in cash upon the closing of the Merger. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On July 6, 2018, the Sponsor loaned the Company $300,000 under a promissory note (the “Sponsor Note 1”), a portion of which was used to pay for costs associated with the Initial Public Offering. The loan is non-interest bearing, unsecured and due at the closing of a Business Combination. As of December 31, 2021 and 2020, there was $300,000 outstanding under the Sponsor Note 1.

On January 24, 2020, the Sponsor loaned the Company an additional $780,000 under a promissory note (the “Sponsor Note 2”) in order to partially fund the amount required to be deposited into the Trust Account to extend the period of time required by the Company to complete a Business Combination. The loan is non-interest bearing, unsecured and due at the closing of a Business Combination. As of December 31, 2021 and 2020, there was $780,000 outstanding under the Sponsor Note 2.

Administrative Service Fee

The Company has agreed, commencing on August 1, 2018, to pay the Sponsor, a monthly fee of an aggregate of $1,000 for general and administrative services including office space, utilities and secretarial support, due before the first day of each month. This arrangement will terminate upon the completion of a Business Combination or a distribution of the Trust Account to the public shareholders. For each of the years ended December 31, 2021 and 2020, the Company incurred $12,000 of administrative fees. At December 31, 2021 and 2020, $18,000 and $6,000, respectively, of such fees are included in accounts payable and accrued expenses in the accompanying balance sheets.

Other than the $1,000 per month administrative fee and the $1,080,000 of non-interest bearing loans described above, no compensation or fees of any kind, including finder’s fee, consulting fees and other similar fees, will be paid to our initial shareholders, members of our management team or their respective affiliates, for services rendered prior to, or in order to effectuate the consummation of, our initial Business Combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and Business Combination as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by the Company.

Note 6 — Promissory Notes

Promissory notes are comprised of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
GN Note 1	$1,148,800	$1,148,800
GN Note 2	500,000	500,000
AMC Note	100,000	100,000
SolarMax Notes 1	261,348	261,348
SolarMax Notes 2	212,022	-
SolarMax Notes 3	224,083	-
SolarMax Notes 4	230,114	-
SolarMax Notes 5	332,377	-
SolarMax Notes 6	115,647	-
Total	$3,124,391	$2,010,148

On September 18, 2019, the Company issued an unsecured promissory note in the aggregate principal amount of $1,148,800 to Global Nature (the “GN Note 1”). The GN Note 1 was issued in connection with the GN LOI entered into by and between Global Nature and the Company on September 13, 2019, to consummate a potential Business Combination with Global Nature.

The GN Note 1 is non-interest bearing and is payable on the date on which the Company consummates its initial Business Combination with Global Nature or another qualified target company (a “Qualified Business Combination” and such date, the “Maturity Date”), subject to certain mandatory repayment arrangement set forth in the GN Note 1. The principal balance may be prepaid at any time without penalty. As of December 31, 2021 and 2020, there was $1,148,800 outstanding under the GN Note 1.

Pursuant to the GN Note 1, in the event that Global Nature notifies the Company that it does not wish to proceed with the Qualified Business Combination (the “Withdrawal Request”), the Company shall only be obligated to repay the GN Note 1 as follows: (i) 50% of the principal amount of the GN Note 1 as soon as possible with best efforts but no later than 5 business days after a Business Combination with another target if the Withdrawal Request is given from after October 18, 2019; or (ii) the full principal amount of the GN Note 1 as soon as possible with best efforts but no later than 5 business days after a Business Combination or the date of expiry of the term of the Company (whichever is earlier), if the parties have not entered into a definitive agreement with regard to the Qualified Business Combination within 45 days from the date of the GN Note 1 as a result of the disagreement on the valuation of the Qualified Business Combination. On March 12, 2020, the Company received the Withdrawal Request from Global Nature that it did not wish to proceed with the Qualified Business Combination. The parties agreed that the GN Note 1 which shall be repaid as soon as possible with best efforts but no later than 5 business days after the Company’s Business Combination or the date of the expiry of the term of the Company (whichever is earlier).

All amounts owed by the Company under the GN Note 1 become immediately due and payable upon an event of default, which includes the Company’s failure to pay the principal amount due within 5 business days of the Maturity Date and the Company’s voluntary or involuntary bankruptcy.

On December 3, 2019, the Company issued an unsecured promissory note in the aggregate principal amount of $500,000 to Global Nature (the “GN Note 2”). The GN Note 2 was issued in order to fund the Company’s working capital needs. The GN Note 2 is non-interest bearing and is payable as soon as possible but in any event no later than 5 business days after the Company’s initial Business Combination or the date of the expiry of the term of the Company, whichever is earlier. The principal balance may be prepaid at any time without penalty. As of December 31, 2021 and 2020, there was $500,000 outstanding under the GN Note 2.

On April 17, 2020, the Company issued an unsecured promissory note in the aggregate principal amount of $500,000 (the “AMC Note”) to Qingdao Zhongxin Huirong Distressed Asset Disposal Co., Ltd. (“AMC Sino”), a PRC company based in Qingdao, China, its registered assignees or successor in interest (the “AMC Payee”). The AMC Note was issued in connection with a non-binding letter of intent entered (“AMC LOI”) into by and between the Company and Zhongxin AmcAsset Limited (“AmcAsset”), a holding company incorporated in the British Virgin Islands, to consummate a potential Business Combination with AmcAsset. AmcAsset is a transnational distressed asset management company with foothold in the U.S. and China, and undergoing global expansion. AmcAsset holds 100% equity interest of Quest Mark Capital Inc., a California corporation located in Los Angeles, and Qingdao Zhongbiao Distressed Asset Management Co., Ltd (“Zhongbiao”), to which AMC Sino is related. The principal of the AMC Note of $500,000 will be paid in installments according to the needs of the Company. The AMC Note is non-interest bearing and is payable on the date on which the Company consummates its initial Business Combination with AMC Payee or another qualified target company, subject to certain mandatory repayment arrangement set forth in the AMC Note. The principal balance may be prepaid at any time without penalty. On May 5, 2020, the Company received first installment of $100,000 under the AMC Note. As of December 31, 2021 and 2020, there was $100,000 outstanding under the AMC Note.

From September 2020 to December 2020, the Company issued unsecured promissory notes in the aggregate principal amount of $261,348 to SolarMax (the “SolarMax Notes 1”) to finance the extension of the period that the Company must complete a Business Combination. The SolarMax Notes 1 are non-interest bearing and payable on the earlier of (i) the consummation of a Business Combination, (ii) the Second Extended Date, or (iii) the date on which either (x) the letter of intent dated September 3, 2020 (the “LOI”) or (y) the Acquisition Agreement, as defined in the LOI, are terminated for any reason. At December 31, 2021 and December 31, 2020, there was $261,348 outstanding under the SolarMax Notes 1.

From January to March 2021, the Company issued additional unsecured promissory notes in the aggregate principal amount of $212,022 to SolarMax (the “SolarMax Notes 2”) to finance the extension of the period that the Company must complete a Business Combination to April 26, 2021. SolarMax Notes 2 are non-interest bearing, unsecured and payable upon the first to occur of (i) the Closing Date, as defined in the Merger Agreement, or (ii) the date on which, pursuant to the organization documents of Alberton, Alberton must complete a Business Combination, which date is presently October 26, 2021, or (iii) the date on which the Merger Agreement is terminated or (iv) the date an Event of Default shall occur. At December 31, 2021, there was $212,022 outstanding under the SolarMax Notes 2.

From April to June 2021, the Company issued additional unsecured promissory notes in the aggregate principal amount of $224,083 to SolarMax (the “SolarMax Notes 3”) to finance the extension of the period that the Company must complete a Business Combination to October 26, 2021. SolarMax Notes 3 are non-interest bearing, unsecured and payable upon the first to occur of (i) the Closing Date, as defined in the Merger Agreement, or (ii) the date on which, pursuant to the organization documents of Alberton, Alberton must complete a Business Combination, which date is presently April 26, 2022, or (iii) the date on which the Merger Agreement is terminated or (iv) the date an Event of Default shall occur. At December 31, 2021, there was $224,083 outstanding under the SolarMax Notes 3.

In September 2021, the Company issued additional unsecured promissory notes in the aggregate principal amount of $230,114 to SolarMax (the “SolarMax Notes 4”) to finance the extension of the period that the Company must complete a Business Combination to October 26, 2021. SolarMax Notes 4 are non-interest bearing, unsecured and payable upon the first to occur of (i) the Closing Date, as defined in the Merger Agreement, or (ii) the date on which, pursuant to the organization documents of Alberton, Alberton must complete a Business Combination, which date is presently April 26, 2022, or (iii) the date on which the Merger Agreement is terminated or (iv) the date an Event of Default shall occur. At December 31, 2021, there was $230,114 outstanding under the SolarMax Notes 4.

From October to December 2021, the Company issued additional unsecured promissory notes in the aggregate principal amount of $332,377 to SolarMax (the “SolarMax Notes 5”) to finance the extension of the period that the Company must complete a Business Combination to October 26, 2021, which date is presently extended to April 26, 2022. SolarMax Notes 5 are non-interest bearing, unsecured and payable upon the first to occur of (i) the Closing Date, as defined in the Merger Agreement, or (ii) the date on which, pursuant to the organization documents of Alberton, Alberton must complete a Business Combination, which date is presently April 26, 2022, or (iii) the date on which the Merger Agreement is terminated or (iv) the date an Event of Default shall occur. At December 31, 2021, there was $332,377 outstanding under the SolarMax Notes 5.

In November 2021, the Company issued additional unsecured promissory notes in the aggregate principal amount of $115,647 to SolarMax (the “SolarMax Notes 6”) to provide the Company with funds to pay for the Company’s operating costs. SolarMax Notes 6 are non-interest bearing, unsecured and payable upon the first to occur of (i) the Closing Date, as defined in the Merger Agreement, or (ii) the date on which, pursuant to the organization documents of Alberton, Alberton must complete a Business Combination, which date is presently April 26, 2022, or (iii) the date on which the Merger Agreement is terminated or (iv) the date an Event of Default shall occur. At December 31, 2021, there was $115,647 outstanding under the SolarMax Notes 6.

Note 7 — Cash and Investments Held in Trust Account

As of December 31, 2021 and 2020, assets held in the Trust Account were comprised of $14,869,184 and $15,364,991, respectively, in money market funds which are invested in U.S. Treasury Securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021	December 31, 2020
Assets:
Trust Account - U.S. Treasury Securities Money Market Fund	1	$14,869,184	$15,364,991

Note 8 — Commitments and Contingencies

Legal Proceedings

From time to time, the Company is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. When the Company becomes aware of a claim or potential claim, the Company assesses the likelihood of any loss or exposure. On October 22, 2021, the Company received one demand letter from a putative stockholder alleging that the proxy statement/prospectus Form S-4 and its amendments filed by the Company omit certain material information with respect to the merger with SolarMax and seeking the issuance of corrective disclosure in an amendment or supplement to the proxy statement/prospectus. The Company believes that the disclosure in the proxy statement/prospectus complies fully with applicable law. The Company specifically denies all allegations that any additional disclosure is required and reserve all defenses in connection with the demand.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or complete the SolarMax Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on October 23, 2018, the holders of the founder shares, Private Units (and underlying securities) and units that may be issued in payment of Working Capital Loans (and all underlying securities) are entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to two demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Note 9 — Deferred Underwriter Compensation

The Company is obligated to pay the underwriters a deferred underwriting discounts and commissions equal to 3.5% of the gross proceeds of the Initial Public Offering. Upon completion of the Business Combination, $4,020,797 (with consideration of the underwriters’ exercise of their over-allotment option on November 20, 2018) will be paid to the underwriters from the funds held in the Trust Account. No discounts or commissions will be paid with respect to the purchase of the Private Units.

Note 10 — Shareholders’ Deficit

Preferred Shares - The Company is authorized to issue 100,000,000 shares of no par value preferred shares, with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021 and 2020, there are no preferred shares designated, issued or outstanding.

Ordinary Shares - The Company is authorized to issue 300,000,000 ordinary shares, no par value. As of December 31, 2021 and 2020, the Company had issued an aggregate of 3,201,758 and 3,201,758 ordinary shares, excluding 1,278,361 and 1,413,480 shares of ordinary shares subject to possible redemption, respectively.

Warrants - Each warrant entitles the registered holder to purchase one-half (1/2) of one ordinary share at a price of $11.50 per whole ordinary share, subject to adjustment as discussed below, at any time commencing on the later of the completion of the Business Combination or 12 months from the date of the effective date of the registration statement. However, no warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of the Company’s Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the ordinary shares for the 20 trading days ending on the third trading day immediately prior to the date of exercise. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire on the fifth anniversary of the closing of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The warrants issued in the Private Units (“Private Warrants”) are identical to the Public Warrants sold in the Initial Public Offering except the Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

The Company may call the warrants for redemption (excluding the Private Warrants and any warrants issued to its initial shareholders, officers or directors in payment of working capital loans made to the Company, but including outstanding warrants issued upon exercise of the unit purchase option issued to Chardan Capital Markets LLC), in whole and not in part, at a price of $0.01 per warrant,

●	at any time after the warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

On January 19, 2021, the board of the Company approved the issuance of 1,414,480 dividend warrants to those public shareholders who were shareholders on April 21, 2020 and did not exercise their right of redemption in connection with the April 2020 extension, and the Company instructed such issuance. The dividend warrants were issued on April 8, 2021. The dividend warrants are identical to the warrants included in the units sold in the Company’s Initial Public Offering, for which one dividend warrant has the right to purchase one-half of one ordinary share at an exercise price of $11.50 per whole share. The Company accounted for the fair value of the dividend warrants using the closing market price of the Company’s Public Warrants on April 8, 2021 and determined the aggregate fair value of $636,375. The dividend warrants were recorded as a reduction of retained earnings and an additional to ordinary shares capital of the Company.

As of December 31, 2021 and 2020, the Company has outstanding warrants of 13,232,232 and 11,817,752 to purchase an aggregate of 6,616,116 shares and 5,908,876 shares of the Company’s ordinary shares, respectively, with a weighted average exercise of $11.50 per whole share.

Rights - Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if a holder of such right converted all ordinary shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis and each holder of rights will be required to affirmatively covert its rights in order to receive 1/10 of a share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

The rights included in the Private Units sold in the private placement are identical to the rights included in the Units sold in the Initial Public Offering, except that, among others, the rights including the shares issuable upon exchange of such rights, are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of such rights (including underlying securities) is registered under the Securities Act. Refer to Note 4 Private Placement for more details.

Note 11 — Reconciliation of Basic and Diluted Net Loss per Ordinary Share

In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed income (loss) is calculated using the total net income (loss) less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be deemed dividends and to reduce from net income (loss) in arriving at net income (loss) available to common shareholders. Accordingly, basic and diluted adjusted net loss per ordinary share is as follows:

	Years Ended December 31,
	2021	2020

Net (loss) income	$(615,039)	$25,302
Distribution of dividend warrants	(636,375)	-
Accretion of carrying value to redemption value	(1,000,068)	(2,209,552)
Net loss including accretion of carrying value to redemption value	$(2,251,482)	$(2,184,250)

	Year Ended December 31, 2021		Year Ended December 31, 2020
	Redeemable Ordinary Shares	Non-Redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-Redeemable Ordinary Shares
Basic and diluted net loss per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(657,333)	$(1,594,149)	$(1,282,302)	$(901,948)
Denominators:
Weighted-average shares outstanding	1,320,217	3,201,758	4,551,951	3,201,758
Basic and diluted net loss per share	$(0.50)	$(0.50)	$(0.28)	$(0.28)

Note 12 — Subsequent Events

The Company’s management reviewed all material events that have occurred after the balance sheet date through the date which these financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Promissory Notes

In January 2022, the Company issued additional unsecured promissory notes in the aggregate principal amount of $127,836 to SolarMax (the “SolarMax Notes 7”) to finance the extension of the period that the Company must complete a Business Combination to April 26, 2022. SolarMax Notes 7 are non-interest bearing, unsecured and payable upon the first to occur of (i) the Closing Date, as defined in the Merger Agreement, or (ii) the date on which, pursuant to the organization documents of Alberton, Alberton must complete a Business Combination, which date is presently April 26, 2022, or (iii) the date on which the Merger Agreement is terminated or (iv) the date an Event of Default shall occur.

In March 2022, the Company issued additional unsecured promissory notes in the aggregate principal amount of $161,020 to SolarMax (the “SolarMax Notes 8”) to provide the Company with funds to pay for the Company’s operating costs. SolarMax Notes 8 are non-interest bearing, unsecured and payable upon the first to occur of (i) the Closing Date, as defined in the Merger Agreement, or (ii) the date on which, pursuant to the organization documents of Alberton, Alberton must complete a Business Combination, which date is presently April 26, 2022, or (iii) the date on which the Merger Agreement is terminated or (iv) the date an Event of Default shall occur.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

SolarMax Technology, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SolarMax Technology, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020 the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

Report on Supplementary Information

The Condensed Financial Information of Parent has been subjected to audit procedures performed in conjunction with the audit of the Company's financial statements. The Condensed Financial Information of Parent is the responsibility of the Company's management. Our audit procedures included determining whether the Condensed Financial Information of Parent reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Condensed Financial Information of Parent. In forming our opinion on the Condensed Financial Information of Parent, we evaluated whether the Condensed Financial Information of Parent, including its form and content, is presented in conformity with Rule 12-04 of Regulation S-X of the Securities Act of 1933. In our opinion, the Condensed Financial Information of Parent is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2015.

Costa Mesa, California

March 25, 2022

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2021 and December 31, 2020

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$9,886,195	$17,010,388
Restricted cash, current	3,195,731	4,728,154
Bankers’ acceptance	-	499,938
Accounts receivable, net	3,211,972	1,148,468
Notes receivable from SPAC and Sponsor (Note 1)	2,026,960	389,814
Contract assets	2,560,921	2,287,180
Unbilled receivables on completed contracts	5,093,921	9,131,440
Costs and estimated earnings in excess of billings and cash advances on uncompleted contracts	-	3,677,694
Receivable from SPIC and project companies (Note 2)	4,154,370	7,927,169
Customer loans receivable, current, net	4,935,920	6,983,646
Inventories, net	3,355,882	2,098,096
Other receivables and current assets, net	4,057,063	3,661,568
Other receivables and current assets, net (related party)	-	75,242
Total current assets	42,478,935	59,618,797

Property and equipment, net	650,610	987,718
Goodwill	8,432,901	8,214,665
Investments in unconsolidated joint ventures	-	121,534
Investments in unconsolidated solar project companies	9,299,274	8,520,997
Customer loans receivable, noncurrent, net	10,659,199	18,329,863
Deferred tax assets	18,612	-
Restricted cash, noncurrent	320,348	110,208
Other assets	156,619	233,614
Total assets	$72,016,498	$96,137,396

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2021 and December 31, 2020 (Continued)

	December 31, 2021	December 31, 2020
Liabilities and Stockholders’ Equity
Current liabilities
Notes and accounts payable	$3,983,336	$22,388,949
Bank and other unsecured loans, current	2,033,711	2,064,284
Secured loans from related parties, current	12,500,000	23,000,000
Secured convertible notes, current	5,900,000	4,100,000
Contract liabilities	1,386,978	1,804,322
Accrued expenses and other payables	21,272,262	13,917,283
Accrued expenses and other payables to related parties	1,553,926	1,624,257
Deferred tax liabilites	-	421,277
Total current liabilities	48,630,213	69,320,372

Bank and other unsecured loans, noncurrent	1,923,793	1,957,579
Secured loans from related parties, noncurrent	9,000,000	11,500,000
Secured convertible notes, noncurrent, net of debt discount	17,172,389	14,852,761
Other liabilities	3,737,381	3,944,268
Total liabilities	80,463,776	101,574,980

Commitments and Contingencies (Note 18)

Stockholders’ equity (deficit)
Preferred stock, par value $0.001 per share; 15,000,000 shares authorized, none issued and outstanding as of December 31, 2021 and 2020	-	-

Common stock, par value $0.001 per share; 500,000,000 shares authorized, 68,944,159 shares issued, and 66,844,159 shares outstanding as of December 31, 2021 and 2020	68,944	68,944

Additional paid-in capital	55,758,674	55,977,617
Less: treasury stock at cost – 2,100,000 shares	(1,808,889)	(1,808,889)
Accumulated deficit	(62,185,477)	(58,865,210)
Accumulated other comprehensive loss	(280,530)	(591,103)
Total stockholders’ equity (deficit) attributable to stockholders of the Company	(8,447,278)	(5,218,641)
Noncontrolling interest	-	(218,943)
Total stockholders’ equity (deficit)	(8,447,278)	(5,437,584)

Total liabilities and stockholders’ equity	$72,016,498	$96,137,396

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020
Revenue
United States operations	$29,954,565	$35,450,691
China operations
Unrelated party	7,786,316	96,131,011
Total	7,786,316	96,131,011

Total revenues	37,740,881	131,581,702

Cost of revenue	31,794,524	115,131,927
Gross profit	5,946,357	16,449,775

Operating expenses
General and administrative	10,936,132	11,452,939
Selling and marketing	1,210,790	1,255,230
Total operating expense	12,146,922	12,708,169

Operating income (loss)	(6,200,565)	3,741,606

Other income (expense)
Interest income	185,579	121,001
Interest expense	(1,996,500)	(3,211,475)
Equity in income (loss) of unconsolidated joint ventures	325,005	12,499
Equity in income of solar project companies	544,100	467,960
Gain on debt extinguishment	2,808,767	720,276
(Loss) on sale of equity in solar project companies	-	(255,379)
Other income (expense), net	712,688	844,495
Total other income (expense)	2,579,639	(1,300,623)

Income (loss) before income taxes	(3,620,926)	2,440,983
Income tax (benefit) provision	(300,661)	1,488,090
Net income (loss)	(3,320,265)	952,893

Net income (loss) attributable to noncontrolling interest	-	(21,161)
Net income (loss) attributable to stockholders of the Company	$(3,320,265)	$974,054

Net income (loss) per share attributable to stockholders of the Company
Basic	$(0.05)	$0.01
Diluted	$(0.05)	$0.01

Weighted average shares
Basic	66,844,159	67,289,359
Diluted	66,844,159	67,551,718

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020

Net income (loss)	$(3,320,265)	$952,893

Other comprehensive income (loss)
Foreign currency translation adjustments	310,573	720,804
Total comprehensive income (loss)	(3,009,692)	1,673,697

Comprehensive income (loss) attributed to noncontrolling interest	-	(21,161)
Comprehensive income (loss) attributable to stockholders of the Company	$(3,009,692)	$1,694,858

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2021 and 2020

					Additional				Accumulated Other
	Preferred Stock		Common Stock		Paid-in	Treasury Stock		Accumulated	Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Loss	Interest	Total
Balance at January 1, 2020	-	$-	68,944,159	$68,944	$55,955,116	(2,100,000)	$(1,808,889)	$(59,839,264)	$(1,311,907)	$(197,782)	$(7,133,782)
Stock-based compensation	-	-	-	-	22,501	-	-	-	-	-	22,501
Issuance of bonus shares											-
Net income (loss)	-	-	-	-	-	-	-	974,054	-	(21,161)	952,893
Currency translation adjustments	-	-	-	-	-	-	-	-	720,804	-	720,804
Balance at December 31, 2020	-	$-	68,944,159	$68,944	$55,977,617	(2,100,000)	$(1,808,889)	$(58,865,210)	$(591,103)	$(218,943)	$(5,437,584)
Balance at January 1, 2021		$-	68,944,159	$68,944	$55,977,617	(2,100,000)	$(1,808,889)	$(58,865,210)	$(591,103)	$(218,943)	$(5,437,584)
Buyout of non-controlling interest	-	-	-	-	(218,943)	-	-	-	-	218,943	-
Net income (loss)	-	-	-	-	-	-	-	(3,320,267)	-	-	(3,320,267)
Currency translation adjustments	-	-	-	-	-	-	-	-	310,573	-	310,573
Balance at December 31, 2021	-	$-	68,944,159	$68,944	$55,758,674	(2,100,000)	$(1,808,889)	$(62,185,477)	$(280,530)	$-	$(8,447,278)

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$(3,320,265)	$952,893
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on partial sale of equity in solar project company	-	255,379
Gain on debt extinguishment	(2,808,767)	(720,276)
Equity in loss (income) of investment in excess of distribution received	(529,674)	(458,155)
Loss on disposal of property and equipment	(39,084)	(19,721)
Depreciation and amortization expense	359,860	1,482,271
Deferred LED project costs written off	-	360,000
Amortization of loan discounts	(274,860)	(448,351)
Amortization of debt discount	137,478	103,037
Provision for (recovery of) bad debts and loan losses	(241,333)	241,576
Provision for (recovery of) excess and obsolete inventories	95,724	(38,684)
Provision for warranty, customer care and production guaranty	365,837	584,450
Deferred income taxes (benefit)	(444,704)	1,218,217
Stock-based compensation expense	-	22,501
IPO offering costs written off	-	480,671
Impact of currency exchanges and other	96,190	222,684
Changes in operating assets and liabilities:
Bankers’ acceptance	505,964	(391,775)
Receivables and current assets	(2,172,985)	(25,060,820)
Receivables from SPIC and project companies	-	(551,301)
Other receivables and current assets, net (related party)	75,242	(17,216)
Contract assets	(273,741)	1,029,764
Unbilled receivables	4,219,598	(3,348,438)
Costs and estimated earnings in excess of billings on uncompleted contracts	3,722,022	(4,274,344)
Advances to suppliers	-	-
Inventories	(1,353,511)	615,119
Customer loans receivable	10,434,981	10,735,821
Other assets	78,212	(56,071)
Notes and accounts payable	(18,672,058)	(1,653,487)
Accounts payable to related parties	-	-
Accrued expenses and other payables	5,868,111	(2,919,144)
Accrued expenses and other payables to related parties	(110,545)	(442,461)
Contract liabilities	(417,343)	(115,642)
Other liabilities	(651,615)	(953,938)
Net cash provided by (used in) operating activities	$(5,351,266)	$(23,165,441)

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020 (Continued)

	Year Ended December 31,
	2021	2020

Cash flows from investing activities
Return of capital distributions received from equity method investments	$107,109	$337,696
Proceeds from sale of project companies to SPIC	3,518,895	11,356,662
Proceeds from disposal of property and equipment	-	20,284
Issuance of note receivable to SPAC and Sponsor	(1,637,146)	(389,814)
Purchase of property and equipment	39,887	(107,103)
Net cash provided by (used in) investing activities	2,028,745	11,217,725

Cash flows from financing activities
Loan proceeds from solar project financing	-	23,693,935
Proceeds from PPP loans	1,855,813	1,855,816
Principal repayment on borrowings	(121,632)	(1,785,945)
Proceeds from loans from related parties	-	-
Repayment of related party loan	(800,000)	(250,000)
Principal repayment on convertible notes	(6,240,000)	(1,430,000)
Early settlement of convertible notes	-	-
Repayment on equipment capital lease	(25,715)	(29,733)
Refundable vendor bid deposits received	-	347,801
Refundable vendor bid deposits paid	(139,536)	(282,588)
Proceeds (repayments) from Uonone acquisition contingency, net (Note 5)	405,593	1,377,172
Net cash provided by (used in) financing activities	(5,065,477)	23,496,458

Effect of exchange rate	(58,477)	5,473
Net increase (decrease) in cash and cash equivalents and restricted cash	(8,446,475)	11,554,215
Cash and cash equivalents and restricted cash, beginning of period	21,848,750	10,294,535
Cash and cash equivalents and restricted cash, end of period	$13,402,275	$21,848,750

Supplemental disclosures of cash flow information:
Interest paid in cash	$(14,164)	$3,443,503
Income taxes paid in cash	$371,705	$11,408

Non-cash activities for investing and financing activities:
Uncollected proceeds from partial sale of project companies	$-	$7,927,169
Issuance of convertible notes to limited partners of CEF and CEF II (both are related party)	$11,000,000	$-
Settlement of related party loans in accrued liabilities	$990,000	$-

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

1. Description of Business

SolarMax Technology, Inc. (“SolarMax” or the “Company”) is a Nevada corporation formed in January 2008, with headquarters located in Riverside, California. Currently, the Company operates its business in the United States and the People’s Republic of China (“China” or the “PRC”). In the United States, the Company has four wholly-owned subsidiaries at December 31, 2021 as follows:

SolarMax Renewable Energy Provider, Inc., a California corporation (“SREP”)

SolarMax Financial, Inc., a California corporation (“SolarMax Financial”)

SolarMax LED, Inc., a California corporation (“LED”)

SMX Capital, Inc., a New Jersey corporation (“SMX Capital”)

As of and during the year ended December 31, 2020, SMX Capital was a 93.75% owned subsidiary of the Company, and its financial statements were consolidated in the Company’s consolidated financial statements as of and for the year ended December 31, 2020. The 6.25% minority interest was held by a former executive of the Company’s China segment. The minority interest was reflected as non-controlling interests in the accompanying consolidated financial statements. On August 31, 2021, the Company purchased the 6.25% non-controlling interest in the subsidiary, SMX Capital, Inc., and it is mutually agreed that the Company would own 100% of SMX Capital, Inc. effective as of September 10, 2021.

The Company’s wholly-owned subsidiaries outside the United States are as follows:

●	Accumulate Investment Co. Ltd (“Accumulate”), a British Virgin Islands corporation. The Company acquired Accumulate as part of its acquisition of Jiangsu Zhonghong Photovoltaic Electric Co., Ltd. (“ZHPV”) in April 2015.

●	SolarMax Technology Holdings (Hong Kong) Limited (“SolarMax Hong Kong”), which was established under the laws of Hong Kong on October 27, 2014.

●	Golden SolarMax Finance Co., Ltd., (“Golden SolarMax”), which was organized under the laws of the PRC on June 1, 2015.

●	Solarmax Technology Holdings (Cayman) Limited (“Solarmax Cayman”), a Cayman Islands limited company formed on May 8, 2017.

Accumulate has one wholly-owned subsidiary, Accumulate Investment Co., Limited (HK), an entity organized under the laws of Hong Kong (“Accumulate Hong Kong”). Accumulate Hong Kong has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Technology (Shanghai) Co., Ltd. (“SolarMax Shanghai”), organized under the laws of the PRC and formed on February 3, 2015. SolarMax Shanghai is a wholly foreign-owned entity, referred to as a WFOE. SolarMax Shanghai currently has subsidiaries that are not significant, but forms subsidiaries which acquire permits for solar farms with a view to selling the project subsidiaries pursuant to the terms of agreements with the ultimate buyer, which during 2020 and 2021 was SPIC. We refer to SolarMax Shanghai and its subsidiaries collectively as ZHTH.

On May 8, 2017, Solarmax Technology Holdings (Cayman) Limited (“Solarmax Cayman”) a Cayman Islands limited company, was formed with 1,000,000,000 shares at a par value of United States dollars of $0.01 for an authorized capital of United States dollars of $10.0 million. Solarmax Cayman is a 100% owned direct subsidiary of the Company and was created to potentially serve as an intermediate holding company for the Company’s PRC operations for possible future transactions. Though Solarmax Cayman is an active company, it does not currently have any operations.

ZHTH is engaged in project development and its business can provide engineering, procurement and construction (“EPC”) services. Generally, when a buyer of a project is identified, the subsidiary that owns the subsidiary holding the permit (a “project subsidiary”) sells to the buyer the equity in the project subsidiary for that specific solar farm project, and the buyer of the project engages ZHPV for the EPC services. The purchase price for the project subsidiary

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

is an amount generally approximating the subsidiary’s net assets. Accordingly, the Company does not generally generate any material gain or loss from the sale of the project subsidiaries. The sale of the equity in the project subsidiaries is part of the normal course of the Company’s operations in China. Because government regulations prohibit the sale of the permit related to a solar farm, it is necessary for the Company to sell the equity in the project subsidiary to effectuate the transfer of the ownership of a solar farm permit to buyer.

On April 28, 2015, the Company acquired the ownership of Chengdu Zhonghong Tianhao Technology Co., Ltd., through a share exchange agreement among the Company, SolarMax Shanghai and the equity owners of Chengdu Zhonghong Tianhao Technology Co., Ltd. Chengdu Zhonghong Tianhao Technology Co., Ltd. was formed on March 21, 2014 and Chengdu Zhonghong Tianhao Technology Co., Ltd. became a wholly-owned subsidiary of SolarMax Shanghai as a result of the acquisition.

Also on April 28, 2015, the Company acquired the ownership of ZHPV through a share exchange agreement between the Company and the holders of the stock of Accumulate. After the acquisition, the Company owns all of the stock of Accumulate, which, in turn, through Accumulate Hong Kong, owns all of the stock of ZHPV. ZHPV was formed on December 31, 2009.

At December 31, 2021 and 2020, the Company’s major subsidiaries and the related core business consist of the following:

●	SREP was established on July 19, 2011 and is engaged in the business of developing, selling and installing integrated photovoltaic systems and energy storage systems for residential and commercial customers in the United States.

●	SolarMax Financial was established on September 9, 2009 and is engaged in the business of providing secured installment financing to purchasers of residential and commercial photovoltaic systems, and servicing installment sales for SREP and LED customers in the United States.

●	SMX Capital was acquired by the Company in June 2011. SMX Capital is engaged in the business of owning and funding renewable energy projects in the United States and operates its business through operating leases and power purchase agreements primarily in the commercial markets. Its business is conducted directly and indirectly through a 30% equity interest in three companies. SMX Capital has not been engaged in leasing new systems since 2014 and its primary business is the ownership and maintenance of systems under existing leases.

●	LED was established on July 15, 2013 in connection with the 2013 acquisition of Act One and is engaged in the business of commercial LED light integration projects, customized governmental special projects, commercial consulting projects, as well as battery storage system projects in the United States.

●	ZHTH is engaged in the business of identifying, procuring and marketing solar energy projects and other roof top solar energy projects in the PRC.

●	ZHPV is engaged in the EPC business for solar energy projects and other roof top solar energy projects in the PRC.

●	Jiangsu Honghao was organized on September 21, 2015 and is engaged in the business of operating and maintaining solar farms in the PRC.

Withdrawal of Registration Statement on Form S-1

On October 28, 2020, the Company filed a request with the SEC to withdraw its registration statement on Form S-1.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Consequently, the Company expensed the previously capitalized IPO offering costs of $480,381.

Agreement of Merger with SPAC

On October 27, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company; the Alberton Acquisition Corporation (“SPAC”), as the Purchaser; and Alberton Merger Subsidiary, Inc., a wholly-owned subsidiary of the SPAC, as Merger Sub. Merger Sub was formed for the sole purpose of the merger. Under the Merger Agreement, Merger Sub and the Company shall consummate the merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of SPAC. The Merger Agreement also provides that, immediately prior to the Closing, Alberton will re-domesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation (the “Redomestication”). Upon the effectiveness of the Merger, Alberton will change its name to “SolarMax Technology Holdings, Inc.” The Merger Agreement was amended by five amendments, dated November 10, 2020, Mach 19, 2021, August 11, 2021, September 10, 2021 and October 4, 2021. References to the Merger Agreement refer to the Merger Agreement as amended.

As consideration for the merger, the Company stockholders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock equal to (i) $300,000,000 divided by $10.50, which results in a conversion ratio of 0.42461 shares of Alberton common stock for each share of SolarMax common stock. SolarMax options and convertible securities will be adjusted based on the conversion ratio. Consummation of the merger is subject to customary closing conditions including approval by the stockholders of the Company and SPAC, regulatory approvals, a registration statement declared effective by the United States Securities and Exchange Commission and NASDAQ approval.

Under the terms of SPAC’s organization documents, SPAC was required to complete its first business combination by a fixed date or failing to complete the business combination by that date, SPAC was required to be dissolved and distribute the proceeds held in a special trust account to its shareholders. After two permitted extensions which did not require shareholder approval, SPAC can extend the date only with the approval of its shareholders. When SPAC requests an extension requiring shareholder approval, the shareholders have the right to have their shares redeemed from the trust fund at the time of the approval. In connection with each extension requiring shareholder approval, SPAC agrees to make a monthly payment based on the number of shares that were not redeemed in connection with the extension. These monthly payments are referred to as Extension Payments. At the time the Company and SPAC negotiated the Merger Agreement, SPAC had obtained an extension from April 26, 2020 to October 26, 2020, in connection with which SPAC was to make a monthly Extension Payment of $60,000. In October 2020, April 2021 and October 2021, SPAC obtained shareholder approval for six month extensions to April 26, 2021, October 26, 2021 and April 26, 2022, respectively. The current monthly Extension Payment is $127,836.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Pursuant to the Merger Agreement:

●	The Company made the Extension Payments that were to be made by SPAC. As of December 31, 2021, the Company had made Extension Payments in the amount of $1,259,944 and had agreed to make up to four additional payments in the total amount of $511,344. The Extension Notes are payable at the Closing of the Merger.

●	The Company made loans to the SPAC sponsor in order to enable the SPAC sponsor to make loans to the SPAC. At December 31, 2021, the Company had made loans to the sponsor in the total amount of $651,369. At the Closing, these loans will be repaid from the proceeds of payment by SPAC to the sponsor.

●	At December 31, 2021, the Company had made loans to the SPAC with respect to expenses of the SPAC in the total amount of $115,647. These loans will be repaid at the Closing of the Merger.

●	Any additional loans to be made by the Company to the SPAC will be paid at the closing.

●	SPAC entered into a securities purchase agreement with two non-affiliated investors pursuant to which the investors agreed to invest a total of $10 million in convertible notes that automatically convert into common stock at a conversion price equal to ten times the average trading price of the rights of the SPAC, during a period of 25 trading days ending on the second trading day prior to mailing of the Merger Prospectus to the SPAC’s shareholders in connection with the special meeting to approve the Merger.

●	SPAC entered into backstop agreement with two non-affiliated investor who agreed to invest $10 million with a view to purchase shares that otherwise might have sought to have their common shares redeemed.

In the event that the Merger is not consummated, it is likely that the Company will have to write off the principal amount of its loans to the SPAC and the Sponsor, which totaled $2,026,960 at December 31, 2021.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company include the consolidated operations of its wholly-owned and controlled subsidiaries within and outside the United States.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant accounting estimates reflected in the Company’s consolidated financial statements include the cost-based inputs to estimate revenues on long-term construction contracts, the collectability of accounts receivable and loans receivable, the useful lives and impairment of property and equipment, goodwill and intangible assets, the fair value of stock options granted and stock-based compensation expense, the fair value of assets acquired and liabilities assumed in a business combination, warranty and customer care reserve, the valuation of deferred tax assets, inventories and provisions for income taxes. Actual results could differ materially from those estimates.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported net loss.

Principles of Consolidation

The consolidated financial statements reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities (“VIEs”). This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE.

The Company is the lessee under an operating lease of its Riverside, CA headquarters facility with SMXP (see Note 16 - Other Related Party Transactions). SMXP is a private entity owned by the Company’s founders, one of whom is the chief executive officer and a director of the Company, another who is a director of the Company, and another who is a former officer and director of the Company. The lease term was initially for four years expiring on December 31, 2016, and was extended in September 2016 for a ten-year term, with one five-year renewal option. The Company does not have any ownership interest in SMXP. Other than the common ownership and the operating lease, the Company does not have any economic arrangements with SMXP such that the Company will have an obligation to support the operations of SMXP. Further, the Company does not have the power to direct and control the activities of SMXP as such power to direct and control resides with SMXP’s principals. Accordingly, the Company is not considered to be the primary beneficiary of SMXP and has not consolidated SMXP.

As of May 1, 2020, the Company no longer consolidated the following two PRC solar project companies that were previously consolidated, as a result of the Company’s completion of the sale and transfer of 70% of the controlling interest in these project companies in April 2020 to a third party customer, State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd (“SPIC”), pursuant to the M&A (Cooperative Development) Agreements entered into in August 2019 for these projects:

●	Southwest Guizhou Autonomous Prefecture Yilong Zhonghong Green Energy Co., Ltd. which owns the photovoltaic project commonly referred to as Yilong #2 solar project (“Yilong #2”).

●	Xingren Almaden New Energy Co., Ltd. which owns the photovoltaic project commonly referred to as Xingren solar project (“Xingren”).

The Company’s 30% non-controlling interest in these two project companies is presented under the equity method of accounting effective on May 1, 2020. Under the respective equity transfer agreements, the Company’s interest in each project company including the allocation of profit and losses is proportionate to its ownership interest. At September 30, 2021, the Company’s maximum exposure to a potential loss includes the Company’s carrying value of the 30% non-controlling interest of $5.9 million and the unpaid net contractual receivables under the EPC agreements and equity transfer agreements for the two projects of RMB 47.6 million (approximately $7.3 million).

The accompanying condensed consolidated financial statements include the accounts of SolarMax and its wholly-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

On August 31, 2021, the Company purchased the 6.25% non-controlling interest in the subsidiary, SMX Capital, Inc., and it is mutually agreed that the Company would own 100% of SMX Capital, Inc. effective as of September 10, 2021.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company’s recurring net losses, increased accumulated deficit and stockholders’ deficit, raise substantial doubt about its ability to continue as a going concern. During the years ended December 31, 2021, the Company incurred a net loss of approximately $3.3 million and reported net cash used in operations of approximately $5.4 million. At December 31, 2021, the accumulated deficit was approximately $62.2 million, the working capital deficiency was $6.2 million and the stockholders’ deficiency was approximately $8.4 million. In connection with these consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to meet its obligations as they become due within one year from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities, and significant current debt.

As of December 31, 2021, the Company’s principal sources of liquidity consisted of approximately $9.9 million, of cash and cash equivalents, and estimated cash flow from operations.  The Company believes its current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying consolidated financial statements, including approximately $20.5 million of debt that is due in the next twelve months. Management is focused on expanding the Company’s existing business, as well as its customer base, including its continuing efforts to generate revenue from non-related parties for its China operations and to continue to increase its revenues. The Company is looking to continue to negotiate an exchange of a large portion of the approximately $12.5 million of the current portion of long term related party loans for convertible notes that mature in periods beyond one year. The Company cannot predict whether it will be successful in these efforts. The Company is also looking to raise funds through a financing in connection with the Merger Agreement. See Note 1. However, the Company cannot give assurance with the merger with SPAC will be consummated.

As a result of the above, there is substantial doubt regarding the Company’s ability to continue as a going concern within one year from the date of issuance of these financial statements. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption, complete the planned merger with the SPAC (see Note 1) or alternative offering or financing or obtain the exchange of any of its current debt and thus maintain sufficient cash balances for its planned operations or complete. Future business demands may lead to cash utilization at levels greater than recently experienced. Revenue and cash flow from the Company’s China segment is irregular because of the timing of solar projects and the payment schedules, and the Company requires significant funds for its operations, particularly during periods when there is little or no revenue or cash flow from the projects. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

Revenue Recognition

Effective on January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and its various updates (“Topic 606”).

Revenue is measured based on the considerations specified in a contract with a customer and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.

Taxes assessed by government authorities that are imposed on, or concurrent with, a specific revenue-producing transaction are collected by the Company from the customer and excluded from revenue.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The Company’s principal activities from which the Company generates its revenue are described below.

Revenue from Engineering, Procurement and Construction (“EPC”) Services

For energy generation assets owned and controlled by the customer, the Company recognizes revenue for sales of EPC services over time as the Company’s performance creates or enhances an energy generation asset controlled by the customer. Furthermore, the sale of EPC services represents a single performance obligation for the development and construction of a single generation asset, which is a complete solar energy project. For such sale arrangements, the Company recognizes revenue using cost-based input methods, which recognize revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated costs of the contract after consideration of the customer’s commitment to perform its obligations under the contract, which is typically measured through the receipt of cash deposits or other forms of financial security issued by creditworthy financial institutions or parent entities.

Payment for EPC services is made by the customer pursuant to the billing schedule stipulated in the EPC contract which is generally based on the progress of the construction. Once the bills are issued to the customer, the customer generally has 30 days to make the payment on the amount billed less a retainage provision which is approximately 3% to 5%, depending on the contract. The retainage amount is withheld by the customer and is paid at the conclusion of the 12-month warranty period.

In applying cost-based input methods of revenue recognition, the Company uses the actual costs incurred relative to the total estimated costs (including solar module costs) to determine the progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost based input methods of revenue recognition are considered a faithful depiction of the Company’s efforts to satisfy long-term construction contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred that do not contribute to satisfying the Company’s performance obligations (“inefficient costs”) are excluded from the Company’s input methods of revenue recognition as the amounts are not reflective of the Company’s transferring control of the solar energy system to the customer. Costs incurred towards contract completion may include costs associated with solar modules, direct materials, labor, subcontractors, and other indirect costs related to contract performance. The Company recognizes solar module and direct material costs as incurred when such items have been installed in a system.

Cost-based input methods of revenue recognition require the Company to make estimates of net contract revenues and costs to complete its projects. In making such estimates, significant judgment is required to evaluate assumptions related to the amount of net contract revenues, including the impact of any performance incentives, liquidated damages, and other payments to customers. Significant judgment is also required to evaluate assumptions related to the costs to complete its projects, including materials, labor, contingencies, and other system costs. If the estimated total costs on any contract, including any inefficient costs, are greater than the net contract revenues, the Company recognizes the entire estimated loss in the period the loss becomes known. The cumulative effect of revisions to estimates related to net contract revenues or costs to complete contracts are recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated. The effect of the changes on future periods are recognized as if the revised estimates had been used since revenue was initially recognized under the contract. Such revisions could occur in any reporting period, and the effects may be material depending on the size of the contracts or the changes in estimates.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The Company’s arrangements may contain clauses such as contingent repurchase options, delay liquidated damages, rebates, penalties or early performance bonus, most favorably pricing or other provisions, if applicable, that can either increase or decrease the transaction price. The Company has historically estimated variable considerations that decrease the transaction price (e.g., penalties) and recorded such amounts as an offset to revenue, consistent with requirements under Topic 606. Variable considerations that increase the transaction price (e.g., performance bonuses) were historically recognized under Topic 605 on a cash basis as such amounts were not fixed and determinable and collectability was not reasonably assured until paid.  However, under Topic 606, the Company needs to estimate and apply a constraint on such variable considerations and include that amount in the transaction price. Because the Company’s historical policies on estimating variable considerations that would decrease the transaction price have largely mirrored the requirements under Topic 606, and because variable considerations that would increase the transaction price have historically been immaterial or would likely be constrained under Topic 606, there is no cumulative effect adjustment. The Company estimates variable considerations for amounts to which the Company expects to be entitled and for which it is not probable that a significant reversal of cumulative revenue recognized will occur.

For energy generation assets not owned and controlled by the customer during the construction, as well as contracts with customers that do not require progress payments during construction and whereby the contracts include restrictive acceptance provisions before any progress payments are made by the customers, the Company recognizes revenues at a point in time when the Company determines it has transferred control to the customer.

Sale of Controlling Interests in Project Companies

SolarMax accounts for the sale of a controlling interest in a solar project company that is not yet in operation under ASC 610-20, Gains and Losses from Derecognition of Nonfinancial Assets, (“ASC 610-20”). ASC 610-20 provides guidance for recognizing gains and losses from the transfer of nonfinancial assets, which includes the sale of real estate. ASU 2017-05 issued in February 2017, amends the guidance on nonfinancial assets in ASC 610-20. The amendments clarify that (i) a financial asset is within the scope of ASC 610-20 if it meets the definition of an in-substance nonfinancial asset and may include nonfinancial assets transferred within a legal entity to a counter-party, (ii) an entity should identify each distinct nonfinancial asset or in substance nonfinancial asset promised to a counter-party and de-recognize each asset when a counter-party obtains control of it, and (iii) an entity should allocate consideration to each distinct asset by applying the guidance in ASC 606 on allocating the transaction price to performance obligations. Further, ASU 2017-05 provides guidance on accounting for partial sales of nonfinancial assets. The Company applies the provisions of ASC 610-20, for gains or losses on sale of real estate, and recognizes any gains or losses at the time control of a property is transferred and when it is probable that substantially all of the related consideration will be collected.

The Company accounts for a sale of an operating solar project company under ASC 810 because such an operating solar project company is deemed to be a business.

During the year ended December 31, 2020, SolarMax sold controlling interests in two project companies for the Ancha and Hehua projects in the PRC segment that met the requirements for recognition under ASC 610-20. During the year ended December 31, 2020, SolarMax also sold controlling interests in two other project companies for the Yilong #2 and Xingren projects in the PRC segment that met the requirements for recognition under ASC 810 because the project companies for the Yilong #2 and Xingren projects met the definition of a business at the time of the sale and therefore the revenue recognition under ASC 810 was therefore applied for the sale of the project companies for the Yilong #2 and Xingren projects.

PRC Power Purchase Agreements Revenue

Revenues under certain power purchase agreements are recognized based on the output delivered at an agreed upon rate over the contract term. The Company records the revenue under such power purchase agreements during the period under which it has controlling interest in the project subsidiary. Revenue recognition ceases upon the sale and transfer of controlling interest in the project subsidiary to a third party.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Solar Energy and Battery Storage Systems and Components Sales

The Company has analyzed the impact of Topic 606 on the sales of solar energy systems, battery storage systems, and other products and has concluded that the revenue recognition associated with these sales should be recognized over time as the Company’s performance creates or enhances the property controlled by the customer (the asset is being constructed on a customer’s premises that the customer controls).

The Company’s principal performance obligation is to design and install a solar energy system that is interconnected to the local power grid and for which permission to operate has been granted by a utility company to the customer. The Company recognizes revenue over time as control of the solar energy system transfers to the customer which begins at installation and concludes when the utility company has granted the permission to operate.

All costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

For solar energy and battery storage system sales, the Company recognizes revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract. In applying cost-based input methods of revenue recognition, the Company uses the actual costs incurred for installation and obtaining the permission to operate, each relative to the total estimated cost of the solar energy and battery storage system, to determine the Company’s progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost-based input methods of revenue recognition are considered a faithful depiction of our efforts to satisfy solar energy and battery system contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred towards contract completion may include costs associated with solar modules, battery components, direct materials, labor, subcontractors, and other indirect costs related to contract performance.

In the United States, the Company sells solar energy and battery storage systems to residential and commercial customers and recognizes revenue net of sales taxes. Customers may pay for these sales in cash or by financing with the Company. Cash sales include direct payments from the customer (including financing obtained directly by the customer), third-party financing arranged by the Company for the customer, and leasing arranged by the Company for the customer through Sunrun, Inc. (“Sunrun”).

Direct payments are made by the customer as stipulated in the underlying home improvement or commercial contract which generally includes an upfront down payment at contract signing, payments at delivery of materials and installation ranging from 70% to 85% of the contract price, and the payment of the final balance at the time of the city signoff or when the permission to operate the solar system is granted by a utility company.

For third-party financing arranged by the Company for the customer, direct payments are made by the financing company to the Company based on an agreement between the financing company and the Company, with the majority of the payments made by the time of completion of installation but not later than the date on which the permission to operate the solar system is granted by the utility company.

For a lease through Sunrun, direct payments are made by Sunrun to the Company based on an agreement between Sunrun and the Company, which is generally 80% upon the completion of installation and 20% upon the permission to operate is granted.

For customers financing with the Company, the customer receivable, less any down payments, becomes a loan receivable following the grant of the permission to operate the solar system by a utility company, at which time the loan is recorded and the loan interest begins to accrue.  Financing terms for sales with financing by the Company are generally made for terms up to 60 months.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

LED Product Sales and Service Sales

For product sales, the Company recognizes revenue at a point in time following the transfer of control of the products to the customer, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. For contracts involving both products and services (i.e., multiple performance obligations), the Company allocates the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product is transferred to the customer, in satisfaction of the corresponding performance obligations. Revenue from services is recognized when services are completed which is upon acceptance by the customer.  The standalone selling price of the warranty is not material and, therefore, the Company has not allocated any portion of the transaction price to any performance obligation associated with the warranty.

Payment of products is generally made upon delivery or with a 30 day term. Extended payment terms are provided on a limited basis not to exceed twelve months. Payment of services is due when the services are completed and accepted by the customer. For certain LED product sales, the Company provides the customers with a right of return subject to restocking fees. The Company assessed such rights of return as variable consideration and recognizes revenue based on the amount of consideration the Company expects to receive after returns are made. Based on the Company’s historical experience, the Company has determined the likelihood and magnitude of a future returns to be immaterial and currently has not provided for a liability for such returns on the LED product sales.

For contracts where the Company agreed to provide the customer with rooftop solar energy systems (including design, materials, and installation of the system) in addition to providing LED products and LED installation, these agreements may contain multiple performance obligations: 1) the combined performance obligation to design and install rooftop solar energy system; 2) the performance obligation to deliver the LED products; and, 3) the performance obligation to install the LED products.  Topic 606 permits goods and services that are deemed to be immaterial in the context of a contract to be disregarded when considering performance obligations within an agreement. The Company will compare the standalone selling price of the installations and products to the total contract value to determine whether the value of these installations and products is quantitatively immaterial within the context of the contract. Similarly, these services may be qualitatively immaterial in the eyes of the customer. While the customer ordered these products and has received a separate quote for them, they may not be a material driving factor within the agreement for a solar energy system. Further, a reasonable person may not consider providing and installing LED products to be a material part of the arrangement to design and construct a large solar facility. If these products and services are determined to be immaterial within the context of the contract, they will be combined with the performance obligation to design and install the rooftop solar energy system. If management determines that the products and services are determined to be material to the overall project, they would represent a separate performance obligation.

Operating Leases and Power Purchase Agreements (PPAs) in United States

From 2010 to 2014, the Company constructed and offered built-to-suit commercial-grade photovoltaic systems for certain commercial and not-for-profit customers in California, Hawaii, Colorado and New Jersey; under long-term leases and PPAs, with terms of up to 20 years. Under these arrangements, the Company owns the systems and receives the 30% upfront federal grant or investment tax credits, as well as any applicable state and utility company rebates on the systems it owns. Upfront grants, rebates and incentives were applied to reduce the cost of the systems. All other annual rebates and performance-based incentive rebates constitute variable consideration and are recognized in revenue when received because, at that point, it becomes probable that a significant reversal in the cumulative amount of revenue recognized will not occur. In connection with the Company’s ownership of solar systems primarily in New Jersey, the Company owns a number of Solar Renewable Energy Certificates (“SREC”). There is currently no assigned monetary value to an SREC and the prices are ultimately determined by market forces within the parameters set forth by the state. The Company recognizes the revenue of the SREC when it is sold.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The Company sells energy generated by PV solar power systems under PPAs. For energy sold under PPAs, which may qualify as a lease, the Company recognizes revenue each period based on the volume of energy delivered to the customer and the price stated in the PPA.

For leases, the Company is the lessor of solar energy systems, which are accounted for as operating leases in accordance with ASC 840, Leases, since the lease does not provide for the ownership transfer to the lessee at the end of lease, the lease does not contain a bargain purchase option, the lease term does not exceed 75% of the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the lease payments does not exceed 90% of the original investment.

Revenue from all of the Company’s operating leases is currently recognized on a straight-line basis over the contractual term.

Minimum revenues under the outstanding operating leases and power purchase agreements as of December 31, 2021 are as follows:

To Be Received In	Amount
2022	109,846
2023	104,825
2024	99,152
2025	90,673
2026	90,673
2027 and thereafter	531,802
$1,026,971

Loan Interest Income

In the United States, the Company provides installment financing to qualified customers to purchase residential or commercial photovoltaic systems, energy storage systems, as well as LED products and services. Customer loans receivable are classified as held-for-investment based on management’s intent and ability to hold the loans for the foreseeable future or to maturity. Loans held-for-investment are carried at amortized cost and are reduced by an allowance for estimated credit losses as necessary. The Company recognizes interest income on loans, including the amortization of discounts and premiums, using the interest method. The interest method is applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Interest on loans generally continues to accrue until the loans are charged off. Premiums and discounts are recognized as yield adjustments over the term of the related loans. Loans are transferred from held-for-investment to held-for-sale when management’s intent is not to hold the loans for the foreseeable future. Loans held-for-sale are recorded at the lower of cost or fair value. There were no loans held-for-sale at December 31, 2021 and 2020.

Disaggregation of Revenues

The following table summarizes the Company’s revenue by business line by segment for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
Solar energy and battery storage systems
Sales on installment basis	$116,226	$1,660,993
Sales on non-installment basis	26,699,187	26,211,022
Third-party leasing arrangements	412,731	848,295
Operating lease revenues	84,485	89,890
Power purchase agreement revenues	184,715	107,901
Total solar energy and battery storage systems	27,497,343	28,918,101
LED projects	1,281,699	4,756,808
Financing related	1,175,522	1,775,782
Total revenue of US Segment	29,954,565	35,450,691
Solar farm projects	7,786,316	93,892,127
Power purchase agreements and other		2,238,884
Total revenue of PRC Segment	7,786,316	96,131,011

Total revenues	$37,740,881	$131,581,702

The revenue earned on the power purchase agreements in the PRC for the year ended December 31, 2020 relates to revenues earned by Yilong #2 and Xingren from the power purchase agreements with the PRC utility companies from January 1, 2020 to April 30, 2020. As a result of the deconsolidation of Yilong #2 and Xingren project companies on May 1, 2020, the revenue from such power purchase agreements would no longer be recorded by the Company beginning May 1, 2020.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Contract Balances

The contract assets primarily relate to the Company’s rights to consideration for work completed but not billed at the reporting date, primarily for the solar energy system sales in the United States. The contract assets are transferred to receivables when the rights become unconditional (i.e., when the permission to operate is issued). The contract liabilities primarily relate to the advance consideration received from customers related to the same above solar energy system sales in the United States, for which the transfer of ownership has not occurred.

Applying the practical expedient in Topic 606, paragraph 340-40-25-4, the Company recognizes the incremental costs of obtaining contracts (i.e., commission fees) in cost of revenue when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs are included in cost of revenues.

Transaction Price Allocated to the Remaining Performance Obligations

The Company applies the practical expedient in paragraph 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less. The remaining revenue on the remaining performance obligations expected to be recognized during the following year amounts to approximately $452,000 at December 31, 2021 which is substantially related to the US segment contracts with durations of one year or less. For the China segment, there is no revenue associated with the remaining performance obligations expected to be recognized in the following year because there were no uncompleted contracts at December 31, 2021.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposit accounts and highly liquid investments purchased with an original maturity of three months or less. The standard insurance coverage for non-interest bearing transaction accounts in the United States is $250,000 per depositor under the general deposit insurance rules of the Federal Deposit Insurance Corporation. The standard insurance coverage for non-interest bearing transaction accounts in the PRC is RMB 500,000 (approximately $73,000) per depositor per bank under the applicable Chinese general deposit insurance rules. As of December 31, 2021 and 2020, insured and uninsured cash including the balance classified as restricted cash were as follows:

	December 31, 2021	December 31, 2020
US Segment
Insured cash	$1,634,146	$1,866,843
Uninsured cash	4,815,667	7,152,663
	6,449,813	9,019,506
China Segment
Insured cash	766,802	655,641
Uninsured cash	6,185,660	12,173,603
	6,952,462	12,829,244
Total cash and cash equivalents & restricted cash	13,402,275	21,848,750
Cash and cash equivalents	9,886,195	17,010,388
Restricted cash	$3,516,080	$4,838,362

Restricted Cash

Restricted cash at December 31, 2021 and 2020 consisted of:

	December 31, 2021	December 31, 2020
Deposit held by a China financial institution to secure bankers’ acceptance	$3,195,731	$4,728,154
Deposit held by a US financial institution as collateral for ACH transactions and business credit cards – US Segment	320,349	110,208
	3,516,080	4,838,362
Less: current portion	(3,195,731)	(4,728,154)
Noncurrent portion	$320,349	$110,208

Bankers’ Acceptance Received and Issued

At December 31, 2021 and 2020, the Company held bankers’ acceptances, with original maturities of six months to one year, received from customers in RMB in the amount of $0 and $499,938, respectively. At December 31, 2021 and 2020, the Company also issued bankers’ acceptance to its suppliers and posted cash deposit as collateral for the same amount in RMB in the amount of $3.2 million and $3.9 million, respectively. A banker’s acceptance is a promised future payment which is accepted and guaranteed by a bank and drawn on a deposit at the bank. A banker’s acceptance is a negotiated financial instrument and can be exchanged for cash at a discount prior to its maturity date.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Accounts Receivable, net

Accounts receivable are reported at the outstanding principal balance due from customers. In the PRC segment, accounts receivable represents the amounts billed under the contracts but uncollected on completed construction contracts and construction contracts in process. Under certain arrangements with customers in the U.S. segment, the customers may assign the collection of incentive rebates due from government agencies or utility companies to the Company, however the customers would remain accountable for the ultimate payment if the amount of incentive rebates are not collectible from such government agencies or utility companies. Accounts receivable are recorded at net realizable value.

The Company maintains allowances for the applicable portion of receivables, including accounts receivable, government rebate receivables and other receivables, when collection becomes doubtful. The Company estimates anticipated losses from doubtful accounts based upon the expected collectability of all receivables, which takes into account the number of days past due, collection history, identification of specific customer exposure, and current economic trends. Once a receivable is deemed to be uncollectible, it is written off against the allowance. The bad debt expense related to rebates receivable are recorded as a reduction to revenues.

The activity of the allowance for bad debts for accounts receivable for the years ended December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021	2020
Balance – beginning of period	$1,616,595	$1,175,130
Provision for (recovery of) bad debts	200,397	366,847
Recoveries	-	1,520
Receivables charged off	(329,072)	(4,179)
Effect of exchange rate	36,062	77,277
Balance – end of period	$1,523,982	$1,616,595

At December 31, 2020, the allowance for bad debts includes a reserve of RMB 2.0 million (approximately $312,000), related to the Yilong #1 project that was completed in 2018, resulting from the ultimate collectability concerns. Such amount was charged off during the year ended December 31, 2021. See discussion in Commitments and Contingencies – Legal Matters related to the Yilong #1 matter.

Retainage Receivables

The Company has certain EPC contracts for solar farm projects that contain retainage provisions. Retainage refers to the portion of the contract price earned by the Company for work performed but held for payment by the customer until the Company meets certain milestones, typically for a duration of up to twelve months after the substantial completion of the project. The amount withheld is typically about 3% to 5% of the contractual amount. The Company considers whether collectability of such retainage is reasonably assured in connection with its overall assessment of the collectability of amounts due or that will become due under the EPC contracts. Retainage expected to be collected within 12 months is classified within “other current assets” on the consolidated balance sheets. Retainage expected to be collected after 12 months is classified within “other assets” on the consolidated balance sheets. The financing component associated with the retainage receivable is not material.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Customer Loans Receivable

In the United States segment, the Company offers its customers who meet the Company’s credit eligibility standards the option to finance the purchase of solar energy systems through installment loans underwritten through SolarMax Financial. All loans are secured by the solar energy systems or other projects being financed. The outstanding customer loan receivable balance is presented net of an allowance for loan losses. In determining the allowance for loan losses, the Company identifies significant customers with known disputes or collection issues and considers its historical level of credit losses and current economic trends that might impact the level of future credit losses. Customer loans receivable that are individually impaired are charged off against the allowance for loan losses.

Loans offered at the promotional interest rate below the market interest rate are accounted for as loan discounts and are amortized on an effective interest method to interest income over the terms of the loans.

The activity in the allowance for loan losses for the years ended December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021	2020
Balance – beginning of period	$693,718	$885,238
Provision for (recovery of) loan losses	(441,730)	(108,409)
Recoveries	105,826	10,556
Chargeoffs and adjustments	-	(93,667)
Balance – end of period	$357,814	$693,718

Inventories, net

Inventories consist of (a) work in progress on solar systems on housing developments and projects not yet sold; and (b) components principally consisting of photovoltaic modules, inverters, construction and other materials, and LED products, all of which are stated at the lower of cost or net realizable value under the first-in first-out method. The Company reviews its inventories periodically for possible excess and obsolescence to determine if any reserves are necessary.

The estimate for excess and obsolete inventories is based on historical sales and usage experience together with a review of the current status of existing inventories.

The activity in the reserve for excess and obsolete inventories for the years ended December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021	2020
Balance – beginning of period	$319,416	$358,100
Provision for (recovery of) excess and obsolete inventories	95,724	(38,684)
Balance – end of period	$415,140	$319,416

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Property and Equipment

Property and equipment is initially stated at cost less accumulated depreciation and amortization. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful life of the asset. Leasehold improvements and solar systems leased to customers are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives of the major classification of property and equipment are as follows:

Automobiles	4-5 years
Furniture and equipment	3-10 years
Leasehold improvements	Shorter of the asset’s useful life or lease term
Solar systems leased to customers	Lease term, 10-20 years

Components of property and equipment, net are as follows:

	December 31, 2021	December 31, 2020
	(Unaudited)
Automobiles	$1,178,692	$1,207,938
Furniture and equipment	1,339,605	1,312,379
Solar systems leased to customers	1,663,468	1,821,576
Leasehold improvements	2,368,665	2,362,271
Total property and equipment	6,550,430	6,704,164
Less: accumulated depreciation and amortization	(5,899,820)	(5,716,446)
Property and equipment, net	$650,610	$987,718

For the years ended December 31, 2021 and 2020, depreciation expense (including amounts recorded in cost of revenue) was $359,860 and $1,482,271, respectively. The 2020 depreciation includes depreciation expense recognized by the project companies for Yilong #2 and Xingren, for the period from January 1, 2020 to April 30, 2020 of RMB 7,239,861 (approximately $1.0 million). These project companies were deconsolidated on May 1, 2020 after the sale of the controlling interests to SPIC.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price in a business combination over the fair value of assets acquired and liabilities assumed. The Company’s goodwill was derived from the acquisitions of businesses in China in April 2015.

The Company reviews indefinite-lived intangible assets including goodwill for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may be impaired.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The Company generally performs its annual impairment test of goodwill in the fourth quarter each year or whenever events or circumstances change or occur that would indicate that goodwill might be impaired. When assessing goodwill for impairment, the Company early adopted the new Financial Accounting Standards Board (“FASB”) guidance in ASU 2017-04, Intangibles - Goodwill and Other, for its annual testing in December 2017, which simplifies the accounting for goodwill impairment under FASB ASC Topic 350, Intangibles-Goodwill and Other.  In determining the reporting unit’s fair value, the Company considers the underlying enterprise value and if necessary, the reporting unit’s discounted cash flow, which involves assumptions and estimates, including the reporting unit’s future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require the Company to perform a quantitative impairment test include a significant decline in the reporting unit’s financial results, a significant decline in the reporting unit’s enterprise value relative to its net book value, an unanticipated change in competition or market share and a significant change in the reporting unit’s strategic plans. For the Company’s goodwill annual testing, management determined that its reporting units are the same as its operating segments. Accordingly, the reporting unit for the goodwill annual testing is the PRC segment.

There was no impairment loss for the years ended December 31, 2021 and 2020.

Impairment of Long-Lived Assets

The Company’s long-lived assets include property and equipment which include solar energy systems leased to customers, and intangible assets acquired through business combinations.

In accordance with ASC 360, Property, Plant, and Equipment, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset, or group of assets, as appropriate, may not be recoverable. If the aggregate undiscounted future net cash flows expected to result from the use and the eventual disposition of a long-lived asset is less than its carrying value, then the Company would recognize an impairment loss based on the excess of the carrying value over the fair value.

There was no impairment loss on such systems for the years ended December 31, 2021 and 2020.

Investments in Unconsolidated Joint Ventures and Solar Project Companies

The Company’s unconsolidated investments in the United States are held directly by the Company as well as through its subsidiary, SMX Capital, and consist of investments in United States-based solar limited liability companies: Alliance Solar Capital 1, LLC (“A#1”), Alliance Solar Capital 2, LLC (“A#2”), and Alliance Solar Capital 3, LLC (“A#3”). The Company’s United States segment also has an investment in a PRC-based panel manufacturer, Changzhou Holysolar Technology, Co., Ltd, which was renamed to “Changzhou Hongyi New Energy Technology Co., Ltd” on March 10, 2017 (“Changzhou”).

At December 31, 2021 and 2020, the Company has unconsolidated investments in the PRC related to its 30% non-controlling interests in the project companies for Yilong #2, Xingren and Ancha.

For these investments, the Company does not have the controlling interests but it has the ability to exercise significant influence over the operations and the financial decisions of the investees under the respective operating agreements. In each of the investments, the investee also maintains a separate capital account for each of its investors and accordingly, the Company has a separate capital account at each of the investees. Since the Company has the ability to exercise significant influence over the investees, the Company accounts for each of these investments using the equity method of accounting, under which the Company records its proportionate share of the investee’s profit or loss based on the specified profit and loss percentage. Distributions received from equity method investees are accounted for as returns on investment and classified as cash inflows from operating activities, unless the Company’s cumulative distributions received less distributions received in prior periods that were determined to be returns of investment exceed cumulative equity in earnings recognized by the Company. When such an excess occurs, the current year distribution up to this excess would be considered a return of investment and classified as cash inflows from investing activities.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Since the Company’s investments include privately-held companies where quoted market prices are not available and as a result, the cost method, combined with other intrinsic information, is used to assess the fair value of the investment. If the carrying value is above the fair value of an investment at the end of any reporting period, the investment is reviewed to determine if the impairment is other than temporary. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established. The Company monitors its investments in unconsolidated entities periodically for impairment. No impairment indicators were identified and no impairment losses were recorded during the years ended December 31, 2021 and 2020.

Warranties

Workmanship Warranty

For the sale of solar and battery systems in the United States, the Company provides a workmanship warranty for 25 years to cover the quality of the Company’s installation. The warranty is designed to cover installation defects and damages to customer properties caused by the Company’s installation of the solar energy systems and battery storage systems which generally are uncovered within 2-3 years after the installation. The 25-year warranty is consistent with the term provided by competitors and is provided by the Company to remain market competitive. The workmanship warranty does not include the product warranties (panels and inverters) which are covered directly by the manufacturers, generally for 25 years on panels and inverters, and 10 years for energy storage systems. The Company determined that its 25-year workmanship warranty for solar energy systems constitutes an assurance-type warranty and should continue to be accounted for under ASC 460 - Guarantees, instead of a service-type warranty which should be accounted for under Topic 606.

Quality Warranty for EPC Services

For the PRC segment, the Company provides construction quality warranty on the EPC services generally for one year after completion.  The customer typically retains 3-5% of the contract price which will not be paid to the Company until the expiration of the warranty period which is accounted by the Company as retainage receivable. The Company currently provides a reserve for such potential liabilities based on a nominal percentage of project revenues for the PRC segment in the approximate amount of $272,000 and $250,000 as of December 31, 2021 and 2020, respectively, which is included in accrued expenses and other liabilities.  To date the Company has not incurred significant claims on the quality warranty. The liability is reversed when the warranty period expires.

Production Guaranty

For solar systems sold in the United States, the Company also warrants that modules installed in accordance with agreed-upon specifications will produce at least 98% of their labeled power output rating during the first year, with the warranty coverage reducing by 0.5% every year thereafter throughout the approximate 10-year production guaranty period. In resolving claims under the production guaranty, the Company typically makes cash payments to customers who claim for the production shortfall in power output on an annual basis. The Company currently provides a reserve for the production guaranty at $15 per system that receives the permission to operate the system from the utility company.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

LED Warranties

The Company’s warranty for LED products and services ranges from one year for labor and up to seven years for certain products sold to governmental municipalities. The Company currently provides a warranty reserve for LED sales based on 1.0% of LED revenue.

Other Warranties

In 2016, as a result of the bankruptcy of a Chinese panel supplier from whom the Company purchased solar modules, the Company has reclassified the liability related to unpaid retentions to warranty liability in the amount of $650,963. As of December 31, 2021, the Company has not incurred any claims associated with this obligation.

The activity of the warranty liability for all warranties discussed above recorded under accrued expenses and other payables and other liabilities for the years ended December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021	2020
Balance – beginning of period	$2,193,652	$2,017,926
Provision	365,837	597,856
Expenditures and adjustments	(319,946)	(427,377)
Effect of exchange rate	2,728	5,247
Balance – end of period	2,242,271	2,193,652
Current portion (accrued expenses and other payables)	272,106	249,912
Non-current portion (other liabilities)	$1,970,165	$1,943,740

Deferred Revenues

The Company records as deferred revenue any advance payments collected from customers, primarily related to lease prepayments, until the earnings process has been completed. As of December 31, 2021 and 2020, deferred revenue included in other liabilities related to two customer lease prepayments, amounted to $429,876 and $490,165, respectively. Such lease prepayments are recognized over the weighted average remaining lease terms of 7.2 years and 8.2 years, respectively.

Deferred Rent

For lease agreements that provide for escalating rent payments or free-rent occupancy periods, the Company recognizes rent expense on a straight-line basis over the non-cancelable lease term and option renewal periods where failure to exercise such options would result in an economic penalty in such amount that renewal appears, at the inception of the lease, to be reasonably assured. The lease term commences on the date that the Company takes possession of or controls the physical use of the property. Deferred rent is included in other liabilities on the consolidated balance sheets and was $1,184,633 and $1,059,288 at December 31, 2021 and December 31, 2020, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Retainage Payable

For subcontractors performing work on the Company’s construction of the solar farm projects in PRC, the Company typically retains a portion of the invoices, typically 5%, for 12-24 months to ensure the quality of their work during the qualifying warranty period.  At December 31, 2021, total retainage payable was $5,167,776 included in accrued expenses and other payables. On December 31, 2020, total retainage payable was $1,213,463, Included in accounts payable.

Income Taxes

The Company accounts for income taxes pursuant to the FASB ASC Topic 740. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The Company accounts for the investment tax credits under the flow-through method which treats the credits as a reduction of federal income taxes of the year in which the credit arises or is utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. The Company has determined it is more likely than not that its deferred tax assets related to its United States operation will not be realizable and has recorded a full valuation allowance against its deferred tax assets. In the event the Company is able to realize such deferred income tax assets in the future in excess of the net recorded amount, the Company would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements in accordance with GAAP. The calculation of the Company’s tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. The Company’s tax liabilities include estimates for all income-related taxes that the Company believes are probable and that can be reasonably estimated. To the extent that the Company’s estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which the Company determines such understatement. If the Company’s income tax estimates are overstated, income tax benefits will be recognized when realized.

The Company recognizes interest and penalties related to unrecognized tax positions as income tax expense. For the years ended December 31, 2021 and 2020, the Company did not incur any related interest and penalties.

The Company does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon the Company’s intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. As of December 31, 2021 and 2020, the Company’s foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event the Company is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

On March 27, 2020, in response to COVID-19 the United States enacted the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact the Company’s financial statements include removal of certain limitations on the utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enact Tax Cuts and Jobs Act. As the Company has not generated taxable income in the previous years, the CARES Act feature allowing federal net operating losses originating in 2018, 2019 or 2020 to be carried back five years has no impact on the Company. In addition, the California net operating losses utilization will be suspended for the year 2020-2022 which is not expected to have any impact as well due to the Company not having generated any California taxable income.

The Consolidated Appropriations Act of 2021, enacted on December 27, 2020, extended and enhanced COVID relief provisions of the CARES Act. The Company has evaluated the impact of the Consolidated Appropriation ACT and determined that its impact is not material to the Company’s financial statements.

Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), defines a framework for determining fair value, establishes a hierarchy of information used in measuring fair value, and enhances the disclosure information about fair value measurements. ASC 820 provides that the “exit price” should be used to value an asset or liability, which is the price at which an asset could be sold or a liability could be transferred in an orderly process that is not a forced liquidation or distressed sale at the measurement date. ASC 820 also provides that relevant market data, to the extent available and not internally generated or entity specific information, should be used to determine fair value.

ASC 820 requires the Company to estimate and disclose fair values on the following three-level hierarchy that prioritizes market inputs.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amount of cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable, deposits, taxes payable, warranty liability and accrued payroll and expenses approximates fair value because of the short maturity of these instruments.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2021:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$2,866,576	$-	$-	$2,866,576
Customer loans receivable	-	-	16,168,716	15,595,119
Liabilities
Bank and other loans	-	3,957,504	-	3,957,504
Secured loans from related parties	-	-	20,813,484	21,500,000
Secured convertible debt	-	-	23,142,703	23,072,389

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2020:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$4,044,278	$-	$-	$4,044,278
Customer loans receivable	-	-	26,263,964	25,313,509
Liabilities
Bank and other loans	-	4,021,863	-	4,021,863
Secured loans from related parties	-	-	33,416,776	34,500,000
Secured convertible debt	-	-	18,975,027	18,952,761

Cash equivalents - Cash equivalents consist of money market accounts and are carried at their fair value.

Customer loans receivable - The fair value of customer loans receivable is calculated based on the carrying value and unobservable inputs which include the credit risks of the customers, the market interest rates and the contractual terms. The Company’s underwriting policies for the customer loans receivable have not changed significantly since the origination of these loans. The overall credit risk of the portfolio also has not significantly fluctuated as evidenced by the minimal historical write-offs, and lastly the market interest rates have remained relatively consistent since the origination of the loans.

Bank loan, auto loans and short term loan - The fair value of such loans payable had been determined based on the variable nature of the interest rates and the proximity to the issuance date.

Loans from related parties - The related party loans were issued at the fixed annual interest rates of 3.0% in the United States Segment, and the fair value of the loans has been estimated by applying the prevailing borrowing annual interest rates for a comparable loan term which the Company estimated to be 6.0% to the estimated cash flows through the maturities of the loans.

Secured convertible debt - The secured convertible debt was issued at the fixed annual interest rates of 4.0% in the United States Segment, and the fair value of the loans was determined based on the proximity to the issuance date.

Solar project financing – The solar project financing was issued at an annual interest rate of 6.2% in the PRC segment in October 2020, and the fair value of the loans was determined based on the proximity to the issuance date. For more information on solar project financing, see note 13.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Advertising Costs

The Company charges advertising and marketing costs related to radio, internet and print advertising to operations as incurred. Advertising and marketing costs for the years ended December 31, 2021 and 2020 were $1,210,790 and $1,255,230, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation-Stock Compensation (ASC 718), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all share-based payments granted to employees and non-employees, net of estimated forfeitures, over the employee requisite service period or the non-employee performance period based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or canceled during the periods reported. The Company also early adopted ASU 2017-09, Compensation - Stock Compensation (Topic 718) Scope of Modification Accounting, with respect to changes on terms and conditions of a share-based payment award that occurred in 2019 and thereafter.

Foreign Currency

Amounts reported in the consolidated financial statements are stated in United States dollars, unless stated otherwise. The Company’s subsidiaries in the PRC use the Chinese renminbi (RMB) as their functional currency and all other subsidiaries use the United States dollar as their functional currency. For subsidiaries that use the local currency as the functional currency, all assets and liabilities are translated to United States dollars using exchange rates in effect at the end of the respective periods and the results of operations have been translated into United States dollars at the weighted average rates during the periods the transactions were recognized. Resulting translation gains or losses are recognized as a component of other comprehensive income (loss).

In accordance with ASC 830, Foreign Currency Matters (ASC 830), the Company translates the assets and liabilities into United States dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB into United States dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income. Further, foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses on those foreign currency transactions are included in Other income (expense), net for the period in which exchange rates change.

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, Income Statement-Reporting Comprehensive Income (ASC 220). Under ASC 220, the Company is required to report comprehensive income (loss), which includes net income (loss) as well as other comprehensive income (loss). The only significant component of accumulated other comprehensive income (loss) as of December 31, 2021 and 2020 is the currency translation adjustment.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Segment Information

Operating segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the executive team, which is comprised of the chief executive officer and the chief financial officer. Based on the financial information presented to and reviewed by the chief operating decision maker in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined that it has two operating and reporting segments (United States and PRC) as of December 31, 2021 and 2020.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share by dividing earnings (losses) allocated to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted weighted average shares is computed using basic weighted average shares plus any potentially dilutive securities outstanding during the period using the treasury-stock-type method and the if-converted method, except when their effect is anti-dilutive. Potentially dilutive securities are excluded from the computation of dilutive earnings per share for the years ended December 31, 2021 and 2020 since the effect would be antidilutive.

Recent Accounting Standards Not Yet Adopted

As an emerging growth company (“EGC”), the Company has elected to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Securities and Exchange Act of 1934.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This ASU simplifies the current accounting under ASC 470-20 for convertible debt with a cash conversion feature and convertible instrument with a beneficial conversion feature. As a result, after adopting the ASU, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, and for convertible preferred stock wholly as preferred stock (i.e., as a single unit of account), unless (1) a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or (2) a convertible debt instrument was issued at a substantial premium. An entity can use either a full or modified retrospective approach to adopt the ASU. This ASU is effective for public entities that are not smaller reporting companies in fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. For all other entities, the effective date is for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The ASU may be early adopted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company has not yet determined if the adoption will have any impact on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The objective of this update is to provide users of financial statements with more useful information by changing the incurred loss methodology for recognizing credit losses to a more forward-looking methodology that reflects expected credit losses. Under this ASU, the Company’s accounts receivable, unbilled receivables, customer loan receivables and certain contract assets are considered financial assets measured at an amortized cost basis and will need to be presented at the net amount expected to be collected. This ASU will be effective for the Company beginning on January 1, 2023. The Company has not yet begun to evaluate the impact if any of adopting this update on its consolidated financial statements when it becomes effective.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2019-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2019-10, Codification Improvements to Topic 842, Leases; and ASU No. 2019-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

Topic 842 requires lessors to classify leases as a sales-type, direct financing, or operating leases. A lease is a sales-type lease if any one of five criteria are met, each of which indicate that the lease, in effect, transfers control of the underlying asset to the lessee. If none of those five criteria are met, but two additional criteria are both met, indicating that the lessor has transferred substantially all the risks and benefits of the underlying asset to the lessee and a third party, the lease is a direct financing lease. All leases that are not sales-type or direct financing leases are operating leases.

Because the Company is a private entity preparing for a merger with the SPAC, which is an emerging growth company (EGC) under the JOBS Act, the Company has elected to utilize the relief provided to EGCs, that would allow for the adoption date on the timeline afforded a private company which will be for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company expects to adopt the new standard for the year ended December 31, 2022 but does not plan to early adopt the new standard for the interim periods in the year ended December 31, 2022. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods.

The new standard provides a number of optional practical expedients in transition. The Company expects to elect the ‘package of practical expedients,’ which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company.

The Company expects this standard with respect to the Company as a lessee will have a material effect on its financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on the balance sheet for its office and equipment operating leases; (2) the derecognition of existing deferred rent liabilities, and (3) providing significant new disclosure about the Company’s leasing activities. The Company does not expect a significant change in its leasing activities between now and adoption.

The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company currently expects to elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also currently expects to elect the practical expedient to not separate lease and non-lease components for all its leases.

For leases in which the Company is the lessor, the Company also expects to elect the ‘package of practical expedients’, which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification, and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company. While the Company continues to evaluate certain aspects of the new standard, including those still being revised by the FASB, the Company does not expect the new standard to have a material effect on its financial statements as a lessor and the Company does not expect a significant change in its leasing activities as a lessor between now and adoption. The Company believes all of its leases in which the Company is the lessor will continue to be classified as operating leases under the new standard.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

3.	Construction Contracts

As of December 31, 2021 and 2020, the Company’s construction and other operating activities in China for which the Company recognized revenue consisted of the following projects:

			Contract Value Excluding	% Complete as of		Revenue Recognized (USD in Million)
Project	Customer	Mega Watts (“MW”)	VAT (RMB in Million)	12/31/21	12/31/20	Year Ended 12/31/21	Year Ended 12/31/20	Completion Date
Long-term Construction Contracts
Yilong #2	SPIC	70.0	275.0	na	100.0%	$0.00	$39.85	2020
Xingren	SPIC	35.0	134.4	na	100.0%	$0.00	$19.47	2020
Ancha	SPIC	50.0	209.0	na	100.0%	$0.00	$30.29	2020
Hehua	SPIC	25.0	79.7	100.0%	37.0%	$7.79	$4.27	2021
Ningxia Meili Cloud	Meili Cloud Energy	50.0	179.0	na	na	$0.00	$0.25	2018
Guizhou Qingshuihe #3	AMD	10.6	33.0	na	100.0%	$0.00	$4.80	2019
Other
Shandong Zaozhuang (rooftop)	AMD	na	5.5	na	na	$0.00	$(0.03)	na

The following is a summary of contracts in progress as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Costs and estimated earnings on uncompleted contracts	$-	$4,274,344
Less: costs paid by the customer on behalf of ZHPV	-	(795,338)
Effect of exchange rate	-	198,688
Costs and estimated earnings in excess of billings and cash advances on uncompleted contracts	$-	$3,677,694

Agreements with SPIC

Yilong #2 and Xingren Projects

In August 2019, SolarMax, through its PRC subsidiaries, entered into MA Agreements with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which SolarMax agreed to construct and sell to SPIC the ownership and control of 70% of SolarMax’ project subsidiaries that own the 30MW solar farm project in Xingren (the “Xingren” project) and the 70MW project in Yilong (the “Yilong #2” project) when the projects are completed and accepted by SPIC and the completion of the equity transfer has occurred. Pursuant to the MA agreements, SPIC shall have the first right of refusal to purchase either or both of the remaining 30% ownership interests in each of the project subsidiaries one year after each of the projects is completed and operational. The construction on both projects were completed and connected to the grids as of December 31, 2019. On January 1, 2020, the projects began power production and earning revenue from selling power to the PRC utility company. In March 2020 the equity transfer agreement to sell 70% controlling interest to SPIC was executed and in April 2020, the government approval of the equity transfer was registered. SolarMax consolidated the project subsidiaries and reported the project subsidiaries’ results of operations through April 2020. Beginning in May 2020, SolarMax no longer consolidated the project subsidiaries because 70% of the controlling interest of the project subsidiaries was sold to SPIC in April 2020. Beginning in May 2020, SolarMax reports its 30% noncontrolling interest in the project subsidiaries under the equity method of accounting As a result of the completion of the sale of the 70% controlling interest of the project subsidiaries to SPIC in April 2020, SolarMax met all the conditions under the MA Agreements and recognized the EPC revenue for the Yilong #2 and Xingren projects.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

In October 2019, the SolarMax project subsidiaries that owned the Yilong #2 and Xingren projects entered into lease finance agreements with Huaxia Financial Leasing Co., Ltd. (“Huaxia”). The financings were structured as lease finance transactions secured by the respective project companies’ revenue stream and accounts receivable. The principal amounts of the loans were RMB 217.0 million (approximately $31.0 million) for Yilong #2 and RMB 93.0 million (approximately $13.3 million) for Xingren. The interest rate was 130 basis point above certain benchmark RMB loan interest rate as announced by the People’s Bank of China on the lease commencement date. The respective project subsidiaries which are 70% owned by SPIC starting on April 30, 2020, are the obligors on the loan which is guaranteed by SPIC. The loans were no longer the obligations of SolarMax when SolarMax deconsolidated the project subsidiaries on May 1, 2020.

Ancha Project

In February 2020, the Company, through its PRC subsidiaries, entered into a M&A (Cooperative Development) Agreement (the “Ancha MA Agreement”) with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which the Company would sell the ownership and control of 70% of the Company’s project subsidiary that owns the 59 MW solar farm project in Guizhou (the “Ancha Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the Ancha MA Agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest in the project subsidiary one year after the project is completed and operational. The total value of the project including VAT with 100% ownership at completion is RMB 233.6 million (approximately $33.4 million). The construction began in March 2020 and the construction was completed in December 2020 with the project acceptance received on January 14, 2021. In December 2020, the equity transfer agreement between SolarMax and SPIC was signed to affect the transfer of 70% ownership interest of the project company to SPIC for an initial consideration of RMB 35.6 million ($5.1 million) based on the project company’s paid-in capital at September 30, 2020, such consideration will be adjusted when the final asset appraisal is completed in April 2021. The equity transfer agreement effectively transferred control of the project to SPIC. As a result, SolarMax deconsolidated the project subsidiary as of December 31, 2020 and reported the EPC revenue for the Ancha project for the year ended December 31, 2020. See Note 10.

In May 2020, the project subsidiary for the Ancha project entered into project lease financing agreement with CSPG Financial Lease Co., Ltd., an unrelated PRC lender, for RMB 163.5 million (approximately $23 million) to finance the construction of the Ancha project. The financing was structured as a lease finance transaction secured by the project companies’ revenue stream and accounts receivable. The interest rate was based on a stipulated benchmark of approximately 5.311% per year. The financing was secured by the Ancha solar farm project. The project subsidiary which is 70% owned by SPIC starting on December 31, 2020, is the obligor on the loan. The loans were no longer the obligations of SolarMax when SolarMax transferred a 70% interest in the project subsidiary and deconsolidated the project subsidiaries on December 31, 2020.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Hehua Project

In August 2020, SolarMax, through its subsidiaries, commenced the 25MW EPC work on the Hehua Project pursuant to an EPC contract between ZHPV and the then wholly-owned project subsidiary. The EPC contract value including VAT is RMB 89.1 million ($12.7 million). Pursuant to the negotiations with SPIC relating to the Hehua Project during 2020, SPIC has agreed to purchase a 100% interest in the project subsidiary. On December 29, 2020, SPIC executed an equity transfer agreement to purchase from SolarMax a 100% equity interest in the project company that owns the Hehua Project for a consideration of RMB 4.9 million ($706.000) which was determined based on the project company’s paid-in capital at November 30, 2020. Consequently, SolarMax deconsolidated the project company for the Hehua project as of December 31, 2020. In connection with the sale of the 100% equity interest of the project company to SPIC and the deconsolidation of the project company by SolarMax, SolarMax’ EPC contract with the project company became the obligation of SPIC. The EPC construction was 100% complete at December 31, 2021.

4.	Third-party Leasing Arrangement and Concentrations

Third-party Leasing Arrangement

In January 2015, the Company entered into a three-year channel agreement with Sunrun, Inc. pursuant to which Sunrun appointed the Company as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, the Company introduces potential leasing customers to Sunrun and Sunrun pays the Company for its services in connection with the projects. Upon a customer signing a Sunrun lease, the Company purchases equipment from a list of preapproved equipment vendors provided by Sunrun, one of which, the supplier of meters, is a subsidiary of Sunrun. The Company then performs the design and EPC services until the system receives the permit to operate. Sunrun pays the Company 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Consistent with revenue recognition on solar systems sold directly to residential and commercial customers, the Company recognizes the revenue on the solar systems sold to Sunrun over time. Sunrun owns the equipment, leases the system and also services the lease. The Company’s relationship with the residential customer is only during the sales and installation process. The Company provides its standard warranty for its EPC services to Sunrun. Sunrun may terminate the agreement if the Company fails to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time.

Upon the completion of the system, Sunrun performs the inspection to ensure the system meets Sunrun’s quality standards, and the Company is responsible to fix any issues as identified by Sunrun if they are caused by the Company. Sunrun covers all manufacturer component warranty issues with the system and may also contract with the Company to perform the work to fix any potential future issues with the system.

The channel agreement had an initial term through January 2018. Pursuant to the terms of the agreement, upon expiration of the initial term, the agreement continues for an additional 36 months unless either party gives notice of non-renewal at least 30 days before the initial expiration date. As a result, the agreement has been automatically renewed for a 36 month term which ends in January 2021 and has been further extended to May 24, 2021. The agreement was automatically renewed for an additional 36 month term after May 24, 2021. In the United States segment, Sunrun was the Company’ second largest customer during the year ended December 31, 2021 and the fourth largest customer during the year ended December 31, 2020.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The summary of revenue and cost of revenue related to Sunrun for the years ended December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021	2020
	(Unaudited)
Revenue	$412,731	$848,295
Cost of revenue	214,884	453,209

With respect to the systems sold to Sunrun, the Company is required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the years ended December 31, 2021 and 2020, purchases of Sunrun meters were $65,766 and $55,016, respectively. The accounts payable balance owed to this supplier as of December 31, 2021 and 2020 was $0 and $43,146, respectively.

Concentration Risks

Major Customers

The following table provides information as to sales greater than 10% of revenues for the year ended December 31, 2021:

	Revenue	Percentage of Total Revenue	Accounts Receivable (including unbilled)	Percentage of Total Accounts Receivable
Customer H (1)	$7,786,316	21%	$7,397,054	89%

(1)	Customer of PRC segment

The following table provides information as to sales greater than 10% of revenues for the year ended December 31, 2020:

	Revenue	Percentage of Total Revenue	Accounts Receivable (including unbilled)	Percentage of Total Accounts Receivable
Customer H (1)	$93,892,127	71%	$12,809,134	92%

(1)	Customer of PRC segment

Major Suppliers

The following table provides information as to purchases over 10% for the year ended December 31, 2021:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
Supplier M (1)	$6,371,762	15%	$-	0%
Supplier C (2)	5,376,309	13%	1,009,176	10%

(1)	Vendor is an unaffiliated supplier for PRC segment

(2)	Material supplier for US segment.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The following table provides information as to purchases over 10% for the year ended December 31, 2020:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
Supplier L (1)	$14,237,662	24%	$-	0%
Supplier K (1)	6,963,826	12%	2,862,392	13%
Supplier C (2)	6,669,498	11%	735,840	3%

(1)	Vendor is an unaffiliated supplier for PRC segment

(2)	Material supplier for US segment.

5.	Acquisition Contingencies and Other Payable to Uonone Group

Effective on May 12, 2016, in conjunction with the execution of the amendment to the April 2015 share exchange agreement to acquire ZHPV, ZHPV entered into a debt settlement agreement (the “Debt Settlement Agreement”) with one of the former owners of ZHPV, Uonone Group Co., Ltd., (“Uonone Group”), pursuant to which ZHPV and Uonone Group agreed to settle a list of pending business transactions from December 31, 2012 to December 31, 2015, pursuant to which Uonone Group agreed to pay ZHPV a total amount of RMB 8,009,716 on or before November 30, 2016. An additional contingent liability related to estimated costs of a project known as Ningxia project completed prior to the Company’s acquisition of ZHPV of approximately RMB 3.0 million ($459,580 as of December 31, 2020) was also included as a receivable from Uonone Group (Note 8) with the corresponding liability recognized by the Company on the date of acquisition.

As of December 31, 2021, Uonone Group has repaid all the amounts agreed to under the debt settlement agreement except for the RMB 3.0 million contingent receivable from Uonone Group discussed above. Uonone Group’s obligation on the contingent receivable does not arise until and unless the Company becomes obligated under the contingent liability. At December 31, 2021, the Company has no payment obligations with respect to the assumed contingent liability and accordingly, Uonone Group had no obligation to the Company with respect to the contingent receivable.

Under the debt settlement agreement, any legal settlement proceeds, less fees and expenses, received by ZHPV related to the projects completed prior to the April 2015 business combination would be repaid to the Uonone Group. During the year ended December 31, 2021, the Company received additional legal settlement proceeds of RMB 20.9 million ($3.2 million) and paid Uonone RMB 14.6 million (approximately $2.2 million).

At December 31, 2021 and 2020, the amount payable to Uonone was RMB 22.3 million ($3.5 million) and RMB 19.7 million ($3.0 million), respectively.

6.	Customer Loans Receivable

The Company provides financing to qualified customers to purchase residential or commercial photovoltaic systems, as well as other products the Company offers in the United States. Depending on the credit rating of customers, the interest rate generally ranges from 0.00% to 10.99% per annum with financing terms ranging from three to fifteen years. At December 31, 2021 and 2020, the percentage of the Company’s loan portfolio with a 0% interest rate is 26% and 27%, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The customer gives the Company a security interests in the photovoltaic systems and other products financed.

Customer loans receivable consist of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Customer loans receivable, gross	$16,156,223	$26,485,378
Less: unamortized loan discounts	(203,291)	(478,151)
Less: allowance for loan losses	(357,814)	(693,718)
Customer loans receivable, net	15,595,118	25,313,509
Current portion	4,935,920	6,983,646
Non-current portion	$10,659,198	$18,329,863

Principal maturities of the customer loans receivable at December 31, 2021 are summarized as follows:

Period ending December 31,	Amount
2022	$4,935,920
2023	4,346,964
2024	2,123,406
2025	1,059,391
2026	996,784
2027	973,510
Thereafter	1,720,249
Total loans receivable	$16,156,223

The Company is exposed to credit risk on the customer loans receivable. Credit risk is the risk of loss arising from the failure of customers to meet the terms of their contracts with the Company or otherwise fail to perform as agreed.

Total interest income on the customer loans receivable included in revenues was $1,168,897and $1,762,837 for the years ended December 31, 2021 and 2020, respectively.

7.	Inventories, net

Inventories consisted of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Construction in progress	$58,200	$147,442
Solar panels, inverters and components	2,597,013	1,205,161
Battery storage systems	471,644	543,466
LED lights	644,165	521,443
Reserve for excess and obsolete inventories	(415,140)	(319,416)
Total inventories, net	$3,355,882	$2,098,096

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

8.	Other Receivables and Current Assets, Net

Other receivables and current assets, net consisted of the following at December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Receivable from Seller (Uonone Group) (See Note 5)	$471,789	$459,580
Deferred project costs	1,240,159	707,743
Prepaid expenses and other current assets	802,869	868,137
Accrued interest on customer loans receivable	36,138	55,695
VAT tax receivable	614,946	1,429,959
Capitalized merger costs	886,787	140,454
Total other receivables and current assets	4,052,688	3,661,568
Other receivables and current assets, related party	4,375	75,242
Total	$4,057,063	$3,736,810

9.	Goodwill

The activity of goodwill is as follows:

	Year Ended December 31,
	2021	2020
Balance – beginning of period	$8,214,665	$7,695,590
Effect of exchange rate	218,236	(109,094)
Balance – end of period	$8,432,901	$7,586,496

10.	Sale and Transfer of Controlling Interest in PRC Solar Project Companies

Sale of Yilong #2 and Xingren Project Companies

In March 2020, the equity transfer agreement to sell 70% controlling interest to SPIC was executed and in April 2020, the government approval of the equity transfer was registered. The consideration for the sale of the 70% interest was RMB 50.9 million (approximately $7.3 million) for Yilong #2 which was fully paid as of December 31, 2020, and RMB 27.5 million (approximately $3.9 million) for Xingren, which was fully paid as of December 31, 2021.

Sale of Ancha Project Company

In December 2020, the equity transfer agreement to sell 70% controlling interest to SPIC was entered into for an initial consideration of RMB 35.6 million ($5.1 million) based on the project company’s paid-in capital at September 30, 2020, such consideration will be adjusted when the final asset appraisal is completed in 2021 pursuant to a commitment agreement with SPIC dated December 26, 2020. To the extent the appraised value exceeds the initial consideration, the excess amount will be paid by SPIC to SolarMax. As of December 31, 2021, an unpaid balance due to the Company was RMB 14.3 million (approximately $2.2 million) and is included in the receivable from SPIC and project companies on the accompanying balance sheet.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Sale of Hehua Project Company

In December, 2020, SPIC executed an equity transfer agreement to purchase from SolarMax 100% equity interest in the project company that owns the Hehua Project for a consideration of RMB 4.9 million ($706,000) which was determined based on the project company’s paid-in capital at November 30, 2020. A loss from sale of RMB 880,000 ($128,000) was recognized by SolarMax during the year ended December 31, 2020. See Note 3. At December 31, 2021, the unpaid balance due from SPIC was RMB 987,900 (approximately $155,000).

Activity in the Company’s 30% non-controlling investments in solar project companies for the year ended December 31, 2021 consisted of the following:

Investee	Investment Balance at December 31, 2020	Share of Investee’s Net Income (loss)	Effect of Exchange Rate	Investment Balance at December 31, 2021
Yilong #2	$3,821,479	$203,233	$105,060	$4,129,772
Xingren	1,879,889	108,354	51,826	2,040,069
Ancha	2,819,629	232,513	77,291	3,129,433
Total	$8,520,997	$544,100	$234,177	$9,299,274

Activity in the Company’s 30% non-controlling investments in solar project companies for the year ended December 31, 2020 consisted of the following:

Investee	Investment Balance at January 1, 2020	Share of Investee’s Net Income (loss)	Effect of Exchange Rate	Investment Balance at December 31, 2020
Yilong #2	$-	$350,594	$283,907	$3,821,479
Xingren	-	117,366	140,970	1,879,889
Ancha	-	-	-	2,819,629
Total	$-	$467,960	$424,877	$8,520,997

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The following tables present the summary of the unaudited condensed combined financial statements for the Company’s 30% non-controlling investments in solar project companies as of and for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Balance Sheets
Current assets	$28,985,692	$16,303,326
Non-current assets	89,828,592	93,484,402
Total assets	118,814,284	109,787,728

Current liabilities	13,074,765	9,881,464
Non-current liabilities	75,084,168	71,315,914
Members’ capital	30,655,351	28,590,350
Liabilities and members’ capital	$118,814,284	$109,787,728

	Year Ended December 31,
	2021	2020
Income Statements
Revenue	$11,170,848	$4,777,308
Gross profit	5,664,814	3,010,249
Net income	1,808,221	1,559,867

Revenue of the project companies that hold Yilong #2, Xingren and Ancha is generated from the power purchase agreements with the PRC utility companies as well as government subsidies.

11.	Investments in Unconsolidated Joint Ventures in the United States

At December 31, 2021 and 2020, the Company has the following unconsolidated joint ventures accounted under the equity method of accounting in the United States:

Investee	Equity Investment Ownership	Profit rate of distribution
A#1	30.0%	40.0%
A#2	30.0%	30.0%
A#3	30.0%	30.0%
Changzhou	22.5%	22.5%

Activity in investments on unconsolidated joint ventures for the year ended December 31, 2021 consisted of the following:

Investee	Investment Balance at December 31, 2020	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	Investment Balance at December 31, 2021
A#1	$14,426	$-	(14,426)	$-
A#2	107,108	(446,539)	339,431	-
A#3	-	-	-	-
Changzhou	-	-	-	-
Total	$121,534	$(446,539)	$325,005	$-

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Activity in investments on unconsolidated joint ventures for the year ended December 31, 2020 consisted of the following:

Investee	Investment Balance at December 31, 2019	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	Investment Balance at December 31, 2020
A#1	$33,718	$-	$(19,292)	$14,426
A#2	367,621	(270,000)	9,487	107,108
A#3	67,696	(90,000)	22,304	-
Changzhou	-	-	-	-
Total	$469,035	$(360,000)	$12,499	$121,534

The following tables present the summary of the condensed combined financial statements for the Company’s unconsolidated joint ventures as of and for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Balance Sheets
Current assets	$804,549	$1,505,703
Non-current assets	907,068	2,255,246
Total assets	1,711,617	3,760,949

Current liabilities	1,308,575	1,356,653
Members’ capital	403,042	2,404,296
Liabilities and members’ capital	$1,711,617	$3,760,949

	Year Ended December 31,
	2021	2020
Income Statements
Revenue	$870,375	$969,085
Gross (loss) profit	870,375	969,085
Net (loss) income	(1,018,614)	(212,306)

12.	Other Assets

Other assets consisted of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Other deposits and receivables	$156,619	$233,614

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

13.	Financing Arrangements

As of December 31, 2021 and 2020, the Company had the following borrowings:

	December 31, 2021	December 31, 2020
Loan from an unrelated individual, at 6.0% fixed interest, due March 31, 2022	$2,000,000	$2,000,000

PPP loans payable, at 1.0% fixed interest, due April 15, 2022	-	1,855,816

PPP loans payable, at 1.0% fixed interest, due January 20, 2026	1,855,813	-

Secured convertible notes payable at 4.0% per annum, due various dates through December 2024, net of debt discount of $527,611 at December 31, 2021 and $447,239 at December 31, 2020	23,600,000	19,400,000

EB5 Loans (see detail below)	21,500,000	34,500,000

Various auto loans payable, interest accrues at 4.19%-4.92% per annum with maturities through 2023.	101,691	166,047

Total	49,057,504	57,921,863
Less: debt discount	(527,611)	(447,239)
Less: current portion	(20,433,711)	(29,164,284)
Noncurrent portion	$28,096,181	$28,310,340

SBA Loans

On April 15 and April 16, 2020, the Company received loans pursuant to the Paycheck Protection Program (PPP) totaling $1,855,816. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents and utilities, over the subsequent 24 weeks from the loan origination date, and the Company maintains the required number of full time employee equivalents. For the non-forgivable portion, the loan would be due in two years at a fixed interest rate of one percent. In September 2021, the Company received loan forgiveness in the amount of $1,798,539 related to this tranche of the PPP loan, and repaid $58,066 which included $789 of accrued interest, and recognized a gain on debt extinguishment of $1,820,917 related to the forgiven balance of the PPP loan plus accrued interest of $22,377.

On February 1, 2021, the Company received loans pursuant to the Paycheck Protection Program Second Draw totaling $1,855,813. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents, utilities and other eligible costs allowed by the Small Business Administration, during the 24-week period beginning on the date of the first disbursement of the loans. For the non-forgivable portion, the loans would be due in five years at a fixed interest rate of 1% per annum.

Other Loans

Other loans include a loan of $2,000,000 from a PRC individual at an interest rate of 6%, interest payable quarterly in arrears, with the original due date of April 30, 2021 and has been extended to March 31, 2022.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Related party EB5 financings

The Company’s borrowings from related parties consisted of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
$45.0 million loan from Clean Energy Funding, LP	$11,500,000	$24,000,000
$13.0 million loan from Clean Energy Funding II, LP	$10,000,000	10,500,000
	21,500,000	34,500,000
Current portion	12,500,000	23,000,000
Noncurrent portion	$9,000,000	$11,500,000

On January 3, 2012, Clean Energy Fund, LP (“CEF”) entered into a secured loan agreement with SREP, a wholly-owned subsidiary of the Company. Under the secured loan agreement, CEF agreed to make loans to SREP in an amount not to exceed $45,000,000, to be used to finance the installment purchases for customers of the solar energy systems. The proceeds of the loans are advanced in increments of $2,500,000 and CEF may determine in its sole and absolute discretion to advance a lesser amount. The loan accrues interest at a fixed interest rate of 3% per annum, payable quarterly in arrears. Each advanced principal amount is due and payable 48 months from the advance date or the U.S. Immigration Form I-829 approval date if longer. The I-829 petition includes evidence that the immigrant investors successfully met all United States Citizenship and Immigration Services requirements of the EB-5 program. A UCC amendment was filed in November 2019 on behalf of CEF, the secured party, to pledge all present and future accounts, accounts receivable and other rights of SREP to payment as the collateral for the loan.  Such assets include, but are not limited to, all present and future personal property of SREP which includes receivables, goods, inventory, equipment fixtures, intangibles, deposit accounts and collateral control accounts. As of December 31, 2021 and 2020, the principal loan balance was $11,500,000 and $24,000,000, respectively. During year ended December 31, 2021, the Company exchanged $11,000,000 of the CEF loans into the same amount of the 4% convertible notes, reached a settlement agreement on $1,500,000 of the CEF loans which resulted in a settlement gain of $210,000 (see further discussion in legal matters).

On August 26, 2014, Clean Energy Funding II, LP (“CEF II”) entered into a loan agreement with LED, a wholly-owned subsidiary of the Company, for up to $13,000,000. The proceeds of the loan would be used by LED for its operations. The loan accrues interest at a fixed interest rate of 3.0% per annum, payable quarterly in arrears. Principal is due and payable in 48 months or the U.S. Immigration Form I-829 approval date if longer. In 2016, LED borrowed an additional $4,500,000 under the loan, the proceeds of which were used to fulfill the purchases required related to the new $4.3 million LED contract. During the year ended December 31, 2017, the Company drew down an additional $6,000,000 under the loan. As of each of December 31, 2021 and 2020, the remaining undrawn amount under the loan was $2.5 million. During the year ended December 31, 2021, the Company repaid $500,000 to CEF II.

The general partner of CEF and CEF II is Inland Empire Renewable Energy Regional Center (“IERE”). The principal owners and managers of IERE consist of the Company’s chief executive officer, its former executive vice president and one of its directors.

Convertible Notes

The Company has issued 4% secured subordinated convertible notes to former limited partners of CEF, pursuant to exchange agreements with the limited partners. The limited partners accepted the notes in lieu of cash payments of their capital contribution which resulted in a reduction of SREP’s notes to CEF in the same amount, reducing the outstanding EB5 loan balance. Payment of the notes is secured by a security interest in SREP’s accounts receivable and inventory. The convertible notes are payable in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of issuance. The convertible notes are convertible into common stock at a conversion price equal to 80% of the public stock price of the Company’s common stock as defined in the convertible note. The convertible notes may be converted into common stock at the first, second, third, fourth and fifth anniversaries of the date of issuance, but not earlier than six months from the date of the Company’s initial public offering.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

All convertible notes have two separate and distinct embedded features. They are: (1) optional conversion upon a public stock event as defined in the convertible note; and (2) redemption put feature upon fundamental transaction.

Commencing six months from the date the Company first receives proceeds from its public stock event until the convertible notes are no longer outstanding, the convertible notes and all unpaid accrued interest is convertible into shares of common stock, at the option of the holder, during five trading days commencing on the first, second, third, fourth, and fifth anniversaries of the original issuance date. The number of shares of common stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (x) the then entire amount of the convertible notes balance outstanding including all unpaid principal and accrued interest payable by (y) the conversion price defined as a fixed 80% discounted percentage per share price of a public stock price. The Company evaluated the embedded optional conversion feature in accordance with the guidance under ASC 815, Derivatives and Hedging, and determined it is exempt from derivative accounting as the embedded feature is deemed to be indexed to the Company’s own stock and would be classified in stockholder’s equity if freestanding. Further, because the conversion price is a fixed discounted percentage per share price of a contingent future public stock event that has not been realized as of both the issuance date and December 31, 2020, the Company shall record the intrinsic value of the beneficial conversion feature calculated as of the issuance date of the convertible notes upon the realization of the contingent IPO event.

All convertible notes issued contained redemption put features that allow the holders of the convertible notes the right to receive, for each conversion share that would have been issuable upon conversion immediately prior to the occurrence of an effective change in control event defined as a fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which these convertible notes are convertible immediately prior to such fundamental transaction.  The Company evaluated the redemption put feature contained in the convertible notes under the guidance of ASC 815, Derivatives and Hedging, and concluded that the requirements for contingent exercise provisions as well as the settlement provision for scope exception in ASC 815-10-15-74 has been meet.  Accordingly, the redemption put features contained in the convertible notes were not bi-furcated and accounted for as freestanding derivative instruments.

During the year ended December 31, 2021, the Company exchanged $11,000,000 of CEF loans into $11,000,000 of convertible notes with the limited partners of CEF loans.

During the year ended December 31, 2021, the Company entered into agreements with convertible noteholders to redeem $2,000,000 principal amount of convertible notes for cash payments totaling $1,440,000.

During the year ended December 31, 2021, the Company recognized a gain on debt extinguishment in the amount of $748,348 in connection with the early settlements as well as from the exchange of EB-5 loans to convertible notes.

Interest Expense

For the years ended December 31, 2021 and 2020, interest expense incurred on the above long-term EB5 related party loans was $825,822 and $1,130,178, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Total interest expense incurred (including interest on long-term related party loans) was $1,996,500 and $3,211,475 for the years ended December 31, 2021 and 2020, respectively. Interest expense included $136,877 and $103,037 of debt discount amortization related to convertible notes for the years ended December 31, 2021 and 2020, respectively. The weighted average interest rates on loans outstanding were 3.7 % and 4.2% as of December 31, 2021 and December 31, 2020, respectively.

For the year ended December 31, 2020, interest cost of $388,093 from solar project financing loans for the construction of the solar farms, Yilong #2 and Xingren, was capitalized to solar project construction in progress within inventories.

Principal maturities for the financing arrangements as of December 31, 2021 are as follows:

Period ending December 31,	Auto Loans	Bank and Other Unsecured Loans	EB5 Related Party Loans	Convertible Notes	Total
2022	$67,422	$2,000,000	$12,500,000	$5,900,000	$20,467,422
2023	34,269	-	9,000,000	5,900,000	14,934,269
2024	-	-	-	5,900,000	5,900,000
2025	-	-	-	4,600,000	4,600,000
2026	-	1,855,813	-	1,300,000	3,155,813
Thereafter	-	-	-	-	-
Total	$101,691	$3,855,813	$21,500,000	$23,600,000	$49,057,504

14.	Other Related Party Transactions

Transactions with AMD and Its Subsidiaries

At December 31, 2021 and 2020, payables to AMD or its subsidiaries are RMB 9,881,058 for both periods (approximately $1.5 million for both periods) and relate to the solar panels the Company purchased from AMD or its subsidiaries to be used on certain solar projects. The payable will be repaid upon the resolution of the legal matter related to the Yilong #1 receivable (see Legal Matters). AMD is a related party because its chairman and chief executive officer is a director of the Company.

Transaction with Other Related Parties

Prior to August 31, 2020, the Company provided asset management and accounting services to the three unconsolidated Alliance joint ventures under the management contract and business services agreement dated January 20, 2011 between Alliance Solar Capital I, LLC and the Company, pursuant to which the Company received 3% of revenues collected from SREC and payments from public utilities received by the Alliance entities. The provisions of this agreement also extended to services rendered for Alliance Solar Capital II, LLC and Alliance Solar Capital III, LLC, however, there was no formal agreement executed for the two entities. Effective August 31, 2020, the management service agreement was terminated for all three Alliance entities and during the year ended December 31, 2021, the Company incurred expense associated with unreimbursed fees and expense totaling $25,736. Total fees earned by the Company from the Alliance entities included in other income were $29,073 for the year ended December 31, 2020.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The Company’s PRC subsidiary provided a loan of RMB 5.1 million ($784,000 at December 31, 2021) to Changzhou Yifu Co., Ltd, a PRC company owned by Jason Mo who is a stockholder of the Company. An agreement was signed in March 2018 stipulating the terms for the payment; however, no payment has ever been made. The Company has provided a full reserve for the unpaid receivable since December 31, 2018.

From time to time, the Company made advances for expenses on behalf of the three Alliance entities and SMXP’s tenant.  At December 31, 2020, the Company had a receivable for management fees and the expenses paid on behalf of these entities in the amount of $75,242.

Related Party Profit Sharing Arrangement

During the year ended December 31, 2020, the Company’s LED subsidiary paid $110,000 to a company owned by the Company’s former executive vice president and a current 5% stockholder. The payment represented 80% of the gross profit (computed prior to making the payment) on an LED government project which had been introduced to the Company by the former executive. As a result of this payment, the Company incurred and accrued approximately $110,000 of additional cost of revenue related to the project as of December 31, 2020 and was fully paid in February 2021.

Lease Agreements with Related Parties

In September 2016, the Company executed a ten-year lease, commencing January 1, 2017 with SMXP, a related party, to lease its headquarters in Riverside, California. The lease is for ten years and has a five-year renewal option. The annual base rent under the lease is $978,672 at December 31, 2020, plus the Company’s share of the utilities. The base rent is subject to an annual escalation of 2.99%.

In September 2016, the Company amended two lease agreements for its Diamond Bar, California office with Fallow Field, LLC. Fallow Field, LLC, a related party. The amended lease commenced on November 1, 2016 and has a ten year term with one five-year renewal option. The initial annual base rent is $229,272 plus the Company’s share of utilities.

For the years ended December 31, 2021 and 2020, total related party rental expenses included in general and administrative expenses for the Riverside, California corporate headquarters and the Diamond Bar, California office, were $1,497,067 and $1,553,693, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

15.	Accrued Expenses and Other Payables

Accrued expenses and other payables consisted of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Accrued compensation expenses	$4,326,050	$4,443,825
Accrued operating and project payables	2,601,804	1,850,991
Customer deposits	3,481,542	1,407,233
Refundable vendor bid deposits	918,970	283,408
VAT tax payable	-	763,223
Income taxes payable	172,863	396,583
Accrued warranty expense	276,296	249,912
Preacquisition liability	1,687,340	1,503,550
Retainage payable	5,167,776	-
Payable to Uonone (See Note 5)	2,639,621	3,018,558
Total accrued expenses and other payables	21,272,262	13,917,283
Accrued expenses and other payables, related party	1,553,926	1,624,257
Total	$22,826,188	$15,541,540

Accrued Compensation

Accrued compensation includes $1,275,000 of restricted stock units that were cancelled and exchanged for cash in March 2019 by the Company for the Company’s chief executive officer, former executive vice president and one other former employee, $1,513,859 of accrued but unpaid salaries and wages for the Company’s chief executive officer and former executive vice president, and $197,731 of accrued but unpaid executive cash bonuses for 2017 and 2018 for the Company’s chief executive officer and former executive vice president pursuant to their employment agreements. The employment agreement for the former executive vice president was cancelled upon her resignation effective February 24, 2020. The remaining balance relates to accrued unpaid commissions and accrued paid time offs.

Customer Deposits

Customer deposits represent customer down payments and progress payments received prior to the completion of the Company’s earnings process. The amounts paid by customers are refundable during the period which, under applicable state and federal law, the customer’s order may be cancelled and the deposit refunded. Once the cancellation period has expired, the customer still may cancel the project but the Company is entitled to retain the deposit payments for work that was completed and materials that were delivered.

Refundable Vendor Bid Deposits

Vendor bid deposits represent cash deposits received by ZHPV and ZHTH on sealed bids from trade contractors who are proposing to work on the EPC construction projects.  Vendor bid deposits are 100% refundable when the bid process is concluded if the bid is not accepted.

VAT Taxes

The Company recognizes its revenue in the PRC net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the procurement cost for materials purchased and collected at the invoiced value of sales provided to customers. The Company accounts for VAT on a net basis at the entity level. The contractual amount related to the designing and construction and installation services is subject to 3% sales and other taxes for the amount invoiced before May 1, 2016 which is included as part of cost of revenue. VAT tax receivable generally is available to offset future VAT tax liabilities.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Preacquisition Liability

As part of the April 2015 acquisition of ZHPV, the Company assumed a contingent liability associated with the Ningxia project consisting of reimbursement of project expenses to an unrelated third party including reimbursement of certain land rental expenses and land use taxes estimated at a total of RMB 9.8 million ($1.5 million at December 31, 2021). The Company will be negotiating to offset the entire liability with the unpaid contract receivables and reimbursements from the third party. All the receivables and reimbursements were previously fully reserved by the Company. See Note 5.

Related Party Profit Sharing Arrangement

At December 31, 2020, the Company’s LED subsidiary agreed to pay $110,000 to a company owned by the Company’s former executive vice president and a current 5% stockholder, representing 80% of the gross profit (computed prior to making the payment) on an LED government project which had been introduced to the Company by the former executive. Such amount was fully paid in February 2021.

16.	Commitments and Contingencies

Operating Leases

The Company has operating leases for office facilities and office equipment both in the United States and in the PRC. The lease payments are fixed for the initial term of the leases. Future minimum lease commitments for office facilities and equipment as of December 31, 2021, are as follows:

Period ending December 31,	Related Parties	Others	Total
2022	$1,211,992	$180,059	$1,392,051
2023	1,248,224	27,907	1,276,131
2024	1,285,538	11,628	1,297,166
2025	1,323,974	-	1,323,974
2026	1,312,260	-	1,312,260
Thereafter	-	-	-
Total	$6,381,988	$219,594	$6,601,582

For the years ended December 31, 2021 and 2020, rent expense for office facilities and equipment (including rental expense for related party leases - see Note 14) was $1,600,798 and $1,712,051, respectively.

Panel Purchase Agreement

In June 2016, the Company entered into a supply agreement with Sunspark Technology, Inc. (“Sunspark”), a United States-based panel supplier and a subsidiary of a PRC-based public company, which was terminated as of March 3, 2020 in connection with a new purchase agreement.

On March 3, 2020, the Company and Sunspark entered into a new purchase agreement that stipulates that the Company has the right but not the obligation to purchase panels from Sunspark at certain pricings as stipulated in the agreement. This new agreement supersedes all prior agreement between the Company and Sunspark.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Energy Storage System Distribution Agreement

On July 29, 2016, the Company entered into a distribution agreement with Li-Max Technology, Inc. (“Li-Max”) which was subsequently amended to provide Li-Max the additional time to redesign their system to qualify for the California home battery rebate before recommencing the purchase requirements under the agreement. The agreement required the Company to make specified amount of purchases of the battery storage systems from Li-Max for a specified time period. As of December 31, 2019, Li-Max had not redesigned the unit and on December 3, 2020, an agreement was entered into between the Company and Li-Max whereby Li-Max agreed to release the Company from all obligations under the original distribution agreement and all related amendments.

Pre-development Agreements in PRC

In connection with the pre development phase of each solar farm project by the Company’s China segment, the applicable project subsidiary typically secures one or more land rental agreement with the holder of the land use rights, a development permit, and a power purchase agreement with the local utility company whereby the local utility company agrees to pay the project owner an agreed-upon rate for the electricity produced by the solar farm upon its completion (collectively, “Pre-development Agreements”).  Upon transfer of the equity in the project subsidiary to the buyer, the Company no longer has any rights or obligations under the Pre-development Agreements.  Any costs incurred by the Company pursuant to the Pre-development Agreements are capitalized and amortized to cost of revenue when the construction of the project begins.

Employment Agreements

On October 7, 2016, the Company entered into employment agreements with its chief executive officer and its then executive vice president (collectively, the “Executives”), each for a five-year term commencing on January 1, 2017 and continuing on a year-to-year basis unless terminated by the Company or the Executive on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an initial annual salary of $600,000 and $560,000, respectively, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, and an annual bonus payable in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. The bonus is based on a percentage of consolidated revenue in excess of $30 million, ranging from $250,000 and $200,000, respectively, for revenue in excess of $30 million but less than $50 million, to 1.0% and 0.9%, respectively, of revenue in excess of $300 million. The agreements provide for severance payments equal to one or two times, depending on the nature of the termination, of the highest annual total compensation of the three years preceding the year of termination, multiplied by the number of whole years the Executive has been employed by the Company. The employment of both Executives commenced in February 2008. As of December 31, 2020 and 2019, the amount accrued by the Company was $256,597 and $534,685, respectively, related to the annual bonuses pursuant to the agreements. During the year ended December 31, 2019, the Company issued to the Executives a total of 211,276 shares of common stock with a value of $628,795, as part of their bonuses for 2018 pursuant to their employment agreements. Effective January 1, 2019, all bonus programs were suspended by management and accordingly, no additional bonuses were accrued under the agreement since January 1, 2019. In November 2019, the Executives irrevocably waived their cash and equity bonuses due under their employment agreement for the 2019.

On February 24, 2020, the then executive vice president resigned. Pursuant to a release and separation agreement dated October 1, 2020, her employment agreement was terminated and, with certain limited exceptions, the Company and the former executive vice president released each other from their obligations under the employment agreement.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Pursuant the release and separation agreement, the Company paid the former executive officer $25,497, and agreed to pay to her $803,095, representing the outstanding balance due to her for her deferred salary from 2019 and 2020, cash bonus deferred from 2017 and 2018 and accrued medical and dental benefits. This amount is payable at the rate of $15,000 per month (less applicable deductions and withholding), commencing with the month of April 2020, until the completion by the Company of its initial public offering, and any unpaid balance then outstanding shall be paid within three business days after the Company receives the proceeds of its initial public offering. As of December 31, 2020, no payment has been made under the agreement. The Company entered into a consulting agreement dated October 1, 2020 with the former executive vice president pursuant to which the Company engaged her as a consultant for a term ending March 31, 2021 and continuing thereafter on a month-to-month basis for monthly compensation of $3,000. The release and separation agreement provides that since the long-term incentive plan pursuant to which the options granted to the former executive vice president were granted provides that options may be held by and exercised by a consultant to the Company, the Company agreed that the option shall continue in full force and effect as long as she, at the request of the Company or pursuant to an agreement with the Company, serves as a consultant to the Company. As of December 31, 2021, the former executive officer was a consultant to the Company.

Legal Matters

On July 1, 2020, a legal action was filed in the Los Angeles Superior Court by Haijing Lin (the “Plaintiff”) and various defendants which include SolarMax Technology, Inc., SolarMax Renewable Energy Provider, Inc., Clean Energy Funding, L.P., Inland Empire Renewable Energy Regional Center, LLC, David Hsu, Ching Liu and Simon Yuan. At the time of the filing, the Plaintiff is a limited partner in Clean Energy Funding, L.P. and seeks to have his $500,000 investment returned.

On or about February 4, 2021, an amended complaint was filed in the action initially commenced by Haijing Lin and Mian Cai and Xing Zhang were added to Haijing Lin as plaintiffs. The total capital contribution by the three plaintiffs was $1.5 million, including the $500,000 contributed by Mr. Lin. The plaintiffs are seeking return of their capital contributions and other relief, including costs, punitive and exemplary damages and a declaration that the $45.0 million loan by CEF to SREP is due.

On September 23, 2021, the complaints filed by Haijing Lin, Mian Cai and Xing Zhang were settled for $1.29 million and consequently, $1.5 million of the related CEF debt was extinguished. Pursuant to the settlement, the Company paid $300,000 at the time of the settlement and the remaining $990,000 will be repaid in six months. In connection with the settlement, a gain on debt extinguishment of $210,000 was recognized by the Company.

On November 10, 2020, a legal action was filed in the Los Angeles Superior Court by Carmelia Chiang against various defendants which include SolarMax, SREP, CEF, Inland Empire Renewable Energy Regional Center, LLC, the Company’s chief executive officer and a former officer/director who are managers of CEF’s general partner. At the time of the filing, the plaintiff is a limited partner in CEF and seeks to have her $500,000 investment returned. Currently there is not enough information for the Company to determine an outcome; however, the plaintiff’s capital contribution to CEF was used to fund part of CEF’s loan to SREP, which is reflected in the Company’s current liabilities.

On June 1, 2021, a legal action was filed in the Los Angeles Superior Court by Pu Dong, a stockholder, against various defendants which include SolarMax, David Hsu and one other SolarMax stockholder. At the time of the filing, the plaintiff was a SolarMax stockholder and seeks to have shares that are issued in the name of the other SolarMax stockholder defendant reissued in the name of the plaintiff. SolarMax believes that this is a dispute between two stockholders and will comply with any final court order as to the ownership of the shares.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

On November 19, 2021, a first amended complaint to a legal action was filed in the Los Angeles Superior Court by Qian Liu and Qingfeng He against various defendants which include SolarMax, SREP, Inland Empire Renewable Energy Regional Center, LLC (“IERERC”), the Company’s chief executive officer, one of the Company’s directors and a former officer/director who are members of IERERC, the general partner of CEF. The original complaint was filed on September 7, 2021, but never served on the Company. At the time of the filing, the plaintiffs were limited partners in CEF and seek to have her $500,000 investments returned. Currently there is not enough information for the Company to determine an outcome; however, the plaintiff’s capital contribution to CEF was used to fund part of CEF’s loan to SREP, which is reflected in the Company’s current liabilities.

Yilong #1 Receivable

In early January 2020, the Company filed an application for arbitration of the dispute with the Shanghai Arbitration Commission against Yilong AMD New Energy Co., Ltd., the project owner of the Yilong #1 project, claiming the amount due to the Company under the construction contract on the Yilong #1 project of RMB 22,687,458 (approximately $3,241,000) plus overdue interest. Yilong #1 project was completed and accepted by the respondent and commenced operation in 2018. On January 13, 2020, the Guizhou People’s Court issued an order to freeze the deposits of the respondent of RMB 22,687,458 (approximately $3,241,000). On November 6, 2020, an arbitration decision was reached in the Company’s favor. After certain offset adjustments, the Company expects to receive the payment of the net amount owed of RMB 21.8 million (approximately $3.1 million) plus interest prior to December 31, 2020. In December 2020, the Company received a payment of RMB 19.8 million (approximately $2.8 million) including interest and the remaining unpaid balance of approximately RMB 2.9 million (approximately $414,000) was fully reserved at December 31, 2020 as the Company determined the collectability to be uncertain and was written off during the year ended December 31, 2021.

On February 19, 2020, the Company’s attorney sent a demand letter to China Nuclear Construction Finance Leasing Co., Ltd. (the “Finance Company”), claiming the unpaid amount due from the Finance Company to the Company of RMB 8.0 million (approximately $1.1 million) related to the Yilong #1 project, pursuant to the entrustment payment agreement signed by the Company, Respondent and the Finance Company. The Company has provided a full reserve for this portion of the receivable at December 31, 2021 and December 31, 2020. As a result of the dispute regarding the unpaid amount, in July 2021 the Company filed an application with the court to freeze an amount of RMB 5.3 million on the account of Southwest Guizhou Autonomous Prefecture Yilong Almaden New Energy Co., Ltd., the project owner of Yilong #1. As of December 31, 2021, the RMB 5.3 million has been frozen by the court and the Company is waiting to receive the formal judgment of the court which is expected sometime during 2022.

In the ordinary course of its business, the Company is involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s financial position or results of operations.

17.	Stockholders’ Equity

Amendment of 2016 Long-Term Incentive Plan

In October 2016, the Company’s board of directors adopted and in November 2016 the stockholders approved the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 10,920,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. In March 2019, the Company’s board of directors and stockholders approved an increase in the maximum number of shares of common stock subject to the 2016 long-term incentive plan to 15,120,000 shares.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Amendment of the 2016 Restricted Stock Grants

Pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted 6,410,880 shares in October 2016, of which 5,124,000 shares were granted to officers and directors as restricted stock grants. On March 23, 2019, the Company’s board of directors approved the following modifications with respect to the 2016 Restricted Stock Grants:

●	Granted to the holders of 1,992,480 restricted shares the right to exchange their restricted shares for a ten year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged;

●	Granted to the chief executive officer, the then current executive vice president and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share and (b) transfer to the Company 50% of their restricted shares for a total of $1,275,000, or $0.60 per share.

The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event. The definition of a public stock event includes, among other events, the effectiveness of a registration statement relating to an underwritten public offering by the Company and a merger with a public company pursuant to which the Company’s stockholders received stock in the successor company. The board of directors has the right to defer the date of a forfeiture event to a later date. The shares are forfeited and are to be conveyed to the Company for no consideration if a public stock event shall not have occurred by April 30, 2022.

On October 7, 2016, the Company entered into an advisory services agreement with a consultant who has been providing services to the Company including, among other things, business planning, financial strategy and implementation and corporate structure related to the Company’s business development, financing and acquisition transactions. The term of the service commenced on June 1, 2016 and has been extended to April 30, 2019 pursuant to amendments. As compensation for the service, the Company issued to the consultant 336,000 restricted shares valued at $2.98 per share based on the then current fair value of the common stock, subject to forfeiture if the public stock event has not occurred by April 30, 2022. The restricted stock was granted on October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan and is subject to restrictions and forfeiture provisions that are applicable to other restricted stock grants pursuant to the plan as described under the caption “2016 Restricted Stock Grants.”

None of the shares granted above pursuant to the 2016 Long-Term Incentive Plan have vested and not considered to have been issued under the requirement of U.S. GAAP since the shares are subject to vesting and forfeiture provisions of the agreement. However, these shares participate in the merger and are included in the same manner as outstanding shares of common stock in determining the conversion ratio pursuant to the Merger Agreement.

During the year ended December 31, 2019, 3,798,480 of the restricted shares were exchanged for options to purchase 8,048,979 shares of common stock at $2.98 per share and 2,142,000 of the restricted shares were cancelled for cash of $1,275,000 which was to be paid on or before December 31, 2019, and 25,200 of the restricted shares were cancelled for no compensation. In December 2019, this date was extended to December 31, 2020 and subsequently extended again to April 30, 2022.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

As of December 31, 2021 and December 31, 2020, total unrecognized compensation costs for outstanding restricted stock awarded was estimated at $1,325,000 for both periods, based on the estimate of the current stock price of $2.98 per share. Such cost would be recognized beginning when the public stock event, as defined, occurs.

The table below summarizes the activity of the restricted stock shares:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at December 31, 2020	445,200	2.98
Nonvested as of December 31, 2020	445,200	2.98
Granted	-	-
Vested	-	-
Forfeited	-	-
Cancelled	-	-
Outstanding at December 31, 2021	445,200	2.98
Nonvested as of December 31, 2021	445,200	2.98

Stock Options

From time to time, the Company grants non-qualified stock options to its employees and consultants for their services. Option awards are generally granted with an exercise price equal to the estimated fair value of the Company’s stock at the date of grant; those option awards generally vest between 18 months and 36 months of continuous service and have contractual terms of seven years. The vested options are exercisable for three months after the termination date unless (i) termination is due to optionee’s death or disability, in which case the option shall be exercisable for 12 months after the termination date, or (ii) the optionee is terminated for cause, in which case the option will immediately terminate.

 October 7, 2016 Option Grants

On October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted to employees non-qualified stock options to purchase 3,276,000 shares and incentive stock options to purchase 546,000 shares, at an exercise price of $2.98 per share. The options are exercisable cumulatively as to (a) 50% of the shares of common stock initially subject to the option on the later to occur of (i) six months after a public stock event, or (ii) October 7, 2017 (the “Initial Exercise Date”), provided that the option holder is employed or engaged by the Company or an affiliate of the Company on the Initial Exercise Date, and (b) the remaining 50% of the shares of common stock initially subject to the option on the first anniversary of the Initial Exercise Date. Further, without the consent of the Company, the option cannot be exercised prior to the date that an S-8 registration statement covering the shares issuable pursuant to the 2016 long term incentive plan becomes effective.  In the event that a public stock event does not occur by the expiration date of the options, the options will expire.

March 2019 Option Grants

On March 23, 2019, the Company’s board of directors (i) granted seven-year non-qualified stock options to purchase 609,840 shares of common stock at $2.98 per share which was determined by the board of directors to be the fair value of the common stock on the date of grant and (ii) granted ten-year non-qualified stock options to purchase 8,048,979 shares of common stock at $2.98 per share in exchange for 3,798,480 restricted shares as described under “Amendment of the 2016 Restricted Stock Grants.” The options are subject to the same forfeiture provision as the restricted stock if the public stock event does not occur by June 30, 2021. The options are also subject to the lock-up and leak-out agreements. All of the options described above vest cumulatively, 50% six months after a public stock event and 50% eighteen months after a public stock event.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Valuation of Stock Options

The Company estimates the fair value of stock options using a Black-Scholes option pricing model. The model requires input of assumptions regarding the expected term, expected volatility, dividend yield, and a risk- free interest rate. Options were granted at the fair value of the Company’s common stock on grant dates and a simplified method was used to estimate the expected term of the options granted.

Expected Volatility. The expected volatility rate used to value stock option grants is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the solar industry in a similar stage of development to the Company.

Expected Term. The Company elected to utilize the “simplified” method for “plain vanilla” options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.

Risk-free Interest Rate. The risk-free interest rate assumption was based on zero-coupon U.S. Treasury instruments that had terms consistent with the expected term of the Company’s stock option grants.

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Forfeitures are accounted for as actual forfeitures occur.

A summary of option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	10,821,149	2.98	7.2	-
Nonvested as of December 31, 2020	10,233,149	2.98	6.5	-
Exercisable as of December 31, 2020	588,000	2.47	5.1	300,000
Granted	16,800	2.98	-	-
Exchanged	-	-	-	-
Exercised	-	-	-	-
Cancelled or forfeited	(57,120)	2.98	-	-
Outstanding at December 31, 2021	10,780,829	2.98	6.5	-
Nonvested as of December 31, 2021	10,192,829	2.98	6.6	-
Exercisable as of December 31, 2021	672,000	2.53	4.5	300,000

The aggregate intrinsic value represents the total pretax intrinsic value. The aggregate intrinsic values as of December 31, 2021 and 2020 are based upon the value per share of $2.98, which is the latest sale price of the Company’s common stock in May 2018.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Non-vested Option Awards

The following table summarizes the Company’s nonvested option awards activity:

Shares
Balance at December 31, 2020	10,233,149
Granted	16,800
Exchanged	-
Replaced	-
Vested	-
Forfeited	(57,120)
Balance at December 31, 2021	10,192,829

For the years ended December 31, 2021 and 2020, the compensation cost that has been charged to general and administrative expenses related to stock options was $0 and $22,501, respectively. During the years ended December 31, 2021 and 2020, vested options to purchase zero shares and 33,600 shares, respectively, of common stock were cancelled. During the years ended December 31, 2021 and 2020, nonvested options to purchase 57,120 shares and 614,712 shares, respectively of common stock were cancelled.

As of December 31, 2021, total unrecognized compensation costs for outstanding unvested options awarded was $15.2 million, including $15.2 million relating to performance-based awards. The performance condition for such awards was not deemed probable at grant dates or at December 31, 2021 and the cost related to such awards will begin to be recognized once the performance condition is deemed probable. The fair value of options issued during the year ended December 31, 2020 was $50,000.

18.	Income Taxes

The United States and PRC components of the Company’s income (loss) before income taxes for the years ended December 31, 2021 and 2020 are as follows:

	Year ended December 31,
	2021	2020
Domestic (U.S. Segment)	$(2,600,400)	$(3,411,845)
Foreign (PRC Segment)	(1,020,526)	5,852,828
	$(3,620,926)	$2,440,983

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The components of the Company’s provision (benefit) for income taxes for the years ended December 31, 2021 and 2020 consist of:

Year ended December 31, 2021	Federal	State	Foreign	Total
Current	$-	$3,250	$140,430	$143,680
Deferred	(658,470)	(179,859)	(549,342)	(1,387,671)
Change in valuation allowance	658,470	179,859	105,001	943,329
Total	$-	$3,250	$(303,911)	$(300,661)

Year ended December 31, 2020	Federal	State	Foreign	Total
Current	$-	$6,000	$401,655	$407,655
Deferred	538,003	(450,286)	1,078,063	1,165,780
Change in valuation allowance	(538,003)	450,286	2,372	(85,345)
Total	$-	$6,000	$1,482,090	$1,488,090

Significant components of the deferred tax assets and liabilities for federal income taxes as of December 31, 2021 and 2020 consisted of the following:

	December 31,
	2021	2020
Deferred tax assets
Investment credit	$1,037,362	$1,037,362
Net operating loss carry-forward	12,635,243	11,282,903
Stock compensation and accrued bonus	472,837	567,621
Depreciation	1,448	122,332
Other	2,649,006	2,837,958
Total	16,795,896	15,848,176
Valuation allowance	(16,759,822)	(15,813,036)
Deferred tax assets (liability)	36,074	35,140

Deferred tax liability
Contract accounting	(17,462)	(456,417)
Deferred tax, net	$18,612	$(421,277)

A 100% valuation allowance was provided for the deferred tax assets related to the United States segment as of December 31, 2021 and 2020 due to the uncertainty surrounding the timing of realizing the benefits of the favorable tax attributes in future tax returns.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The following table reconciles the United States statutory rates to the Company’s effective tax rate for the years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021		2020
	Tax rate	Tax amount	Tax rate	Tax amount
US statutory rate	21.0%	$(760,395)	21.0%	$512,607
State taxes	2.6%	(95,420)	-1.2%	(28,570)
Foreign rate differential	1.2%	(42,935)	9.6%	234,113
Global intangible low-taxed income	0.0%	-	47.9%	1,170,067
Subpart F	-0.7%	24,178	0.0%	-
Non-deductible interest	-5.9%	212,698	7.2%	174,713
PPP Loan	10.6%	(382,393)	0.0%	-
Other Permanent items	-0.2%	6,521	0.6%	13,472
Other Adjustment	3.4%	(122,385)	-12.1%	(294,844)
State Rate Change	-0.4%	15,908	-2.0%	(50,002)
Return to provision true-up	2.8%	(99,767)	-6.5%	(158,121)
Prior year tax liability adjustment	0.0%	-	0.0%	-
Change in valuation allowance	-26.1%	943,330	-3.5%	(85,345)
Effective tax	8.3%	(300,661)	61.0%	1,488,090

As of December 31, 2021, the Company’s federal, state and China income tax net operating loss (“NOL”) carryforwards were $42.2 million, $52.0 million, and $1.0 million, respectively. As of December 31, 2020, federal and state income tax NOL carryforwards were $37.5 million and $48.2 million, respectively. These NOLs will expire at various dates from 2032 through 2041. The Company’s US federal NOL generated post 2017 of $15.7 million can be carried forward indefinitely. Additionally, the Company has investment tax credits of $1.0 million as of December 31, 2021 and 2020, for building qualifying energy properties and projects under IRC Section 48, which will expire at various dates from 2033 through 2034.

The above NOL carryforward and the investment tax credit carryforwards are subject to limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions which limit the amount NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Sections 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has performed an IRC Section 382 analysis as of December 31, 2020 which it was determined that no significant change in ownership had occurred. However, ownership changes occurring subsequent to December 31, 2020 may impact the utilization of net operating loss carry forwards and other tax attributes.

As of December 31, 2021 and 2020, the Company had unused net operating loss carryforwards from its PRC subsidiaries in the amount of approximately $0.7 and $0.3 million, respectively, which may be applied against future taxable income and which begin to expire after 2022.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact the Company’s financial statements include removal of certain limitations on the utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. As the Company has not generated the taxable income in the previous years, the CARES Act feature allowing federal net operating losses originating in 2018, 2019 or 2020 to be carried back five years has no impact on the Company. In accordance with California AB 85, California net operating losses utilization will be suspended for the years 2020 through 2022 which may impact the Company’s ability to offset California taxable income in 2021 and 2022.

The Consolidation Appropriations Act of 2021, enacted on December 27, 2020, extended and enhanced COVID relief provisions of the CARES Act. The Company has evaluated the impact of the Consolidated Appropriation Act and determined that its impact is not material to the Company’s financial statements.

The Company is no longer subject to income tax examination by the U.S. federal and certain state tax authorities for years ended December 31, 2015 or prior, however, its tax attributes such as net operating loss (“NOL”) carryforwards and tax credits, are still subject to examination in the year they are used. Therefore, the tax attributes from 2011 and forward are still subject to examination by the U.S. tax authorities.

The Company applies the two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. Income tax positions must meet a more likely than not recognition threshold at the effective date to be recognized upon the adoption of Accounting Standards Codification 740 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods and transition. After applying the approach, the Company has identified there is no uncertain tax position as of December 31, 2021.

The Company’s PRC subsidiaries are subject to a 25% statutory income tax rate according to the income tax laws of the PRC. Tax regulations are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. All tax positions taken, or expected to be taken, continue to be more likely than not ultimately settled at the full amount claimed. The Company’s PRC subsidiaries’ tax filings are subject to the PRC tax bureau’s examination for a period up to five years. These subsidiaries are not currently under examination by the PRC tax bureau.

As of December 31, 2021 and 2020, the Company’s foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. The Company does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon the Company’s intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. In the event the Company is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

19.	Net Income (Loss) Per Share

The following table presents the calculation of the Company’s basic and diluted loss per share for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
Numerator
Net income (loss) attributable to stockholders of SolarMax Technology, Inc.	$(3,320,265)	$974,054

Denominator
Weighted average shares used to compute net loss per share available to common stockholders, basic	66,844,159	67,289,359
Weighted average shares used to compute net loss per share available to common stockholders, diluted	66,844,159	67,551,718

Basic net income (loss) per share	$(0.05)	$0.01
Diluted net income (loss) per share	$(0.05)	$0.01

For the year ended December 31, 2021, the outstanding options of 10,780,829 shares were excluded from the computation of diluted earnings per share as they represent performance-based awards for which the performance (i.e, consummation of a public stock event, as defined) is not yet achieved. The impact of the assumed conversion of the convertible notes was also excluded for the diluted earnings per share calculation for the year ended December 31, 2021 since the inclusion would be anti-dilutive.

For the year ended December 31, 2020, the outstanding options of 10,558,790 shares were excluded from the computation of diluted earnings per share as they represent performance-based awards for which the performance (i.e, consummation of a public stock event, as defined) is not yet achieved. The impact of the assumed conversion of the convertible notes was also excluded for the diluted earnings per share calculation for the year ended December 31, 2021 since the inclusion would be anti-dilutive.

20.	Segment Reporting

The Company uses the management approach for segment reporting disclosure, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of our reporting segments. For the years ended December 31, 2021 and 2020, the Company operates under two operating segments on the basis of geographical areas: The United States and the PRC. Operating segments are defined as components of an enterprise about which separate financial information is available and that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The Company evaluates performance based on several factors, including revenue, cost of revenue, operating expenses, and income from operations. The following tables show the operations of the Company’s operating segments for the years ended December 31, 2021 and 2020:

	Year ended December 31, 2021			Year ended December 31, 2020
	US	PRC	Total	US	PRC	Total
Revenue from external customers
Solar farm projects	$-	$7,786,316	$7,786,316	$-	$93,892,127	$93,892,127
Solar energy systems	27,497,343	-	27,497,343	28,918,101	-	28,918,101
Finance revenue	1,175,522	-	1,175,522	1,775,782	-	1,775,782
LED and other	1,281,699	-	1,281,699	4,756,808	2,238,884	6,995,692
Total	29,954,564	7,786,316	37,740,880	35,450,691	96,131,011	131,581,702

Cost of revenue
Solar farm projects	-	7,783,132	7,783,132	-	86,005,849	86,005,849
Solar energy systems	23,535,389	-	23,535,389	23,807,254	-	23,807,254
Other	476,003	-	476,003	4,269,645	1,049,179	5,318,824
Total	24,011,392	7,783,132	31,794,524	28,076,899	87,055,028	115,131,927

Depreciation and amortization expense	343,302	16,558	359,860	341,701	1,140,570	1,482,271
Interest (expense) income, net	(1,980,500)	169,579	(1,810,921)	(2,150,188)	(940,286)	(3,090,474)
Equity in (loss) of unconsolidated ventures	325,005	-	325,005	12,499	-	12,499
Equity in (loss) income of solar farm projects	-	544,100	544,100	-	467,960	467,960
(Benefit) provision for income taxes	3,250	(303,911)	(300,661)	6,000	1,482,090	1,488,090
Net income (loss)	(2,603,650)	(716,617)	(3,320,267)	(3,417,845)	4,370,738	952,893

	December 31, 2021			December 31, 2020
	US	PRC	Total	US	PRC	Total
Investments in unconsolidated ventures	$-	$-	$-	$121,534	$-	$121,534
Equity investments in solar farm projects	-	9,299,274	9,299,274	-	8,520,997	8,520,997
Capital expenditures	-	39,887	39,887	(107,103)	-	(107,103)
Long-lived assets	11,738,100	18,709,613	30,447,713	19,707,188	16,846,551	36,553,739
Total reportable assets	34,151,952	38,599,084	72,751,036	43,299,884	52,872,652	96,172,536

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

21.	Subsequent Events

The Company has evaluated subsequent events through March 25, 2022, the date the December 31, 2021 consolidated financial statements were available to be issued and except as disclosed below, no other events require adjustment of, or disclosure in, the condensed consolidated financial statements.

Agreement of Merger with SPAC

On January 14, 2022, the Company loaned SPAC $127,836 in connection with the amendment to the Merger Agreement dated October 4, 2021 among the SPAC, the Company and the Merger Sub with respect to extension payments and received a promissory note from the SPAC. The terms of the note are the same as the terms of the other notes for the Extension Payments. This note brought the total amount advanced to the SPAC to $1,387,780.

On March 7, 2022, the Company loaned SPAC $161,020 in connection with the amendment to the Merger Agreement with respect to expenses of the SPAC and received a promissory note from the SPAC. The terms of the note are the same as the terms of the notes for the Extension Payments. See Note 1.

Legal Action

On February 23, 2022, the Los Angeles Superior Court granted and sustained the demurrer by the Company without leave to amend in the legal action by Carmelia Chiang. As a result, subject to any appeal by Carmelia Chiang, the case will be dismissed upon the court’s entry of the orders and judgement.

Extension of Promissory Note

On January 10, 2022, the $2.0 million loan from an unrelated party at an interest rate of 6% per annum which initially matured on April 30, 2021 and which was extended to October 31, 2021 and then to December 31, 2021 and then to March 31, 2022 was further extended to May 31, 2022.

Supplemental Schedules

Condensed Financial Information of Parent

Condensed Financial Information of Parent

Condensed Balance Sheets

As of December 31, 2021 and 2020

	December 31,
	2021	2020

Assets
Cash and cash equivalents	$41,323	$9,670
Other current assets	1,516,910	879,836
Notes receivable fom SPAC and sponsor	2,026,960	389,814
Total current assets	3,585,193	1,279,320
Investments in and receivables from affiliates	17,695,694	19,861,047
Other long-term assets	300,324	378,323
Total assets	21,581,211	21,518,690

Liabilities and Stockholders’ Equity
Current liabilities	3,244,200	3,702,224
Long-term debt, current portion	2,000,000	6,100,000
Total current liabilities	5,244,200	9,802,224
Long-term debt, noncurrent portion	23,072,389	15,300,000
Other long-term liabilities	1,711,900	1,635,107
Total liabilities	30,028,489	26,737,331
Stockholders’ equity
Preferred stock	-	-
Common stock	68,944	68,944
Additional paid-in capital	55,758,674	55,977,617
Less: treasury stock at cost	(1,808,889)	(1,808,889)
Accumulated deficit	(62,185,477)	(58,865,210)
Accumulated other comprehensive loss	(280,530)	(591,103)
Total stockholders’ equity (deficit)	(8,447,278)	(5,218,641)

Total liabilities and stockholders’ equity	$21,581,211	$21,518,690

See accompanying notes to condensed financial information of parent.

Condensed Financial Information of Parent

Condensed Statements of Operations

For the Years Ended December 31, 2021 and 2020

	Year ended December 31,
	2021	2020

Revenue	$10,243,011	$13,387,472
Management fee income	3,071,449	3,544,335
Total revenues	13,314,460	16,931,807

Cost of revenue	(10,409,230)	(13,526,823)
General and administrative expenses	(3,418,620)	(4,405,788)
Interest income	153	260
Interest expense	(1,135,444)	(929,325)
Other income (expense), net	1,338,817	759,320
Income (loss) before equity in earnings (losses) of affiliates	(309,864)	(1,170,549)
Equity in earnings (losses) of affiliates	(2,460,551)	2,145,403
Income (loss) before income taxes	(2,770,415)	974,854
Provision (benefit) for income taxes	(450)	800
Net income (loss)	$(2,769,965)	$974,054

See accompanying notes to condensed financial information of parent.

Condensed Financial Information of Parent

Condensed Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020

Net cash provided by (used in) operating activities	$7,908,799	$1,743,463

Net cash provided by (used in) investing activities	(1,637,146)	(490,564)

Cash flow from financing activities:
Long-term debt issued	-	-
Long-term debt repaid	(6,240,000)	(1,250,000)
Net cash provided by (used in) financing activities	(6,240,000)	(1,250,000)

Net increase (decrease) in cash and cash equivalents and restricted cash	31,653	2,899
Cash and cash equivalents and restricted cash, beginning of year	9,670	6,771
Cash and cash equivalents and restricted cash, end of year	$41,323	$9,670

Supplemental disclosures of cash flow information:
Interest paid	$998,567	$211,976
Income taxes paid	(800)	(800)

Non-cash activities for investing and financing activities:
Issuance of convertible notes in exchange for loan receivable in subsidiary	$11,000,000	$19,400,000

See accompanying notes to condensed financial information of parent.

Notes to Condensed Financial Information of Parent

For the Years Ended December 31, 2021 and 2020

Note 1. Basis of Presentation

The accompanying condensed financial statements of SolarMax Technology, Inc. (“Parent”) should be read in conjunction with the consolidated financial statements and notes thereto of SolarMax Technology, Inc. and Subsidiaries (the “Company”). Parent’s significant accounting policies are consistent with those of the Company.

Note 2. Related Party Transactions

Intercompany Sales

Parent’s revenues include sales of solar panels, LED components, as well as certain battery storage system components to its subsidiaries. Parent does not have any sales to external customers.

Management Fee Income

At a board of directors meeting in July 2016, the board discussed charging management fees from Parent to each United States subsidiary. Subsequently, executive directors implemented a management fee based on 10% of the subsidiary’s revenue to compensate for Parent’s management of each United States subsidiary.

Headquarter Rent Expense Allocation

During the years ended December 31, 2021 and 2020, the total rent expense of the headquarters was $1,497,067 and $1,553,693, respectively, of which $1,200,362 and $1,176,970, respectively, was allocated to United States subsidiaries, based on the estimated square feet occupied by employees and other personnel assigned to such subsidiaries.

Intercompany receivables and payables

Currently, Parent does not have any plans to settle the receivables from and payables to its various subsidiaries. Accordingly, Parent reports the balances in the receivables from and payables to subsidiaries in its investments in subsidiaries.

Intercompany Loan

During the year ended December 31, 2021, Parent issued $11.0 million of 4% secured subordinated convertible notes to settle the CEF related party loans issued by its subsidiary. The intercompany loan issued on behalf of its subsidiary is non-interest bearing and currently has no written agreement.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ALBERTON ACQUISITION CORPORATION,
as the Purchaser,

ALBERTON MERGER SUBSIDIARY, INC.,
as Merger Sub,

and

SOLARMAX TECHNOLOGY, INC.
as the Company,

Dated October 27, 2020

Annex A-i

4.10. Company Permits	19
4.11. Litigation	20
4.12. Material Contracts	20
4.13. Intellectual Property	20
4.14. Taxes and Returns	22
4.15. Real Property	23
4.16. Personal Property	24
4.17. Title to and Sufficiency of Assets	24
4.18. Employee Matters	24
4.19. Benefit Plans	25
4.20. Environmental Matters	26
4.21. Transactions with Related Persons	27
4.22. Insurance	27
4.23. Top Customers and Suppliers	28
4.24. Certain Business Practices	28
4.25. Investment Company Act	28
4.26. Finders and Brokers	28
4.27. Independent Investigation	28
4.28. Information Supplied	29

V. COVENANTS	29
5.1. Access and Information	29
5.2. Conduct of Business of the Company	30
5.3. Conduct of Business of the Purchaser	32
5.4. Annual and Interim Financial Statements	34
5.5. Purchaser Public Filings	34
5.6. No Solicitation	34
5.7. No Trading	35
5.8. Notification of Certain Matters	35
5.9. Efforts	36
5.10. Tax Matters	37
5.11. Further Assurances	37
5.12. Extensions	37
5.13. The Registration Statement	38
5.14. [Deleted]	41
5.15. Public Announcements	41
5.16. Confidential Information	41
5.17. Post-Closing Board of Directors and Executive Officers	42
5.18. Indemnification of Directors and Officers; Tail Insurance	43
5.19. Trust Account Proceeds	44

VI. Closing conditions	44
6.1. Conditions to Each Party’s Obligations	44
6.2. Conditions to Obligations of the Company	45
6.3. Conditions to Obligations of the Purchaser	46
6.4. Frustration of Conditions	47

VII. TERMINATION AND EXPENSES	48
7.1. Termination	48
7.2. Effect of Termination	49
7.3. Fees and Expenses	49

Annex A-ii

VIII. WAIVERS and releases	50
8.1. Waiver of Claims Against Trust	50

Ix. MISCELLANEOUS	51
9.1. Notices	51
9.2. Binding Effect; Assignment	51
9.3. Third Parties	52
9.4. Arbitration	52
9.5. Governing Law; Jurisdiction	52
9.6. WAIVER OF JURY TRIAL	53
9.7. Specific Performance	53
9.8. Severability	53
9.9. Amendment	53
9.10. Waiver	54
9.11. Entire Agreement	54
9.12. Interpretation	54
9.13. Counterparts	55
9.14. Non-Survival of Representations, Warranties	55

X DEFINITIONS	55
10.1. Certain Definitions	55
10.2. Section References	65

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A-1	Form of Company Voting Agreement
Exhibit A-2	Form of Sponsor Voting Agreement
Exhibit B-1	Form of Organizational Documents of the Purchaser after the Domestication
Exhibit B-2…	Form of Organizational Documents of the Purchaser after the Merger
Exhibit C	Form of Lock-Up Agreement

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into October 27, 2020, by and among (i) Alberton Acquisition Corporation, a British Virgin Island corporation (together with its successors, including, following its continuation as a Nevada corporation after the Domestication (as defined below) after the Domestication (as defined below), the “Purchaser”), (ii) Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) SolarMax Technology, Inc., a Nevada corporation (the “Company”). The Purchaser, Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, is an integrated solar energy company that among other related activities, identifies and procures solar farm system projects for resale to third party developers and related services in the People’s Republic of China (“China”), provides engineering, procuring and construction services for solar farms and residential and commercial photovoltaic systems; providing exterior and interior light-emitting diodes, known as LED, lighting sales and retrofitting services for governmental and commercial applications;

B. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C. At least one day prior to the consummation of the Merger, the Purchaser shall redomicile as Nevada corporation by way of its continuation out of the British Virgin Islands to Nevada under Section 184 of the Companies Act, and the applicable provisions of the Chapter 78 of the Nevada Revised Statutes (“Nevada Corporate Law”) and the applicable provisions of the Chapter 92A of the Nevada Revised Statutes (“Nevada M&A Law,” together with Nevada Corporate Law, the “Nevada Law”), and shall no longer be considered as a company incorporated in the British Virgin Islands;

D. The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which (i) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its portion of the Stockholder Merger Consideration (as defined herein), (ii) the Company Options (as defined herein) shall be assumed (with equitable adjustments to the number and exercise price of such assumed Company Options) by Purchaser with the result that such assumed Company Options shall be replaced with Assumed Options (as defined herein) exercisable into shares of Purchaser Common Stock, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Nevada Law, all in accordance with the terms of this Agreement;

E. The boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

Annex A-1

F. The Purchaser has received voting and support agreements in the form attached as Exhibit A-1 hereto (collectively, the “Voting Agreements”) signed by the Company and certain holders of Company Stock (as defined herein);

G. The Company has received voting and support agreements in the form attached as Exhibit A-2 hereto (collectively, the “Sponsor Voting Agreements”) signed by Purchaser and each of the Sponsor and the Insider;

H. The Parties intend that the Merger will qualify as a tax-free “reorganization” for purposes of Sections 354 and 361 of the Code and that the Purchaser, the Company and Merger Sub will each be a “party to the Reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

I. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, including Section 5.10, and in accordance with the applicable provisions of the Nevada Law, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Purchaser. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Articles of Merger for the merger of Merger Sub with and into the Company (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the Nevada Law (the time of such filing, or such later time as may be specified in the Articles of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Annex A-2

1.5 Certificate of Incorporation and Bylaws. Subject to the terms of Section 5.18, at the Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall remain in effect as the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation and Bylaws of the Surviving Corporation following the Merger shall be in the form of Exhibit B-2.

1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Company, after giving effect to Section 5.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified..

1.7 Domestication of the Purchaser. At least one day prior to the Effective Time, the Purchaser shall redomicile from the British Virgin Islands to become a Nevada corporation by way of its continuation out of the British Virgin Islands under Section 184 of the Companies Act, and the applicable provisions of the Nevada Law (the “Domestication”) so as to continue as a Nevada corporation. The Organizational Documents of the Purchaser’s successor-in-interest after the Domestication (the “Successor”) shall be in the form set forth in Exhibit B-1 and otherwise in form and substance similar to its Organizational Documents immediately prior to the Domestication, and the Organizational Documents of the Purchaser after the Merger shall be in the form set forth in Exhibit B-2 and otherwise in form and substance reasonably acceptable to the Purchaser and the Company, except that the name of the Successor shall be amended to be “SolarMax Technology Holdings, Inc.” or another name that includes SolarMax acceptable to the Company. In connection with the Domestication, all of the issued and outstanding Purchaser Securities shall remain outstanding on substantially identical terms as securities of the Purchaser following the Domestication.

1.8 Merger Consideration. As consideration for the Merger, the Company Stockholders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock equal to (i) Three Hundred Million U.S. Dollars ($300,000,000) divided by the Redemption Price (but excluding holders of Company Options with respect to the treatment of Company Options) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”). The holders of Company Options shall receive such number of Assumed Purchaser Options as described in Section 1.10(e) with such terms and conditions as described in Section 1.9(c).

1.9 Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a) Company Stock. Subject to clause (b) below and Section 1.11, all shares of Company Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration, with each Company Stockholder being entitled to receive its portion of the Stockholder Merger Consideration upon delivery of the Transmittal Documents in accordance with Section 1.10. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation. For purposes of Section 1.8 and this Section 1.9(a), the Restricted Shares shall be treated in the same manner as shares of issued and outstanding Company Stock, and the Shareholders Merger Consideration allocable to the Restricted Shares shall be subject to the applicable restricted stock agreements.

Annex A-3

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Options. Each outstanding Company Option (whether vested or unvested) shall be assumed by Purchaser and automatically converted into an option for shares of Purchaser Common Stock (each, an “Assumed Option”). Subject to the subsequent sentence, each Assumed Option will be subject to the terms and conditions set forth in the Company Equity Plan (except any references therein to the Company or Company Common Stock will instead mean the Purchaser and Purchaser Common Stock, respectively) and the applicable instrument of grant. References in any instrument of grant to the IPO Date or words of like import shall refer to the Effective Date. Each Assumed Option shall: (i) have the right to acquire a number of shares of Purchaser Common Stock equal to (as rounded up to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in U.S. Dollars), divided by (B) the Conversion Ratio; and (iii) be subject to the same vesting schedule as the applicable Company Option. The Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Assumed Option. From and after the Closing, the Company and the Purchaser shall not issue any new awards under the Company Equity Plan.

(d) Company Convertible Notes. All outstanding Company Convertible Notes shall become convertible into such number of shares of Purchaser Common Stock determined by dividing the conversion price of the Company Convertible Note at the Effective Time by the Conversion Ratio,

1.10 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Promptly after the date of this Agreement, the Purchaser shall appoint Continental Stock Transfer & Trust Company or another agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”). At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration. Promptly after the date hereof and subject to the Registration Statement, as hereinafter defined, being declared effective by the SEC, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in the form mutually agreeable to the Parties (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

Annex A-4

(b) Each Company Stockholder shall be entitled to receive its portion of the Stockholder Merger Consideration in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Section 1.9(b) and the Appraisal Shares, as defined in and subject to the provisions of Section 1.11), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by the Exchange Agent or the Purchaser; and (ii) if such Company Stockholder is a Significant Stockholder, a duly executed counterpart to the lock-up agreement with the Purchaser, effective as of the Effective Time, substantially in the form attached as Exhibit C hereto (each a “Lock-Up Agreement”). Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration attributable to such Company Certificate.

(c) If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the any agreement between the Company Stockholder and the Company with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered counterparts to the Lock-Up Agreement (if the transferor was a Significant Stockholder), and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Purchaser and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and, if reasonably required by the Exchange Agent, indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.10(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.10. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

Annex A-5

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 1.10(a) that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Merger Consideration in accordance with this Section 1.10 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Stockholder Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Purchaser Common Stock.

1.11 Right of Appraisal. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and who properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the Nevada M&A Law shall not be converted into the right to receive Merger Consideration, but rather the holders of Appraisal Shares shall be entitled to be paid the fair value of such Appraisal Shares in accordance with the Nevada M&A Law; provided, however, that if any such holder shall fail to perfect or shall otherwise waive, withdraw or lose the right to appraisal under the Nevada M&A Law, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 1.8, without interest. The Company shall provide prompt notice to Purchaser of any demands received by the Company for appraisal of any shares of Company Stock, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. The Parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Appraisal Shares and to the fullest extent permitted by applicable Law, the fair value of the Appraisal Shares shall be determined in accordance with the Nevada M&A Law.

1.12 Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Annex A-6

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place as the Purchaser and the Company may mutually agree upon in writing (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth (i) in the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Special Note Regarding Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature), provided, however, that nothing disclosed in such SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.7, the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. The Purchaser is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Purchaser and Merger Sub have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. The Purchaser and Merger Sub are duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of the Purchaser and Merger Sub, as currently in effect. Neither the Purchaser nor Merger Sub is in violation of any provision of its Organizational Documents.

Annex A-7

3.2 Authorization; Binding Agreement. The Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s or Merger Sub’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser and Merger Sub and by the Purchaser as sole stockholder of Merger Sub, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not have a Material Adverse Effect on the Purchaser. Neither Purchaser nor Merger Sub is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by Purchaser agent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s or Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or Merger Sub or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

Annex A-8

3.5 Capitalization.

(a) As of the date of this Agreement, the Purchaser is authorized to issue (i) 300,000,000 shares of Purchaser Common Stock with no par value, 4,616,238 of which are issued and outstanding on the date of this Agreement and 1,000 of which are subject to redemption by the Purchaser,, (ii) 100,000,000 preferred shares of no par value, none of which are issued and outstanding or have been authorized for issuance. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act or the Nevada Law, as then applicable, the Purchaser’s Organizational Documents, or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue one share of Merger Sub Common Stock, which share is validly issued and outstanding and owned by the Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, the Purchaser does not have any Subsidiaries or own any equity interests, including convertible securities, in any other Person and has not guaranteed any obligations of any other Person.

(c) Except as set forth in this Section 3.5, Schedule 3.5(a) or Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(d) Except as set forth in Schedule 3.5(d), Purchaser has no Indebtedness as of the date of this Agreement.

(e) Since the date of formation of the Purchaser, and except as contemplated by this Agreement (including any redemptions that may occur in connection with the Second Extension, if any), the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing except in connection with the Initial Extension.

Annex A-9

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since its formation, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities except as disclosed in the Purchaser’s Form 8-K filed on September 4, 2020, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, (D) such Purchaser Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq (except as disclosed in clause (B) above, and (E) there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.

(b) The financial statements, including the notes thereto, of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials or as set forth on Schedule 3.6(c), the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business; provided, that any such Liabilities which have been incurred subsequent to the most recent Purchaser Financials are set forth on Schedule 3.6(c).

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3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since June 30, 2020, not been subject to a Material Adverse Effect on the Purchaser.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance in all material respects with all Laws applicable to it and the conduct of its business, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it, which Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, in each case, except where the failure to file such Tax Returns or pay, collect or withhold such Taxes would not reasonably be expected to have a Material Adverse Effect on the Purchaser. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) The Purchaser has not taken any action, and does not have Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as “reorganization” within the meaning of Section 368(a) of the Code.

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(d) Except as set forth in Schedule 3.10(d), there is no Tax due in connection with or as a result of the Domestication. Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.10 and Section 3.11 are the only representations and warranties in this Agreement with respect to the Tax matters of Purchaser and Merger Sub and no representation or warranty is given and no indemnity shall be owed under this Agreement with respect to any taxable period (or part thereof) that begins after the Closing.

3.11 Employees and Employee Benefit Plans. Except as set forth in Schedule 3.11, the Purchaser (a) does not have, and since its inception never has had, any employees or independent contractors, and (b) does not maintain, sponsor, contribute to, or been required to contribute to (and, since its inception, has not maintained, sponsored or contributed to, or been required to be contribute to) or otherwise have or had any Liability under, any Benefit Plans. The Purchaser does not currently maintain and has never maintained, sponsored or contributed to, or been required to contribute to, and does not have any Liability under, a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or any Benefit Plans otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Purchaser has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports. Other than the letter of intent dated September 3, 2020 between the Purchaser and the Company, neither the Purchaser nor Merger Sub is a party to any outstanding letter of intent, memorandum of understanding or similar document or oral understanding or is engaged in any negotiations or discussions with respect thereto.

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(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s issued and outstanding shares as of the date hereof. Schedule 3.14 also lists any discussions or negotiations with respect to any transaction of the type described in this Section 3.14.

3.15 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17 Ownership of Stockholder Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the applicable Lock-Up Agreement and any Liens incurred by the Company or any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal. All such shares of Purchaser Common Stock, when issued, will have been registered pursuant to the Securities Act.

3.18 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

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(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a material claim.

3.20 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV (including the related portions of the Company Disclosure Schedules); and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Schedules).

3.21 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Company’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

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Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Nevada Law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside of the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside of the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the Nevada Law or any other applicable Law or any material Contract to which the Company is a party or by which its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by an action in writing signed by all directors (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the Nevada M&A Law, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company as of the date hereof are in full force and effect.

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4.3 Capitalization.

(a) The Company is authorized to issue (i) 15,000,000 share of preferred stock, par value $0.001 per share, none of which area issued or outstanding, and 500,000,000 shares of Company Common Stock, of which 68,994,159 shares are issued and 66,844,159 shares are outstanding All of the issued and outstanding Company Stock and other equity interests of the Company as of the date hereof are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests, to the Actual Knowledge of the Company, are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Nevada Corporate Law, any other applicable Law, or the Company Charter or any Contract to which the Company is a party. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) The Company has reserved 15,120,000 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders and 336,000 shares of Company Common Stock issuable upon exercise of options granted prior to the adoption of the Company Equity Plan. Of the shares of Company Common Stock reserved for issuance under the Company Equity Plan, (x) 10,523,789 of such shares are reserved for issuance upon exercise of currently outstanding Company Options as of the date hereof, and (y) 4,596,211 shares remain available for future awards permitted under the Company Equity Plan as of the date hereof. The Company has furnished to the Purchaser complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Schedule 4.3(b) sets forth the beneficial and record owners of all outstanding Company Options and Company Convertible Notes (including in each case the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule) as of the date of this Agreement. Other than as set forth on Schedule 4.3(b), as of the date of this Agreement there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding; provided, however, that the Company may issue Company Convertible Notes to former limited partners of Clean Energy Fund, LP (“CEF”) in respect of loans made to the Company by CEF, which loans have become or may become due subsequent to the date of this Agreement. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests to which the Company is a party or to the Actual Knowledge of the Company, the Company’s securities are bound other than the Voting Agreement. Except as set forth in the Company Charter or as disclosed in Schedule 4.3(b), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable United States securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) except that certain options either vest or become exercisable upon the effectiveness of the Merger.

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(c) Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the Company Equity Plan (or the terms of board authorization of options not granted under the Company Equity Plan) and all other applicable Laws; (iii) the per share exercise price of each Company Option was equal or greater than the fair market value of a share of Company Common Stock on the applicable grant date as determined in good faith by the Board of Directors; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(d) Except as disclosed in Schedule 4.3(d), since January 1, 2019, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each principal Subsidiary of the Company, and with respect to each Subsidiary its jurisdiction of organization. Except as set forth in Schedule 4.4, all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Other than restrictions imposed by the Laws of China, no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Schedule 4.4, no Subsidiary is a participant in any joint venture, partnership or similar arrangement or agreement relating to the transfer or sale of any equity interest in the Subsidiary. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person except as set forth in Schedule 4.4.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) where the failure to obtain or make such Consents, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

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4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Permit applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of (iv) accelerate the performance required by any Target Company under,(v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheets of the Target Companies as of December 31, 2019 and 2018 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended, and (ii) the unaudited consolidated financial statements of the Target Companies for the six months ended June 30, 2020, consisting of the unaudited consolidated balance sheet as of June 30, 2020 and December 31, 2019, (the “Interim Balance Sheet Date”), and the related unaudited draft consolidated statements of operations, comprehensive income (loss), changes in stockholder equity and cash flows for the six months ended June 30, 2020 and 2019. True and correct copies of the Company Financials have been or will be, as the case may be, provided to the Purchaser. The Company Financials (A) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements will be prepared in accordance with Section 8-03 of Regulation S-X), and (B) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective balance sheet dates and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Target Companies maintains internal accounting controls that are designed to provide reasonable assurance that (i) each Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions that require such authorization are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Notwithstanding the foregoing, the Company, which is privately owned, makes no representation that the Target Companies have effective internal controls over financial accounting and reporting as defined in SOX. Except as set forth in Schedule 4.7(b), since January 1, 2019, no Target Company or its Representatives has received any material written complaint, allegation, assertion or claim regarding the impropriety or inadequacy of accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices, which has not been resolved.

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(c) The Target Companies do not have any Indebtedness, other than the Indebtedness set forth on Schedule 4.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 4.7(c). Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8 or for actions expressly contemplated by this Agreement, since the Interim Balance Sheet Date, each Target Company has, in all material respects, (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Material Adverse Effect on the Company.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9, no Target Company is or has been in conflict or non-compliance with, or in default or violation of, nor has any Target Company received, since January 1, 2014, any written or, to the Knowledge of the Company, oral notice from any Governmental Authority of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.10 Company Permits. The Target Companies hold all Permits necessary to lawfully conduct in all material respects the business of the Target Companies, taken as a whole, as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its material assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits. To the Company’s Knowledge, all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or threatened, except where the failure to be in full force and effect or suspension or cancellation has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No Target Company is in violation in any material respect of the terms of any Company Permit where such violation has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

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4.11 Litigation. Except as described on Schedule 4.11, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought since January 1, 2018); or (b) material Order pending now or rendered by a Governmental Authority since January 1, 2018, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. To the Knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) The Company has made available to the Purchaser, true, correct and complete copies of, each Contract (including written summaries of oral Contracts), other than Company Benefit Plans, to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each such Contract, a “Company Material Contract”) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or material default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or material default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (iv) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company and the expiration of a Material Contract upon the expiration or termination date set forth in such Company Material Contract; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Each Target Company owns, free and clear of all Liens (other than Permitted Liens), and, to the Knowledge of the Company, has valid and enforceable rights in, all Company Registered IP owned by that Target Company. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP. For purposes of this Agreement: (i) “Company Registered IP” means all U.S. and foreign Patents and Patent applications, Trademark registrations and applications, copyright registrations and applications, and registered Internet Assets, in each case that are owned by a Target Company or in which a Target Company is the owner, applicant or assignee; and (ii) “Company IP Licenses” means all Intellectual Property licenses, sublicenses and other agreements, under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $40,000 per year per license (collectively, “Off-the-Shelf Software”) of a third Person.

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(b) The Company IP Licenses include all of the licenses, granted to the Target Companies for any material Intellectual Property necessary to operate the Target Companies as presently conducted. To the Knowledge of the Company, except where the Company or any Target Company, as applicable, may have intentionally abandoned or let expire any registration or application for the following, all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are valid and in force, and all pending applications by any Target Company to register any Copyrights, Patents and Trademarks are in good standing and have not been challenged by any third Person. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract and material to that Target Company’s business.

(c) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned by the Target Companies. Except as set forth in Schedule 4.13(c), no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use by such Target Company of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, or (ii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned by any Target Company (“Company IP”) in any material respect.

(d) All key employees and independent contractors of a United States Target Company have assigned to the Target Companies ownership of all Company IP arising from the services performed for a Target Company by such Persons. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property currently owned by a Target Company. To the Knowledge of the Company, there has been no violation by a Target Company’s employees or subcontractors of such Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

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(e) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has materially complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Knowledge of the Company, the operation of the business of the Target Companies has not and does not violate, in any material respect, any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

4.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld Taxes required to be paid, collected or withheld, in each case, except where the failure to file such Tax Returns or pay, collect or withhold such Taxes has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each Target Company has complied with all applicable Laws relating to Tax, except where the failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) There is no Action currently pending or, threatened in writing against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth on Schedule 4.14(c), no Target Company is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due, in each case, except where the failure to collect, withhold, pay or set aside such Taxes has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of material Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than any extension for which approval of a Governmental Authority is not required).

(g) No Target Company has made any change in accounting method for tax purposes (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

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(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes), in each case, except where such Liability for Taxes has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any income or other material Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company has taken any action, or has Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary herein, the Company makes no representation or warranty related to (i) the amount, value or condition of any Tax asset or attribute (e.g. net operating loss carry-forward or Tax credit carry-forward) of the Company, or the ability of Purchaser, the Surviving Corporation or any of their Affiliates to utilize such Tax asset or attribute in any Tax period or portion thereof beginning on or after the Closing Date or (ii) any Taxes attributable to any Tax period or portion thereof beginning after the Closing Date.

4.15 Real Property. The Company has provided to the Purchaser a true and complete copy of each of all current leases, lease guarantees, agreements and documents, including all amendments, terminations and modifications thereof or waivers thereto, relating to all premises currently leased or subleased by a Target Company (collectively, the “Company Real Property Leases”), and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written or, to the Knowledge of the Company, oral notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

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4.16 Personal Property. The Personal Property which is currently owned, used or leased by a Target Company are, in the aggregate, suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned by, leased, licensed or otherwise contracted to a Target Company.

4.17 Title to and Sufficiency of Assets. Each Target Company has title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (iii) Liens specifically identified on the Interim Balance Sheet and (d) Liens set forth on Schedule 4.17. The assets of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted, except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering a group of employees or labor organization, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer of a significant Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) to its Knowledge, is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).

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(c) Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will,” and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any material obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each United States Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Except as set forth on Schedule 4.18(d), all independent contractors (including consultants) currently engaged by any Target Company are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company.

4.19 Benefit Plans.

(a) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies in the United States, taken as a whole, with respect to each Benefit Plan of a Target Company (each a “Company Benefit Plan”), there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies, taken as a whole, each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no fact exists which would reasonably be expected to materially and adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies, taken as a whole, with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, and all applicable Law, including the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects in accordance with GAAP on the Company Financials.

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(d) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(e) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies, taken as a whole, with respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(f) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies, taken as a whole, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

(g) Except as has not had and would not reasonably be expected to result in a Liability material to the Target Companies, taken as a whole, (i) each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date has been administered in material compliance, and is in documentary compliance in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder; and other official guidance issued thereunder; and (ii) there is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid or liability incurred pursuant to Section 409A of the Code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) To the Knowledge of the Company, each Target Company is and has been in compliance in all material respects with applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action or Order from any Governmental Authority is pending or, to the Company’s Knowledge, threatened in writing to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(c) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

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4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or, since January 1, 2018, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company).

4.22 Insurance.

(a) Copies of all insurance policies held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. As of the date hereof, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) to the Knowledge of the Company, will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2019, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any material change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy, other than in the ordinary course of business, or non-renewal of a policy.

(b) Each Target Company has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a material claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

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4.23 Top Customers and Suppliers. As of the date hereof, the relationships of the Target Companies with each customer of the Target Companies that accounted for ten percent (10%) or more of the Company’s consolidated revenues for the years ended December 31, 2019 and 2018 and the six months ended June 30, 2020 (the “Top Customers”) and each supplier of goods or services to the Target Companies that accounted for ten percent (10%) of the Company’s purchases (on a consolidated basis) for the years ended December 31, 2019 and 2018 and the six months ended June 30, 2020 (the “Top Suppliers”) has a good commercial working relationships, and (i) no Top Supplier or Top Customer has cancelled or terminated, or, to the Actual Knowledge of the Company, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, other than a termination that results from the completion of a pending contract or purchase order and (ii) no Target Company has within the past two (2) years been engaged in any material Action with any Top Supplier or Top Customer.

4.24 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last four (4) fiscal years.

4.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.26 Finders and Brokers. Except as set forth in Schedule 4.26, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Article III (including the related portions of the Purchaser Disclosure Schedules and the SEC Reports); and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Article III (including the related portions of the Purchaser Disclosure Schedules).

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4.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

Article V
COVENANTS

5.1 Access and Information.

(a) Subject to Section 5.16, the Company shall give, and shall direct its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to appropriate officers and employees and to respective properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ workpapers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents would be in violation of the HSR Act, Sherman Act, or any applicable non-U.S. antitrust or competition laws; (c) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other similar privilege applicable to such documents or information; or (d) such documents or information are reasonably pertinent to any adverse legal proceeding between the Company and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand. Nothing in this Section 5.1 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, statements, analyses, appraisals, opinions or other information not otherwise prepared in the ordinary course of business.

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(b) Subject to Section 5.16, the Purchaser shall give, and shall direct its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all appropriate officers and employees and to respective properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ workpapers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Purchaser to restrict or otherwise prohibit access to such documents or information; (b) access to such documents would be in violation of the HSR Act, Sherman Act, or any applicable non-U.S. antitrust or competition laws; (c) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other similar privilege applicable to such documents or information; or (d) such documents or information are reasonably pertinent to any adverse legal proceeding between the Company and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand. Nothing in this Section 5.1 will be construed to require the Purchaser, any of its Subsidiaries or any of their respective Representatives to prepare any reports, statements, analyses, appraisals, opinions or other information not otherwise prepared in the ordinary course of business.

5.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business substantially consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants to the extent that the Company deems appropriate, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. The Company will use its commercially reasonable efforts to obtain from the key executive employees in its China division a non-disclosure and non-competition agreement.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

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(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except for the issuance of Company Options in connection with employee compensation in the ordinary course of business consistent with past practice and the issuance of Company Convertible Debt in accordance with past practice in excess of $250,000, except that the $250,000 limitation shall not apply to convertible notes issued to former limited partners of Clean Energy Funding, LP;

(iii) other than cash dividends made by any Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities except as set forth in Schedule 5.2(b);

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a material loan or advance to or material investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person except with respect to Subsidiaries other that borrowings in the normal course of business;

(v) increase the wages, salaries or compensation of its officers other than in the ordinary course of business, consistent with past practice, or make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, consistent with past practice or pursuant to existing employment agreements, or enter into, establish, materially amend or terminate any material Company Benefit Plan with, for or in respect of any current officer, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case, except as required by applicable Law or in compliance with GAAP;

(vii) establish any Subsidiary other than in the ordinary course of business or enter into any new line of business;

(viii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required by applicable Law or required to comply with GAAP and after consulting with the Company’s outside auditors;

(ix) waive, release, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) in excess of $250,000 (individually or in the aggregate) or that otherwise impose non-monetary obligations that are material to the business or operations of the Target Companies taken as a whole other than the issuance of Company Convertible Debt to limited partners of CEF;

(x) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

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(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company other than the Voting Agreement;

(xiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xiv) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement (including the Domestication, the Initial Extension and the Second Extension and the provisions of Section 5.20) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (except with respect to Section 5.3(b)(ii) and (iv) (unless set forth on Schedule 5.3), such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate), make a material loan or advance to or material investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative expenses and its Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, including the Initial Extension and the Second Extension, up to aggregate additional Indebtedness during the Interim Period of $1,000,000 (each of such borrowings, a “Bridge Loan”);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required by applicable Law or to comply with GAAP and after consulting the Purchaser’s outside auditors;

(ix) waive, release, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) in excess of $250,000 (individually or in the aggregate) or that otherwise impose non-monetary obligations that are material to the business or operations of the Purchaser;

(x) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities; or

(xiii) authorize or agree to do any of the foregoing actions.

(c) Purchaser shall submit to Nasdaq a plan reasonably acceptable to the Company to regain compliance with the Nasdaq Minimum Public Holders Rule or otherwise satisfy Nasdaq as to its compliance with such Rule..

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5.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty five (45) calendar days following the end of each calendar month or each three-month quarterly period and ninety (90) days after the completion of each fiscal year, the Company shall deliver to the Purchaser a consolidated income statement and an consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year. The financial information for the monthly period shall be derived from the Company’s books and records and need not be prepared in accordance with GAAP. The financial statements for the quarterly and annual period shall be in the form that would be applicable for a filing with the SEC on Form 10-Q and Form 10-K, respectively.

5.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, Purchaser intends to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) 15% or more of the consolidated assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) 15% or more of any class of equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

(b) During the Interim Period, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) subject to Section 5.6(c), approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c) Notwithstanding the foregoing provisions of Section 5.6(b), prior to obtaining the Required Company Stockholder Approval, the Company’s board of directors may, directly or indirectly, through any Representative, with respect to any third party (and its Representatives) that has made an Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 5.6(b) and that the Company’s board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, (x) engage or participate in discussions or negotiations with such third party (and its Representatives), and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to such third party (and its Representatives and actual and potential debt financing sources), provided that, in the case of any action taken pursuant to the foregoing (x) or (y): (i) the Company’s board of directors has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties; (ii) either the Company is already a party to a confidentiality agreement with such third party or the Company enters into a confidentiality agreement with such third party; (iii) the Company notifies Purchaser of the identity of such Person and provides Purchaser with the material terms of such Acquisition Proposal; and (iv) contemporaneously with furnishing any non-public information to such third party (and/or its Representatives), the Company furnishes such non-public information to Purchaser (and/or its Representatives) (to the extent such information has not been previously furnished to Purchaser).

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(d) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, subject to Section 5.6(c), each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and to the Knowledge of the Company each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing except as provided in this Agreement.

5.8 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

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(d) During the Interim Period, Purchaser shall obtain the agreement of the underwriter in the Purchaser’s initial public offering and the holders of the Purchaser’s promissory notes that were outstanding on September 3, 2020 that all deferred underwriting and related fees due to such underwriter and all of such outstanding promissory notes shall be settled by the delivery by the Sponsor and its affiliates of shares of Company Common Stock or other securities owned by them.

(e) During the Interim Period, Purchaser shall obtain the agreement of the Sponsor to transfer to the Purchaser for cancellation such number of shares of Purchaser Common Stock as has a value equal to the cash paid by the Surviving Corporation to pay all of the Purchaser’s liabilities, including contingent liabilities, on the Closing Date (other than Purchaser Closing Expenses). The term “Purchaser Closing Expenses” shall mean all expenses relating to this Agreement and the Merger which are incurred by Purchaser on or after the date that the Registration Statement is initially filed with the SEC, but shall not include any expenses relating to the Second Extension. The notes issued by the Purchaser to the Company in connection with the Extension Loans pursuant to Section 5.12(a) shall not be treated as expenses related to the extension of the date the acquisition must be completed.

5.10 Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12 Extensions.

(a) The Purchaser and the Company acknowledge that the Purchaser has elected to extend the date by which the Purchaser must consummate its initial Business Combination from April 27, 2020 to October 26, 2020 (the “Initial Extension”). The Purchaser and the Company acknowledge that in order to finance the Initial Extension, the Company has made loans to the Purchaser of $60,000 per month as a non-interest bearing loan (collectively, the “Extension Loans” and each an “Extension Loan”), repayable upon the earlier of the consummation of the Purchaser’s Business Combination or liquidation (subject to Section 8.1) and agreed to make additional Extension Loans in the amount of the lesser of (x) $60,000 per month or (y) the monthly cash contribution to be paid to the public stockholders of Purchaser who have not redeemed their Purchaser Shares in connection with the Second Extension; provided, that the Company shall not be required to make Extension Loans for more than six months, including Loans made prior to the date of this Agreement.

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(b) The Company and the Purchaser reasonably believes that the Closing is not likely to occur by October 26, 2020, but that the parties are reasonably capable of causing the Closing to occur prior to April 26, 2021 (the “Outside Date”), and the Purchaser has extended the deadline for the Purchaser to consummate its initial Business Combination beyond the Initial Extension (the “Second Extension”) to a date no earlier than the Outside Date (or such earlier date as the Company and the Purchaser may otherwise agree, and which may be structured as multiple monthly or other periodic extensions at the election of the Purchaser without the requirement to seek additional Purchaser stockholder approval) and shall use its commercially reasonable efforts to obtain such approval. The Purchaser shall obtain the agreement of the Sponsor to make such loans to the Purchaser as shall be necessary to finance such Second Extension in excess of the Extension Loans made or to be made by the Company pursuant to Section 5.12(a), and to pay the costs and expenses of Second Extension (including the amount of any additional deposits to the Trust Account that the Purchaser has agreed to make, and in the event that the Second Extension is structured as multiple monthly or other periodic extensions at the election of the Purchaser (any such individual or collective loans, “Second Extension Loan”), repayable upon the earlier of the consummation of the Purchaser’s Business Combination or liquidation (subject to Sections 5.9(c) and 8.1).

5.13 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of (x) soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters and (y) soliciting proxies from holders of Company Stock for the matters to be acted upon at the Company Special Meeting.

(i) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at an extraordinary general meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the Domestication by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the Companies Act, the Nevada Law and the rules and regulations of the SEC and NASDAQ; (ii) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Domestication, by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the Companies Act, the Nevada Law and the rules and regulations of the SEC and Nasdaq, (iii) the amendment of Article 47.4 of the Memorandum of Association of the Purchaser to change the words “upon such consummation” to “prior to or upon such consummation”; (iv) the adoption and approval of the Articles of Incorporation of the Purchaser upon the Domestication (the “Interim Purchaser Charter”) in substantially the form set forth in Exhibit B-1, (v) the adoption and approval of the Articles of Incorporation of the Purchaser following the consummation of the Merger (the “Amended Purchaser Charter,” in substantially the form set forth in Exhibit B-2; (vi) the adoption and approval of a new equity incentive plan in a form and substance reasonably acceptable to the Purchaser and the Company (the “Incentive Plan”), and which Incentive Plan will provide for awards for a number of shares of Purchaser Common Stock equal to the sum of (x) five percent (5.0%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption and shares issued in any private financing) and (y) such number of shares of Purchaser Common Stock as may be issuable pursuant to the Assumed Options; (vii) approval of the issuance of shares of Purchaser Common Stock (w) issuable to the holders of Company Common Stock as the Merger Consideration pursuant to this Agreement, (x) issuable upon conversion of any Company Convertible Notes outstanding at the Effective Time and any Company Convertible Notes which may be issued subsequent to the Effective Time to limited partners of CEF in respect of loans made by CEF to a subsidiary of the Company, (y) issuable upon exercise or conversion of Purchaser Securities issued to the Purchaser’s public shareholders in connection with the First and Second Extensions, and (z) issued or issuable in one or more private placements subsequent to the date of this Agreement, including shares issuable upon convertible securities issued in connection with such private placements and (viii) the election of the Purchaser’s Board to serve upon completion of the Merger (the approvals described in foregoing clauses (i) through (viii), collectively, the “Purchaser Stockholder Approval Matters”), and (ix) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting.

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(ii) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from holders of Company Stock to vote, at a special meeting of holders of Company Stock to be called and held for such purpose (the “Company Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Company Preferred Stock Exchange, by the holders of Company Stock in accordance with the Company’s Organizational Documents and the Nevada M&A Law, and (ii) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (ii), collectively, the “Company Stockholder Approval Matters”), and (iii) the adjournment of the Company Special Meeting, if necessary or desirable in the reasonable determination of Company. If on the date for which the Company Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to obtain the Required Company Stockholder Approval, whether or not a quorum is present, the Company may, and shall do so if requested by Purchaser, make one or more successive postponements or adjournments of the Company Special Meeting.

(b) In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser Organizational Documents, the Company Organizational Documents, the Companies Act, the Nevada Law and the rules and regulations of the SEC and Nasdaq. Purchaser and the Company shall provide the respective counsel of the other party with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto

(c) Each of Purchaser and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting, the Redemption, the Domestication and the Company Special Meeting. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and Purchaser in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

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(d) To the extent that any opinions relating to the Tax treatment of the Merger are required in connection with the Registration Statement, the Company shall use commercially reasonable efforts to cause EGS, to deliver its opinion to the Company, and Purchaser shall use commercially reasonable efforts to cause Hunter Taubman Fischer & Li LLC (“HTFL”) to deliver its opinion to Purchaser.

(e) In connection with the opinions relating to the Tax treatment of the Merger required to be delivered in connection with the Registration Statement, upon the request of EGS and/or HTFL, officers of each of the Company and Purchaser shall use commercially reasonable efforts to deliver to EGS and HTFL, as applicable, certificates, dated as of the necessary date for the Registration Statement, signed by such officer of the Company or Purchaser, as applicable, containing customary representations in connection with such opinions.

(f) Purchaser and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Each Party shall provide the other Party with copies of any written comments, and shall inform the other Party of any material oral comments, that such Party or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting, the Redemption, the Domestication and the Company Special Meeting promptly after the receipt of such comments and shall give the other Party a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(g) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and the Company shall distribute the Registration Statement to Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, the Purchaser shall call the Purchaser Special Meeting in accordance with the Companies Act for a date as promptly as practicable, but in no event later than thirty (30) days, following the effectiveness of the Registration Statement and the Company shall call the Company Special Meeting in accordance with the Nevada Law for a date as promptly as practicable, but in no event later than thirty (30) days, following the effectiveness of the Registration Statement.

(h) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

(i) The Company shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Company’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Company Special Meeting.

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5.14 [Deleted].

5.15 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement so long as the Purchaser delivers a draft of such Signing Filing to the Company a reasonable amount of time prior to such filing deadline)). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.16 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VII or terminated as a result of a failure of the Purchaser to complete a Business Combination by April 26, 2020, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted and reasonably practicable under the circumstances with prompt notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Affiliates and Representatives to, promptly deliver to the Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Company and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws. Notwithstanding the foregoing, the Company’s obligations under this Section 5.16(a) shall terminate after one year in the event of a liquidation of the Purchaser whether as a result of the failure of the Purchaser to complete a Business Combination by the Outside Date.

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(b) The Purchaser hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted and reasonably practicable under the circumstances with prompt notice of such requirement so that the Company may seek, at the Company’s cost, a protective Order or other remedy or waive compliance with this Section 5.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws. The obligations of the Purchaser pursuant to this Section 5.16(b) are in addition to the obligations of Purchaser pursuant to the confidentiality agreement dated June 5, 2020

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser, that are not Purchaser Directors (as defined below) to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of those individuals who are directors of the Company on the Closing Date plus one individual (the “Purchaser Director Designee”)to be designated by the Purchaser who shall meet the Nasdaq requirement for an independent director and shall be acceptable to the Company. The Surviving Corporation shall not have any obligation to include such designee as a designee for election at the next annual meeting following the Closing Date, it being understood that the Surviving Corporation’s nominees for directors shall be recommended by the Nominating Committee of the Board of Directors. At or prior to the Closing, the Purchaser will provide each Director with a customary director indemnification agreement.

(b) The individuals serving as the executive officers of the Company shall continue in the same positions with the Surviving Corporation, and any employment agreements with executive officers shall be assumed by the Surviving Corporation.

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5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) For a period of six (6) years commencing at the Effective Time, the Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company, Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, Purchaser or Merger Sub (the “D&O Indemnified Parties”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Party and the Company, Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Merger and continue in full force and effect. For a period of six (6) years commencing at the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Parties than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser and the Company, respectively, to the extent permitted by applicable Law, and during such six-year period such provision shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, comparable coverage. For purposes of this Agreement, the purchase of such Purchaser D&O Tail Insurance shall be treated as a Purchaser Closing Expense. If obtained, the Purchaser shall maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay all premiums with respect to the Purchaser D&O Tail Insurance.

(c) For the benefit of the Company’s directors and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time (the “Company D&O Tail Insurance”) for events occurring prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, comparable coverage. For purposes of this Agreement, the purchase of such Company D&O Tail Insurance shall be treated as an Expense of the Company. If obtained, the Company shall maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay all premiums with respect to the Company D&O Tail Insurance.

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5.19 Trust Account Proceeds.

(a) Purchaser shall use its good faith efforts to maintain a minimum net tangible assets of not less than 5,000,001, including funds remaining in the Trust Account after all Redemptions and proceeds from any Backstop Financing and Private Placement prior to or upon consummation of the Merger. Further, each of the Purchaser and the Company will, and will cause their respective Representatives to, cooperate with the other Party and provide their respective commercially reasonable efforts to support any recycling of Purchaser’s public securities and any Backstop Financing sought by the Purchaser in order to retain such cash and cash equivalents, including having the Company’s senior management participate in any roadshows as requested by the Purchaser; provided, that no such cooperation shall require the Company to provide any consents pursuant to Section 5.3.

(b) The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used to pay any Purchaser Closing Expenses and Company Closing Expenses. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Required Company Stockholder Approval. The Company Special Meeting shall have been held in accordance with the Nevada Corporation Law and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Stockholders shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) [Reserved].

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

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(f) No Litigation. There shall not be any pending Action brought by a Governmental Authority to enjoin or otherwise restrict the consummation of the Closing.

(g) Net Tangible Assets Test. Prior to or upon the Closing, after giving effect to the completion of the Redemption, the Merger and any private placement, the Purchaser shall have net tangible assets of at least $5,000,001.

(h) Purchaser Domestication. The Domestication shall have been consummated in accordance with Section 1.7.

(i) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(j) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(k) Nasdaq Approval. Nasdaq shall have advised the Purchaser that, upon completion of the Merger, the Purchaser shall continue to be listed on Nasdaq and all outstanding deficiencies have been addressed to the satisfaction of Nasdaq.

6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Proceeds of Private Placement or Backstop Financing. The Purchaser shall have received net proceeds from the Private Placement or Backstop Financing sufficient such that, after giving effect to the Merger, the Redemption and the receipt of such net proceeds, the Purchaser will satisfy the applicable listing requirements of Nasdaq.

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(e) Closing Deliveries.

(xiv) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(xv) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to giving effect to the Domestication and after giving effect to the Domestication), (B) the resolutions of the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(xvi) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no later than thirty sixty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization.

(xvii) Resignations. The Company shall have received written resignations, effective as of the Closing, of each of the directors (and officers of the Purchaser as requested by the C Company prior to the Closing other than those who are to remain on the Post-Closing Purchaser Board in accordance with Section 5.17.

(xviii) Opinion of Counsel. Purchaser shall have delivered to the Transfer Agent, with a copy to the Company, an opinion, in standard form and reasonably acceptable to the Company, that the shares of Purchaser Common Stock issued to the Company’s stockholders as the Merger Consideration have been issued pursuant to an effective registration statement under the Securities Act.

(xix) Settlement of Certain Obligations by Delivery of Sponsor Shares. Purchaser shall have satisfied all deferred underwriting fees and expenses, including deferred fee and other obligations arising from the Purchaser’s initial public offering and all notes that are outstanding on September 3, 2020 by delivery of outstanding Sponsor Shares.

6.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by the Company, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company.

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(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company and the Target Companies, taken as whole, since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(xx) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(xxi) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(xxii) Good Standing. The Company shall have delivered to the Purchaser a good standing certificate for the Company and each significant United States subsidiary certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s or such subsidiary’s jurisdiction of organization, and, with respect to the Company’s principal PRC subsidiaries, evidence of such subsidiaries’ status reasonably acceptable to the Purchaser.

(xxiii) Transmittal Documents. The Exchange Agent shall have received the Transmittal Documents from Company Stockholders (excluding officers, directors and 1% stockholders), whose stock holdings represent not less than the number of shares of the Company’s Common Stock that, together with the shares of Purchase Common Stock held by public stockholders, will satisfy the Nasdaq public float and stockholder requirements, each in form reasonably acceptable to the Transfer Agent for transfer on the books of the Company.

(xxiv) Lock-Up Agreements. The Purchaser shall have received a Lock-Up Agreement for each Significant Stockholder, duly executed by such Significant Stockholder, or such Significant Stockholder shall otherwise be subject to substantially similar transfer restrictions that are in favor of the Purchaser.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

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Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company, if (i) there has been a material breach by the Purchaser of the representations, warranties, covenants and agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date and such breach has a Material Adverse Effect;

(e) by written notice by the Purchaser, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Purchaser or (B) the Outside Date and such breach has a Material Adverse Effect;

(f) by written notice by either the Purchaser or the Company, if there shall have been a Material Adverse Effect on the other Party following the date of this Agreement which is continuing and incapable of being cured or, if capable of cure, is uncured after twenty (20) days after the date that written notice of such Material Adverse Effect is provided by the Party not having a Material Adverse Effect;

(g) by written notice by either the Purchaser or the Company, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained;

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(h) by written notice by either the Purchaser or the Company, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained; or

(i) by written notice by either the Purchaser or the Company in the event that (i) twenty (20) Business Days have elapsed since the date of the Purchaser Special Meeting and (ii) the condition set forth in Section 6.2(d) remains unsatisfied and unwaived by the Company.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.15, 5.16, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any willful misstatement of material facts which cause the representations and warranties of the Party, taken as a whole, to be materially misleading, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Section 7.3 and this Section 7.2 (but subject to Section 8.1, and subject to the right to injunctions, specific performance or other equitable relief in accordance with Section 9.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Sections 5.12 and 8.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided however, that all remaining unpaid Expenses at the time of the Closing shall be borne and paid by the Purchaser after the Closing. To the extent that any Expenses of the Purchaser other than Purchaser Closing Expenses are paid in cash by the Purchaser at or after the Closing, the Sponsor and its Affiliates shall deliver to the Purchaser at the Closing for cancellation such number of shares of Purchaser Common Stock in an amount equal to the cash value of such payments divided by the Redemption Price. For the absence of doubt, the Company and/or the Purchaser after the Closing shall pay Purchaser Closing Expenses as well as all expenses incurred by the Company. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall not include any and all fees or commissions payable to the underwriter of the Purchaser’s initial public offering, including any deferred fees, however described, and any legal fees relating to the IPO that are payable upon consummation of a Business Combination all of which are to be satisfied by delivery of Sponsor Shares.

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Article VIII
WAIVERS AND RELEASES

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and overallotment shares acquired by the Purchaser’s underwriters (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twelve (12) months as such date by be extended pursuant to Purchaser Organizational Documents as the same may be amended) after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes and for working capital purposes, and (d) to the Purchaser after or concurrently with the consummation of its Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor its Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, the Company hereby acknowledges and agrees the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any the Company or its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, its Affiliates, and the Company Stockholders, the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. For the avoidance of doubt, each Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing. This Section 8.1 shall survive termination of this Agreement for any reason.

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Article IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) upon delivery or attempted delivery if sent by reputable, nationally recognized overnight courier service that provides evidence of delivery or if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

Alberton Acquisition Corporation
Room 1001, 10/F, Capital Center

151 Gloucester Road

Wanchai, Hong Kong

Attn: Guan Wang

Telephone:

Email:

with a copy (which will not constitute notice) to:

Hunter Taubman Fischer & Li LLC

1450 Broadway; 26th floor

New York, New York 10018

Attn: Arila Zhou, Esq.

Telephone No. (212) 530-2232

Email:azhou @htflawyers.com

If to the Company or the Surviving Corporation, to: SolarMax Technology, Inc. 3080 12th Street Riverside, California 92507 Attn: David Hsu, CEO Email: DavidH@solarmaxtech.com	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Attn: Asher S. Levitsky PC. Telephone No.: (646) 895-7152 Email: alevitsky@egsllp.com
If to the Purchaser after the Closing, to: SolarMax Technology, Inc. 3080 12th Street Riverside, California 92507 Attn: David Hsu, CEO Email: DavidH@solarmaxtech.com with a copy (which will not constitute notice) to:

Hunter Taubman Fischer & Li LLC

1450 Broadway; 26th floor

New York, New York 10018

Attn: Arila Zhou, Esq.

Telephone No.:(212) 530-2232

Email: azhou@htflawyers.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Asher S. Levitsky PC.
Telephone No.: (646) 895-7152

Email: alevitsky@egsllp.com

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

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9.3 Third Parties. Except for the rights of the D&O Indemnified Parties set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

9.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 9.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 9.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument which refers to this Agreement, states that it is an amendment, supplement or modification and signed by the Purchaser, the Merger Sub and the Company.

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9.10 Waiver. The Purchaser on behalf of itself and its Affiliates, including the Merger Sub, and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (i) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (j) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Companies Act or Nevada Law, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

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9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14 Non-Survival of Representations, Warranties. The representations and warranties of the Company and Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Financial Statements. In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing and (iii) shall follow the defined terms contained in this Agreement.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment, arbitration, hearing, proceeding or investigation, by or before any Governmental Authority.

“Actual Knowledge” means, with respect to the Company, the actual knowledge of any of the Company Knowledge Persons without any inquiry requirements.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

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“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Backstop Financing” means any backstop arrangements and/or private placements of equity securities of the Purchaser which is permitted by Section 5.3 (including any such transactions which are permitted by Schedule 5.3) or to which the Company has consented pursuant to Section 5.3, other than a Bridge Loan.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Chardan” means Chardan Capital Markets LLC, the sole book-running manager in Purchaser’s IPO.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Company’s Restated Articles of Incorporation, as amended and effective under the Nevada Corporate Law.

“Companies Act” means the British Virgin Islands Business Companies Act 2004, as amended.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Notes” means the Company’s secured convertible notes.

Annex A-56

“Company Convertible Securities” means, collectively, the Company Options, the Company Convertible Notes and any other rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the Company’s 2016 Long-Term Incentive Plan.

“Company Knowledge Persons” means David Hsu and Stephen Brown, and, with respect to the Company’s business in China such person as shall be designated in writing by David Hsu.

“Company Option” means an option to purchase Company Stock that was granted pursuant to the Company Equity Plan or was granted by the Company prior to the adoption of the Company Equity Plan.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share.

“Company Securities” means, collectively, the Company Stock, the Company Options, and the Company Convertible Notes.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means any shares of the Company Common Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or written notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Conversion Ratio” means the number of Purchaser Shares issuable to the holders of Company Stock pursuant to Section 1.9(a) with respect to one share of Company Stock, computed to two decimal places.

Annex A-57

“Copyrights” means copyrights in any works of authorship or mask works, including all renewals and extensions thereof, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

Annex A-58

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider” means Keqing (Kevin) Liu

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and intellectual property rights in any of the foregoing.

“Internet Assets” means all domain name registrations, web sites and web addresses.

“Intervening Event” shall mean any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof with respect to the Target Companies that was not reasonably foreseeable or known by the Company’s directors as of or prior to the date hereof and does not relate, directly or indirectly, to any Acquisition Proposal or Acquisition Transaction or any of the events or occurrences of the nature described in clauses (i) through (iv) of the definition of Material Adverse Effect (solely as applied to the Company and its Subsidiaries).

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated October 23, 2018, and filed with the SEC on October 24, 2018 (File No. 333- 227653).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of any of the Company Knowledge Persons in each case after reasonable inquiry of those employees who the Knowledge Person reasonable believes to be expected to have actual knowledge of the matter in question, or (ii) any other Party, the actual knowledge of its executive officers, in each case after reasonable inquiry of those employees such officer reasonable believes to be expected to have actual knowledge of the matter in question.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

Annex A-59

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, but shall exclude licenses of Intellectual Property.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster, including the effects of the COVID-19 pandemic and wildfires in California; (v) any failure in and of itself by such Person or its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) the public announcement or pendency of this Agreement, the Merger or any other transactions contemplated by this Agreement; (vii) any action required to be taken pursuant to the terms of this Agreement or the failure to take any action specifically prohibited by the terms of this Agreement; (viii) any action taken at the express written request of the other Party in accordance with such request; and (ix), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Second Extension); provided, further, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Second Extension, if any) shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

Annex A-60

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, memorandum and articles of organization, bylaws, operating agreement or similar organizational documents, in each case, as amended.

“Patents” means any patents or patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (i) the Merger Consideration, divided by (ii) the Company Shares issued and outstanding at the Effective Time.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

Annex A-61

“Purchaser Charter” means, initially, the Memorandum and Articles of Association of the Purchaser, as amended and effective under the Companies Act, and following Domestication, the articles of incorporation and bylaws of the Purchaser, as amended and effective under the Nevada Law.

“Purchaser Common Stock” means the Purchaser’s ordinary shares of no par value prior to the Domestication and Domestication (and, for the avoidance of doubt, references herein to a particular number of shares of Common Stock prior to the Domestication are references to that number of ordinary shares of no par value) and the common stock, par value $0.0001 per share, of the Successor upon consummation of the Domestication.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information.

“Purchaser Private Warrant” means the warrants issued in private placements at the time of consummation of the IPO in connection with the issuance of private units. Each Purchaser Private Warrant is to purchase one (1) share of Purchaser Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Unit” means the units issued in the IPO consisting of one (1) share of Purchaser Common Stock and one (1) Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a price of $11.50 per share.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Common Stock, the Purchaser Public Warrants, the Purchaser Private Warrants and the Purchaser UPO, collectively.

“Purchaser UPO” means the option issued to Chardan and/or its designee to purchase up to 130,000 Purchaser Public Units at a price of $11.50 per unit, provided the exercise price per unit may be adjusted as stated in the option.

“Redemption Price” means an amount equal to price at which each share of Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

Annex A-62

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Restricted Shares” mean shares of Company Stock which were issued pursuant to restricted stock grants and which are not treated as outstanding shares pursuant to GAAP.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Stockholder” means (i) an officer of the Company, (ii) a director of the Company or (iii) any Company Stockholder that immediately prior to the Effective Time owns more than five percent (5%) of the outstanding equity of the Company on a fully diluted basis.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Hong Ye Hong Kong Shareholding Co., Limited.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

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“Superior Proposal” means any Acquisition Proposal made by a third party after the date of this Agreement that (i) was not solicited in violation of Section 5.6 and (ii) the Company’s board of directors in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including (x) the financial, legal, regulatory and other aspects of such Acquisition Proposal and (y) the possibility of the ability of the Company’s stockholders to participate in the continuing growth of the Company after the consummation of such Acquisition Proposal) is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (taking into consideration the requirement to pay the Termination Fee hereunder) and is reasonably expected to be consummated in accordance with its terms. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, and other rights in confidential or proprietary business or technical information.

“Trademarks” means all rights in any trademarks, service marks, trade dress, trade names, brand names or logos (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 23, 2018, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

Annex A-64

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA	9.4
AAA Procedures	9.4
Acquisition Proposal	5.6(a)
Agreement	Preamble
Alternative Transaction	5.6(a)
Amended Purchaser Charter	5.13(a)(i)
Amended Purchaser By-Laws	5.13(a)(i)
Assumed Option	1.10(e)
Bridge Loan	5.3(b)(iv)
Business Combination	8.1
Articles of Merger	1.2
Closing	2.1
Closing Date	2.1
Closing Filing	5.15(b)
Closing Press Release	5.15(b)
Closing Statement	1.13
Company	Preamble
Company Benefit Plan	4.19(a)
Company Certificates	1.11(a)
Company D&O Tail Insurance	5.18(c)
Company Directors	5.17(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(c)
Company IP Licenses	4.13(a)
Company Material Contract	4.12(a)
Company Parties	7.3(b)
Company Permits	4.10
Company Preferred Stock Exchange	1.7
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Stockholder Approval Matters	5.13(a)(ii)
Company Special Meeting	5.13(a)(ii)
Domestication	1.7
D&O Indemnified Parties	5.18(a)
Dispute	9.1
Effective Time	1.2
EGS	1.2
Enforceability Exceptions	2.1
Environmental Permits	3.2
Exchange Agent	4.20(a)
Expenses	1.11(a)
Extension Loan	7.4
Federal Securities Laws	5.12(a)
HTFL	5.7
Incentive Plan	5.13(d)
Initial Extension	5.13(a)(i)
Interim Balance Sheet Date	5.12(a)
Interim Period	4.7(a)
Interim Purchaser Charter	5.13(a)(i)
Letter of Transmittal	5.2(a)
Lock-Up Agreement	1.11(a)
Lost Certificate Affidavit	1.11(b)
Merger	1.11(d)
Merger Consideration	Recitals
Merger Sub	1.9
Nevada Corporate Law	Recitals
Nevada Law	Recitals
Nevada M&A Law	Recitals
OFAC	1.1

Annex A-65

Term	Section
Off-the-Shelf Software	3.18(c)
Outside Date	5.12(b)
Party(ies)	Preamble
Post-Closing Purchaser Board	5.17(a)
Proxy Statement	5.13(a)
Public Certifications	3.6(a)
Public Stockholders	8.1
Purchaser	Preamble
Purchaser D&O Tail Insurance	5.18(b)
Purchaser Directors	5.17(a)
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(b)
Purchaser Material Contract	3.13(a)
Purchaser Special Meeting	5.13(a)(i)
Purchaser Stockholder Approval Matters	5.13(a)(i)
Redemption	5.13(a)
Registration Statement	5.13(a)
Related Person	4.21
Released Claims	8.1
Replacement Purchaser Warrant	1.10(c)
Required Company Stockholder Approval	6.1(b)
Required Purchaser Stockholder Approval	6.1(a)
Resolution Period	9.4
SEC Reports	3.6(a)
Section 409A Plan	4.19(g)
Second Extension	5.12(b)
Second Extension Loan	5.12(b)
Signing Filing	5.15(a)
Signing Press Release	9.5
Specified Courts	9.5
Sponsor Voting Agreements	Recitals
Stockholder Merger Consideration	1.9
Successor	1.8
Surviving Corporation	1.1
Top Customers	4.23
Top Suppliers	4.23
Transmittal Documents	1.11(b)
Voting Agreements	Recitals

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

Annex A-66

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

ALBERTON ACQUISITION CORPORATION

By:	/s/ Guan Wang
	Name:	Guan Wang
	Title:	CEO

Merger Sub:

ALBERTON MERGER SUBSIDIARY, INC.

By:	/s/ Guan Wang
	Name:	Guan Wang
	Title:	CEO

The Company:

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
	Name:	David Hsu
	Title:	CEO

[Signature Page to Merger Agreement]

Annex A-67

Annex A-1

AMENDMENT

Amendment dated November 10, 2020, to the Agreement and Plan of Merger (the “Merger Agreement”), dated October 27, 2020, by and among Alberton Acquisition Corporation, Alberton Merger Subsidiary, Inc. and SolarMax Technology, Inc.

1.                  All terms defined in the Merger Agreement and used in this Amendment shall have the same meaning in this Amendment as in the Merger Agreement.

2.                  Section 5.12(a) of the Merger Agreement is amended by changing clause (x) to read as follows: “(x) $60,000 per month prior to the date of this Amendment and $70,674 commencing with payments made on or after the date of this Amendment or”.

3.                  To the extent that the payments made by the Company pursuant to this Amendment exceed the amount of the Extension Loans to be made by the Company pursuant to said Section 5.12(a) prior to this Amendment, Purchaser shall, at the Closing, cause to be delivered to the Surviving Corporation for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to such excess.

4.                  Purchaser represents and warrants that the holders of the Sponsor Shares have agreed to the provisions of this Amendment.

5.                  Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

[Signatures on following page]

Annex A1-1

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

ALBERTON ACQUISITION CORPORATION

By:	/s/ Guan Wang
Name: Guan Wang
Title: CEO

ALBERTON MERGER SUBSIDIARY, INC.

By:	/s/ Guan Wang
Name: Guan Wang
Title: CEO

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
Name: David Hsu Title: CEO

[Signature Page to Amendment dated November 10, 2020 to Merger Agreement]

Annex A1-2

Annex A-2

SECOND AMENDMENT

Second Amendment dated March 19, 2021, to the Agreement and Plan of Merger dated October 27, 2020, by and among Alberton Acquisition Corporation, Alberton Merger Subsidiary, Inc. and SolarMax Technology, Inc. as amended by an amendment dated November 10, 2020, which agreement, as so amended being referred to as the “Merger Agreement.”

1. All terms defined in the Merger Agreement and used in this Amendment shall have the same meaning in this Amendment as in the Merger Agreement.

2. Section 5.12(a) of the Merger Agreement is amended to read as follows:

“(a) The Purchaser and the Company acknowledge that the Purchaser has extended the date by which the Purchaser must consummate its initial Business Combination from April 27, 2020 to October 26, 2020 which was further extended to April 26, 2021 (the “Extensions”). The Purchaser and the Company acknowledge that in order to finance the Extensions, pursuant to the Merger Agreement, Company has made two loans to the Purchaser each in the amount of $60,000 and four loans each in the amount of $70,674, as non-interest bearing loans (collectively, the “Extension Loans” and each an “Extension Loan”), repayable upon the earlier of the consummation of the Purchaser’s Business Combination or liquidation (subject to Section 8.1) or as otherwise provided in the notes, and the Company agrees to make up to two additional Extension Loans (the “Additional Loans”) in the amount $70,674 per month; provided, that the Company shall not be required to make more than two Additional Loans. The first Additional Loan will be made on the date of this Agreement and the second Additional Loan shall be made in April 2021.

3. Pursuant to the Merger Agreement, Purchaser agreed, that at the Closing, Purchaser shall cause to be delivered to the Surviving Corporation for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to the amount by which each $70,674 loan exceeded $60,000, which was the amount the Company had initially agreed to pay. In connection with this Amendment, Purchaser shall cause to be delivered to the Surviving Corporation for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to the amount of the Additional Loans.

4. Purchaser represents and warrants that the holders of the Sponsor Shares have agreed to the provisions of this Amendment.

5. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

[Signatures on following page]

Annex A2-1

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

ALBERTON ACQUISITION CORPORATION

By:	/s/ Guan Wang
Name: Guan Wang
Title: CEO

ALBERTON MERGER SUBSIDIARY, INC.

By:	/s/ Guan Wang
Name: Guan Wang
Title: CEO

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
Name: David Hsu
Title: CEO

[Signature Page to Second Amendment dated March 18, 2021 to Merger Agreement]

Annex A2-2

Annex A-3

Execution Version

THIRD AMENDMENT

Third Amendment dated August 11, 2021, to the Agreement and Plan of Merger dated October 27, 2020, by and among Alberton Acquisition Corporation, Alberton Merger Subsidiary, Inc. and SolarMax Technology, Inc. as amended by amendments dated November 10, 2020 and March 31, 2021, which agreement, as so amended being referred to as the “Merger Agreement.”

1. All terms defined in the Merger Agreement and used in this Amendment shall have the same meaning in this Amendment as in the Merger Agreement.

2. The first sentence in Section 1.8 of the Merger Agreement shall be amended to read as follows: “As consideration for the Merger, the Company Stockholders (excluding holders of Company Options with respect to Company Options) collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock equal to (i) Three Hundred Million U.S. Dollars ($300,000,000) divided by (ii) $10.50 per share, which consideration is referred to herein as the “Stockholder Merger Consideration.” The Stockholder Merger Consideration shall be paid as provided in the Merger Agreement.

3. Section 5.09(d) of the Merger Agreement shall be amended to read as follows: “During the Interim Period, Purchaser shall obtain the agreement of the holders of the Purchaser’s promissory notes that were outstanding on September 3, 2020 and an additional $273,640 of loans advanced by the Sponsor subsequent to September 3, 2020, all of which are listed on Schedule 5.09(d) to this Agreement, that all of such outstanding promissory notes shall be settled by (i) payment of 50% of the balance due on the promissory notes not later than five business days after the Closing, and (ii) conversion of the remaining 50% of the balance due on the promissory notes into Purchaser’s Ordinary Shares (or Common Stock of the surviving entity) at a conversion rate which shall be equal to ten (10) times the average trading price of the rights of the Purchaser during a period of twenty-five (25) trading days ending on the second trading day prior to mailing of the final Proxy Statement to the Purchaser’s shareholders in connection with the Special Meeting. Immediately prior to the closing of the Merger, subject to the completion of the closing, the Company shall instruct its transfer agent to issue the Conversion Shares to or in accordance with instructions from the noteholders.”

4. Section 5.12(a) of the Merger Agreement is amended to read as follows:

“(a) The Purchaser and the Company acknowledge that the Purchaser has extended the date by which the Purchaser must consummate its initial Business Combination from April 27, 2020 to October 26, 2020 which was further extended to April 26, 2021 and then to October 26, 2021 (the “Extensions”). The Purchaser and the Company acknowledge that in order to finance the Extensions, pursuant to the Merger Agreement, Company has made two loans to the Purchaser each in the amount of $60,000, six loans each in the amount of $70,674 and one loan in the amount of $153,409.32, all as non-interest bearing loans (collectively, the “Extension Loans” and each an “Extension Loan”), repayable upon the earlier of the consummation of the Purchaser’s Business Combination or liquidation (subject to Section 8.1 of the Merger Agreement) or as otherwise provided in the notes, and the Company agrees to make up to three additional Extension Loans (the “Additional Loans”) each in the amount $76,704.66 per month; provided, that the Company shall not be required to make more than three Additional Loans.”

Annex A3-1

5. Section 5.14 of the Merger Agreement is amended to read as follows: “Certain Issuances. The Parties agree that at the Closing, the Company shall issue, under the Incentive Plan, to each of William Walter Young, Qing S. Huang and Peng Gao 30,000 shares of Common Stock as the compensation shares for their service as independent directors of the Purchaser until the Closing and to Citiking International Limited, a company organized under the laws of Hong Kong (“Citiking”), 200,000 shares pursuant to certain consulting agreement between the Purchaser and Citiking, of which 50,000 shares shall vest immediately on issuance, 50,000 shares shall vest upon the first anniversary of the Closing, 50,000 shares shall vest on the second anniversary of the Closing and remaining 50,000 shares shall vest on the third anniversary of the Closing.”

6. Purchaser agrees that at the Closing, Purchaser shall cause to be delivered to the Purchaser or the Surviving Corporation for cancellation, 800,000 Sponsor Shares (the “Cancelled Shares”). Purchaser represents and warrants that Purchaser is a party to an agreement with the holders of the 800,000 Cancelled Shares pursuant to which they agree to transfer the Cancelled Shares to Purchaser for cancellation for which they will receive no consideration.

7. At the Closing, (a) all outstanding Private Warrants, each exercisable for one-half of one Alberton ordinary shares (or Purchaser Common Stock following Redomestication), including all rights to receive additional Private Warrants which may be issued upon conversion of any notes or other advances made to Purchaser, shall be cancelled, and (b) in consideration of such cancellation, Alberton shall issue to the holder of the Private Warrants (including any right to receive additional Private Warrants) a total of 44,467 shares of Purchaser Common Stock. No additional Private Warrants or other Warrants shall be issued to the Sponsor or any other person in respect of any loans or other advances made to Alberton. For the avoidance of doubt, (i) any right to receive units on conversion of debt shall mean the right to receive the shares of Purchaser Common Stock that would be issued as part of such units, and any right to receive units upon conversion of debt at a fixed price shall be deemed to mean the right to receive shares of Purchaser Common Stock that would be included in such units at the same fixed price, and (ii) upon completion of the Merger, no Private Warrants will be outstanding and neither Purchaser nor the Surviving Corporation shall have any obligation to issue any Private Warrants and no person shall have any right to receive Private Warrants.

8. The Company has made loans (the “Sponsor Loans”) to the Sponsor in the aggregate principal amount of $528,602.62 to enable the Sponsor to provide funds for Purchaser to pay current obligations.  The Company will make additional loans to the Sponsor, on the same terms as the existing loans (as modified by this Agreement), of up to $1,031.43.  The advances by Sponsor to Alberton from the proceeds of the Sponsor Loans from SolarMax shall be treated as a contribution to capital and not as a loan. To the extent that such advances have been treated as a loan, they shall be recharacterized as a contribution to capital. The provisions of the loan agreements relating to the Sponsor Loans that provide for the settlement of the loan by delivery of Sponsor Shares is hereby amended and deemed to be satisfied by delivery to Purchaser of that portion of the Cancelled Shares being delivered pursuant to Section 6 of this Agreement, having a value, determined as provided in the applicable loan agreement,.

9. The provision of the Merger Agreement that provide that, to the extent that Extension Loans made by the Company exceed the amount which the Company initially agreed to advance to Purchaser, which was $360,000, be satisfied by the delivery of Sponsor Shares shall be amended, and the Sponsor’s obligation to deliver Sponsor Shares shall be satisfied by the delivery of that portion of the Cancelled Shares being delivered pursuant to Section 6 of this Agreement as has a value, determined as provided in the Merger Agreement, equal to the value of Sponsor Shares that would otherwise be cancelled.

10. The Sponsor agrees that it will provide up to $100,000 to provide Purchase with funds to pay obligations of Purchaser. Such funds will be treated as a contribution to capital and not as a loan.

11. The Purchaser agrees that a $50,000 obligation which the Sponsor had agreed to pay to the Purchaser’s former chairman and chief executive officer, will be paid by the Purchaser.

12. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

[signatures on following page]

Annex A3-2

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

ALBERTON ACQUISITION CORPORATION

By:	/s/ Guan Wang
Name:	Guan Wang
Title:	CEO

ALBERTON MERGER SUBSIDIARY, INC.

By:	/s/ Guan Wang
Name:	Guan Wang
Title:	CEO

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
Name:	David Hsu
Title:	CEO

Hong Ye Hong Kong Shareholding Co., Limited, the Sponsor, agrees to the terms of the foregoing amendment.

HONG YE HONG KONG SHAREHOLDING CO., LIMITED

By:	/s/ Guan Wang
Name:	Guan Wang
Title:	Director

Annex A3-3

Schedule 5.09(d)

Name	Outstanding Indebtedness	Amount for Conversions	Amount to be Paid
Global Nature Investment Holdings Limited	$1,648,800	$824,400	$824,400
Qingdao Zhongxin Huirong Distressed Asset Disposal Co., Ltd	$100,000	$50,000	$50,000
Hong Ye Hong Kong Shareholding Co., Limited	$1,353,640	$676,820	$676,820
Total	$3,102,440.00	$1,551,220.00	$1551.220

Annex A3-4

Annex A-4

FOURTH AMENDMENT

Fourth Amendment dated September 10, 2021, to the Agreement and Plan of Merger dated October 27, 2020, by and among Alberton Acquisition Corporation, Alberton Merger Subsidiary, Inc. and SolarMax Technology, Inc. as amended by an amendments dated November 10, 2020, March 31, 2021 and August 11, 2021, which agreement, as so amended being referred to as the “Merger Agreement.”

1. All terms defined in the Merger Agreement and used in this Amendment shall have the same meaning in this Amendment as in the Merger Agreement.

2. The Company has made loans (the “Sponsor Loans”) to the Sponsor in the aggregate principal amount of $528,602.62 to enable the Sponsor to provide funds for Purchaser to pay current obligations. The Company will make additional loans to the Sponsor, on the same terms as the existing Sponsor Loans, of up to $135,000.00.

3. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

ALBERTON ACQUISITION CORPORATION

By:	/s/ Guan Wang
	Name:	Guan Wang
	Title:	CEO

ALBERTON MERGER SUBSIDIARY, INC.

By:	/s/ Guan Wang
	Name:	Guan Wang
	Title:	CEO

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
	Name:	David Hsu
	Title:	CEO

Annex A4-1

Annex A-5

FIFTH AMENDMENT

Fifth Amendment dated October 4, 2021, to the Agreement and Plan of Merger dated October 27, 2020, by and among Alberton Acquisition Corporation, Alberton Merger Subsidiary, Inc. and SolarMax Technology, Inc. as amended by amendments dated November 10, 2020, March 31, 2021, August 11, 2021, and September 10, 2021, which agreement, as so amended is referred to as the “Merger Agreement.”

1. All terms defined in the Merger Agreement and used in this Amendment shall have the same meaning in this Amendment as in the Merger Agreement.

2. Purchaser has filed preliminary proxy materials for a special meeting of shareholders for the purpose of amending Purchaser’s Memorandum and Articles of Association to extend the last date by which Purchaser must complete a business combination from October 26, 2021 to April 26, 2022 (the “Extension Amendment”). In connection with the Extension Amendment, Purchaser has agreed to make a monthly extension payment as specified in the definitive proxy materials for each public share that is not redeemed in connection with the Extension Amendment. The Company agrees that it will fund up to six extension payments in the amount payable pursuant to the preceding sentence. The Company shall make the loan to Purchaser on the same terms as the extension loans previously made by the Company, as the same may be amended pursuant to this Amendment.

3. Purchaser shall enter into a securities purchase agreement (the “Convertible Note Agreement”), in substantially the form of Exhibit A to this Amendment pursuant to which the Purchaser issues and sells to two investors convertible notes (the “Notes”) in the aggregate principal amount of $10 million, in the form of Exhibit A to the Convertible Note Agreement, the Notes to be automatically converted upon the closing of the Merger, into such number of the Purchaser’s ordinary shares or, upon the Redomestication, as defined in the Merger Agreement, common stock of the Nevada successor corporation, without any action by the holders, at a conversion price equal to ten times the average trading price of the rights of the Purchaser, during a period of 25 trading days ending on the second trading day prior to mailing of the Merger Prospectus to the Company’s shareholders in connection with the special meeting to approve the Merger.

4. The proceeds from the sale of the Notes shall be used to pay Purchaser’s indebtedness, including, but not limited to, (a) the deferred underwriting compensation of $4,020,797, (b) promissory notes in the total amount of $1,748,000 due to Global Nature Investment Holdings Limited (“Global Nature”) and Qingdao Zhongxin Huirong Distressed Asset Disposal Co., Ltd. (“AMD”), (c) extension notes issued to the Company in the aggregate principal amount of $927,567.30 as of the date of this Amendment, together with any additional extension loans which the Company may make pursuant to Section 1 of this Amendment; (d) loans made by the Sponsor from the proceeds of loans from the Company (“Sponsor Loans”) in the principal amount of $651,369 as of the date of this Agreement; (e) loans made by the Sponsor in the principal amount of $1,353,640, (f) any additional loans made by the Company to the Purchaser to fund the payment of expenses incurred by Purchaser, (g) the $50,000 payment due pursuant to Section 11 of the amendment to the Merger Agreement dated August 11, 2021 (the “Third Amendment”), (h) any other expenses payable by the Purchaser as of the Closing, and (i) working capital.

5. The provisions of Section 8 of the Third Amendment to the Merger Agreement that provide that the Sponsor Loans will be treated as a contribution of capital is amended, and the Sponsor Notes will be paid from the proceeds of the Notes, and the Sponsor shall pay to the Company the principal amount of the Sponsor Loans. The Sponsor hereby assigns to the Company the amount payable by the Purchaser to the Sponsor with respect to the Sponsor Loans, and the Purchaser shall make such payment directly to the Company.

6. Any further loans by the Company with respect to expenses of the Purchaser shall be made directly to the Purchaser (and not to the Sponsor for advancement by the Sponsor to the Purchaser) and such loans shall be paid from the proceeds of the Notes.

7. The Purchaser shall enter into agreements with Global Nature, AMD and the Sponsor which terminate the agreements entered into pursuant to Section 3 of the Third Amendment, and pursuant to which the Purchaser agrees to pay such notes at the closing of the Merger.

8. The Purchaser shall enter into backstop agreements in the form previously approved by the Purchaser with two investors, each agreeing to invest $5.0 million, and shall terminate certain existing backstop agreements in the aggregate amount of $10 million.

9. Upon the effectiveness of Extension Amendment, the Outside Date defined in the Merger Agreement shall mean April 26, 2022.

10. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

[signatures on following page]

Annex A5-1

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

ALBERTON ACQUISITION CORPORATION

By:	/s/ Guan Wang
	Name:	Guan Wang
	Title:	CEO

ALBERTON MERGER SUBSIDIARY, INC.

By:	/s/ Guan Wang
	Name:	Guan Wang
	Title:	CEO

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
	Name:	David Hsu
	Title:	CEO

Hong Ye Hong Kong Shareholding Co., Limited, the Sponsor, agrees to the terms of the foregoing amendment.

HONG YE HONG KONG SHAREHOLDING CO., LIMITED

By:	/s/ Guan Wang
	Name:	Guan Wang
	Title:	Director

Annex A5-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Alberton

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a British Virgin Islands court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that, subject to certain limitations, we shall indemnify our directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Successor

The Successor Charter provides that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Our by-laws also provides for indemnification of our directors and officers.

Under Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1+	Merger Agreement, as amended (included as Annex A to the proxy statement/prospectus)
2.2+	Amendment to Merger Agreement dated November 10, 2020 (included as Annex A-1 to the proxy statement/prospectus)
2.3+	Second Amendment to Merger Agreement dated March 19, 2021 (included as Annex A-2 to the proxy statement/prospectus)
2.4+	Third Amendment to Merger Agreement dated August 11, 2021 (included as Annex A-3 to the proxy statement/prospectus)
2.5+	Fourth Amendment to Merger Agreement dated September 10, 2021 (included as Annex A-4 to the proxy statement/prospectus) (incorporated by reference to Exhibit 2.1 to registrant’s current report on Form 8-K filed on September 14, 2021)
2.6+	Fifth Amendment to Merger Agreement dated October 4, 2021 (included as Annex A-5 to the proxy statement/prospectus) (incorporated by reference to Exhibit 2.1 to registrant’s current report on Form 8-K filed on October 4, 2021)
3.1+	Form of Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-1 filed on October 23, 2018)
3.2+	Articles of Incorporation of Alberton Capital Acquisition Corp. (the Interim Charter, included as Annex B to the proxy statement/prospectus)
3.3+	Articles of Incorporation of SolarMax Technology Holdings, Inc. (the Successor Charter, included as Annex C to the proxy statement/prospectus)
3.4+	Bylaws of SolarMax Technology Holdings, Inc.
4.1+	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form S-1 filed on October 23, 2018)
4.2+	Specimen Ordinary Shares Certificate (incorporated by reference to Exhibit 4.2 to the registrant’s registration statement on Form S-1 filed on October 23, 2018)
4.3+	Specimen Right Certificate (incorporated by reference to Exhibit 4.3 to the registrant’s registration statement on Form S-1 filed on October 23, 2018)
4.4+	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to the registrant’s registration statement on Form S-1 filed on October 23, 2018)
4.5+	Warrant Agreement, dated October 23, 2018, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 to registrant’s current report on Form 8-K filed on October 29, 2018)
4.6+	Right Agreement, dated October 23, 2018, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.2 to registrant’s current report on Form 8-K filed on October 29, 2018)
4.7+	Unit Purchase Option Agreement between the Registrant and Chardan Capital Markets LLC dated October 26, 2018, 2018 (incorporated by reference to Exhibit 4.3 to registrant’s current report on Form 8-K filed on October 29, 2018)
5.1+	Opinion of Robinson + Cole LLP
5.2+	Opinion of AllBright Law Offices
8.1+	Tax Opinion of Messina Madrid Law P.A. as to certain tax matters regarding the Redomestication
10.1+	Underwriting Agreement, dated October 23, 2018, by and between the Registrant and Chardan (incorporated by reference to Exhibit 1.1 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.2+	Letter Agreements, dated October 23, 2018, by and between the Registrant and each of the initial shareholders, officers and directors of the Registrant (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.3+	Investment Management Trust Agreement, dated October 23, 2018, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.4+	Amendment 1 to Investment Management Trust Agreement, dated May 5, 2020
10.5+	Amendment 2 to Investment Management Trust Agreement, dated October 26, 2020

10.6+	Stock Escrow Agreement, dated October 23, 2018, among the Registrant, Continental Stock Transfer & Trust Company and the initial shareholders (incorporated by reference to Exhibit 10.3 to registrant’s current report on Form 8-K filed on October 29, 2018)
Registration Rights Agreement, dated October 23, 2018, among the Registrant and the Initial Shareholders (incorporated by reference to Exhibit 10.4 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.7+	Amended and Restated Subscription Agreement for Private Units, dated October 23, 2018, by and between the Registrant and Hong Ye Hong Kong Shareholding Co., Limited (incorporated by reference to Exhibit 10.5 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.8+	Administrative Services Agreement, dated October 23, 2018, by and between the Registrant and Hong Ye Hong Kong Shareholding Co., Limited (incorporated by reference to Exhibit 10.6 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.9+	Form of Voting Agreement (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on October 28, 2020)
Form of Sponsor Voting Agreement (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on October 28, 2020)
10.10+	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to registrant’s current report on Form 8-K filed on October 28, 2020)
10.11+	Confidentiality Agreement (Technical) dated April 20, 2020 by and between Shanghai Hongguan Light Energy Technology Co. Ltd. and Bin Lu
10.12	[Deleted]
10.13+	2021 Long-Term Incentive Plan (included as Annex D to the proxy statement/prospectus)
10.14+	SolarMax 2016 Long-Term Equity Incentive Plan
10.15+	Channel agreement dated January 21, 2015 between Sunrun, Inc. and SolarMax Renewable Energy Provider, Inc.
10.16+	Employment agreement dated October 7, 2016 between SolarMax and David Hsu.
10.17+	Employment agreement dated October 7, 2016 between SolarMax and Ching Liu.
10.18+	Form of restricted stock agreement of SolarMax.
10.19+	Loan agreement dated August 26, 2014, between Clean Energy Funding II, LP and SolarMax LED, Inc.
10.20+	Loan agreement dated January 3, 2012, between Clean Energy Funding, LP (“CEF”) and SolarMax Renewable Energy Provider, Inc. (“SREP”)
10.21+	Lease dated September 16, 2016 between SMX Property, LLC, and SolarMax.
10.22+	Lease dated September 1, 2016 between Fallow Field, LLC and SolarMax.
10.23+	Lease dated as of September 1, 2016 between Fallow Field, LLC and SolarMax LED, Inc. (U.S.A.).
10.24+	Form of restricted stock exchange agreement for option.
10.25+	Form of restricted stock exchange agreement for option and cash
10.26+	English translation of Zhonghong Yilong New District Xinqiao 70MWp Agricultural PV Power Station Project M&A (Cooperative Development) Agreement dated July 2019 with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. et al.
10.27+	English translation of Xingren 30MWp Agricultural PV Power Station Project M&A (Cooperative Development) Agreement dated August 2019 with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. et al.
10.28+	English translation of Xingren 35MW photovoltaic energy generation project construction contract dated July 2019 between Xingren Almaden New Energy Co. Ltd and Jiangsu Zhonghong Photovoltaic Engineering Technology Limited Company.
10.29+	English translation of supplemental agreement dated September 30, 2019 to Yilong Xinqiao 70 MW photovoltaic energy generation project construction contract.
10.30+	English translation of supplemental agreement dated September 30, 2019 to Xingren 35MW photovoltaic energy generation project construction contract.
10.31+	Form of exchange agreement among CEF, SREP, the issuer and the limited partners of CEF
10.32+	Form of 4% secured subordinated convertible note issued by the issuer and SREP to limited partners of CEF pursuant to the exchange agreement[1]
10.33+	Exchange agreement dated March 27, 2019 between SolarMax and David Hsu[1]
10.34+	Exchange agreement dated March 27, 2019 between SolarMax and Ching Liu
10.35+	English translation of notification of project MA initiation dated December 28, 2019 issued by Southwest Guizhou Autonomous Prefecture Jinyuan New Energy Co., Ltd.
10.36+	English translation of notification of project MA initiation dated December 28, 2019 issued by Southwest Guizhou Autonomous Prefecture Jinyuan New Energy Co., Ltd.
10.37+	Letter agreement from David Hsu dated December 26, 2020 to extend the cash payment due on the exchange of shares of restricted stock.
10.38+	Letter agreement from Ching Liu dated December 26, 2020 to extend the cash payment due on the exchange of shares of restricted stock.
10.39+	Asset purchase agreement dated December 26, 2019 between SolarMax Renewable Energy Provider, Inc. and TA Energy XX LLC.[1]
10.40+	Pledge agreement dated December 26, 2019 by and between Tritec Americas, LLC (as Grantor) and SolarMax Renewable Energy Provider, Inc. (as Creditor).
10.41+	Purchase and sale agreement dated December 31, 2019 by and between SolarMax Technology Inc.(Seller) and Optimal Solar LLC (Buyer).
10.42+	Separation and Release Agreement dated October 1, 2020, between SolarMax Technology, Inc. and Ching Liu.

10.43+	Consulting agreement dated October 1, 2020 between SolarMax Technology, Inc. and Ching Liu.
10.44+	English translation of Ancha General Project Contract dated March 2020 Qianxinan Zhonghong New Energy Co., Ltd and Jiangsu Zhonghong Photovoltaic Engineering Technology Limited Company
10.45+	English translation of Ancha Project M&A (Cooperative Development) Agreement dated February 2020 among State Power Investment Corporation Guizhou Jinyuan Weining Energy, Jiangsu Zhonghong Photovoltaic Electric Co., Ltd, eta l.
10.46+	English translation of Financial Lease (Direct Lease) Contract dated May 21, 2020 between Southwest Guizhou Autonomous Prefecture Zhonghong New Energies Co., Ltd. and CSPG Financial Lease Co., Ltd.
10.47+	English translation of Qianxi Nanzhou Yilong Zhonghong 70% equity transfer agreement dated March 2020 by and between CSPG Financial Lease Co., Ltd. (as Transferor) and State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd (as Transferee)
10.48+	English translation of Xinren Almaden New Energy Col, Ltd 70% equity transfer agreement dated March 2020 by and between Nanjing Qinchangyang New Energy Co., Ltd. (as Transferor ) and State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd.(as Transferee).
10.49+	Note Payment Agreement dated August 7, 2020 by and between Xuehui Fu (as Note holder), SolarMax and SolarMax Renewable Energy Provider, Inc.
10.50+	Loan Agreement dated December 18, 2020 by and between SolarMax and the Sponsor
10.51+	Form of extension promissory note Alberton issued to SolarMax pursuant to the Merger Agreement
10.52+	English translation of Agreement on the Transfer of 70% of Equity Interests In Southwest Guizhou Autonomous Prefecture Zhonghong New Energies Co., Ltd. Between State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. and Jiangsu Hongzhihan New Energy Co., Ltd. relating to the Ancha project
10.53+	English translation of Agreement on the Transfer of 100% of the Equity Interests in Nanjing Zhaohewei New Energy Co., Ltd. relating to the Hehua project.
10.54+	English translation of Guizhou Qianxinan JinYuan new energy Co., Ltd(SPIC) Jiangsu Zhonghong photovoltaic engineering technology Co., Ltd (ZHPV) Nanjing zhaohewei new energy Co., Ltd(parent company of project company) and Qianxinan Hongguan new energy Co., Ltd (project company) relating to the Hehua project
10.55+	PPP loan agreement dated January 20, 2021 between SMA Capital, Inc. and CTBC Bank Corp.
10.56+	PPP loan agreement dated January 20, 2021 between SolarMax Led, Inc. and CTBC Bank Corp.
10.57+	PPP loan agreement dated January 20, 2021 between SolarMax Renewable Energy Provider, Inc. and CTBC Bank Corp.
10.58+	PPP loan agreement dated April 15, 2020 between SolarMax Led, Inc. and CTBC Bank Corp.
10.59+	PPP loan agreement dated April 15, 2020 between SMX Capital, Inc. and CTBC Bank Corp.
10.60+	PPP loan agreement dated April 16, 2020, 2020 between SolarMax Renewable Energy Provider, Inc. and CTBC Bank Corp.
10.61+	Note Conversion Agreement dated August 11, 2021, by and between Alberton and Hong Ye (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on August 13, 2021)
10.62+	Note Conversion Agreement dated August 11, 2021, by and between Alberton and AMC Sino (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on August 13, 2021)
10.63+	Note Conversion Agreement dated August 11, 2021, by and between Alberton and Global Nature (incorporated by reference to Exhibit 10.3 to registrant’s current report on Form 8-K filed on August 13, 2021)
10.64+	Forfeiture Agreement dated August 11, 2021, by and among Alberton, SolarMax and the Initial Shareholders (incorporated by reference to Exhibit 10.4 to registrant’s current report on Form 8-K filed on August 13, 2021)
10.65+	Form of Backstop Agreement (incorporated by reference to Exhibit 10.5 to registrant’s current report on Form 8-K filed on August 13, 2021)

10.66+	Stock Purchase Agreement dated August 11, 2021, by and between Alberton and the PIPE investor (incorporated by reference to Exhibit 10.6 to registrant’s current report on Form 8-K filed on August 13, 2021)
10.67+	Letter Agreement dated August 11, 2021, by and between Alberton and Citiking (incorporated by reference to Exhibit 10.7 to registrant’s current report on Form 8-K filed on August 13, 2021)
10.68+	Securities Purchase Agreement by and among Alberton, Webao Limited, and East Asia International Trade Co., Limited dated October 4, 2021 Termination Agreement, by and between Alberton and Grow California dated October 4, 2021 (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on October 7, 2021)
10.69+	Form of Convertible Notes (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on October 7, 2021)
10.70+	Backstop Termination Agreement, by and between Alberton and Quest Mark No. 9 L.P. dated October 4, 2021 (incorporated by reference to Exhibit 10.3 to registrant’s current report on Form 8-K filed on October 7, 2021)
10.71+	Backstop Termination Agreement, by and between Alberton and Grow California LLC dated October 4, 2021 (incorporated by reference to Exhibit 10.4 to registrant’s current report on Form 8-K filed on October 7, 2021)
10.72+	Backstop Agreement by and between Alberton and Nana Feng dated October 4, 2021 (incorporated by reference to Exhibit 10.5 to registrant’s current report on Form 8-K filed on October 7, 2021)
10.73+	Backstop Agreement by and between Alberton and Yaxian Wang dated October 4, 2021 (incorporated by reference to Exhibit 10.6 to registrant’s current report on Form 8-K filed on October 7, 2021)
10.74+	Notes Termination Agreement by and between Alberton and Hong Ye dated October 4, 2021 (incorporated by reference to Exhibit 10.7 to registrant’s current report on Form 8-K filed on October 7, 2021)
10.75+	Notes Termination Agreement by and between Alberton and AMC Sino dated October 4, 2021 (incorporated by reference to Exhibit 10.8 to registrant’s current report on Form 8-K filed on October 7, 2021)
10.76+	Notes Termination Agreement by and between Alberton and Global Nature dated October 4, 2021 (incorporated by reference to Exhibit 10.9 to registrant’s current report on Form 8-K filed on October 7, 2021)
23.1*	Consent of Friedman LLP
23.2*	Consent of Marcum LLP
23.3+	Consent of Robinson & Cole LLP (included in Exhibit 5.1)
23.4+	Consent of Messina Madrid Law P.A. (included in Exhibit 8.1)
23.5+	Consent of AllBright Law Offices (included in Exhibit 5.2)
24.1+	Power of Attorney (included in signature page in prior filing)
99.1+	Form of Proxy for Alberton Special Meeting
99.2+	Form of Proxy for SolarMax Special Meeting
99.3+	Consent of David Hsu, Director Nominee
99.4+	Consent of Simon Yuan, Director Nominee
99.5+	Consent of Wei Yuan Chen, Director Nominee
99.6+	Consent of JinXi Lin, Director Nominee
99.7+	Consent of Wen-Ching (Stephen) Yang, Director Nominee
99.8+	Consent of Dr. Lei Zhang, Director Nominee
99.9+	Consent of Lei (Stacy) Zhang, Director Nominee
107+	Registration Fee Table

*	Filed herewith.

+	Previously filed

[1]	Filed as an exhibit to registration statement on Form S-1, File No. 333-229005

Item 22. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Alberton being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on the 1st day of April, 2022.

ALBERTON CAPITAL ACQUISITION CORP.

By:	/s/ Guan Wang
Name:	Guan Wang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Guan Wang	Chairwoman of the Board, Chief Executive Officer, and Treasurer	April 1, 2022
Guan Wang	(Principal Executive Officer)

/s/ Keqing (Kevin) Liu	Chief Financial Officer, Director and Secretary of the Board	April 1, 2022
Keqing (Kevin) Liu	(Principal Financial and Accounting Officer)

/s/ Peng Gao	Director	April 1, 2022
Peng Gao

/s/ William Walter Young	Director	April 1, 2022
William Walter Young

/s/ Qing S. Huang	Director	April 1, 2022
Qing S. Huang

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed on behalf of the registrant by the undersigned, solely in her capacity as the duly authorized representative of the registrant in the United States, on April 1, 2022.

By:	/s/ Arila Zhou
Name: Arila Zhou